PROSPECTUS SUPPLEMENT
(TO ACCOMPANY PROSPECTUS DATED OCTOBER 29, 2004)

                           $898,947,000 (APPROXIMATE)
                             (OFFERED CERTIFICATES)

                     WACHOVIA BANK COMMERCIAL MORTGAGE TRUST
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2004-C15

                  WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.
                                   (DEPOSITOR)

--------------------------------------
YOU SHOULD CAREFULLY CONSIDER THE       THE TRUST FUND:
RISK FACTORS BEGINNING ON PAGE S-46
OF THIS PROSPECTUS SUPPLEMENT AND       o As of November 11, 2004, the mortgage
ON PAGE 14 OF THE ACCOMPANYING            loans included in the trust fund will
PROSPECTUS.                               have an aggregate principal balance of
                                          approximately $1,154,979,900.
Neither the offered certificates
nor the underlying mort- gage loans     o The trust fund will consist of a pool
are insured or guaranteed by any          of 87 fixed rate mortgage loans.
government agency or
instrumentality.                        o The mortgage loans are secured by
                                          first liens on commercial and
The offered certificates will             multifamily properties.
represent interests in the trust
fund only. They will not represent      o All of the mortgage loans were
obligations of any other party. The       originated by Wachovia Bank, National
offered certificates will not be          Association and Artesia Mortgage
listed on any national securities         Capital Corporation.
exchange or any automated quotation
system of any registered securities     THE CERTIFICATES:
association.
                                        o The trust fund will issue thirty-six
This prospectus supplement may be         classes of certificates.
used to offer and sell the offered
certificates only if it is              o Only the seven classes of offered
accompanied by the prospectus dated       certificates described in the
October 29, 2004.                         following table are being offered by
                                          this prospectus supple ment and the
                                          accompanying prospectus.
--------------------------------------

================================================================================

                    ORIGINAL     PERCENTAGE OF                      ASSUMED FINAL                     EXPECTED
                  CERTIFICATE     CUT-OFF DATE    PASS-THROUGH       DISTRIBUTION                 S&P/MOODY'S/DBRS
CLASS              BALANCE(1)     POOL BALANCE        RATE             DATE(2)        CUSIP NO.      RATING(3)
--------------- --------------- --------------- ---------------- ------------------- ----------- -----------------

Class A-1 .....  $ 57,169,000         4.950%          3.626%      October 15, 2009    929766WH2     AAA/Aaa/AAA
Class A-2 .....  $162,644,000        14.082%          4.039%     December 15, 2009    929766WJ8     AAA/Aaa/AAA
Class A-3 .....  $150,227,000        13.007%          4.502%      August 15, 2014     929766WK5     AAA/Aaa/AAA
Class A-4 .....  $459,608,000        39.794%          4.803%      October 15, 2014    929766WL3     AAA/Aaa/AAA
Class B .......  $ 33,205,000         2.875%          4.892%      October 15, 2014    929766WM1      AA/Aa2/AA
Class C .......  $ 14,438,000         1.250%          4.951%      October 15, 2014    929766WN9    AA-/Aa3/AA(low)
Class D .......  $ 21,656,000         1.875%          5.000%(4)   October 15, 2014    929766WP4        A/A2/A

================================================================================
(Footnotes explaining the table are on page S-2)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED THE OFFERED CERTIFICATES OR HAS
DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS
ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Wachovia Capital Markets, LLC is acting as lead manager for this offering.
Wachovia Capital Markets, LLC is acting as sole bookrunner with respect to the offered certificates. Goldman, Sachs & Co. and Greenwich Capital Markets, Inc.
are acting as co-managers for the offering. Wachovia Capital Markets, LLC,
Goldman, Sachs & Co. and Greenwich Capital Markets, Inc. are required to purchase the offered certificates from us, subject to certain conditions. The underwriters will offer the offered certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. We expect to receive from this offering approximately 100.46%
of the initial certificate balance of the offered certificates, plus accrued interest from November 1, 2004, before deducting expenses.

We expect that delivery of the offered certificates will be made in book-entry form on or about November 10, 2004.

                               WACHOVIA SECURITIES

GOLDMAN, SACHS & CO.                                       RBS GREENWICH CAPITAL
                                OCTOBER 29, 2004

                     WACHOVIA BANK COMMERCIAL MORTGAGE TRUST

          Commercial Mortgage Pass-Through Certificates, Series 2004-C15
                     Geographic Overview of Mortgage Pool(1)

[GRAPHIC OMITTED]

WASHINGTON           CONNECTICUT                 ALABAMA
3 properties         2 properties                1 property
$45,295,865          $25,650,000                 $4,275,889
3.9% of total        2.2% of total               0.4% of total

NEBRASKA             NEW JERSEY                  TENNESSEE
1 property           11 properties               1 property
$5,984,373           $159,109,106                $12,240,000
0.5% of total        13.8% of total              1.1% of total

ILLINOIS             DISTRICT OF COLUMBIA        MISSISSIPPI
3 properties         2 properties                3 properties
$122,095,161         $25,121,406                 $13,080,000
10.6% of total       2.2% of total               1.1% of total

MINNESOTA            DELAWARE                    OKLAHOMA
1 property           1 property                  1 property
$1,573,674           $12,721,065                 $12,500,000
0.1% of total        1.1% of total               1.1% of total

WISCONSIN            MARYLAND                    TEXAS
23 properties        3 properties                6 properties
$36,160,000          $34,790,000                 $38,354,186
3.1% of total        3.0% of total               3.3% of total

INDIANA              VIRGINIA                    COLORADO
1 property           5 properties                2 properties
$3,074,174           $29,714,985                 $19,641,484
0.3% of total        2.6% of total               1.7% of total

MICHIGAN             NORTH CAROLINA              ARIZONA
1 property           2 properties                2 properties
$1,384,000           $16,883,283                 $58,350,000
0.1% of total        1.5% of total               5.1% of total

OHIO                 SOUTH CAROLINA              CALIFORNIA
3 properties         2 properties                9 properties
$8,903,128           $102,557,683                $117,761,668
0.8% of total        8.9% of total               10.2% of total

PENNSYLVANIA         GEORGIA                     SOUTHERN CALIFORNIA(3)
6 properties         4 properties                4 properties
$41,355,076          $22,528,472                 $41,161,668
3.6% of total        2.0% of total               3.6% of total

NEW YORK             FLORIDA                     NORTHERN CALIFORNIA(3)
2 properties         12 properties               5 properties
$111,000,000         $72,875,221                 $76,600,000
9.6% of total        6.3% of total               6.6% of total

MORTGAGED PROPERTIES BY PROPERTY TYPE

Multifamily           17.3%
Mobile Home Park       3.6%
Hospitality            2.2%
Industrial             1.5%
Land                   0.2%
Office                47.2%
Retail                28.0%

GEOGRAPHIC OVERVIEW OF MORTGAGED PROPERTIES

(1) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties by the appraised values of the mortgaged properties or the allocated loan amount as detailed in the related mortgage loan documents).

(2) Calculated with respect to the Anticipated Repayment Date for ARD Loans

(3) For purposes of determining whether a mortgaged property is in Northern
California or Southern California, mortgaged properties north of San Luis Obispo
County, Kern County and San Bernardino County were included in Northern
California, and mortgaged properties in or south of such counties were included in Southern California.

[ ] >10.0% of Cut-Off Date Pool Balance

[ ] >5.0 - 10.0% of Cut-Off Date Pool Balance

[ ] >1.0 - 5.0% of Cut-Off Date Pool Balance

[ ] <=1.0% of Cut-Off Date Pool Balance

[175 WEST JACKSON PICTURE OMITTED]

175 WEST JACKSON, Chicago, IL

                                             [180 MAIDEN LANE PICTURE OMITTED]

                                             180 MAIDEN LANE, New York, NY

[COASTAL GRAND MALL PICTURES OMITTED]

COASTAL GRAND MALL, Myrtle Beach, SC

[DEER VALLEY VILLAGE APARTMENTS              [GALE OFFICE POOL PICTURES OMITTED]
PICTURE OMITTED]

DEER VALLEY VILLAGE APARTMENTS,              GALE OFFICE POOL,
Phoenix, AZ                                  Various, NJ

[IRS BUILDING PICTURE OMITTED]               [ADG PORTFOLIO PICTURES OMITTED]

IRS BUILDING, Fresno, CA                     ADG PORTFOLIO, Various, Various

[SLATTEN RANCH (WESTERN PHASE)               [1900 L STREET PICTURES OMITTED]
PICTURES OMITTED]

SLATTEN RANCH (WESTERN PHASE),               1900 L STREET, Washington, DC
Antioch, CA

                   [10 INDEPENDENCE BOULEVARD PICTURE OMITTED]

                      10 INDEPENDENCE BOULEVARD, Warren, NJ

              IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
              PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

     We provide information to you about the offered certificates in two separate documents that progressively provide more detail: (a) the accompanying prospectus, which provides general information, some of which may not apply to the offered certificates and (b) this prospectus supplement, which describes the specific terms of the offered certificates. You should read both this prospectus supplement and the prospectus before investing in any of the offered certificates.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS
SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO
PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE INFORMATION IN THIS DOCUMENT
MAY ONLY BE ACCURATE AS OF THE DATE OF THIS DOCUMENT. IF THE DESCRIPTIONS OF THE
OFFERED CERTIFICATES VARY BETWEEN THE ACCOMPANYING PROSPECTUS AND THIS
PROSPECTUS SUPPLEMENT, YOU SHOULD RELY ON THE INFORMATION IN THIS PROSPECTUS
SUPPLEMENT.

     This prospectus supplement begins with several introductory sections describing the offered certificates and the trust fund in abbreviated form:

     o    SUMMARY OF PROSPECTUS SUPPLEMENT, commencing on page S-5 of this prospectus supplement, which gives a brief introduction of the key features of the offered certificates and a description of the mortgage loans included in the trust fund; and

     o    RISK FACTORS, commencing on page S-46 of this prospectus supplement, which describes risks that apply to the offered certificates which are in addition to those described in the prospectus.

     This prospectus supplement and the accompanying prospectus include cross references to sections in these materials where you can find further related discussions. The Tables of Contents in this prospectus supplement and the accompanying prospectus identify the pages where these sections are located.

     You can find a listing of the pages where capitalized terms used in this prospectus supplement are defined under the caption "INDEX OF DEFINED TERMS"
beginning on page S-281 in this prospectus supplement.

     In this prospectus supplement, the terms "depositor," "we," "us" and "our"
refer to Wachovia Commercial Mortgage Securities, Inc.

     WE DO NOT INTEND THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS
TO BE AN OFFER OR SOLICITATION:

     o    if used in a jurisdiction in which such offer or solicitation is not authorized;

     o    if the person making such offer or solicitation is not qualified to do so; or

     o    if such offer or solicitation is made to anyone to whom it is unlawful to make such offer or solicitation.

     This prospectus supplement and the accompanying prospectus may be used by us, Wachovia Capital Markets, LLC, our affiliate, and any other of our affiliates when required under the federal securities laws in connection with offers and sales of offered certificates in furtherance of market-making activities in offered certificates. Wachovia Capital Markets, LLC or any such other affiliate may act as principal or agent in these transactions. Sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

                                      S-1

(Footnotes to table on the front cover)

----------
(1)  Subject to a permitted variance of plus or minus 5.0%.

(2)  The Assumed Final Distribution Date has been determined on the basis of the assumptions set forth in "DESCRIPTION OF THE CERTIFICATES--Assumed Final
     Distribution Date; Rated Final Distribution Date" in this prospectus supplement and a 0% CPR (as defined in "YIELD AND MATURITY
     CONSIDERATIONS--Weighted Average Life" in this prospectus supplement). The
     Rated Final Distribution Date is the distribution date to occur in October
     2041. See "DESCRIPTION OF THE CERTIFICATES--Assumed Final Distribution
     Date; Rated Final Distribution Date" and "RATINGS" in this prospectus supplement.

(3)  By each of Standard & Poor's Ratings Services, a division of The
     McGraw-Hill Companies, Inc., Moody's Investors Service, Inc. and Dominion
     Bond Rating Service, Inc. See "RATINGS" in this prospectus supplement.

(4)  The pass-through rate applicable to the Class D certificates for any distribution date will be subject to a maximum rate of the applicable weighted average net mortgage rate (calculated as described herein and excluding the 175 West Jackson subordinate companion loan and the 180
     Maiden Lane subordinate companion loan included in the trust fund) for such date.

                                       S-2

                                      S-3

ANNEX A-1   Certain Characteristics of the Mortgage Loans and Mortgaged
            Properties ..................................................    A-1
ANNEX A-1A  Certain Characteristics of the Mortgage Loans and Mortgaged
            Properties in Loan Group 1 ..................................   A-1A
ANNEX A-1B  Certain Characteristics of the Mortgage Loans and Mortgaged
            Properties in Loan Group 2 ..................................   A-1B
ANNEX A-2   Certain Information Regarding Multifamily Mortgaged

ANNEX A-5   Certain Characteristics of the Mortgage Loans and Mortgaged

                                      S-4

                        SUMMARY OF PROSPECTUS SUPPLEMENT

o    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS
     SUPPLEMENT AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU NEED TO
     CONSIDER IN MAKING YOUR INVESTMENT DECISION. TO UNDERSTAND THE TERMS OF THE
     OFFERED CERTIFICATES, YOU MUST CAREFULLY READ THIS ENTIRE PROSPECTUS
     SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

o    THIS SUMMARY PROVIDES AN OVERVIEW OF CERTAIN CALCULATIONS, CASH FLOWS AND
     OTHER INFORMATION TO AID YOUR UNDERSTANDING AND IS QUALIFIED BY THE FULL
     DESCRIPTION OF THESE CALCULATIONS, CASH FLOWS AND OTHER INFORMATION IN THIS
     PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

o    WE PROVIDE INFORMATION IN THIS PROSPECTUS SUPPLEMENT ON THE CERTIFICATES
     THAT ARE NOT OFFERED BY THIS PROSPECTUS SUPPLEMENT ONLY TO ENHANCE YOUR
     UNDERSTANDING OF THE OFFERED CERTIFICATES. WE ARE NOT OFFERING THE
     NON-OFFERED CERTIFICATES PURSUANT TO THIS PROSPECTUS SUPPLEMENT.

o    FOR PURPOSES OF MAKING DISTRIBUTIONS TO THE CLASS A-1, CLASS A-2, CLASS
     A-3, CLASS A-4 AND CLASS A-1A CERTIFICATES, THE POOL OF MORTGAGE LOANS WILL
     BE DEEMED TO CONSIST OF 2 DISTINCT LOAN GROUPS, LOAN GROUP 1 AND LOAN GROUP
     2.

o    UNLESS OTHERWISE STATED, ALL PERCENTAGES OF THE MORTGAGE LOANS INCLUDED IN
     THE TRUST FUND, OR OF ANY SPECIFIED GROUP OF MORTGAGE LOANS INCLUDED IN THE
     TRUST FUND, REFERRED TO IN THIS PROSPECTUS SUPPLEMENT ARE CALCULATED USING
     THE AGGREGATE PRINCIPAL BALANCE OF THE MORTGAGE LOANS INCLUDED IN THE TRUST
     FUND AS OF THE CUT-OFF DATE OF NOVEMBER 11, 2004, AFTER GIVING EFFECT TO
     PAYMENTS DUE ON OR BEFORE SUCH DATE WHETHER OR NOT RECEIVED. THE CUT-OFF
     DATE BALANCE OF EACH MORTGAGE LOAN INCLUDED IN THE TRUST FUND AND EACH
     CUT-OFF DATE CERTIFICATE BALANCE IN THIS PROSPECTUS SUPPLEMENT ASSUMES THE
     TIMELY RECEIPT OF PRINCIPAL SCHEDULED TO BE PAID (IF ANY) ON EACH MORTGAGE
     LOAN AND NO DEFAULTS, DELINQUENCIES OR PREPAYMENTS ON ANY MORTGAGE LOAN ON
     OR BEFORE THE RELATED CUT-OFF DATE. PERCENTAGES OF MORTGAGED PROPERTIES ARE
     REFERENCES TO THE PERCENTAGES OF THE AGGREGATE PRINCIPAL BALANCE OF ALL THE
     MORTGAGE LOANS INCLUDED IN THE TRUST FUND, OR OF ANY SPECIFIED GROUP OF
     MORTGAGE LOANS INCLUDED IN THE TRUST FUND, AS OF THE CUT-OFF DATE
     REPRESENTED BY THE AGGREGATE PRINCIPAL BALANCE OF THE RELATED MORTGAGE
     LOANS AS OF THE CUT-OFF DATE.

o    ONE (1) MORTGAGE LOAN, THE 175 WEST JACKSON MORTGAGE LOAN, IS PART OF A
     SPLIT LOAN STRUCTURE WHERE 1 COMPANION LOAN THAT IS PART OF THIS SPLIT LOAN
     STRUCTURE IS PARI PASSU IN RIGHT OF ENTITLEMENT TO PAYMENT WITH THE RELATED
     MORTGAGE LOAN AND THE OTHER COMPANION LOAN IS SUBORDINATE TO THE 2 LOANS
     THAT ARE PARI PASSU IN RIGHT OF ENTITLEMENT TO PAYMENT. ONE (1) MORTGAGE
     LOAN, THE 180 MAIDEN LANE MORTGAGE LOAN, IS PART OF A SPLIT LOAN STRUCTURE
     WHERE 1 COMPANION LOAN THAT IS PART OF THIS SPLIT LOAN STRUCTURE IS PARI
     PASSU IN RIGHT OF ENTITLEMENT TO PAYMENT WITH THE RELATED MORTGAGE LOAN AND
     THE OTHER 2 COMPANION LOANS ARE JUNIOR TO THE 2 LOANS THAT ARE PARI PASSU
     IN RIGHT OF ENTITLEMENT TO PAYMENT. CERTAIN OTHER MORTGAGE LOANS ARE EACH
     PART OF A SPLIT LOAN STRUCTURE IN WHICH THE RELATED COMPANION LOANS ARE
     SUBORDINATE TO THE RELATED MORTGAGE LOANS. AMOUNTS ATTRIBUTABLE TO ANY
     COMPANION LOAN (OTHER THAN THE 175 WEST JACKSON SUBORDINATE COMPANION LOAN
     AND THE 180 MAIDEN LANE SUBORDINATE COMPANION LOAN INCLUDED IN THE TRUST
     FUND) WILL NOT BE ASSETS OF THE TRUST FUND AND WILL BE BENEFICIALLY OWNED
     BY THE HOLDER OF SUCH COMPANION LOAN. THE 175 WEST JACKSON SUBORDINATE
     COMPANION LOAN WILL SUPPORT ONLY THE CLASS 175WJ CERTIFICATES, AND THE 180
     MAIDEN LANE SUBORDINATE COMPANION LOAN INCLUDED IN THE TRUST FUND WILL
     SUPPORT ONLY THE CLASS 180ML CERTIFICATES. NEITHER THE 175 WEST JACKSON
     SUBORDINATE COMPANION LOAN NOR THE 180 MAIDEN LANE SUBORDINATE COMPANION
     LOAN INCLUDED IN THE TRUST FUND WILL BE DEEMED TO BE A PART OF LOAN GROUP 1
     OR LOAN GROUP 2.

o    ALL NUMERICAL OR STATISTICAL INFORMATION CONCERNING THE MORTGAGE LOANS
     INCLUDED IN THE TRUST FUND IS PROVIDED ON AN APPROXIMATE BASIS AND EXCLUDES
     INFORMATION ON THE SUBORDINATE COMPANION LOANS.

                                      S-5

                          OVERVIEW OF THE CERTIFICATES

     The table below lists certain summary information concerning the Wachovia
Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates,
Series 2004-C15, which we are offering pursuant to the accompanying prospectus and this prospectus supplement. Each certificate represents an interest in the mortgage loans included in the trust fund and the other assets of the trust fund. The table also describes the certificates that are not offered by this prospectus supplement (other than the Class Z, Class R-I and Class R-II certificates) which have not been registered under the Securities Act of 1933, as amended, and which will be sold to investors in private transactions.

                     CLOSING DATE
                      CERTIFICATE  PERCENTAGE                          INITIAL     WEIGHTED      CASH FLOW
                      BALANCE OR   OF CUT-OFF          PASS-THROUGH     PASS-       AVERAGE     OR PRINCIPAL         EXPECTED
                       NOTIONAL    DATE POOL  CREDIT       RATE        THROUGH       LIFE          WINDOW          S&P/MOODY'S/
       CLASS           AMOUNT(1)    BALANCE   SUPPORT   DESCRIPTION      RATE     (YEARS)(2)   (MON./YR.)(2)      DBRS RATING(3)
------------------- -------------- ---------- ------- -------------- ----------- ------------ --------------- ---------------------

Class A-1 ......... $   57,169,000   4.950%   14.250%    Fixed         3.626%     3.21        12/04-10/09          AAA/Aaa/AAA
Class A-2 ......... $  162,644,000  14.082%   14.250%    Fixed         4.039%     5.00        10/09-12/09          AAA/Aaa/AAA
Class A-3 ......... $  150,227,000  13.007%   14.250%    Fixed         4.502%     7.14        12/09-08/14          AAA/Aaa/AAA
Class A-4 ......... $  459,608,000  39.794%   14.250%    Fixed         4.803%     9.84        08/14-10/14          AAA/Aaa/AAA
Class B ........... $   33,205,000   2.875%   11.375%    Fixed         4.892%     9.93        10/14-10/14           AA/Aa2/AA
Class C ........... $   14,438,000   1.250%   10.125%    Fixed         4.951%     9.93        10/14-10/14        AA-/Aa3/AA(low)
Class D ........... $   21,656,000   1.875%    8.250%    Fixed (4)     5.000%     9.93        10/14-10/14             A/A2/A
 Class A-1A ....... $  160,747,000  13.918%   14.250%    Fixed         4.494%      (6)            (6)              AAA/Aaa/AAA
 Class E .......... $   11,549,000   1.000%    7.250%    Fixed (4)     5.109%      (6)            (6)              A-/A3/A(low)
 Class F .......... $   14,438,000   1.250%    6.000%    Fixed (4)     5.297%      (6)            (6)          BBB+/Baa1/BBB(high)
 Class G .......... $   12,993,000   1.125%    4.875%    Fixed (4)     5.395%      (6)            (6)              BBB/Baa2/BBB
 Class H .......... $   15,881,000   1.375%    3.500%    WAC (5)       5.576%      (6)            (6)          BBB-/Baa3/BBB(low)
 Class J .......... $    7,219,000   0.625%    2.875%    Fixed (4)     5.043%      (6)            (6)           BB+/Ba1/BB(high)
 Class K .......... $    4,331,000   0.375%    2.500%    Fixed (4)     5.043%      (6)            (6)               BB/Ba2/BB
 Class L .......... $    4,331,000   0.375%    2.125%    Fixed (4)     5.043%      (6)            (6)            BB-/Ba3/BB(low)
 Class M .......... $    2,888,000   0.250%    1.875%    Fixed (4)     5.043%      (6)            (6)             B+/B1/B(high)
 Class N .......... $    2,887,000   0.250%    1.625%    Fixed (4)     5.043%      (6)            (6)                 B/B2/B
 Class O .......... $    2,887,000   0.250%    1.375%    Fixed (4)     5.043%      (6)            (6)              B-/B3/B(low)
 Class P .......... $   15,881,899   1.375%    0.000%    Fixed (4)     5.043%      (6)            (6)                    NR
 Class 175WJ-A(7).. $   16,000,000    N/A       N/A      Fixed (8)    5.8479%      (6)            (6)               BB/Ba1/BB
 Class 175WJ-B(7).. $   12,700,000    N/A       N/A      Fixed (8)    5.8479%      (6)            (6)            BB-/Ba2/BB(low)
 Class 175WJ-C(7).. $    6,300,000    N/A       N/A      Fixed (8)    5.8479%      (6)            (6)             B+/Ba3/B(high)
 Class 175WJ-D(7).. $    9,500,000    N/A       N/A      Fixed (8)    5.8479%      (6)            (6)                 B/B1/B
 Class 175WJ-E(7).. $   10,500,000    N/A       N/A      Fixed (8)    5.8479%      (6)            (6)              B-/B2/B(low)
 Class 180ML-A(7).. $    9,700,000    N/A       N/A      Fixed (8)    5.3979%      (6)            (6)               BB+/Baa2/A
 Class 180ML-B(7).. $    7,400,000    N/A       N/A      Fixed (8)    5.3979%      (6)            (6)            BB+/Baa3/A(low)
 Class 180ML-C(7).. $   12,350,000    N/A       N/A      Fixed (8)    5.3979%      (6)            (6)               BB/Ba1/BBB
 Class 180ML-D(7).. $   15,000,000    N/A       N/A      Fixed (8)    5.3979%      (6)            (6)            B+/Ba2/BB(high)
 Class 180ML-E(7).. $    8,000,000    N/A       N/A      Fixed (8)    5.3979%      (6)            (6)                B/Ba3/BB
 Class 180ML-F(7).. $    7,550,000    N/A       N/A      Fixed (8)    5.3979%      (6)            (6)             B-/B1/BB(low)
 Class 180ML-G(7).. $    9,500,000    N/A       N/A      Fixed (8)    5.3979%      (6)            (6)             B-/B2/B(high)
 Class X-P ........ $1,119,185,000    N/A       N/A     WAC-IO (9)     0.989%      (9)            (9)              AAA/Aaa/AAA
 Class X-C ........ $1,154,979,899    N/A       N/A     WAC-IO (9)     0.050%      (9)            (9)              AAA/Aaa/AAA

----------
(1)  Subject to a permitted variance of plus or minus 5.0%.

(2)  Based on no prepayments and the other assumptions set forth under "YIELD
     AND MATURITY CONSIDERATIONS--Weighted Average Life" in this prospectus supplement.

(3)  By each of Standard & Poor's Ratings Services, a division of The
     McGraw-Hill Companies, Inc., Moody's Investors Service, Inc. and Dominion
     Bond Rating Service, Inc. See "RATINGS" in this prospectus supplement.

                                      S-6

(4)  The pass-through rates applicable to the Class D, Class E, Class F, Class
     G, Class J, Class K, Class L, Class M, Class N, Class O and Class P
     certificates for any distribution date will be subject to a maximum rate of the applicable weighted average net mortgage rate (calculated as described herein, and excluding the 175 West Jackson subordinate companion loan and the 180 Maiden Lane subordinate companion loan included in the trust fund)
     for such date.

(5)  The pass-through rate applicable to the Class H certificates for any distribution date will be equal to the applicable weighted average net mortgage rate (calculated as described herein and excluding the 175 West
     Jackson subordinate companion loan and the 180 Maiden Lane subordinate companion loan included in the trust fund) for such date less 0.03% per annum.

(6)  Not offered by this prospectus supplement. Any information we provide herein regarding the terms of these certificates is provided only to enhance your understanding of the offered certificates.

(7)  The Class 175WJ-A, Class 175WJ-B, Class 175WJ-C, Class 175WJ-D and Class
     175WJ-E certificates and the Class 180ML-A, Class 180ML-B, Class 180ML-C,
     Class 180ML-D, Class 180ML-E, Class 180ML-F and Class 180ML-G certificates only represent interests in the 175 West Jackson subordinate companion loan or the 180 Maiden Lane subordinate companion loan included in the trust fund, as applicable. Payments on these certificates will be subordinated to payments on the sequential pay certificates only with respect to amounts received in respect of the 175 West Jackson mortgage loan or the 180 Maiden
     Lane mortgage loan, as applicable, as described herein.

(8)  Because the 175 West Jackson mortgage loan and the 180 Maiden Lane mortgage loan accrue interest on an "actual/360" basis but the Class 175WJ-A, Class
     175WJ-B, Class 175WJ-C, Class 175WJ-D and Class 175WJ-E certificates and the Class 180ML-A, Class 180ML-B, Class 180ML-C, Class 180ML-D, Class
     180ML-E, Class 180ML-F and Class 180ML-G certificates accrue interest on a
     "30/360" basis, the pass-through rate in certain months on each such class may be higher or lower than indicated.

(9)  The Class X-C and Class X-P certificates are not offered by this prospectus supplement. Any information we provide herein regarding the terms of these certificates is provided only to enhance your understanding of the offered certificates. The Class X-C and Class X-P certificates will not have certificate balances and their holders will not receive distributions of principal, but such holders are entitled to receive payments of the aggregate interest accrued on the notional amount of the Class X-C or Class
     X-P certificates, as the case may be, as described in this prospectus supplement. The interest rates applicable to the Class X-C and Class X-P certificates for each distribution date will be as described in this prospectus supplement. See "DESCRIPTION OF THE CERTIFICATES--Pass-Through
     Rates" in this prospectus supplement.

[ ]  Offered certificates

[ ]  Private certificates

                                      S-7

                                  THE PARTIES

THE TRUST FUND.............   The trust fund will be created on or about the
                              closing date pursuant to a pooling and servicing
                              agreement, dated as of November 1, 2004, by and
                              among the depositor, the master servicer, the
                              special servicers and the trustee.

THE DEPOSITOR..............   Wachovia Commercial Mortgage Securities, Inc. We
                              are a wholly owned subsidiary of Wachovia Bank,
                              National Association, which is one of the mortgage
                              loan sellers, the master servicer, one of the
                              special servicers and an affiliate of one of the
                              underwriters. Our principal executive office is
                              located at 301 South College Street, Charlotte,
                              North Carolina 28288-0166 and our telephone number
                              is (704) 374-6161. Neither we nor any of our
                              affiliates have insured or guaranteed the offered
                              certificates. For more detailed information, see
                              "THE DEPOSITOR" in the accompanying prospectus.

                              On the closing date, we will sell the mortgage
                              loans and related assets to be included in the
                              trust fund to the trustee to create the trust
                              fund.

THE ISSUER.................   The trust fund to be established under the pooling
                              and servicing agreement. For more detailed
                              information, see "DESCRIPTION OF THE CERTIFICATES"
                              in this prospectus supplement and the accompanying
                              prospectus.

THE MORTGAGE LOAN SELLERS..   Wachovia Bank, National Association and Artesia
                              Mortgage Capital Corporation. For more
                              information, see "DESCRIPTION OF THE MORTGAGE
                              POOL--The Mortgage Loan Sellers" in this
                              prospectus supplement. The mortgage loan sellers
                              will sell and assign to us on the closing date the
                              mortgage loans to be included in the trust fund.
                              See "DESCRIPTION OF THE MORTGAGE
                              POOL--Representations and Warranties; Repurchases
                              and Substitutions" in this prospectus supplement.

                              Wachovia Bank, National Association originated 62
                              of the mortgage loans to be included in the trust
                              fund representing 84.0% of the mortgage pool (47
                              mortgage loans in loan group 1 or 82.2% and 15
                              mortgage loans in loan group 2 or 95.2%). Artesia
                              Mortgage Capital Corporation originated 25 of the
                              mortgage loans to be included in the trust fund
                              representing 16.0% of the mortgage pool (23
                              mortgage loans in loan group 1 or 17.8% and 2
                              mortgage loans in loan group 2 or 4.8%).

THE MASTER SERVICER........   Wachovia Bank, National Association. Wachovia
                              Bank, National Association is our affiliate, one
                              of the mortgage loan sellers, one of the special
                              servicers and an affiliate of one of the
                              underwriters. The master servicer will be
                              primarily responsible for collecting payments and
                              gathering information with respect to the mortgage
                              loans and companion loans included in the trust
                              fund and the companion loans which are not part of
                              the trust fund.

                                      S-8

                              See "SERVICING OF THE MORTGAGE LOANS--The Master
                              Servicer and the Special Servicer" in this
                              prospectus supplement.

THE SPECIAL SERVICERS......   Initially, (i) Clarion Partners, LLC with respect
                              to each mortgage loan other than the 180 Maiden
                              Lane whole loan, and (ii) Wachovia Bank, National
                              Association with respect to the 180 Maiden Lane
                              whole loan. References to the special servicer
                              herein are references to the special servicer for
                              an applicable mortgage loan as the context
                              requires. The special servicer will be responsible
                              for performing certain servicing functions with
                              respect to the mortgage loans and companion loans
                              included in the trust fund and the companion loans
                              which are not part of the trust fund that, in
                              general, are in default or as to which default is
                              imminent.

                              Some holders of certificates (initially the holder
                              of the Class P certificates with respect to each
                              mortgage loan other than the 175 West Jackson
                              whole loan and the 180 Maiden Lane whole loan)
                              will have the right to replace the special
                              servicer and to select a representative who may
                              advise and direct the special servicer and whose
                              approval is required for certain actions by the
                              special servicer under certain circumstances. With
                              respect to the 180 Maiden Lane whole loan, except
                              during the continuance of a control appraisal
                              period under the related intercreditor agreement,
                              the holder of the most subordinate existing
                              companion loan related to the 180 Maiden Lane
                              mortgage loan may appoint or remove the special
                              servicer with respect to the 180 Maiden Lane whole
                              loan, and with respect to the 175 West Jackson
                              whole loan, except during the continuance of a
                              control appraisal period under the related
                              intercreditor agreement, the holder of the Class
                              175WJ-A, Class 175WJ-B, Class 175WJ-C, Class
                              175WJ-D and Class 175WJ-E certificates may appoint
                              or remove the special servicer with respect to the
                              175 West Jackson whole loan. See "SERVICING OF THE
                              MORTGAGE LOANS--The Master Servicer and the
                              Special Servicer" and "--The Controlling Class
                              Representative" in this prospectus supplement. It
                              is anticipated that ING Clarion Commercial
                              Mortgage Securitization Fund, L.P., an affiliate
                              of Clarion Partners, LLC, will purchase certain
                              non-offered classes of certificates (including the
                              Class P certificates). See "SERVICING OF THE
                              MORTGAGE LOANS--The Master Servicer and the
                              Special Servicer" in this prospectus supplement.
                              It is anticipated that GKK Manager LLC an
                              affiliate of the holder of the 180 Maiden Lane
                              subordinate companion loan not included in the
                              trust fund, will be appointed as a sub-servicer
                              for the special servicer with respect to the 180
                              Maiden Lane whole loan and may appoint additional
                              sub-servicers with respect to its obligations. See
                              "RISK FACTORS--Potential Conflicts of Interest" in
                              this prospectus supplement.

                                       S-9

THE TRUSTEE................   Wells Fargo Bank, N.A. The trustee will be
                              responsible for distributing payments to
                              certificateholders and delivering to
                              certificateholders certain reports on the mortgage
                              loans included in the trust fund and the
                              certificates. See "DESCRIPTION OF THE CERTIFICATES
                              --The Trustee" in this prospectus supplement.

THE UNDERWRITERS...........   Wachovia Capital Markets, LLC, Goldman, Sachs &
                              Co. and Greenwich Capital Markets, Inc. Wachovia
                              Capital Markets, LLC is our affiliate and is an
                              affiliate of Wachovia Bank, National Association,
                              which is the master servicer, one of the special
                              servicers and one of the mortgage loan sellers.
                              Wachovia Capital Markets, LLC is acting as lead
                              manager for this offering. Goldman, Sachs & Co.
                              and Greenwich Capital Markets, Inc. are acting as
                              co-managers for this offering. Wachovia Capital
                              Markets, LLC is acting as sole bookrunner with
                              respect to the offered certificates.

                           IMPORTANT DATES AND PERIODS

CLOSING DATE...............   On or about November 10, 2004.

CUT-OFF DATE...............   November 11, 2004. The cut-off date balance of
                              each mortgage loan included in the trust fund and
                              each cut-off date certificate balance in this
                              prospectus supplement assumes the timely receipt
                              of principal scheduled to be paid (if any) on each
                              mortgage loan and no defaults, delinquencies or
                              prepayments on any mortgage loan as of the related
                              cut-off date.

DISTRIBUTION DATE..........   The fourth business day following the related
                              determination date.

DETERMINATION DATE.........   The 11th day of each month, or if such 11th day is
                              not a business day, the next succeeding business
                              day, commencing in December 2004.

COLLECTION PERIOD..........   For any distribution date, the period beginning on
                              the 12th day in the immediately preceding month
                              (or the day after the applicable cut-off date in
                              the case of the first collection period) through
                              and including the 11th day of the month in which
                              the distribution date occurs. Notwithstanding the
                              foregoing, in the event that the last day of a
                              collection period is not a business day, any
                              payments with respect to the mortgage loans which
                              relate to such collection period and are received
                              on the business day immediately following such
                              last day will be deemed to have been received
                              during such collection period and not during any
                              other collection period.

                                THE CERTIFICATES

OFFERED CERTIFICATES.......   We are offering to you the following 7 classes of
                              certificates of our Commercial Mortgage
                              Pass-Through Certificates,

                                      S-10

                              Series 2004-C15 pursuant to this prospectus
                              supplement:

                                 Class A-1
                                 Class A-2
                                 Class A-3
                                 Class A-4
                                 Class B
                                 Class C
                                 Class D

PRIORITY OF DISTRIBUTIONS..   On each distribution date, the owners of the
                              certificates (other than the Class 175WJ-A, Class
                              175WJ-B, Class 175WJ-C, Class 175WJ-D, Class
                              175WJ-E, Class 180ML-A, Class 180ML-B, Class
                              180ML-C, Class 180ML-D, Class 180ML-E, Class
                              180ML-F and Class 180ML-G certificates) will be
                              entitled to distributions of payments or other
                              collections on the mortgage loans (other than the
                              175 West Jackson subordinate companion loan and
                              the 180 Maiden Lane subordinate companion loan
                              included in the trust fund) that the master
                              servicer collected or advanced during or with
                              respect to the related collection period after
                              deducting certain fees and expenses. For purposes
                              of making certain distributions to the Class A-1,
                              Class A-2, Class A-3, Class A-4 and Class A-1A
                              certificates, the mortgage pool will be deemed to
                              consist of 2 loan groups.

                              o  Loan group 1 will consist of (i) all of the
                                 mortgage loans that are not secured by
                                 multifamily properties and (ii) 6 mortgage
                                 loans that are secured by multifamily
                                 properties; and

                              o  Loan group 2 will consist of (i) 17 mortgage
                                 loans that are secured by multifamily
                                 properties.

                              Annex A to this prospectus supplement sets forth
                              the loan group designation for each mortgage loan.
                              The trustee will distribute amounts to the extent
                              that the money is available, in the following
                              order of priority, to pay:

                              --------------------------------------------------
                              Interest, concurrently (i) pro rata, on the Class
                              A-1, Class A-2, Class A-3 and Class A-4
                              certificates from the portion of money available
                              attributable to mortgage loans in loan group 1,
                              (ii) on the Class A-1A certificates from the
                              portion of money available attributable to
                              mortgage loans in loan group 2, and (iii) pro
                              rata, on the Class X-C and Class X-P certificates
                              from any and all money attributable to the
                              mortgage pool; provided, however, if on any
                              distribution date, the money available on such
                              distribution date is insufficient to pay in full
                              the total amount of interest to be paid to any of
                              the classes as described above, money available
                              with respect to the entire mortgage pool will be
                              allocated among all those classes pro rata.
                              --------------------------------------------------

                                      S-11

                              --------------------------------------------------
                              Principal of the Class A-1 certificates, up to the
                              principal distribution amount relating to loan
                              group 1 and, after the Class A-1A certificate
                              balance has been reduced to zero, the principal
                              distribution amount relating to loan group 2
                              remaining after payments to the Class A-1A
                              certificates have been made, until their
                              certificate balance is reduced to zero.
                              --------------------------------------------------

                              --------------------------------------------------
                              Principal of the Class A-2 certificates, up to the
                              principal distribution amount relating to loan
                              group 1 and, after the Class A-1A certificate
                              balance has been reduced to zero, the principal
                              distribution amount relating to loan group 2
                              remaining after payments to the Class A-1A
                              certificates have been made, until their
                              certificate balance is reduced to zero.
                              --------------------------------------------------

                              --------------------------------------------------
                              Principal of the Class A-3 certificates, up to the
                              principal distribution amount relating to loan
                              group 1 and, after the Class A-1A certificate
                              balance has been reduced to zero, the principal
                              distribution amount relating to loan group 2
                              remaining after payments to the Class A-1A
                              certificates have been made, until their
                              certificate balance is reduced to zero.
                              --------------------------------------------------

                              --------------------------------------------------
                              Principal of the Class A-4 certificates, up to the
                              principal distribution amount relating to loan
                              group 1 and, after the Class A-1A certificate
                              balance has been reduced to zero, the principal
                              distribution amount relating to loan group 2
                              remaining after payments to the Class A-1A
                              certificates have been made, until their
                              certificate balance is reduced to zero.
                              --------------------------------------------------

                              --------------------------------------------------
                              Principal of the Class A-1A certificates, up to
                              the principal distribution amount relating to loan
                              group 2 and, after the Class A-4 certificate
                              balance has been reduced to zero, the principal
                              distribution amount relating to loan group 1
                              remaining after payments to the Class A-4
                              certificates have been made, until their
                              certificate balance is reduced to zero.
                              --------------------------------------------------

                                      S-12

                              --------------------------------------------------
                              Reimbursement to the Class A-1, Class A-2, Class
                              A-3, Class A-4 and Class A-1A certificates, pro
                              rata, for any realized loss and trust fund
                              expenses borne by such classes.
                              --------------------------------------------------

                              --------------------------------------------------
                              Interest on the Class B certificates.
                              --------------------------------------------------

                              --------------------------------------------------
                              Principal of the Class B certificates, up to the
                              principal distribution amount, until their
                              certificate balance is reduced to zero.
                              --------------------------------------------------

                              --------------------------------------------------
                              Reimbursement to the Class B certificates for any
                              realized losses and trust fund expenses borne by
                              such class.
                              --------------------------------------------------

                              --------------------------------------------------
                              Interest on the Class C certificates.
                              --------------------------------------------------

                              --------------------------------------------------
                              Principal of the Class C certificates, up to the
                              principal distribution amount, until their
                              certificate balance is reduced to zero.
                              --------------------------------------------------

                              --------------------------------------------------
                              Reimbursement to the Class C certificates for any
                              realized losses and trust fund expenses borne by
                              such class.
                              --------------------------------------------------

                              --------------------------------------------------
                              Interest on the Class D certificates.
                              --------------------------------------------------

                              --------------------------------------------------
                              Principal of the Class D certificates, up to the
                              principal distribution amount, until their
                              certificate balance is reduced to zero.
                              --------------------------------------------------

                              --------------------------------------------------
                              Reimbursement to the Class D certificates for any
                              realized losses and trust fund expenses borne by
                              such class.
                              --------------------------------------------------

                              If, on any distribution date, the certificate
                              balances of the Class B through Class P
                              certificates have been reduced to zero, but any
                              two or more of the Class A-1, Class A-2,

                                      S-13

                              Class A-3, Class A-4 and Class A-1A certificates
                              remain outstanding, distributions of principal and
                              interest will be made, pro rata, to the
                              outstanding Class A-1, Class A-2, Class A-3, Class
                              A-4 and Class A-1A certificates. See "DESCRIPTION
                              OF THE CERTIFICATES--Distributions" in this
                              prospectus supplement.

                              On each distribution date amounts available in
                              respect of the 175 West Jackson subordinate
                              companion loan (net of administrative costs and
                              fees) will be distributed in respect of the
                              principal of, and interest on, the Class 175WJ-A,
                              Class 175WJ-B, Class 175WJ-C, Class 175WJ-D and
                              Class 175WJ-E certificates. The 175 West Jackson
                              subordinate companion loan will support only the
                              Class 175WJ-A, Class 175WJ-B, Class 175WJ-C, Class
                              175WJ-D and Class 175WJ-E certificates and amounts
                              allocated to such loan will not be part of funds
                              available for distributions to holders of the
                              other certificates.

                              On each distribution date amounts available in
                              respect of the 180 Maiden Lane subordinate
                              companion loan included in the trust fund (net of
                              administrative costs and fees) will be distributed
                              in respect of the principal of, and interest on,
                              the Class 180ML-A, Class 180ML-B, Class 180ML-C,
                              Class 180ML-D, Class 180ML-E, Class 180ML-F and
                              Class 180ML-G certificates. The 180 Maiden Lane
                              subordinate companion loan included in the trust
                              fund will support only the Class 180ML-A, Class
                              180ML-B, Class 180ML-C, Class 180ML-D, Class
                              180ML-E, Class 180ML-F and Class 180ML-G
                              certificates and amounts allocated to such loan
                              will not be part of funds available for
                              distributions to holders of the other
                              certificates.

                              No other companion loans will be part of the trust
                              fund, and amounts received with respect to such
                              companion loans will not be available for
                              distributions to holders of any certificates.

INTEREST...................   On each distribution date, each class of
                              certificates (other than the Class Z, Class R-I
                              and Class R-II certificates) will be entitled to
                              receive:

                              o  for each such class of certificates, one
                                 month's interest at the applicable pass-through
                                 rate accrued during the calendar month prior to
                                 the related distribution date, on the
                                 certificate balance or notional amount, as
                                 applicable, of such class of certificates
                                 immediately prior to such distribution date;

                              o  plus any interest that such class of
                                 certificates was entitled to receive on all
                                 prior distribution dates to the extent not
                                 received;

                              o  minus (other than in the case of the Class X-C
                                 and Class X-P certificates) such class' share
                                 of any shortfalls in interest collections due
                                 to prepayments on mortgage

                                      S-14

                                 loans included in the trust fund (or in the
                                 case of the Class 175WJ-A, Class 175WJ-B, Class
                                 175WJ-C, Class 175WJ-D and Class 175WJ-E
                                 certificates, the 175 West Jackson subordinate
                                 companion loan and in the case of the Class
                                 180ML-A, Class 180ML-B, Class 180ML-C, Class
                                 180ML-D, Class 180ML-E, Class 180ML-F and Class
                                 180ML-G certificates, the 180 Maiden Lane
                                 subordinate companion loan included in the
                                 trust fund) that are not offset by certain
                                 payments made by the master servicer; and

                              o  minus (other than in the case of the Class X-C
                                 and Class X-P certificates) such class'
                                 allocable share of any reduction in interest
                                 accrued on any mortgage loan (or in the case of
                                 the Class 175WJ-A, Class 175WJ-B, Class
                                 175WJ-C, Class 175WJ-D and Class 175WJ-E
                                 certificates, the 175 West Jackson subordinate
                                 companion loan and in the case of the Class
                                 180ML-A, Class 180ML-B, Class 180ML-C, Class
                                 180ML-D, Class 180ML-E, Class 180ML-F and Class
                                 180ML-G certificates, the 180 Maiden Lane
                                 subordinate companion loan included in the
                                 trust fund) as a result of a modification that
                                 reduces the related mortgage rate and allows
                                 the reduction in accrued interest to be added
                                 to the stated principal balance of the mortgage
                                 loan.

                              As reflected in the chart under "--Priority of
                              Distributions" above, so long as funds are
                              sufficient on any distribution date to make
                              distributions of all interest on such distribution
                              date to the Class A-1, Class A-2, Class A-3, Class
                              A-4, Class A-1A, Class X-C and Class X-P
                              certificates, interest distributions on the Class
                              A-1, Class A-2, Class A-3 and Class A-4
                              certificates will be based upon amounts available
                              relating to mortgage loans in loan group 1 and
                              interest distributions on the Class A-1A
                              certificates will be based upon amounts available
                              relating to mortgage loans in loan group 2.

                              See "DESCRIPTION OF THE CERTIFICATES-- Certificate
                              Balances and Notional Amounts" and
                              "--Distributions" in this prospectus supplement.

                              The Class X-C and Class X-P certificates will be
                              entitled to distributions of interest-only on
                              their respective notional amounts. On each
                              distribution date, the notional amount of the
                              Class X-C certificates will generally be equal to
                              the aggregate outstanding certificate balances of
                              the sequential pay certificates on such date.

                              The notional amount of the Class X-P certificates
                              generally will equal:

                              (i)    until the distribution date in May 2005,
                                     the sum of (a) the lesser of $54,788,000
                                     and the certificate balance of the Class
                                     A-1 certificates, (b) the lesser of
                                     $160,539,000 and the certificate balance of
                                     the

                                      S-15

                                     Class A-1A certificates and (c) the
                                     aggregate certificate balances of the Class
                                     A-2, Class A-3, Class A-4, Class B, Class
                                     C, Class D, Class E, Class F, Class G,
                                     Class H and Class J certificates;

                              (ii)   after the distribution date in May 2005,
                                     through and including the distribution date
                                     in November 2005, the sum of (a) the lesser
                                     of $51,802,000 and the certificate balance
                                     of the Class A-1 certificates, (b) the
                                     lesser of $160,295,000 and the certificate
                                     balance of the Class A-1A certificates and
                                     (c) the aggregate certificate balances of
                                     the Class A-2, Class A-3, Class A-4, Class
                                     B, Class C, Class D, Class E, Class F,
                                     Class G, Class H and Class J certificates;

                              (iii)  after the distribution date in November
                                     2005, through and including the
                                     distribution date in May 2006, the sum of
                                     (a) the lesser of $32,132,000 and the
                                     certificate balance of the Class A-1
                                     certificates, (b) the lesser of
                                     $157,253,000 and the certificate balance of
                                     the Class A-1A certificates and (c) the
                                     aggregate certificate balances of the Class
                                     A-2, Class A-3, Class A-4, Class B, Class
                                     C, Class D, Class E, Class F, Class G,
                                     Class H and Class J certificates;

                              (iv)   after the distribution date in May 2006,
                                     through and including the distribution date
                                     in November 2006, the sum of (a) the lesser
                                     of $9,613,000 and the certificate balance
                                     of the Class A-1 certificates, (b) the
                                     lesser of $153,732,000 and the certificate
                                     balance of the Class A-1A certificates and
                                     (c) the aggregate certificate balances of
                                     the Class A-2, Class A-3, Class A-4, Class
                                     B, Class C, Class D, Class E, Class F,
                                     Class G, Class H and Class J certificates;

                              (v)    after the distribution date in November
                                     2006, through and including the
                                     distribution date in May 2007, the sum of
                                     (a) the lesser of $149,495,000 and the
                                     certificate balance of the Class A-2
                                     certificates, (b) the lesser of
                                     $150,208,000 and the certificate balance of
                                     the Class A-1A certificates, (c) the
                                     aggregate certificate balances of the Class
                                     A-3, Class A-4, Class B, Class C, Class D,
                                     Class E, Class F, Class G and Class H
                                     certificates and (d) the lesser of
                                     $6,622,000 and the certificate balance of
                                     the Class J certificates;

                              (vi)   after the distribution date in May 2007,
                                     through and including the distribution date
                                     in November 2007, the sum of (a) the lesser
                                     of $127,316,000 and the certificate balance
                                     of the Class A-2 certificates, (b) the
                                     lesser of $146,788,000 and the certificate
                                     balance of the Class A-1A certificates, (c)
                                     the aggregate certificate balances of the
                                     Class A-3, Class A-4, Class B, Class C,
                                     Class D, Class E, Class F and Class G
                                     certificates and

                                      S-16

                                     (d) the lesser of $11,332,000 and the
                                     certificate balance of the Class H
                                     certificates;

                              (vii)  after the distribution date in November
                                     2007, through and including the
                                     distribution date in May 2008, the sum of
                                     (a) the lesser of $105,065,000 and the
                                     certificate balance of the Class A-2
                                     certificates, (b) the lesser of
                                     $137,436,000 and the certificate balance of
                                     the Class A-1A certificates, (c) the
                                     aggregate certificate balances of the Class
                                     A-3, Class A-4, Class B, Class C, Class D,
                                     Class E, Class F and Class G certificates
                                     and (d) the lesser of $547,000 and the
                                     certificate balance of the Class H
                                     certificates;

                              (viii) after the distribution date in May 2008,
                                     through and including the distribution date
                                     in November 2008, the sum of (a) the lesser
                                     of $83,447,000 and the certificate balance
                                     of the Class A-2 certificates, (b) the
                                     lesser of $134,165,000 and the certificate
                                     balance of the Class A-1A certificates, (c)
                                     the aggregate certificate balances of the
                                     Class A-3, Class A-4, Class B, Class C,
                                     Class D, Class E and Class F certificates
                                     and (d) the lesser of $3,134,000 and the
                                     certificate balance of the Class G
                                     certificates;

                              (ix)   after the distribution date in November
                                     2008, through and including the
                                     distribution date in May 2009, the sum of
                                     (a) the lesser of $62,360,000 and the
                                     certificate balance of the Class A-2
                                     certificates, (b) the lesser of
                                     $131,076,000 and the certificate balance of
                                     the Class A-1A certificates, (c) the
                                     aggregate certificate balances of the Class
                                     A-3, Class A-4, Class B, Class C, Class D
                                     and Class E certificates and (d) the lesser
                                     of $7,591,000 and the certificate balance
                                     of the Class F certificates;

                              (x)    after the distribution date in May 2009,
                                     through and including the distribution date
                                     in November 2009, the sum of (a) the lesser
                                     of $59,708,000 and the certificate balance
                                     of the Class A-3 certificates, (b) the
                                     lesser of $75,895,000 and the certificate
                                     balance of the Class A-1A certificates, (c)
                                     the aggregate certificate balances of the
                                     Class A-4, Class B, Class C and Class D
                                     certificates and (d) the lesser of
                                     $9,613,000 and the certificate balance of
                                     the Class E certificates;

                              (xi)   after the distribution date in November
                                     2009, through and including the
                                     distribution date in May 2010, the sum of
                                     (a) the lesser of $42,144,000 and the
                                     certificate balance of the Class A-3
                                     certificates, (b) the lesser of $74,076,000
                                     and the certificate balance of the Class
                                     A-1A certificates, (c) the aggregate
                                     certificate balances of the Class A-4,
                                     Class B, Class C and Class D certificates
                                     and (d) the lesser of $2,109,000 and the
                                     certificate balance of the Class E
                                     certificates;

                                      S-17

                              (xii)  after the distribution date in May 2010,
                                     through and including the distribution date
                                     in November 2010, the sum of (a) the lesser
                                     of $19,278,000 and the certificate balance
                                     of the Class A-3 certificates, (b) the
                                     lesser of $72,319,000 and the certificate
                                     balance of the Class A-1A certificates, (c)
                                     the aggregate certificate balances of the
                                     Class A-4, Class B and Class C certificates
                                     and (d) the lesser of $16,738,000 and the
                                     certificate balance of the Class D
                                     certificates;

                              (xiii) after the distribution date in November
                                     2010, through and including the
                                     distribution date in May 2011, the sum of
                                     (a) the lesser of $457,984,000 and the
                                     certificate balance of the Class A-4
                                     certificates, (b) the lesser of $70,660,000
                                     and the certificate balance of the Class
                                     A-1A certificates, (c) the aggregate
                                     certificate balances of the Class B and
                                     Class C certificates and (d) the lesser of
                                     $10,089,000 and the certificate balance of
                                     the Class D certificates;

                              (xiv)  after the distribution date in May 2011,
                                     through and including the distribution date
                                     in November 2011, the sum of (a) the lesser
                                     of $399,065,000 and the certificate balance
                                     of the Class A-4 certificates, (b) the
                                     lesser of $69,056,000 and the certificate
                                     balance of the Class A-1A certificates, (c)
                                     the aggregate certificate balances of the
                                     Class B and C certificates and (d) the
                                     lesser of $3,829,000 and the certificate
                                     balance of the Class D certificates; and

                              (xv)   after the distribution date in November
                                     2011, $0.

                              The Class X-C and Class X-P certificates will
                              accrue interest at a rate as described under
                              "--Pass-Through Rates" below.

                              The certificates (other than the Class Z, Class
                              R-I and Class R-II certificates) will accrue
                              interest on the basis of a 360-day year consisting
                              of twelve 30-day months.

                              The interest accrual period with respect to any
                              distribution date and any class of certificates
                              (other than the Class Z, Class R-I and Class R-II
                              certificates) is the calendar month preceding the
                              month in which such distribution date occurs.

                              As reflected in the chart under "--Priority of
                              Distributions" beginning on page S-11 above, on
                              each distribution date, the trustee will
                              distribute interest to the holders of the offered
                              certificates and the Class X-C and Class X-P
                              certificates:

                              o  first, pro rata, to the Class X-C certificates,
                                 Class X-P certificates, Class A-1 certificates,
                                 Class A-2 certificates, Class A-3 certificates,
                                 Class A-4 certificates and Class A-1A
                                 certificates as described above under "Priority
                                 of Distributions", and then to each other class
                                 of offered certificates in alphabetical order;
                                 and

                                      S-18

                              o  only to the extent funds remain after the
                                 trustee makes all distributions of interest and
                                 principal required to be made on such date to
                                 each class of certificates with a higher
                                 priority of distribution.

                              You may, in certain circumstances, also receive
                              distributions of prepayment premiums and yield
                              maintenance charges collected on the mortgage
                              loans included in the trust fund. Such
                              distributions are in addition to the distributions
                              of principal and interest described above. See
                              "DESCRIPTION OF THE CERTIFICATES--Distributions"
                              in this prospectus supplement.

PASS-THROUGH RATES.........   The pass-through rate for each class of
                              certificates (other than the Class X-C, Class X-P,
                              Class Z, Class R-I and Class R-II certificates) on
                              each distribution date is set forth above under
                              "OVERVIEW OF THE CERTIFICATES" in this prospectus
                              supplement.

                              The pass-through rate applicable to the Class X-C
                              certificates for the initial distribution date
                              will equal approximately 0.050% per annum.

                              The pass-through rate applicable to the Class X-C
                              certificates for each distribution date will, in
                              general, equal the weighted average of the
                              respective Class X-C strip rates at which interest
                              accrues from time to time on the respective Class
                              X-C components prior to such distribution date
                              (weighted on the basis of the respective component
                              balances of those Class X-C components outstanding
                              immediately prior to such distribution date). Each
                              Class X-C component will be comprised of all or a
                              designated portion of the certificate balance of
                              one of the classes of sequential pay certificates.
                              In general, the certificate balance of each class
                              of sequential pay certificates will constitute a
                              separate Class X-C component. However, if a
                              portion, but not all, of the certificate balance
                              of any particular class of sequential pay
                              certificates is identified under "--Interest"
                              above as being part of the notional amount of the
                              Class X-P certificates immediately prior to any
                              distribution date, then the identified portion of
                              the certificate balance will also represent one or
                              more Class X-C components for purposes of
                              calculating the pass-through rate of the Class X-C
                              certificates, and the remaining portion of the
                              certificate balance will represent one or more
                              other Class X-C components for purposes of
                              calculating the pass-through rate of the Class X-C
                              certificates. For each distribution date through
                              and including the distribution date in November
                              2011, the Class X-C strip rate for each Class X-C
                              component will be calculated as follows:

                              (i)    if such Class X-C component consists of the
                                     entire certificate balance of any class of
                                     sequential pay certificates, and if the
                                     certificate balance does not, in whole or

                                      S-19

                                     in part, also constitute a Class X-P
                                     component immediately prior to the
                                     distribution date, then the applicable
                                     Class X-C strip rate will equal the excess,
                                     if any, of (a) the weighted average net
                                     mortgage rate for the distribution date,
                                     over (b) the pass-through rate in effect
                                     for the distribution date for the
                                     applicable class of sequential pay
                                     certificates;

                              (ii)   if such Class X-C component consists of a
                                     designated portion (but not all) of the
                                     certificate balance of any class of
                                     sequential pay certificates, and if the
                                     designated portion of the certificate
                                     balance does not also constitute a Class
                                     X-P component immediately prior to the
                                     distribution date, then the applicable
                                     Class X-C strip rate will equal the excess,
                                     if any, of (a) the weighted average net
                                     mortgage rate for the distribution date,
                                     over (b) the pass-through rate in effect
                                     for the distribution date for the
                                     applicable class of sequential pay
                                     certificates;

                              (iii)  if such Class X-C component consists of a
                                     designated portion (but not all) of the
                                     certificate balance of any class of
                                     sequential pay certificates, and if the
                                     designated portion of the certificate
                                     balance also constitutes a Class X-P
                                     component immediately prior to the
                                     distribution date, then the applicable
                                     Class X-C strip rate will equal the excess,
                                     if any, of (a) the weighted average net
                                     mortgage rate for the distribution date,
                                     over (b) the sum of (i) the Class X-P strip
                                     rate for the applicable Class X-P
                                     component, and (ii) the pass-through rate
                                     in effect for the distribution date for the
                                     applicable class of sequential pay
                                     certificates; and

                              (iv)   if such Class X-C component consists of the
                                     entire certificate balance of any class of
                                     sequential pay certificates, and if the
                                     certificate balance also constitutes, in
                                     its entirety, a Class X-P component
                                     immediately prior to such distribution
                                     date, then the applicable Class X-C strip
                                     rate will equal the excess, if any, of (a)
                                     the weighted average net mortgage rate for
                                     the distribution date, over (b) the sum of
                                     (i) the Class X-P strip rate for the
                                     applicable Class X-P component, and (ii)
                                     the pass-through rate in effect for the
                                     distribution date for the applicable class
                                     of sequential pay certificates.

                              For each distribution date after the distribution
                              date in November 2011, the certificate balance of
                              each class of sequential pay certificates will
                              constitute one or more separate Class X-C
                              components, and the applicable Class X-C strip
                              rate with respect to each such Class X-C component
                              for each distribution date will equal the excess,
                              if any, of (a) the weighted average net mortgage
                              rate for the distribution date, over (b) the
                              pass-through rate in effect for the distribution
                              date for the class of sequential pay certificates.

                                      S-20

                              The pass-through rate applicable to the Class X-P
                              certificates for the initial distribution date
                              will equal approximately 0.989% per annum.

                              The pass-through rate applicable to the Class X-P
                              certificates for each subsequent distribution date
                              will equal the weighted average of the respective
                              Class X-P strip rates, at which interest accrues
                              from time to time on the respective components
                              prior to such distribution date (weighted on the
                              basis of the balances of those Class X-P
                              components outstanding immediately prior to the
                              distribution date). Each Class X-P component will
                              be comprised of all or a designated portion of the
                              certificate balance of a specified class of
                              sequential pay certificates. If all or a
                              designated portion of the certificate balance of
                              any class of sequential pay certificates is
                              identified under "--Interest" above as being part
                              of the notional amount of the Class X-P
                              certificates immediately prior to any distribution
                              date, then that certificate balance (or designated
                              portion thereof) will represent one or more
                              separate Class X-P components for purposes of
                              calculating the pass-through rate of the Class X-P
                              certificates. For each distribution date through
                              and including the distribution date in November
                              2011, the Class X-P strip rate for each Class X-P
                              component will equal (a) the lesser of (1) the
                              weighted average net mortgage rate for such
                              distribution date, and (2) the reference rate
                              specified on Annex C of this prospectus supplement
                              for such distribution date minus 0.03% per annum,
                              minus (b) the pass-through rate for such component
                              (but in no event will any Class X-P strip rate be
                              less than zero).

                              After the distribution date in November 2011, the
                              Class X-P certificates will cease to accrue
                              interest and will have a 0% pass-through rate.

                              The weighted average net mortgage rate for each
                              distribution date is the weighted average of the
                              net mortgage rates for the mortgage loans
                              (excluding the 175 West Jackson subordinate
                              companion loan and the 180 Maiden Lane subordinate
                              companion loan included in the trust fund)
                              included in the trust fund as of the beginning of
                              the related collection period, weighted on the
                              basis of their respective stated principal
                              balances immediately following the preceding
                              distribution date; provided that, for the purpose
                              of determining the weighted average net mortgage
                              rate only, if the mortgage rate for any mortgage
                              loan included in the trust fund has been modified
                              in connection with a bankruptcy or similar
                              proceeding involving the related borrower or a
                              modification, waiver or amendment granted or
                              agreed to by the special servicer, the weighted
                              average net mortgage rate for such mortgage loan
                              will be calculated without regard to such event.
                              The net mortgage rate for each mortgage loan
                              included in the trust fund will generally equal:

                                      S-21

                              o  the mortgage interest rate in effect for such
                                 mortgage loan as of the closing date; minus

                              o  the applicable administrative cost rate, as
                                 described in this prospectus supplement.

                              For the purpose of calculating the weighted
                              average net mortgage rate, the mortgage rate of
                              each mortgage loan will be deemed adjusted as
                              described under "DESCRIPTION OF THE
                              CERTIFICATES--Pass-Through Rates" in this
                              prospectus supplement.

                              The stated principal balance of each mortgage loan
                              included in the trust fund will generally equal
                              the balance of that mortgage loan as of the
                              cut-off date, reduced as of any date of
                              determination (to not less than zero) by:

                              o  the portion of the principal distribution
                                 amount for the related distribution date that
                                 is attributable to such mortgage loan; and

                              o  the principal portion of any realized loss
                                 incurred in respect of such mortgage loan
                                 during the related collection period.

                              The stated principal balance of any mortgage loan
                              as to which the mortgage rate is reduced through a
                              modification may be increased in certain
                              circumstances by the amount of the resulting
                              interest reduction. See "DESCRIPTION OF THE
                              CERTIFICATES--Pass-Through Rates" in this
                              prospectus supplement.

PRINCIPAL DISTRIBUTIONS....   On the closing date, each class of certificates
                              (other than the Class X-C, Class X-P, Class Z,
                              Class R-I and Class R-II certificates) will have
                              the certificate balance set forth above under
                              "OVERVIEW OF THE CERTIFICATES". The certificate
                              balance for each class of certificates entitled to
                              receive principal may be reduced by:

                              o  distributions of principal; and

                              o  allocations of realized losses and trust fund
                                 expenses.

                              The certificate balance or notional amount of a
                              class of certificates may be increased in certain
                              circumstances by the allocation of any increase in
                              the stated principal balance of any mortgage loan
                              resulting from the reduction of the related
                              mortgage rate through modification. See
                              "DESCRIPTION OF THE CERTIFICATES--Certificate
                              Balances and Notional Amounts" in this prospectus
                              supplement.

                              The Class X-C and Class X-P certificates do not
                              have principal balances and will not receive
                              distributions of principal.

                              As reflected in the chart under "--Priority of
                              Distributions" above:

                              o  generally, the Class A-1, Class A-2, Class A-3
                                 and Class A-4 certificates will only be
                                 entitled to receive

                                      S-22

                                 distributions of principal collected or
                                 advanced in respect of mortgage loans in loan
                                 group 1 until the certificate balance of the
                                 Class A-1A certificates has been reduced to
                                 zero, and the Class A-1A certificates will only
                                 be entitled to receive distributions of
                                 principal collected or advanced in respect of
                                 mortgage loans in loan group 2 until the
                                 certificate principal balance of the Class A-4
                                 certificates has been reduced to zero;

                              o  principal is distributed to each class of
                                 certificates entitled to receive distributions
                                 of principal in alphabetical and, if
                                 applicable, numerical designation;

                              o  principal is only distributed on a class of
                                 certificates to the extent funds remain after
                                 the trustee makes all distributions of
                                 principal and interest on each class of
                                 certificates with an earlier alphabetical and,
                                 if applicable, numerical designation;

                              o  generally, no class of certificates is entitled
                                 to distributions of principal until the
                                 certificate balance of each class of
                                 certificates with an earlier alphabetical and,
                                 if applicable, numerical designation has been
                                 reduced to zero; and

                              o  in no event will holders of the Class B, Class
                                 C and Class D certificates or classes of
                                 non-offered certificates (other than the Class
                                 A-1A certificates) be entitled to receive any
                                 payments of principal until the certificate
                                 balances of the Class A-1, Class A-2, Class
                                 A-3, Class A-4 and Class A-1A certificates have
                                 all been reduced to zero.

                              The amount of principal to be distributed for each
                              distribution date generally will be an amount
                              equal to:

                              o  the scheduled principal payments (other than
                                 balloon payments) due on the mortgage loans
                                 included in the trust fund during the related
                                 collection period whether or not such scheduled
                                 payments are actually received;

                              o  balloon payments actually received with respect
                                 to mortgage loans included in the trust fund
                                 during the related collection period;

                              o  prepayments received with respect to the
                                 mortgage loans included in the trust fund
                                 during the related collection period; and

                              o  all liquidation proceeds, insurance proceeds,
                                 condemnation awards and repurchase and
                                 substitution amounts received during the
                                 related collection period that are allocable to
                                 principal.

                              For purposes of making distributions to the Class
                              A-1, Class A-2, Class A-3, Class A-4 and Class
                              A-1A certificates, the principal distribution
                              amount for each loan group on any

                                      S-23

                              distribution date will be equal to the sum of the
                              collections specified above but only to the extent
                              such amounts relate to the mortgage loans
                              comprising the specified loan group.

                              However, if the master servicer or the trustee
                              reimburses itself out of general collections on
                              the mortgage pool for any advance that it or the
                              special servicer has determined is not recoverable
                              out of collections on the related mortgage loan
                              (including with respect to the 175 West Jackson
                              subordinate companion loan and the 180 Maiden Lane
                              subordinate companion loan included in the trust
                              fund) and certain advances that are determined not
                              to be reimbursed currently in connection with the
                              work-out of a mortgage loan, then such advances
                              (together with accrued interest thereon) will be
                              deemed, to the fullest extent permitted pursuant
                              to the terms of the pooling and servicing
                              agreement, to be reimbursed first out of payments
                              and other collections of principal otherwise
                              distributable on the principal balance
                              certificates (other than the Class 175WJ-A, Class
                              175WJ-B, Class 175WJ-C, Class 175WJ-D, Class
                              175WJ-E, Class 180ML-A, Class 180ML-B, Class
                              180ML-C, Class 180ML-D, Class 180ML-E, Class
                              180ML-F and Class 180ML-G certificates), prior to,
                              in the case of nonrecoverable advances only, being
                              deemed reimbursed out of payments and other
                              collections of interest otherwise distributable on
                              the offered certificates.

SUBORDINATION; ALLOCATION
  OF LOSSES AND CERTAIN
  EXPENSES.................   Credit support for any class of certificates
                              (other than the Class Z, Class R-I, Class R-II,
                              Class 175WJ-A, Class 175WJ-B, Class 175WJ-C, Class
                              175WJ-D, Class 175WJ-E, Class 180ML-A, Class
                              180ML-B, Class 180ML-C, Class 180ML-D, Class
                              180ML-E, Class 180ML-F and Class 180ML-G
                              certificates) is provided by the subordination of
                              payments and allocation of any losses to such
                              classes of certificates which have a later
                              alphabetical Class designation (other than the
                              Class X-C and Class X-P certificates) and, solely
                              with respect to the 175 West Jackson mortgage loan
                              and the 180 Maiden Lane mortgage loan, the Class
                              175WJ-A, Class 175WJ-B, Class 175WJ-C, Class
                              175WJ-D and Class 175WJ-E certificates and the
                              Class 180ML-A, Class 180ML-B, Class 180ML-C, Class
                              180ML-D, Class 180ML-E, Class 180ML-F and Class
                              180ML-G certificates, respectively. The
                              certificate balance of a class of certificates
                              (other than the Class X-C, Class X-P, Class Z,
                              Class R-I and Class R-II certificates) will be
                              reduced on each distribution date by any losses on
                              the mortgage loans that have been realized and
                              certain additional trust fund expenses actually
                              allocated to such class of certificates on such
                              distribution date.

                              Losses on the mortgage loans that have been
                              realized and additional trust fund expenses will
                              be allocated without regard to loan group and will
                              first be allocated to the certificates (other than
                              the Class A-1A, Class X-C, Class X-P,

                                      S-24

                              Class Z, Class R-I and Class R-II certificates
                              and, except with respect to losses and/or
                              additional trust fund expenses on the 175 West
                              Jackson subordinate companion loan or the 180
                              Maiden Lane subordinate companion loan included in
                              the trust fund, as applicable, the Class 175WJ-A,
                              Class 175WJ-B, Class 175WJ-C, Class 175WJ-D and
                              Class 175WJ-E certificates and the Class 180ML-A,
                              Class 180ML-B, Class 180ML-C, Class 180ML-D, Class
                              180ML-E, Class 180ML-F and Class 180ML-G
                              certificates, respectively) that are not offered
                              by this prospectus supplement and then to the
                              offered certificates and the Class A-1A
                              certificates in reverse alphabetical order as
                              indicated on the following table; provided, that
                              losses and additional trust fund expenses on the
                              mortgage loans in the trust fund (other than
                              mortgage loan losses and trust fund expenses with
                              respect to the 175 West Jackson whole loan) will
                              not be allocated to the Class 175WJ-A, Class
                              175WJ-B, Class 175WJ-C, Class 175WJ-D and Class
                              175WJ-E certificates and that losses and
                              additional trust fund expenses on the mortgage
                              loans in the trust fund (other than mortgage loan
                              losses and trust fund expenses with respect to the
                              180 Maiden Lane whole loan) will not be allocated
                              to the Class 180ML-A, Class 180ML-B, Class
                              180ML-C, Class 180ML-D, Class 180ML-E, Class
                              180ML-F and Class 180ML-G certificates.

                                                                    ORDER OF
                                                      PERCENTAGE   APPLICATION
                                         ORIGINAL     OF CUT-OFF    OF LOSSES
                                       CERTIFICATE     DATE POOL       AND
          CLASS DESIGNATION              BALANCE        BALANCE     EXPENSES
  ---------------------------------- --------------- ------------ ------------
  Class A-1 ........................  $ 57,169,000       4.950%         5
  Class A-2 ........................  $162,644,000      14.082%         5
  Class A-3 ........................  $150,227,000      13.007%         5
  Class A-4 ........................  $459,608,000      39.794%         5
  Class A-1A .......................  $160,747,000      13.918%         5
  Class B ..........................  $ 33,205,000       2.875%         4
  Class C ..........................  $ 14,438,000       1.250%         3
  Class D ..........................  $ 21,656,000       1.875%         2
  Other non-offered certificates
    (excluding the Class X-C,
    Class X-P, each Class of Class
    175WJ(1) and each Class of
    Class 180ML(1) certificates ....  $ 95,285,899       8.250%         1

                              ----------

                              (1) The Class 175WJ-A, Class 175WJ-B, Class
                                  175WJ-C, Class 175WJ-D, Class 175WJ-E, Class
                                  180ML-A, Class 180ML-B, Class 180ML-C, Class
                                  180ML-D, Class 180ML-E, Class 180ML-F and
                                  Class 180ML-G certificates have been excluded
                                  for purposes of the table; mortgage loan
                                  losses and additional trust fund expenses on
                                  the mortgage loans will not be allocated to
                                  the Class 175WJ-A, Class 175WJ-B, Class
                                  175WJ-C, Class 175WJ-D and Class 175WJ-E
                                  certificates and the Class 180ML-A, Class
                                  180ML-B, Class 180ML-C, Class 180ML-D, Class
                                  180ML-E, Class 180ML-F and Class 180ML-G
                                  certificates other than losses and trust fund
                                  expenses with respect to the related whole
                                  loan.

                                      S-25

                              Any losses realized on the mortgage loans included
                              in the trust fund or additional trust fund
                              expenses allocated in reduction of the certificate
                              balance of any class of sequential pay
                              certificates will result in a corresponding
                              reduction in the notional amount of the Class X-C
                              certificates and, with respect to the Class A-2,
                              Class A-3, Class A-4, Class B, Class C, Class D,
                              Class E, Class F, Class G, Class H and Class J
                              certificates and portions of the Class A-1 and
                              Class A-1A certificates, a corresponding reduction
                              in the notional amount of the Class X-P
                              certificates.

                              Any losses and expenses that are associated with
                              each co-lender loan will be allocated in
                              accordance with the related intercreditor
                              agreement. Specifically, any losses and expenses
                              that are associated with each of the mortgage
                              loans secured by the 175 West Jackson mortgaged
                              property will be allocated in accordance with the
                              terms of the related intercreditor agreement:
                              first, to the 175 West Jackson subordinate
                              companion loan (and therefore to the Class
                              175WJ-A, Class 175WJ-B, Class 175WJ-C, Class
                              175WJ-D and Class 175WJ-E certificates); and
                              second, pro rata between the related mortgage loan
                              (and therefore to the certificates other than the
                              Class 175WJ-A, Class 175WJ-B, Class 175WJ-C, Class
                              175WJ-D, Class 175WJ-E, Class 180ML-A, Class
                              180ML-B, Class 180ML-C, Class 180ML-D, Class
                              180ML-E, Class 180ML-F, Class 180ML-G, Class X-C,
                              Class X-P, Class Z, Class R-I and Class R-II
                              Certificates) and the related pari passu companion
                              loan. Any losses and expenses that are associated
                              with each of the mortgage loans secured by the 180
                              Maiden Lane mortgaged property will be allocated
                              in accordance with the terms of the related
                              intercreditor agreement: first, to the most
                              subordinate companion loan secured by the related
                              mortgaged property; second, to the 180 Maiden Lane
                              subordinate companion loan included in the trust
                              fund (and therefore to the Class 180ML-A, Class
                              180ML-B, Class 180ML-C, Class 180ML-D, Class
                              180ML-E, Class 180ML-F and Class 180ML-G
                              certificates); and third, pro rata between the
                              related mortgage loan (and therefore to the
                              certificates other than the Class 175WJ-A, Class
                              175WJ-B, Class 175WJ-C, Class 175WJ-D, Class
                              175WJ-E, Class 180ML-A, Class 180ML-B, Class
                              180ML-C, Class 180ML-D, Class 180ML-E, Class
                              180ML-F, Class 180ML-G, Class X-C, Class X-P,
                              Class Z, Class R-I and Class R-II Certificates)
                              and the related pari passu companion loan. The
                              portions of those losses and expenses that are
                              allocated to the mortgage loans that are included
                              in the trust fund will be allocated among the
                              Series 2004-C15 certificates in the manner
                              described above.

                              See "DESCRIPTION OF THE CERTIFICATES--
                              Subordination; Allocation of Losses and Certain
                              Expenses" in this prospectus supplement.

                                      S-26

PREPAYMENT PREMIUMS; YIELD
  MAINTENANCE CHARGES......   On each distribution date, any prepayment premium
                              or yield maintenance charge actually collected
                              during the related collection period on a mortgage
                              loan included in the trust fund (other than the
                              175 West Jackson subordinate companion loan and
                              the 180 Maiden Lane subordinate companion loan
                              included in the trust fund) will be distributed to
                              the holders of each class of offered certificates
                              and the Class A-1A, Class E, Class F, Class G and
                              Class H certificates then entitled to
                              distributions as follows:

                              The holders of each class of offered certificates
                              and the Class A-1A, Class E, Class F, Class G and
                              Class H certificates then entitled to
                              distributions of principal with respect to the
                              related loan group on such distribution date will
                              generally be entitled to a portion of prepayment
                              premiums or yield maintenance charges equal to the
                              product of:

                              o  the amount of such prepayment premiums or yield
                                 maintenance charges;

                              o  a fraction (in no event greater than one), the
                                 numerator of which is equal to the excess, if
                                 any, of the pass-through rate of such class of
                                 certificates over the relevant discount rate,
                                 and the denominator of which is equal to the
                                 excess, if any, of the mortgage interest rate
                                 of the prepaid mortgage loan over the relevant
                                 discount rate; and

                              o  a fraction, the numerator of which is equal to
                                 the amount of principal distributable on such
                                 class of certificates on such distribution
                                 date, and the denominator of which is the
                                 principal distribution amount for such
                                 distribution date.

                              If there is more than one class of certificates
                              entitled to distributions of principal with
                              respect to the related loan group on any
                              particular distribution date on which a prepayment
                              premium or yield maintenance charge is
                              distributable, the aggregate amount of such
                              prepayment premium or yield maintenance charge
                              will be allocated among all such classes up to,
                              and on a pro rata basis in accordance with, the
                              foregoing entitlements.

                              The portion, if any, of the prepayment premiums or
                              yield maintenance charges remaining after any
                              payments described above will be distributed to
                              the holders of the Class X-C certificates.

                              The "discount rate" applicable to any class of
                              offered certificates and the Class A-1A, Class E,
                              Class F, Class G and Class H certificates will
                              equal the yield (when compounded monthly) on the
                              US Treasury issue with a maturity date closest to
                              the maturity date for the prepaid mortgage loan or
                              mortgage loan for which title to the related
                              mortgaged property was acquired by the trust.

                                      S-27

                              o  In the event that there are two or more such US
                                 Treasury issues with the same coupon, the issue
                                 with the lowest yield will be utilized; and

                              o  In the event that there are two or more such US
                                 Treasury issues with maturity dates equally
                                 close to the maturity date for the prepaid
                                 mortgage loan, the issue with the earliest
                                 maturity date will be utilized.

                               EXAMPLES OF ALLOCATION OF PREPAYMENT PREMIUMS OR
                                            YIELD MAINTENANCE CHARGES

                              Mortgage interest rate .......................  8%
                              Pass-through rate for applicable class .......  6%
                              Discount rate ................................  5%

                                     ALLOCATION
                                   PERCENTAGE FOR       ALLOCATION PERCENTAGE
                                  APPLICABLE CLASS          FOR CLASS X-C
                                 ------------------   ------------------------
                                  6% - 5%             100% - 33 1/3% = 66 2/3%
                                  ------- = 33 1/3%
                                  8% - 5%

                              Any prepayment premium or yield maintenance charge
                              actually collected during the related collection
                              period on the 175 West Jackson subordinate
                              companion loan and the 180 Maiden Lane subordinate
                              companion loan included in the trust fund will be
                              distributed to the Class 175WJ-A, Class 175WJ-B,
                              Class 175WJ-C, Class 175WJ-D and Class 175WJ-E
                              certificates and the Class 180ML-A, Class 180ML-B,
                              Class 180ML-C, Class 180ML-D, Class 180ML-E, Class
                              180ML-F and Class 180ML-G certificates, as
                              applicable, subject to the priorities set forth in
                              the related intercreditor agreement and the
                              pooling and servicing agreement. See "DESCRIPTION
                              OF THE CERTIFICATES--Distributions--Allocation of
                              Prepayment Premiums and Yield Maintenance Charges"
                              in this prospectus supplement.

ALLOCATION OF ADDITIONAL
  INTEREST.................   On each distribution date, any additional interest
                              collected in respect of a mortgage loan in the
                              trust fund with an anticipated repayment date
                              during the related collection period will be
                              distributed to the holders of the Class Z
                              certificates. In each case, such interest will not
                              be available to provide credit support for other
                              classes of certificates or offset any interest
                              shortfalls.

ADVANCING...................  The master servicer is required to advance delinquent scheduled payments of principal and
                              interest with respect to any mortgage loan
                              included in the trust fund (other than the 175
                              West Jackson subordinate companion loan and the
                              180 Maiden Lane subordinate companion loan) unless
                              the master servicer or the special servicer
                              determines that such advance would not be
                              recoverable from proceeds of the related mortgage
                              loan. With respect to the 175 West Jackson
                              subordinate companion loan and the 180 Maiden Lane
                              subordinate companion loan included in the trust
                              fund, the master servicer will be required to
                              advance delinquent scheduled

                                      S-28

                              payments of interest (but not principal) unless
                              the master servicer or the special servicer
                              determines that such advance would not be
                              recoverable from proceeds of the related whole
                              loan. The master servicer will not be required to
                              advance balloon payments due at maturity in excess
                              of regular periodic payments, interest in excess
                              of the mortgage loan's regular interest rate or
                              prepayment premiums or yield maintenance charges.
                              The amount of the interest portion of any advance
                              will be subject to reduction to the extent that an
                              appraisal reduction of the related mortgage loan
                              has occurred. If the master servicer fails to make
                              a required advance, the trustee will be required
                              to make the advance, unless the trustee determines
                              that such advance would not be recoverable from
                              proceeds of the related mortgage loan (including
                              the 175 West Jackson subordinate companion loan
                              and the 180 Maiden Lane subordinate companion loan
                              included in the trust fund). See "DESCRIPTION OF
                              THE CERTIFICATES--P&I Advances" in this prospectus
                              supplement.

                              These cash advances are only intended to maintain
                              a regular flow of scheduled principal and interest
                              payments on the certificates and are not intended
                              to guarantee or insure against losses. In other
                              words, the advances are intended to provide
                              liquidity (rather than credit enhancement) to
                              certificateholders. To the extent described in
                              this prospectus supplement, the trust fund will
                              pay interest to the master servicer or the
                              trustee, as the case may be, on the amount of any
                              principal and interest cash advance calculated at
                              the prime rate (provided that no principal and/or
                              interest cash advance shall accrue interest until
                              after the expiration of any applicable grace or
                              cure period for the related scheduled payment) and
                              will reimburse the master servicer or the trustee
                              for any principal and interest cash advances that
                              are later determined to be not recoverable.
                              Neither the master servicer nor the trustee will
                              be required to make an advance with respect to any
                              companion loan (except interest advances on the
                              175 West Jackson subordinate companion loan and
                              the 180 Maiden Lane subordinate companion loan
                              included in the trust fund). See "DESCRIPTION OF
                              THE CERTIFICATES--P&I Advances" in this prospectus
                              supplement.

OPTIONAL TERMINATION OF THE
  TRUST FUND...............   The trust fund may be terminated when the
                              aggregate principal balance of the mortgage loans
                              included in the trust fund (including the 175 West
                              Jackson subordinate companion loan and the 180
                              Maiden Lane subordinate companion loan included in
                              the trust fund) is less than 1.0% of the aggregate
                              principal balance of the pool of mortgage loans
                              included in the trust fund (including the 175 West
                              Jackson subordinate companion loan and the 180
                              Maiden Lane

                                      S-29

                              subordinate companion loan included in the trust
                              fund) as of the cut-off date. See "DESCRIPTION OF
                              THE CERTIFICATES--Termination" in this prospectus
                              supplement and in the accompanying prospectus.

                              The trust fund may also be terminated when the
                              Class A-1, Class A-2, Class A-3, Class A-4, Class
                              A-1A, Class B, Class C and Class D certificates
                              have been paid in full and all of the remaining
                              certificates, other than the Class 175WJ-A, Class
                              175WJ-B, Class 175WJ-C, Class 175WJ-D, Class
                              175WJ-E, Class 180ML-A, Class 180ML-B, Class
                              180ML-C, Class 180ML-D, Class 180ML-E, Class
                              180ML-F, Class 180ML-G, Class Z, Class R-I and
                              Class R-II certificates, are held by a single
                              certificateholder. See "DESCRIPTION OF THE
                              CERTIFICATES--Termination" in this prospectus
                              supplement.

REGISTRATION AND
  DENOMINATION.............   The offered certificates will initially be
                              registered in the name of Cede & Co., as nominee
                              for The Depository Trust Company in the United
                              States, or in Europe through Clearstream Banking
                              societe anonyme or Euroclear Bank S.A./ N.V., as
                              operator of the Euroclear System. You will not
                              receive a definitive certificate representing your
                              interest in the trust fund, except in the limited
                              circumstances described in the accompanying
                              prospectus. See "DESCRIPTION OF THE
                              CERTIFICATES--Book-Entry Registration and
                              Definitive Certificates" in the accompanying
                              prospectus.

                              Beneficial interests in the Class A-1, Class A-2,
                              Class A-3, Class A-4, Class B, Class C and Class D
                              certificates will be offered in minimum
                              denominations of $10,000 actual principal amount
                              and in integral multiples of $1 in excess of those
                              amounts.

MATERIAL FEDERAL INCOME TAX
  CONSEQUENCES.............   Two separate real estate mortgage investment
                              conduit elections will be made with respect to
                              most of the trust fund ("REMIC I" and "REMIC II",
                              each, a "REMIC"). The offered certificates will
                              evidence regular interests in a REMIC and
                              generally will be treated as debt instruments of
                              such REMIC. The Class R-I certificates will
                              represent the residual interests in REMIC I, and
                              the Class R-II certificates will represent the
                              residual interests in REMIC II. The Class Z
                              certificateholders' entitlement to any additional
                              interest that has accrued on a mortgage loan that
                              provides for the accrual of such additional
                              interest if the unamortized principal amount of
                              such mortgage loan is not repaid on the
                              anticipated repayment date set forth in the
                              related mortgage note will be treated as a grantor
                              trust (as described in the related prospectus) for
                              United States federal income tax purposes.

                              The offered certificates will be treated as newly
                              originated debt instruments for federal income tax
                              purposes. You will be

                                      S-30

                              required to report income with respect to the
                              offered certificates using the accrual method of
                              accounting, even if you otherwise use the cash
                              method of accounting. It is anticipated that the
                              Class A-1, Class A-2, Class A-3, Class A-4, Class
                              B, Class C and Class D certificates will be
                              treated as having been issued at a premium for
                              federal income tax reporting purposes.

                              For further information regarding the federal
                              income tax consequences of investing in the
                              offered certificates, see "MATERIAL FEDERAL INCOME
                              TAX CONSEQUENCES" in this prospectus supplement
                              and in the accompanying prospectus.

ERISA CONSIDERATIONS.......   Subject to important considerations described
                              under "ERISA CONSIDERATIONS" in this prospectus
                              supplement and the accompanying prospectus, the
                              following certificates may be eligible for
                              purchase by persons investing assets of employee
                              benefit plans, individual retirement accounts, or
                              other retirement plans and accounts:

                                 Class A-1
                                 Class A-2
                                 Class A-3
                                 Class A-4
                                 Class B
                                 Class C
                                 Class D

                              This is based on individual prohibited transaction
                              exemptions granted to each of Wachovia Capital
                              Markets, LLC, Goldman, Sachs & Co. and Greenwhich
                              Capital Markets, Inc. by the US Department of
                              Labor. See "ERISA CONSIDERATIONS" in this
                              prospectus supplement and in the accompanying
                              prospectus.

LEGAL INVESTMENT...........   The offered certificates will not constitute
                              "mortgage related securities" for purposes of the
                              Secondary Mortgage Market Enhancement Act of 1984,
                              as amended. If your investment activities are
                              subject to legal investment laws and regulations,
                              regulatory capital requirements, or review by
                              regulatory authorities, then you may be subject to
                              restrictions on investment in the offered
                              certificates. You should consult your own legal
                              advisers for assistance in determining the
                              suitability of and consequences to you of the
                              purchase, ownership and sale of the offered
                              certificates. See "LEGAL INVESTMENT" in this
                              prospectus supplement and in the accompanying
                              prospectus.

RATINGS....................   The offered certificates will not be issued unless
                              they have received the following ratings from
                              Standard & Poor's Ratings Services, a division of
                              The McGraw-Hill Companies,

                                      S-31

                              Inc., Moody's Investors Service, Inc. and Dominion
                              Bond Rating Service, Inc.

                                                        EXPECTED RATING
                                    CLASS            FROM S&P/MOODY'S/DBRS
                              -------------------   ----------------------
                              Class A-1 .........        AAA/Aaa/AAA
                              Class A-2 .........        AAA/Aaa/AAA
                              Class A-3 .........        AAA/Aaa/AAA
                              Class A-4 .........        AAA/Aaa/AAA
                              Class B ...........         AA/Aa2/AA
                              Class C ...........      AA-/Aa3/AA (low)
                              Class D ...........           A/A2/A

                              The ratings on the offered certificates address
                              the likelihood of timely receipt of interest and
                              ultimate receipt of principal by the rated final
                              distribution date by the holders of offered
                              certificates. They do not address the likely
                              actual rate of prepayments. Such rate of
                              prepayments, if different than originally
                              anticipated, could adversely affect the yield
                              realized by holders of the offered certificates.
                              In addition, ratings adjustments may result from a
                              change in the financial position of the trustee as
                              back-up liquidity provider. See "RATINGS" in this
                              prospectus supplement and in the accompanying
                              prospectus for a discussion of the basis upon
                              which ratings are given, the limitations and
                              restrictions on the ratings, and conclusions that
                              should not be drawn from a rating.

                               THE MORTGAGE LOANS

GENERAL....................   It is expected that the mortgage loans to be
                              included in the trust fund will have the following
                              approximate characteristics as of the cut-off
                              date. All information presented herein (including
                              cut-off date balance per square foot/pad/unit,
                              loan-to-value ratios and debt service coverage
                              ratios) with respect to the 11 mortgage loans with
                              subordinate companion loans is calculated without
                              regard to the related subordinate companion loans.
                              Unless otherwise specified, the calculations of
                              loan balance per square foot, loan-to-value ratios
                              and debt service coverage ratios were based on the
                              aggregate indebtedness of these mortgage loans and
                              the related pari passu companion loans, if any
                              (but not any subordinate companion loan).

                              Although the 175 West Jackson subordinate
                              companion loan and the 180 Maiden Lane subordinate
                              companion loan included in the trust fund will be
                              part of the trust fund, for purposes of the
                              information contained in this prospectus
                              supplement (including the appendices), unless
                              otherwise indicated, the 175 West Jackson
                              subordinate companion loan and the 180 Maiden Lane
                              subordinate companion loan included in the trust
                              fund are not reflected in this prospectus
                              supplement, and the term "mortgage loan" does not
                              include

                                      S-32

                              any companion loan for such purposes. The 175 West
                              Jackson subordinate companion loan supports only
                              the Class 175WJ-A, Class 175WJ-B, Class 175WJ-C,
                              Class 175WJ-D and Class 175WJ-E certificates,
                              which are not being offered pursuant to this
                              prospectus supplement, and the 180 Maiden Lane
                              subordinate companion loan included in the trust
                              fund supports only the Class 180ML-A, Class
                              180ML-B, Class 180ML-C, Class 180ML-D, Class
                              180ML-E, Class 180ML-F and Class 180ML-G
                              certificates, which are not being offered pursuant
                              to this prospectus supplement. For purposes of the
                              presentation of numbers and statistical
                              information set forth in this prospectus
                              supplement, unless otherwise noted, all numbers
                              and statistical information regarding the mortgage
                              loans exclude the 175 West Jackson subordinate
                              companion loan and the 180 Maiden Lane subordinate
                              companion loan included in the trust fund. In
                              addition, all percentages of the mortgage loans,
                              or any specified group of mortgage loans, referred
                              to in this prospectus supplement are approximate
                              percentages.

                              The totals in the following tables may not add up
                              to 100% due to rounding.

                                              ALL MORTGAGE      LOAN           LOAN
                                                 LOANS         GROUP 1        GROUP 2
                                            --------------- -------------- -------------

Number of mortgage loans ..................             87            70             17
Number of crossed loan pools ..............              4             4              0
Number of mortgaged properties ............            113            96             17
Aggregate balance of all mortgage loans ... $1,154,979,900  $994,232,617   $160,747,283
Number of mortgage loans with balloon
  payments(1) .............................             64            50             14
Aggregate balance of mortgage loans
with balloon payments(1) .................. $  839,475,005  $737,797,722   $101,677,283
Number of mortgage loans with
anticipated repayment dates(2) ............             17            15              2
Aggregate balance of mortgage loans
with anticipated repayment dates(2) ....... $  109,296,963  $101,376,963   $  7,920,000
Number of fully amortizing mortgage
  loans ...................................              1             1              0
Aggregate balance of fully amortizing
  mortgage loans .......................... $    3,186,932  $  3,186,932   $          0
Number of non-amortizing mortgage
  loans ...................................              5             4              1
Aggregate balance of non-amortizing
  mortgage loans .......................... $  203,021,000  $151,871,000   $ 51,150,000
Average mortgage loan balance ............. $   13,275,631  $ 14,203,323   $  9,455,723
Minimum mortgage loan balance ............. $    1,148,996  $  1,148,996   $  2,000,000
Maximum mortgage loan balance ............. $  112,500,000  $112,500,000   $ 51,150,000
Maximum balance for a group of
  cross-collateralized and
  cross-defaulted loans(3) ................ $   42,184,000  $ 42,184,000   $          0
Weighted average cut-off date
  loan-to-value ratio .....................           69.5%         68.6%          74.9%
Minimum cut-off date loan-to-value
  ratio ...................................           44.3%         44.3%          64.6%
Maximum cut-off date loan-to-value
  ratio ...................................           81.4%         81.4%          80.0%
Weighted average loan-to-value ratio at
  stated maturity or anticipated
  repayment date ..........................           61.2%         60.0%          68.5%
Weighted average underwritten debt
  service coverage ratio(4) ...............           1.56x         1.58x          1.43x
Minimum underwritten debt service
  coverage ratio ..........................           1.20x         1.20x          1.21x

                                      S-33

                                          ALL MORTGAGE    LOAN      LOAN
                                             LOANS      GROUP 1    GROUP 2
                                         ------------- --------- ----------
Maximum underwritten debt service
  coverage ratio .......................      2.61x       2.61x      1.70x
Weighted average mortgage interest
  rate .................................     5.648%      5.685%     5.423%
Minimum mortgage interest rate .........     5.000%      5.000%     5.030%
Maximum mortgage interest rate .........     6.670%      6.670%     6.500%
Weighted average remaining term to
  maturity or anticipated repayment
  date (months) ........................       104         106         93
Minimum remaining term to maturity or
  anticipated repayment date (months)...        56          57         56
Maximum remaining term to maturity
  or anticipated repayment date
  (months) .............................       238         238        177
Weighted average occupancy rate(5) .....      94.7%       94.9%      93.3%

                              ----------

                              (1) Does not include mortgage loans with
                                  anticipated repayment dates or mortgage loans
                                  that are interest-only for their entire term.

                              (2) Not including mortgage loans that are
                                  interest-only for their entire term.

                              (3) Consists of a group of 4 individual mortgage
                                  loans (loan numbers 7, 46, 53 and 86).

                              (4) For purposes of determining the debt service
                                  coverage ratio of 3 mortgage loans (loan
                                  numbers 19, 62 and 69) such ratios were
                                  reduced by taking into account amounts
                                  available in certain cash reserves or under a
                                  letter of credit securing such mortgage loan.

                              (5) Excludes 2 mortgage loans secured by
                                  hospitality properties, representing 2.2% of
                                  the mortgage pool (2.5% of loan group 1).

SECURITY FOR THE MORTGAGE
  LOANS IN THE TRUST FUND..   Generally, all of the mortgage loans included in
                              the trust fund are non-recourse obligations of the
                              related borrowers.

                              o  No mortgage loan included in the trust fund is
                                 insured or guaranteed by any government agency
                                 or private insurer.

                              o  All of the mortgage loans included in the trust
                                 fund are secured by first lien fee mortgages or
                                 leasehold mortgages on commercial properties,
                                 multifamily properties or mobile home
                                 properties.

                                      S-34

PROPERTY TYPES.............   The following table describes the mortgaged
                              properties securing the mortgage loans expected to
                              be included in the trust fund as of the cut-off
                              date:

                    MORTGAGED PROPERTIES BY PROPERTY TYPE(1)

                                                                                     PERCENTAGE OF   PERCENTAGE OF
                                       NUMBER OF      AGGREGATE      PERCENTAGE OF    CUT-OFF DATE   CUT-OFF DATE
                                       MORTGAGED     CUT-OFF DATE     CUT-OFF DATE      GROUP 1         GROUP 2
            PROPERTY TYPE             PROPERTIES       BALANCE        POOL BALANCE      BALANCE         BALANCE
-----------------------------------  ------------ ----------------- --------------- --------------- --------------

Office ............................       23      $  545,524,621         47.2%           54.9%            0.0%
Retail ............................       33         323,689,689         28.0            32.6             0.0
  Retail--Anchored ................       25         289,410,386         25.1            29.1             0.0
  Retail--Shadow Anchored(2) ......        4          21,189,732          1.8             2.1             0.0
  Retail--Unanchored ..............        4          13,089,571          1.1             1.3             0.0
Multifamily .......................       23         199,662,566         17.3             3.9           100.0
Mobile Home Park ..................       24          41,474,598          3.6             4.2             0.0
Hospitality .......................        2          25,241,729          2.2             2.5             0.0
Industrial ........................        6          16,988,792          1.5             1.7             0.0
Land(3) ...........................        2           2,397,905          0.2             0.2             0.0
                                         ---      --------------        -----           -----           -----
TOTAL .............................      113      $1,154,979,900        100.0%          100.0%          100.0%
                                         ===      ==============        =====           =====           =====

                              ----------

                              (1) Because this table presents information
                                  relating to the mortgaged properties and not
                                  the mortgage loans, the information for
                                  mortgage loans secured by more than one
                                  mortgaged property is based on allocated loan
                                  amounts (allocating the mortgage loan
                                  principal balance to each of those properties
                                  by the appraised values of the mortgaged
                                  properties or the allocated loan amount as
                                  detailed in the related mortgage loan
                                  documents).

                              (2) A mortgaged property is considered shadow
                                  anchored if it is located in close proximity
                                  to an anchored retail property.

                              (3) Specifically, the fee interest in land which
                                  the ground tenant has improved and leased as a
                                  retail building. The retail building is not
                                  part of the loan collateral, and the source of
                                  funds for loan repayment is the ground rent
                                  payments made to the borrower.

                               [GRAPHIC OMITTED]

                    Multifamily           17.3%
                    Mobile Home Park       3.6%
                    Hospitality            2.2%
                    Industrial             1.5%
                    Land                   0.2%
                    Office                47.2%
                    Retail                28.0%

                                      S-35

GEOGRAPHIC CONCENTRATIONS..   The mortgaged properties are located throughout 27
                              states and the District of Columbia. The following
                              table describes the number and percentage of
                              mortgaged properties in states which have
                              concentrations of mortgaged properties above 5.0%:

               MORTGAGED PROPERTIES BY GEOGRAPHIC CONCENTRATION(1)

                          NUMBER OF        AGGREGATE       PERCENTAGE OF
                          MORTGAGED      CUT-OFF DATE      CUT-OFF DATE
       STATE             PROPERTIES         BALANCE        POOL BALANCE
---------------------   ------------   ----------------   --------------
NJ ..................         11        $  159,109,106          13.8%
IL ..................          3           122,095,161          10.6
CA ..................          9           117,761,668          10.2
  Northern(2) .......          5            76,600,000           6.6
  Southern(2) .......          4            41,161,668           3.6
NY ..................          2           111,000,000           9.6
SC ..................          2           102,557,683           8.9
FL ..................         12            72,875,221           6.3
AZ ..................          2            58,350,000           5.1
Other ...............         72           411,231,061          35.6
                             ---        --------------         -----
  TOTAL .............        113        $1,154,979,900         100.0%
                             ===        ==============         =====

                              ----------
                              (1) Because this table presents information
                                  relating to the mortgaged properties and not
                                  the mortgage loans, the information for
                                  mortgage loans secured by more than one
                                  mortgaged property is based on allocated loan
                                  amounts (allocating the mortgage loan
                                  principal balance to each of those properties
                                  by the appraised values of the mortgaged
                                  properties or the allocated loan amount as
                                  detailed in the related mortgage loan
                                  documents).

                              (2) For purposes of determining whether a
                                  mortgaged property is in Northern California
                                  or Southern California, mortgaged properties
                                  located north of San Luis Obispo County, Kern
                                  County and San Bernardino County were included
                                  in Northern California and mortgaged
                                  properties located in or south of such
                                  counties were included in Southern California.

                                  LOAN GROUP 1
               MORTGAGED PROPERTIES BY GEOGRAPHIC CONCENTRATION(1)

                      NUMBER OF     AGGREGATE     PERCENTAGE OF
                      MORTGAGED   CUT-OFF DATE    CUT-OFF DATE
       STATE         PROPERTIES      BALANCE     GROUP 1 BALANCE
  ----------------- ------------ -------------- ----------------
  NJ ..............      11       $159,109,106         16.0%
  IL ..............       3        122,095,161         12.3
  NY ..............       2        111,000,000         11.2
  CA ..............       8        104,261,668         10.5
    Northern(2) ...       5         76,600,000          7.7
    Southern(2) ...       3         27,661,668          2.8
  SC ..............       2        102,557,683         10.3
  FL ..............      10         55,996,297          5.6
  Other ...........      60        339,212,702         34.1
                         --       ------------        -----
    TOTAL .........      96       $994,232,617        100.0%
                         ==       ============        =====

                              ----------

                              (1) Because this table presents information
                                  relating to the mortgaged properties and not
                                  the mortgage loans, the information for
                                  mortgage loans secured by more than one
                                  mortgaged property is based on allocated loan
                                  amounts (allocating the mortgage loan
                                  principal balance to each of those properties
                                  by the appraised values of the mortgaged
                                  properties or the allocated loan amount as
                                  detailed in the related mortgage loan
                                  documents).

                              (2) For purposes of determining whether a
                                  mortgaged property is in Northern California
                                  or Southern California, mortgaged properties

                                      S-36

                                  located north of San Luis Obispo County, Kern
                                  County and San Bernardino County were included
                                  in Northern California and mortgaged
                                  properties located in or south of such
                                  counties were included in Southern California.

                                  LOAN GROUP 2
               MORTGAGED PROPERTIES BY GEOGRAPHIC CONCENTRATION(1)

                                                     PERCENTAGE OF
                          NUMBER OF     AGGREGATE    CUT-OFF DATE
                          MORTGAGED   CUT-OFF DATE      GROUP 2
         STATE           PROPERTIES      BALANCE        BALANCE
  --------------------- ------------ -------------- --------------
  AZ ..................       2       $ 58,350,000        36.3%
  FL ..................       2         16,878,925        10.5
  CA ..................       1         13,500,000         8.4
    Southern(2) .......       1         13,500,000         8.4
  GA ..................       1         12,700,000         7.9
  OK ..................       1         12,500,000         7.8
  TN ..................       1         12,240,000         7.6
  PA ..................       2          8,588,237         5.3
  Other ...............       7         25,990,121        16.2
                             --       ------------       -----
    TOTAL .............      17       $160,747,283       100.0%
                             ==       ============       =====

                              ----------
                              (1) Because this table presents information
                                  relating to the mortgaged properties and not
                                  the mortgage loans, the information for
                                  mortgage loans secured by more than one
                                  mortgaged property is based on allocated loan
                                  amounts (allocating the mortgage loan
                                  principal balance to each of those properties
                                  by the appraised values of the mortgaged
                                  properties or the allocated loan amount as
                                  detailed in the related mortgage loan
                                  documents).

                              (2) For purposes of determining whether a
                                  mortgaged property is in Northern California
                                  or Southern California, mortgaged properties
                                  located north of San Luis Obispo County, Kern
                                  County and San Bernardino County were included
                                  in Northern California and mortgaged
                                  properties located in or south of such
                                  counties were included in Southern California.

PAYMENT TERMS..............   All of the mortgage loans included in the trust
                              fund accrue interest at a fixed rate, other than
                              mortgage loans providing for an anticipated
                              repayment date, which provide for an increase of
                              fixed interest after a certain date.

                              o  Payments on the mortgage loans included in the
                                 trust fund are due on the 11th day of the
                                 month. No mortgage loan has a grace period that
                                 extends payment beyond the 21st day of each
                                 calendar month.

                              o  As of the cut-off date, 85 of the mortgage
                                 loans, representing 91.0% of the mortgage pool
                                 (69 mortgage loans in group 1 or 90.0% and 16
                                 mortgage loans in group 2 or 97.6%), accrue
                                 interest on an actual/360 basis and 2 of the
                                 mortgage loans, representing 9.0% of the
                                 mortgage pool (1 mortgage loan in loan group 1
                                 or 10.0% and 1 mortgage loan in loan group 2 or
                                 2.4%), accrue interest on a 30/360 basis.
                                 Thirty-three (33) of the mortgage loans,
                                 representing 47.0% of the mortgage pool (25
                                 mortgage loans in loan group 1 or 47.8% and 8
                                 mortgage loans in loan group 2 or 42.3%), have
                                 periods during which only interest is due and
                                 periods in which principal and interest are
                                 due. Five (5) of the mortgage loans,
                                 representing 17.6% of the mortgage pool (4
                                 mortgage

                                      S-37

                                 loans in loan group 1 or 15.3% and 1 mortgage
                                 loan in group 2 or 31.8%), provide that only
                                 interest is due until maturity or the
                                 anticipated repayment date.

                              The following tables set forth additional
                              characteristics of the mortgage loans that we
                              anticipate to be included in the trust fund as of
                              the cut-off date:

                         RANGE OF CUT-OFF DATE BALANCES

                                                                             PERCENTAGE OF   PERCENTAGE OF
                                              AGGREGATE      PERCENTAGE OF    CUT-OFF DATE   CUT-OFF DATE
    RANGE OF CUT-OFF DATE        NUMBER      CUT-OFF DATE     CUT-OFF DATE      GROUP 1         GROUP 2
        BALANCES ($)            OF LOANS       BALANCE        POOL BALANCE      BALANCE         BALANCE
------------------------------ ---------- ----------------- --------------- --------------- --------------

(less than) 2,000,000 ........      7      $   10,794,083          0.9%            0.9%            1.2%
2,000,001 -- 3,000,000 .......      8          20,129,024          1.7             1.8             1.5
3,000,001 -- 4,000,000 .......     14          48,018,354          4.2             3.7             6.8
4,000,001 -- 5,000,000 .......      7          31,179,126          2.7             1.4            11.0
5,000,001 -- 6,000,000 .......      7          38,871,012          3.4             3.4             3.4
6,000,001 -- 7,000,000 .......      2          13,676,175          1.2             1.4             0.0
7,000,001 -- 8,000,000 .......      4          29,551,008          2.6             2.2             4.5
8,000,001 -- 9,000,000 .......      2          16,883,283          1.5             1.7             0.0
9,000,001 -- 10,000,000 ......      2          19,250,000          1.7             1.9             0.0
10,000,001 -- 15,000,000 .....     15         190,459,598         16.5            12.7            39.8
15,000,001 -- 20,000,000 .....      8         140,198,915         12.1            14.1             0.0
20,000,001 -- 25,000,000 .....      3          64,050,000          5.5             6.4             0.0
25,000,001 -- 30,000,000 .....      1          26,000,000          2.3             2.6             0.0
30,000,001 -- 35,000,000 .....      1          30,480,000          2.6             3.1             0.0
45,000,001 -- 50,000,000 .....      1          46,000,000          4.0             4.6             0.0
50,000,001 -- 55,000,000 .....      1          51,150,000          4.4             0.0            31.8
70,000,001 -- 75,000,000 .....      1          72,955,000          6.3             7.3             0.0
80,000,001 -- 112,500,00 .....      3         305,334,321         26.4            30.7             0.0
                                   --      --------------        -----           -----           -----
  TOTAL ......................     87      $1,154,979,900        100.0%          100.0%          100.0%
                                   ==      ==============        =====           =====           =====

                             RANGE OF MORTGAGE RATES

                                                                       PERCENTAGE OF   PERCENTAGE OF
                                        AGGREGATE      PERCENTAGE OF    CUT-OFF DATE   CUT-OFF DATE
   RANGE OF MORTGAGE       NUMBER      CUT-OFF DATE     CUT-OFF DATE      GROUP 1         GROUP 2
       RATES (%)          OF LOANS       BALANCE        POOL BALANCE      BALANCE         BALANCE
------------------------ ---------- ----------------- --------------- --------------- --------------

5.000 -- 5.249 .........     11      $  237,540,550         20.6%           15.9%           49.6%
5.250 -- 5.499 .........     14         226,272,684         19.6            21.1            10.3
5.500 -- 5.749 .........     22         215,450,831         18.7            19.8            11.8
5.750 -- 5.999 .........     22         230,757,402         20.0            20.5            16.8
6.000 -- 6.249 .........      9          72,012,771          6.2             5.9             8.1
6.250 -- 6.499 .........      6         142,167,053         12.3            14.3             0.0
6.500 -- 6.670 .........      3          30,778,608          2.7             2.5             3.4
                             --      --------------        -----           -----           -----
  TOTAL ................     87      $1,154,979,900        100.0%          100.0%          100.0%
                             ==      ==============        =====           =====           =====

                                      S-38

                        RANGE OF UNDERWRITTEN DSC RATIOS*

                                                                           PERCENTAGE OF   PERCENTAGE OF
                                            AGGREGATE      PERCENTAGE OF    CUT-OFF DATE   CUT-OFF DATE
 RANGE OF UNDERWRITTEN DSCR    NUMBER      CUT-OFF DATE     CUT-OFF DATE      GROUP 1         GROUP 2
             (x)              OF LOANS       BALANCE        POOL BALANCE      BALANCE         BALANCE
---------------------------- ---------- ----------------- --------------- --------------- --------------

  1.20 -- 1.24 .............     12      $  112,838,155          9.8%            8.2%           19.6%
  1.25 -- 1.29 .............     15         198,100,522         17.2            18.1            11.5
  1.30 -- 1.34 .............     13         111,950,424          9.7             9.1            13.6
  1.35 -- 1.39 .............     13         120,644,223         10.4            11.7             2.4
  1.40 -- 1.44 .............      5          22,680,929          2.0             1.9             2.6
  1.45 -- 1.49 .............     12         102,236,195          8.9             8.6            10.3
  1.50 -- 1.54 .............      2          13,248,909          1.1             1.3             0.0
  1.55 -- 1.59 .............      2          65,761,158          5.7             1.5            31.8
  1.60 -- 1.64 .............      1          12,721,065          1.1             1.3             0.0
  1.65 -- 1.69 .............      1          10,000,000          0.9             1.0             0.0
  1.70 -- 1.74 .............      4         178,882,729         15.5            16.7             8.1
  1.75 -- 1.79 .............      2         101,726,272          8.8            10.2             0.0
  1.80 -- 1.84 .............      1           2,028,064          0.2             0.2             0.0
  1.90 -- 1.94 .............      1           4,000,000          0.3             0.4             0.0
  2.00 -- 2.04 .............      1           2,290,256          0.2             0.2             0.0
  2.10 -- 2.14 .............      1           2,871,000          0.2             0.3             0.0
  2.30 -- 2.61 .............      1          93,000,000          8.1             9.4             0.0
                                 --      --------------        -----           -----           -----
    TOTAL ..................     87      $1,154,979,900        100.0%          100.0%          100.0%
                                 ==      ==============        =====           =====           =====

                              ----------
                              *  For purposes of determining the debt service
                                 coverage ratio of 2 mortgage loans (loan
                                 numbers 19 and 69), representing 1.7% of the
                                 mortgage pool (2.0% of loan group 1), such
                                 ratios were reduced by taking into account
                                 amounts available in cash reserves. For
                                 purposes of determining the debt service
                                 coverage ratio of 1 mortgage loan (loan number
                                 62), representing 0.3% of the mortgage pool
                                 (2.4% of loan group 2), such ratio was reduced
                                 by taking into account amounts available in a
                                 letter of credit. See "DESCRIPTION OF THE
                                 MORTGAGE POOL--Additional Mortgage Loan
                                 Information" in this prospectus supplement.

                        RANGE OF CUT-OFF DATE LTV RATIOS

                                                                         PERCENTAGE OF   PERCENTAGE OF
                                          AGGREGATE      PERCENTAGE OF    CUT-OFF DATE   CUT-OFF DATE
     RANGE OF CUT-OFF        NUMBER      CUT-OFF DATE     CUT-OFF DATE      GROUP 1         GROUP 2
    DATE LTV RATIOS (%)     OF LOANS       BALANCE        POOL BALANCE      BALANCE         BALANCE
-------------------------- ---------- ----------------- --------------- --------------- --------------

44.26 -- 50.00 .........      2      $    4,182,207          0.4%            0.4%            0.0%
50.01 -- 55.00 .........      5         216,971,000         18.8            21.8             0.0
60.01 -- 65.00 .........      8         132,902,649         11.5            12.1             8.1
65.01 -- 70.00 .........     14         119,719,851         10.4            12.0             0.0
70.01 -- 75.00 .........     23         289,524,817         25.1            21.6            46.3
75.01 -- 80.00 .........     34         318,724,377         27.6            24.7            45.7
80.01 -- 81.42 .........      1          72,955,000          6.3             7.3             0.0
                             --      --------------        -----           -----           -----
  TOTAL ................     87      $1,154,979,900        100.0%          100.0%          100.0%
                             ==      ==============        =====           =====           =====

                                      S-39

                      RANGE OF REMAINING TERMS TO MATURITY
                         OR ANTICIPATED REPAYMENT DATE*

   RANGE OF REMAINING                                                 PERCENTAGE OF   PERCENTAGE OF
  TERMS TO MATURITY OR                 AGGREGATE      PERCENTAGE OF    CUT-OFF DATE   CUT-OFF DATE
 ANTICIPATED REPAYMENT    NUMBER      CUT-OFF DATE     CUT-OFF DATE      GROUP 1         GROUP 2
     DATE (MONTHS)       OF LOANS       BALANCE        POOL BALANCE      BALANCE         BALANCE
----------------------- ---------- ----------------- --------------- --------------- --------------

  0 -- 60 .............      8      $  241,735,164         20.9%           17.2%           43.9%
  61 -- 84 ............      8          88,641,178          7.7             8.5             2.7
  85 -- 108 ...........      1           2,028,064          0.2             0.2             0.0
  109 -- 120 ..........     67         807,126,561         69.9            73.1            50.0
  169 -- 180 ..........      2          12,262,001          1.1             0.7             3.4
  229 -- 238 ..........      1           3,186,932          0.3             0.3             0.0
                            --      --------------        -----           -----           -----
    TOTAL .............     87      $1,154,979,900        100.0%          100.0%          100.0%
                            ==      ==============        =====           =====           =====

                              ----------
                              *  With respect to the mortgage loans with
                                 anticipated repayment dates, the remaining term
                                 to maturity was calculated as of the related
                                 anticipated repayment date.

                               AMORTIZATION TYPES

                                                                               PERCENTAGE OF   PERCENTAGE OF
                                                AGGREGATE      PERCENTAGE OF    CUT-OFF DATE   CUT-OFF DATE
                                   NUMBER      CUT-OFF DATE     CUT-OFF DATE      GROUP 1         GROUP 2
        AMORTIZATION TYPE         OF LOANS       BALANCE        POOL BALANCE      BALANCE         BALANCE
  ------------------------------ ---------- ----------------- --------------- --------------- --------------

  Interest-only, Amortizing
    Balloon(1) .................     27      $  490,704,000         42.5%           43.3%           37.4%
  Amortizing Balloon ...........     37         348,771,005         30.2            30.9            25.8
  Interest-only, ARD ...........      4         110,021,000          9.5             5.9            31.8
  Interest-only, Balloon .......      1          93,000,000          8.1             9.4             0.0
  Amortizing ARD ...............     11          56,689,186          4.9             5.7             0.0
  Interest-only, Amortizing
    ARD(1) .....................      6          52,607,777          4.6             4.5             4.9
  Fully Amortizing .............      1           3,186,932          0.3             0.3             0.0
                                     --      --------------        -----           -----           -----
    TOTAL ......................     87      $1,154,979,900        100.0%          100.0%          100.0%
                                     ==      ==============        =====           =====           =====

                              ----------
                              (1) These mortgage loans require payments of
                                  interest-only for a period of 2 to 60 months
                                  from origination prior to the commencement of
                                  payments of principal and interest with
                                  respect to the mortgage pool and loan group 1,
                                  and a period of 12 to 36 months for loan group
                                  2.

                              Balloon loans have amortization schedules
                              significantly longer than their terms to maturity
                              and have substantial principal payments due on
                              their maturity dates, unless prepaid earlier.

                              Mortgage loans providing for anticipated repayment
                              dates generally fully or substantially amortize
                              through their terms to maturity. However, if such
                              a mortgage loan is not prepaid by a date specified
                              in its mortgage note, interest will accrue at a
                              higher rate and the borrower will be required to
                              apply all cash flow generated by the mortgaged
                              property in excess of its regular debt service
                              payments and certain other permitted expenses and
                              reserves to repay principal on the mortgage loan.

                              In addition, because the fixed periodic payment on
                              the mortgage loans is determined assuming interest
                              is calculated on a "30/360 basis," but interest
                              actually accrues and is applied on the majority of
                              the mortgage loans on an "actual/

                                      S-40

                              360 basis," there will be less amortization,
                              absent prepayments, of the principal balance
                              during the term of the related mortgage loan,
                              resulting in a higher final payment on such
                              mortgage loan. This will occur even if a mortgage
                              loan is a "fully amortizing" mortgage loan.

                              See "DESCRIPTION OF THE MORTGAGE POOL-- Certain
                              Terms and Conditions of the Mortgage Loans" in
                              this prospectus supplement.

PREPAYMENT RESTRICTIONS....   All of the mortgage loans included in the trust
                              fund restrict or prohibit voluntary prepayments of
                              principal in some manner for some period of time.

                        TYPES OF PREPAYMENT RESTRICTIONS

                                                                                  PERCENTAGE OF   PERCENTAGE OF
                                                   AGGREGATE      PERCENTAGE OF    CUT-OFF DATE   CUT-OFF DATE
       PREPAYMENT RESTRICTION         NUMBER      CUT-OFF DATE     CUT-OFF DATE      GROUP 1         GROUP 2
                TYPE                 OF LOANS       BALANCE        POOL BALANCE      BALANCE         BALANCE
----------------------------------- ---------- ----------------- --------------- --------------- --------------

Prohibit prepayment for most of
  the term of the mortgage loan;
  but permit defeasance after a
  date specified in the related
  mortgage note for most or all
  of the remaining term(1)(2) .....     82      $1,122,354,724         97.2%           97.4%           95.5%

Prohibit prepayment until a date
  specified in the related
  mortgage note and then
  impose a yield maintenance
  charge for most of the
  remaining term(1) ...............      4          25,425,176          2.2             2.6             0.0

Prohibit prepayment until a date
  specified in the related
  mortgage note and then
  impose a prepayment
  premium for most of the
  remaining term(1) ...............      1           7,200,000          0.6             0.0             4.5
                                        --      --------------        -----           -----           -----
  TOTAL ...........................     87      $1,154,979,900        100.0%          100.0%          100.0%
                                        ==      ==============        =====           =====           =====

                              ----------

                              (1) For the purposes hereof, "remaining term"
                                  refers to either remaining term to maturity or
                                  anticipated repayment date, as applicable.

                              (2) Includes 1 mortgage loan that provides for an
                                  additional one month lockout period after the
                                  defeasance period ends.

                              See "DESCRIPTION OF THE MORTGAGE POOL--Additional
                              Mortgage Loan Information" in this prospectus
                              supplement. The ability of the master servicer or
                              special servicer to waive or modify the terms of
                              any mortgage loan relating to the payment of a
                              prepayment premium or yield maintenance charge
                              will be limited as described in this prospectus
                              supplement. See "SERVICING OF THE MORTGAGE
                              LOANS--Modifications, Waivers and Amendments" in
                              this prospectus supplement. We make no
                              representations as to the enforceability of the
                              provisions of any mortgage notes requiring the
                              payment of a prepayment premium or yield
                              maintenance charge or limiting prepayments to
                              defeasance or the ability of the master servicer
                              or special servicer to collect any prepayment
                              premium or yield maintenance charge.

                                      S-41

DEFEASANCE.................   Eighty-two (82) of the mortgage loans included in
                              the trust fund as of the cut-off date,
                              representing 97.2% of the mortgage pool (66
                              mortgage loans in loan group 1 or 97.4% and 16
                              mortgage loans in loan group 2 or 95.5%), permit
                              the borrower, under certain conditions, to
                              substitute United States government obligations as
                              collateral for the related mortgage loans (or a
                              portion thereof) following their respective
                              lock-out periods. Upon such substitution, the
                              related mortgaged property (or, in the case of a
                              mortgage loan secured by multiple mortgaged
                              properties, one or more of such mortgaged
                              properties) will no longer secure the related
                              mortgage loan. The payments on the defeasance
                              collateral are required to be at least equal to an
                              amount sufficient to make, when due, all payments
                              on the related mortgage loan or allocated to the
                              related mortgaged property; provided that in the
                              case of certain mortgage loans, such defeasance
                              payments may cease at the beginning of the open
                              prepayment period with respect to such mortgage
                              loan, and the final payment on the defeasance
                              collateral would fully prepay the mortgage loan.
                              Defeasance may not occur prior to the second
                              anniversary of the issuance of the certificates.
                              See "DESCRIPTION OF THE MORTGAGE POOL--Certain
                              Terms and Conditions of the Mortgage
                              Loans--Prepayment Provisions" in this prospectus
                              supplement.

TWENTY LARGEST MORTGAGE
  LOANS....................   The following table describes certain
                              characteristics of the twenty largest mortgage
                              loans or groups of cross collateralized mortgage
                              loans in the trust fund by aggregate principal
                              balance as of the cut-off date. With respect to
                              the loans referred to as the 175 West Jackson
                              mortgage loan and the 180 Maiden Lane mortgage
                              loan in the immediately following table, the loan
                              balance per square foot, the debt service coverage
                              ratio and the loan to value ratio set forth in
                              such table, in each case, are based on the
                              aggregate combined principal balance of each of
                              the 175 West Jackson mortgage loan and the 180
                              Maiden Lane mortgage loan, as the case may be, and
                              its related pari passu companion loans (but not
                              any subordinate companion loans). Except for the
                              subordinate companion loan with respect to the 175
                              West Jackson mortgage loan and one of the
                              subordinate companion loans with respect to the
                              180 Maiden Lane mortgage loan, none of the
                              companion loans are included in the trust fund.

                                      S-42

                                   NUMBER OF
                                   MORTGAGE                              % OF        % OF
                                    LOANS/                             CUT-OFF    APPLICABLE
                       MORTGAGE    NUMBER OF              CUT-OFF        DATE    CUT-OFF DATE
                         LOAN      MORTGAGED    LOAN        DATE         POOL     LOAN GROUP
      LOAN NAME         SELLER    PROPERTIES   GROUP     BALANCE(1)    BALANCE      BALANCE
--------------------- ---------- ------------ ------- --------------- --------- --------------

175 West
 Jackson ............  Wachovia        1/1       1     $112,500,000       9.7%        11.3%
Coastal Grand
 Mall ...............  Wachovia        1/1       1       99,834,321       8.6         10.0%
180 Maiden Lane......  Wachovia        1/1       1       93,000,000       8.1          9.4%
Gale Office Pool.....  Wachovia        1/4       1       72,955,000       6.3          7.3%
Deer Valley
 Village
 Apartments .........  Wachovia        1/1       2       51,150,000       4.4         31.8%
IRS Building -
 Fresno, CA .........   Artesia        1/1       1       46,000,000       4.0          4.6%
ADG Portfolio .......  Wachovia       4/25       1       42,184,000       3.7          4.2%
Slatten Ranch
 (Western
 Phase) .............  Wachovia        1/1       1       26,000,000       2.3          2.6%
1900 L Street .......  Wachovia        1/1       1       22,750,000       2.0          2.3%
10 Independence
 Boulevard ..........  Wachovia        1/1       1       20,900,000       1.8          2.1%
                                     -----             ------------      ----
SUBTOTAL/WTD. AVG. ..                13/37             $587,273,321      50.8%
                                     =====             ============      ====
35 Waterview
 Boulevard ..........  Wachovia        1/1       1     $ 20,400,000       1.8%         2.1%
Marina Corporate
 Center .............   Artesia        1/1       1       18,500,000       1.6          1.9%
4 Sylvan Way ........  Wachovia        1/1       1       18,000,000       1.6          1.8%
Mahopac Village
 Center .............  Wachovia        1/1       1       18,000,000       1.6          1.8%
Town Center
 East Building
 1 ..................   Artesia        1/1       1       17,910,000       1.6          1.8%
Plaza West ..........  Wachovia        1/1       1       17,650,000       1.5          1.8%
Cronacher
 Portfolio ..........  Wachovia        2/2       1       17,253,375       1.5          1.7%
Ridge Plaza .........  Wachovia        1/1       1       16,982,566       1.5          1.7%
Broadmoor
 Towne Center
 - North ............  Wachovia        1/1       1       16,770,484       1.5          1.7%
Bay Vista Office
 Building ...........   Artesia        1/1       1       16,385,865       1.4          1.6%
                                     -----             ------------      ----
SUBTOTAL/WTD.
 AVG. ...............                11/11             $177,852,289      15.4%
                                     -----             ------------      ====
TOTAL/WTD. AVG.......                24/48             $765,125,610      66.2%
                                     =====             ============      ====

                                                                              WEIGHTED     WEIGHTED
                                                                               AVERAGE     AVERAGE      WEIGHTED
                                             CUT-OFF DATE        WEIGHTED      CUT-OFF    LTV RATIO     AVERAGE
                                           LOAN BALANCE PER      AVERAGE      DATE LTV   AT MATURITY    MORTGAGE
      LOAN NAME          PROPERTY TYPE      SF/UNIT/PAD(2)       DSCR(2)      RATIO(2)    OR ARD(2)       RATE
--------------------- ------------------- ------------------ --------------- ---------- ------------- -----------

175 West
 Jackson ............ Office - CBD             $    155          1.72x           53.2%       47.9%        5.860%
Coastal Grand
 Mall ............... Retail - Anchored        $    225          1.77x           60.1%       44.7%        5.090%
180 Maiden Lane...... Office - CBD             $    171          2.61x           51.7%       51.7%        5.410%
Gale Office Pool..... Office - Suburban        $    127          1.27x           81.4%       72.6%        6.260%
Deer Valley
 Village              Multifamily -
 Apartments ......... Conventional             $ 61,478          1.59x           71.7%       71.7%        5.030%
IRS Building -
 Fresno, CA ......... Office - CBD             $    255          1.71x           74.2%       74.2%        5.570%
ADG Portfolio ....... MHP/Multifamily          $ 20,438          1.34x           80.0%       70.3%        5.610%
Slatten Ranch
 (Western
 Phase) ............. Retail - Anchored        $    220          1.33x           68.9%       61.7%        5.550%
1900 L Street ....... Office - CBD             $    220          1.23x           76.1%       71.9%        5.450%
10 Independence
 Boulevard .......... Office - Suburban        $    173          1.26x           72.1%       58.4%        6.260%
SUBTOTAL/WTD.
 AVG. ...............                                            1.72x           65.1%       58.7%        5.579%
35 Waterview
 Boulevard .......... Office - Suburban        $    118          1.29x           80.0%       71.3%        6.260%
Marina Corporate
 Center ............. Office - Suburban        $    210          1.49x           71.4%       66.9%        5.830%
4 Sylvan Way ........ Office - Suburban        $    171          1.24x           80.0%       64.8%        6.260%
Mahopac Village
 Center ............. Retail - Anchored        $    121          1.25x           79.7%       70.0%        5.620%
Town Center
 East Building
 1 .................. Office - Suburban        $    180          1.45x           74.6%       66.3%        5.180%
Plaza West .......... Office - CBD             $    178          1.33x           74.5%       64.9%        6.190%
Cronacher
 Portfolio .......... Retail - Various         $    138          1.23x           78.4%       66.3%        5.924%
Ridge Plaza ......... Retail - Anchored        $    148          1.33x           79.7%       73.8%        5.150%
Broadmoor
 Towne Center
 - North ............ Retail - Anchored        $    117          1.36x           78.0%       66.6%        6.180%
Bay Vista Office
 Building ........... Office - CBD             $    139          1.39x(3)        68.6%       57.9%        5.850%
SUBTOTAL/WTD. AVG. ..                                            1.34x           76.6%       67.0%        5.851%
TOTAL/WTD. AVG.......                                            1.63x           67.7%       60.6%        5.642%

----------
(1)  In the case of a concentration of cross-collateralized mortgage loans, the aggregate principal balance.

(2)  Each of the 175 West Jackson mortgage loan and the 180 Maiden Lane mortgage loan are part of a split loan structure that includes a pari passu companion loan that is not included in the trust fund. With respect to these mortgage loans, unless otherwise specified, the calculations of LTV ratios, DSC ratios and loan balance per square foot/unit/pad are based on the aggregate indebtedness of each of these mortgage loans together with the related pari passu companion loan, but exclude the related subordinate companion loans.

(3)  For purposes of determining the debt service coverage ratio of this mortgage loan, such ratio was reduced by taking into account amounts available in cash reserves.

                              For more information on the twenty largest
                              mortgage loans in the trust fund, see "DESCRIPTION
                              OF THE MORTGAGE POOL--Twenty Largest Mortgage
                              Loans" in this prospectus supplement.

CO-LENDER LOANS............   Eleven (11) mortgage loans to be included in the
                              trust fund that were originated or acquired by
                              Wachovia Bank, National Association, representing
                              approximately 33.9% of the mortgage pool (10
                              mortgage loans in loan group 1 or 39.0% and 1
                              mortgage loan in loan group 2 or 2.7%), are, in
                              each case, evidenced by one of two or more notes
                              which are secured by one or more mortgaged real
                              properties. In each

                                      S-43

                              case, other than the 175 West Jackson subordinate
                              companion loan and the 180 Maiden Lane subordinate
                              companion loan included in the trust fund, the
                              related companion loan(s) will not be part of the
                              trust fund.

                              One (1) mortgage loan, loan number 1 (the 175 West
                              Jackson mortgage loan), is part of a split loan
                              structure where 1 companion loan that is part of
                              this split loan structure is pari passu in right
                              of entitlement to payment with the related
                              mortgage loan and the other companion loan is
                              subordinate to the 2 loans that are pari passu in
                              right of entitlement to payment. One (1) mortgage
                              loan, loan number 3 (the 180 Maiden Lane mortgage
                              loan), is part of a split loan structure where 1
                              companion loan that is part of this split loan
                              structure is pari passu in right of entitlement to
                              payment with the related mortgage loan and the
                              other 2 companion loans are junior to the 2 loans
                              that are pari passu in right of entitlement to
                              payment. The remaining co-lender loans, loan
                              numbers 2, 7, 20, 22, 32, 46, 53, 56 and 86, are
                              part of split loan structures in which the related
                              companion loans are subordinate to the related
                              mortgage loans. Each of these mortgage loans and
                              its related companion loans are subject to
                              intercreditor agreements.

                              The intercreditor agreement for the 175 West
                              Jackson mortgage loan generally allocates
                              collections in respect of such mortgage loans
                              first, to the related mortgage loan and the
                              related pari passu companion loan, on a pro rata
                              basis, and second, to amounts due on the related
                              subordinate companion loan, which is included in
                              the trust fund and supports the Class 175WJ-A,
                              Class 175WJ-B, Class 175WJ-C, Class 175WJ-D and
                              Class 175WJ-E certificates. The intercreditor
                              agreement for the 180 Maiden Lane mortgage loan
                              generally allocates collections in respect of such
                              mortgage loans first, to the related mortgage loan
                              and the related pari passu companion loan, on a
                              pro rata basis, second, to amounts due on the
                              related subordinate companion loan, which is
                              included in the trust fund and supports the Class
                              180ML-A, Class 180ML-B, Class 180ML-C, Class
                              180ML-D, Class 180ML-E, Class 180ML-F and Class
                              180ML-G certificates, and third, to amounts due on
                              the most subordinate companion loan, which is not
                              included in the trust fund. The intercreditor
                              agreements for each of the remaining mortgage
                              loans that are part of a split loan structure
                              generally allocate collections in respect of such
                              mortgage loans first, to the related mortgage
                              loan, and then to amounts due on the related
                              subordinate companion loans, which are not
                              included in the trust fund. The master servicer
                              and special servicers will service and administer
                              each of these mortgage loans and its related
                              companion loans pursuant to the pooling and
                              servicing agreement and the related intercreditor
                              agreement, for so long as the related mortgage
                              loan is part of the trust fund (and, in the case
                              of the 175 West Jackson mortgage loan and

                                      S-44

                              the 180 Maiden Lane mortgage loan, for so long as
                              the 175 West Jackson subordinate companion loan
                              and the 180 Maiden Lane subordinate companion loan
                              included in the trust fund, respectively, are part
                              of the trust fund).

                              Amounts attributable to any companion loan (other
                              than the 175 West Jackson subordinate companion
                              loan and the 180 Maiden Lane subordinate companion
                              loan included in the trust fund) will not be
                              assets of the trust fund and will be beneficially
                              owned by the holder of such companion loan. See
                              "DESCRIPTION OF THE MORTGAGE POOL--Co-Lender
                              Loans" in this prospectus supplement.

                              See "DESCRIPTION OF THE MORTGAGE POOL--Co-Lender
                              Loans" and "SERVICING OF THE MORTGAGE LOANS" in
                              this prospectus supplement for a description of
                              certain rights of the holders of these companion
                              loans to direct or consent to the servicing of the
                              related mortgage loans.

                              In addition to the mortgage loans described above,
                              certain of the mortgaged properties or the equity
                              interests in the related borrowers are subject to,
                              or are permitted to become subject to, additional
                              debt. In certain cases, this additional debt is
                              secured by the related mortgaged properties. See
                              "RISK FACTORS--Additional Debt on Some Mortgage
                              Loans Creates Additional Risks" in this prospectus
                              supplement.

                                      S-45

                                  RISK FACTORS

     o    You should carefully consider, among other things, the following risk factors (as well as the risk factors set forth under "RISK FACTORS" in the accompanying prospectus) before making your investment decision.
          Additional risks are described elsewhere in this prospectus supplement under separate headings in connection with discussions regarding particular aspects of the mortgage loans included in the trust fund or the certificates.

     o    The risks and uncertainties described below are not the only ones relating to your certificates. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair your investment.

     o    This prospectus supplement contains forward-looking statements that involve risk and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including risks described below and elsewhere in this prospectus supplement.

     o    If any of the following risks are realized, your investment could be materially and adversely affected.

                            THE OFFERED CERTIFICATES

ONLY TRUST FUND ASSETS ARE
  AVAILABLE TO PAY YOU.....   Neither the offered certificates nor the mortgage
                              loans will be guaranteed or insured by us or any
                              of our affiliates, by any governmental agency or
                              instrumentality or by any other person. If the
                              assets of the trust fund, primarily the mortgage
                              loans, are insufficient to make payments on the
                              offered certificates, no other assets will be
                              available for payment of the deficiency. See "RISK
                              FACTORS--The Assets of the Trust Fund May Not Be
                              Sufficient to Pay Your Certificates" in the
                              accompanying prospectus.

PREPAYMENTS WILL AFFECT
  YOUR YIELD...............   Prepayments. The yield to maturity on the offered
                              certificates will depend on the rate and timing of
                              principal payments (including both voluntary
                              prepayments, in the case of mortgage loans that
                              permit voluntary prepayment, and involuntary
                              prepayments, such as prepayments resulting from
                              casualty or condemnation, defaults, liquidations
                              or repurchases for breaches of representations or
                              warranties or other sales of defaulted mortgage
                              loans which in either case may not require any
                              accompanying prepayment premium or yield
                              maintenance charge) on the mortgage loans included
                              in the trust fund and how such payments are
                              allocated among the offered certificates entitled
                              to distributions of principal.

                              In addition, upon the occurrence of certain
                              limited events, a party may be required or
                              permitted to repurchase or purchase a mortgage
                              loan from the trust fund and the money paid would
                              be passed through to the holders of the
                              certificates with the same effect as if such
                              mortgage loan had been prepaid in full (except
                              that no prepayment premium or yield maintenance
                              charge would be payable with respect to any such
                              purchase or repurchase). In addition, certain
                              mortgage loans may permit prepayment without an
                              accompanying prepayment premium or yield
                              maintenance charge if the

                                      S-46

                              mortgagee elects to apply casualty or condemnation
                              proceeds to the mortgage loan. We cannot make any
                              representation as to the anticipated rate of
                              prepayments (voluntary or involuntary) on the
                              mortgage loans or as to the anticipated yield to
                              maturity of any certificate.

                              In addition, because the amount of principal that
                              will be distributed to the Class A-1, Class A-2,
                              Class A-3, Class A-4 and Class A-1A certificates
                              will generally be based upon the particular loan
                              group in which the related mortgage loan is deemed
                              to be a part, the yield on the Class A-1, Class
                              A-2, Class A-3 and Class A-4 certificates will be
                              particularly sensitive to prepayments on mortgage
                              loans in loan group 1 and the yield on the Class
                              A-1A certificates will be particularly sensitive
                              to prepayments on mortgage loans in loan group 2.

                              See "YIELD AND MATURITY CONSIDERATIONS" in this
                              prospectus supplement and "YIELD CONSIDERATIONS"
                              in the accompanying prospectus.

                              Yield. In general, if you purchase an offered
                              certificate at a premium and principal
                              distributions on that offered certificate occur at
                              a rate faster than you anticipated at the time of
                              purchase, and no prepayment premiums or yield
                              maintenance charges are collected, your actual
                              yield to maturity may be lower than you had
                              predicted at the time of purchase. Conversely, if
                              you purchase an offered certificate at a discount
                              and principal distributions on that offered
                              certificate occur at a rate slower than you
                              anticipated at the time of purchase, your actual
                              yield to maturity may be lower than you had
                              predicted at the time of purchase.

                              The yield on the Class D certificates could be
                              adversely affected if mortgage loans with higher
                              interest rates pay faster than mortgage loans with
                              lower interest rates, since this class bears
                              interest at a rate equal to, based upon or limited
                              by the weighted average net mortgage rate of the
                              mortgage loans.

                              Interest Rate Environment. Mortgagors generally
                              are less likely to prepay if prevailing interest
                              rates are at or above the rates borne by their
                              mortgage loans. On the other hand, mortgagors are
                              more likely to prepay if prevailing interest rates
                              fall significantly below the mortgage interest
                              rates of their mortgage loans. Mortgagors are less
                              likely to prepay mortgage loans with a lockout
                              period, yield maintenance charge or prepayment
                              premium provision, to the extent enforceable, than
                              similar mortgage loans without such provisions,
                              with shorter lockout periods or with lower yield
                              maintenance charges or prepayment premiums.

                              Performance Escrows. In connection with the
                              origination of some of the mortgage loans, the
                              related borrowers were required to escrow funds or
                              post a letter of credit related to obtaining
                              certain performance objectives. In general, such
                              funds will be released to the related borrower
                              upon the

                                      S-47

                              satisfaction of certain conditions. If the
                              conditions are not satisfied, although the master
                              servicer will be directed in the pooling and
                              servicing agreement (in accordance with the
                              servicing standard) to hold the escrows, letters
                              of credit or proceeds of such letters of credit as
                              additional collateral and not use the funds to
                              reduce the principal balance of the related
                              mortgage loan, in the event such funds are
                              required to be used to reduce the principal
                              balance of such mortgage loans, such amounts will
                              be passed through to the holders of the
                              certificates as principal prepayments.

                              Premiums. Provisions requiring prepayment premiums
                              and yield maintenance charges may not be
                              enforceable in some states and under federal
                              bankruptcy law, and may constitute interest for
                              usury purposes. Accordingly, we cannot provide
                              assurance that the obligation to pay such premium
                              or charge will be enforceable or, if enforceable,
                              that the foreclosure proceeds will be sufficient
                              to pay such prepayment premium or yield
                              maintenance charge. Additionally, although the
                              collateral substitution provisions related to
                              defeasance are not intended to be, and do not have
                              the same effect on the certificateholders as, a
                              prepayment, we cannot provide assurance that a
                              court would not interpret such provisions as
                              requiring a prepayment premium or yield
                              maintenance charge and possibly determine that
                              such provisions are unenforceable or usurious
                              under applicable law. Prepayment premiums and
                              yield maintenance charges are generally not
                              charged for prepayments resulting from casualty or
                              condemnation and would not be paid in connection
                              with repurchases of mortgage loans for breaches of
                              representations or warranties. No prepayment
                              premium or yield maintenance charge will be
                              required for prepayments in connection with a
                              casualty or condemnation unless, in the case of
                              certain of the mortgage loans, an event of default
                              has occurred and is continuing. In addition, 1
                              mortgage loan (loan number 3), representing 8.1%
                              of the mortgage pool (9.4% of loan group 1),
                              requires the payment of a fee equal to 0.14% of
                              the principal amount being repaid or prepaid on
                              any repayment or prepayment of the mortgage loan;
                              provided, however, the right to this fee will be
                              retained by the related mortgage loan seller and
                              will not be an asset of the trust fund.

                              Pool Concentrations. Principal payments (including
                              prepayments) on the mortgage loans included in the
                              trust fund or in a particular group will occur at
                              different rates. In addition, mortgaged properties
                              can be released from the trust fund as a result of
                              prepayments, defeasance, repurchases, casualties
                              or condemnations. As a result, the aggregate
                              balance of the mortgage loans concentrated in
                              various property types in the trust fund or in a
                              particular loan group changes over time. You
                              therefore may be exposed to varying concentration
                              risks as the mixture of property types and
                              relative principal balance of the mortgage loans
                              associated with certain property types changes.
                              See the table entitled "Range of Remaining Terms
                              to Maturity or Anticipated Repayment Date for

                                      S-48

                              all Mortgage Loans as of the Cut-Off Date" under
                              "DESCRIPTION OF THE MORTGAGE POOL--Additional
                              Mortgage Loan Information" in this prospectus
                              supplement for a description of the respective
                              maturity dates of the mortgage loans included in
                              the trust fund and in each loan group. Because
                              principal on the certificates (other than the
                              Class X-C, Class X-P, Class Z, Class R-I and Class
                              R-II certificates) is payable in sequential order
                              to the extent described under "DESCRIPTION OF THE
                              CERTIFICATES--Distributions" in this prospectus
                              supplement, classes that have a lower priority of
                              distributions are more likely to be exposed to the
                              risk of changing concentrations discussed under
                              "--Special Risks Associated With High Balance
                              Mortgage Loans" below than classes with a higher
                              sequential priority.

OPTIONAL EARLY TERMINATION
  OF THE TRUST FUND MAY
  RESULT IN AN ADVERSE
  IMPACT ON YOUR YIELD OR
  MAY RESULT IN A LOSS.....   The offered certificates will be subject to
                              optional early termination by means of the
                              purchase of the mortgage loans in the trust fund.
                              We cannot assure you that the proceeds from a sale
                              of the mortgage loans will be sufficient to
                              distribute the outstanding certificate balance
                              plus accrued interest and any undistributed
                              shortfalls in interest accrued on the certificates
                              that are subject to the termination. Accordingly,
                              the holders of offered certificates affected by
                              such a termination may suffer an adverse impact on
                              the overall yield on their certificates, may
                              experience repayment of their investment at an
                              unpredictable and inopportune time or may even
                              incur a loss on their investment. See "DESCRIPTION
                              OF THE CERTIFICATES--Termination" in this
                              prospectus supplement.

BORROWER DEFAULTS MAY
  ADVERSELY AFFECT YOUR
  YIELD....................   The aggregate amount of distributions on the
                              offered certificates, the yield to maturity of the
                              offered certificates, the rate of principal
                              payments on the offered certificates and the
                              weighted average life of the offered certificates
                              will be affected by the rate and timing of
                              delinquencies and defaults on the mortgage loans
                              included in the trust fund. Delinquencies on the
                              mortgage loans included in the trust fund, if the
                              delinquent amounts are not advanced, may result in
                              shortfalls in distributions of interest and/or
                              principal to the offered certificates for the
                              current month. Any late payments received on or in
                              respect of the mortgage loans will be distributed
                              to the certificates in the priorities described
                              more fully in this prospectus supplement, but no
                              interest will accrue on such shortfall during the
                              period of time such payment is delinquent.

                              If you calculate your anticipated yield based on
                              an assumed default rate and an assumed amount of
                              losses on the mortgage pool that are lower than
                              the default rate and the amount

                                      S-49

                              of losses actually experienced, and if such losses
                              are allocated to your class of certificates, your
                              actual yield to maturity will be lower than the
                              yield so calculated and could, under certain
                              scenarios, be negative. The timing of any loss on
                              a liquidated mortgage loan also will affect the
                              actual yield to maturity of the offered
                              certificates to which all or a portion of such
                              loss is allocable, even if the rate of defaults
                              and severity of losses are consistent with your
                              expectations. In general, the earlier you bear a
                              loss, the greater the effect on your yield to
                              maturity. See "YIELD AND MATURITY CONSIDERATIONS"
                              in this prospectus supplement and "YIELD
                              CONSIDERATIONS" in the accompanying prospectus.

                              Even if losses on the mortgage loans included in
                              the trust fund are allocated to a particular class
                              of offered certificates, such losses may affect
                              the weighted average life and yield to maturity of
                              other certificates. Losses on the mortgage loans,
                              to the extent not allocated to such class of
                              offered certificates, may result in a higher
                              percentage ownership interest evidenced by such
                              certificates than would otherwise have resulted
                              absent such loss. The consequent effect on the
                              weighted average life and yield to maturity of the
                              offered certificates will depend upon the
                              characteristics of the remaining mortgage loans.

ADDITIONAL COMPENSATION AND
  CERTAIN REIMBURSEMENTS TO
  THE SERVICER WILL AFFECT
  YOUR RIGHT TO RECEIVE
  DISTRIBUTIONS............   To the extent described in this prospectus
                              supplement, the master servicer or the trustee, as
                              applicable, will be entitled to receive interest
                              on unreimbursed advances and unreimbursed
                              servicing expenses. The right of the master
                              servicer or the trustee to receive such payments
                              of interest is senior to the rights of
                              certificateholders to receive distributions on the
                              certificates and, consequently, may result in
                              additional trust fund expenses being allocated to
                              the offered certificates that would not have
                              resulted absent the accrual of such interest. In
                              addition, the applicable special servicer will
                              receive a fee with respect to each specially
                              serviced mortgage loan and any collections
                              thereon, including specially serviced mortgage
                              loans which have been returned to performing
                              status. This will result in shortfalls which will
                              be allocated to the offered certificates.

                              Amounts in respect of the 175 West Jackson
                              subordinate companion loan and the 180 Maiden Lane
                              subordinate companion loan included in the trust
                              fund are not available for distributions on the
                              certificates (other than the Class 175WJ-A, Class
                              175WJ-B, Class 175WJ-C, Class 175WJ-D and Class
                              175WJ-E certificates and the Class 180ML-A, Class
                              180ML-B, Class 180ML-C, Class 180ML-D, Class
                              180ML-E, Class 180ML-F and Class 180ML-G
                              certificates, respectively), nor are they
                              available for the reimbursement of nonrecoverable
                              advances of principal and interest unrelated to
                              the 175 West Jackson whole loan and the 180 Maiden
                              Lane

                                      S-50

                              whole loan, as the case may be. Nevertheless, if
                              an advance by the master servicer (or trustee, if
                              applicable) on the 175 West Jackson subordinate
                              companion loan or the 180 Maiden Lane subordinate
                              companion loan included in the trust fund becomes
                              a nonrecoverable advance (including among other
                              considerations described herein, if the master
                              servicer (or trustee, if applicable) is unable to
                              recover such amounts from amounts available for
                              distribution on the Class 175WJ-A, Class 175WJ-B,
                              Class 175WJ-C, Class 175WJ-D and Class 175WJ-E
                              certificates or the Class 180ML-A, Class 180ML-B,
                              Class 180ML-C, Class 180ML-D, Class 180ML-E, Class
                              180ML-F and Class 180ML-G certificates, as the
                              case may be), the master servicer (or trustee, as
                              applicable) will be permitted to recover such
                              nonrecoverable advance (including interest
                              thereon) from the assets of the trust fund
                              available for distribution on the certificates
                              (other than the Class 175WJ-A, Class 175WJ-B,
                              Class 175WJ-C, Class 175WJ-D and Class 175WJ-E
                              certificates and the Class 180ML-A, Class 180ML-B,
                              Class 180ML-C, Class 180ML-D, Class 180ML-E, Class
                              180ML-F and Class 180ML-G certificates,
                              respectively). This may result in shortfalls which
                              will be allocated to the offered certificates.

SUBORDINATION OF
  SUBORDINATE OFFERED
  CERTIFICATES.............   As described in this prospectus supplement, unless
                              your certificates are Class A-1, Class A-2, Class
                              A-3, Class A-4, Class A-1A, Class X-C or Class X-P
                              certificates, your rights to receive distributions
                              of amounts collected or advanced on or in respect
                              of the mortgage loans will be subordinated to
                              those of the holders of the offered certificates
                              with an earlier alphabetical designation and the
                              Class A-1A, Class X-C and Class X-P certificates.

                              See "DESCRIPTION OF THE CERTIFICATES--
                              Distributions--Application of the Available
                              Distribution Amount" and "DESCRIPTION OF THE
                              CERTIFICATES--Subordination; Allocation of Losses
                              and Certain Expenses" in this prospectus
                              supplement.

YOUR LACK OF CONTROL OVER
  THE TRUST FUND CAN CREATE
  RISKS....................   You and other certificateholders generally do not
                              have a right to vote and do not have the right to
                              make decisions with respect to the administration
                              of the trust. See "SERVICING OF THE MORTGAGE
                              LOANS--General" in this prospectus supplement.
                              Those decisions are generally made, subject to the
                              express terms of the pooling and servicing
                              agreement, by the master servicer, the trustee or
                              the special servicer, as applicable. Any decision
                              made by one of those parties in respect of the
                              trust, even if that decision is determined to be
                              in your best interests by that party, may be
                              contrary to the decision that you or other
                              certificateholders would have made and may
                              negatively affect your interests.

                              Under certain circumstances, the consent or
                              approval of less than all certificateholders will
                              be required to take, and will

                                      S-51

                              bind all certificateholders to, certain actions
                              relating to the trust. The interests of those
                              certificateholders may be in conflict with those
                              of the other certificateholders. For example,
                              certificateholders of certain classes that are
                              subordinate in right of payment may direct the
                              actions of the special servicer with respect to
                              troubled mortgage loans and related mortgaged
                              properties. In certain circumstances, the holder
                              of a companion loan, mezzanine loan or subordinate
                              debt may direct the actions of the special
                              servicer with respect to the related mortgage loan
                              and the holder of a companion loan, mezzanine loan
                              or subordinate debt will have certain consent
                              rights relating to foreclosure or modification of
                              the related loans. The interests of such holder of
                              a companion loan, mezzanine loan or subordinate
                              debt may be in conflict with those of the
                              certificateholders.

                              Two (2) of the mortgage loans, representing 17.8%
                              of the mortgage pool (20.7% of loan group 1), are
                              each evidenced by multiple promissory notes. For
                              such mortgage loans, certain of the related
                              promissory notes are pari passu in right of
                              payment. In addition, each of these mortgage loans
                              has promissory notes that are subordinate in right
                              of payment to the notes that are pari passu in
                              right of payment, if any. In each case, only one
                              of the pari passu promissory notes is included in
                              the trust fund and the related pari passu
                              companion note is owned by Wachovia Bank, National
                              Association.

                              Additionally, less than all of the
                              certificateholders may amend the pooling and
                              servicing agreement in certain circumstances.

                              See "SERVICING OF THE MORTGAGE LOANS--The
                              Controlling Class Representative" in this
                              prospectus supplement and "DESCRIPTION OF THE
                              CERTIFICATES--Voting Rights" in this prospectus
                              supplement and the accompanying prospectus.

LIQUIDITY FOR CERTIFICATES
  MAY BE LIMITED...........   There is currently no secondary market for the
                              offered certificates. While each underwriter has
                              advised us that it intends to make a secondary
                              market in one or more classes of the offered
                              certificates, none of them are under any
                              obligation to do so. No secondary market for your
                              certificates may develop. If a secondary market
                              does develop, there can be no assurance that it
                              will be available for the offered certificates or,
                              if it is available, that it will provide holders
                              of the offered certificates with liquidity of
                              investment or continue for the life of your
                              certificates. Lack of liquidity could result in a
                              substantial decrease in the market value of your
                              certificates. Your certificates will not be listed
                              on any securities exchange or traded in any
                              automated quotation system of any registered
                              securities association such as NASDAQ.

BOOK-ENTRY REGISTRATION....   Your certificates will be initially represented by
                              one or more certificates registered in the name of
                              Cede & Co., as the

                                      S-52

                              nominee for DTC, and will not be registered in
                              your name. As a result, you will not be recognized
                              as a certificateholder, or holder of record of
                              your certificates.

POTENTIAL CONFLICTS OF
  INTEREST.................   The master servicer is one of the mortgage loan
                              sellers and one of the special servicers and is an
                              affiliate of the depositor and one of the
                              underwriters. These affiliations could cause
                              conflicts with the master servicer's duties to the
                              trust under the pooling and servicing agreement.
                              However, the pooling and servicing agreement
                              provides that the mortgage loans shall be
                              administered in accordance with the servicing
                              standard described in this prospectus supplement
                              without regard to an affiliation with any other
                              party to the pooling and servicing agreement. See
                              "SERVICING OF THE MORTGAGE LOANS--General" in this
                              prospectus supplement.

                              Wachovia Bank, National Association, which is the
                              master servicer and one of the special servicers,
                              or one of its affiliates, is also the initial
                              holder of certain companion loans with respect to
                              2 mortgage loans, the 175 West Jackson mortgage
                              loan and the 180 Maiden Lane mortgage loan,
                              representing 17.8% of the mortgage pool (20.7% of
                              loan group 1), and may also purchase certain
                              classes of the certificates. This could cause a
                              conflict between Wachovia Bank, National
                              Association's duties to the trust under the
                              pooling and servicing agreement and its or its
                              affiliate's interest as a holder of a companion
                              loan. See "DESCRIPTION OF THE MORTGAGE
                              POOL--Co-Lender Loans" in this prospectus
                              supplement. In addition, it is expected that
                              Wachovia Bank, National Association or one of its
                              affiliates will be the initial holder of the Class
                              175WJ-A, Class 175WJ-B, Class 175WJ-C, Class
                              175WJ-D and Class 175WJ-E certificates and/or the
                              Class 180ML-A, Class 180ML-B, Class 180ML-C, Class
                              180ML-D, Class 180ML-E, Class 180ML-F and Class
                              180ML-G certificates and may be able to make
                              certain determinations with respect to the 175
                              West Jackson whole loan and the 180 Maiden Lane
                              whole loan. This could cause a conflict between
                              Wachovia Bank, National Association's duties to
                              the trust under the pooling and servicing
                              agreement and its or its affiliate's interest as a
                              holder of the Class 175WJ-A, Class 175WJ-B, Class
                              175WJ-C, Class 175WJ-D and Class 175WJ-E
                              certificates and/or the Class 180ML-A, Class
                              180ML-B, Class 180ML-C, Class 180ML-D, Class
                              180ML-E, Class 180ML-F and Class 180ML-G
                              certificates. In addition, with respect to 1
                              mortgage loan (loan number 81), representing 0.2%
                              of the mortgage pool (1.2% of loan group 2), the
                              related mortgaged property is master leased to an
                              entity that is approximately 99% owned by an
                              affiliate of Wachovia Bank, National Association.
                              This could cause a conflict of interest between
                              Wachovia Bank, National Association's duties to
                              the trust under the pooling and servicing
                              agreement and its or its affiliate's interest as
                              owner of the master lessee.

                                      S-53

                              In addition, it is anticipated that GKK Manager
                              LLC will be appointed by the special servicer as a
                              sub-servicer with respect to the 180 Maiden Lane
                              mortgage loan. Affiliates of GKK Manager LLC own
                              the most subordinate companion loan related to the
                              180 Maiden Lane mortgage loan. This could cause a
                              conflict between GKK Manager LLC's duty to the
                              trust as a sub-servicer and its interest in the
                              related 180 Maiden Lane subordinate companion
                              loan.

                              Clarion Partners, LLC, which is one of the special
                              servicers, or one of its affiliates, is expected
                              to purchase certain of the non-offered
                              certificates (including the controlling Class
                              Certificates). This could cause a conflict between
                              the duties of Clarion Partners, LLC to the trust
                              as special servicer under the pooling and
                              servicing agreement and its interest as a holder
                              of a certificate.

                              The special servicer (and any related
                              sub-servicer) will be involved in determining
                              whether to modify or foreclose a defaulted
                              mortgage loan. The special servicer or an
                              affiliate of the special servicer may purchase
                              certain other non-offered certificates (including
                              the controlling Class Certificates, the Class
                              175WJ-A, Class 175WJ-B, Class 175WJ-C, Class
                              175WJ-D and Class 175WJ-E certificates, the Class
                              180ML-A, Class 180ML-B, Class 180ML-C, Class
                              180ML-D, Class 180ML-E, Class 180ML-F and Class
                              180ML-G certificates and the Class Z
                              certificates). The special servicer or its
                              affiliate may serve as the initial controlling
                              class representative. The special servicer or its
                              affiliates may acquire non-performing loans or
                              interests in non-performing loans, which may
                              include REO properties that compete with the
                              mortgaged properties securing mortgage loans in
                              the trust fund. The special servicer or its
                              affiliates own and are in the business of
                              acquiring assets similar in type to the assets of
                              the trust fund. The special servicer or its
                              affiliates may also make loans on properties that
                              may compete with the mortgaged properties and may
                              also advise other clients that own or are in the
                              business of owning properties that compete with
                              the mortgaged properties or that own loans like
                              the mortgage loans included in the trust fund.
                              Accordingly, the assets of the special servicer
                              and its affiliates may, depending upon the
                              particular circumstances including the nature and
                              location of such assets, compete with the
                              mortgaged properties for tenants, purchasers,
                              financing and so forth. See "SERVICING OF THE
                              MORTGAGE LOANS--Modifications, Waivers and
                              Amendments" in this prospectus supplement.

                              This could cause a conflict between the special
                              servicer's duties to the trust under the pooling
                              and servicing agreement and its interest as a
                              holder of a certificate. However, the pooling and
                              servicing agreement provides that the mortgage
                              loans shall be administered in accordance with the
                              servicing standard without regard to ownership of
                              any certificate by

                                      S-54

                              the master servicer, the special servicer or any
                              affiliate of the special servicer. See "SERVICING
                              OF THE MORTGAGE LOANS--General" in this prospectus
                              supplement.

                              In addition, the related property managers and
                              borrowers may experience conflicts of interest in
                              the management and/or ownership of the mortgaged
                              properties securing the mortgage loans because:

                                 o  a substantial number of the mortgaged
                                    properties are managed by property managers
                                    affiliated with the respective borrowers;

                                 o  these property managers also may manage
                                    and/or franchise additional properties,
                                    including properties that may compete with
                                    the mortgaged properties;

                                 o  affiliates of the property manager and/or
                                    the borrowers or the property managers
                                    and/or the borrowers themselves also may own
                                    other properties, including competing
                                    properties; or

                                 o  the mortgaged property is self managed.

                              In addition, certain mortgage loans included in
                              the trust fund may have been refinancings of debt
                              previously held by (or by an affiliate of) one of
                              the mortgage loan sellers.

TERRORIST ATTACKS AND
  MILITARY CONFLICTS MAY
  ADVERSELY AFFECT YOUR
  INVESTMENT...............   On September 11, 2001, the United States was
                              subjected to multiple terrorist attacks which
                              resulted in considerable uncertainty in the world
                              financial markets. The full impact of these events
                              is not yet known, but could include, among other
                              things, increased volatility in the price of
                              securities including your certificates. The
                              terrorist attacks may also adversely affect the
                              revenues or costs of operation of the mortgaged
                              properties. The terrorist attacks on the World
                              Trade Center and the Pentagon suggest an increased
                              likelihood that large public areas such as
                              shopping malls or large office buildings could
                              become the target of terrorist attacks in the
                              future. The possibility of such attacks could (i)
                              lead to damage to one or more of the mortgaged
                              properties if any such attacks occur, (ii) result
                              in higher costs for security and insurance
                              premiums, particularly for large properties, which
                              could adversely affect the cash flow at those
                              mortgaged properties, or (iii) impact leasing
                              patterns or shopping patterns which could
                              adversely impact leasing revenue and mall traffic
                              and percentage rent. As a result, the ability of
                              the mortgaged properties to generate cash flow may
                              be adversely affected. See "--Insurance Coverage
                              on Mortgaged Properties May Not Cover Special
                              Hazard Losses" below.

                              Terrorist attacks in the United States, incidents
                              of terrorism occurring outside the United States
                              and military conflict in Iraq and elsewhere may
                              significantly reduce air travel throughout the
                              United States, and, therefore, continue to have a
                              negative effect on revenues in areas heavily
                              dependent on tourism. Any decrease in air travel
                              may have a negative

                                      S-55

                              effect on certain of the mortgaged properties,
                              including hotel mortgaged properties and those
                              mortgaged properties located in tourist areas,
                              which could reduce the ability of such mortgaged
                              properties to generate cash flow.

                              It is uncertain what continued effect armed
                              conflict involving the United States, including
                              the recent war between the United States and Iraq
                              or any future conflict with any other country,
                              will have on domestic and world financial markets,
                              economies, real estate markets, insurance costs or
                              business segments. Foreign or domestic conflicts
                              of any kind could have an adverse effect on the
                              mortgaged properties.

                              Accordingly, these disruptions, uncertainties and
                              costs could materially and adversely affect your
                              investment in the certificates.

                                      S-56

                               THE MORTGAGE LOANS

RISKS ASSOCIATED WITH
  COMMERCIAL LENDING MAY BE
  DIFFERENT THAN FOR
  RESIDENTIAL LENDING......   Commercial and multifamily lending is generally
                              viewed as exposing a lender (and your investment
                              in the trust fund) to a greater risk of loss than
                              lending which is secured by single-family
                              residences, in part because it typically involves
                              making larger loans to single borrowers or groups
                              of related mortgagors. In addition, unlike loans
                              which are secured by single-family residences,
                              repayment of loans secured by commercial and
                              multifamily properties depends upon the ability of
                              the related real estate project:

                                 o  to generate income sufficient to pay debt
                                    service, operating expenses and leasing
                                    commissions and to make necessary repairs,
                                    tenant improvements and capital
                                    improvements; and

                                 o  in the case of loans that do not fully
                                    amortize over their terms, to retain
                                    sufficient value to permit the borrower to
                                    pay off the loan at maturity through a sale
                                    or refinancing of the mortgaged property.

FUTURE CASH FLOW AND
  PROPERTY VALUES ARE NOT
  PREDICTABLE..............   A number of factors, many beyond the control of
                              the property owner, may affect the ability of an
                              income-producing real estate project to generate
                              sufficient net operating income to pay debt
                              service and/or to maintain its value. Among these
                              factors are:

                                 o  economic conditions generally and in the
                                    area of the project;

                                 o  the age, quality, functionality and design
                                    of the project;

                                 o  the degree to which the project competes
                                    with other projects in the area;

                                 o  changes or continued weakness in specific
                                    industry segments;

                                 o  increases in operating costs;

                                 o  the willingness and ability of the owner to
                                    provide capable property management and
                                    maintenance;

                                 o  the degree to which the project's revenue is
                                    dependent upon a single tenant or user, a
                                    small group of tenants, tenants concentrated
                                    in a particular business or industry and the
                                    competition to any such tenants;

                                 o  an increase in the capital expenditures
                                    needed to maintain the properties or make
                                    improvements;

                                 o  a decline in the financial condition of a
                                    major tenant;

                                      S-57

                                 o  the location of a mortgaged property;

                                 o  whether a mortgaged property can be easily
                                    converted (or converted at all) to
                                    alternative uses;

                                 o  an increase in vacancy rates;

                                 o  perceptions regarding the safety,
                                    convenience and attractiveness of such
                                    properties;

                                 o  vulnerability to litigation by tenants and
                                    patrons; and

                                 o  environmental contamination.

                              Many of the mortgaged properties securing mortgage
                              loans included in the trust fund have leases that
                              expire or may be subject to tenant termination
                              rights prior to the maturity date of the related
                              mortgage loan. Certain of such loans may be leased
                              entirely to a single tenant. If leases are not
                              renewed or replaced, if tenants default, if rental
                              rates fall and/or if operating expenses increase,
                              the borrower's ability to repay the loan may be
                              impaired and the resale value of the property,
                              which is substantially dependent upon the
                              property's ability to generate income, may
                              decline. With respect to the twenty largest
                              mortgage loans, 4 of these mortgage loans (loan
                              numbers 3, 6, 10 and 13) each have a single tenant
                              or major tenant whose lease expires, or may be
                              terminated, prior to the maturity date of the
                              related mortgage loan. Because the lease is the
                              sole source of income to the borrower, in the
                              event the lease is terminated, the borrower would
                              have no immediate income to make the required debt
                              service payment unless it promptly relet the
                              premises. See "--Single Tenants and Concentration
                              of Tenants Subject the Trust Fund to Increased
                              Risk" below. Even if borrowers successfully renew
                              leases or relet vacated space, the costs
                              associated with reletting, including tenant
                              improvements, leasing commissions and free rent,
                              can exceed the amount of any reserves maintained
                              for that purpose and reduce cash from the
                              mortgaged properties. Although some of the
                              mortgage loans included in the trust fund require
                              the borrower to maintain escrows for leasing
                              expenses, there is no guarantee that these
                              reserves will be sufficient.

                              In addition, there are other factors, including
                              changes in zoning or tax laws, restrictive
                              covenants, tenant exclusives and rights of first
                              refusal to lease or purchase, the availability of
                              credit for refinancing and changes in
                              interest-rate levels that may adversely affect the
                              value of a project and/or the borrower's ability
                              to sell or refinance without necessarily affecting
                              the ability to generate current income. In
                              addition, certain of the mortgaged properties may
                              be leased in whole or in part by
                              government-sponsored tenants who may have certain
                              rights to cancel their leases or reduce the rent
                              payable with respect to such leases at any time
                              for, among other reasons, lack of appropriations.

                                      S-58

                              Other factors are more general in nature, such as:

                                 o  national, regional or local economic
                                    conditions (including plant and military
                                    installation closings, industry slowdowns
                                    and unemployment rates);

                                 o  local real estate conditions (such as an
                                    oversupply of retail space, office space or
                                    multifamily housing);

                                 o  demographic factors;

                                 o  consumer confidence;

                                 o  consumer tastes and preferences; and

                                 o  changes in building codes and other
                                    applicable laws.

                              The volatility of net operating income will be
                              influenced by many of the foregoing factors, as
                              well as by:

                                 o  the length of tenant leases;

                                 o  the creditworthiness of tenants;

                                 o  in the case of rental properties, the rate
                                    at which new rentals occur;

                                 o  the property's "operating leverage" (i.e.,
                                    the percentage of total property expenses in
                                    relation to revenue, the ratio of fixed
                                    operating expenses to those that vary with
                                    revenues and the level of capital
                                    expenditures required to maintain the
                                    property and to retain or replace tenants);
                                    and

                                 o  a decline in the real estate market or in
                                    the financial condition of a major tenant
                                    will tend to have a more immediate effect on
                                    the net operating income of property with
                                    short-term revenue sources, such as
                                    short-term or month-to-month leases, and may
                                    lead to higher rates of delinquency or
                                    defaults.

SOME MORTGAGED PROPERTIES
  MAY NOT BE READILY
  CONVERTIBLE TO
  ALTERNATIVE USES.........   Some of the mortgaged properties securing the
                              mortgage loans included in the trust fund may not
                              be readily convertible (or convertible at all) to
                              alternative uses if those properties were to
                              become unprofitable for any reason. For example, a
                              mortgaged property may not be readily convertible
                              (or convertible at all) due to restrictive
                              covenants related to such mortgaged property
                              including, in the case of mortgaged properties
                              which are part of a condominium regime, the use
                              and other restrictions imposed by the condominium
                              declaration and other related documents,
                              especially in a situation where a mortgaged
                              property does not represent the entire condominium
                              regime. Mortgaged properties that have been
                              designed as historic sites, such as the mortgaged
                              property securing 1 mortgage loan (loan number 62)
                              may be difficult to convert to alternative uses.
                              In addition, converting commercial properties to
                              alternate uses generally requires substantial
                              capital expenditures. The liquidation value of any

                                      S-59

                              mortgaged property, subject to limitations of the
                              kind described above or other limitations on
                              convertibility of use, may be substantially less
                              than would be the case if the property were
                              readily adaptable to other uses.

                              See "--Special Risks Associated with Industrial
                              and Mixed-Use Facilities" below.

LOANS NOT INSURED OR
  GUARANTEED...............   Generally, the mortgage loans included in the
                              trust fund will not be an obligation of, or be
                              insured or guaranteed by, any governmental entity,
                              by any private mortgage insurer, or by the
                              depositor, any mortgage loan seller, the
                              underwriters, the master servicer, the special
                              servicer, the trustee or any of their respective
                              affiliates.

                              We have not evaluated the significance of the
                              recourse provisions of mortgage loans that may
                              permit recourse against the related borrower or
                              another person in the event of a default.
                              Accordingly, you should assume all of the mortgage
                              loans included in the trust fund are nonrecourse
                              loans, and that recourse in the case of default
                              will be limited to the related mortgaged property.

                              However, in certain circumstances a mortgage loan
                              seller will be obligated to repurchase or
                              substitute a mortgage loan sold by it if:

                                 o  there is a defect or omission with respect
                                    to certain of the documents relating to such
                                    mortgage loan and such defect or omission
                                    materially and adversely affects the value
                                    of a mortgage loan or the interests of the
                                    trust therein or the interests of any
                                    certificateholder; or

                                 o  certain of their respective representations
                                    or warranties concerning such mortgage loan
                                    are breached, and such breach materially and
                                    adversely affects the value of such mortgage
                                    loan, the interests of the trust therein or
                                    the interests of any certificateholder and
                                    is not cured as required.

                              We cannot provide assurance that the applicable
                              mortgage loan seller will be in a financial
                              position to make such a repurchase or
                              substitution.

RISKS RELATING TO CERTAIN
  PROPERTY TYPES...........   Particular types of income properties are exposed
                              to particular risks. For instance:

SPECIAL RISKS ASSOCIATED
  WITH OFFICE PROPERTIES...   Office properties may require their owners to
                              expend significant amounts of cash to pay for
                              general capital improvements, tenant improvements
                              and costs of re-leasing space. Office properties
                              that are not equipped to accommodate the needs of
                              modern businesses may become functionally obsolete
                              and thus non-competitive.

                                      S-60

                              In addition, a large number of factors may
                              adversely affect the value of office properties,
                              including:

                                 o  the quality of an office building's tenants;

                                 o  the physical attributes of the building in
                                    relation to competing buildings (e.g., age,
                                    condition, design, access to transportation
                                    and ability to offer certain amenities, such
                                    as sophisticated building systems);

                                 o  the physical attributes of the building with
                                    respect to the technological needs of the
                                    tenants, including the adaptability of the
                                    building to changes in the technological
                                    needs of the tenants;

                                 o  the desirability of the area as a business
                                    location;

                                 o  the presence of competing properties; and

                                 o  the strength and nature of the local economy
                                    (including labor costs and quality, tax
                                    environment and quality of life for
                                    employees).

                              Moreover, the cost of refitting office space for a
                              new tenant is often higher than the cost of
                              refitting other types of properties for new
                              tenants.

                              Office properties secure 20 of the mortgage loans
                              included in the trust fund as of the cut-off date,
                              representing 47.2% of the mortgage pool (54.9% of
                              loan group 1).

SPECIAL RISKS ASSOCIATED
  WITH  SHOPPING CENTERS
  AND OTHER RETAIL
  PROPERTIES...............   Shopping centers are affected by the health of the
                              retail industry, which is currently undergoing a
                              consolidation and is experiencing changes due to
                              the growing market share of "off-price" retailing,
                              including the popularity of home shopping
                              networks, shopping via internet web sites and
                              telemarketing. A particular shopping center may be
                              adversely affected by the bankruptcy or decline in
                              drawing power of an anchor, shadow anchor or major
                              tenant, a shift in consumer demand due to
                              demographic changes (for example, population
                              decreases or changes in average age or income)
                              and/or changes in consumer preference (for
                              example, to discount retailers).

                              In the case of retail properties, the failure of
                              an anchor, shadow anchor or major tenant to renew
                              its lease, the termination of an anchor, shadow
                              anchor or major tenant's lease, the bankruptcy or
                              economic decline of an anchor, shadow anchor or
                              major tenant, or the cessation of the business of
                              an anchor, shadow anchor or major tenant at its
                              store, notwithstanding that such tenant may
                              continue payment of rent after "going dark," may
                              have a particularly negative effect on the
                              economic performance of a shopping center property
                              given the importance of anchor tenants, shadow
                              anchor tenants and major tenants in attracting
                              traffic to other stores within the same shopping
                              center. In addition,

                                      S-61

                              the failure of one or more major tenants, such as
                              an anchor or shadow anchor tenant, to operate from
                              its premises may entitle other tenants to rent
                              reductions or the right to terminate their leases.
                              See "--The Failure of a Tenant Will Have a
                              Negative Impact on Single Tenant and Tenant
                              Concentration Properties" below.

                              In addition, 1 of the mortgage loans secured by an
                              anchored retail mortgaged property (loan number
                              2), representing 8.6% of the mortgage pool (10.0%
                              of loan group 1), has a movie theater as a tenant.
                              This mortgaged property is exposed to certain
                              unique risks. In recent years, theater industry
                              has experienced a high level of construction of
                              new theaters and an increase in competition among
                              theater operators. This new construction has
                              caused some operators to experience financial
                              difficulties, resulting in downgrades in their
                              credit ratings and, in certain cases, bankruptcy
                              filings. In addition, because of the unique
                              construction requirements of theaters, any vacant
                              theater space would not easily be converted to
                              other uses.

                              Retail properties, including shopping centers,
                              secure 33 of the mortgage loans included in the
                              trust fund as of the cut-off date, representing
                              28.0% of the mortgage pool (32.6% of loan group
                              1).

SPECIAL RISKS ASSOCIATED
  WITH MULTIFAMILY
  PROJECTS.................   Multifamily projects are part of a market that, in
                              general, is characterized by low barriers to
                              entry. Thus, a particular apartment market with
                              historically low vacancies could experience
                              substantial new construction and a resultant
                              oversupply of units in a relatively short period
                              of time. Since multifamily apartment units are
                              typically leased on a short-term basis, the
                              tenants who reside in a particular project within
                              such a market may easily move to alternative
                              projects with more desirable amenities or
                              locations.

                              A large number of factors may adversely affect the
                              value and successful operation of a multifamily
                              property, including:

                                 o  the physical attributes of the apartment
                                    building (for example, its age, appearance
                                    and construction quality);

                                 o  the location of the property (for example, a
                                    change in the neighborhood over time);

                                 o  the ability of management to provide
                                    adequate maintenance and insurance;

                                 o  the types of services and amenities that the
                                    property provides;

                                 o  the property's reputation;

                                 o  the level of mortgage interest rates (which,
                                    if relatively low, may encourage tenants to
                                    purchase rather than lease housing);

                                      S-62

                                 o  the tenant mix, such as the tenant
                                    population being predominantly students or
                                    being heavily dependent on workers from a
                                    particular business or personnel from a
                                    local military base;

                                 o  dependence upon governmental programs that
                                    provide rent subsidies to tenants pursuant
                                    to tenant voucher programs or tax credits to
                                    developers to provide certain types of
                                    development;

                                 o  the presence of competing properties;

                                 o  adverse local or national economic
                                    conditions; and

                                 o  state and local regulations.

                              Furthermore, multifamily projects may be subject
                              to various tax credit, city, state and federal
                              housing subsidies, rent stabilization or similar
                              programs. The limitations and restrictions imposed
                              by these programs could result in realized losses
                              on the mortgage loans. In addition, in the event
                              that the program is cancelled, it could result in
                              less income for the project. These programs may
                              include:

                                 o  rent limitations that could adversely affect
                                    the ability of borrowers to increase rents
                                    to maintain the condition of their mortgaged
                                    properties and satisfy operating expenses;
                                    and

                                 o  tenant income restrictions that may reduce
                                    the number of eligible tenants in those
                                    mortgaged properties and result in a
                                    reduction in occupancy rates.

                              The differences in rents between subsidized or
                              supported properties and other multifamily rental
                              properties in the same area may not be a
                              sufficient economic incentive for some eligible
                              tenants to reside at a subsidized or supported
                              property that may have fewer amenities or be less
                              attractive as a residence. As a result, occupancy
                              levels at a subsidized or supported property may
                              decline, which may adversely affect the value and
                              successful operation of such property.

                              Multifamily properties secure 23 of the mortgage
                              loans included in the trust fund as of the cut-off
                              date, representing 17.3% of the mortgage pool (6
                              mortgage loans in loan group 1 or 3.9% and all of
                              the mortgage loans in loan group 2).

SPECIAL RISKS ASSOCIATED
  WITH MOBILE HOME PARK
  PROPERTIES...............   Mortgage loans secured by liens on mobile home
                              park properties pose risks not associated with
                              mortgage loans secured by liens on other types of
                              income producing real estate.

                              The successful operation of a mobile home park
                              property may depend upon the number of other
                              competing residential developments in the local
                              market, such as:

                                 o  other mobile home park properties;

                                      S-63

                                 o  apartment buildings; and

                                 o  site-built single family homes.

                              Other factors may also include:

                                 o  the physical attributes of the community,
                                    including its age and appearance;

                                 o  location of the mobile home park property;

                                 o  the ability of management to provide
                                    adequate maintenance and insurance;

                                 o  the types of services or amenities it
                                    provides;

                                 o  the property's reputation; and

                                 o  state and local regulations, including rent
                                    control and rent stabilization.

                              The mobile home park properties are "special
                              purpose" properties that could not be readily
                              converted to general residential, retail or office
                              use. Thus, if the operation of any of the mobile
                              home park properties becomes unprofitable due to
                              competition, age of the improvements or other
                              factors such that the borrower becomes unable to
                              meet its obligations on the related mortgage loan,
                              the liquidation value of that mobile home park
                              property may be substantially less, relative to
                              the amount owing on the related mortgage loan,
                              than would be the case if the mobile home park
                              property were readily adaptable to other uses.

                              Mobile home park properties secure 3 of the
                              mortgage loans included in the trust fund as of
                              the cut-off date, representing 3.6% of the
                              mortgage pool (4.2% of loan group 1).

SPECIAL RISKS ASSOCIATED
  WITH HOSPITALITY
  PROPERTIES...............   Hospitality properties are affected by various
                              factors, including:

                                 o  location;

                                 o  quality;

                                 o  management ability;

                                 o  amenities;

                                 o  franchise affiliation (or lack thereof);

                                 o  continuing expenditures for modernizing,
                                    refurbishing and maintaining existing
                                    facilities prior to the expiration of their
                                    anticipated useful lives;

                                 o  a deterioration in the financial strength or
                                    managerial capabilities of the owner and
                                    operator of a hotel;

                                 o  changes in travel patterns caused by changes
                                    in access, energy prices, strikes,
                                    relocation of highways, the construction of
                                    additional highways or other factors;

                                      S-64

                                 o  adverse economic conditions, either local,
                                    regional or national, which may limit the
                                    amount that may be charged for a room and
                                    may result in a reduction in occupancy
                                    levels; and

                                 o  construction of competing hotels or motels,
                                    which may also limit the amount that may be
                                    charged for a room and may result in a
                                    reduction in occupancy levels.

                              Because hotel rooms generally are rented for short
                              periods of time, hospitality properties tend to be
                              affected more quickly by adverse economic
                              conditions and competition than other commercial
                              properties. All of the mortgage loans secured by
                              hotel properties are affiliated with a franchise
                              or hotel management company through a franchise or
                              management agreement. The performance of a hotel
                              property affiliated with a franchise or hotel
                              management company depends in part on:

                                 o  the continued existence and financial
                                    strength of the franchisor or hotel
                                    management company;

                                 o  the public perception of the franchise or
                                    hotel chain service mark; and

                                 o  the duration of the franchise licensing or
                                    management agreements.

                              One (1) hospitality property included in the trust
                              fund as of the cut-off date, or approximately 1.2%
                              of the mortgage pool (1.4% of loan group 1) is
                              associated with the Omni franchise or its
                              affiliate franchises.

                              One (1) hospitality property included in the trust
                              fund as of the cut-off date, or approximately 1.0%
                              of the mortgage pool (1.2% of the loan group 1) is
                              associated with the Hampton Inn & Suites franchise
                              or its affiliate franchises.

                              Any provision in a franchise agreement or
                              management agreement providing for termination
                              because of a bankruptcy of a franchisor or manager
                              generally will not be enforceable. Replacement
                              franchises may require significantly higher fees.

                              The transferability of franchise license
                              agreements is restricted. In the event of a
                              foreclosure, the lender or its agent would not
                              have the right to use the franchise license
                              without the franchisor's consent. Conversely, in
                              the case of certain mortgage loans, the lender may
                              be unable to remove a franchisor or a hotel
                              management company that it desires to replace
                              following a foreclosure.

                              Furthermore, the ability of a hotel to attract
                              customers, and some of such hotel's revenues, may
                              depend in large part on its having a liquor
                              license. Such a license may not be transferable
                              (for example, in connection with a foreclosure).

                                      S-65

                              Moreover, the hotel and lodging industry is
                              generally seasonal in nature; different seasons
                              affect different hotels depending on type and
                              location. This seasonality can be expected to
                              cause periodic fluctuations in a hospitality
                              property's room and restaurant revenues, occupancy
                              levels, room rates and operating expenses. In
                              addition, the events of September 11, 2001, have
                              had an adverse impact on the tourism and
                              convention industry. See "--Terrorist Attacks and
                              Military Conflicts May Adversely Affect Your
                              Investment" in this prospectus supplement.

                              Hospitality properties secure 2 of the mortgage
                              loans included in the trust fund as of the cut-off
                              date, representing 2.2% of the mortgage pool (2.5%
                              of loan group 1).

SPECIAL RISKS ASSOCIATED
  WITH INDUSTRIAL AND
  MIXED-USE FACILITIES.....   Industrial and mixed-use facilities present risks
                              not associated with other properties. Significant
                              factors determining the value of industrial
                              properties include:

                                 o  the quality of tenants;

                                 o  building design and adaptability; and

                                 o  the location of the property.

                              Concerns about the quality of tenants,
                              particularly major tenants, are similar in both
                              office properties and industrial properties,
                              although industrial properties are more frequently
                              dependent on a single tenant.

                              In addition, properties used for many industrial
                              purposes are more prone to environmental concerns
                              than other property types.

                              Aspects of building site design and adaptability
                              affect the value of an industrial property. Site
                              characteristics which are valuable to an
                              industrial property include clear ceiling heights,
                              column spacing, zoning restrictions, number of
                              bays and bay depths, divisibility, truck turning
                              radius and overall functionality and
                              accessibility. In addition, because of the unique
                              construction requirements of many industrial
                              properties, any vacant industrial property may not
                              be easily converted to other uses. Location is
                              also important because an industrial property
                              requires the availability of labor sources,
                              proximity to supply sources and customers and
                              accessibility to rail lines, major roadways and
                              other distribution channels.

                              Industrial properties may be adversely affected by
                              reduced demand for industrial space occasioned by
                              a decline in a particular industry segment (e.g.,
                              a decline in defense spending), and a particular
                              industrial property that suited the needs of its
                              original tenant may be difficult to relet to
                              another tenant or may become functionally obsolete
                              relative to newer properties. In addition, lease
                              terms with respect to industrial properties are
                              generally for shorter periods of time than with
                              respect to other properties and may result in a
                              substantial percentage of leases expiring in the
                              same year at any particular industrial property.

                                      S-66

                              Industrial properties secure 4 of the mortgage
                              loans included in the trust fund as of the cut-off
                              date, representing 1.5% of the mortgage pool (1.7%
                              of loan group 1).

ENVIRONMENTAL LAWS MAY
  ADVERSELY AFFECT THE
  VALUE OF AND CASH FLOW
  FROM A MORTGAGED
  PROPERTY.................   If an adverse environmental condition exists with
                              respect to a mortgaged property securing a
                              mortgage loan included in the trust fund, the
                              trust fund may be subject to certain risks
                              including the following:

                                 o  a reduction in the value of such mortgaged
                                    property which may make it impractical or
                                    imprudent to foreclose against such
                                    mortgaged property;

                                 o  the potential that the related borrower may
                                    default on the related mortgage loan due to
                                    such borrower's inability to pay high
                                    remediation costs or costs of defending
                                    lawsuits due to an environmental impairment
                                    or difficulty in bringing its operations
                                    into compliance with environmental laws;

                                 o  liability for clean-up costs or other
                                    remedial actions, which could exceed the
                                    value of such mortgaged property or the
                                    unpaid balance of the related mortgage loan;
                                    and

                                 o  the inability to sell the related mortgage
                                    loan in the secondary market or to lease
                                    such mortgaged property to potential
                                    tenants.

                              Under certain federal, state and local laws,
                              federal, state and local agencies may impose a
                              statutory lien over affected property to secure
                              the reimbursement of remedial costs incurred by
                              these agencies to correct adverse environmental
                              conditions. This lien may be superior to the lien
                              of an existing mortgage. Any such lien arising
                              with respect to a mortgaged property securing a
                              mortgage loan included in the trust fund would
                              adversely affect the value of such mortgaged
                              property and could make impracticable the
                              foreclosure by the special servicer on such
                              mortgaged property in the event of a default by
                              the related borrower.

                              Under various federal, state and local laws,
                              ordinances and regulations, a current or previous
                              owner or operator of real property, as well as
                              certain other types of parties, may be liable for
                              the costs of investigation, removal or remediation
                              of hazardous or toxic substances on, under,
                              adjacent to or in such property. The cost of any
                              required investigation, delineation and/or
                              remediation and the owner's liability therefor is
                              generally not limited under applicable laws. Such
                              liability could exceed the value of the property
                              and/or the aggregate assets of the owner. Under
                              some environmental laws, a secured lender (such as
                              the trust) may be found to be an "owner" or
                              "operator" of the related mortgaged property if it
                              is determined that the lender actually
                              participated in the hazardous waste management of
                              the borrower, regardless of

                                      S-67

                              whether the borrower actually caused the
                              environmental damage. In such cases, a secured
                              lender may be liable for the costs of any required
                              investigation, removal or remediation of hazardous
                              substances. The trust's potential exposure to
                              liability for environmental costs will increase if
                              the trust, or an agent of the trust, actually
                              takes possession of a mortgaged property or
                              control of its day-to-day operations. See "CERTAIN
                              LEGAL ASPECTS OF MORTGAGE LOANS AND
                              LEASES--Environmental Considerations" in the
                              accompanying prospectus, and "DESCRIPTION OF THE
                              MORTGAGE POOL--Assessments of Property
                              Condition--Environmental Assessments" in this
                              prospectus supplement.

                              A third-party environmental consultant conducted
                              an environmental site assessment (or updated a
                              previously conducted environmental site
                              assessment) with respect to each mortgaged
                              property securing a mortgage loan included in the
                              trust fund. Such assessments do not generally
                              include invasive environmental testing. In each
                              case where the environmental site assessment or
                              update revealed a material adverse environmental
                              condition or circumstance at any mortgaged
                              property, then (depending on the nature of the
                              condition or circumstance) one or more of the
                              following actions has been or is expected to be
                              taken:

                                 o  an environmental consultant investigated
                                    those conditions and recommended no further
                                    investigations or remediation;

                                 o  an environmental insurance policy, having
                                    the characteristics described below, was
                                    obtained from a third-party insurer;

                                 o  either (i) an operations and maintenance
                                    program, including, in several cases, with
                                    respect to asbestos-containing materials,
                                    lead-based paint, microbial matter and/or
                                    radon, or periodic monitoring of nearby
                                    properties, has been or is expected to be
                                    implemented in the manner and within the
                                    time frames specified in the related loan
                                    documents, or (ii) remediation in accordance
                                    with applicable law or regulations has been
                                    performed, is currently being performed or
                                    is expected to be performed either by the
                                    borrower or by the party responsible for the
                                    contamination;

                                 o  an escrow or reserve was established to
                                    cover the estimated cost of remediation,
                                    with each remediation required to be
                                    completed within a reasonable time frame in
                                    accordance with the related loan documents;
                                    or

                                 o  the related borrower or other responsible
                                    party having financial resources reasonably
                                    estimated to be adequate to address the
                                    related condition or circumstance is
                                    required to take (or is liable for the
                                    failure to take) actions, if any, with
                                    respect to those

                                      S-68

                                    circumstances or conditions that have been
                                    required by the applicable governmental
                                    regulatory authority or any environmental
                                    law or regulation.

                              We cannot provide assurance, however, that the
                              environmental assessments identified all
                              environmental conditions and risks, that the
                              related borrowers will implement all recommended
                              operations and maintenance plans, that such plans
                              will adequately remediate the environmental
                              condition, or that any environmental indemnity,
                              insurance or escrow will fully cover all potential
                              environmental conditions and risks. In addition,
                              the environmental condition of the underlying real
                              properties could be adversely affected by tenants
                              or by the condition of land or operations in the
                              vicinity of the properties, such as underground
                              storage tanks.

                              With respect to 1 mortgage loan (loan number 14),
                              representing 1.6% of the mortgage pool (1.8% of
                              loan group 1), a dry cleaning operation has
                              operated at the mortgaged property since 1987. A
                              Phase II investigation in 1999 detected no impacts
                              to soil or groundwater; however, a United States
                              Environmental Protection Agency database indicates
                              that the dry cleaning tenant had been in violation
                              of its RCRA permit conditions. In addition, 3
                              onsite potable water wells are used and comply
                              with drinking water requirements. One of the wells
                              is impacted by a gasoline oxygenator (MTBE) due to
                              a regional offsite source. The impacted well is
                              treated with an air stripper / carbon system that
                              removes the MTBE to below regulatory levels. The
                              system is funded and operated by the New York
                              State Department of Environmental Conservation.
                              See "DESCRIPTION OF THE MORTGAGE POOL--Twenty
                              Largest Mortgage Loans--Mahopac Village Center" in
                              this prospectus supplement.

                              With respect to 2 mortgage loans (loan numbers 35
                              and 57), representing 1.2% of the mortgage pool
                              (1.4% of loan group 1), the related borrower was
                              required to obtain a real estate environmental
                              liability policy in lieu of or in addition to
                              environmental escrows established, or in certain
                              cases, in lieu of a guarantee of a sponsor. In
                              addition, some of the related borrowers have
                              provided an environmental indemnification in favor
                              of the Lender. The premium for each policy was
                              paid in full at origination of the loan and at
                              issuance, the issuer has a claims paying ability
                              of not less than "A+" by S&P, and each policy has
                              a limit of liability in an amount greater than or
                              equal to the full principal amount of the
                              applicable loan with no deductible.

                              We cannot provide assurance, however, that should
                              such coverage be needed, coverage would be
                              available or uncontested, that the terms and
                              conditions of such coverage would be met, that
                              coverage would be sufficient for the claims at
                              issue or that coverage would not be subject to
                              certain deductibles.

                                      S-69

                              The pooling and servicing agreement will require
                              that the special servicer obtain an environmental
                              site assessment of a mortgaged property securing a
                              mortgage loan included in the trust fund prior to
                              taking possession of the property through
                              foreclosure or otherwise or assuming control of
                              its operation. Such requirement effectively
                              precludes enforcement of the security for the
                              related mortgage note until a satisfactory
                              environmental site assessment is obtained (or
                              until any required remedial action is thereafter
                              taken), but will decrease the likelihood that the
                              trust will become liable for a material adverse
                              environmental condition at the mortgaged property.
                              However, we cannot give assurance that the
                              requirements of the pooling and servicing
                              agreement will effectively insulate the trust from
                              potential liability for a materially adverse
                              environmental condition at any mortgaged property.
                              See "DESCRIPTION OF THE POOLING AND SERVICING
                              AGREEMENTS--Realization Upon Defaulted Mortgage
                              Loans," "RISK FACTORS--Environmental Liability May
                              Affect the Lien on a Mortgaged Property and Expose
                              the Lender to Costs" and "CERTAIN LEGAL ASPECTS OF
                              MORTGAGE LOANS AND LEASES--Environmental
                              Considerations" in the accompanying prospectus.

SPECIAL RISKS ASSOCIATED
  WITH BALLOON LOANS AND
  ANTICIPATED REPAYMENT
  DATE LOANS...............   Eighty-six (86) of the mortgage loans,
                              representing 99.7% of the mortgage pool (69
                              mortgage loans in loan group 1 or 99.7% and all of
                              the mortgage loans in loan group 2 ), provide for
                              scheduled payments of principal and/or interest
                              based on amortization schedules significantly
                              longer than their respective remaining terms to
                              maturity or provide for payments of interest only
                              until the respective maturity date and, in each
                              case, a balloon payment on the respective maturity
                              date. Twenty-one (21) of these mortgage loans,
                              representing 19.0% of the mortgage pool (18
                              mortgage loans in loan group 1 or 16.1% and 3
                              mortgage loans in loan group 2 or 36.7%), are
                              anticipated repayment date loans, which provide
                              that if the principal balance of the loan is not
                              repaid on a date specified in the related mortgage
                              note, the loan will accrue interest at an
                              increased rate.

                                 o  A borrower's ability to make a balloon
                                    payment or repay its anticipated repayment
                                    date loan on the anticipated repayment date
                                    typically will depend upon its ability
                                    either to refinance fully the loan or to
                                    sell the related mortgaged property at a
                                    price sufficient to permit the borrower to
                                    make such payment.

                                 o  Whether or not losses are ultimately
                                    sustained, any delay in the collection of a
                                    balloon payment on the maturity date or
                                    repayment on the anticipated repayment date
                                    that would otherwise be distributable on
                                    your certificates will likely extend the
                                    weighted average life of your certificates.

                                      S-70

                                 o  The ability of a borrower to effect a
                                    refinancing or sale will be affected by a
                                    number of factors, including (but not
                                    limited to) the value of the related
                                    mortgaged property, the level of available
                                    mortgage rates at the time of sale or
                                    refinancing, the borrower's equity in the
                                    mortgaged property, the financial condition
                                    and operating history of the borrower and
                                    the mortgaged property, rent rolling status,
                                    rent control laws with respect to certain
                                    residential properties, tax laws, prevailing
                                    general and regional economic conditions and
                                    the availability of credit for loans secured
                                    by multifamily or commercial properties, as
                                    the case may be.

                              We cannot assure you that each borrower under a
                              balloon loan or an anticipated repayment date loan
                              will have the ability to repay the principal
                              balance of such mortgage loan on the related
                              maturity date or anticipated repayment date, as
                              applicable. In addition, fully amortizing mortgage
                              loans which pay interest on an "actual/360" basis
                              but have fixed monthly payments may, in fact, have
                              a small balloon payment due at maturity. For
                              additional description of risks associated with
                              balloon loans, see "RISK FACTORS--Balloon Payments
                              on Mortgage Loans Result in Heightened Risk of
                              Borrower Default" in the accompanying prospectus.

                              In order to maximize recoveries on defaulted
                              mortgage loans, the pooling and servicing
                              agreement permits the special servicer to extend
                              and modify mortgage loans that are in material
                              default or as to which a payment default
                              (including the failure to make a balloon payment)
                              is imminent; subject, however, to the limitations
                              described under "SERVICING OF THE MORTGAGE
                              LOANS--Modifications, Waivers and Amendments" in
                              this prospectus supplement. We cannot provide
                              assurance, however, that any such extension or
                              modification will increase the present value of
                              recoveries in a given case. Any delay in
                              collection of a balloon payment that would
                              otherwise be distributable on your certificates,
                              whether such delay is due to borrower default or
                              to modification of the related mortgage loan, will
                              likely extend the weighted average life of your
                              certificates. See "YIELD AND MATURITY
                              CONSIDERATIONS" in this prospectus supplement and
                              "YIELD CONSIDERATIONS" in the accompanying
                              prospectus.

ADVERSE CONSEQUENCES
  ASSOCIATED WITH BORROWER
  CONCENTRATION, BORROWERS
  UNDER COMMON CONTROL AND
  RELATED BORROWERS........   Certain borrowers under the mortgage loans
                              included in the trust fund are affiliated or under
                              common control with one another. In such
                              circumstances, any adverse circumstances relating
                              to a borrower or an affiliate thereof and
                              affecting one of the related mortgage loans or
                              mortgaged properties could also affect other
                              mortgage loans or mortgaged properties of the
                              related borrower. In particular, the bankruptcy or

                                      S-71

                              insolvency of any such borrower or affiliate could
                              have an adverse effect on the operation of all of
                              the mortgaged properties of that borrower and its
                              affiliates and on the ability of such related
                              mortgaged properties to produce sufficient cash
                              flow to make required payments on the mortgage
                              loans. For example, if a person that owns or
                              directly or indirectly controls several mortgaged
                              properties experiences financial difficulty at one
                              mortgaged property, they could defer maintenance
                              at one or more other mortgaged properties in order
                              to satisfy current expenses with respect to the
                              mortgaged property experiencing financial
                              difficulty, or they could attempt to avert
                              foreclosure by filing a bankruptcy petition that
                              might have the effect of interrupting payments for
                              an indefinite period on all the related mortgage
                              loans. In particular, such person experiencing
                              financial difficulty or becoming subject to a
                              bankruptcy proceeding may have an adverse effect
                              on the funds available to make distributions on
                              the certificates and may lead to a downgrade,
                              withdrawal or qualification (if applicable) of the
                              ratings of the certificates.

                              Mortgaged properties owned by related borrowers
                              are likely to:

                                 o  have common management, increasing the risk
                                    that financial or other difficulties
                                    experienced by the property manager could
                                    have a greater impact on the pool of
                                    mortgage loans included in the trust fund;
                                    and

                                 o  have common general partners or managing
                                    members which would increase the risk that a
                                    financial failure or bankruptcy filing would
                                    have a greater impact on the pool of
                                    mortgage loans included in the trust fund.

                              The Gale concentration consists of 4 mortgage
                              loans (loan numbers 4, 10, 11, and 13), which
                              collectively represent 11.5% of the mortgage pool
                              (13.3% of loan group 1). These 4 mortgage loans
                              are not cross-collateralized or cross-defaulted
                              but have common non-recourse carveout guarantors,
                              and one or more principals of the related
                              borrowers under each mortgage loan are the same.
                              The sponsors of each mortgage loan in the Gale
                              concentration are The Gale Company L.L.C. and SL
                              Green Realty Corporation.

                              No group, individual borrower, sponsor
                              concentration or borrower concentration represents
                              more than 11.5% of the mortgage pool (13.3% of
                              loan group 1).

THE GEOGRAPHIC CONCENTRATION
  OF MORTGAGED PROPERTIES
  SUBJECTS THE TRUST FUND
  TO A GREATER EXTENT TO
  STATE AND REGIONAL
  CONDITIONS................  Except as indicated in the following tables, less than 5.0% of the mortgage loans, by cut-off date
                              pool or loan group balance, are secured by
                              mortgaged properties in any one state or the
                              District of Columbia.

                                      S-72

               MORTGAGED PROPERTIES BY GEOGRAPHIC CONCENTRATION(1)

                          NUMBER OF        AGGREGATE        PERCENTAGE OF
                          MORTGAGED       CUT-OFF DATE      CUT-OFF DATE
       STATE             PROPERTIES         BALANCE         POOL BALANCE
---------------------   ------------   -----------------   --------------
NJ ..................         11        $  159,109,106           13.8%
IL ..................          3           122,095,161           10.6
CA ..................          9           117,761,668           10.2
  Northern(2) .......          5            76,600,000            6.6
  Southern(2) .......          4            41,161,668            3.6
NY ..................          2           111,000,000            9.6
SC ..................          2           102,557,683            8.9
FL ..................         12            72,875,221            6.3
AZ ..................          2            58,350,000            5.1
Other ...............         72           411,231,061           35.6
                             ---        --------------          -----
  TOTAL .............        113        $1,154,979,900          100.0%
                             ===        ==============          =====

                              ----------
                              (1) Because this table presents information
                                  relating to the mortgaged properties and not
                                  the mortgage loans, the information for
                                  mortgage loans secured by more than one
                                  mortgaged property is based on allocated loan
                                  amounts (allocating the mortgage loan
                                  principal balance to each of those properties
                                  by the appraised values of the mortgaged
                                  properties or the allocated loan amount as
                                  detailed in the related mortgage loan
                                  documents).

                              (2) For purposes of determining whether a
                                  mortgaged property is in Northern California
                                  or Southern California, mortgaged properties
                                  located north of San Luis Obispo County, Kern
                                  County and San Bernardino County were included
                                  in Northern California and mortgaged
                                  properties located in or south of such
                                  counties were included in Southern California.

                                  LOAN GROUP 1
               MORTGAGED PROPERTIES BY GEOGRAPHIC CONCENTRATION(1)

                                                PERCENTAGE OF
                     NUMBER OF     AGGREGATE    CUT-OFF DATE
                     MORTGAGED   CUT-OFF DATE      GROUP 1
      STATE         PROPERTIES      BALANCE        BALANCE
------------------ ------------ -------------- --------------
NJ ...............      11       $159,109,106        16.0%
IL ...............       3        122,095,161        12.3
NY ...............       2        111,000,000        11.2
CA ...............       8        104,261,668        10.5
Northern(2) ......       5         76,600,000         7.7
Southern(2) ......       3         27,661,668         2.8
SC ...............       2        102,557,683        10.3
FL ...............      10         55,996,297         5.6
Other ............      60        339,212,702        34.1
                        --       ------------       -----
TOTAL ............      96       $994,232,617       100.0%
                        ==       ============       =====

                              ----------
                              (1) Because this table presents information
                                  relating to the mortgaged properties and not
                                  the mortgage loans, the information for
                                  mortgage loans secured by more than one
                                  mortgaged property is based on allocated loan
                                  amounts (allocating the mortgage loan
                                  principal balance to each of those properties
                                  by the appraised values of the mortgaged
                                  properties or the allocated loan amount as
                                  detailed in the related mortgage loan
                                  documents).

                              (2) For purposes of determining whether a
                                  mortgaged property is in Northern California
                                  or Southern California, mortgaged properties
                                  located north of San Luis Obispo County, Kern
                                  County and San Bernardino County were included
                                  in Northern

                                      S-73

                                  California and mortgaged properties located in
                                  or south of such counties were included in
                                  Southern California.

                                  LOAN GROUP 2
               MORTGAGED PROPERTIES BY GEOGRAPHIC CONCENTRATION(1)

                                                  PERCENTAGE OF
                       NUMBER OF     AGGREGATE    CUT-OFF DATE
                       MORTGAGED   CUT-OFF DATE      GROUP 2
        STATE         PROPERTIES      BALANCE        BALANCE
-------------------- ------------ -------------- --------------
  AZ ...............       2       $ 58,350,000        36.3%
  FL ...............       2         16,878,925        10.5
  CA ...............       1         13,500,000         8.4
  Southern(2) ......       1         13,500,000         8.4
  GA ...............       1         12,700,000         7.9
  OK ...............       1         12,500,000         7.8
  TN ...............       1         12,240,000         7.6
  PA ...............       2          8,588,237         5.3
  Other ............       7         25,990,121        16.2
                          --       ------------       -----
  TOTAL ............      17       $160,747,283       100.0%
                          ==       ============       =====

                              ----------
                              (1) Because this table presents information
                                  relating to the mortgaged properties and not
                                  the mortgage loans, the information for
                                  mortgage loans secured by more than one
                                  mortgaged property is based on allocated loan
                                  amounts (allocating the mortgage loan
                                  principal balance to each of those properties
                                  by the appraised values of the mortgaged
                                  properties or the allocated loan amount as
                                  detailed in the related mortgage loan
                                  documents).

                              (2) For purposes of determining whether a
                                  mortgaged property is in Northern California
                                  or Southern California, mortgaged properties
                                  located north of San Luis Obispo County, Kern
                                  County and San Bernardino County were included
                                  in Northern California and mortgaged
                                  properties located in or south of such
                                  counties were included in Southern California.

                              The concentration of mortgaged properties in a
                              specific state or region will make the performance
                              of the trust fund as a whole more sensitive to the
                              following in the state or region where the
                              mortgagors and the mortgaged properties are
                              located:

                                  o  economic conditions;

                                  o  conditions in the real estate market;

                                  o  changes in governmental rules and fiscal
                                     policies;

                                  o  acts of God or terrorism (which may result
                                     in uninsured losses); and

                                  o  other factors which are beyond the control
                                     of the mortgagors.

SPECIAL RISKS ASSOCIATED
  WITH HIGH BALANCE
  MORTGAGE LOANS...........   Several of the mortgage loans included in the
                              trust fund, individually or together with other
                              such mortgage loans with which they are
                              cross-collateralized, have principal balances as
                              of the cut-off date that are substantially higher
                              than the average principal balance of the mortgage
                              loans in the trust fund as of the cut-off date.

                                      S-74

                              In general, concentrations in a mortgage pool of
                              loans with larger-than-average balances can result
                              in losses that are more severe, relative to the
                              size of the pool, than would be the case if the
                              aggregate balance of the pool were more evenly
                              distributed.

                                 o  The largest single mortgage loan included in
                                    the trust fund as of the cut-off date
                                    represents 9.7% of the mortgage pool (11.3%
                                    of loan group 1).

                                 o  The largest group of cross-collateralized
                                    mortgage loans included in the trust fund as
                                    of the cut-off date represents in the
                                    aggregate 3.7% of the mortgage pool (4.2% of
                                    loan group 1).

                                 o  The 5 largest mortgage loans or groups of
                                    cross-collateralized mortgage loans included
                                    in the trust fund as of the cut-off date
                                    represent, in the aggregate, 37.2% of the
                                    mortgage pool (38.0% of loan group 1 and
                                    31.8% of loan group 2).

                                 o  The 10 largest mortgage loans or groups of
                                    cross-collateralized mortgage loans included
                                    in the trust fund as of the cut-off date
                                    represent, in the aggregate, 50.8% of the
                                    mortgage pool (53.9% of loan group 1 and
                                    31.8% of loan group 2).

CONCENTRATIONS OF MORTGAGED
  PROPERTY TYPES SUBJECT
  THE TRUST FUND TO
  INCREASED RISK OF
  DECLINE IN PARTICULAR
  INDUSTRIES...............   A concentration of mortgaged property types can
                              increase the risk that a decline in a particular
                              industry or business would have a
                              disproportionately large impact on a pool of
                              mortgage loans. For example, if there is a decline
                              in tourism, the hotel industry might be adversely
                              affected, leading to increased losses on loans
                              secured by hospitality properties as compared to
                              the mortgage loans secured by other property
                              types.

                              In that regard:

                                 o  mortgage loans included in the trust fund
                                    and secured by office properties represent
                                    as of the cut-off date 47.2% of the mortgage
                                    pool (54.9% of loan group 1);

                                 o  mortgage loans included in the trust fund
                                    and secured by retail properties represent
                                    as of the cut-off date 28.0% of the mortgage
                                    pool (32.6% of loan group 1);

                                 o  mortgage loans included in the trust fund
                                    and secured by multifamily properties
                                    represent as of the cut-off date 17.3% of
                                    the mortgage pool (6 mortgage loans in loan
                                    group 1 or 3.9% and all of the mortgage
                                    loans in loan group 2);

                                      S-75

                                 o  mortgage loans included in the trust fund
                                    and secured by mobile home park properties
                                    represent as of the cut-off date 3.6% of the
                                    mortgage pool (4.2% of loan group 1); and

                                 o  mortgage loans included in the trust fund
                                    and secured by hospitality properties
                                    represent as of the cut-off date 2.2% of the
                                    mortgage pool (2.5% of loan group 1).

WE HAVE NOT REUNDERWRITTEN
  ANY OF THE MORTGAGE
  LOANS....................   We have not reunderwritten the mortgage loans
                              included in the trust fund. Instead, we have
                              relied on the representations and warranties made
                              by the mortgage loan sellers, and the mortgage
                              loan sellers' respective obligations to
                              repurchase, cure or substitute a mortgage loan in
                              the event that a representation or warranty was
                              not true when made and such breach materially and
                              adversely affects the value of the mortgage loan,
                              the interest of the trust or the interests of any
                              certificateholder. These representations and
                              warranties do not cover all of the matters that we
                              would review in underwriting a mortgage loan and
                              you should not view them as a substitute for
                              reunderwriting the mortgage loans. If we had
                              reunderwritten the mortgage loans included in the
                              trust fund, it is possible that the reunderwriting
                              process may have revealed problems with a mortgage
                              loan not covered by representations or warranties
                              given by the mortgage loan sellers. In addition,
                              we cannot provide assurance that the mortgage loan
                              sellers will be able to repurchase or substitute a
                              mortgage loan if a representation or warranty has
                              been breached. See "DESCRIPTION OF THE MORTGAGE
                              POOL--Representations and Warranties; Repurchases
                              and Substitutions" in this prospectus supplement.

FORECLOSURE ON MORTGAGED
  PROPERTIES MAY RESULT
  IN ADVERSE TAX
  CONSEQUENCES.............   Two of the REMICs relating to the assets of the
                              trust fund might become subject to federal (and
                              possibly state or local) tax on certain of its net
                              income from the operation and management of a
                              mortgaged property subsequent to the trust's
                              acquisition of a mortgaged property pursuant to a
                              foreclosure or deed-in-lieu of foreclosure. Any
                              such tax would substantially reduce net proceeds
                              available for distribution to you. See "MATERIAL
                              FEDERAL INCOME TAX CONSEQUENCES--Taxation of
                              Owners of REMIC Regular Certificates," and
                              "--Taxation of Owners of REMIC Residual
                              Certificates" in the accompanying prospectus. In
                              addition, if the trust were to acquire one or more
                              mortgaged properties pursuant to a foreclosure or
                              deed in lieu of foreclosure, upon acquisition of
                              those mortgaged properties, the trust may in
                              certain jurisdictions, particularly in New York,
                              be required to pay state or local transfer or
                              excise taxes upon liquidation of such properties.
                              Such state or local taxes

                                      S-76

                              may reduce net proceeds available for distribution
                              to the certificateholders.

INSURANCE COVERAGE ON
  MORTGAGED PROPERTIES
  MAY NOT COVER SPECIAL
  HAZARD LOSSES............   The master servicer (with respect to mortgage
                              loans that are not specially serviced mortgage
                              loans) and/or special servicer (with respect to
                              specially serviced mortgage loans) will generally
                              be required to cause the borrower on each mortgage
                              loan included in the trust fund and serviced by it
                              to maintain such insurance coverage on the related
                              mortgaged property as is required under the
                              related mortgage, including hazard insurance;
                              provided that each of the master servicer and/or
                              the special servicer may satisfy its obligation to
                              cause hazard insurance to be maintained with
                              respect to any mortgaged property by acquiring a
                              blanket or master single interest insurance
                              policy. In general, the standard form of fire and
                              extended coverage policy covers physical damage to
                              or destruction of the improvements on the related
                              mortgaged property by fire, lightning, explosion,
                              smoke, windstorm and hail, and riot, strike and
                              civil commotion, subject to the conditions and
                              exclusions specified in each policy. The mortgage
                              loans generally do not require earthquake
                              insurance.

                              Although the policies covering the mortgaged
                              properties are underwritten by different insurers
                              under different state laws in accordance with
                              different applicable state forms, and therefore do
                              not contain identical terms and conditions, most
                              such policies typically may not cover any physical
                              damage resulting from:

                                 o  war;

                                 o  terrorism;

                                 o  revolution;

                                 o  governmental actions;

                                 o  floods, and other water-related causes;

                                 o  earth movement (including earthquakes,
                                    landslides and mud flows);

                                 o  wet or dry rot;

                                 o  vermin;

                                 o  domestic animals;

                                 o  sink holes or similarly occurring soil
                                    conditions; and

                                 o  other kinds of risks not specified in the
                                    preceding paragraph.

                              In light of the September 11, 2001 terrorist
                              attacks in New York City and the Washington, D.C.
                              area, many reinsurance companies (which assume
                              some of the risk of policies sold by primary
                              insurers) indicated that they intended to
                              eliminate coverage for acts of terrorism from
                              their reinsurance policies.

                                      S-77

                              Without that reinsurance coverage, primary
                              insurance companies would have to assume that risk
                              themselves, which may cause them to eliminate such
                              coverage in their policies, increase the amount of
                              the deductible for acts of terrorism or charge
                              higher premiums for such coverage. In order to
                              offset this risk, Congress passed the Terrorism
                              Risk Insurance Act of 2002, which established the
                              Terrorism Insurance Program. The Terrorism
                              Insurance Program is administered by the Secretary
                              of the Treasury and was established to provide
                              financial assistance from the United States
                              government to insurers in the event of another
                              terrorist attack that is the subject of an
                              insurance claim. The Terrorism Risk Insurance Act
                              of 2002 requires the Treasury Department to
                              establish procedures for the Terrorism Insurance
                              Program under which the federal share of
                              compensation will be equal to 90% of that portion
                              of insured losses that exceeds an applicable
                              insurer deductible required to be paid during each
                              program year. The federal share in the aggregate
                              in any program year may not exceed $100 billion.
                              An insurer that has paid its deductible is not
                              liable for the payment of any portion of total
                              annual United States-wide losses that exceed $100
                              billion, regardless of the terms of the individual
                              insurance contracts.

                              The Terrorism Insurance Program required that each
                              insurer for policies in place prior to November
                              26, 2002, provide its insureds with a statement of
                              the proposed premiums for terrorism coverage,
                              identifying the portion of the risk that the
                              federal government will cover, within 90 days
                              after November 26, 2002. Insureds had 30 days to
                              accept the continued coverage and pay the premium.
                              If an insured does not pay the premium or
                              authorizes the exclusion, insurance for acts of
                              terrorism may be excluded from the policy. All
                              policies for insurance issued after November 26,
                              2002, must make similar disclosure and provide a
                              similar opportunity for the insured to purchase
                              coverage. The Terrorism Risk Insurance Act of 2002
                              does not require insureds to purchase the coverage
                              nor does it stipulate the pricing of the coverage.

                              Through December 2004, insurance carriers are
                              required under the program to provide terrorism
                              coverage in their basic "all-risk" policies. On
                              June 18, 2004, the Secretary of the Treasury
                              announced its decision to extend this mandatory
                              participation through December 2005. Any
                              commercial property and casualty terrorism
                              insurance exclusion that was in force on November
                              26, 2002, is automatically voided to the extent
                              that it excludes losses that would otherwise be
                              insured losses, subject to the immediately
                              preceding paragraph. Any state approval of such
                              types of exclusions in force on November 26, 2002,
                              is also voided.

                              However, the Terrorism Insurance Program applies
                              to United States risks only and to acts that are
                              committed by an individual or individuals acting
                              on behalf of a foreign person or foreign interest
                              as an effort to influence or coerce United

                                      S-78

                              States civilians or the United States government.
                              Further, the act must be certified as an "act of
                              terrorism" by the federal government, which
                              decision is not subject to judicial review. It
                              remains unclear what acts will fall under the
                              purview of the Terrorism Insurance Program.

                              Furthermore, because the Terrorism Insurance
                              Program has only been recently passed into law,
                              there can be no assurance that it or state
                              legislation will substantially lower the cost of
                              obtaining terrorism insurance.

                              Finally, the Terrorism Insurance Program
                              terminates as described above. There can be no
                              assurance that such temporary program will create
                              any long-term changes in the availability and cost
                              of such insurance. Moreover, there can be no
                              assurance that subsequent terrorism insurance
                              legislation will be passed upon its expiration.

                              No assurance can be given that the mortgaged
                              properties will continue to have the benefit of
                              insurance against terrorist acts. In addition, no
                              assurance can be given that the coverage for such
                              acts, if obtained or maintained, will be broad
                              enough to cover the particular act of terrorism
                              that may be committed or that the amount of
                              coverage will be sufficient to repair and restore
                              the mortgaged property or to repay the mortgage
                              loan in full. The insufficiency of insurance
                              coverage in any respect could have a material and
                              adverse affect on your certificates.

                              Pursuant to the terms of the pooling and servicing
                              agreement, the master servicer or the special
                              servicer may not be required to maintain insurance
                              covering terrorist or similar acts, nor will it be
                              required to call a default under a mortgage loan,
                              if the related borrower fails to maintain such
                              insurance (even if required to do so under the
                              related loan documents) if the special servicer
                              has determined, in consultation with the
                              controlling class representative, in accordance
                              with the servicing standard that either:

                                 o  such insurance is not available at
                                    commercially reasonable rates and that such
                                    hazards are not at the time commonly insured
                                    against for properties similar to the
                                    mortgaged property and located in or around
                                    the region in which such mortgaged property
                                    is located; or

                                 o  such insurance is not available at any rate.

                              In addition, with respect to certain mortgage
                              loans, the mortgagee may have waived the right to
                              require terrorism insurance or may have limited
                              the circumstances under which terrorism insurance
                              is required. With respect to 15 mortgage loans
                              (loan numbers 60, 63, 64, 65, 67, 68, 69, 71, 72,
                              73, 74, 75, 76, 78 and 82), representing 3.9% of
                              the mortgage pool (4.5% of loan group 1), the
                              tenant at the mortgaged property is permitted to
                              self-insure and may not carry insurance coverage
                              for acts of terrorism.

                                      S-79

                              Any losses incurred with respect to mortgage loans
                              included in the trust fund due to uninsured risks
                              or insufficient hazard insurance proceeds could
                              adversely affect distributions on your
                              certificates.

ADDITIONAL DEBT ON SOME
  MORTGAGE LOANS CREATES
  ADDITIONAL RISKS.........   In general, the borrowers are:

                                 o  required to satisfy any existing
                                    indebtedness encumbering the related
                                    mortgaged property as of the closing of the
                                    related mortgage loan; and

                                 o  prohibited from encumbering the related
                                    mortgaged property with additional secured
                                    debt without the mortgagee's prior approval.

                              Except as provided below, none of the mortgage
                              loans included in the trust fund, other than the
                              mortgage loans with companion loans, are secured
                              by mortgaged properties that secure other loans
                              outside the trust fund.

                              One (1) mortgage loan, representing 0.6% of the
                              mortgage pool (4.5% of loan group 2), provides
                              that under certain circumstances (a) the related
                              borrower may encumber the related mortgaged
                              property with subordinate debt in the future
                              and/or (b) the entities with a controlling
                              ownership interest in the related borrower may
                              pledge their interest in the borrower as security
                              for mezzanine debt in the future, subject to the
                              terms of a subordination and standstill agreement
                              to be entered into in favor of the mortgagee. With
                              respect to 1 mortgage loan, representing
                              approximately 0.5% of the mortgage pool (0.6% of
                              loan group 1), there is existing subordinated debt
                              secured by the mortgaged property, subject to the
                              terms of a subordination and standstill agreement
                              in favor of the lender, and the holder of the
                              subordinate debt has certain cure rights with
                              respect to defaults on the mortgage loan.

                              With respect to 1 mortgage loan, representing
                              approximately 8.6% of the mortgage pool (10.0% of
                              loan group 1), the related borrower, under certain
                              circumstances, may incur additional unsecured
                              indebtedness other than in the ordinary course of
                              business and without the consent of the mortgagee.
                              With respect to 4 mortgage loans, representing
                              approximately 2.3% of the mortgage pool (2.7% of
                              loan group 1), the related borrower has existing
                              unsecured subordinate debt to affiliates.

                              With respect to 9 mortgage loans, representing
                              approximately 23.2% of the mortgage pool (26.9% of
                              loan group 1), the ownership interests of the
                              direct or indirect owners of the related borrower
                              have been pledged as security for mezzanine debt,
                              subject to the terms of an intercreditor agreement
                              entered into in favor of the mortgagee.

                              With respect to 5 mortgage loans, representing
                              approximately 13.7% of the mortgage pool (14.6% of
                              loan group 1

                                      S-80

                              and 7.9% of loan group 2), the related loan
                              documents provide that, under certain
                              circumstances, ownership interests in the related
                              borrowers may be pledged as security for mezzanine
                              debt in the future, subject to the terms of a
                              subordination and standstill agreement to be
                              entered into in favor of the mortgagee.

                              In addition, 1 mortgage loan, representing 0.5% of
                              the mortgage pool (0.6% of loan group 1), does not
                              prohibit the related borrower from incurring
                              additional unsecured debt or an owner of an
                              interest in the related borrower from pledging its
                              ownership interest in the related borrower as
                              security for mezzanine debt because the related
                              borrower is not required by either the mortgage
                              loan documents or related organizational documents
                              to be a special purpose entity.

                              Secured subordinated debt encumbering any
                              mortgaged property may increase the difficulty of
                              refinancing the related mortgage loan at maturity
                              and the possibility that reduced cash flow could
                              result in deferred maintenance. Also, in the event
                              that the holder of the subordinated debt has filed
                              for bankruptcy or been placed in involuntary
                              receivership, foreclosure by any senior lienholder
                              (including the trust) on the mortgaged property
                              could be delayed. In addition, substantially all
                              of the mortgage loans permit the related borrower
                              to incur limited indebtedness in the ordinary
                              course of business or for capital improvements
                              that is not secured by the related mortgaged
                              property which is generally limited to a specified
                              percentage of the outstanding principal balance of
                              the related mortgage loan. Further, certain of the
                              mortgage loans included in the trust fund do not
                              prohibit limited partners or other owners of
                              non-controlling interests in the related borrower
                              from pledging their interests in the borrower as
                              security for mezzanine debt.

                              In addition, certain mortgage loans, which may
                              include the mortgage loans previously described in
                              this risk factor, permit the related borrower to
                              incur, or do not prohibit the related borrower
                              from incurring, unsecured debt to an affiliate of,
                              or owner of an interest in, the borrower or to an
                              affiliate of such an owner, subject to certain
                              conditions under the related mortgage loan
                              documents. Further, certain of the mortgage loans
                              permit additional liens on the related mortgaged
                              properties for (1) assessments, taxes or other
                              similar charges or (2) liens which in the
                              aggregate constitute an immaterial and
                              insignificant monetary amount with respect to the
                              net value of the related borrower's assets. A
                              default by the borrower on such additional
                              indebtedness could impair the borrower's financial
                              condition and result in the bankruptcy or
                              receivership of the borrower which would cause a
                              delay in the foreclosure by the trust on the
                              mortgaged property. It may not be evident that a
                              borrower has incurred any such future subordinate
                              second lien debt until the related mortgage loan
                              otherwise defaults. In cases in which one or

                                      S-81

                              more subordinate liens are imposed on a mortgaged
                              property or the borrower incurs other
                              indebtedness, the trust fund is subject to
                              additional risks, including, without limitation,
                              the following:

                                 o  the risk that the necessary maintenance of
                                    the mortgaged property could be deferred to
                                    allow the borrower to pay the required debt
                                    service on the subordinate financing and
                                    that the value of the mortgaged property may
                                    fall as a result;

                                 o  the risk that the borrower may have a
                                    greater incentive to repay the subordinate
                                    or unsecured indebtedness first;

                                 o  the risk that it may be more difficult for
                                    the borrower to refinance the mortgage loan
                                    or to sell the mortgaged property for
                                    purposes of making any balloon payment upon
                                    the maturity of the mortgage loan;

                                 o  the existence of subordinated debt
                                    encumbering any mortgaged property may
                                    increase the difficulty of refinancing the
                                    related mortgage loan at maturity and the
                                    possibility that reduced cash flow could
                                    result in deferred maintenance; and

                                 o  the risk that, in the event that the holder
                                    of the subordinated debt has filed for
                                    bankruptcy or been placed in involuntary
                                    receivership, foreclosing on the mortgaged
                                    property could be delayed and the trust may
                                    be subjected to the costs and administrative
                                    burdens of involvement in foreclosure or
                                    bankruptcy proceedings or related
                                    litigation.

                              See "CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS AND
                              LEASES--Subordinate Financing" and "--Due-on-Sale
                              and Due-on-Encumbrance" in the accompanying
                              prospectus and "DESCRIPTION OF THE MORTGAGE
                              POOL--Certain Terms and Conditions of the Mortgage
                              Loans--Other Financing" and "--Due-on-Sale and
                              Due-on-Encumbrance Provisions" in this prospectus
                              supplement.

                              Mezzanine debt is debt that is incurred by the
                              owner of equity in one or more borrowers and is
                              secured by a pledge of the equity ownership
                              interests in such borrowers. Because mezzanine
                              debt is secured by the obligor's equity interest
                              in the related borrowers, such financing
                              effectively reduces the obligor's economic stake
                              in the related mortgaged property. The existence
                              of mezzanine debt may reduce cash flow on the
                              borrower's mortgaged property after the payment of
                              debt service and may increase the likelihood that
                              the owner of a borrower will permit the value or
                              income producing potential of a mortgaged property
                              to fall and may create a greater risk that a
                              borrower will default on the mortgage loan secured
                              by

                                      S-82

                              a mortgaged property whose value or income is
                              relatively weak.

                              Generally, upon a default under mezzanine debt,
                              the holder of such mezzanine debt would be
                              entitled to foreclose upon the equity in the
                              related mortgagor, which has been pledged to
                              secure payment of such mezzanine debt. Although
                              such transfer of equity may not trigger the due on
                              sale clause under the related mortgage loan, it
                              could cause the obligor under such mezzanine debt
                              to file for bankruptcy, which could negatively
                              affect the operation of the related mortgaged
                              property and such borrower's ability to make
                              payments on the related mortgage loan in a timely
                              manner.

                              Additionally, some intercreditor agreements with
                              respect to certain mezzanine debt may give the
                              holder of the mezzanine debt the right to cure
                              certain defaults and, upon a default, to purchase
                              the related mortgage loan for an amount equal to
                              then current outstanding balance of such loan.
                              Some intercreditor agreements relating to
                              mezzanine debt may also limit the special
                              servicer's ability to enter into certain
                              modifications of the mortgage loan without the
                              consent of the related mezzanine lender.

                              See "CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS AND
                              LEASES--Due-on-Sale and Due-on-Encumbrance" in the
                              accompanying prospectus and "DESCRIPTION OF THE
                              MORTGAGE POOL--Certain Terms and Conditions of the
                              Mortgage Loans--Other Financing" and
                              "--Due-on-Sale and Due-on-Encumbrance Provisions"
                              in this prospectus supplement.

                              Although the assets of the trust fund do not
                              include the companion loans (other than the 175
                              West Jackson subordinate companion loan and the
                              180 Maiden Lane subordinate companion loan
                              included in the trust fund) related to the
                              mortgage loans which have companion loans, the
                              related borrower is still obligated to make
                              interest and principal payments on those
                              additional obligations. As a result, the trust
                              fund is subject to additional risks, including:

                                 o  the risk that the necessary maintenance of
                                    the related mortgaged property could be
                                    deferred to allow the borrower to pay the
                                    required debt service on the subordinate or
                                    pari passu obligations and that the value of
                                    the mortgaged property may fall as a result;
                                    and

                                 o  the risk that it may be more difficult for
                                    the borrower to refinance the mortgage loan
                                    or to sell the mortgaged property for
                                    purposes of making any balloon payment on
                                    the entire balance of both the loans
                                    contained in the loan pair upon the maturity
                                    of the mortgage loans.

                              In addition, although 11 of the mortgage loans
                              have companion loans that are subordinate to the
                              related mortgage loan,

                                      S-83

                              each of the 175 West Jackson mortgage loan and the
                              180 Maiden Lane mortgage loan, representing 17.8%
                              of the mortgage pool (20.7% of loan group 1), has
                              a companion loan that is pari passu with the
                              mortgage loan. See "DESCRIPTION OF THE MORTGAGE
                              POOL--Twenty Largest Mortgage Loans" and
                              "--Co-Lender Loans" in this prospectus supplement.

THE BORROWER'S FORM OF
  ENTITY MAY CAUSE SPECIAL
  RISKS....................   Most of the borrowers are legal entities rather
                              than individuals. Mortgage loans made to legal
                              entities may entail risks of loss greater than
                              those of mortgage loans made to individuals. For
                              example, a legal entity, as opposed to an
                              individual, may be more inclined to seek legal
                              protection from its creditors under the bankruptcy
                              laws. Unlike individuals involved in bankruptcies,
                              most of the entities generally do not have
                              personal assets and creditworthiness at stake. The
                              bankruptcy of a borrower, or a general partner or
                              managing member of a borrower, may impair the
                              ability of the lender to enforce its rights and
                              remedies under the related mortgage.

                              Many of the borrowers are not special purpose
                              entities structured to limit the possibility of
                              becoming insolvent or bankrupt, and therefore may
                              be more likely to become insolvent or the subject
                              of a voluntary or involuntary bankruptcy
                              proceeding because such borrowers may be:

                                 o  operating entities with businesses distinct
                                    from the operation of the property with the
                                    associated liabilities and risks of
                                    operating an ongoing business; or

                                 o  individuals that have personal liabilities
                                    unrelated to the property.

                              With respect to 3 mortgage loans (loan numbers 7,
                              46 and 53), representing 3.5% of the mortgage pool
                              (4.1% of loan group 1), the related borrowers are
                              not special purpose entities because it is also
                              the borrower under certain other mortgage loans,
                              which are not included in the mortgage pool.
                              Although, the borrowers' organizational documents
                              restrict their activities to ownership of the
                              underlying mortgaged properties and incurring the
                              debt represented by the related mortgage loans, as
                              a result of these additional loans and additional
                              properties, the risk of default and/or borrower
                              insolvency is greater as a result of issues that
                              do not relate to the mortgage loan included in the
                              trust and/or the related mortgaged property.

                              However, any borrower, even a special purpose
                              entity structured to be bankruptcy-remote, as an
                              owner of real estate will be subject to certain
                              potential liabilities and risks. We cannot provide
                              assurances that any borrower will not file for
                              bankruptcy protection or that creditors of a
                              borrower or a corporate or individual general
                              partner or managing member of a borrower will not
                              initiate a bankruptcy or similar proceeding
                              against such borrower or corporate or individual
                              general partner or managing member.

                                      S-84

                              Furthermore, with respect to any related
                              borrowers, creditors of a common parent in
                              bankruptcy may seek to consolidate the assets of
                              such borrowers with those of the parent.
                              Consolidation of the assets of such borrowers
                              would likely have an adverse effect on the funds
                              available to make distributions on your
                              certificates, and may lead to a downgrade,
                              withdrawal or qualification of the ratings of your
                              certificates. See "CERTAIN LEGAL ASPECTS OF
                              MORTGAGE LOANS AND LEASES--Bankruptcy Laws" in the
                              accompanying prospectus.

                              In addition, with respect to 6 mortgage loans
                              (loan numbers 5, 12, 33, 35, 74 and 80),
                              representing 8.3% of the mortgage pool (5 mortgage
                              loans in loan group 1 or 4.5% and 1 mortgage loan
                              in loan group 2 or 31.8%), the borrowers own the
                              related mortgaged property as tenants-in-common.
                              As a result, the related mortgage loans may be
                              subject to prepayment, including during periods
                              when prepayment might otherwise be prohibited, as
                              a result of partition. Although some of the
                              related borrowers have purported to waive any
                              right of partition, we cannot assure you that any
                              such waiver would be enforced by a court of
                              competent jurisdiction. In addition, enforcement
                              of remedies against tenant-in-common borrowers may
                              be prolonged if the tenant-in-common borrowers
                              become insolvent or bankrupt at different times
                              because each time a tenant-in-common borrower
                              files for bankruptcy, the bankruptcy court stay is
                              reinstated.

BANKRUPTCY PROCEEDINGS
  ENTAIL  CERTAIN RISKS....   Under federal bankruptcy law, the filing of a
                              petition in bankruptcy by or against a borrower
                              will stay the sale of the mortgaged property owned
                              by that borrower, as well as the commencement or
                              continuation of a foreclosure action. In addition,
                              even if a court determines that the value of the
                              mortgaged property is less than the principal
                              balance of the mortgage loan it secures, the court
                              may prevent a lender from foreclosing on the
                              mortgaged property (subject to certain protections
                              available to the lender). As part of a
                              restructuring plan, a court also may reduce the
                              amount of secured indebtedness to then current
                              value of the mortgaged property, which would make
                              the lender a general unsecured creditor for the
                              difference between then current value and the
                              amount of its outstanding mortgage indebtedness. A
                              bankruptcy court also may: (1) grant a debtor a
                              reasonable time to cure a payment default on a
                              mortgage loan; (2) reduce periodic payments due
                              under a mortgage loan; (3) change the rate of
                              interest due on a mortgage loan; or (4) otherwise
                              alter the mortgage loan's repayment schedule.

                              Moreover, the filing of a petition in bankruptcy
                              by, or on behalf of, a junior lienholder may stay
                              the senior lienholder from taking action to
                              foreclose on the junior lien. Additionally, the
                              borrower's trustee or the borrower, as
                              debtor-in-possession, has certain special powers
                              to avoid, subordinate or disallow debts. In
                              certain circumstances, the claims of the

                                      S-85

                              trustee may be subordinated to financing obtained
                              by a debtor-in-possession subsequent to its
                              bankruptcy.

                              Under federal bankruptcy law, the lender will be
                              stayed from enforcing a borrower's assignment of
                              rents and leases. Federal bankruptcy law also may
                              interfere with the master servicer's or special
                              servicer's ability to enforce lockbox
                              requirements. The legal proceedings necessary to
                              resolve these issues can be time consuming and
                              costly and may significantly delay or diminish the
                              receipt of rents. Rents also may escape an
                              assignment to the extent they are used by the
                              borrower to maintain the mortgaged property or for
                              other court authorized expenses.

                              Additionally, pursuant to subordination agreements
                              for certain of the mortgage loans, the subordinate
                              lenders may have agreed that they will not take
                              any direct actions with respect to the related
                              subordinated debt, including any actions relating
                              to the bankruptcy of the borrower, and that the
                              holder of the mortgage loan will have all rights
                              to direct all such actions. There can be no
                              assurance that in the event of the borrower's
                              bankruptcy, a court will enforce such restrictions
                              against a subordinated lender.

                              In its decision in In re 203 North LaSalle Street
                              Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March
                              10, 2000), the United States Bankruptcy Court for
                              the Northern District of Illinois refused to
                              enforce a provision of a subordination agreement
                              that allowed a first mortgagee to vote a second
                              mortgagee's claim with respect to a Chapter 11
                              reorganization plan on the grounds that
                              pre-bankruptcy contracts cannot override rights
                              expressly provided by the Bankruptcy Code. This
                              holding, which one court has already followed,
                              potentially limits the ability of a senior lender
                              to accept or reject a reorganization plan or to
                              control the enforcement of remedies against a
                              common borrower over a subordinated lender's
                              objections.

                              As a result of the foregoing, the trustee's
                              recovery with respect to borrowers in bankruptcy
                              proceedings may be significantly delayed, and the
                              aggregate amount ultimately collected may be
                              substantially less than the amount owed.

                              Certain of the mortgage loans have a sponsor that
                              has previously filed bankruptcy. In each case, the
                              related entity or person has emerged from
                              bankruptcy. However, we cannot assure you that
                              such sponsors will not be more likely than other
                              sponsors to utilize their rights in bankruptcy in
                              the event of any threatened action by the
                              mortgagee to enforce its rights under the related
                              loan documents.

INSPECTIONS AND APPRAISALS
  MAY NOT ACCURATELY
  REFLECT VALUE OR
  CONDITION OF MORTGAGED
  PROPERTY.................   In general, appraisals represent only the analysis
                              and opinion of qualified experts and are not
                              guaranties of present or future value, and may
                              determine a value of a property that is
                              significantly higher than the amount that can be
                              obtained

                                      S-86

                                 from the sale of a mortgaged property under a
                                 distress or liquidation sale. Information
                                 regarding the values of the mortgaged
                                 properties at the date of such report is
                                 presented under "DESCRIPTION OF THE MORTGAGE
                                 POOL--Additional Mortgage Loan Information" in
                                 this prospectus supplement for illustrative
                                 purposes only. Any engineering reports or site
                                 inspections obtained in connection with this
                                 offering represent only the analysis of the
                                 individual engineers or site inspectors
                                 preparing such reports at the time of such
                                 report, and may not reveal all necessary or
                                 desirable repairs, maintenance or capital
                                 improvement items.

THE MORTGAGED PROPERTIES
 MAY NOT BE IN COMPLIANCE
 WITH CURRENT ZONING LAWS..   The mortgaged properties securing the mortgage
                              loans included in the trust fund are typically
                              subject to building and zoning ordinances and
                              codes affecting the construction and use of real
                              property. Since the zoning laws applicable to a
                              mortgaged property (including, without limitation,
                              density, use, parking and set-back requirements)
                              are usually subject to change by the applicable
                              regulatory authority at any time, the improvements
                              upon the mortgaged properties may not, currently
                              or in the future, comply fully with all applicable
                              current and future zoning laws. Such changes may
                              limit the ability of the related borrower to
                              rehabilitate, renovate and update the premises,
                              and to rebuild or utilize the premises "as is" in
                              the event of a casualty loss with respect thereto.
                              Such limitations may adversely affect the cash
                              flow of the mortgaged property following such
                              loss. Insurance proceeds may not be sufficient to
                              pay off such mortgage loan in full. In addition,
                              if the mortgaged property were to be repaired or
                              restored in conformity with then current law, its
                              value could be less than the remaining balance on
                              the mortgage loan and it may produce less revenue
                              than before such repair or restoration.

RESTRICTIONS ON CERTAIN OF
 THE MORTGAGED PROPERTIES
 MAY LIMIT THEIR USE.......   Certain of the mortgaged properties securing
                              mortgage loans included in the trust fund which
                              are non-conforming may not be "legal
                              non-conforming" uses. The failure of a mortgaged
                              property to comply with zoning laws or to be a
                              "legal non-conforming" use may adversely affect
                              the market value of the mortgaged property or the
                              borrower's ability to continue to use it in the
                              manner it is currently being used.

                              In addition, certain of the mortgaged properties
                              are subject to certain use restrictions imposed
                              pursuant to restrictive covenants, governmental
                              requirements, reciprocal easement agreements or
                              operating agreements or, in the case of those
                              mortgaged properties that are condominiums,
                              condominium declarations or other condominium use
                              restrictions or regulations, especially in a
                              situation where the mortgaged property does not
                              represent the entire condominium building. Such
                              use restrictions include, for example, limitations
                              on the

                                      S-87

                              character of the improvements or the properties,
                              limitations affecting noise and parking
                              requirements, among other things, and limitations
                              on the borrowers' right to operate certain types
                              of facilities within a prescribed radius. These
                              limitations could adversely affect the ability of
                              the related borrower to lease the mortgaged
                              property on favorable terms, thus adversely
                              affecting the borrower's ability to fulfill its
                              obligations under the related mortgage loan.

COMPLIANCE WITH APPLICABLE
 LAWS AND REGULATIONS MAY
 RESULT IN LOSSES..........   A borrower may be required to incur costs to
                              comply with various existing and future federal,
                              state or local laws and regulations applicable to
                              the related mortgaged property securing a mortgage
                              loan included in the trust fund. Examples of these
                              laws and regulations include zoning laws and the
                              Americans with Disabilities Act of 1990, which
                              requires all public accommodations to meet certain
                              federal requirements related to access and use by
                              disabled persons. See "CERTAIN LEGAL ASPECTS OF
                              MORTGAGE LOANS AND LEASES--Americans with
                              Disabilities Act" in the accompanying prospectus.
                              The expenditure of such costs or the imposition of
                              injunctive relief, penalties or fines in
                              connection with the borrower's noncompliance could
                              negatively impact the borrower's cash flow and,
                              consequently, its ability to pay its mortgage
                              loan.

ENFORCEABILITY OF DUE-ON-
 SALE CLAUSES AND
 ASSIGNMENTS OF LEASES AND
 RENTS IS LIMITED..........   The mortgages securing the mortgage loans included
                              in the trust fund generally contain due-on-sale
                              clauses, which permit the acceleration of the
                              maturity of the related mortgage loan if the
                              borrower sells, transfers or conveys the related
                              mortgaged property or its interest in the
                              mortgaged property without the consent of the
                              lender. There also may be limitations on the
                              enforceability of such clauses. The mortgages also
                              generally include a debt-acceleration clause,
                              which permits the acceleration of the related
                              mortgage loan upon a monetary or non-monetary
                              default by the borrower. The courts of all states
                              will generally enforce clauses providing for
                              acceleration in the event of a material payment
                              default, but may refuse the foreclosure of a
                              mortgaged property when acceleration of the
                              indebtedness would be inequitable or unjust or the
                              circumstances would render acceleration
                              unconscionable. However, certain of the mortgage
                              loans included in the trust fund permit one or
                              more transfers of the related mortgaged property
                              or transfer of a controlling interest in the
                              related borrower to pre-approved transferees or
                              pursuant to pre-approved conditions set forth in
                              the related mortgage loan documents without the
                              lender's approval. In addition, certain of the
                              mortgage loans may not restrict the transfer of
                              limited partnership interests or non-managing
                              member interests in the related borrower.

                                      S-88

                              See "CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS AND
                              LEASES--Due-on-Sale and Due-on-Encumbrance" in the
                              accompanying prospectus.

                              The mortgage loans included in the trust fund may
                              also be secured by an assignment of leases and
                              rents pursuant to which the borrower typically
                              assigns its right, title and interest as landlord
                              under the leases on the related mortgaged property
                              and the income derived therefrom to the lender as
                              further security for the related mortgage loan,
                              while retaining a license to collect rents for so
                              long as there is no default. In the event the
                              borrower defaults, the license terminates and the
                              lender is entitled to collect the rents. Such
                              assignments are typically not perfected as
                              security interests prior to the lender's taking
                              possession of the related mortgaged property
                              and/or appointment of a receiver. Some state laws
                              may require that the lender take possession of the
                              mortgaged property and obtain a judicial
                              appointment of a receiver before becoming entitled
                              to collect the rents. In addition, if bankruptcy
                              or similar proceedings are commenced by or in
                              respect of the borrower, the lender's ability to
                              collect the rents may be adversely affected. See
                              "CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS AND
                              LEASES--Leases and Rents" in the accompanying
                              prospectus.

LIMITATIONS ON THE BENEFITS
 OF CROSS-COLLATERALIZED AND
 CROSS-DEFAULTED PROPERTIES.  Four (4) groups of mortgage loans, the ADG
                              Portfolio concentration, Cronacher Portfolio
                              concentration, Terra Vista concentration and
                              Edison Pad concentration (loan numbers 7, 46, 53
                              and 86, loan numbers 21 and 68 (which are one-way
                              crossed for the benefit of loan number 68), loan
                              numbers 43 and 79 and loan numbers 85 and 87),
                              representing in the aggregate 6.1% of the mortgage
                              pool (7.1% of loan group 1), are groups of
                              mortgage loans that are cross-collateralized and
                              cross-defaulted with each of the other mortgage
                              loans in their respective groups. In addition,
                              some mortgage loans are secured by first lien
                              deeds of trust or mortgages, as applicable, on
                              multiple properties securing the joint and several
                              obligations of multiple borrowers. Such
                              arrangements could be challenged as fraudulent
                              conveyances by creditors of any of the related
                              borrowers or by the representative of the
                              bankruptcy estate of any related borrower if one
                              or more of such borrowers becomes a debtor in a
                              bankruptcy case. Generally, under federal and most
                              state fraudulent conveyance statutes, a lien
                              granted by any such borrower could be voided if a
                              court determines that:

                                   o    such borrower was insolvent at the time
                                        of granting the lien, was rendered
                                        insolvent by the granting of the lien,
                                        was left with inadequate capital or was
                                        not able to pay its debts as they
                                        matured; and

                                   o    such borrower did not, when it allowed
                                        its mortgaged property to be encumbered
                                        by the liens

                                      S-89

                                        securing the indebtedness represented by
                                        the other cross-collateralized loans,
                                        receive "fair consideration" or
                                        "reasonably equivalent value" for
                                        pledging such mortgaged property for the
                                        equal benefit of the other related
                                        borrowers.

                              We cannot provide assurances that a lien granted
                              by a borrower on a cross-collateralized loan to
                              secure the mortgage loan of another borrower, or
                              any payment thereon, would not be avoided as a
                              fraudulent conveyance. See "DESCRIPTION OF THE
                              MORTGAGE POOL--Certain Terms and Conditions of the
                              Mortgage Loans--Cross-Default and
                              Cross-Collateralization of Certain Mortgage Loans;
                              Certain Multi-Property Mortgage Loans" in this
                              prospectus supplement and Annex A-5 to this
                              prospectus supplement for more information
                              regarding the cross-collateralized loans. No
                              mortgage loan included in the trust fund (other
                              than the mortgage loans with companion loans) is
                              cross-collateralized with a mortgage loan not
                              included in the trust fund.

SINGLE TENANTS AND
 CONCENTRATION OF TENANTS
 SUBJECT THE TRUST FUND TO
 INCREASED RISK............   Certain other of the mortgaged properties are
                              leased in large part to a single tenant or are in
                              large part owner occupied. Any default by a major
                              tenant could adversely affect the related
                              borrower's ability to make payments on the related
                              mortgage loan. We cannot provide assurances that
                              any major tenant will continue to perform its
                              obligations under its lease (or, in the case of an
                              owner-occupied mortgaged property, under the
                              related mortgage loan documents).

                              With respect to certain of the mortgage loans, the
                              related borrower has given to certain tenants a
                              right of first refusal in the event a sale is
                              contemplated or an option to purchase all or a
                              portion of the mortgaged property and this
                              provision, if not waived, may impede the
                              mortgagee's ability to sell the related mortgaged
                              property at foreclosure or adversely affect the
                              foreclosure proceeds.

                              In addition, certain of the mortgaged properties
                              that are leased to single tenants or a major
                              tenant may have leases that terminate or grant the
                              tenant early termination rights prior to the
                              maturity date of the related mortgage loan.
                              Mortgaged properties leased to a single tenant, or
                              a small number of tenants, are more likely to
                              experience interruptions of cash flow if a tenant
                              fails to renew its lease because there may be less
                              or no rental income until new tenants are found
                              and it may be necessary to expend substantial
                              amounts of capital to make the space acceptable to
                              new tenants.

                              With respect to 1 mortgage loan (loan number 3),
                              representing 8.1% of the mortgage pool (9.4% of
                              loan group 1), the largest tenant, Goldman Sachs,
                              which is one of the underwriters, occupies
                              approximately 803,223 square feet, or
                              approximately 73.8% of the net rentable area. The
                              Goldman

                                      S-90

                              Sachs lease expires in April 2014 and the mortgage
                              loan matures in November 2009; moreover, Goldman
                              Sachs has the option to terminate all of its
                              leased space in November 2009. This option may be
                              exercised with 18 months notice and the payment of
                              a termination fee equal to approximately nine
                              months rent. Pursuant to the terms of the loan
                              documents, in the event that Goldman Sachs
                              exercises this termination option, the mortgagee
                              will have the right to trap excess cash flow for
                              the 18-month notice period in addition to the
                              termination fee, which will be held in a
                              mortgagee-controlled escrow account. See "--Future
                              Cash Flow and Property Values are not Predictable"
                              above and "DESCRIPTION OF THE MORTGAGE
                              POOL--Twenty Largest Mortgage Loans--180 Maiden
                              Lane" in this prospectus supplement.

                              Twenty-four (23) of the mortgaged properties
                              securing mortgage loans included in the trust
                              fund, representing 15.3% of the mortgage pool
                              (17.7% of loan group 1), are leased wholly to a
                              single tenant or are wholly owner occupied. The
                              mortgaged property related to 1 mortgage loan,
                              representing approximately 4.0% of the mortgage
                              pool (4.6% of loan group 1) is leased entirely to
                              the United States Government which has the right
                              to terminate the related lease after November 30,
                              2013, with 360 days notice, and the mortgage loan
                              matures in November 2009. Because the lease is the
                              sole source of income to the borrower, in the
                              event the lease is terminated, the borrower would
                              have no immediate income to make the required debt
                              service payment unless it promptly relet the
                              premises. Pursuant to the terms of the loan
                              documents, unless the tenant rescinds its
                              termination option before the anticipated
                              repayment date of November 11, 2009, or the loan
                              is repaid at the anticipated repayment date, the
                              borrower will be required to either deposit in
                              cash or post a letter of credit in the amount of
                              $4,000,000. See "--Future Cash Flow and Property
                              Values Are Not Predictable" above and "DESCRIPTION
                              OF THE MORTGAGE POOL--Twenty Largest Mortgage
                              Loans--IRS Building-Fresno, CA" in this prospectus
                              supplement.

                              With respect to 1 mortgage loan (loan number 10),
                              representing 1.8% of the mortgage pool (2.1% of
                              loan group 1), the sole tenant is ATT Global
                              Venture Holdings LLC, occupying all of the net
                              rentable area. The term of the lease expires in
                              February 2011 and the mortgage loan matures in
                              August 2014. Because the lease is the sole source
                              of income to the borrower, in the event the lease
                              is terminated, the borrower would have no
                              immediate income to make the required debt service
                              payment unless it promptly relet the premises.
                              However, in the event the tenant does not renew
                              its lease, the loan documents allow the mortgagee
                              to collect all excess cash flow up to a maximum of
                              $2,200,000 from the related mortgaged property for
                              the last 2 years of the lease term to be used for

                                      S-91

                              retenanting expenses. See "--Future Cash Flow and
                              Property Values are not Predictable" above and
                              "DESCRIPTION OF THE MORTGAGE POOL--Twenty Largest
                              Mortgage Loans--10 Independence Boulevard" in this
                              prospectus supplement.

                              With respect to 1 mortgage loan (loan number 12),
                              representing 1.6% of the mortgage pool (1.9% of
                              loan group 1), where the related mortgaged
                              property is leased to a single tenant, the parent
                              company of the sole tenant, which is also the
                              guarantor of the sole tenant's lease, is under
                              investigation by the Securities and Exchange
                              Commission and by the United States Department of
                              Justice. Two (2) debt service reserves were
                              established, the funds under which will not be
                              released until the satisfactory resolution of the
                              SEC investigation resulting in no material adverse
                              change to the financial position of the parent
                              company. There can be no assurance that any
                              adverse results suffered by the parent company
                              with respect to the foregoing investigations will
                              not negatively impact the related tenant's ability
                              to perform its obligations under the related
                              lease.

                              With respect to 1 mortgage loan (loan number 13),
                              representing 1.6% of the mortgage pool (1.8% of
                              loan group 1), the sole tenant is Voicestream,
                              occupying all of the net rentable area. The term
                              of the lease expires in May 2014 and the mortgage
                              loan matures in August 2014. Because the lease is
                              the sole source of income to the borrower, in the
                              event the lease is terminated, the borrower would
                              have no immediate income to make the required debt
                              service payment unless it promptly relet the
                              premises. However, in the event the tenant does
                              not renew its lease, the loan documents allow the
                              mortgagee to collect all excess cash flow up to a
                              maximum of $2,000,000 from the related mortgaged
                              property for the last 4 years of the loan term to
                              be used for retenanting expenses. See "--Future
                              Cash Flow and Property Values are not Predictable"
                              above and "DESCRIPTION OF THE MORTGAGE
                              POOL--Twenty Largest Mortgage Loans--4 Sylvan Way"
                              in this prospectus supplement.

                              Retail and office properties also may be adversely
                              affected if there is a concentration of particular
                              tenants among the mortgaged properties or of
                              tenants in a particular business or industry. For
                              further information regarding certain significant
                              tenants at the mortgaged properties, see Annex A-4
                              to this prospectus supplement.

THE FAILURE OF A TENANT WILL
 HAVE A NEGATIVE IMPACT ON
 SINGLE TENANT AND TENANT
 CONCENTRATION PROPERTIES..   The bankruptcy or insolvency of a major tenant or
                              sole tenant, or a number of smaller tenants, in
                              retail, industrial and office properties may
                              adversely affect the income produced by a
                              mortgaged property. Under the Bankruptcy Code, a
                              tenant has the option of assuming or rejecting any
                              unexpired lease. If the tenant rejects the lease,
                              the landlord's

                                      S-92

                              claim for breach of the lease would be a general
                              unsecured claim against the tenant (absent
                              collateral securing the claim) and the amounts the
                              landlord could claim would be limited.

LITIGATION MAY HAVE ADVERSE
 EFFECT ON BORROWERS.......   From time to time, there may be legal proceedings
                              pending, threatened or ongoing against the
                              borrowers, managers, sponsors and their respective
                              affiliates relating to the business of, or arising
                              out of the ordinary course of business of, the
                              borrowers, managers, sponsors and their respective
                              affiliates, and certain of the borrowers,
                              managers, sponsors and their respective affiliates
                              are subject to legal proceedings relating to the
                              business of, or arising out of the ordinary course
                              of business of, the borrowers, managers, sponsors
                              or their respective affiliates. It is possible
                              that such proceedings may have a material adverse
                              effect on any borrower's ability to meet its
                              obligations under the related mortgage loan and,
                              thus, on distributions on your certificates.

POOR PROPERTY MANAGEMENT
 WILL LOWER THE PERFORMANCE
 OF THE RELATED MORTGAGED
 PROPERTY..................   The successful operation of a real estate project
                              depends upon the property manager's performance
                              and viability. The property manager is responsible
                              for:

                                   o    responding to changes in the local
                                        market;

                                   o    planning and implementing the rental
                                        structure;

                                   o    operating the property and providing
                                        building services;

                                   o    managing operating expenses; and

                                   o    assuring that maintenance and capital
                                        improvements are carried out in a timely
                                        fashion.

                              Properties deriving revenues primarily from
                              short-term sources, such as short-term leases, are
                              generally more management intensive than
                              properties leased to creditworthy tenants under
                              long-term leases.

                              With respect to 4 mortgage loans (Gale Office
                              Pool, 10 Independence Boulevard, 35 Waterview
                              Boulevard and 4 Sylvan Way), affiliates of The
                              Gale Company, L.L.C. are the property managers for
                              each of the 7 related mortgaged properties.

                              The failure of a property manager that manages a
                              number of mortgaged properties as described above
                              to properly manage the related properties or any
                              financial difficulties with respect to this
                              property manager could have a significant negative
                              impact on the continued income generation from
                              these mortgaged properties and therefore the
                              performance of the related mortgage loans. See
                              "--Adverse Consequences Associated with Borrower
                              Concentration, Borrowers Under Common Control and
                              Related Borrowers" above and "DESCRIPTION OF THE
                              MORTGAGE POOL--Twenty Largest Mortgage Loans" in
                              this prospectus supplement.

                                      S-93

                              We cannot provide assurance regarding the
                              performance of any operators, leasing agents
                              and/or property managers or persons who may become
                              operators and/or property managers upon the
                              expiration or termination of management agreements
                              or following any default or foreclosure under a
                              mortgage loan. In addition, the property managers
                              are usually operating companies and unlike limited
                              purpose entities, may not be restricted from
                              incurring debt and other liabilities in the
                              ordinary course of business or otherwise.

                              We make no representation or warranty as to the
                              skills of any present or future managers.
                              Additionally, we cannot provide assurance that the
                              property managers will be in a financial condition
                              to fulfill their management responsibilities
                              throughout the terms of their respective
                              management agreements.

CONDEMNATIONS OF MORTGAGED
 PROPERTIES MAY RESULT
 IN LOSSES.................   From time to time, there may be condemnations
                              pending or threatened against one or more of the
                              mortgaged properties securing mortgage loans
                              included in the trust fund. The proceeds payable
                              in connection with a total condemnation may not be
                              sufficient to restore the related mortgaged
                              property or to satisfy the remaining indebtedness
                              of the related mortgage loan. The occurrence of a
                              partial condemnation may have a material adverse
                              effect on the continued use of, or income
                              generation from, the affected mortgaged property.
                              Therefore, we cannot give assurances that the
                              occurrence of any condemnation will not have a
                              negative impact upon distributions on your
                              certificates.

THE STATUS OF A GROUND LEASE
 MAY BE UNCERTAIN IN A
 BANKRUPTCY PROCEEDING.....   Two (2) mortgage loans, representing 1.9% of the
                              mortgage pool (2.2% of loan group 1), are secured
                              by leasehold interests. Pursuant to Section 365(h)
                              of the Bankruptcy Code, ground lessees in
                              possession under a ground lease that has commenced
                              have the right to continue in a ground lease even
                              though the representative of their bankrupt ground
                              lessor rejects the lease. The leasehold mortgages
                              generally provide that the borrower may not elect
                              to treat the ground lease as terminated on account
                              of any such rejection by the ground lessor without
                              the prior approval of the holder of the mortgage
                              note or otherwise prohibit the borrower from
                              terminating the ground lease. In a bankruptcy of a
                              ground lessee/borrower, the ground lessee/borrower
                              under the protection of the Bankruptcy Code has
                              the right to assume (continue) or reject (breach
                              and/or terminate) any or all of its ground leases.
                              If the ground lessor and the ground lessee/
                              borrower are concurrently involved in bankruptcy
                              proceedings, the trustee may be unable to enforce
                              the bankrupt ground lessee/borrower's right to
                              continue in a ground lease rejected by a bankrupt
                              ground lessor. In such circumstances, a ground
                              lease could be terminated notwithstanding lender
                              protection provisions contained therein or in the
                              related mortgage. Further, in a recent decision by
                              the United States

                                      S-94

                              Court of Appeals for the Seventh Circuit
                              (Precision Indus. v. Qualitech Steel SBQ, LLC, 327
                              F.3d 537 (7th Cir. 2003), the court ruled with
                              respect to an unrecorded lease of real property
                              that where a statutory sale of the fee interest in
                              leased property occurs under Section 363(f) of the
                              Bankruptcy Code (11 U.S.C. Section 363(f)) upon
                              the bankruptcy of a landlord, such sale terminates
                              a lessee's possessory interest in the property,
                              and the purchaser assumes title free and clear of
                              any interest, including any leasehold estates.
                              Pursuant to Section 363(e) of the Bankruptcy Code
                              (11 U.S.C. Section 363(a)), a lessee may request
                              the bankruptcy court to prohibit or condition the
                              statutory sale of the property so as to provide
                              adequate protection of the leasehold interest;
                              however, the court ruled that this provision does
                              not ensure continued possession of the property,
                              but rather entitles the lessee to compensation for
                              the value of its leasehold interest, typically
                              from the sale proceeds. While there are certain
                              circumstances under which a "free and clear" sale
                              under Section 363(f) of the Bankruptcy Code would
                              not be authorized (including that the lessee could
                              not be compelled in a legal or equitable
                              proceeding to accept a monetary satisfaction of
                              his possessory interest, and that none of the
                              other conditions of Section 363(f)(1)-(4) of the
                              Bankruptcy Code otherwise permits the sale), we
                              cannot provide assurances that those circumstances
                              would be present in any proposed sale of a leased
                              premises. As a result, we cannot provide
                              assurances that, in the event of a statutory sale
                              of leased property pursuant to Section 363(f) of
                              the Bankruptcy Code, the lessee may be able to
                              maintain possession of the property under the
                              ground lease. In addition, we cannot provide
                              assurances that the lessee and/or the lender will
                              be able to recuperate the full value of the
                              leasehold interest in bankruptcy court.

                              In addition, certain of the mortgaged properties
                              securing the mortgage loans are subject to
                              operating leases. The operating lessee then
                              sublets space in the mortgaged property to
                              sub-tenants. Therefore, the cash flow from the
                              rented mortgaged property will be subject to the
                              bankruptcy risks with respect to the operating
                              lessee.

MORTGAGE LOAN SELLERS MAY
 NOT BE ABLE TO MAKE A
 REQUIRED REPURCHASE OR
 SUBSTITUTION OF A
 DEFECTIVE MORTGAGE LOAN...   Each mortgage loan seller is the sole warranting
                              party in respect of the mortgage loans sold by
                              such mortgage loan seller to us. Neither we nor
                              any of our affiliates (except, in certain
                              circumstances, for Wachovia Bank, National
                              Association in its capacity as a mortgage loan
                              seller) are obligated to repurchase or substitute
                              any mortgage loan in connection with either a
                              breach of any mortgage loan seller's
                              representations and warranties or any document
                              defects, if such mortgage loan seller defaults on
                              its obligation to do so. We cannot provide
                              assurances that the mortgage loan sellers will
                              have the financial ability to effect such
                              repurchases or substitutions.

                                      S-95

                              In addition, one or more of the mortgage loan
                              sellers may have acquired a portion of the
                              mortgage loans included in the trust fund in one
                              or more secondary market purchases. Such purchases
                              may be challenged as fraudulent conveyances. Such
                              a challenge if successful, may have a negative
                              impact on the distributions on your certificates.
                              See "DESCRIPTION OF THE MORTGAGE POOL--Assignment
                              of the Mortgage Loans; Repurchases and
                              Substitutions" and "--Representations and
                              Warranties; Repurchases and Substitutions" in this
                              prospectus supplement and "DESCRIPTION OF THE
                              POOLING AND SERVICING AGREEMENTS--Representations
                              and Warranties; Repurchases" in the accompanying
                              prospectus.

ONE ACTION JURISDICTION MAY
 LIMIT THE ABILITY OF THE
 SPECIAL SERVICER TO
 FORECLOSE ON THE MORTGAGED
 PROPERTY...................  Some states (including California) have laws that prohibit more than one judicial action to enforce
                              a mortgage obligation, and some courts have
                              construed the term judicial action broadly.
                              Accordingly, the special servicer is required to
                              obtain advice of counsel prior to enforcing any of
                              the trust's rights under any of the mortgage loans
                              that include mortgaged properties where this rule
                              could be applicable. In the case of either a
                              cross-collateralized and cross-defaulted mortgage
                              loan or a multi-property mortgage loan which is
                              secured by mortgaged properties located in
                              multiple states, the special servicer may be
                              required to foreclose first on properties located
                              in states where such "one action" rules apply (and
                              where non-judicial foreclosure is permitted)
                              before foreclosing on properties located in the
                              states where judicial foreclosure is the only
                              permitted method of foreclosure. As a result, the
                              special servicer may incur delay and expense in
                              foreclosing on mortgaged properties located in
                              states affected by one action rules. See "CERTAIN
                              LEGAL ASPECTS OF MORTGAGE LOANS AND LEASES--
                              Foreclosure" in the accompanying prospectus.

                                      S-96

                       DESCRIPTION OF THE MORTGAGE POOL

GENERAL

     The pool of mortgage loans (each, a "Mortgage Loan") included in the Trust
Fund (the "Mortgage Pool") is expected to consist of 87 fixed rate mortgage loans (the "Mortgage Loans"), with an aggregate principal balance (the "Cut-Off
Date Pool Balance") of $1,154,979,900. The "Cut-Off Date" for all of the
Mortgage Loans is November 11, 2004. The "Cut-Off Date Balance" of each
Mortgage Loan will equal the unpaid principal balance thereof as of the related
Cut-Off Date, after reduction for all payments of principal due on or before such date, whether or not received. The Mortgage Pool will be deemed to consist of 2 loan groups ("Loan Group 1" and "Loan Group 2" and, collectively, the
"Loan Groups"). Loan Group 1 will consist of (i) all of the Mortgage Loans that are not secured by multifamily properties and (ii) 6 Mortgage Loans that are secured by multifamily properties. Loan Group 1 is expected to consist of 70
Mortgage Loans, with an aggregate Cut-Off Date Balance of $994,232,617 (the
"Cut-Off Date Group 1 Balance"). Loan Group 2 will consist of 17 Mortgage Loans that are secured by multifamily properties. Loan Group 2 is expected to consist of 17 Mortgage Loans, with an aggregate Cut-Off Date Balance of $160,747,283
(the "Cut-Off Date Group 2 Balance" and, together with the Cut-Off Date Group 1
Balance the "Cut-Off Date Group Balances"). Annex A-1 to this prospectus supplement sets forth the Loan Group designation with respect to each Mortgage
Loan. The Cut-Off Date Balances of all of the Mortgage Loans in the Mortgage
Pool range from $1,148,996 to $112,500,000. The Mortgage Loans in the Mortgage
Pool have an average Cut-Off Date Balance of $13,275,631. The Cut-Off Date
Balances of the Mortgage Loans in Loan Group 1 range from $1,148,996 to
$112,500,000. The Mortgage Loans in Loan Group 1 have an average Cut-Off Date
Balance of $14,203,323. The Cut-Off Date Balances of the Mortgage Loans in Loan
Group 2 range from $2,000,000 to $51,150,000. The Mortgage Loans in Loan Group
2 have an average Cut-Off Date Balance of $9,455,723. References to percentages of Mortgaged Properties referred to in this prospectus supplement without further description are references to the percentages of the Cut-Off Date Pool
Balance represented by the aggregate Cut-Off Date Balance of the related
Mortgage Loans and references to percentages of Mortgage Loans in a particular
Loan Group without further description are references to the related Cut-Off
Date Group Balance. The descriptions in this prospectus supplement of the
Mortgage Loans and the Mortgaged Properties are based upon the pool of Mortgage
Loans as it is expected to be constituted as of the close of business on the
Closing Date, assuming that (1) all scheduled principal and/or interest payments due on or before the Cut-Off Date will be made, and (2) there will be no principal prepayments on or before the Cut-Off Date. All percentages of the
Mortgage Loans or any specified group of Mortgage Loans referred to in this prospectus supplement are approximate percentages. All numerical and statistical information presented herein (including Cut-Off Date Balances, loan balances per square foot/pad/unit, loan-to-value ratios and debt service coverage ratios) with respect to the Co-Lender Loans are calculated without regard to the related Subordinate Companion Loans; provided that, with respect to the 175 West Jackson Loan and the 180 Maiden Lane Loan, numerical and statistical information presented herein with respect to loan balance per square foot, loan-to-value ratios and debt service coverage ratios include the related Pari Passu Loans (but not any related Subordinate Companion Loans) as well as the Mortgage Loans themselves.

     The trust's assets will also include the 175 West Jackson Subordinate
Companion Loan and the 180 Maiden Lane Trust Subordinate Companion Loan. The
175 West Jackson Subordinate Companion Loan will support only the Class
175WJ-A, Class 175WJ-B, Class 175WJ-C, Class 175WJ-D and Class 175WJ-E
Certificates (collectively, the "Class 175WJ Certificates"), and the 180 Maiden
Lane Trust Subordinate Companion Loan will support only the Class 180ML-A,
Class 180ML-B, Class 180ML-C, Class 180ML-D, Class 180ML-E, Class 180ML-F and
Class 180ML-G Certificates (collectively, the "Class 180ML Certificates").
Although the 175 West Jackson Subordinate Companion Loan and the 180 Maiden
Lane Trust Subordinate Companion Loan are assets of the trust, for the purpose of information contained in this prospectus supplement (including the annexes and statistical information contained in this prospectus supplement), unless otherwise specified, the 175 West Jackson Subordinate Companion Loan and the
180 Maiden Lane Trust Subordinate Companion Loan are not reflected in this prospectus supplement and the term "Mortgage Loan" does not include the 175
West Jackson Subordinate Companion Loan or the 180 Maiden Lane Trust
Subordinate Companion Loan. The principal balance of the 175 West Jackson

                                      S-97

Subordinate Companion Loan as of the Cut-Off Date will be $55,000,000, and the principal balance of the 180 Maiden Lane Trust Subordinate Companion Loan as of
the Cut-Off Date will be $69,500,000.

     All of the Mortgage Loans are evidenced by a promissory note (each a
"Mortgage Note") and are secured by a mortgage, deed of trust or other similar security instrument (each, a "Mortgage") that creates a first mortgage lien on a fee simple estate (or, with respect to 2 Mortgage Loans, representing 1.9% of the Cut-Off Date Pool Balance and 2.2% of the Cut-Off Date Group 1 Balance, on
the related borrower's leasehold estate in an income-producing real property)
(each, a "Mortgaged Property").

     Set forth below are the number of Mortgage Loans, and the approximate percentage of the Cut-Off Date Pool Balance represented by such Mortgage Loans that are secured by Mortgaged Properties operated for each indicated purpose:

                   MORTGAGED PROPERTIES BY PROPERTY TYPE(1)

                                                                                                 PERCENTAGE OF     PERCENTAGE OF
                                           NUMBER OF                           PERCENTAGE OF      CUT-OFF DATE     CUT-OFF DATE
                                           MORTGAGED     AGGREGATE CUT-OFF      CUT-OFF DATE        GROUP 1           GROUP 2
             PROPERTY TYPE                PROPERTIES        DATE BALANCE        POOL BALANCE        BALANCE           BALANCE
--------------------------------------   ------------   -------------------   ---------------   ---------------   --------------

Office ...............................         23          $  545,524,621           47.2%             54.9%              0.0%
Retail ...............................         33             323,689,689           28.0              32.6               0.0
 Retail - Anchored ...................         25             289,410,386           25.1              29.1               0.0
 Retail - Shadow Anchored(2) .........          4              21,189,732            1.8               2.1               0.0
 Retail - Unanchored .................          4              13,089,571            1.1               1.3               0.0
Multifamily ..........................         23             199,662,566           17.3               3.9             100.0
Mobile Home Park .....................         24              41,474,598            3.6               4.2               0.0
Hospitality ..........................          2              25,241,729            2.2               2.5               0.0
Industrial ...........................          6              16,988,792            1.5               1.7               0.0
Land(3) ..............................          2               2,397,905            0.2               0.2               0.0
                                               --          --------------          -----             -----             -----
                                              113          $1,154,979,900          100.0%            100.0%            100.0%
                                              ===          ==============          =====             =====             =====

----------
(1)   Because this table presents information relating to the Mortgaged
      Properties and not the Mortgage Loans, the information for the Mortgage
      Loans secured by more than one Mortgaged Property is based on allocated amounts (allocating the Mortgage Loan principal balance to each of those properties by the appraised values of the Mortgaged Properties or the allocated loan amount as detailed in the related Mortgage Loan documents).

(2)   A Mortgaged Property is classified as shadow anchored if it is located in close proximity to an anchored retail property.

(3)   Specifically, the fee interest in land which the ground tenant has improved and leased as a retail building. The retail building is not part of the loan collateral, and the source of funds for loan repayment is the ground rent payments made to the borrower.

                               [PIE CHART OMITTED]

                         Office ................   47.2%
                         Retail ................   28.0%
                         Multifamily ...........   17.3%
                         Mobile Home Park ......    3.6%
                         Hospitality ...........    2.2%
                         Industrial ............    1.5%
                         Land ..................    0.2%

MORTGAGE LOAN HISTORY

     All of the Mortgage Loans will be acquired on the Closing Date by the
Depositor from the Mortgage Loan Sellers. Wachovia Bank, National Association
("Wachovia"), in its capacity as a Mortgage Loan Seller, originated 62 of the
Mortgage Loans to be included in the Trust Fund representing 84.0% of the

                                      S-98

Cut-Off Date Pool Balance (47 Mortgage Loans in Loan Group 1 or 82.2% of the
Cut-Off Date Group 1 Balance and 15 Mortgage Loans in Loan Group 2 or 95.2% of
the Cut-Off Date Group 2 Balance). Artesia Mortgage Capital Corporation
("Artesia") originated 25 of the Mortgage Loans to be included in the Trust
Fund representing 16.0% of the Cut-Off Date Pool Balance (23 Mortgage Loans in
Loan Group 1 or 17.8% of the Cut-Off Date Group 1 Balance and 2 Mortgage Loans
in Loan Group 2 or 4.8% of the Cut-Off Date Group 2 Balance). None of the
Mortgage Loans were 30 days or more delinquent as of the Cut-Off Date, and no
Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-Off Date (or since the date of origination if such Mortgage
Loan has been originated within the past 12 months).

CERTAIN TERMS AND CONDITIONS OF THE MORTGAGE LOANS

     Mortgage Rates; Calculations of Interest. All of the Mortgage Loans bear interest at rates (each a "Mortgage Rate") that will remain fixed for their remaining terms, provided, however, that after the applicable Anticipated
Repayment Date, the interest rate on the related ARD Loans will increase as described in this prospectus supplement. See "--Amortization" below.
Eighty-five (85) of the Mortgage Loans accrue interest on the basis (an
"Actual/360 basis") of the actual number of days elapsed over a 360-day year.
Two (2) of the Mortgage Loans accrue interest on the basis (a "30/360 basis")
of a 360-day year consisting of 12 thirty-day months. Thirty-three (33) of the
Mortgage Loans, representing 47.0% of the Cut-Off Date Pool Balance (25
Mortgage Loans in Loan Group 1 or 47.8% of the Cut-Off Date Group 1 Balance and
8 Mortgage Loans in Loan Group 2 or 42.3% of the Cut-Off Date Group 2 Balance),
have periods during which only interest is due and periods in which principal and interest are due. Five (5) of the Mortgage Loans, representing 17.6% of the
Cut-Off Date Pool Balance (4 Mortgage Loans in Loan Group 1 or 15.3% of the
Cut-Off Date Group 1 Balance and 1 Mortgage Loan in Loan Group 2 or 31.8% of
the Cut-Off Date Group 2 Balance), are interest-only for their entire term.

     Mortgage Loan Payments. Scheduled payments of principal and/or interest other than Balloon Payments (the "Periodic Payments") on all of the Mortgage
Loans (and the 175 West Jackson Subordinate Companion Loan and the 180 Maiden
Lane Trust Subordinate Companion Loan) are due monthly.

     Due Dates. Generally, the Periodic Payment for each Mortgage Loan is due on the date (each such date, a "Due Date") occurring on the 11th day of the month.

     Amortization. Eighty-six (86) of the Mortgage Loans (the "Balloon Loans"),
representing 99.7% of the Cut-Off Date Pool Balance (69 Mortgage Loans in Loan
Group 1 or 99.7% of the Cut-Off Date Group 1 Balance and all of the Mortgage
Loans in Loan Group 2), provide for Periodic Payments based on amortization schedules significantly longer than their respective terms to maturity, in each case with payments on their respective scheduled maturity dates of principal amounts outstanding (each such amount, together with the corresponding payment of interest, a "Balloon Payment"). Five (5) of the Mortgage Loans, representing
17.6% of the Cut-Off Date Pool Balance (4 Mortgage Loans in Loan Group 1 or
15.3% of the Cut-Off Date Group 1 Balance and 1 Mortgage Loan in Loan Group 2
or 31.8% of the Cut-Off Date Group 2 Balance), provide for interest-only
Periodic Payments for the entire term and do not amortize. One (1) of the
Mortgage Loans (the "Fully Amortizing Loan"), representing 0.3% of the Cut-Off
Date Pool Balance (0.3% of the Cut-Off Date Group 1 Balance), fully or substantially amortize through their respective remaining terms to maturity. In addition, because the fixed periodic payments on the Fully Amortizing Loan is determined assuming interest is calculated on a 30/360 basis, but interest actually accrues and is applied on the Fully Amortizing Loan on an Actual/360 basis, there will be less amortization, absent prepayments, of the related principal balance during the term of the Fully Amortizing Loan, resulting in a higher final payment on this Fully Amortizing Loan.

     Twenty-one (21) of the Balloon Loans (the "ARD Loans"), representing 19.0%
of the Cut-Off Date Pool Balance (18 Mortgage Loans in Loan Group 1 or 16.1% of
the Cut-Off Date Group 1 Balance and 3 Mortgage Loans in Loan Group 2 or 36.7%
of the Cut-Off Date Group 2 Balance), provide that if the unamortized principal amount thereof is not repaid on a date set forth in the related Mortgage Note
(the "Anticipated Repayment Date"), the Mortgage Loan will accrue additional interest (the "Additional Interest") at the rate set forth therein and the borrower will be required to apply excess monthly cash flow

                                      S-99

(the "Excess Cash Flow") generated by the Mortgaged Property (as determined in the related loan documents) to the repayment of principal outstanding on the
Mortgage Loan. On or before the Anticipated Repayment Date, the ARD Loans generally require the related borrower to enter into a cash management agreement whereby all Excess Cash Flow will be deposited directly into a lockbox account. With respect to 1 of the ARD Loans, representing 0.6% of the
Cut-Off Date Pool Balance (0.8% of the Cut-Off Date Group 1 Balance), only rent from the major anchor tenant will be deposited directly into a lockbox account after the related Anticipated Repayment Date. Four (4) of the ARD Loans,
representing 9.5% of the Cut-Off Date Pool Balance (3 Mortgage Loans in Loan
Group 1 or 5.9% of the Cut-Off Date Group 1 Balance and 1 Mortgage Loan in Loan
Group 2 or 31.8% of the Cut-Off Date Group 2 Balance), provide for monthly payments of interest only until the related Anticipated Repayment Date and do not provide for any amortization of principal before the related Anticipated
Repayment Date. Any amount received in respect of Additional Interest will be distributed to the holders of the Class Z Certificates. Generally, Additional
Interest will not be included in the calculation of the Mortgage Rate for a
Mortgage Loan, and will only be paid after the outstanding principal balance of the Mortgage Loan together with all interest thereon at the Mortgage Rate has been paid. With respect to such Mortgage Loans, no Prepayment Premiums or Yield
Maintenance Charges will be due in connection with any principal prepayment after the Anticipated Repayment Date.

     Thirty-three (33) of the Balloon Loans and ARD Loans, representing 47.0%
of the Cut-Off Date Pool Balance (25 Mortgage Loans in Loan Group 1 or 47.8% of
the Cut-Off Date Group 1 Balance and 8 Mortgage Loans in Loan Group 2 or 42.3%
of the Cut-Off Date Group 2 Balance), provide for monthly payments of interest only for the first 2 to 60 months in the case of Loan Group 1 and in the case of Loan Group 2 the first 12 to 36 months of their respective terms followed by payments which amortize a portion of the principal balance of the Mortgage
Loans by their related maturity dates or Anticipated Repayment Dates, as applicable, but not the entire principal balance of the Mortgage Loans. Five
(5) of the Balloon Loans and ARD Loans, representing 17.6% of the Cut-Off Date
Pool Balance (4 Mortgage Loans in Loan Group 1 or 15.3% of the Cut-Off Date
Group 1 Balance and 1 Mortgage Loan in Loan Group 2 or 31.8% of the Cut-Off
Date Group 2 Balance), provide for monthly payments of interest only until maturity or ARD and do not provide for any amortization of principal.

     Prepayment Provisions. As of the Cut-Off Date, all of the Mortgage Loans
restrict or prohibit voluntary principal prepayment. In general, the Mortgage
Loans either (i) prohibit voluntary prepayment of principal until a date specified in the related Mortgage Note, but permit defeasance after a date specified in the related Mortgage Note for most or all of the remaining term
(82 Mortgage Loans, or 97.2% of the Cut-Off Date Pool Balance (66 Mortgage
Loans in Loan Group 1 or 97.4% of the Cut-Off Date Group 1 Balance and 16
Mortgage Loans in Loan Group 2 or 95.5% of the Cut-Off Date Group 2 Balance))
(1 of the 82 Mortgage Loans that permits defeasance has a one-month lockout period following the end of the defeasance period); (ii) prohibit voluntary prepayment of principal for a period ending on a date specified in the related
Mortgage Note, and thereafter impose a Yield Maintenance Charge for most of the remaining term (4 Mortgage Loans, or 2.2% of the Cut-Off Date Pool Balance
(2.6% of the Cut-Off Date Group 1 Balance)); or (iii) prohibit prepayment until a date specified in the loan documents, then permit prepayment with a prepayment premium (1 Mortgage Loan, or 0.6% of the Cut-Off Date Pool Balance
(4.5% of the Cut-Off Date Group 2 Balance)); provided that, for purposes of each of the foregoing, "remaining term" refers to either the remaining term to maturity or the Anticipated Repayment Date, as applicable, of the related
Mortgage Loan. See "--Additional Mortgage Loan Information" in this prospectus supplement. Prepayment Premiums and Yield Maintenance Charges, if and to the
extent collected, will be distributed as described under "DESCRIPTION OF THE
CERTIFICATES--Distributions--Allocation of Prepayment Premiums and Yield
Maintenance Charges" in this prospectus supplement. The Depositor makes no representation as to the enforceability of the provisions of any Mortgage Note requiring the payment of a Prepayment Premium or Yield Maintenance Charge, or
of the collectability of any Prepayment Premium or Yield Maintenance Charge.

     Certain state laws limit the amounts that a lender may collect from a borrower as an additional charge in connection with the prepayment of a mortgage loan. The Mortgage Loans generally do not require the payment of
Prepayment Premiums or Yield Maintenance Charges in connection with a prepayment, in whole or in part, of the related Mortgage Loan as a result of or in connection with a total

                                     S-100

casualty or condemnation. Furthermore, the enforceability, under the laws of a number of states, of provisions providing for payments comparable to the
Prepayment Premiums and/or Yield Maintenance Charges upon an involuntary prepayment is unclear. No assurance can be given that, at the time a Prepayment
Premium or Yield Maintenance Charge is required to be made on a Mortgage Loan in connection with an involuntary prepayment, any obligation to pay such
Prepayment Premium or Yield Maintenance Charge will be enforceable under applicable state law.

     The Mortgage Loans included in the Trust Fund (other than certain of the
Artesia Mortgage Loans) provide that, in the event of a partial prepayment of such Mortgage Loan due to the receipt of insurance proceeds or a condemnation award in connection with a casualty or condemnation, the monthly debt service payment of such Mortgage Loan will remain unchanged. See "RISK
FACTORS--Prepayments Will Affect Your Yield" in this prospectus supplement.

     Eighty-two (82) of the Mortgage Loans, representing 97.2% of the Cut-Off
Date Pool Balance (66 Mortgage Loans in Loan Group 1, representing 97.4% of the
Cut-Off Date Group 1 Balance and 16 Mortgage Loans in Loan Group 2,
representing 95.5% of the Cut-Off Date Group 2 Balance), provide that, in general, under certain conditions, the related borrower will have the right, no earlier than two years following the Closing Date, to substitute a pledge of
Defeasance Collateral in exchange for a release of the related Mortgaged
Property (or a portion thereof) from the lien of the related Mortgage without the prepayment of the Mortgage Loan or the payment of the applicable Prepayment
Premium or Yield Maintenance Charge. Mortgage Loans secured by more than one
Mortgaged Property which provide for partial defeasance generally require that, among other things, (i) prior to the release of a related Mortgaged Property
(or a portion thereof), a specified percentage (generally 125%) of the allocated loan amount for such Mortgaged Property be defeased and (ii) that certain debt service coverage ratios and loan-to-value ratio tests be satisfied with respect to the remaining Mortgaged Properties after the defeasance. In general, "Defeasance Collateral" is required to consist of United States government obligations that provide for payments on or prior, but as close as possible, to all successive Due Dates and the scheduled maturity date (or the
Anticipated Repayment Date in the case of the ARD Loans) (provided that in the case of certain Mortgage Loans, such defeasance payments may cease at the beginning of the open prepayment period with respect to such Mortgage Loan, and the final payment on the Defeasance Collateral may be sufficient to fully prepay the Mortgage Loan), with each such payment being equal to or greater than (with any excess to be returned to the borrower (in some cases, after the related Mortgage Loan is paid in full)) the Periodic Payment due on such date or (i) in the case of a Balloon Loan on the scheduled maturity date, the
Balloon Payment, or (ii) in the case of an ARD Loan, the principal balance on its Anticipated Repayment Date. The Pooling and Servicing Agreement requires the Master Servicer or the Special Servicer to require each borrower that proposes to prepay its Mortgage Loan to pledge Defeasance Collateral in lieu of making a prepayment, to the extent the related Mortgage Loan documents enable the Master Servicer or the Special Servicer, as applicable, to make such requirement, but in each case subject to certain conditions, including that the defeasance would not have an adverse effect on the REMIC status of any of the
REMICs (accordingly, no defeasance would be required or permitted prior to the second anniversary of the Closing Date). The cash amount a borrower must expend to purchase, or deliver to the Master Servicer in order for the Master Servicer to purchase, such Defeasance Collateral may be in excess of the principal balance of the related Mortgage Loan. There can be no assurances that a court would not interpret such portion of the cash amount that exceeds the principal balance as a form of prepayment consideration and would not take it into account for usury purposes. In some states some forms of prepayment consideration are unenforceable.

     Neither the Master Servicer nor the Special Servicer is permitted to waive or modify the terms of any Mortgage Loan prohibiting voluntary prepayments during a Lockout Period or requiring the payment of a Prepayment Premium or
Yield Maintenance Charge except under the circumstances described in "SERVICING
OF THE MORTGAGE LOANS--Modifications, Waivers and Amendments" in this prospectus supplement.

     Other Financing. With limited exceptions, all of the Mortgage Loans prohibit the related borrower from encumbering the Mortgaged Property with additional secured debt without the lender's prior consent. One (1) Mortgage
Loan (loan number 42), representing 0.6% of the Cut-Off Date Pool Balance (4.5%
of the Cut-Off Date Group 2 Balance), provides that under certain circumstances
(a) the related

                                     S-101

borrower may encumber the related Mortgaged Property with subordinate debt in the future and/or (b) the entities with a controlling ownership interest in the related borrower may pledge their interest in the borrower as security for mezzanine debt in the future, subject to the terms of a subordination and standstill agreement to be entered into in favor of the mortgagee. With respect to 1 Mortgage Loan (loan number 46), representing approximately 0.5% of the
Cut-Off Date Pool Balance (0.6% of the Cut-Off Date Group 1 Balance), there is existing subordinated debt secured by the mortgaged property, subject to the terms of a subordination and standstill agreement in favor of the lender, and the holder of the subordinate debt has certain cure rights with respect to defaults under the Mortgage Loan.

     With respect to 1 Mortgage Loan (loan number 2), representing approximately 8.6% of the Cut-Off Date Pool Balance (10.0% of the Cut-Off Date
Group 1 Balance), the related borrower, under certain circumstances, may incur additional unsecured indebtedness other than in the ordinary course of business and without the consent of the mortgagee. With respect to 4 Mortgage Loans
(loan numbers 19, 48, 66 and 83), representing approximately 2.3% of the
Cut-Off Date Pool Balance (2.7% of the Cut-Off Date Group 1 Balance), the
related borrower has existing unsecured subordinate debt to affiliates.

     With respect to 9 Mortgage Loans (loan numbers 3, 4, 7, 10, 11, 13, 46, 53 and 86), representing approximately 23.2% of the Cut-Off Date Pool Balance
(26.9% of the Cut-Off Date Group 1 Balance), the ownership interests of the direct or indirect owners of the related borrower have been pledged as security for mezzanine debt subject to the terms of an intercreditor agreement entered into in favor of the mortgagee. See "RISK FACTORS--Additional Debt on Some
Mortgage Loans Creates Additional Risks" in this prospectus supplement.
Further, certain of the Mortgage Loans included in the Trust Fund do not prohibit limited partners or other owners of non-controlling interests in the related borrower from pledging their interests in the borrower as security for mezzanine debt. See "RISK FACTORS--Additional Debt on Some Mortgage Loans
Creates Additional Risks" in this prospectus supplement.

     With respect to 5 Mortgage Loans (loan numbers 1, 27, 28, 34 and 36), representing approximately 13.7% of the Cut-Off Date Pool Balance (14.6% of the
Cut-Off Date Group 1 Balance and 7.9% of the Cut-Off Date Group 2 Balance), the
related loan documents provide that, under certain circumstances, ownership interests in the related borrowers may be pledged as security for mezzanine debt in the future, subject to the terms of a subordination and standstill agreement to be entered into in favor of the mortgagee.

     In addition, 1 Mortgage Loan (loan number 47), representing 0.5% of the
Cut-Off Date Pool Balance (0.6% of the Cut-Off-Date Group 1 Balance), does not prohibit the related borrower from incurring additional unsecured debt or an owner of an interest in the related borrower from pledging its ownership interest in the related borrower as security for mezzanine debt because the related borrower is not required by either the mortgage loan documents or related organizational documents to be a special purpose entity.

     In addition, with respect to the Co-Lender Loans, the related Mortgaged
Property also secures one or more Companion Loans. See "--Co-Lender Loans" in this prospectus supplement.

     Nonrecourse Obligations. The Mortgage Loans are generally nonrecourse obligations of the related borrowers and, upon any such borrower's default in the payment of any amount due under the related Mortgage Loan, the holder thereof may look only to the related Mortgaged Property for satisfaction of the borrower's obligations. In addition, in those cases where recourse to a borrower or guarantor is purportedly permitted, the Depositor has not undertaken an evaluation of the financial condition of any such person, and prospective investors should therefore consider all of the Mortgage Loans to be nonrecourse.

     Due-On-Sale and Due-On-Encumbrance Provisions. Substantially all of the
Mortgages contain "due-on-sale" and "due-on-encumbrance" clauses that, in general, permit the holder of the Mortgage to accelerate the maturity of the related Mortgage Loan if the borrower sells or otherwise transfers or encumbers the related Mortgaged Property or prohibit the borrower from doing so without the consent of the holder of the Mortgage. However, certain of the Mortgage
Loans may permit one or more transfers of the related Mortgaged Property or the transfer of a controlling interest in the related borrower to pre-approved transferees or pursuant to pre-approved conditions without the approval of the mortgagee

                                     S-102

and certain Mortgage Loans may not prohibit transfers of limited partnership interests or non-managing member interests in the related borrowers. As provided in, and subject to, the Pooling and Servicing Agreement, the Special
Servicer will determine, in a manner consistent with the servicing standard described under "SERVICING OF THE MORTGAGE LOANS--General" in this prospectus supplement whether to exercise any right the holder of any Mortgage may have under any such clause to accelerate payment of the related Mortgage Loan upon, or to withhold its consent to, any transfer or further encumbrance of the related Mortgaged Property.

     Cross-Default and Cross-Collateralization of Certain Mortgage Loans;
Certain Multi-Property Mortgage Loans. Four (4) groups of Mortgage Loans (loan numbers 7, 46, 53 and 86; loan numbers 21 and 68 (which are one-way crossed for the benefit of loan number 68); loan numbers 43 and 79; and loan numbers 85 and
87), representing 6.1% of the Cut-Off Date Pool Balance (7.1% of the Cut-Off
Date Group 1 Balance), are groups of Mortgage Loans that are cross-
collateralized and cross-defaulted with the other Mortgage Loans in such group as indicated in Annex A-5. Although the Mortgage Loans within each group are cross-collateralized and cross-defaulted with the other Mortgage Loans in such group, the Mortgage Loans in one group are not cross-collateralized or cross-defaulted with the Mortgage Loans in the other group. The cross-default and cross-collateralization provisions for each group of Mortgage Loans may be terminated in the event one of the Mortgage Loans is defeased without a simultaneous defeasance of the other Mortgage Loans, provided that the rating agencies confirm that such release would not result in a downgrading of any of the current ratings of any Class of Certificates. As of the Closing Date, no
Mortgage Loan, except the Co-Lender Loans, will be cross-collateralized or cross-defaulted with any loan that is not included in the Mortgage Pool. The
Master Servicer or the Special Servicer, as the case may be, will determine whether to enforce the cross-default and cross-collateralization rights upon a mortgage loan default with respect to any of these Mortgage Loans. The
Certificateholders will not have any right to participate in or control any such determination. No other Mortgage Loans are subject to cross-collateralization or cross-default provisions.

     Partial Releases. Certain of the Mortgage Loans permit a partial release of a portion of the related Mortgaged Property not material to the underwriting of the Mortgage Loan at the time of origination, without any prepayment or defeasance of the Mortgage Loan.

ASSESSMENTS OF PROPERTY CONDITION

     Property Inspections. Generally, the Mortgaged Properties were inspected by or on behalf of the Mortgage Loan Sellers in connection with the origination or acquisition of the related Mortgage Loans to assess their general condition.
No inspection revealed any patent structural deficiency or any deferred maintenance considered material and adverse to the value of the Mortgaged
Property as security for the related Mortgage Loan, except in such cases where adequate reserves have been established.

     Appraisals. All of the Mortgaged Properties were appraised by a state-certified appraiser or an appraiser belonging to the Appraisal Institute in accordance with the Federal Institutions Reform, Recovery and Enforcement
Act of 1989. The primary purpose of each appraisal was to provide an opinion as to the market value of the related Mortgaged Property. There can be no assurance that another appraiser would have arrived at the same opinion of market value.

     Environmental Assessments. A "Phase I" environmental site assessment was performed by independent environmental consultants with respect to each
Mortgaged Property in connection with the origination of the related Mortgage
Loans. "Phase I" environmental site assessments generally do not include environmental testing. In certain cases, environmental testing, including in some cases a "Phase II" environmental site assessment as recommended by such
"Phase I" assessment, was performed. Generally, in each case where environmental assessments recommended corrective action, the originator of the
Mortgage Loan determined that the necessary corrective action had been undertaken in a satisfactory manner, was being undertaken in a satisfactory manner or that such corrective action would be adequately addressed post-closing. In some instances, the originator required that reserves be established to cover the estimated cost of such remediation or an environmental insurance policy was obtained from a third party.

     Engineering Assessments. In connection with the origination of all of the
Mortgage Loans, except for 2 Mortgage Loans (loan numbers 85 and 87)
representing 0.2% of the Cut-Off Date Pool Balance

                                     S-103

(0.2% of the Cut-Off Date Group 1 Balance), a licensed engineer or architect inspected the related Mortgaged Property to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. The resulting reports indicated deferred maintenance items and/or recommended capital improvements on the Mortgaged Properties. Generally, with respect to a majority of Mortgaged Properties, the related borrowers were required to deposit with the lender an amount equal to at least 100% of the licensed engineer's estimated cost of the recommended repairs, corrections or replacements to assure their completion; provided, however, with respect to
Mortgage Loans originated by Artesia Mortgage Capital Corporation, such reserves are generally not required for repairs when the estimated cost is less than $10,000.

     Earthquake Analyses. An architectural and/or engineering consultant performed an analysis on certain Mortgaged Properties located in areas considered to be an earthquake risk, which includes California, in order to evaluate the structural and seismic condition of the property and to assess, based primarily on statistical information, the maximum probable loss for the property in an earthquake scenario. The resulting reports concluded that in the event of an earthquake, two of the Mortgaged Properties are likely to suffer a probable maximum loss in excess of 20% of the amount of the estimated replacement cost of the improvements located on the related Mortgaged Property.
There is earthquake insurance in place with respect to one of the Mortgaged
Properties securing 1 Mortgage Loan (loan number 54), representing 0.4% of the
Cut-Off Date Pool Balance (0.5% of the Cut-Off Date Group 1 Balance).

CO-LENDER LOANS

     General.

     Eleven (11) Mortgage Loans (loan number 1, the "175 West Jackson Loan", loan number 2, the "Coastal Grand Mall Loan", loan number 3, the "180 Maiden
Lane Loan", loan number 20, the "Penn's Purchase Loan", loan number 22, the
"Torrington Commons Loan", loan number 32, the "Hampton Inn Loan", loan number
56, the "Chapel Park Apartments Loan", and loan numbers 7, 46, 53 and 86, collectively the "ADG Portfolio Loans") (collectively, the "Co-Lender Loans")
originated by Wachovia Bank, National Association are each evidenced by one of two or more notes each secured by a single mortgage and a single assignment of leases and rents. In addition to the Co-Lender Loans, certain other mortgage loans have additional debt. See "RISK FACTORS--Additional Debt on Some Mortgage
Loans Creates Additional Risks".

     The 175 West Jackson Loan is part of a split loan structure in which 1 companion loan (the "175 West Jackson Pari Passu Loan", together with the 175
West Jackson Loan, the "175 West Jackson Senior Loans") is pari passu in right of entitlement to payment with the 175 West Jackson Loan and 1 companion loan
(the "175 West Jackson Subordinate Companion Loan", together with the 175 West
Jackson Pari Passu Loan, the "175 West Jackson Companion Loans") is subordinate in its right of entitlement to payment to the 175 West Jackson Senior Loans.
The 175 West Jackson Companion Loans and the 175 West Jackson Loan are referred to collectively herein as the "175 West Jackson Whole Loan". The 175 West
Jackson Loan has a Cut-Off Date Balance of $112,500,000, representing 9.7% of the Cut-Off Date Pool Balance (11.3% of the Cut-Off Date Group 1 Balance). The
175 West Jackson Subordinate Companion Loan is included in the Trust Fund and has a Cut-Off Date Balance of $55,000,000; however, the 175 West Jackson
Subordinate Companion Loan will support only the Class 175WJ Certificates and amounts allocated to the 175 West Jackson Subordinate Companion Loan will not be part of the funds available for distributions to holders of the other
Certificates as more fully described herein. The 175 West Jackson Pari Passu
Loan will not be included in the Trust Fund. See "--175 West Jackson Loan"
below.

     One (1) Mortgage Loan (the Coastal Grand Mall Loan) is part of a split loan structure, which has 2 companion loans (the "Coastal Grand Mall Companion
Loans") that are subordinate in their right of entitlement to payment to the
Coastal Grand Mall Loan and pari passu in their right of entitlement to payment to one another. See "--Coastal Grand Mall Loan" below.

     The 180 Maiden Lane Loan is part of a split loan structure in which 1 companion loan (the "180 Maiden Lane Pari Passu Loan", together with the 180
Maiden Lane Loan, the "180 Maiden Lane Senior Loans") is pari passu in right of entitlement to payment with the 180 Maiden Lane Loan and 2 companion

                                     S-104

loans are subordinate in their right of entitlement to payment to the 180
Maiden Lane Senior Loans. One of the subordinate companion loans (the "180
Maiden Lane Non-Trust Subordinate Companion Loan") is subordinate in its right of entitlement to payment to the other subordinate companion loan (the "180
Maiden Lane Trust Subordinate Companion Loan", together with the 180 Maiden
Lane Pari Passu Loan and the 180 Maiden Lane Non-Trust Subordinate Companion
Loan, the "180 Maiden Lane Companion Loans"). The 180 Maiden Lane Companion
Loans and the 180 Maiden Lane Loan are referred to collectively herein as the
"180 Maiden Lane Whole Loan". The 180 Maiden Lane Loan has a Cut-Off Date
Balance of $93,000,000, representing 8.1% of the Cut-Off Date Pool Balance
(9.4% of the Cut-Off Date Group 1 Balance). The 180 Maiden Lane Trust
Subordinate Companion Loan is included in the Trust Fund and has a Cut-Off Date
Balance of $69,500,000; however, the 180 Maiden Lane Trust Subordinate
Companion Loan will support only the Class 180ML Certificates and amounts allocated to the 180 Maiden Lane Trust Subordinate Companion Loan will not be part of the funds available for distributions to holders of the other
Certificates as more fully described herein. The 180 Maiden Lane Pari Passu
Loan and the 180 Maiden Lane Non-Trust Subordinate Companion Loan will not be included in the Trust Fund. See "--180 Maiden Lane Loan" below.

     Eight (8) Mortgage Loans (each of the 4 ADG Portfolio Loans, the Penn's
Purchase Loan, the Torrington Commons Loan, the Hampton Inn Loan and the Chapel
Park Apartments Loan (collectively, the "Mezz Cap Loans")) are part of split loan structures, which in each case, have 1 companion loan (collectively, the
"Mezz Cap Companion Loans") that is subordinate in its right of entitlement to payment to the related Mezz Cap Loan. See "--Mezz Cap Loans" below.

     The 175 West Jackson Companion Loans, the 180 Maiden Lane Companion Loans,
the Mezz Cap Companion Loans and the Coastal Grand Mall Companion Loans are
referred to herein as the "Companion Loans". None of the Companion Loans,
except for the 175 West Jackson Subordinate Companion Loan and the 180 Maiden
Lane Trust Subordinate Companion Loan, are included in the Trust Fund. The 175
West Jackson Pari Passu Loan and the 180 Maiden Lane Pari Passu Loan are
collectively referred to herein as the "Pari Passu Companion Loans". The
Companion Loans, except for the Pari Passu Companion Loans, are collectively referred to herein as the "Subordinate Companion Loans". The Mezz Cap Loans
together with their respective Mezz Cap Companion Loans are referred to herein as the "Mezz Cap Whole Loans", and the Coastal Grand Mall Loan and the Coastal
Grand Mall Companion Loans are referred to herein as the "Coastal Grand Mall
Whole Loan" (together with the Mezz Cap Whole Loans, the 175 West Jackson Whole
Loan and the 180 Maiden Lane Whole Loan, the "Whole Loans").

     Wachovia Bank, National Association is the holder of the 180 Maiden Lane
Pari Passu Loan, the 180 Maiden Lane Non-Trust Subordinate Companion Loan and
the 175 West Jackson Pari Passu Loan. Entities that are not affiliated with the
Mortgage Loan Sellers are the holders of the Mezz Cap Companion Loans and the
Coastal Grand Mall Companion Loans. The Trust Fund will be the holder of the
175 West Jackson Subordinate Companion Loan and the 180 Maiden Lane Trust
Subordinate Companion Loan.

     With respect to the 175 West Jackson Loan, the terms of the related intercreditor agreement (the "175 West Jackson Intercreditor Agreement")
provide that the 175 West Jackson Loan and the 175 West Jackson Pari Passu Loan
are of equal priority with each other and no portion of either loan will have priority or preference over the other and that the 175 West Jackson Subordinate
Companion Loan is subordinate in certain respects to the 175 West Jackson
Senior Loans.

     With respect to the 180 Maiden Lane Loan, the terms of the related intercreditor agreement (the "180 Maiden Lane Intercreditor Agreement") provide that the 180 Maiden Lane Loan and the 180 Maiden Lane Pari Passu Loan are of
equal priority with each other and no portion of either loan will have priority or preference over the other, that the 180 Maiden Lane Trust Subordinate
Companion Loan is subordinate in certain respects to the 180 Maiden Lane Senior
Loans, and that the 180 Maiden Lane Non-Trust Subordinate Companion Loan is
subordinate in certain respects to the 180 Maiden Lane Senior Loans and the 180
Maiden Lane Trust Subordinate Companion Loan.

     With respect to the Coastal Grand Mall Loan, the terms of the related intercreditor agreement (the "Coastal Grand Mall Intercreditor Agreement")
provide that the Coastal Grand Mall Companion Loans

                                     S-105

are subordinate in certain respects to the Coastal Grand Mall Loan. With respect to the Mezz Cap Loans, the terms of the related intercreditor agreements (collectively, the "Mezz Cap Intercreditor Agreements", and together with the 175 West Jackson Intercreditor Agreement, the 180 Maiden Lane
Intercreditor Agreement and the Coastal Grand Mall Intercreditor Agreement, the
"Intercreditor Agreements") provide that the Mezz Cap Companion Loans are subordinate in certain respects to the related Mezz Cap Loans.

     The following table presents certain information with respect to the
Co-Lender Loans:

                                  CUT-OFF DATE
                                   PRINCIPAL        CUT-OFF DATE      CUT-OFF DATE
                                   BALANCE OF    PRINCIPAL BALANCE     PRINCIPAL      WHOLE LOAN     WHOLE LOAN
                                    MORTGAGE         OF SENIOR         BALANCE OF    UNDERWRITTEN   CUT-OFF DATE
         MORTGAGE LOAN                LOAN           COMPONENTS        WHOLE LOAN        DSCR           LTV
------------------------------- --------------- ------------------- --------------- -------------- -------------

175 West Jackson ..............  $112,500,000       $225,000,000     $280,000,000         1.38x         66.2%
Coastal Grand Mall ............  $ 99,834,321       $ 99,834,321     $117,834,321         1.48x         71.0%
180 Maiden Lane ...............  $ 93,000,000       $186,000,000     $292,000,000         1.66x         81.1%
ADG MHP Pool One ..............  $ 30,480,000       $ 30,480,000     $ 32,385,198         1.21x         85.0%
Penn's Purchase II ............  $ 14,611,158       $ 14,611,158     $ 15,586,267         1.39x         79.9%
Torrington Commons ............  $ 13,650,000       $ 13,650,000     $ 14,499,888         1.22x         84.8%
Hampton Inn & Suites -
 Islamorada, FL ...............  $ 11,816,809       $ 11,816,809     $ 12,661,715         1.30x         74.9%
ADG - Lannon Estates ..........  $  5,832,000       $  5,832,000     $  6,196,538         1.14x         85.0%
ADG - Cedar Crossing
 Apartments ...................  $  4,640,000       $  4,640,000     $  4,930,030         1.27x         85.0%
Chapel Park Apartments ........  $  4,275,889       $  4,275,889     $  4,543,419         1.11x         81.9%
ADG - Forest Down
 Apartments ...................  $  1,232,000       $  1,232,000     $  1,309,008         1.10x         85.0%

     175 West Jackson Loan

     Servicing Provisions of the 175 West Jackson Intercreditor
Agreement. Pursuant to the terms of the 175 West Jackson Intercreditor
Agreement, the 175 West Jackson Whole Loan will be serviced and administered pursuant to the terms of the Pooling and Servicing Agreement by the Master
Servicer and Special Servicer, as applicable. The 175 West Jackson
Intercreditor Agreement provides that expenses, losses and shortfalls relating to the 175 West Jackson Whole Loan will be allocated first, to the holder of the 175 West Jackson Subordinate Companion Loan and thereafter, to the 175 West
Jackson Senior Loans, pro rata and pari passu.

     Prior to a 175 West Jackson Control Appraisal Period, the holder of the
175 West Jackson Subordinate Companion Loan will have the right to consult with and advise the Special Servicer with respect to the 175 West Jackson Whole
Loan; following the occurrence and during the continuance of a 175 West Jackson
Control Appraisal Period, the holder of the 175 West Jackson Loan and the 175
West Jackson Pari Passu Loan will have such rights as provided in the 175 West
Jackson Intercreditor Agreement. So long as no 175 West Jackson Control
Appraisal Period exists, the holders of the Class of Class 175WJ Certificates bearing the latest alphabetical designation and for which no 175WJ Certificate
Control Transfer Period has occurred will be entitled to exercise the rights and powers granted to the 175 West Jackson Representative. See "SERVICING OF
THE MORTGAGE LOANS--The Controlling Class Representative" in this prospectus supplement. A "175 West Jackson Control Appraisal Period" will exist if, and for so long as, the initial principal balance of the 175 West Jackson
Subordinate Companion Loan (minus (i) the sum of any principal payments
(whether as scheduled amortization, principal prepayments or otherwise)
allocated to, and received on, the 175 West Jackson Subordinate Companion Loan after the Cut-Off Date, (ii) any Appraisal Reduction Amount for the 175 West
Jackson Whole Loan and (iii) Realized Losses with respect to the 175 West
Jackson Whole Loan) is less than 25% of its initial principal balance. A "175WJ
Certificate Control Transfer Period" will exist with respect to a Class of
Class 175WJ Certificates if, and for so long as, the Certificate Balance (as adjusted to reflect the allocation of any (i) principal payments, (ii)
Appraisal Reduction Amounts and (iii) Realized Losses allocated to such Class of Class 175WJ Certificates) of such Class of Class 175WJ Certificates is less than 25% of its initial Certificate Balance; provided, however, a 175WJ
Certificate Control Transfer Period will

                                     S-106

be deemed to occur with respect to each Class of Class 175WJ Certificates upon the occurrence of a 175 West Jackson Control Appraisal Period without regard to whether a 175WJ Certificate Transfer Period exists (which will occur with respect to the Class 175WJ-A Certificates).

     In the event that the 175 West Jackson Loan is in default, the majority holder of the Class of Class 175WJ Certificates bearing the latest alphabetical designation and for which no 175WJ Certificate Control Transfer Period has occurred will have an option (the "175 West Jackson Purchase Option") to purchase the 175 West Jackson Loan and the 175 West Jackson Subordinate
Companion Loan from the Trust Fund, together with the 175 West Jackson Pari
Passu Loan from the holder of the 175 West Jackson Pari Passu Loan at a price
(the "175 West Jackson Loan Option Price") generally equal to the unpaid principal balance of the 175 West Jackson Whole Loan, plus accrued and unpaid interest on such balance, all related unreimbursed Advances, together with accrued and unpaid interest on all Advances and all accrued Special Servicing
Fees allocable to the 175 West Jackson Whole Loan whether paid or unpaid and any other expenses relating to the 175 West Jackson Whole Loan. So long as no
175 West Jackson Control Appraisal Period exists, if the majority holder of the
Class of Class 175WJ Certificates bearing the latest alphabetical designation and for which no 175WJ Certificate Control Transfer Period has occurred fails to exercise this option within the time period set forth in the Pooling and
Servicing Agreement, certain other parties may have the right to exercise the related 175 West Jackson Loan Purchase Option as described under "SERVICING OF
THE MORTGAGE LOANS--Defaulted Mortgage Loans; REO Properties; Purchase Option"
in this prospectus supplement.

     So long as no 175 West Jackson Control Appraisal Period has occurred and is continuing, and all of the holders of the Class 175WJ Certificates unanimously agree, the holders of the Class 175WJ Certificates will be entitled to cure a monetary event of default under the 175 West Jackson Whole Loan within 5 business days of receipt of notice from the Master Servicer, subject to certain limitations set forth in the 175 West Jackson Intercreditor
Agreement. In connection with the exercise of a cure right, the holders of the
Class 175WJ Certificates must pay or reimburse the Master Servicer, the Special
Servicer, the Trustee and any other appropriate person for all unreimbursed
Advances and unpaid fees with respect to the 175 West Jackson Whole Loan, together with interest thereon, and any other expenses incurred by the Trust
Fund in respect of the 175 West Jackson Whole Loan.

     Application of Payments. Under the terms of the 175 West Jackson
Intercreditor Agreement, prior to the occurrence and continuance of a monetary event of default or other material non monetary event of default with respect to the 175 West Jackson Whole Loan (or, if such a default has occurred, but the holders of the Class 175WJ Certificates have cured such a default), after payment of amounts payable or reimbursable under the Pooling and Servicing
Agreement, payments and proceeds received with respect to the 175 West Jackson
Whole Loan will generally be paid in the following manner:

     first, each holder of the 175 West Jackson Loan and the 175 West Jackson
Pari Passu Loan will receive accrued and unpaid interest on its outstanding principal balance at its interest rate, pro rata;

     second, any scheduled principal payments will be paid to each of the holders of the 175 West Jackson Loan and the 175 West Jackson Pari Passu Loan,
pro rata, based on the principal balance of the 175 West Jackson Loan, the 175
West Jackson Pari Passu Loan and the 175 West Jackson Subordinate Companion
Loan;

     third, the holder of the 175 West Jackson Subordinate Companion Loan will receive accrued and unpaid interest on its outstanding principal balance at its interest rate;

     fourth, any scheduled principal payments will be paid to the holder of the
175 West Jackson Subordinate Companion Loan, pro rata, based on the principal balance of the 175 West Jackson Loan, the 175 West Jackson Pari Passu Loan and
the 175 West Jackson Subordinate Companion Loan;

     fifth, any unscheduled principal payments will be paid to the holder of the 175 West Jackson Loan, the 175 West Jackson Pari Passu Loan and the 175
West Jackson Subordinate Companion Loan, pro rata, based on the principal balance of each such loan, first to the 175 West Jackson Senior Loans and then to the 175 West Jackson Subordinate Companion Loan;

     sixth, any prepayment premiums that are allocable to the 175 West Jackson
Loan, the 175 West Jackson Pari Passu Loan, and the 175 West Jackson
Subordinate Companion Loan, to the extent actually

                                     S-107

paid by the borrower, will be paid pro rata to the holder of the 175 West
Jackson Loan, the holder of the 175 West Jackson Pari Passu Loan, and the holder of the 175 West Jackson Subordinate Companion Loan;

     seventh, any default interest (in excess of the interest paid in accordance with clauses first and third above) will be paid to each of the holders of the 175 West Jackson Loan, the 175 West Jackson Pari Passu Loan and
the 175 West Jackson Subordinate Companion Loan, on a pro rata basis in accordance with the respective principal balance of each loan, first to each holder of the 175 West Jackson Loan and the 175 West Jackson Pari Passu Loan
and then to the holder of the 175 West Jackson Subordinate Companion Loan;

     eighth, the holder of the 175 West Jackson Subordinate Companion Loan will receive the amount of any unreimbursed cure payments made by such holder; and

     ninth, if any excess amount is paid by the borrower, and not otherwise applied in accordance with the foregoing clauses first through eighth above, such amount will be paid to each of the holders of the 175 West Jackson Loan, the 175 West Jackson Pari Passu Loan and the 175 West Jackson Subordinate
Companion Loan on a pro rata basis in accordance with the respective initial principal balance of each loan, first to each holder of the 175 West Jackson
Loan and the 175 West Jackson Pari Passu Loan and then to the holder of the 175
West Jackson Subordinate Companion Loan.

     Following the occurrence and during the continuance of a monetary event of default or other material non monetary event of default with respect to the 175
West Jackson Whole Loan (unless the 175 West Jackson Representative has cured such a default), after payment of all amounts then payable or reimbursable under the Pooling and Servicing Agreement, liquidation proceeds and other collections with respect to the 175 West Jackson Whole Loan will generally be applied in the following manner:

     first, each holder of the 175 West Jackson Loan and the 175 West Jackson
Pari Passu Loan will receive accrued and unpaid interest on its outstanding principal balance at its interest rate, pro rata;

     second, any scheduled principal payments will be paid to each holder of the 175 West Jackson Loan and the 175 West Jackson Pari Passu Loan, pro rata, based on the principal balance of each such loan;

     third, the holder of the 175 West Jackson Subordinate Companion Loan will receive accrued and unpaid interest on its outstanding principal balance at its interest rate;

     fourth, any remaining principal payments will be paid to each holder of the 175 West Jackson Loan and the 175 West Jackson Pari Passu Loan, pro rata, until the principal balance of the related loan is reduced to zero;

     fifth, the holder of the 175 West Jackson Subordinate Companion Loan will receive an amount up to its principal balance, until such principal balance is reduced to zero;

     sixth, if the proceeds of any foreclosure sale or any liquidation of the
175 West Jackson Whole Loan or the 175 West Jackson Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fifth and, as a result of a workout, the principal balance of either the 175 West Jackson Loan and the 175 West Jackson Pari Passu Loan on
the one hand, and the 175 West Jackson Subordinate Companion Loan on the other hand have been reduced, such excess amount will first be paid to the holder of the 175 West Jackson Loan and the holder of the 175 West Jackson Pari Passu
Loan, pro rata, in an amount up to the reduction, if any, of the respective principal balance as a result of such workout, and then to the holder of the
175 West Jackson Subordinate Companion Loan in an amount up to the reduction, if any, of its principal balance as a result of such workout;

     seventh, any prepayment premiums that are allocable to the 175 West
Jackson Loan and the 175 West Jackson Pari Passu Loan on the one hand, and the
175 West Jackson Subordinate Companion Loan on the other hand, to the extent actually paid by the borrower, will be paid first to the holder of the 175 West
Jackson Loan and the holder of the 175 West Jackson Pari Passu Loan, pro rata, and then to the holder of the 175 West Jackson Subordinate Companion Loan, respectively;

     eighth, any default interest in excess of the interest paid in accordance with clauses first and third above, will be paid first to the holder of the 175
West Jackson Loan and the 175 West Jackson Pari Passu Loan, pro rata, and then to the holder of the 175 West Jackson Subordinate Companion Loan, based on the total amount of default interest then owing to each such party;

                                     S-108

     ninth, the holder of the 175 West Jackson Subordinate Companion Loan will receive the amount of any unreimbursed cure payments made by such holder; and

     tenth, if any excess amount is paid by the borrower that is not otherwise applied in accordance with the foregoing clauses first through ninth or the proceeds of any foreclosure sale or any liquidation of the 175 West Jackson
Whole Loan or the related Mortgaged Property are received in excess of the amounts required to be applied in accordance with the foregoing clauses first through ninth, such amount will generally be paid, pro rata, first to the holders of the 175 West Jackson Loan and 175 West Jackson Pari Passu Loan (on a
pro rata basis) on the one hand, and then to the holder of the 175 West Jackson
Subordinate Companion Loan on the other hand, in accordance with the respective initial principal balances of each loan.

     Coastal Grand Mall Loan

     Servicing Provisions of the Coastal Grand Mall Intercreditor
Agreement. Pursuant to the terms of the Coastal Grand Mall Intercreditor
Agreement, the Coastal Grand Mall Whole Loan will be serviced and administered pursuant to the terms of the Pooling and Servicing Agreement by the Master
Servicer and Special Servicer, as applicable, on behalf of the holders of the various notes (as a collective whole). With respect to the Coastal Grand Mall
Loan, for so long as the aggregate initial principal balance of the Coastal
Grand Mall Companion Loans, less the sum of (x) any payments of principal
(whether as principal prepayments or otherwise) received on the Coastal Grand
Mall Companion Loans and (y) any appraisal reduction amounts and realized losses allocated to the Coastal Grand Mall Companion Loans is less than or equal to 25% of the aggregate initial principal balance of the Coastal Grand
Mall Companion Loans (so long as the Coastal Grand Mall Companion Loans are not held by the borrower or any affiliate), one of the holders of the Coastal Grand
Mall Companion Loans will be entitled to advise or direct the Special Servicer with respect to certain actions, including, any foreclosure of the ownership of the Mortgaged Property and certain material modifications of the Coastal Grand
Mall Whole Loan.

     In the event that any monetary default or, to the extent that the Master
Servicer has knowledge thereof, non-monetary default exists with respect to the
Coastal Grand Mall Loan, the holders of the Coastal Grand Mall Companion Loans
(so long as the Coastal Grand Mall Companion Loans are not held by the borrower or any affiliate) will be entitled to (i) cure such default within 5 business days of receipt of notice from the Master Servicer with respect to monetary defaults and within 30 days of receipt of notice from the Master Servicer with respect to non-monetary defaults (provided that the holders of the Coastal
Grand Mall Companion Loans may not cure more than 3 successive monetary defaults or 4 non-monetary defaults, and provided further, that such holders are limited to 5 total cures of monetary defaults over the life of the Coastal
Grand Mall Whole Loan) and/or (ii) purchase the Coastal Grand Mall Loan from the Trust Fund after the expiration of the cure period subject to the conditions contained in the Coastal Grand Mall Intercreditor Agreement. In
addition, the holder of the Coastal Grand Mall Companion Loan will have the right to purchase the related mortgaged property if such mortgaged property becomes an REO Property, subject to the conditions contained in the Coastal
Grand Mall Intercreditor Agreement. The purchase price will generally equal the unpaid aggregate principal balance of the Coastal Grand Mall Loan, together with all unpaid interest thereon (other than default interest) at the related mortgage rate and any unreimbursed servicing expenses, advances and interest on advances for which the borrower under the Coastal Grand Mall Loan is responsible and if the borrower or an affiliate holds one or more of the
Coastal Grand Mall Companion Loans or an interest therein, any and all amounts due and owing under the loan documents or Pooling and Servicing Agreement with respect to the Coastal Grand Mall Whole Loan, including, without limitation, any prepayment premium, yield maintenance premium or exit fees then applicable to the voluntary or involuntary prepayment of the loan, any late fees and any and all other costs and expenses.

     Application of Payments. Pursuant to the Coastal Grand Mall Intercreditor
Agreement, prior to the occurrence and continuance of an event of default with respect to the Coastal Grand Mall Loan, the acceleration of the Coastal Grand
Mall Loan, the Coastal Grand Mall Loan becoming a specially serviced loan as a result of an event of default or the occurrence of the maturity date, after payment or reimbursement of the fees due to the Master Servicer, any Additional
Trust Fund Expenses and/or advances or other fees, costs or expenses related to or allocable to the Coastal Grand Mall Loan or the

                                     S-109

Coastal Grand Mall Companion Loans, all payments and proceeds (of whatever nature) received with respect to the Coastal Grand Mall Loan and the Coastal
Grand Mall Companion Loan will be paid in the following manner:

     first, to the holder of the Coastal Grand Mall Loan in an amount equal to the accrued and unpaid interest due thereon;

     second, to the holder of the Coastal Grand Mall Loan in an amount equal to its pro rata portion (based upon the outstanding principal balance of the
Coastal Grand Mall Loan and the Coastal Grand Mall Companion Loans) of the
principal payments received, if any (other than any principal prepayments allocated to the Coastal Grand Mall Companion Loans);

     third, to the holders of the Coastal Grand Mall Companion Loans, pro rata and pari passu, in an amount equal to the accrued and unpaid interest due thereon;

     fourth, to the holders of the Coastal Grand Mall Companion Loans, pari passu, in an amount equal to their pro rata portion (based upon the outstanding principal balance of the Coastal Grand Mall Loan and the Coastal Grand Mall
Companion Loans) of the principal payments received, if any (other than any principal prepayments allocated to the Coastal Grand Mall Companion Loans);

     fifth, to the holders of the Coastal Grand Mall Companion Loans, in amounts equal to any principal prepayments allocated to the reduction of the related note balances (to not less than zero);

     sixth, to the holder of the Coastal Grand Mall Loan and the holders of the
Coastal Grand Mall Companion Loans, pro rata (based upon the outstanding principal balance of the Coastal Grand Mall Loan and the Coastal Grand Mall
Companion Loans), in an amount equal to any prepayment premiums actually paid;

     seventh, to the holders of the Coastal Grand Mall Companion Loans, pari passu, up to the amount of any unreimbursed costs and expenses; and

     eighth, any excess, pro rata, to the holder of the Coastal Grand Mall Loan and the holders of the Coastal Grand Mall Companion Loans based upon their outstanding principal balances.

     After the occurrence of and during the continuance of an event of default with respect to the Coastal Grand Mall Loan, the acceleration of the Coastal
Grand Mall Loan, the Coastal Grand Mall Loan becoming a specially serviced loan as a result of an event of default or the occurrence of the maturity date, after payment or reimbursement of the fees due to the Master Servicer, any
Additional Trust Fund Expenses and/or advances or other fees, costs or expenses related to or allocable to the Coastal Grand Mall Loan or the related Companion
Loan, all payments and proceeds (of whatever nature) received with respect to the Coastal Grand Mall Loan and the Coastal Grand Mall Companion Loan will be paid in the following manner:

     first, to the holder of the Coastal Grand Mall Loan, in an amount equal to accrued and unpaid interest thereon;

     second, to the holder of the Coastal Grand Mall Loan, in an amount equal to the principal balance of the Coastal Grand Mall Loan until paid in full;

     third, to the holder of the Coastal Grand Mall Loan, in an amount equal to any prepayment premium actually paid, allocable to the Coastal Grand Mall Loan;

     fourth, to the holder of the Coastal Grand Mall Loan in an amount equal to any default interest accrued thereon;

     fifth, to the holders of the Coastal Grand Mall Companion Loans, pro rata and pari passu, in an amount equal to accrued and unpaid interest thereon;

     sixth, to the holders of the Coastal Grand Mall Companion Loans, pro rata and pari passu, in an amount equal to the principal balance of the Coastal
Grand Mall Companion Loans until paid in full;

     seventh, to the holders of the Coastal Grand Mall Companion Loans, pro rata and pari passu, in an amount equal to any prepayment premium actually paid, allocable to the Coastal Grand Mall Companion Loans;

                                     S-110

     eighth, to the holders of the Coastal Grand Mall Companion Loans, pari passu, in an amount equal to any default interest accrued on the respective notes;

     ninth, to the holders of the Coastal Grand Mall Companion Loans, pari passu, up to the amount of any unreimbursed costs and expenses; and

     tenth, any excess, pro rata, to the holder of the Coastal Grand Mall Loan and the holders of the Coastal Grand Mall Companion Loans based upon their outstanding principal balances.

     Notwithstanding anything else contained herein with respect to the Coastal
Grand Mall Loan, for so long as any interest in either Coastal Grand Mall
Companion Loan is held by the related borrower or any affiliate of such borrower, the holder or holders of such Coastal Grand Mall Companion Loan will have no rights under the related Intercreditor Agreement, other than the right to receive distributions. Accordingly, the notice and control rights of the
Coastal Grand Mall Companion Loans with respect to the Coastal Grand Mall Loan detailed in this prospectus supplement will be inapplicable with respect to the
Coastal Grand Mall Companion Loans for so long as such Coastal Grand Mall
Companion Loans are held by the related borrower or any affiliate of the borrower. It is expected that, as of the Closing Date, the holders of the
Coastal Grand Mall Companion Loans will be affiliates of the related borrower.

     180 Maiden Lane Loan

     Servicing Provisions of the 180 Maiden Lane Intercreditor
Agreement. Pursuant to the terms of the 180 Maiden Lane Intercreditor
Agreement, the 180 Maiden Lane Whole Loan will be serviced and administered pursuant to the terms of the Pooling and Servicing Agreement by the Master
Servicer and Special Servicer, as applicable, on behalf of the holders of the various notes (as a collective whole). The 180 Maiden Lane Intercreditor
Agreement provides that expenses, losses and shortfalls relating to the 180
Maiden Lane Whole Loan will be allocated first, to the holders of the 180
Maiden Lane Non-Trust Subordinate Companion Loan, second, to the holders of the
180 Maiden Lane Trust Subordinate Companion Loan and thereafter, pro rata and pari passu, to the 180 Maiden Lane Senior Loans.

     With respect to the 180 Maiden Lane Loan, the Master Servicer and Special
Servicer will service and administer the 180 Maiden Lane Loan and each of the
180 Maiden Lane Companion Loans pursuant to the Pooling and Servicing Agreement and the 180 Maiden Lane Intercreditor Agreement for so long as the 180 Maiden
Lane Loan or the 180 Maiden Lane Trust Subordinate Companion Loan is part of the Trust Fund. If the principal balance of the 180 Maiden Lane Trust
Subordinate Companion Loan or the 180 Maiden Lane Non-Trust Subordinate
Companion Loan, less any existing related Appraisal Reduction Amount, is at least equal to 25% of the original principal balance of such Companion Loan, the holder of the most subordinated such Companion Loan, or an advisor on its behalf, will be entitled to advise and direct the Master Servicer and/or
Special Servicer with respect to certain matters, including, among other things, foreclosure or material modifications of the 180 Maiden Lane Loan. With respect to any of the foregoing rights exercisable by the holder of the 180
Maiden Lane Trust Subordinate Companion Loan, so long as the principal balance of the 180 Maiden Lane Trust Subordinate Companion Loan is greater than 25% of its original principal balance, such rights will be exercisable by the majority holder(s) of the Class of Class 180ML Certificates bearing the latest alphabetical designation and for which no 180ML Certificate Control Transfer
Period has occurred. However, no advice or direction may require or cause the
Master Servicer or the Special Servicer to violate any provision of the Pooling and Servicing Agreement, including the Master Servicer's and the Special
Servicer's obligation to act in accordance with the Servicing Standard. See
"SERVICING OF THE MORTGAGE LOANS--The Controlling Class Representative" in this prospectus supplement. A "180ML Certificate Control Transfer Period" will exist with respect to a Class of Class 180ML Certificates if, and for so long as, the
Certificate Balance (as adjusted to reflect the allocation of any (i) principal payments, (ii) Appraisal Reduction Amounts and (iii) Realized Losses allocated to such Class of Class 180ML Certificates) of such Class of Class 180ML
Certificates is less than 25% of its initial Certificate Balance; provided, however, a 180ML Certificate Control Transfer Period will be deemed to occur with respect to each Class of Class 180ML Certificates if, and for so long as, the principal balance of the 180 Maiden Lane Trust Subordinate Companion Loan
is less than 25% of its original principal balance without regard to whether a
180ML Certificate Transfer Period exists (which will occur with respect to the
Class 180ML-A and Class 180ML-B Certificates).

                                     S-111

     In the event of certain defaults under the 180 Maiden Lane Loan or any of the 180 Maiden Lane Companion Loans, the holder of the most subordinated 180
Maiden Lane Companion Loan then remaining (and with respect to any action by the holders of the Class 180ML Certificates, so long as all of the holders of the Class 180ML Certificates unanimously agree) will be entitled to (i) cure such default within 5 business days of receipt of notice from the Master
Servicer with respect to monetary defaults and within 20 days (which 20-day period may be extended by an additional 5-day period) of receipt of notice from the Master Servicer with respect to non-monetary defaults and/or (ii) purchase the 180 Maiden Lane Loan from the Trust Fund after the expiration of the cure period subject to the conditions contained in the 180 Maiden Lane Intercreditor
Agreement. Upon exercising its right to purchase the 180 Maiden Lane Loan, such holder of a 180 Maiden Lane Companion Loan will also be required to purchase all of the other 180 Maiden Lane Companion Loans senior to the 180 Maiden Lane
Companion Loan held by such holder. The purchase price will generally equal the unpaid aggregate principal balance of the 180 Maiden Lane Loan and the 180
Maiden Lane Companion Loans being purchased, together with all unpaid interest thereon (other than default interest) at the related mortgage rate and any unreimbursed servicing expenses, advances and interest on advances for which the borrower under the 180 Maiden Lane Whole Loan is responsible; provided, however, that the purchase price shall not (i) be reduced by any outstanding
P&I Advance, (ii) include any prepayment premium, late payment charge, default interest or exit fees or (iii) include any Liquidation Fee or Workout Fee payable to the Special Servicer pursuant to the Pooling and Servicing
Agreement, but shall include, in the event the purchase price is being calculated in connection with the purchase of REO Property, any and all costs and expenses incurred by the trust during the time it owned the Mortgaged
Property, net of all cash receipts from the Mortgaged Property actually received by the trust during such period, and any and all costs and expenses incurred by the trust in connection with the transfer of the Mortgaged Property to such purchasing holder, including, without limitation, reasonable attorneys fees and expenses, and any transfer or gains or similar taxes and fees paid in connection with such transfer.

     Application of Payments. Pursuant to the 180 Maiden Lane Intercreditor
Agreement, to the extent described below: (a) the rights of the holder of the
180 Maiden Lane Pari Passu Loan to receive payments with respect to the 180
Maiden Lane Pari Passu Loan are pari passu to the rights of the trust to receive payments with respect to the 180 Maiden Lane Loan; (b) the rights of the holder of the 180 Maiden Lane Trust Subordinate Companion Loan to receive payments with respect to the 180 Maiden Lane Trust Subordinate Companion Loan
are subordinated to the rights of the trust to receive payments with respect to the 180 Maiden Lane Loan and the rights of the holder of the 180 Maiden Lane
Pari Passu Loan; and (c) the rights of the holder of the 180 Maiden Lane
Non-Trust Subordinate Companion Loan to receive payments with respect to the
180 Maiden Lane Non-Trust Subordinate Companion Loan are subordinated to the rights of the holder of the 180 Maiden Lane Trust Subordinate Companion Loan to
receive payments with respect to the 180 Maiden Lane Trust Subordinate
Companion Loan and the rights of the holder of the 180 Maiden Lane Loan and the
180 Maiden Lane Pari Passu Loan to receive payments with respect to the 180
Maiden Lane Loan and the 180 Maiden Lane Pari Passu Loan, respectively.

     Prior to the occurrence of an event of default with respect to the 180
Maiden Lane Loan or prior to a Servicing Transfer Event related to the 180
Maiden Lane Loan, after payment or reimbursement of any advances, advance interest or other costs, fees or expenses related to or allocable to the 180
Maiden Lane Loan or the 180 Maiden Lane Companion Loans, all payments and proceeds (of whatever nature) received with respect to the 180 Maiden Lane Loan and the 180 Maiden Lane Companion Loans will be paid in the following manner:

     first, pro rata (based on the outstanding principal balance of the 180
Maiden Lane Senior Loans), between the holder of the 180 Maiden Lane Loan and the holder of the 180 Maiden Lane Pari Passu Loan, in an amount equal to interest due with respect to the 180 Maiden Lane Senior Loans;

     second, pro rata (based on the outstanding principal balance of the 180
Maiden Lane Senior Loans), between the holder of the 180 Maiden Lane Loan and the holder of the 180 Maiden Lane Pari Passu Loan, in an amount equal to (A)
the principal payments due and payable, if any, with respect to the 180 Maiden
Lane Senior Loans, and (B) the pro rata portion (based on the outstanding principal balance of the 180 Maiden Lane Whole Loan) of any prepayments, including condemnation and casualty proceeds applied to repayment of the 180
Maiden Lane Whole Loan;

                                     S-112

     third, pro rata (based on the outstanding principal balance of the 180
Maiden Lane Senior Loans), between the holder of the 180 Maiden Lane Loan and the holder of the 180 Maiden Lane Pari Passu Loan, in an amount equal to any unreimbursed realized losses previously allocated to the 180 Maiden Lane Senior
Loans;

     fourth, to the holder of the 180 Maiden Lane Trust Subordinate Companion
Loan, in an amount equal to interest due with respect to the 180 Maiden Lane
Trust Subordinate Companion Loan;

     fifth, to the holder of the 180 Maiden Lane Trust Subordinate Companion
Loan, in an amount equal to any unreimbursed cure payments relating to the 180
Maiden Lane Senior Loans paid by the holder of the 180 Maiden Lane Trust
Subordinate Companion Loan;

     sixth, to the holder of the 180 Maiden Lane Trust Subordinate Companion
Loan, in an amount equal to (A) principal payments due and payable with respect to the 180 Maiden Lane Trust Subordinate Loan and (B) the pro rata (based on outstanding principal balance of the 180 Maiden Lane Whole Loan) portion of any prepayments, including condemnation and casualty proceeds applied to repayment of the 180 Maiden Lane Whole Loan;

     seventh, to the holder of the 180 Maiden Lane Trust Subordinate Companion
Loan, in an amount equal to any unreimbursed realized losses previously allocated to the 180 Maiden Lane Trust Subordinate Companion Loan;

     eighth, to the holder of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan, in an amount equal to any unreimbursed cure payments relating to the 180 Maiden Lane Senior Loans paid by the holder of the 180 Maiden Lane
Non-Trust Subordinate Companion Loan;

     ninth, to the holder of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan, in an amount equal to any unreimbursed cure payments relating to the 180 Maiden Lane Trust Subordinate Companion Loan paid by the holder of the 180 Maiden Lane Non-Trust Subordinate Companion Loan;

     tenth, to the holder of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan, in an amount equal to interest due with respect to the 180
Maiden Lane Non-Trust Subordinate Companion Loan,

     eleventh, to the holder of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan, in an amount equal to (A) principal payments due and payable with respect to the 180 Maiden Lane Non-Trust Subordinate Loan, if any, and (B)
the pro rata (based on outstanding principal balance of the 180 Maiden Lane
Whole Loan) portion of any prepayments, including condemnation and casualty proceeds applied to repayment of the 180 Maiden Lane Whole Loan;

     twelfth, to the holder of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan, in an amount equal to any unreimbursed realized losses previously allocated to the 180 Maiden Lane Non-Trust Subordinate Companion
Loan;

     thirteenth, pro rata (based on the outstanding principal balance of the
180 Maiden Lane Senior Loans), between the holder of the 180 Maiden Lane Loan and the holder of the 180 Maiden Lane Pari Passu Loan, in an amount equal to any default interest due on the 180 Maiden Lane Senior Loans; provided, however, that any default interest which accrued during any period for which the holder of the 180 Maiden Lane Non-Trust Subordinate Companion Loan made cure payments will instead be paid to the holder of the 180 Maiden Lane
Non-Trust Subordinate Companion Loan and any default interest which accrued during any period for which the holder of the 180 Maiden Lane Trust Subordinate
Companion Loan made cure payments will instead be paid to the holder of the 180
Maiden Lane Trust Subordinate Companion Loan;

     fourteenth, to the holder of the 180 Maiden Lane Trust Subordinate
Companion Loan, in an amount equal to any default interest due on the 180
Maiden Lane Trust Subordinate Companion Loan; provided, however, that any default interest which accrued during any period for which the holder of the
180 Maiden Lane Non-Trust Subordinate Companion Loan made cure payments will instead be paid to the holder of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan;

     fifteenth, to the holder of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan, in an amount equal to any default interest due on the 180
Maiden Lane Non-Trust Subordinate Companion Loan;

                                     S-113

     sixteenth, pro rata (based on the ratio of the prepayment premiums due to each note under the 180 Maiden Lane Whole Loan), among the holder of the 180
Maiden Lane Loan, the holder of the 180 Maiden Lane Pari Passu Loan, the holder of the 180 Maiden Lane Trust Subordinate Companion Loan and the holder of the
180 Maiden Lane Non-Trust Subordinate Companion Loan, in an amount equal to any prepayment premiums actually received;

     seventeenth, to the holder of the 180 Maiden Lane Trust Subordinate
Companion Loan, in an amount equal to any unreimbursed costs and expenses related to the 180 Maiden Lane Trust Whole Loan;

     eighteenth, to the holder of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan, in an amount equal to any unreimbursed costs and expenses related to the 180 Maiden Lane Whole Loan; and

     nineteenth, pro rata (based on the initial principal balance of the 180
Maiden Lane Whole Loan), among the holder of the 180 Maiden Lane Loan, the holder of the 180 Maiden Lane Pari Passu Loan, the holder of the 180 Maiden
Lane Trust Subordinate Companion Loan and the holder of the 180 Maiden Lane
Non-Trust Subordinate Companion Loan, any excess.

     Following the occurrence and during the continuance of an event of default with respect to the 180 Maiden Lane Loan or such mortgage loan becoming a specially serviced mortgage loan pursuant to the 180 Maiden Lane Intercreditor
Agreement, and subject to the right to purchase the 180 Maiden Lane Loan from the Trust Fund by the holder of the 180 Maiden Lane Trust Subordinate Companion
Loan or the 180 Maiden Lane Non-Trust Subordinate Companion Loan, as
applicable, after payment or reimbursement of any advances, advance interest or other costs, fees or expenses related to or allocable to the 180 Maiden Lane
Loan and each of the 180 Maiden Lane Companion Loans, all payments and proceeds
(of whatever nature) on the 180 Maiden Lane Loan and the 180 Maiden Lane
Companion Loans will be paid in the following manner:

     first, pro rata (based on the outstanding principal balance of the 180
Maiden Lane Senior Loans), between the holder of the 180 Maiden Lane Loan and the holder of the 180 Maiden Lane Pari Passu Loan, in an amount equal to interest due and payable with respect to the 180 Maiden Lane Senior Loans;

     second, pro rata (based on the outstanding principal balance of the 180
Maiden Lane Senior Loans), between the holder of the 180 Maiden Lane Loan and the holder of the 180 Maiden Lane Pari Passu Loan, in an amount equal to the regularly scheduled principal due and payable with respect to the 180 Maiden
Lane Senior Loans, if any;

     third, to the holder of the 180 Maiden Lane Trust Subordinate Companion
Loan, in an amount equal to interest due and payable with respect to the 180
Maiden Lane Trust Subordinate Companion Loan;

     fourth, pro rata, (based on the outstanding principal balance of the 180
Maiden Lane Senior Loans), between the holder of the 180 Maiden Lane Loan and the holder of the 180 Maiden Lane Pari Passu Loan, in an amount equal to the principal balance of the 180 Maiden Lane Senior Loans, until paid in full;

     fifth, pro rata (based on the outstanding principal balance of the 180
Maiden Lane Senior Loans), between the holder of the 180 Maiden Lane Loan and the holder of the 180 Maiden Lane Pari Passu Loan, in an amount equal to any unreimbursed realized losses previously allocated to the 180 Maiden Lane Senior
Loans;

     sixth, to the holder of the 180 Maiden Lane Trust Subordinate Companion
Loan, in an amount equal to any unreimbursed cure payments paid by the holder of such 180 Maiden Lane Trust Subordinate Companion Loan;

     seventh, to the holder of the 180 Maiden Lane Trust Subordinate Companion
Loan, in an amount equal to the principal balance of the 180 Maiden Lane Trust
Subordinate Companion Loan, until paid in full;

     eighth, to the holder of the 180 Maiden Lane Trust Subordinate Companion
Loan, in an amount equal to any unreimbursed losses previously allocated to the
180 Maiden Lane Trust Subordinate Companion Loan;

     ninth, to the holder of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan, in an amount equal to any unreimbursed cure payments relating to the 180 Maiden Lane Trust Subordinate Companion Loan paid by the holder of such 180 Maiden Lane Non-Trust Subordinate Companion Loan;

                                     S-114

     tenth, to the holder of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan, in an amount equal to any unreimbursed cure payments relating to the 180 Maiden Lane Senior Loans paid by the holder of such 180 Maiden Lane
Non-Trust Subordinate Companion Loan;

     eleventh, to the holder of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan, in an amount equal to interest due with respect to such 180
Maiden Lane Non-Trust Subordinate Companion Loan,

     twelfth, to the holder of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan, in an amount equal to principal balance of the 180 Maiden Lane
Non-Trust Subordinate Companion Loan, until paid in full;

     thirteenth, to the holder of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan, in an amount equal to any unreimbursed losses previously allocated to the 180 Maiden Lane Non-Trust Subordinate Companion Loan;

     fourteenth, pro rata (based on the outstanding principal balance of the
180 Maiden Lane Senior Loans), between the holder of the 180 Maiden Lane Loan and the holder of the 180 Maiden Lane Pari Passu Loan, in an amount equal to any default interest due on the 180 Maiden Lane Senior Loans; provided, however, that any default interest which accrued during any period for which the holder of the 180 Maiden Lane Non-Trust Subordinate Companion Loan made cure payments will instead be paid to the holder of the 180 Maiden Lane
Non-Trust Subordinate Companion Loan and any default interest which accrued during any period for which the holder of the 180 Maiden Lane Trust Subordinate
Companion Loan made cure payments will instead be paid to the holder of the 180
Maiden Lane Trust Subordinate Companion Loan;

     fifteenth, to the holder of the 180 Maiden Lane Trust Subordinate
Companion Loan, in an amount equal to any default interest due on the 180
Maiden Lane Trust Subordinate Companion Loan; provided, however, that any default interest which accrued during any period for which the holder of the
180 Maiden Lane Non-Trust Subordinate Companion Loan made cure payments will instead be paid to the holder of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan;

     sixteenth, to the holder of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan, in an amount equal to any default interest due on the 180
Maiden Lane Non-Trust Subordinate Companion Loan;

     seventeenth, pro rata (based on the initial principal balance of the 180
Maiden Lane Senior Loans), between the holder of the 180 Maiden Lane Loan and the holder of the 180 Maiden Lane Pari Passu Loan, in an amount equal to any prepayment premiums payable with respect to the 180 Maiden Lane Senior Loans;

     eighteenth, to the holder of the 180 Maiden Lane Trust Subordinate
Companion Loan, in an amount equal to any prepayment premiums payable with respect to the 180 Maiden Lane Trust Subordinate Companion Loan;

     nineteenth, to the holder of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan, in an amount equal to any prepayment premiums payable with respect to the 180 Maiden Lane Non-Trust Subordinate Companion Loan;

     twentieth, to the holder of the 180 Maiden Lane Trust Subordinate
Companion Loan, in an amount equal to any unreimbursed costs and expenses related to the 180 Maiden Lane Whole Loan;

     twenty-first, to the holder of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan, in an amount equal to any unreimbursed costs and expenses related to the 180 Maiden Lane Whole Loan; and

     twenty-second, pro rata (based on the initial principal balance of the 180
Maiden Lane Whole Loan), to the holder of the 180 Maiden Lane Loan, the holder of the 180 Maiden Lane Pari Passu Loan, the holder of the 180 Maiden Lane Trust
Subordinate Companion Loan and the holder of the 180 Maiden Lane Non-Trust
Subordinate Companion Loan, any excess.

     Mezz Cap Loans

     Servicing Provisions of the Mezz Cap Intercreditor Agreements. With
respect to the Mezz Cap Loans, the Master Servicer and Special Servicer will service and administer each Mezz Cap Loan and the

                                     S-115

related Mezz Cap Companion Loan pursuant to the Pooling and Servicing Agreement and the related Intercreditor Agreements for so long as such Mezz Cap Loan is part of the Trust Fund. The Master Servicer and/or Special Servicer may not
enter into amendments, modifications or extensions of a Mezz Cap Loan or the related Mezz Cap Companion Loan without the consent of the holder of the related Mezz Cap Companion Loan if the proposed amendment, modification or extension adversely affects the holder of such Mezz Cap Companion Loan in a material manner; provided, however, that such consent right will expire when the repurchase period described in the next paragraph expires. See "SERVICING
OF THE MORTGAGE LOANS--The Controlling Class Representative" in this prospectus supplement.

     In the event that (i) any payment of principal or interest on a Mezz Cap
Loan or Mezz Cap Companion Loan becomes 90 or more days delinquent, (ii) the principal balance of a Mezz Cap Loan or Mezz Cap Companion Loan has been accelerated, (iii) the principal balance of a Mezz Cap Loan or Mezz Cap
Companion Loan is not paid at maturity, (iv) the borrower declares bankruptcy or (v) any other event where the cash flow payment under a Mezz Cap Companion
Loan has been interrupted and payments are made pursuant to the event of default waterfall, the holder of such Mezz Cap Companion Loan will be entitled to purchase the related Mezz Cap Loan from the Trust Fund for a period of 30 days after its receipt of a repurchase option notice, subject to certain conditions set forth in the related Mezz Cap Intercreditor Agreement. The purchase price will generally equal the unpaid principal balance of the related
Mezz Cap Loan, together with all unpaid interest on the related Mezz Cap Loan
(other than default interest) at the related mortgage rate and any outstanding servicing expenses, advances and interest on advances for which the borrower under the related Mezz Cap Loan is responsible. Unless the borrower or an affiliate is purchasing a Mezz Cap Loan, no prepayment consideration will be payable in connection with the purchase of such Mezz Cap Loan.

     Application of Payments. Pursuant to the related Mezz Cap Intercreditor
Agreement and prior to the occurrence of (i) the acceleration of a Mezz Cap
Loan or Mezz Cap Companion Loan, (ii) a monetary event of default or (iii) an event of default triggered by the bankruptcy of the borrower, the related borrower will make separate monthly payments of principal and interest to the
Master Servicer and the holder of the related Mezz Cap Companion Loan. Any escrow and reserve payments required in respect of a Mezz Cap Loan or Mezz Cap
Companion Loan will be paid to the Master Servicer.

     Following the occurrence and during the continuance of (i) the acceleration of a Mezz Cap Loan or Mezz Cap Companion Loan, (ii) a monetary event of default or (iii) an event of default triggered by the bankruptcy of the borrower, and subject to certain rights of the holder of the a Mezz Cap
Companion Loan to purchase the related Mezz Cap Loan from the Trust Fund, all payments and proceeds (of whatever nature) on such Mezz Cap Companion Loan will be subordinated to all payments due on related Mezz Cap Loan and the amounts with respect to such Whole Loan will be paid in the following manner:

     first, to the Master Servicer, Special Servicer or Trustee, up to the
amount of any unreimbursed costs and expenses paid by such entity, including unreimbursed advances and interest thereon;

     second, to the Master Servicer and the Special Servicer, in an amount equal to the accrued and unpaid servicing fees earned by such entity;

     third, to the holder of the related Mezz Cap Loan, in an amount equal to interest due with respect to the related Mezz Cap Loan;

     fourth, to the holder of the related Mezz Cap Loan, in an amount equal to the principal balance of the related Mezz Cap Loan until paid in full;

     fifth, to the holder of the related Mezz Cap Loan, in an amount equal to any prepayment premium, to the extent actually paid, allocable to the related
Mezz Cap Loan;

     sixth, to the holder of the related Mezz Cap Companion Loan, up to the amount of any unreimbursed costs and expenses paid by the holder of such Mezz
Cap Companion Loan;

     seventh, to the holder of the related Mezz Cap Companion Loan, in an amount equal to interest due with respect to such Mezz Cap Companion Loan;

     eighth, to the holder of the related Mezz Cap Companion Loan, in an amount equal to the principal balance of such Mezz Cap Companion Loan until paid in full;

                                     S-116

     ninth, to the holder of the related Mezz Cap Companion Loan, in an amount equal to any prepayment premium, to the extent actually paid, allocable to such
Mezz Cap Companion Loan;

     tenth, to the holder of the related Mezz Cap Loan and the holder of the related Mezz Cap Companion Loan, in an amount equal to any unpaid default interest accrued on the related Mezz Cap Loan and such Mezz Cap Companion Loan, respectively; and

     eleventh, any excess, to the holder of the related Mezz Cap Loan and the holder of the related Mezz Cap Companion Loan, pro rata, based upon the outstanding principal balances; provided that if the principal balance of the related Mezz Cap Companion Loan is equal to zero, then based upon the initial principal balances.

     Application of Amounts Paid to Trust Fund.

     On or before each distribution date, amounts payable to the trust as holder of any Co-Lender Loan pursuant to the Intercreditor Agreements will be included in the Available Distribution Amount for such Distribution Date to the extent described in this prospectus supplement and amounts payable to the holder of the related Companion Loan will be distributed to the holder net of fees and expenses on such Companion Loan; provided, that in the case of the 175
West Jackson Subordinate Companion Loan, such amounts will be included in the
Class 175WJ Available Distribution Amount and in the case of the 180 Maiden
Lane Trust Subordinate Companion Loan, such amounts will be included in the
Class 180ML Available Distribution Amount.

MEZZANINE LOANS

     With respect to the Mortgage Loans with existing mezzanine debt, the holder of each mezzanine loan generally has the right to purchase the related
Mortgage Loan from the Trust Fund if certain defaults on the related Mortgage
Loan occur and, in some cases, may have the right to cure certain defaults occurring on the related Mortgage Loan. The purchase price required to be paid in connection with such a purchase is generally equal to the outstanding principal balance of the related Mortgage Loan, together with accrued and unpaid interest on, and all unpaid servicing expenses, advances and interest on advances relating to, such Mortgage Loan. The lenders for this mezzanine debt are generally not affiliates of the related Mortgage Loan borrower. Upon a default under the mezzanine debt, the holder of the mezzanine debt may foreclose upon the ownership interests in the related borrower.

ADDITIONAL MORTGAGE LOAN INFORMATION

     The Mortgage Pool. For a detailed presentation of certain of the characteristics of the Mortgage Loans and the Mortgaged Properties, on an
individual basis, see Annexes A-1, A-1A, A-1B, A-2, A-3, A-4 and A-5 to this prospectus supplement. For purposes of numerical and statistical information set forth in this prospectus supplement and Annexes A-1, A-1A, A-1B, A-2, A-3,
A-4 and A-5, unless otherwise specified, such numerical and statistical information excludes any Subordinate Companion Loans (including the 175 West
Jackson Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate
Companion Loan). For purposes of the calculation of DSC Ratios and LTV Ratios with respect to the 175 West Jackson Loan and the 180 Maiden Lane Loan, such ratios are calculated based upon the aggregate indebtedness of such Mortgage
Loan and the related Pari Passu Companion Loans (but excluding the related
Subordinate Companion Loans). Certain of the Mortgage Loans may have previously computed interest on a floating rate basis, but have been converted to a fixed rate prior to the Closing Date. With respect to these Mortgage Loans, all calculations in this prospectus supplement will be computed on the basis of the date any such Mortgage Loan was converted to a fixed rate, rather than the date of origination. Certain additional information regarding the Mortgage Loans is contained under "--Assignment of the Mortgage Loans; Repurchases and
Substitutions" and "--Representations and Warranties; Repurchases and
Substitutions," in this prospectus supplement and under "DESCRIPTION OF THE
TRUST FUNDS" and "CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS AND LEASES" in the
accompanying prospectus.

     In the schedule and tables set forth in Annexes A-1, A-1A, A-1B, A-2, A-3,
A-4 and A-5 to this prospectus supplement, cross-collateralized Mortgage Loans are not grouped together; instead, references are made under the heading "Cross
Collateralized and Cross Defaulted Loan Flag" with respect to the other
Mortgage Loans with which they are cross-collateralized.

                                     S-117

     Each of the following tables sets forth certain characteristics of the
Mortgage Pool presented, where applicable, as of the Cut-Off Date. For purposes of the tables and Annexes A-1, A-1A, A-1B, A-2, A-3, A-4 and A-5:

          (i) References to "DSC Ratio" and "DSCR" are references to debt service coverage ratios. Debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service (that is, cash that remains after average cost of non-capital expenses of operation, tenant improvements, leasing commissions and replacement reserves during the term of the Mortgage Loan) to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. The DSC Ratio for any Mortgage Loan is the ratio of Net Cash Flow produced by the related Mortgaged Property to the annualized amount of debt service that will be payable under that
     Mortgage Loan commencing after the origination date. The "Net Cash Flow"
     for a Mortgaged Property is the "net cash flow" of such Mortgaged Property as set forth in, or determined by the applicable Mortgage Loan Seller on the basis of, Mortgaged Property operating statements, generally unaudited, and certified rent rolls (as applicable) supplied by the related borrower in the case of multifamily, mixed use, retail, mobile home park, industrial, residential health care, self-storage and office properties
     (each a "Rental Property"); provided, however, for purposes of calculating the DSC Ratios and DSCR provided herein (i) with respect to 33 Mortgage
     Loans (loan numbers 1, 4, 7, 8, 9, 10, 11, 12, 13, 14, 16, 22, 23, 27, 28,
     29, 30, 31, 33, 36, 42, 46, 47, 51, 52, 53, 54, 57, 59, 63, 70, 81 and 86),
     representing 47.0% of the Cut-Off Date Pool Balance (25 Mortgage Loans in
     Loan Group 1 or 47.8% of the Cut-Off Date Group 1 Balance and 8 Mortgage
     Loans in Loan Group 2 or 42.3% of the Cut-Off Date Group 2 Balance), where
     Periodic Payments are interest-only for a certain amount of time after origination after which date the Mortgage Loan amortizes principal for the remaining term of the loan the debt service used is the annualized amount of debt service that will be payable under the Mortgage Loan commencing after the amortization period begins and (ii) with respect to 3 Mortgage
     Loans (loan numbers 19, 62 and 69), representing 2.0% of the Cut-Off Date
     Pool Balance (2 Mortgage Loans in Loan Group 1 or 2.0% of the Cut-Off Date
     Group 1 Balance and 1 Mortgage Loan in Loan Group 2 or 2.4% of the Cut-Off
     Date Group 2 Balance), for purposes of determining the debt service coverage ratio, such ratio was adjusted by taking into account amounts available under certain letters of credit or cash reserves. In general, the
     Mortgage Loan Sellers relied on either full-year operating statements, rolling 12-month operating statements and/or applicable year-to-date financial statements, if available, and on rent rolls for all Rental
     Properties that were current as of a date not earlier than six months prior to the respective date of origination in determining Net Cash Flow for the
     Mortgaged Properties.

     In general, "net cash flow" is the revenue derived from the use and operation of a Mortgaged Property less operating expenses (such as utilities, administrative expenses, repairs and maintenance, tenant improvement costs, leasing commissions, management fees and advertising), fixed expenses (such as insurance, real estate taxes and, if applicable, ground lease payments) and replacement reserves and an allowance for vacancies and credit losses. Net Cash
Flow does not reflect interest expenses and non-cash items such as depreciation and amortization, and generally does not reflect capital expenditures, but does reflect reserves for replacements and an allowance for vacancies and credit losses.

     In determining the "revenue" component of Net Cash Flow for each Rental
Property, the applicable Mortgage Loan Seller generally relied on the most recent rent roll and/or other known, signed tenant leases, executed extension options supplied, or other indications of anticipated income (generally supported by cash reserves or letters of credit) and, where the actual vacancy shown thereon and the market vacancy was less than 5.0%, assumed a 5.0% vacancy in determining revenue from rents, except that in the case of certain non-multifamily properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants, in accordance with the respective Mortgage Loan Seller's underwriting standards. Where the actual or market vacancy was not less than
5.0%, the applicable Mortgage Loan Seller determined revenue from rents by generally relying on the most recent rent roll and/or other known, signed leases, executed lease extension options, or other indications of anticipated income (generally supported by cash reserves or letters of credit) supplied and

                                     S-118

the greater of (a) actual historical vacancy at the related Mortgaged Property,
(b) historical vacancy at comparable properties in the same market as the related Mortgaged Property, and (c) 5.0%. In determining rental revenue for multifamily, self storage and mobile home park properties, the Mortgage Loan
Sellers generally either reviewed rental revenue shown on the certified rolling
12-month operating statements, the rolling 3-month operating statements for multifamily properties or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve month periods. For the other Rental Properties, the Mortgage Loan
Sellers generally annualized rental revenue shown on the most recent certified rent roll (as applicable), after applying the vacancy factor, without further regard to the terms (including expiration dates) of the leases shown thereon.
In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 75.0% and daily rates achieved during the prior two-to-three year annual reporting period. In the case of residential health care facilities, receipts were based on historical occupancy levels, historical operating revenues and then current occupancy rates.
Occupancy rates for the private health care facilities were generally within then current market ranges, and vacancy levels were generally a minimum of
5.0%. In general, any non-recurring items and non-property related revenue were eliminated from the calculation except in the case of residential health care facilities.

     In determining the "expense" component of Net Cash Flow for each Mortgaged
Property, the Mortgage Loan Sellers generally relied on rolling 12-month operating statements and/or full-year or year-to-date financial statements supplied by the related borrower, except that (a) if tax or insurance expense information more current than that reflected in the financial statements was available, the newer information was used, (b) property management fees were generally assumed to be 3.0% to 7.0% of effective gross revenue (except with respect to full service hospitality properties, where a minimum of 3.5% of gross receipts was assumed, with respect to limited service hospitality properties, where a minimum of 4.0% of gross receipts was assumed, and with respect to single tenant properties, where fees as low as 3.0% of effective gross receipts were assumed), (c) assumptions were made with respect to reserves for leasing commissions, tenant improvement expenses and capital expenditures and (d) expenses were assumed to include annual replacement reserves. See "--Underwriting Standards--Escrow Requirements--Replacement
Reserves" in this prospectus supplement. In addition, in some instances, the
Mortgage Loan Sellers recharacterized as capital expenditures those items reported by borrowers as operating expenses (thus increasing "net cash flow")
where the Mortgage Loan Sellers determined appropriate.

     The borrowers' financial information used to determine Net Cash Flow was in most cases borrower certified, but unaudited, and neither the Mortgage Loan
Sellers nor the Depositor verified their accuracy.

          (i) References to "Cut-Off Date LTV" and "Cut-Off Date LTV Ratio" are
     references to the ratio, expressed as a percentage, of the Cut-Off Date
     Balance of a Mortgage Loan to the appraised value of the related Mortgaged
     Property as shown on the most recent third-party appraisal thereof available to the Mortgage Loan Sellers.

          (ii) References to "Maturity Date LTV Ratio" and "LTV at ARD or
     Maturity" are references to the ratio, expressed as a percentage, of the expected balance of a Balloon Loan on its scheduled maturity date (or ARD
     Loan on its Anticipated Repayment Date) (prior to the payment of any
     Balloon Payment or principal prepayments) to the appraised value of the related Mortgaged Property as shown on the most recent third-party appraisal thereof available to the Mortgage Loan Sellers.

          (iii) References to "Loan per Sq. Ft., Unit, Pad or Room" are, for
     each Mortgage Loan secured by a lien on a multifamily property (including a mobile home park property), hospitality property or assisted living facility or other healthcare property, respectively, references to the
     Cut-Off Date Balance of such Mortgage Loan divided by the number of dwelling units, pads, guest rooms, respectively, that the related Mortgaged
     Property comprises, and, for each Mortgage Loan secured by a lien on a retail, industrial/warehouse, self-storage or office property, references to the Cut-Off Date Balance of such Mortgage Loan divided by the net rentable square foot area of the related Mortgaged Property.

                                     S-119

          (iv) References to "Year Built" are references to the year that a
     Mortgaged Property was originally constructed or substantially renovated.
     With respect to any Mortgaged Property which was constructed in phases, the
     "Year Built" refers to the year that the first phase was originally constructed.

          (v) References to "weighted averages" are references to averages weighted on the basis of the Cut-Off Date Balances of the related Mortgage
     Loans.

          (vi) References to "Underwritten Replacement Reserves" represent estimated annual capital costs, as used by the Mortgage Loan Sellers in determining Net Cash Flow.

          (vii) References to "Administrative Cost Rate" for each Mortgage Loan represent the sum of (a) the Master Servicing Fee Rate for such Mortgage
     Loan, and (b) 0.0021%, which percentage represents the trustee fee rate with respect to each Mortgage Loan. The Administrative Cost Rate for each
     Mortgage Loan is set forth on Annex A-1 hereto.

          (viii) References to "Remaining Term to Maturity" represent, with respect to each Mortgage Loan, the number of months remaining from the
     Cut-Off Date to the stated maturity date of such Mortgage Loan (or the remaining number of months to the Anticipated Repayment Date with respect to each ARD Loan).

          (ix) References to "Remaining Amortization Term" represent, with respect to each Mortgage Loan, the number of months remaining from the later of the Cut-Off Date and the end of any interest-only period, if any, to the month in which such Mortgage Loan would fully or substantially amortize in accordance with such loan's amortization schedule without regard to any Balloon Payment, if any, due on such Mortgage Loan.

          (x) References to "L ( )" or "Lockout" or "Lockout Period" represent, with respect to each Mortgage Loan, the period during which prepayments of principal are prohibited and no substitution of Defeasance Collateral is permitted. The number indicated in the parentheses indicates the number of monthly payments of such period (calculated for each Mortgage Loan from the date of its origination). References to "O ( )" represent the number of monthly payments for which (a) no Prepayment Premium or Yield Maintenance
     Charge is assessed and (b) defeasance is no longer required. References to
     "YM ( )" represent the period for which the Yield Maintenance Charge is assessed. "3% ( )", "2% ( )" and "1% ( )" each represents the period for which a Prepayment Premium is assessed and the respective percentage used in the calculation thereof. The periods, if any, between consecutive Due
     Dates occurring prior to the maturity date or Anticipated Repayment Date, as applicable, of a Mortgage Loan during which the related borrower will have the right to prepay such Mortgage Loan without being required to pay a
     Prepayment Premium or a Yield Maintenance Charge (each such period, an
     "Open Period") with respect to all of the Mortgage Loans have been calculated as those Open Periods occurring immediately prior to the maturity date or Anticipated Repayment Date, as applicable, of such
     Mortgage Loan as set forth in the related Mortgage Loan documents.

          (xi) References to "D ( )" or "Defeasance" represent, with respect to each Mortgage Loan, the period (in months) during which the related holder of the Mortgage has the right to require the related borrower, in lieu of a principal prepayment, to pledge to such holder Defeasance Collateral.

          (xii) References to "Occupancy Percentage" are, with respect to any
     Mortgaged Property, references as of the most recently available rent rolls to (a) in the case of multifamily properties, mobile home park properties and assisted living facilities, the percentage of units or pads rented, (b)
     in the case of office and retail properties, the percentage of the net rentable square footage rented and is exclusive of hospitality properties, and (c) in the case of self-storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented
     (depending on borrower reporting), and is exclusive of hospitality properties.

          (xiii) References to "Original Term to Maturity" are references to the term from origination to maturity for each Mortgage Loan (or the term from origination to the Anticipated Repayment Date with respect to each ARD
     Loan).

                                     S-120

          (xiv) References to "NA" indicate that, with respect to a particular category of data, such data is not applicable.

          (xv) References to "NAV" indicate that, with respect to a particular category of data, such data is not available.

          (xvi) References to "Capital Imp. Reserve" are references to funded reserves escrowed for repairs, replacements and corrections of issues outlined in the engineering reports.

          (xvii) References to "Replacement Reserve" are references to funded reserves escrowed for ongoing items such as repairs and replacements, including, in the case of hospitality properties, reserves for furniture, fixtures and equipment. In certain cases, however, the subject reserve will be subject to a maximum amount, and once such maximum amount is reached, such reserve will not thereafter be funded, except, in some such cases, to the extent it is drawn upon.

          (xviii) References to "TI/LC Reserve" are references to funded reserves escrowed for tenant improvement allowances and leasing commissions. In certain cases, however, the subject reserve will be subject to a maximum amount, and once such maximum amount is reached, such reserve will not thereafter be funded, except, in some such cases, to the extent it is drawn upon.

          (xix) The sum in any column of any of the following tables may not equal the indicated total due to rounding.

                                     S-121

        MORTGAGED PROPERTIES BY PROPERTY TYPE FOR ALL MORTGAGE LOANS(1)

                                                             % OF
                            NUMBER OF      AGGREGATE       CUT-OFF       AVERAGE        HIGHEST
                            MORTGAGED     CUT-OFF DATE    DATE POOL   CUT-OFF DATE   CUT-OFF DATE
      PROPERTY TYPE        PROPERTIES       BALANCE        BALANCE       BALANCE        BALANCE
------------------------- ------------ ----------------- ----------- -------------- --------------

Office ..................       23      $  545,524,621       47.2%    $23,718,462    $112,500,000
Retail ..................       33         323,689,689       28.0     $ 9,808,778    $ 99,834,321
 Retail -- Anchored .....       25         289,410,386       25.1     $11,576,415    $ 99,834,321
 Retail -- Shadow
  Anchored(4) ...........        4          21,189,732        1.8     $ 5,297,433    $ 10,000,000
 Retail -- Unanchored....        4          13,089,571        1.1     $ 3,272,393    $  5,595,161
Multifamily .............       23         199,662,566       17.3     $ 8,680,981    $ 51,150,000
Mobile Home Park ........       24          41,474,598        3.6     $ 1,728,108    $  5,832,000
Hospitality .............        2          25,241,729        2.2     $12,620,864    $ 13,424,920
Industrial ..............        6          16,988,792        1.5     $ 2,831,465    $  7,393,083
Land(5) .................        2           2,397,905        0.2     $ 1,198,952    $  1,248,909
                                --      --------------      -----
                               113      $1,154,979,900      100.0%    $10,221,061    $112,500,000
                               ===      ==============      =====

                                                         WTD. AVG.
                                                           STATED
                                                         REMAINING
                             WTD. AVG.      WTD. AVG.     TERM TO                                        WTD. AVG.   WTD. AVG.
                           CUT-OFF DATE   LTV RATIO AT    MATURITY   WTD. AVG.    MINIMUM     MAXIMUM    OCCUPANCY   MORTGAGE
      PROPERTY TYPE          LTV RATIO     MATURITY(2)   (MOS.)(2)   DSC RATIO   DSC RATIO   DSC RATIO    RATE(3)      RATE
------------------------- -------------- -------------- ----------- ----------- ----------- ----------- ----------- ----------

Office ..................       67.0%          60.9%         99        1.66x       1.23x       2.61x        95.7%      5.802%
Retail ..................       68.9%          57.1%        113        1.52x       1.20x       2.14x        94.6%      5.473%
 Retail -- Anchored .....       68.7%          56.4%        115        1.53x       1.22x       2.14x        94.6%      5.450%
 Retail -- Shadow
  Anchored(4) ...........       68.3%          62.8%         87        1.48x       1.20x       1.81x        93.5%      5.506%
 Retail -- Unanchored....       74.8%          63.4%        119        1.37x       1.30x       1.42x        95.8%      5.938%
Multifamily .............       75.7%          68.4%         98        1.41x       1.21x       1.70x        92.5%      5.406%
Mobile Home Park ........       79.9%          70.7%        112        1.32x       1.20x       1.35x        93.0%      5.543%
Hospitality .............       69.9%          55.4%        119        1.47x       1.45x       1.49x        N/A        6.654%
Industrial ..............       63.4%          53.8%        119        1.55x       1.38x       1.71x        98.4%      5.659%
Land(5) .................       64.0%          54.0%        119        1.50x       1.48x       1.52x       100.0%      5.800%
                                69.5%          61.2%        104        1.56x       1.20x       2.61x        94.8%      5.648%

-------
(1)   Because this table presents information relating to the Mortgaged
      Properties and not the Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated amounts
      (allocating the Mortgage Loan principal balance to each of those properties by the appraised values of the Mortgaged Properties or the allocated loan amount as detailed in the related Mortgage Loan documents).

(2)   Calculated with respect to the Anticipated Repayment Date for ARD Loans.

(3)   Occupancy Rates were calculated based upon rent rolls made available to the applicable Mortgage Loan Seller by the related borrowers as of the rent roll date set forth on Annex A-1 to this prospectus supplement but excludes 2 Mortgage Loans secured by hospitality properties representing
      2.2% of the Cut-Off Date Pool Balance.

(4)   A Mortgaged Property is considered "shadow anchored" if it is in close proximity to an anchored property.

(5)   Specifically, the fee interest in land which the ground tenant has improved and leased as a retail building. The retail building is not part of the loan collateral, and the source of funds for loan repayment is the ground rent payments made to the borrower.

                                     S-122

    MORTGAGED PROPERTIES BY PROPERTY TYPE FOR LOAN GROUP 1 MORTGAGE LOANS(1)

                                                         % OF
                          NUMBER OF     AGGREGATE    CUT-OFF DATE      AVERAGE        HIGHEST
                          MORTGAGED   CUT-OFF DATE      GROUP 1     CUT-OFF DATE   CUT-OFF DATE
     PROPERTY TYPE       PROPERTIES      BALANCE        BALANCE        BALANCE        BALANCE
----------------------- ------------ -------------- -------------- -------------- --------------

Office ................      23       $545,524,621        54.9%     $23,718,462    $112,500,000
Retail ................      33        323,689,689        32.6      $ 9,808,778    $ 99,834,321
 Retail -- Anchored ...      25        289,410,386        29.1      $11,576,415    $ 99,834,321
 Retail -- Shadow
  Anchored(4) .........       4         21,189,732         2.1      $ 5,297,433    $ 10,000,000
 Retail --
  Unanchored ..........       4         13,089,571         1.3      $ 3,272,393    $  5,595,161
Mobile Home Park ......      24         41,474,598         4.2      $ 1,728,108    $  5,832,000
Multifamily ...........       6         38,915,283         3.9      $ 6,485,881    $ 11,000,000
Hospitality ...........       2         25,241,729         2.5      $12,620,864    $ 13,424,920
Industrial ............       6         16,988,792         1.7      $ 2,831,465    $  7,393,083
Land(5) ...............       2          2,397,905         0.2      $ 1,198,952    $  1,248,909
                             --       ------------       -----
                             96       $994,232,617       100.0%     $10,356,590    $112,500,000
                             ==       ============       =====

                                                       WTD. AVG.
                                                         STATED
                                                       REMAINING
                           WTD. AVG.      WTD. AVG.     TERM TO                                        WTD. AVG.   WTD. AVG.
                         CUT-OFF DATE   LTV RATIO AT    MATURITY   WTD. AVG.    MINIMUM     MAXIMUM    OCCUPANCY   MORTGAGE
     PROPERTY TYPE         LTV RATIO     MATURITY(2)   (MOS.)(2)   DSC RATIO   DSC RATIO   DSC RATIO    RATE(3)      RATE
----------------------- -------------- -------------- ----------- ----------- ----------- ----------- ----------- ----------

Office ................       67.0%          60.9%         99        1.66x       1.23x       2.61x        95.7%      5.802%
Retail ................       68.9%          57.1%        113        1.52x       1.20x       2.14x        94.6%      5.473%
 Retail -- Anchored ...       68.7%          56.4%        115        1.53x       1.22x       2.14x        94.6%      5.450%
 Retail -- Shadow
  Anchored(4) .........       68.3%          62.8%         87        1.48x       1.20x       1.81x        93.5%      5.506%
 Retail --
  Unanchored ..........       74.8%          63.4%        119        1.37x       1.30x       1.42x        95.8%      5.938%
Mobile Home Park ......       79.9%          70.7%        112        1.32x       1.20x       1.35x        93.0%      5.543%
Multifamily ...........       78.9%          67.8%        119        1.31x       1.23x       1.42x        89.0%      5.336%
Hospitality ...........       69.9%          55.4%        119        1.47x       1.45x       1.49x        N/A        6.654%
Industrial ............       63.4%          53.8%        119        1.55x       1.38x       1.71x        98.4%      5.659%
Land(5) ...............       64.0%          54.0%        119        1.50x       1.48x       1.52x       100.0%      5.800%
                              68.6%          60.0%        106        1.58x       1.20x       2.61x        95.0%      5.685%

-------
(1)   Because this table presents information relating to the Mortgaged
      Properties and not the Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated amounts
      (allocating the Mortgage Loan principal balance to each of those properties by the appraised values of the Mortgaged Properties or the allocated loan amount as detailed in the related Mortgage Loan documents).

(2)   Calculated with respect to the Anticipated Repayment Date for ARD Loans.

(3)   Occupancy Rates were calculated based upon rent rolls made available to the applicable Mortgage Loan Seller by the related borrowers as of the rent roll date set forth on Annex A-1 to this prospectus supplement but excludes 2 Mortgage Loans secured by hospitality properties representing
      2.5% of the Cut-Off Date Group 1 Balance.

(4)   A Mortgaged Property is considered "shadow anchored" if it is in close proximity to an anchored property.

(5)   Specifically, the fee interest in land which the ground tenant has improved and leased as a retail building. The retail building is not part of the loan collateral, and the source of funds for loan repayment is the ground rent payments made to the borrower.

                                     S-123

    MORTGAGED PROPERTIES BY PROPERTY TYPE FOR LOAN GROUP 2 MORTGAGE LOANS(1)

                                                       % OF
                        NUMBER OF     AGGREGATE    CUT-OFF DATE      AVERAGE        HIGHEST
                        MORTGAGED   CUT-OFF DATE      GROUP 2     CUT-OFF DATE   CUT-OFF DATE
    PROPERTY TYPE      PROPERTIES      BALANCE        BALANCE        BALANCE        BALANCE
--------------------- ------------ -------------- -------------- -------------- --------------

Multifamily .........     17        $160,747,283       100.0%      $9,455,723    $51,150,000
                          --        ------------       -----
                          17        $160,747,283       100.0%      $9,455,723    $51,150,000
                          ==        ============       =====

                                                     WTD. AVG.
                                                       STATED
                                                     REMAINING
                         WTD. AVG.      WTD. AVG.     TERM TO                                        WTD. AVG.   WTD. AVG.
                       CUT-OFF DATE   LTV RATIO AT    MATURITY   WTD. AVG.    MINIMUM     MAXIMUM    OCCUPANCY   MORTGAGE
    PROPERTY TYPE        LTV RATIO     MATURITY(2)   (MOS.)(2)   DSC RATIO   DSC RATIO   DSC RATIO    RATE(3)      RATE
--------------------- -------------- -------------- ----------- ----------- ----------- ----------- ----------- ----------

Multifamily .........       74.9%          68.5%    93             1.43x       1.21x       1.70x        93.3%      5.423%
                            74.9%          68.5%    93             1.43x       1.21x       1.70x        93.3%      5.423%

-------
(1)   Because this table presents information relating to the Mortgaged
      Properties and not the Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated amounts
      (allocating the Mortgage Loan principal balance to each of those properties by the appraised values of the Mortgaged Properties or the allocated loan amount as detailed in the related Mortgage Loan documents).

(2)   Calculated with respect to the Anticipated Repayment Date for ARD Loans.

(3)   Occupancy Rates were calculated based upon rent rolls made available to the applicable Mortgage Loan Seller by the related borrowers as of the rent roll date set forth on Annex A-1 to this prospectus supplement.

                                     S-124

             RANGE OF CUT-OFF DATE BALANCES FOR ALL MORTGAGE LOANS

                                            AGGREGATE          % OF          AVERAGE
      RANGE OF CUT-OFF         NUMBER      CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
      DATE BALANCES ($)       OF LOANS       BALANCE       POOL BALANCE      BALANCE
---------------------------- ---------- ----------------- -------------- --------------

(less than)  2,000,000 .....    7        $   10,794,083          0.9%     $  1,542,012
2,000,001 -- 3,000,000 .....    8            20,129,024          1.7      $  2,516,128
3,000,001 -- 4,000,000 .....   14            48,018,354          4.2      $  3,429,882
4,000,001 -- 5,000,000 .....    7            31,179,126          2.7      $  4,454,161
5,000,001 -- 6,000,000 .....    7            38,871,012          3.4      $  5,553,002
6,000,001 -- 7,000,000 .....    2            13,676,175          1.2      $  6,838,088
7,000,001 -- 8,000,000 .....    4            29,551,008          2.6      $  7,387,752
8,000,001 -- 9,000,000 .....    2            16,883,283          1.5      $  8,441,642
9,000,001 -- 10,000,000 ....    2            19,250,000          1.7      $  9,625,000
10,000,001 -- 15,000,000 ...   15           190,459,598         16.5      $ 12,697,307
15,000,001 -- 20,000,000 ...    8           140,198,915         12.1      $ 17,524,864
20,000,001 -- 25,000,000 ...    3            64,050,000          5.5      $ 21,350,000
25,000,001 -- 30,000,000 ...    1            26,000,000          2.3      $ 26,000,000
30,000,001 -- 35,000,000 ...    1            30,480,000          2.6      $ 30,480,000
45,000,001 -- 50,000,000 ...    1            46,000,000          4.0      $ 46,000,000
50,000,001 -- 55,000,000 ...    1            51,150,000          4.4      $ 51,150,000
70,000,001 -- 75,000,000 ...    1            72,955,000          6.3      $ 72,955,000
80,000,001 -- 112,500,000 ..    3           305,334,321         26.4      $101,778,107
                               --        --------------        -----
                               87        $1,154,979,900        100.0%     $ 13,275,631
                               ==        ==============        =====

                                                                           WTD. AVG.
                                                                            STATED
                                                                           REMAINING
                                 HIGHEST       WTD. AVG.      WTD. AVG.     TERM TO               WTD. AVG.
      RANGE OF CUT-OFF        CUT-OFF DATE   CUT-OFF DATE   LTV RATIO AT   MATURITY   WTD. AVG.   MORTGAGE
      DATE BALANCES ($)          BALANCE       LTV RATIO      MATURITY*     (MOS.)*   DSC RATIO     RATE
---------------------------- -------------- -------------- -------------- ---------- ----------- ----------

(less than)  2,000,000 .....  $  2,000,000        69.4%          58.5%        119       1.43x       5.769%
2,000,001 -- 3,000,000 .....  $  2,939,430        64.6%          55.6%        111       1.56x       5.739%
3,000,001 -- 4,000,000 .....  $  4,000,000        70.9%          56.5%        126       1.40x       5.849%
4,000,001 -- 5,000,000 .....  $  4,800,000        74.1%          64.2%        112       1.36x       5.579%
5,000,001 -- 6,000,000 .....  $  5,984,373        75.9%          65.5%        114       1.37x       5.797%
6,000,001 -- 7,000,000 .....  $  6,951,055        70.7%          51.5%        147       1.24x       6.023%
7,000,001 -- 8,000,000 .....  $  7,484,290        72.5%          64.6%         93       1.44x       5.493%
8,000,001 -- 9,000,000 .....  $  8,791,295        79.3%          65.9%        119       1.29x       5.300%
9,000,001 -- 10,000,000 ....  $ 10,000,000        72.2%          69.1%         64       1.52x       5.401%
10,000,001 -- 15,000,000 ...  $ 14,611,158        74.5%          64.2%        115       1.41x       5.663%
15,000,001 -- 20,000,000 ...  $ 18,500,000        75.8%          66.5%        102       1.36x       5.782%
20,000,001 -- 25,000,000 ...  $ 22,750,000        76.0%          67.3%        105       1.26x       5.972%
25,000,001 -- 30,000,000 ...  $ 26,000,000        68.9%          61.7%        118       1.33x       5.550%
30,000,001 -- 35,000,000 ...  $ 30,480,000        80.0%          70.3%        119       1.35x       5.610%
45,000,001 -- 50,000,000 ...  $ 46,000,000        74.2%          74.2%         60       1.71x       5.570%
50,000,001 -- 55,000,000 ...  $ 51,150,000        71.7%          71.7%         59       1.59x       5.030%
70,000,001 -- 75,000,000 ...  $ 72,955,000        81.4%          72.6%        117       1.27x       6.260%
80,000,001 -- 112,500,000 ..  $112,500,000        55.0%          48.0%        101       2.01x       5.471%
                              $112,500,000        69.5%          61.2%        104       1.56x       5.648%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                                     S-125

         RANGE OF CUT-OFF DATE BALANCES FOR LOAN GROUP 1 MORTGAGE LOANS

                                                            % OF
                                           AGGREGATE    CUT-OFF DATE      AVERAGE
      RANGE OF CUT-OFF         NUMBER    CUT-OFF DATE      GROUP 1     CUT-OFF DATE
      DATE BALANCES ($)       OF LOANS      BALANCE        BALANCE        BALANCE
---------------------------- ---------- -------------- -------------- --------------

(less than)  2,000,000 .....     6       $  8,794,083         0.9%     $  1,465,680
2,000,001 -- 3,000,000 .....     7         17,757,618         1.8      $  2,536,803
3,000,001 -- 4,000,000 .....    11         37,123,130         3.7      $  3,374,830
4,000,001 -- 5,000,000 .....     3         13,515,000         1.4      $  4,505,000
5,000,001 -- 6,000,000 .....     6         33,334,132         3.4      $  5,555,689
6,000,001 -- 7,000,000 .....     2         13,676,175         1.4      $  6,838,088
7,000,001 -- 8,000,000 .....     3         22,351,008         2.2      $  7,450,336
8,000,001 -- 9,000,000 .....     2         16,883,283         1.7      $  8,441,642
9,000,001 -- 10,000,000 ....     2         19,250,000         1.9      $  9,625,000
10,000,001 -- 15,000,000 ...    10        126,529,952        12.7      $ 12,652,995
15,000,001 -- 20,000,000 ...     8        140,198,915        14.1      $ 17,524,864
20,000,001 -- 25,000,000 ...     3         64,050,000         6.4      $ 21,350,000
25,000,001 -- 30,000,000 ...     1         26,000,000         2.6      $ 26,000,000
30,000,001 -- 35,000,000 ...     1         30,480,000         3.1      $ 30,480,000
45,000,001 -- 50,000,000 ...     1         46,000,000         4.6      $ 46,000,000
70,000,001 -- 75,000,000 ...     1         72,955,000         7.3      $ 72,955,000
80,000,001 -- 112,500,000 ..     3        305,334,321        30.7      $101,778,107
                                --       ------------       -----
                                70       $994,232,617       100.0%     $ 14,203,323
                                ==       ============       =====

                                                                           WTD. AVG.
                                                                            STATED
                                                                           REMAINING
                                 HIGHEST       WTD. AVG.      WTD. AVG.     TERM TO               WTD. AVG.
      RANGE OF CUT-OFF        CUT-OFF DATE   CUT-OFF DATE   LTV RATIO AT   MATURITY   WTD. AVG.   MORTGAGE
      DATE BALANCES ($)          BALANCE       LTV RATIO      MATURITY*     (MOS.)*   DSC RATIO     RATE
---------------------------- -------------- -------------- -------------- ---------- ----------- ----------

(less than)  2,000,000 .....  $  1,891,951        67.0%          56.2%        119       1.48x       5.796%
2,000,001 -- 3,000,000 .....  $  2,939,430        62.6%          54.1%        110       1.60x       5.738%
3,000,001 -- 4,000,000 .....  $  4,000,000        68.3%          53.3%        129       1.40x       5.914%
4,000,001 -- 5,000,000 .....  $  4,640,000        68.9%          60.2%        115       1.40x       5.718%
5,000,001 -- 6,000,000 .....  $  5,984,373        76.7%          67.6%        103       1.38x       5.680%
6,000,001 -- 7,000,000 .....  $  6,951,055        70.7%          51.5%        147       1.24x       6.023%
7,000,001 -- 8,000,000 .....  $  7,484,290        70.1%          60.4%        105       1.48x       5.603%
8,000,001 -- 9,000,000 .....  $  8,791,295        79.3%          65.9%        119       1.29x       5.300%
9,000,001 -- 10,000,000 ....  $ 10,000,000        72.2%          69.1%         64       1.52x       5.401%
10,000,001 -- 15,000,000 ...  $ 14,611,158        74.1%          62.9%        119       1.42x       5.691%
15,000,001 -- 20,000,000 ...  $ 18,500,000        75.8%          66.5%        102       1.36x       5.782%
20,000,001 -- 25,000,000 ...  $ 22,750,000        76.0%          67.3%        105       1.26x       5.972%
25,000,001 -- 30,000,000 ...  $ 26,000,000        68.9%          61.7%        118       1.33x       5.550%
30,000,001 -- 35,000,000 ...  $ 30,480,000        80.0%          70.3%        119       1.35x       5.610%
45,000,001 -- 50,000,000 ...  $ 46,000,000        74.2%          74.2%         60       1.71x       5.570%
70,000,001 -- 75,000,000 ...  $ 72,955,000        81.4%          72.6%        117       1.27x       6.260%
80,000,001 -- 112,500,000 ..  $112,500,000        55.0%          48.0%        101       2.01x       5.471%
                              $112,500,000        68.6%          60.0%        106       1.58x       5.685%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                                     S-126

         RANGE OF CUT-OFF DATE BALANCES FOR LOAN GROUP 2 MORTGAGE LOANS

                                                           % OF
                                          AGGREGATE    CUT-OFF DATE      AVERAGE
      RANGE OF CUT-OFF        NUMBER    CUT-OFF DATE      GROUP 2     CUT-OFF DATE
     DATE BALANCES ($)       OF LOANS      BALANCE        BALANCE        BALANCE
--------------------------- ---------- -------------- -------------- --------------

(less than)  2,000,000 ....     1       $  2,000,000         1.2%     $ 2,000,000
2,000,001 -- 3,000,000 ....     1          2,371,406         1.5      $ 2,371,406
3,000,001 -- 4,000,000 ....     3         10,895,225         6.8      $ 3,631,742
4,000,001 -- 5,000,000 ....     4         17,664,126        11.0      $ 4,416,032
5,000,001 -- 6,000,000 ....     1          5,536,880         3.4      $ 5,536,880
7,000,001 -- 8,000,000 ....     1          7,200,000         4.5      $ 7,200,000
10,000,001 -- 15,000,000 ..     5         63,929,646        39.8      $12,785,929
50,000,001 -- 51,150,000 ..     1         51,150,000        31.8      $51,150,000
                               --       ------------       -----
                               17       $160,747,283       100.0%     $ 9,455,723
                               ==       ============       =====

                                                                          WTD. AVG.
                                                                           STATED
                                                                          REMAINING
                                HIGHEST       WTD. AVG.      WTD. AVG.     TERM TO               WTD. AVG.
      RANGE OF CUT-OFF       CUT-OFF DATE   CUT-OFF DATE   LTV RATIO AT   MATURITY   WTD. AVG.   MORTGAGE
     DATE BALANCES ($)          BALANCE       LTV RATIO      MATURITY*     (MOS.)*   DSC RATIO     RATE
--------------------------- -------------- -------------- -------------- ---------- ----------- ----------

(less than)  2,000,000 ....  $ 2,000,000         80.0%          68.8%        119       1.23x       5.650%
2,000,001 -- 3,000,000 ....  $ 2,371,406         79.0%          66.7%        118       1.29x       5.750%
3,000,001 -- 4,000,000 ....  $ 3,889,278         79.6%          67.5%        118       1.37x       5.625%
4,000,001 -- 5,000,000 ....  $ 4,800,000         78.1%          67.2%        110       1.32x       5.472%
5,000,001 -- 6,000,000 ....  $ 5,536,880         71.0%          53.2%        177       1.31x       6.500%
7,000,001 -- 8,000,000 ....  $ 7,200,000         80.0%          77.8%         59       1.31x       5.150%
10,000,001 -- 15,000,000 ..  $13,500,000         75.2%          66.7%        107       1.38x       5.607%
50,000,001 -- 51,150,000 ..  $51,150,000         71.7%          71.7%         59       1.59x       5.030%
                             $51,150,000         74.9%          68.5%         93       1.43x       5.423%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                                     S-127

            MORTGAGED PROPERTIES BY STATE FOR ALL MORTGAGE LOANS(1)

                                                        % OF
                      NUMBER OF      AGGREGATE      CUT-OFF DATE      AVERAGE
                      MORTGAGED     CUT-OFF DATE        POOL       CUT-OFF DATE
       STATE         PROPERTIES       BALANCE          BALANCE        BALANCE
------------------- ------------ ----------------- -------------- --------------

NJ ................       11      $  159,109,106         13.8%     $14,464,464
IL ................        3         122,095,161         10.6      $40,698,387
CA ................        9         117,761,668         10.2      $13,084,630
 Northern(3) ......        5          76,600,000          6.6      $15,320,000
 Southern(3) ......        4          41,161,668          3.6      $10,290,417
NY ................        2         111,000,000          9.6      $55,500,000
SC ................        2         102,557,683          8.9      $51,278,841
FL ................       12          72,875,221          6.3      $ 6,072,935
AZ ................        2          58,350,000          5.1      $29,175,000
WA ................        3          45,295,865          3.9      $15,098,622
PA ................        6          41,355,076          3.6      $ 6,892,513
TX ................        6          38,354,186          3.3      $ 6,392,364
WI ................       23          36,160,000          3.1      $ 1,572,174
MD ................        3          34,790,000          3.0      $11,596,667
VA ................        5          29,714,985          2.6      $ 5,942,997
CT ................        2          25,650,000          2.2      $12,825,000
DC ................        2          25,121,406          2.2      $12,560,703
GA ................        4          22,528,472          2.0      $ 5,632,118
CO ................        2          19,641,484          1.7      $ 9,820,742
NC ................        2          16,883,283          1.5      $ 8,441,642
MS ................        3          13,080,000          1.1      $ 4,360,000
DE ................        1          12,721,065          1.1      $12,721,065
OK ................        1          12,500,000          1.1      $12,500,000
TN ................        1          12,240,000          1.1      $12,240,000
OH ................        3           8,903,128          0.8      $ 2,967,709
NE ................        1           5,984,373          0.5      $ 5,984,373
AL ................        1           4,275,889          0.4      $ 4,275,889
IN ................        1           3,074,174          0.3      $ 3,074,174
MN ................        1           1,573,674          0.1      $ 1,573,674
MI ................        1           1,384,000          0.1      $ 1,384,000
                          --      --------------        -----
                         113      $1,154,979,900        100.0%     $10,221,061
                         ===      ==============        =====

                                                                     WTD. AVG.
                                                                      STATED
                                                                     REMAINING
                        HIGHEST       WTD. AVG.       WTD. AVG.       TERM TO                WTD. AVG.
                     CUT-OFF DATE   CUT-OFF DATE      LTV RATIO      MATURITY    WTD. AVG.   MORTGAGE
       STATE            BALANCE       LTV RATIO    AT MATURITY(2)   (MOS.) (2)   DSC RATIO     RATE
------------------- -------------- -------------- ---------------- ------------ ----------- ----------

NJ ................  $ 27,683,817        79.3%           69.2%          111        1.28x       6.118%
IL ................  $112,500,000        54.1%           48.7%          118        1.71x       5.866%
CA ................  $ 46,000,000        71.1%           66.5%           90        1.51x       5.566%
 Northern(3) ......  $ 46,000,000        71.1%           68.3%           83        1.57x       5.567%
 Southern(3) ......  $ 18,500,000        71.1%           63.0%          102        1.42x       5.563%
NY ................  $ 93,000,000        56.2%           54.6%           69        2.39x       5.444%
SC ................  $ 99,834,321        60.6%           45.2%          119        1.76x       5.115%
FL ................  $ 12,989,646        69.5%           60.6%           99        1.50x       5.862%
AZ ................  $ 51,150,000        72.8%           72.5%           59        1.56x       5.045%
WA ................  $ 17,910,000        73.1%           63.9%          105        1.37x       5.452%
PA ................  $ 14,611,158        73.4%           63.1%          106        1.50x       5.567%
TX ................  $ 14,056,000        75.0%           58.2%          130        1.31x       5.786%
WI ................  $  5,832,000        80.0%           70.3%          119        1.33x       5.610%
MD ................  $ 17,650,000        75.3%           65.6%          118        1.32x       5.883%
VA ................  $ 13,424,920        70.9%           53.4%          142        1.41x       6.428%
CT ................  $ 13,650,000        74.9%           67.3%          118        1.45x       5.450%
DC ................  $ 22,750,000        76.4%           71.4%           85        1.24x       5.478%
GA ................  $ 12,700,000        74.3%           65.4%          118        1.29x       5.846%
CO ................  $ 16,770,484        74.6%           64.9%          113        1.47x       6.088%
NC ................  $  8,791,295        79.3%           65.9%          119        1.29x       5.300%
MS ................  $  5,160,000        80.0%           69.5%          118        1.39x       5.178%
DE ................  $ 12,721,065        74.0%           60.9%          118        1.64x       5.000%
OK ................  $ 12,500,000        79.1%           69.4%          118        1.22x       5.590%
TN ................  $ 12,240,000        80.0%           76.0%           56        1.28x       5.270%
OH ................  $  3,268,805        67.1%           56.7%          118        1.34x       5.850%
NE ................  $  5,984,373        74.8%           63.8%          117        1.45x       6.100%
AL ................  $  4,275,889        77.0%           68.9%           83        1.24x       5.420%
IN ................  $  3,074,174        69.1%           58.4%          118        1.30x       5.850%
MN ................  $  1,573,674        73.2%           62.0%          119        1.36x       5.940%
MI ................  $  1,384,000        80.0%           70.3%          119        1.35x       5.610%
                     $112,500,000        69.5%           61.2%          104        1.56x       5.648%

-------
(1)   Because this table presents information relating to the Mortgaged
      Properties and not the Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated amounts
      (allocating the Mortgage Loan principal balance to each of those properties by the appraised values of the Mortgaged Properties or the allocated loan amount as detailed in the related Mortgage Loan documents).

(2)   Calculated with respect to the Anticipated Repayment Date for ARD Loans.

(3)   For purposes of determining whether a Mortgaged Property is in Northern
      California or Southern California, Mortgaged Properties north of San Luis
      Obispo County, Kern County and San Bernardino County were included in
      Northern California and Mortgaged Properties in or south of such counties were included in Southern California.

                                     S-128

        MORTGAGED PROPERTIES BY STATE FOR LOAN GROUP 1 MORTGAGE LOANS(1)

                                                    % OF
                     NUMBER OF     AGGREGATE    CUT-OFF DATE      AVERAGE
                     MORTGAGED   CUT-OFF DATE      GROUP 1     CUT-OFF DATE
       STATE        PROPERTIES      BALANCE        BALANCE        BALANCE
------------------ ------------ -------------- -------------- --------------

NJ ...............    11         $159,109,106        16.0%     $14,464,464
IL ...............     3          122,095,161        12.3      $40,698,387
NY ...............     2          111,000,000        11.2      $55,500,000
CA ...............     8          104,261,668        10.5      $13,032,708
 Northern(3) .....     5           76,600,000         7.7      $15,320,000
 Southern(3) .....     3           27,661,668         2.8      $ 9,220,556
SC ...............     2          102,557,683        10.3      $51,278,841
FL ...............    10           55,996,297         5.6      $ 5,599,630
WA ...............     3           45,295,865         4.6      $15,098,622
WI ...............    23           36,160,000         3.6      $ 1,572,174
MD ...............     3           34,790,000         3.5      $11,596,667
TX ...............     5           34,468,240         3.5      $ 6,893,648
PA ...............     4           32,766,839         3.3      $ 8,191,710
CT ...............     2           25,650,000         2.6      $12,825,000
DC ...............     1           22,750,000         2.3      $22,750,000
VA ...............     3           22,178,105         2.2      $ 7,392,702
CO ...............     2           19,641,484         2.0      $ 9,820,742
NC ...............     2           16,883,283         1.7      $ 8,441,642
DE ...............     1           12,721,065         1.3      $12,721,065
GA ...............     3            9,828,472         1.0      $ 3,276,157
OH ...............     3            8,903,128         0.9      $ 2,967,709
NE ...............     1            5,984,373         0.6      $ 5,984,373
MS ...............     1            5,160,000         0.5      $ 5,160,000
IN ...............     1            3,074,174         0.3      $ 3,074,174
MN ...............     1            1,573,674         0.2      $ 1,573,674
MI ...............     1            1,384,000         0.1      $ 1,384,000
                      --         ------------       -----
                      96         $994,232,617       100.0%     $10,356,590
                      ==         ============       =====

                                                                   WTD. AVG.
                                                                     STATED
                                                                   REMAINING
                       HIGHEST       WTD. AVG.       WTD. AVG.      TERM TO                WTD. AVG.
                    CUT-OFF DATE   CUT-OFF DATE      LTV RATIO      MATURITY   WTD. AVG.   MORTGAGE
       STATE           BALANCE       LTV RATIO    AT MATURITY(2)   (MOS.)(2)   DSC RATIO     RATE
------------------ -------------- -------------- ---------------- ----------- ----------- ----------

NJ ...............  $ 27,683,817        79.3%           69.2%         111        1.28x       6.118%
IL ...............  $112,500,000        54.1%           48.7%         118        1.71x       5.866%
NY ...............  $ 93,000,000        56.2%           54.6%          69        2.39x       5.444%
CA ...............  $ 46,000,000        70.9%           67.1%          86        1.52x       5.617%
 Northern(3) .....  $ 46,000,000        71.1%           68.3%          83        1.57x       5.567%
 Southern(3) .....  $ 18,500,000        70.2%           63.6%          93        1.40x       5.755%
SC ...............  $ 99,834,321        60.6%           45.2%         119        1.76x       5.115%
FL ...............  $ 11,816,809        69.9%           61.5%          93        1.47x       5.795%
WA ...............  $ 17,910,000        73.1%           63.9%         105        1.37x       5.452%
WI ...............  $  5,832,000        80.0%           70.3%         119        1.33x       5.610%
MD ...............  $ 17,650,000        75.3%           65.6%         118        1.32x       5.883%
TX ...............  $ 14,056,000        74.4%           57.3%         131        1.30x       5.789%
PA ...............  $ 14,611,158        72.3%           62.6%         103        1.53x       5.538%
CT ...............  $ 13,650,000        74.9%           67.3%         118        1.45x       5.450%
DC ...............  $ 22,750,000        76.1%           71.9%          82        1.23x       5.450%
VA ...............  $ 13,424,920        70.0%           52.1%         135        1.46x       6.480%
CO ...............  $ 16,770,484        74.6%           64.9%         113        1.47x       6.088%
NC ...............  $  8,791,295        79.3%           65.9%         119        1.29x       5.300%
DE ...............  $ 12,721,065        74.0%           60.9%         118        1.64x       5.000%
GA ...............  $  3,330,519        67.2%           56.8%         118        1.40x       5.828%
OH ...............  $  3,268,805        67.1%           56.7%         118        1.34x       5.850%
NE ...............  $  5,984,373        74.8%           63.8%         117        1.45x       6.100%
MS ...............  $  5,160,000        80.0%           69.6%         118        1.42x       5.220%
IN ...............  $  3,074,174        69.1%           58.4%         118        1.30x       5.850%
MN ...............  $  1,573,674        73.2%           62.0%         119        1.36x       5.940%
MI ...............  $  1,384,000        80.0%           70.3%         119        1.35x       5.610%
                    $112,500,000        68.6%           60.0%         106        1.58x       5.685%

-------
(1)   Because this table presents information relating to the Mortgaged
      Properties and not the Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated amounts
      (allocating the Mortgage Loan principal balance to each of those properties by the appraised values of the Mortgaged Properties or the allocated loan amount as detailed in the related Mortgage Loan documents).

(2)   Calculated with respect to the Anticipated Repayment Date for ARD Loans.

(3)   For purposes of determining whether a Mortgaged Property is in Northern
      California or Southern California, Mortgaged Properties north of San Luis
      Obispo County, Kern County and San Bernardino County were included in
      Northern California and Mortgaged Properties in or south of such counties were included in Southern California.

                                     S-129

        MORTGAGED PROPERTIES BY STATE FOR LOAN GROUP 2 MORTGAGE LOANS(1)

                                                       % OF
                        NUMBER OF     AGGREGATE    CUT-OFF DATE      AVERAGE
                        MORTGAGED   CUT-OFF DATE      GROUP 2     CUT-OFF DATE
        STATE          PROPERTIES      BALANCE        BALANCE        BALANCE
--------------------- ------------ -------------- -------------- --------------

AZ ..................       2       $ 58,350,000        36.3%     $29,175,000
FL ..................       2         16,878,925        10.5      $ 8,439,462
CA ..................       1         13,500,000         8.4      $13,500,000
 Southern(3) ........       1         13,500,000         8.4      $13,500,000
GA ..................       1         12,700,000         7.9      $12,700,000
OK ..................       1         12,500,000         7.8      $12,500,000
TN ..................       1         12,240,000         7.6      $12,240,000
PA ..................       2          8,588,237         5.3      $ 4,294,119
MS ..................       2          7,920,000         4.9      $ 3,960,000
VA ..................       2          7,536,880         4.7      $ 3,768,440
AL ..................       1          4,275,889         2.7      $ 4,275,889
TX ..................       1          3,885,946         2.4      $ 3,885,946
DC ..................       1          2,371,406         1.5      $ 2,371,406
                            -       ------------       -----
                           17       $160,747,283       100.0%     $ 9,455,723
                           ==       ============       =====

                                                                      WTD. AVG.
                                                                        STATED
                                                                      REMAINING
                          HIGHEST       WTD. AVG.       WTD. AVG.      TERM TO
                       CUT-OFF DATE   CUT-OFF DATE      LTV RATIO      MATURITY   WTD. AVG.     WTD. AVG.
        STATE             BALANCE       LTV RATIO    AT MATURITY(2)   (MOS.)(2)   DSC RATIO   MORTGAGE RATE
--------------------- -------------- -------------- ---------------- ----------- ----------- --------------

AZ ..................  $51,150,000         72.8%           72.5%          59        1.56x         5.045%
FL ..................  $12,989,646         68.0%           57.9%         119        1.60x         6.085%
CA ..................  $13,500,000         73.0%           61.9%         119        1.46x         5.170%
 Southern(3) ........  $13,500,000         73.0%           61.9%         119        1.46x         5.170%
GA ..................  $12,700,000         79.9%           72.0%         118        1.21x         5.860%
OK ..................  $12,500,000         79.1%           69.4%         118        1.22x         5.590%
TN ..................  $12,240,000         80.0%           76.0%          56        1.28x         5.270%
PA ..................  $ 4,400,000         77.5%           65.2%         119        1.36x         5.677%
MS ..................  $ 4,800,000         80.0%           69.5%         118        1.38x         5.150%
VA ..................  $ 5,536,880         73.4%           57.3%         162        1.29x         6.274%
AL ..................  $ 4,275,889         77.0%           68.9%          83        1.24x         5.420%
TX ..................  $ 3,885,946         79.6%           66.3%         119        1.38x         5.760%
DC ..................  $ 2,371,406         79.0%           66.7%         118        1.29x         5.750%
                       $51,150,000         74.9%           68.5%          93        1.43x         5.423%

-------
(1)   Because this table presents information relating to the Mortgaged
      Properties and not the Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated amounts
      (allocating the Mortgage Loan principal balance to each of those properties by the appraised values of the Mortgaged Properties or the allocated loan amount as detailed in the related Mortgage Loan documents).

(2)   Calculated with respect to the Anticipated Repayment Date for ARD Loans.

(3)   For purposes of determining whether a Mortgaged Property is in Northern
      California or Southern California, Mortgaged Properties north of San Luis
      Obispo County, Kern County and San Bernardino County were included in
      Northern California and Mortgaged Properties in or south of such counties were included in Southern California.

                                     S-130

            RANGE OF UNDERWRITTEN DSC RATIOS FOR ALL MORTGAGE LOANS

                                                                            % OF
                                                         AGGREGATE      CUT-OFF DATE      AVERAGE
                                            NUMBER      CUT-OFF DATE        POOL       CUT-OFF DATE
   RANGE OF UNDERWRITTEN DSC RATIOS (x)    OF LOANS       BALANCE          BALANCE        BALANCE
----------------------------------------- ---------- ----------------- -------------- --------------

1.20 -- 1.24 ............................    12       $  112,838,155          9.8%     $ 9,403,180
1.25 -- 1.29 ............................    15          198,100,522         17.2      $13,206,701
1.30 -- 1.34 ............................    13          111,950,424          9.7      $ 8,611,571
1.35 -- 1.39 ............................    13          120,644,223         10.4      $ 9,280,325
1.40 -- 1.44 ............................     5           22,680,929          2.0      $ 4,536,186
1.45 -- 1.49 ............................    12          102,236,195          8.9      $ 8,519,683
1.50 -- 1.54 ............................     2           13,248,909          1.1      $ 6,624,454
1.55 -- 1.59 ............................     2           65,761,158          5.7      $32,880,579
1.60 -- 1.64 ............................     1           12,721,065          1.1      $12,721,065
1.65 -- 1.69 ............................     1           10,000,000          0.9      $10,000,000
1.70 -- 1.74 ............................     4          178,882,729         15.5      $44,720,682
1.75 -- 1.79 ............................     2          101,726,272          8.8      $50,863,136
1.80 -- 1.84 ............................     1            2,028,064          0.2      $ 2,028,064
1.90 -- 1.94 ............................     1            4,000,000          0.3      $ 4,000,000
2.00 -- 2.04 ............................     1            2,290,256          0.2      $ 2,290,256
2.10 -- 2.14 ............................     1            2,871,000          0.2      $ 2,871,000
2.30 -- 2.61 ............................     1           93,000,000          8.1      $93,000,000
                                             --       --------------        -----
                                             87       $1,154,979,900        100.0%     $13,275,631
                                             ==       ==============        =====

                                                                                        WTD. AVG.
                                                                                         STATED
                                                                                        REMAINING
                                              HIGHEST       WTD. AVG.      WTD. AVG.     TERM TO               WTD. AVG.
                                           CUT-OFF DATE   CUT-OFF DATE     LTV RATIO    MATURITY   WTD. AVG.   MORTGAGE
   RANGE OF UNDERWRITTEN DSC RATIOS (x)       BALANCE       LTV RATIO    AT MATURITY*    (MOS.)*   DSC RATIO     RATE
----------------------------------------- -------------- -------------- -------------- ---------- ----------- ----------

1.20 -- 1.24 ............................  $ 22,750,000        77.5%          68.2%        107       1.22x       5.681%
1.25 -- 1.29 ............................  $ 72,955,000        78.5%          67.3%        118       1.27x       6.003%
1.30 -- 1.34 ............................  $ 26,000,000        74.8%          65.7%        108       1.32x       5.645%
1.35 -- 1.39 ............................  $ 30,480,000        75.6%          65.5%        112       1.37x       5.695%
1.40 -- 1.44 ............................  $  5,595,161        76.0%          65.3%        118       1.42x       5.685%
1.45 -- 1.49 ............................  $ 18,500,000        70.8%          61.2%        104       1.47x       5.829%
1.50 -- 1.54 ............................  $ 12,000,000        69.0%          63.5%        119       1.54x       5.411%
1.55 -- 1.59 ............................  $ 51,150,000        72.4%          69.7%         72       1.59x       5.130%
1.60 -- 1.64 ............................  $ 12,721,065        74.0%          60.9%        118       1.64x       5.000%
1.65 -- 1.69 ............................  $ 10,000,000        69.4%          69.4%         57       1.67x       5.430%
1.70 -- 1.74 ............................  $112,500,000        59.8%          55.4%        103       1.72x       5.793%
1.75 -- 1.79 ............................  $ 99,834,321        60.0%          44.6%        119       1.77x       5.101%
1.80 -- 1.84 ............................  $  2,028,064        65.4%          56.9%         99       1.81x       5.450%
1.90 -- 1.94 ............................  $  4,000,000        52.6%          49.3%        118       1.91x       6.080%
2.00 -- 2.04 ............................  $  2,290,256        44.3%          34.1%        117       2.02x       5.700%
2.10 -- 2.14 ............................  $  2,871,000        55.0%          55.0%         81       2.14x       5.550%
2.30 -- 2.61 ............................  $ 93,000,000        51.7%          51.7%         60       2.61x       5.410%
                                           $112,500,000        69.5%          61.2%        104       1.56x       5.648%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                                     S-131

        RANGE OF UNDERWRITTEN DSC RATIOS FOR LOAN GROUP 1 MORTGAGE LOANS

                                                                      % OF
                                                     AGGREGATE    CUT-OFF DATE      AVERAGE
                                         NUMBER    CUT-OFF DATE      GROUP 1     CUT-OFF DATE
 RANGE OF UNDERWRITTEN DSC RATIOS (x)   OF LOANS      BALANCE        BALANCE        BALANCE
-------------------------------------- ---------- -------------- -------------- --------------

1.20 -- 1.24 .........................     8       $ 81,362,266         8.2%     $10,170,283
1.25 -- 1.29 .........................    12        179,599,838        18.1      $14,966,653
1.30 -- 1.34 .........................     9         90,013,544         9.1      $10,001,505
1.35 -- 1.39 .........................    12        116,758,277        11.7      $ 9,729,856
1.40 -- 1.44 .........................     4         18,492,692         1.9      $ 4,623,173
1.45 -- 1.49 .........................    10         85,616,195         8.6      $ 8,561,619
1.50 -- 1.54 .........................     2         13,248,909         1.3      $ 6,624,454
1.55 -- 1.59 .........................     1         14,611,158         1.5      $14,611,158
1.60 -- 1.64 .........................     1         12,721,065         1.3      $12,721,065
1.65 -- 1.69 .........................     1         10,000,000         1.0      $10,000,000
1.70 -- 1.74 .........................     3        165,893,083        16.7      $55,297,694
1.75 -- 1.79 .........................     2        101,726,272        10.2      $50,863,136
1.80 -- 1.84 .........................     1          2,028,064         0.2      $ 2,028,064
1.90 -- 1.94 .........................     1          4,000,000         0.4      $ 4,000,000
2.00 -- 2.04 .........................     1          2,290,256         0.2      $ 2,290,256
2.10 -- 2.14 .........................     1          2,871,000         0.3      $ 2,871,000
2.30 -- 2.61 .........................     1         93,000,000         9.4      $93,000,000
                                          --       ------------       -----
                                          70       $994,232,617       100.0%     $14,203,323
                                          ==       ============       =====

                                                                                     WTD. AVG.
                                                                                      STATED
                                                                                     REMAINING
                                           HIGHEST       WTD. AVG.      WTD. AVG.     TERM TO               WTD. AVG.
                                        CUT-OFF DATE   CUT-OFF DATE     LTV RATIO    MATURITY   WTD. AVG.   MORTGAGE
 RANGE OF UNDERWRITTEN DSC RATIOS (x)      BALANCE       LTV RATIO    AT MATURITY*    (MOS.)*   DSC RATIO     RATE
-------------------------------------- -------------- -------------- -------------- ---------- ----------- ----------

1.20 -- 1.24 .........................  $ 22,750,000        76.9%          67.4%        105       1.23x       5.682%
1.25 -- 1.29 .........................  $ 72,955,000        78.4%          66.7%        122       1.27x       6.060%
1.30 -- 1.34 .........................  $ 26,000,000        74.1%          65.2%        107       1.32x       5.662%
1.35 -- 1.39 .........................  $ 30,480,000        75.4%          65.4%        112       1.37x       5.693%
1.40 -- 1.44 .........................  $  5,595,161        76.2%          65.7%        119       1.42x       5.661%
1.45 -- 1.49 .........................  $ 18,500,000        70.2%          60.8%        101       1.47x       5.957%
1.50 -- 1.54 .........................  $ 12,000,000        69.0%          63.5%        119       1.54x       5.411%
1.55 -- 1.59 .........................  $ 14,611,158        74.9%          62.6%        119       1.57x       5.480%
1.60 -- 1.64 .........................  $ 12,721,065        74.0%          60.9%        118       1.64x       5.000%
1.65 -- 1.69 .........................  $ 10,000,000        69.4%          69.4%         57       1.67x       5.430%
1.70 -- 1.74 .........................  $112,500,000        59.4%          55.4%        102       1.72x       5.765%
1.75 -- 1.79 .........................  $ 99,834,321        60.0%          44.6%        119       1.77x       5.101%
1.80 -- 1.84 .........................  $  2,028,064        65.4%          56.9%         99       1.81x       5.450%
1.90 -- 1.94 .........................  $  4,000,000        52.6%          49.3%        118       1.91x       6.080%
2.00 -- 2.04 .........................  $  2,290,256        44.3%          34.1%        117       2.02x       5.700%
2.10 -- 2.14 .........................  $  2,871,000        55.0%          55.0%         81       2.14x       5.550%
2.30 -- 2.61 .........................  $ 93,000,000        51.7%          51.7%         60       2.61x       5.410%
                                        $112,500,000        68.6%          60.0%        106       1.58x       5.685%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                                     S-132

        RANGE OF UNDERWRITTEN DSC RATIOS FOR LOAN GROUP 2 MORTGAGE LOANS

                                                                         % OF
                                                        AGGREGATE    CUT-OFF DATE      AVERAGE
                                            NUMBER    CUT-OFF DATE      GROUP 2     CUT-OFF DATE
   RANGE OF UNDERWRITTEN DSC RATIOS (x)    OF LOANS      BALANCE        BALANCE        BALANCE
----------------------------------------- ---------- -------------- -------------- --------------

1.20 -- 1.24 ............................       4     $ 31,475,889        19.6%     $ 7,868,972
1.25 -- 1.29 ............................       3       18,500,684        11.5      $ 6,166,895
1.30 -- 1.34 ............................       4       21,936,880        13.6      $ 5,484,220
1.35 -- 1.39 ............................       1        3,885,946         2.4      $ 3,885,946
1.40 -- 1.44 ............................       1        4,188,237         2.6      $ 4,188,237
1.45 -- 1.49 ............................       2       16,620,000        10.3      $ 8,310,000
1.55 -- 1.59 ............................       1       51,150,000        31.8      $51,150,000
1.70 -- 1.70 ............................       1       12,989,646         8.1      $12,989,646
                                               --     ------------       -----
                                               17     $160,747,283       100.0%     $ 9,455,723
                                               ==     ============       =====

                                                                                        WTD. AVG.
                                                                                         STATED
                                                                                        REMAINING
                                              HIGHEST       WTD. AVG.      WTD. AVG.     TERM TO
                                           CUT-OFF DATE   CUT-OFF DATE     LTV RATIO    MATURITY   WTD. AVG.     WTD. AVG.
   RANGE OF UNDERWRITTEN DSC RATIOS (x)       BALANCE       LTV RATIO    AT MATURITY*    (MOS.)*   DSC RATIO   MORTGAGE RATE
----------------------------------------- -------------- -------------- -------------- ---------- ----------- --------------

1.20 -- 1.24 ............................  $12,700,000         79.2%          70.4%        113       1.22x         5.680%
1.25 -- 1.29 ............................  $12,240,000         79.7%          73.0%         77       1.28x         5.458%
1.30 -- 1.34 ............................  $ 7,200,000         77.7%          67.6%        114       1.31x         5.575%
1.35 -- 1.39 ............................  $ 3,885,946         79.6%          66.3%        119       1.38x         5.760%
1.40 -- 1.44 ............................  $ 4,188,237         74.9%          63.3%        117       1.42x         5.790%
1.45 -- 1.49 ............................  $13,500,000         74.3%          63.3%        119       1.46x         5.166%
1.55 -- 1.59 ............................  $51,150,000         71.7%          71.7%         59       1.59x         5.030%
1.70 -- 1.70 ............................  $12,989,646         64.6%          55.1%        119       1.70x         6.150%
                                           $51,150,000         74.9%          68.5%         93       1.43x         5.423%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

       RANGE OF LTV RATIOS FOR ALL MORTGAGE LOANS AS OF THE CUT-OFF DATE

                                                            % OF
                                         AGGREGATE      CUT-OFF DATE      AVERAGE
                            NUMBER      CUT-OFF DATE        POOL       CUT-OFF DATE
 RANGE OF LTV RATIOS (%)   OF LOANS       BALANCE          BALANCE        BALANCE
------------------------- ---------- ----------------- -------------- --------------

40.01 -- 50.00 ..........     2       $    4,182,207          0.4%     $ 2,091,103
50.01 -- 55.00 ..........     5          216,971,000         18.8      $43,394,200
60.01 -- 65.00 ..........     8          132,902,649         11.5      $16,612,831
65.01 -- 70.00 ..........    14          119,719,851         10.4      $ 8,551,418
70.01 -- 75.00 ..........    23          289,524,817         25.1      $12,588,036
75.01 -- 80.00 ..........    34          318,724,377         27.6      $ 9,374,246
80.01 -- 81.42 ..........     1           72,955,000          6.3      $72,955,000
                             --       --------------        -----
                             87       $1,154,979,900        100.0%     $13,275,631
                             ==       ==============        =====

                                                                        WTD. AVG.
                                                                         STATED
                                                                        REMAINING
                              HIGHEST       WTD. AVG.      WTD. AVG.     TERM TO               WTD. AVG.
                           CUT-OFF DATE   CUT-OFF DATE     LTV RATIO    MATURITY   WTD. AVG.   MORTGAGE
 RANGE OF LTV RATIOS (%)      BALANCE       LTV RATIO    AT MATURITY*    (MOS.)*   DSC RATIO     RATE
------------------------- -------------- -------------- -------------- ---------- ----------- ----------

40.01 -- 50.00 ..........  $  2,290,256        46.8%          36.0%        117       1.92x       5.700%
50.01 -- 55.00 ..........  $112,500,000        52.6%          49.6%         93       2.11x       5.662%
60.01 -- 65.00 ..........  $ 99,834,321        61.0%          46.9%        119       1.72x       5.281%
65.01 -- 70.00 ..........  $ 26,000,000        69.1%          60.1%        110       1.43x       5.827%
70.01 -- 75.00 ..........  $ 51,150,000        73.2%          65.1%         97       1.49x       5.591%
75.01 -- 80.00 ..........  $ 30,480,000        79.0%          69.6%        106       1.29x       5.636%
80.01 -- 81.42 ..........  $ 72,955,000        81.4%          72.6%        117       1.27x       6.260%
                           $112,500,000        69.5%          61.2%        104       1.56x       5.648%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                                     S-133

   RANGE OF LTV RATIOS FOR LOAN GROUP 1 MORTGAGE LOANS AS OF THE CUT-OFF DATE

                                                         % OF
                                        AGGREGATE    CUT-OFF DATE      AVERAGE
                            NUMBER    CUT-OFF DATE      GROUP 1     CUT-OFF DATE
 RANGE OF LTV RATIOS (%)   OF LOANS      BALANCE        BALANCE        BALANCE
------------------------- ---------- -------------- -------------- --------------

40.01 -- 50.00 ..........      2      $  4,182,207         0.4%     $ 2,091,103
50.01 -- 55.00 ..........      5       216,971,000        21.8      $43,394,200
60.01 -- 65.00 ..........      7       119,913,003        12.1      $17,130,429
65.01 -- 70.00 ..........     14       119,719,851        12.0      $ 8,551,418
70.01 -- 75.00 ..........     19       215,149,700        21.6      $11,323,668
75.01 -- 80.00 ..........     22       245,341,858        24.7      $11,151,903
80.01 -- 81.42 ..........      1        72,955,000         7.3      $72,955,000
                              --      ------------       -----
                              70      $994,232,617       100.0%     $14,203,323
                              ==      ============       =====

                                                                        WTD. AVG.
                                                                         STATED
                                                                        REMAINING
                              HIGHEST       WTD. AVG.      WTD. AVG.     TERM TO               WTD. AVG.
                           CUT-OFF DATE   CUT-OFF DATE     LTV RATIO    MATURITY   WTD. AVG.   MORTGAGE
 RANGE OF LTV RATIOS (%)      BALANCE       LTV RATIO    AT MATURITY*    (MOS.)*   DSC RATIO     RATE
------------------------- -------------- -------------- -------------- ---------- ----------- ----------

40.01 -- 50.00 ..........  $  2,290,256        46.8%          36.0%        117       1.92x       5.700%
50.01 -- 55.00 ..........  $112,500,000        52.6%          49.6%         93       2.11x       5.662%
60.01 -- 65.00 ..........  $ 99,834,321        60.6%          46.0%        119       1.73x       5.187%
65.01 -- 70.00 ..........  $ 26,000,000        69.1%          60.1%        110       1.43x       5.827%
70.01 -- 75.00 ..........  $ 46,000,000        73.6%          64.1%        102       1.47x       5.724%
75.01 -- 80.00 ..........  $ 30,480,000        78.8%          69.2%        108       1.30x       5.673%
80.01 -- 81.42 ..........  $ 72,955,000        81.4%          72.6%        117       1.27x       6.260%
                           $112,500,000        68.6%          60.0%        106       1.58x       5.685%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

   RANGE OF LTV RATIOS FOR LOAN GROUP 2 MORTGAGE LOANS AS OF THE CUT-OFF DATE

                                                         % OF
                                        AGGREGATE    CUT-OFF DATE      AVERAGE
                            NUMBER    CUT-OFF DATE      GROUP 2     CUT-OFF DATE
 RANGE OF LTV RATIOS (%)   OF LOANS      BALANCE        BALANCE        BALANCE
------------------------- ---------- -------------- -------------- --------------

60.01 -- 65.00 ..........     1       $ 12,989,646         8.1%     $12,989,646
70.01 -- 75.00 ..........     4         74,375,117        46.3      $18,593,779
75.01 -- 80.00 ..........    12         73,382,519        45.7      $ 6,115,210
                             --       ------------       -----
                             17       $160,747,283       100.0%     $ 9,455,723
                             ==       ============       =====

                                                                        WTD. AVG.
                                                                         STATED
                                                                        REMAINING
                              HIGHEST       WTD. AVG.      WTD. AVG.     TERM TO               WTD. AVG.
                           CUT-OFF DATE   CUT-OFF DATE     LTV RATIO    MATURITY   WTD. AVG.   MORTGAGE
 RANGE OF LTV RATIOS (%)      BALANCE       LTV RATIO    AT MATURITY*    (MOS.)*   DSC RATIO     RATE
------------------------- -------------- -------------- -------------- ---------- ----------- ----------

60.01 -- 65.00 ..........  $12,989,646         64.6%          55.1%        119       1.70x       6.150%
70.01 -- 75.00 ..........  $51,150,000         72.1%          68.1%         82       1.54x       5.208%
75.01 -- 80.00 ..........  $12,700,000         79.6%          71.2%        100       1.27x       5.512%
                           $51,150,000         74.9%          68.5%         93       1.43x       5.423%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                                     S-134

RANGE OF LTV RATIOS FOR ALL MORTGAGE LOANS AS OF THE MATURITY OR ANTICIPATED
                                REPAYMENT DATE

                                                                    % OF       AVERAGE
                                                  AGGREGATE       CUT-OFF      CUT-OFF
 RANGE OF MATURITY OR ANTICIPATED    NUMBER      CUT-OFF DATE    DATE POOL       DATE
  REPAYMENT DATE LTV RATIOS (%)*    OF LOANS       BALANCE        BALANCE      BALANCE
---------------------------------- ---------- ----------------- ----------- -------------

0.00 -- 5.00 .....................      1      $    3,186,932        0.3%    $ 3,186,932
30.01 -- 40.00 ...................      2           4,182,207        0.4     $ 2,091,103
40.01 -- 50.00 ...................      5         227,659,442       19.7     $45,531,888
50.01 -- 55.00 ...................      9         121,486,561       10.5     $13,498,507
55.01 -- 60.00 ...................     13         108,875,207        9.4     $ 8,375,016
60.01 -- 65.00 ...................     19         170,991,687       14.8     $ 8,999,562
65.01 -- 70.00 ...................     24         208,873,700       18.1     $ 8,703,071
70.01 -- 75.00 ...................     12         290,284,164       25.1     $24,190,347
75.01 -- 77.77 ...................      2          19,440,000        1.7     $ 9,720,000
                                       --      --------------      -----
                                       87      $1,154,979,900      100.0%    $13,275,631
                                       ==      ==============      =====

                                                                            WTD. AVG.
                                                                             STATED
                                       HIGHEST      WTD. AVG.   WTD. AVG.   REMAINING
                                       CUT-OFF       CUT-OFF    LTV RATIO    TERM TO               WTD. AVG.
 RANGE OF MATURITY OR ANTICIPATED        DATE        DATE LTV       AT      MATURITY   WTD. AVG.   MORTGAGE
  REPAYMENT DATE LTV RATIOS (%)*       BALANCE        RATIO     MATURITY*    (MOS.)*   DSC RATIO     RATE
---------------------------------- --------------- ----------- ----------- ---------- ----------- ----------

0.00 -- 5.00 .....................  $  3,186,932       71.6%        0.0%       238       1.28x       6.370%
30.01 -- 40.00 ...................  $  2,290,256       46.8%       36.0%       117       1.92x       5.700%
40.01 -- 50.00 ...................  $112,500,000       56.8%       46.4%       120       1.73x       5.540%
50.01 -- 55.00 ...................  $ 93,000,000       54.4%       52.0%        75       2.36x       5.505%
55.01 -- 60.00 ...................  $ 20,900,000       69.3%       57.2%       118       1.41x       6.090%
60.01 -- 65.00 ...................  $ 26,000,000       73.6%       63.2%       116       1.40x       5.672%
65.01 -- 70.00 ...................  $ 18,500,000       77.1%       67.8%       106       1.35x       5.594%
70.01 -- 75.00 ...................  $ 72,955,000       77.6%       72.3%        91       1.40x       5.672%
75.01 -- 77.77 ...................  $ 12,240,000       80.0%       76.7%        57       1.29x       5.226%
                                    $112,500,000       69.5%       61.2%       104       1.56x       5.648%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

RANGE OF LTV RATIOS FOR LOAN GROUP 1 MORTGAGE LOANS AS OF THE MATURITY OR
                          ANTICIPATED REPAYMENT DATE

                                                                % OF
                                                              CUT-OFF     AVERAGE
                                                 AGGREGATE      DATE      CUT-OFF
 RANGE OF MATURITY OR ANTICIPATED    NUMBER    CUT-OFF DATE   GROUP 1       DATE
  REPAYMENT DATE LTV RATIOS (%)*    OF LOANS      BALANCE     BALANCE     BALANCE
---------------------------------- ---------- -------------- --------- -------------

0.00 -- 5.00 .....................      1      $  3,186,932      0.3%   $ 3,186,932
30.01 -- 40.00 ...................      2         4,182,207      0.4    $ 2,091,103
40.01 -- 50.00 ...................      5       227,659,442     22.9    $45,531,888
50.01 -- 55.00 ...................      8       115,949,681     11.7    $14,493,710
55.01 -- 60.00 ...................     12        95,885,561      9.6    $ 7,990,463
60.01 -- 65.00 ...................     17       153,303,449     15.4    $ 9,017,850
65.01 -- 70.00 ...................     15       167,631,180     16.9    $11,175,412
70.01 -- 74.19 ...................     10       226,434,164     22.8    $22,643,416
                                       --      ------------    -----
                                       70      $994,232,617    100.0%   $14,203,323
                                       ==      ============    =====

                                                                            WTD. AVG.
                                                                             STATED
                                       HIGHEST      WTD. AVG.   WTD. AVG.   REMAINING
                                       CUT-OFF       CUT-OFF    LTV RATIO    TERM TO               WTD. AVG.
 RANGE OF MATURITY OR ANTICIPATED        DATE        DATE LTV       AT      MATURITY   WTD. AVG.   MORTGAGE
  REPAYMENT DATE LTV RATIOS (%)*       BALANCE        RATIO     MATURITY*    (MOS.)*   DSC RATIO     RATE
---------------------------------- --------------- ----------- ----------- ---------- ----------- ----------

0.00 -- 5.00 .....................  $  3,186,932       71.6%        0.0%       238        1.28x      6.370%
30.01 -- 40.00 ...................  $  2,290,256       46.8%       36.0%       117        1.92x      5.700%
40.01 -- 50.00 ...................  $112,500,000       56.8%       46.4%       120        1.73x      5.540%
50.01 -- 55.00 ...................  $ 93,000,000       53.6%       51.9%        71        2.41x      5.458%
55.01 -- 60.00 ...................  $ 20,900,000       69.9%       57.5%       118        1.37x      6.082%
60.01 -- 65.00 ...................  $ 26,000,000       73.6%       63.3%       116        1.39x      5.713%
65.01 -- 70.00 ...................  $ 18,500,000       76.6%       67.7%       103        1.37x      5.608%
70.01 -- 74.19 ...................  $ 72,955,000       78.9%       72.4%        97        1.37x      5.807%
                                    $112,500,000       68.6%       60.0%       106        1.58x      5.685%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                                     S-135

RANGE OF LTV RATIOS FOR LOAN GROUP 2 MORTGAGE LOANS AS OF THE MATURITY OR
                          ANTICIPATED REPAYMENT DATE

                                                                % OF
                                                              CUT-OFF     AVERAGE
                                                 AGGREGATE      DATE      CUT-OFF
 RANGE OF MATURITY OR ANTICIPATED    NUMBER    CUT-OFF DATE   GROUP 2       DATE
  REPAYMENT DATE LTV RATIOS (%)*    OF LOANS      BALANCE     BALANCE     BALANCE
---------------------------------- ---------- -------------- --------- -------------

50.01 -- 55.00 ...................      1      $  5,536,880      3.4%   $ 5,536,880
55.01 -- 60.00 ...................      1        12,989,646      8.1    $12,989,646
60.01 -- 65.00 ...................      2        17,688,237     11.0    $ 8,844,119
65.01 -- 70.00 ...................      9        41,242,519     25.7    $ 4,582,502
70.01 -- 75.00 ...................      2        63,850,000     39.7    $31,925,000
75.01 -- 77.77 ...................      2        19,440,000     12.1    $ 9,720,000
                                        -      ------------    -----
                                       17      $160,747,283    100.0%   $ 9,455,723
                                       ==      ============    =====

                                                                          WTD. AVG.
                                                                           STATED
                                      HIGHEST     WTD. AVG.   WTD. AVG.   REMAINING
                                      CUT-OFF      CUT-OFF    LTV RATIO    TERM TO               WTD. AVG.
 RANGE OF MATURITY OR ANTICIPATED       DATE       DATE LTV       AT      MATURITY   WTD. AVG.   MORTGAGE
  REPAYMENT DATE LTV RATIOS (%)*      BALANCE       RATIO     MATURITY*    (MOS.)*   DSC RATIO     RATE
---------------------------------- ------------- ----------- ----------- ---------- ----------- ----------

50.01 -- 55.00 ...................  $ 5,536,880      71.0%       53.2%      177        1.31x       6.500%
55.01 -- 60.00 ...................  $12,989,646      64.6%       55.1%      119        1.70x       6.150%
60.01 -- 65.00 ...................  $13,500,000      73.4%       62.2%      119        1.45x       5.317%
65.01 -- 70.00 ...................  $12,500,000      79.3%       68.4%      115        1.29x       5.540%
70.01 -- 75.00 ...................  $51,150,000      73.4%       71.8%       71        1.51x       5.195%
75.01 -- 77.77 ...................  $12,240,000      80.0%       76.7%       57        1.29x       5.226%
                                    $51,150,000      74.9%       68.5%       93        1.43x       5.423%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                 RANGE OF MORTGAGE RATES FOR ALL MORTGAGE LOANS

                                                               % OF        AVERAGE
                                             AGGREGATE       CUT-OFF       CUT-OFF
                                NUMBER      CUT-OFF DATE    DATE POOL       DATE
 RANGE OF MORTGAGE RATES (%)   OF LOANS       BALANCE        BALANCE       BALANCE
----------------------------- ---------- ----------------- ----------- --------------

5.000 -- 5.249 ..............     11      $  237,540,550       20.6%    $21,594,595
5.250 -- 5.499 ..............     14         226,272,684       19.6     $16,162,335
5.500 -- 5.749 ..............     22         215,450,831       18.7     $ 9,793,220
5.750 -- 5.999 ..............     22         230,757,402       20.0     $10,488,973
6.000 -- 6.249 ..............      9          72,012,771        6.2     $ 8,001,419
6.250 -- 6.499 ..............      6         142,167,053       12.3     $23,694,509
6.500 -- 6.670 ..............      3          30,778,608        2.7     $10,259,536
                                  --      --------------      -----
                                  87      $1,154,979,900      100.0%    $13,275,631
                                  ==      ==============      =====

                                                                      WTD. AVG.
                                                                       STATED
                                  HIGHEST     WTD. AVG.   WTD. AVG.   REMAINING
                                  CUT-OFF      CUT-OFF    LTV RATIO    TERM TO               WTD. AVG.
                                   DATE        DATE LTV       AT      MATURITY   WTD. AVG.   MORTGAGE
 RANGE OF MORTGAGE RATES (%)      BALANCE       RATIO     MATURITY*    (MOS.)*   DSC RATIO     RATE
----------------------------- -------------- ----------- ----------- ---------- ----------- ----------

5.000 -- 5.249 ..............  $ 99,834,321      68.7%       59.1%        96       1.60x       5.094%
5.250 -- 5.499 ..............  $ 93,000,000      65.3%       60.9%        81       1.89x       5.394%
5.500 -- 5.749 ..............  $ 46,000,000      73.7%       66.4%       105       1.43x       5.588%
5.750 -- 5.999 ..............  $112,500,000      63.9%       56.2%       115       1.53x       5.855%
6.000 -- 6.249 ..............  $ 17,650,000      72.0%       62.4%       115       1.46x       6.147%
6.250 -- 6.499 ..............  $ 72,955,000      79.0%       66.3%       123       1.27x       6.272%
6.500 -- 6.670 ..............  $ 13,424,920      70.1%       55.0%       129       1.44x       6.626%
                               $112,500,000      69.5%       61.2%       104       1.56x       5.648%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                                     S-136

            RANGE OF MORTGAGE RATES FOR LOAN GROUP 1 MORTGAGE LOANS

                                                           % OF
                                                         CUT-OFF      AVERAGE
                                            AGGREGATE      DATE       CUT-OFF
                                NUMBER    CUT-OFF DATE   GROUP 1       DATE
 RANGE OF MORTGAGE RATES (%)   OF LOANS      BALANCE     BALANCE      BALANCE
----------------------------- ---------- -------------- --------- --------------

5.000 -- 5.249 ..............      6      $157,770,550     15.9%   $26,295,092
5.250 -- 5.499 ..............     12       209,756,795     21.1    $17,479,733
5.500 -- 5.749 ..............     19       196,550,831     19.8    $10,344,781
5.750 -- 5.999 ..............     17       203,722,534     20.5    $11,983,678
6.000 -- 6.249 ..............      8        59,023,125      5.9    $ 7,377,891
6.250 -- 6.499 ..............      6       142,167,053     14.3    $23,694,509
6.500 -- 6.670 ..............      2        25,241,729      2.5    $12,620,864
                                  --      ------------    -----
                                  70      $994,232,617    100.0%   $14,203,323
                                  ==      ============    =====

                                                                      WTD. AVG.
                                                                       STATED
                                  HIGHEST     WTD. AVG.   WTD. AVG.   REMAINING
                                  CUT-OFF      CUT-OFF    LTV RATIO    TERM TO               WTD. AVG.
                                   DATE        DATE LTV       AT      MATURITY   WTD. AVG.   MORTGAGE
 RANGE OF MORTGAGE RATES (%)      BALANCE       RATIO     MATURITY*    (MOS.)*   DSC RATIO     RATE
----------------------------- -------------- ----------- ----------- ---------- ----------- ----------

5.000 -- 5.249 ..............  $ 99,834,321      66.3%       53.3%       106       1.65x       5.103%
5.250 -- 5.499 ..............  $ 93,000,000      64.2%       59.8%        82       1.93x       5.400%
5.500 -- 5.749 ..............  $ 46,000,000      73.2%       66.2%       104       1.45x       5.587%
5.750 -- 5.999 ..............  $112,500,000      61.9%       54.6%       115       1.56x       5.859%
6.000 -- 6.249 ..............  $ 17,650,000      73.6%       64.0%       115       1.41x       6.147%
6.250 -- 6.499 ..............  $ 72,955,000      79.0%       66.3%       123       1.27x       6.272%
6.500 -- 6.670 ..............  $ 13,424,920      69.9%       55.4%       119       1.47x       6.654%
                               $112,500,000      68.6%       60.0%       106       1.58x       5.685%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

            RANGE OF MORTGAGE RATES FOR LOAN GROUP 2 MORTGAGE LOANS

                                                           % OF
                                                         CUT-OFF      AVERAGE
                                            AGGREGATE      DATE       CUT-OFF
                                NUMBER    CUT-OFF DATE   GROUP 2       DATE
 RANGE OF MORTGAGE RATES (%)   OF LOANS      BALANCE     BALANCE      BALANCE
----------------------------- ---------- -------------- --------- --------------

5.030 -- 5.249 ..............      5      $ 79,770,000     49.6%   $15,954,000
5.250 -- 5.499 ..............      2        16,515,889     10.3    $ 8,257,944
5.500 -- 5.749 ..............      3        18,900,000     11.8    $ 6,300,000
5.750 -- 5.999 ..............      5        27,034,868     16.8    $ 5,406,974
6.000 -- 6.249 ..............      1        12,989,646      8.1    $12,989,646
6.250 -- 6.500 ..............      1         5,536,880      3.4    $ 5,536,880
                                   -      ------------    -----
                                  17      $160,747,283    100.0%   $ 9,455,723
                                  ==      ============    =====

                                                                      WTD. AVG.
                                                                       STATED
                                  HIGHEST     WTD. AVG.   WTD. AVG.   REMAINING
                                  CUT-OFF      CUT-OFF    LTV RATIO    TERM TO               WTD. AVG.
                                   DATE        DATE LTV       AT      MATURITY   WTD. AVG.   MORTGAGE
 RANGE OF MORTGAGE RATES (%)      BALANCE       RATIO     MATURITY*    (MOS.)*   DSC RATIO     RATE
----------------------------- -------------- ----------- ----------- ---------- ----------- ----------

5.030 -- 5.249 ..............  $51,150,000       73.5%       70.4%        75       1.52x       5.076%
5.250 -- 5.499 ..............  $12,240,000       79.2%       74.2%        63       1.27x       5.309%
5.500 -- 5.749 ..............  $12,500,000       79.4%       68.8%       119       1.24x       5.592%
5.750 -- 5.999 ..............  $12,700,000       78.9%       68.7%       118       1.28x       5.827%
6.000 -- 6.249 ..............  $12,989,646       64.6%       55.1%       119       1.70x       6.150%
6.250 -- 6.500 ..............  $ 5,536,880       71.0%       53.2%       177       1.31x       6.500%
                               $51,150,000       74.9%       68.5%        93       1.43x       5.423%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                                     S-137

       RANGE OF ORIGINAL TERMS TO MATURITY OR ANTICIPATED REPAYMENT DATE
                            FOR ALL MORTGAGE LOANS

                                                              % OF        AVERAGE
 RANGE OF ORIGINAL TERMS TO                 AGGREGATE       CUT-OFF       CUT-OFF
   MATURITY OR ANTICIPATED     NUMBER      CUT-OFF DATE    DATE POOL       DATE
   REPAYMENT DATE (MONTHS)    OF LOANS       BALANCE        BALANCE       BALANCE
---------------------------- ---------- ----------------- ----------- --------------

0 -- 60 ....................      7      $  148,735,164       12.9%    $21,247,881
61 -- 84 ...................      9         181,641,178       15.7     $20,182,353
85 -- 108 ..................      1           2,028,064        0.2     $ 2,028,064
109 -- 120 .................     67         807,126,561       69.9     $12,046,665
169 -- 180 .................      2          12,262,001        1.1     $ 6,131,000
229 -- 240 .................      1           3,186,932        0.3     $ 3,186,932
                                 --      --------------      -----
                                 87      $1,154,979,900      100.0%    $13,275,631
                                 ==      ==============      =====

                                                                     WTD. AVG.
                                                                      STATED
                                 HIGHEST     WTD. AVG.   WTD. AVG.   REMAINING
 RANGE OF ORIGINAL TERMS TO      CUT-OFF      CUT-OFF    LTV RATIO    TERM TO               WTD. AVG.
   MATURITY OR ANTICIPATED        DATE        DATE LTV       AT      MATURITY   WTD. AVG.   MORTGAGE
   REPAYMENT DATE (MONTHS)       BALANCE       RATIO     MATURITY*    (MOS.)*   DSC RATIO     RATE
---------------------------- -------------- ----------- ----------- ---------- ----------- ----------

0 -- 60 ....................  $ 51,150,000      74.6%       73.3%        59       1.55x       5.265%
61 -- 84 ...................  $ 93,000,000      62.2%       59.4%        70       2.02x       5.456%
85 -- 108 ..................  $  2,028,064      65.4%       56.9%        99       1.81x       5.450%
109 -- 120 .................  $112,500,000      70.2%       59.8%       118       1.46x       5.747%
169 -- 180 .................  $  6,725,121      71.3%       48.2%       177       1.29x       6.484%
229 -- 240 .................  $  3,186,932      71.6%        0.0%       238       1.28x       6.370%
                              $112,500,000      69.5%       61.2%       104       1.56x       5.648%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

       RANGE OF ORIGINAL TERMS TO MATURITY OR ANTICIPATED REPAYMENT DATE
                        FOR LOAN GROUP 1 MORTGAGE LOANS

                                                          % OF
                                                        CUT-OFF      AVERAGE
 RANGE OF ORIGINAL TERMS TO                AGGREGATE      DATE       CUT-OFF
   MATURITY OR ANTICIPATED     NUMBER    CUT-OFF DATE   GROUP 1       DATE
   REPAYMENT DATE (MONTHS)    OF LOANS      BALANCE     BALANCE      BALANCE
---------------------------- ---------- -------------- --------- --------------

0 -- 60 ....................      4      $ 78,145,164      7.9%   $19,536,291
61 -- 84 ...................      8       177,365,290     17.8    $22,170,661
85 -- 108 ..................      1         2,028,064      0.2    $ 2,028,064
109 -- 120 .................     55       726,782,046     73.1    $13,214,219
169 -- 180 .................      1         6,725,121      0.7    $ 6,725,121
229 -- 240 .................      1         3,186,932      0.3    $ 3,186,932
                                 --      ------------    -----
                                 70      $994,232,617    100.0%   $14,203,323
                                 ==      ============    =====

                                                                     WTD. AVG.
                                                                      STATED
                                 HIGHEST     WTD. AVG.   WTD. AVG.   REMAINING
 RANGE OF ORIGINAL TERMS TO      CUT-OFF      CUT-OFF    LTV RATIO    TERM TO               WTD. AVG.
   MATURITY OR ANTICIPATED        DATE        DATE LTV       AT      MATURITY   WTD. AVG.   MORTGAGE
   REPAYMENT DATE (MONTHS)       BALANCE       RATIO     MATURITY*    (MOS.)*   DSC RATIO     RATE
---------------------------- -------------- ----------- ----------- ---------- ----------- ----------

0 -- 60 ....................  $ 46,000,000      75.1%       73.4%        59       1.59x       5.428%
61 -- 84 ...................  $ 93,000,000      61.9%       59.2%        70       2.04x       5.457%
85 -- 108 ..................  $  2,028,064      65.4%       56.9%        99       1.81x       5.450%
109 -- 120 .................  $112,500,000      69.6%       59.2%       118       1.47x       5.758%
169 -- 180 .................  $  6,725,121      71.5%       44.1%       177       1.28x       6.470%
229 -- 240 .................  $  3,186,932      71.6%        0.0%       238       1.28x       6.370%
                              $112,500,000      68.6%       60.0%       106       1.58x       5.685%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                                     S-138

       RANGE OF ORIGINAL TERMS TO MATURITY OR ANTICIPATED REPAYMENT DATE
                        FOR LOAN GROUP 2 MORTGAGE LOANS

                                                          % OF
                                                        CUT-OFF      AVERAGE
 RANGE OF ORIGINAL TERMS TO                AGGREGATE      DATE       CUT-OFF
   MATURITY OR ANTICIPATED     NUMBER    CUT-OFF DATE   GROUP 2       DATE
   REPAYMENT DATE (MONTHS)    OF LOANS      BALANCE     BALANCE      BALANCE
---------------------------- ---------- -------------- --------- --------------

0 -- 60 ....................      3      $ 70,590,000     43.9%   $23,530,000
61 -- 84 ...................      1         4,275,889      2.7    $ 4,275,889
109 -- 120 .................     12        80,344,514     50.0    $ 6,695,376
169 -- 180 .................      1         5,536,880      3.4    $ 5,536,880
                                 --      ------------    -----
                                 17      $160,747,283    100.0%   $ 9,455,723
                                 ==      ============    =====

                                                                     WTD. AVG.
                                                                      STATED
                                 HIGHEST     WTD. AVG.   WTD. AVG.   REMAINING
 RANGE OF ORIGINAL TERMS TO      CUT-OFF      CUT-OFF    LTV RATIO    TERM TO               WTD. AVG.
   MATURITY OR ANTICIPATED        DATE        DATE LTV       AT      MATURITY   WTD. AVG.   MORTGAGE
   REPAYMENT DATE (MONTHS)       BALANCE       RATIO     MATURITY*    (MOS.)*   DSC RATIO     RATE
---------------------------- -------------- ----------- ----------- ---------- ----------- ----------

0 -- 60 ....................  $51,150,000       74.0%       73.1%        58       1.51x       5.084%
61 -- 84 ...................  $ 4,275,889       77.0%       68.9%        83       1.24x       5.420%
109 -- 120 .................  $13,500,000       75.8%       65.4%       118       1.38x       5.647%
169 -- 180 .................  $ 5,536,880       71.0%       53.2%       177       1.31x       6.500%
                              $51,150,000       74.9%       68.5%        93       1.43x       5.423%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

       RANGE OF REMAINING TERMS TO MATURITY OR ANTICIPATED REPAYMENT DATE
                 FOR ALL MORTGAGE LOANS AS OF THE CUT-OFF DATE

                                                               % OF        AVERAGE
 RANGE OF REMAINING TERMS TO                 AGGREGATE       CUT-OFF       CUT-OFF
   MATURITY OR ANTICIPATED      NUMBER      CUT-OFF DATE    DATE POOL       DATE
   REPAYMENT DATE (MONTHS)     OF LOANS       BALANCE        BALANCE       BALANCE
----------------------------- ---------- ----------------- ----------- --------------

0 -- 60 .....................      8      $  241,735,164       20.9%    $30,216,896
61 -- 84 ....................      8          88,641,178        7.7     $11,080,147
85 -- 108 ...................      1           2,028,064        0.2     $ 2,028,064
109 -- 120 ..................     67         807,126,561       69.9     $12,046,665
169 -- 180 ..................      2          12,262,001        1.1     $ 6,131,000
229 -- 238 ..................      1           3,186,932        0.3     $ 3,186,932
                                  --      --------------      -----
                                  87      $1,154,979,900      100.0%    $13,275,631
                                  ==      ==============      =====

                                                                      WTD. AVG.
                                                                       STATED
                                  HIGHEST     WTD. AVG.   WTD. AVG.   REMAINING
 RANGE OF REMAINING TERMS TO      CUT-OFF      CUT-OFF    LTV RATIO    TERM TO               WTD. AVG.
   MATURITY OR ANTICIPATED         DATE        DATE LTV       AT      MATURITY   WTD. AVG.   MORTGAGE
   REPAYMENT DATE (MONTHS)        BALANCE       RATIO     MATURITY*    (MOS.)*   DSC RATIO     RATE
----------------------------- -------------- ----------- ----------- ---------- ----------- ----------

0 -- 60 .....................  $ 93,000,000      65.8%       65.0%        59       1.96x       5.321%
61 -- 84 ....................  $ 22,750,000      73.3%       67.6%        81       1.40x       5.505%
85 -- 108 ...................  $  2,028,064      65.4%       56.9%        99       1.81x       5.450%
109 -- 120 ..................  $112,500,000      70.2%       59.8%       118       1.46x       5.747%
169 -- 180 ..................  $  6,725,121      71.3%       48.2%       177       1.29x       6.484%
229 -- 238 ..................  $  3,186,932      71.6%        0.0%       238       1.28x       6.370%
                               $112,500,000      69.5%       61.2%       104       1.56x       5.648%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                                     S-139

      RANGE OF REMAINING TERMS TO MATURITY OR ANTICIPATED REPAYMENT DATE
            FOR LOAN GROUP 1 MORTGAGE LOANS AS OF THE CUT-OFF DATE

                                                           % OF
                                                         CUT-OFF      AVERAGE
 RANGE OF REMAINING TERMS TO                AGGREGATE      DATE       CUT-OFF
   MATURITY OR ANTICIPATED      NUMBER    CUT-OFF DATE   GROUP 1       DATE
   REPAYMENT DATE (MONTHS)     OF LOANS      BALANCE     BALANCE      BALANCE
----------------------------- ---------- -------------- --------- --------------

0 -- 60 .....................      5      $171,145,164     17.2%   $34,229,033
61 -- 84 ....................      7        84,365,290      8.5    $12,052,184
85 -- 108 ...................      1         2,028,064      0.2    $ 2,028,064
109 -- 120 ..................     55       726,782,046     73.1    $13,214,219
169 -- 180 ..................      1         6,725,121      0.7    $ 6,725,121
229 -- 238 ..................      1         3,186,932      0.3    $ 3,186,932
                                  --      ------------    -----
                                  70      $994,232,617    100.0%   $14,203,323
                                  ==      ============    =====

                                                                      WTD. AVG.
                                                                       STATED
                                  HIGHEST     WTD. AVG.   WTD. AVG.   REMAINING
 RANGE OF REMAINING TERMS TO      CUT-OFF      CUT-OFF    LTV RATIO    TERM TO               WTD. AVG.
   MATURITY OR ANTICIPATED         DATE        DATE LTV       AT      MATURITY   WTD. AVG.   MORTGAGE
   REPAYMENT DATE (MONTHS)        BALANCE       RATIO     MATURITY*    (MOS.)*   DSC RATIO     RATE
----------------------------- -------------- ----------- ----------- ---------- ----------- ----------

0 -- 60 .....................  $ 93,000,000      62.4%       61.6%        60       2.14x       5.418%
61 -- 84 ....................  $ 22,750,000      73.1%       67.5%        80       1.41x       5.510%
85 -- 108 ...................  $  2,028,064      65.4%       56.9%        99       1.81x       5.450%
109 -- 120 ..................  $112,500,000      69.6%       59.2%       118       1.47x       5.758%
169 -- 180 ..................  $  6,725,121      71.5%       44.1%       177       1.28x       6.470%
229 -- 238 ..................  $  3,186,932      71.6%        0.0%       238       1.28x       6.370%
                               $112,500,000      68.6%       60.0%       106       1.58x       5.685%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

       RANGE OF REMAINING TERMS TO MATURITY OR ANTICIPATED REPAYMENT DATE
            FOR LOAN GROUP 2 MORTGAGE LOANS AS OF THE CUT-OFF DATE

                                                           % OF
                                                         CUT-OFF      AVERAGE
 RANGE OF REMAINING TERMS TO                AGGREGATE      DATE       CUT-OFF
   MATURITY OR ANTICIPATED      NUMBER    CUT-OFF DATE   GROUP 2       DATE
   REPAYMENT DATE (MONTHS)     OF LOANS      BALANCE     BALANCE      BALANCE
----------------------------- ---------- -------------- --------- --------------

0 -- 60 .....................      3      $ 70,590,000     43.9%   $23,530,000
61 -- 84 ....................      1         4,275,889      2.7    $ 4,275,889
109 -- 120 ..................     12        80,344,514     50.0    $ 6,695,376
169 -- 177 ..................      1         5,536,880      3.4    $ 5,536,880
                                  --      ------------    -----
                                  17      $160,747,283    100.0%   $ 9,455,723
                                  ==      ============    =====

                                                                      WTD. AVG.
                                                                       STATED
                                  HIGHEST     WTD. AVG.   WTD. AVG.   REMAINING
 RANGE OF REMAINING TERMS TO      CUT-OFF      CUT-OFF    LTV RATIO    TERM TO               WTD. AVG.
   MATURITY OR ANTICIPATED         DATE        DATE LTV       AT      MATURITY   WTD. AVG.   MORTGAGE
   REPAYMENT DATE (MONTHS)        BALANCE       RATIO     MATURITY*    (MOS.)*   DSC RATIO     RATE
----------------------------- -------------- ----------- ----------- ---------- ----------- ----------

0 -- 60 .....................  $51,150,000       74.0%       73.1%        58       1.51x       5.084%
61 -- 84 ....................  $ 4,275,889       77.0%       68.9%        83       1.24x       5.420%
109 -- 120 ..................  $13,500,000       75.8%       65.4%       118       1.38x       5.647%
169 -- 177 ..................  $ 5,536,880       71.0%       53.2%       177       1.31x       6.500%
                               $51,150,000       74.9%       68.5%        93       1.43x       5.423%

-------
*     Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                                     S-140

RANGE OF REMAINING AMORTIZATION TERMS FOR ALL MORTGAGE LOANS AS OF THE CUT-OFF
                                      DATE

                                                          % OF       AVERAGE
        RANGE OF                        AGGREGATE       CUT-OFF      CUT-OFF
 REMAINING AMORTIZATION    NUMBER      CUT-OFF DATE    DATE POOL       DATE
    TERMS (MONTHS)(1)     OF LOANS       BALANCE        BALANCE      BALANCE
------------------------ ---------- ----------------- ----------- -------------

229 -- 264 .............      1      $    3,186,932        0.3%    $ 3,186,932
265 -- 300 .............      8         174,883,377       15.1     $21,860,422
349 -- 360 .............     73         773,888,591       67.0     $10,601,214
Non-amortizing .........      5         203,021,000       17.6     $40,604,200
                             --      --------------      -----
                             87      $1,154,979,900      100.0%    $13,275,631
                             ==      ==============      =====

                                                                    WTD. AVG.
                                                                      STATED
                             HIGHEST      WTD. AVG.    WTD. AVG.    REMAINING
        RANGE OF             CUT-OFF       CUT-OFF     LTV RATIO     TERM TO                WTD. AVG.
 REMAINING AMORTIZATION        DATE        DATE LTV        AT        MATURITY   WTD. AVG.   MORTGAGE
    TERMS (MONTHS)(1)        BALANCE        RATIO     MATURITY(2)   (MOS.)(2)   DSC RATIO     RATE
------------------------ --------------- ----------- ------------- ----------- ----------- ----------

229 -- 264 .............  $  3,186,932       71.6%         0.0%        238        1.28x       6.370%
265 -- 300 .............  $ 99,834,321       65.1%        49.7%        121        1.60x       5.644%
349 -- 360 .............  $112,500,000       72.3%        63.7%        111        1.41x       5.724%
Non-amortizing .........  $ 93,000,000       62.8%        62.8%         60        2.10x       5.353%
                          $112,500,000       69.5%        61.2%        104        1.56x       5.648%

The weighted average remaining amortization term for all Mortgage Loans
(excluding non-amortizing loans) is 348 months.

-------
(1)   The remaining amortization term shown for any Mortgage Loan that is interest-only for part of its term does not include the number of months during which it is interest-only, but rather is the number of months remaining at the end of such interest-only period.

(2)   Calculated with respect to the Anticipated Repayment Date for ARD Loans.

RANGE OF REMAINING AMORTIZATION TERMS FOR LOAN GROUP 1 MORTGAGE LOANS AS OF THE
                                 CUT-OFF DATE

                                                      % OF
                                                    CUT-OFF     AVERAGE
        RANGE OF                       AGGREGATE      DATE      CUT-OFF
 REMAINING AMORTIZATION    NUMBER    CUT-OFF DATE   GROUP 1       DATE
    TERMS (MONTHS)(1)     OF LOANS      BALANCE     BALANCE     BALANCE
------------------------ ---------- -------------- --------- -------------

229 -- 264 .............      1      $  3,186,932      0.3%   $ 3,186,932
265 -- 300 .............      8       174,883,377     17.6    $21,860,422
349 -- 360 .............     57       664,291,308     66.8    $11,654,233
Non-amortizing .........      4       151,871,000     15.3    $37,967,750
                             --      ------------    -----
                             70      $994,232,617    100.0%   $14,203,323
                             ==      ============    =====

                                                                    WTD. AVG.
                                                                      STATED
                             HIGHEST      WTD. AVG.    WTD. AVG.    REMAINING
        RANGE OF             CUT-OFF       CUT-OFF     LTV RATIO     TERM TO                WTD. AVG.
 REMAINING AMORTIZATION        DATE        DATE LTV        AT        MATURITY   WTD. AVG.   MORTGAGE
    TERMS (MONTHS)(1)        BALANCE        RATIO     MATURITY(2)   (MOS.)(2)   DSC RATIO     RATE
------------------------ --------------- ----------- ------------- ----------- ----------- ----------

229 -- 264 .............  $  3,186,932       71.6%         0.0%        238        1.28x       6.370%
265 -- 300 .............  $ 99,834,321       65.1%        49.7%        121        1.60x       5.644%
349 -- 360 .............  $112,500,000       71.6%        63.1%        111        1.42x       5.743%
Non-amortizing .........  $ 93,000,000       59.7%        59.7%         60        2.27x       5.462%
                          $112,500,000       68.6%        60.0%        106        1.58x       5.685%

The weighted average remaining amortization term for all Loan Group 1 Mortgage
Loans (excluding non-amortizing loans) is 347 months.

-------
(1)   The remaining amortization term shown for any Mortgage Loan that is interest-only for part of its term does not include the number of months during which it is interest-only, but rather is the number of months remaining at the end of such interest-only period.

(2)   Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                                     S-141

RANGE OF REMAINING AMORTIZATION TERMS FOR LOAN GROUP 2 MORTGAGE LOANS AS OF THE
                                  CUT-OFF DATE

                                                       % OF
                                                     CUT-OFF     AVERAGE
        RANGE OF                        AGGREGATE      DATE      CUT-OFF
 REMAINING AMORTIZATION   NUMBER OF   CUT-OFF DATE   GROUP 2       DATE
    TERMS (MONTHS)(1)       LOANS        BALANCE     BALANCE     BALANCE
------------------------ ----------- -------------- --------- -------------

349 -- 360 .............      16      $109,597,283     68.2%   $ 6,849,830
Non-amortizing .........       1        51,150,000     31.8    $51,150,000
                              --      ------------    -----
                              17      $160,747,283    100.0%   $ 9,455,723
                              ==      ============    =====

                                                                   WTD. AVG.
                                                                     STATED
                             HIGHEST     WTD. AVG.    WTD. AVG.    REMAINING
        RANGE OF             CUT-OFF      CUT-OFF     LTV RATIO     TERM TO                WTD. AVG.
 REMAINING AMORTIZATION       DATE        DATE LTV        AT        MATURITY   WTD. AVG.   MORTGAGE
    TERMS (MONTHS)(1)        BALANCE       RATIO     MATURITY(2)   (MOS.)(2)   DSC RATIO     RATE
------------------------ -------------- ----------- ------------- ----------- ----------- ----------

349 -- 360 .............  $13,500,000       76.4%        66.9%        109        1.35x       5.606%
Non-amortizing .........  $51,150,000       71.7%        71.7%         59        1.59x       5.030%
                          $51,150,000       74.9%        68.5%         93        1.43x       5.423%

The weighted average remaining amortization term for all Loan Group 2 Mortgage
Loans (excluding non-amortizing loans) is 359 months.

-------
(1)   The remaining amortization term shown for any Mortgage Loan that is interest-only for part of its term does not include the number of months during which it is interest-only, but rather is the number of months remaining at the end of such interest-only period.

(2)   Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                   AMORTIZATION TYPES FOR ALL MORTGAGE LOANS

                                                                        % OF        AVERAGE
                                                      AGGREGATE       CUT-OFF       CUT-OFF
                                         NUMBER      CUT-OFF DATE    DATE POOL       DATE
          AMORTIZATION TYPES            OF LOANS       BALANCE        BALANCE       BALANCE
-------------------------------------- ---------- ----------------- ----------- --------------

Interest-only, Amortizing Balloon(2)..   27        $  490,704,000       42.5%    $18,174,222
Amortizing Balloon ...................   37           348,771,005       30.2     $ 9,426,243
Interest-only, ARD ...................    4           110,021,000        9.5     $27,505,250
Interest-only, Balloon ...............    1            93,000,000        8.1     $93,000,000
Amortizing ARD .......................   11            56,689,186        4.9     $ 5,153,562
Interest-only, Amortizing ARD(2) .....    6            52,607,777        4.6     $ 8,767,963
Fully Amortizing .....................    1             3,186,932        0.3     $ 3,186,932
                                         --        --------------      -----
                                         87        $1,154,979,900      100.0%    $13,275,631
                                         ==        ==============      =====

                                                                                  WTD. AVG.
                                                                                    STATED
                                           HIGHEST      WTD. AVG.    WTD. AVG.    REMAINING
                                           CUT-OFF       CUT-OFF     LTV RATIO     TERM TO                WTD. AVG.
                                             DATE        DATE LTV        AT        MATURITY   WTD. AVG.   MORTGAGE
          AMORTIZATION TYPES               BALANCE        RATIO     MATURITY(1)   (MOS.)(1)   DSC RATIO     RATE
-------------------------------------- --------------- ----------- ------------- ----------- ----------- ----------

Interest-only, Amortizing Balloon(2)..  $112,500,000       71.6%        63.6%        112     1.40x          5.802%
Amortizing Balloon ...................  $ 99,834,321       69.6%        56.8%        116     1.52x          5.582%
Interest-only, ARD ...................  $ 51,150,000       72.1%        72.1%         60     1.66x          5.306%
Interest-only, Balloon ...............  $ 93,000,000       51.7%        51.7%         60     2.61x          5.410%
Amortizing ARD .......................  $ 17,910,000       70.5%        60.4%        107     1.40x          5.620%
Interest-only, Amortizing ARD(2) .....  $ 18,500,000       74.8%        66.8%        105     1.40x          5.780%
Fully Amortizing .....................  $  3,186,932       71.6%         0.0%        238     1.28x          6.370%
                                        $112,500,000       69.5%        61.2%        104     1.56x          5.648%

-------
(1)   Calculated with respect to the Anticipated Repayment Date for ARD Loans.

(2)   These Mortgage Loans require payments of interest only for a period of 2 to 60 months from origination prior to the commencement of payments of principal and interest.

                                     S-142

              AMORTIZATION TYPES FOR LOAN GROUP 1 MORTGAGE LOANS

                                                            % OF
                                                          CUT-OFF      AVERAGE
                                             AGGREGATE      DATE       CUT-OFF
                                 NUMBER    CUT-OFF DATE   GROUP 1       DATE
      AMORTIZATION TYPES        OF LOANS      BALANCE     BALANCE      BALANCE
------------------------------ ---------- -------------- --------- --------------

Interest-only, Amortizing
 Balloon(2) ..................     21      $430,564,000     43.3%   $20,503,048
Amortizing Balloon ...........     29       307,233,722     30.9    $10,594,266
Interest-only, Balloon .......      1        93,000,000      9.4    $93,000,000
Interest-only, ARD ...........      3        58,871,000      5.9    $19,623,667
Amortizing ARD ...............     11        56,689,186      5.7    $ 5,153,562
Interest-only, Amortizing
 ARD(2) ......................      4        44,687,777      4.5    $11,171,944
Fully Amortizing .............      1         3,186,932      0.3    $ 3,186,932
                                   --      ------------    -----
                                   70      $994,232,617    100.0%   $14,203,323
                                   ==      ============    =====

                                                                          WTD. AVG.
                                                                            STATED
                                   HIGHEST      WTD. AVG.    WTD. AVG.    REMAINING
                                   CUT-OFF       CUT-OFF     LTV RATIO     TERM TO                WTD. AVG.
                                     DATE        DATE LTV        AT        MATURITY   WTD. AVG.   MORTGAGE
      AMORTIZATION TYPES           BALANCE        RATIO     MATURITY(1)   (MOS.)(1)   DSC RATIO     RATE
------------------------------ --------------- ----------- ------------- ----------- ----------- ----------

Interest-only, Amortizing
 Balloon(2) ..................  $112,500,000       70.6%        62.7%        114        1.42x       5.853%
Amortizing Balloon ...........  $ 99,834,321       69.1%        56.2%        115        1.53x       5.534%
Interest-only, Balloon .......  $ 93,000,000       51.7%        51.7%         60        2.61x       5.410%
Interest-only, ARD ...........  $ 46,000,000       72.4%        72.4%         61        1.72x       5.545%
Amortizing ARD ...............  $ 17,910,000       70.5%        60.4%        107        1.40x       5.620%
Interest-only, Amortizing
 ARD(2) ......................  $ 18,500,000       73.9%        66.4%        103        1.40x       5.891%
Fully Amortizing .............  $  3,186,932       71.6%         0.0%        238        1.28x       6.370%
                                $112,500,000       68.6%        60.0%        106        1.58x       5.685%

-------
(1)   Calculated with respect to the Anticipated Repayment Date for ARD Loans.

(2)   These Mortgage Loans require payments of interest only for a period of 2 to 60 months from origination prior to the commencement of payments of principal and interest.

                                     S-143

              AMORTIZATION TYPES FOR LOAN GROUP 2 MORTGAGE LOANS

                                                                   % OF
                                                                 CUT-OFF      AVERAGE
                                                    AGGREGATE      DATE       CUT-OFF
                                        NUMBER    CUT-OFF DATE   GROUP 2       DATE
          AMORTIZATION TYPES           OF LOANS      BALANCE     BALANCE      BALANCE
------------------------------------- ---------- -------------- --------- --------------

Interest-only, Amortizing Balloon(2).      6      $ 60,140,000     37.4%   $10,023,333
Interest-only, ARD ..................      1        51,150,000     31.8    $51,150,000
Amortizing Balloon ..................      8        41,537,283     25.8    $ 5,192,160
Interest-only, Amortizing ARD(2) ....      2         7,920,000      4.9    $ 3,960,000
                                           -      ------------    -----
                                          17      $160,747,283    100.0%   $ 9,455,723
                                          ==      ============    =====

                                                                                WTD. AVG.
                                                                                  STATED
                                          HIGHEST     WTD. AVG.    WTD. AVG.    REMAINING
                                          CUT-OFF      CUT-OFF     LTV RATIO     TERM TO                WTD. AVG.
                                           DATE        DATE LTV        AT        MATURITY   WTD. AVG.   MORTGAGE
          AMORTIZATION TYPES              BALANCE       RATIO     MATURITY(1)   (MOS.)(1)   DSC RATIO     RATE
------------------------------------- -------------- ----------- ------------- ----------- ----------- ----------

Interest-only, Amortizing Balloon(2).  $13,500,000       78.2%        70.6%         99        1.30x       5.437%
Interest-only, ARD ..................  $51,150,000       71.7%        71.7%         59        1.59x       5.030%
Amortizing Balloon ..................  $12,989,646       73.0%        61.2%        123        1.44x       5.938%
Interest-only, Amortizing ARD(2) ....  $ 4,800,000       80.0%        69.5%        118        1.38x       5.150%
                                       $51,150,000       74.9%        68.5%         93        1.43x       5.423%

-------
(1)   Calculated with respect to the Anticipated Repayment Date for ARD Loans.

(2)   These Mortgage Loans require payments of interest only for a period of 12 to 36 months from origination prior to the commencement of payments of principal and interest.

                RANGE OF OCCUPANCY RATES FOR ALL MORTGAGE LOANS

                                                                   % OF       AVERAGE
                                                 AGGREGATE       CUT-OFF      CUT-OFF
                                    NUMBER      CUT-OFF DATE    DATE POOL       DATE
 RANGE OF OCCUPANCY RATES (%)(1)   OF LOANS       BALANCE        BALANCE      BALANCE
--------------------------------- ---------- ----------------- ----------- -------------

75.00 -- 79.99 ..................      1      $    3,885,946        0.3%    $ 3,885,946
80.00 -- 84.99 ..................      2          25,177,160        2.2     $12,588,580
85.00 -- 89.99 ..................      9          74,851,683        6.5     $ 8,316,854
90.00 -- 94.99 ..................     21         456,904,194       39.6     $21,757,343
95.00 -- 99.99 ..................     13         189,898,676       16.4     $14,607,590
100.00 -- 100.00 ................     39         379,020,511       32.8     $ 9,718,475
                                      --      --------------       ----
                                      85      $1,129,738,171       97.8%    $13,291,037
                                      ==      ==============       ====

                                                                             WTD. AVG.
                                                                               STATED
                                      HIGHEST      WTD. AVG.    WTD. AVG.    REMAINING
                                      CUT-OFF       CUT-OFF     LTV RATIO     TERM TO                WTD. AVG.
                                        DATE        DATE LTV        AT        MATURITY   WTD. AVG.   MORTGAGE
 RANGE OF OCCUPANCY RATES (%)(1)      BALANCE        RATIO     MATURITY(2)   (MOS.)(2)   DSC RATIO     RATE
--------------------------------- --------------- ----------- ------------- ----------- ----------- ----------

75.00 -- 79.99 ..................  $  3,885,946       79.6%        66.3%        119        1.38x       5.760%
80.00 -- 84.99 ..................  $ 16,385,865       72.5%        60.9%        119        1.36x       5.658%
85.00 -- 89.99 ..................  $ 20,400,000       77.3%        70.7%         90        1.35x       5.611%
90.00 -- 94.99 ..................  $112,500,000       66.4%        57.6%        108        1.57x       5.464%
95.00 -- 99.99 ..................  $ 72,955,000       77.7%        68.2%        115        1.33x       5.880%
100.00 -- 100.00 ................  $ 93,000,000       67.3%        60.6%         93        1.72x       5.694%
                                   $112,500,000       69.5%        61.3%        104        1.56x       5.626%

-------
(1)   Occupancy rates were calculated based upon rent rolls made available to the applicable Mortgage Loan Seller by the related borrowers as of the rent roll dates set forth on Annex A-1 to this prospectus supplement, but excludes 2 Mortgage Loans secured by hospitality properties representing
      2.2% of the Cut-Off Date Pool Balance.

(2)   Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                                     S-144

            RANGE OF OCCUPANCY RATES FOR LOAN GROUP 1 MORTGAGE LOANS

                                                               % OF
                                                             CUT-OFF      AVERAGE
                                                AGGREGATE      DATE       CUT-OFF
                                    NUMBER    CUT-OFF DATE   GROUP 1       DATE
 RANGE OF OCCUPANCY RATES (%)(1)   OF LOANS      BALANCE     BALANCE      BALANCE
--------------------------------- ---------- -------------- --------- --------------

80.00 -- 84.99 ..................      2      $ 25,177,160      2.5%   $12,588,580
85.00 -- 89.99 ..................      6        53,040,277      5.3    $ 8,840,046
90.00 -- 94.99 ..................     14       355,479,381     35.8    $25,391,384
95.00 -- 99.99 ..................      9       163,810,439     16.5    $18,201,160
100.00 -- 100.00 ................     37       371,483,631     37.4    $10,040,098
                                      --      ------------     ----
                                      68      $968,990,889     97.5%   $14,249,866
                                      ==      ============     ====

                                                                            WTD. AVG.
                                                                              STATED
                                      HIGHEST     WTD. AVG.    WTD. AVG.    REMAINING
                                      CUT-OFF      CUT-OFF     LTV RATIO     TERM TO                WTD. AVG.
                                       DATE        DATE LTV        AT        MATURITY   WTD. AVG.   MORTGAGE
 RANGE OF OCCUPANCY RATES (%)(1)      BALANCE       RATIO     MATURITY(2)   (MOS.)(2)   DSC RATIO     RATE
--------------------------------- -------------- ----------- ------------- ----------- ----------- ----------

80.00 -- 84.99 ..................  $ 16,385,865      72.5%        60.9%        119        1.36x       5.658%
85.00 -- 89.99 ..................  $ 20,400,000      76.3%        68.7%        100        1.37x       5.746%
90.00 -- 94.99 ..................  $112,500,000      64.6%        54.8%        114        1.58x       5.507%
95.00 -- 99.99 ..................  $ 72,955,000      77.4%        68.0%        115        1.34x       5.913%
100.00 -- 100.00 ................  $ 93,000,000      67.2%        60.6%         92        1.73x       5.682%
                                   $112,500,000      68.6%        60.2%        105        1.58x       5.660%

-------
(1)   Occupancy rates were calculated based upon rent rolls made available to the applicable Mortgage Loan Seller by the related borrowers as of the rent roll dates set forth on Annex A-1 to this prospectus supplement, but excludes 2 Mortgage Loans secured by hospitality properties representing
      2.5% of the Cut-Off Date Group 1 Balance.

(2)   Calculated with respect to the Anticipated Repayment Date for ARD Loans.

            RANGE OF OCCUPANCY RATES FOR LOAN GROUP 2 MORTGAGE LOANS

                                                               % OF
                                                             CUT-OFF     AVERAGE
                                                AGGREGATE      DATE      CUT-OFF
                                    NUMBER    CUT-OFF DATE   GROUP 2       DATE
 RANGE OF OCCUPANCY RATES (%)(1)   OF LOANS      BALANCE     BALANCE     BALANCE
--------------------------------- ---------- -------------- --------- -------------

75.00 -- 79.99 ..................      1      $  3,885,946      2.4%   $ 3,885,946
85.00 -- 89.99 ..................      3        21,811,406     13.6    $ 7,270,469
90.00 -- 94.99 ..................      7       101,424,813     63.1    $14,489,259
95.00 -- 99.99 ..................      4        26,088,237     16.2    $ 6,522,059
100.00 -- 100.00 ................      2         7,536,880      4.7    $ 3,768,440
                                       -      ------------    -----
                                      17      $160,747,283    100.0%   $ 9,455,723
                                      ==      ============    =====

                                                                           WTD. AVG.
                                                                             STATED
                                     HIGHEST     WTD. AVG.    WTD. AVG.    REMAINING
                                     CUT-OFF      CUT-OFF     LTV RATIO     TERM TO                WTD. AVG.
                                       DATE       DATE LTV        AT        MATURITY   WTD. AVG.   MORTGAGE
 RANGE OF OCCUPANCY RATES (%)(1)     BALANCE       RATIO     MATURITY(2)   (MOS.)(2)   DSC RATIO     RATE
--------------------------------- ------------- ----------- ------------- ----------- ----------- ----------

75.00 -- 79.99 ..................  $ 3,885,946      79.6%        66.3%        119        1.38x       5.760%
85.00 -- 89.99 ..................  $12,240,000      79.9%        75.6%         64        1.29x       5.283%
90.00 -- 94.99 ..................  $51,150,000      72.7%        67.7%         87        1.51x       5.313%
95.00 -- 99.99 ..................  $12,700,000      79.1%        69.3%        118        1.28x       5.669%
100.00 -- 100.00 ................  $ 5,536,880      73.4%        57.3%        162        1.29x       6.274%
                                   $51,150,000      74.9%        68.5%         93        1.43x       5.423%

-------
(1)   Occupancy rates were calculated based upon rent rolls made available to the applicable Mortgage Loan Seller by the related borrowers as of the rent roll dates set forth on Annex A-1 to this prospectus supplement.

(2)   Calculated with respect to the Anticipated Repayment Date for ARD Loans.

                                     S-145

          PERCENTAGE OF MORTGAGE POOL BY PREPAYMENT RESTRICTION(1)(2)

   PREPAYMENT RESTRICTION       NOV-2004        NOV-2005        NOV-2006        NOV-2007        NOV-2008
--------------------------- --------------- --------------- --------------- --------------- ---------------

Lockout ...................      100.00%         100.00%          39.26%          13.08%           1.36%
Defeasance ................        0.00            0.00           60.74           85.50           97.22
Yield Maintenance .........        0.00            0.00            0.00            0.79            0.78
Prepayment Premium ........        0.00            0.00            0.00            0.64            0.64
Open ......................        0.00            0.00            0.00            0.00            0.00
---------------------------   ----------      ----------      ----------      ----------      ----------
Total .....................      100.00%         100.00%         100.00%         100.00%         100.00%
---------------------------   ----------      ----------      ----------      ----------      ----------
Total Beginning Balance
 as of the Cut-Off Date
 (in millions) ............   $ 1,154.98      $ 1,148.58      $ 1,140.27      $ 1,128.86      $ 1,114.93
---------------------------   ----------      ----------      ----------      ----------      ----------
Percent of Cut-Off Date
 Pool Balance .............       100.00%          99.45%          98.73%          97.74%          96.53%

   PREPAYMENT RESTRICTION      NOV-2009      NOV-2010      NOV-2011      NOV-2012      NOV-2013     NOV-2014
--------------------------- ------------- ------------- ------------- ------------- ------------- ------------

Lockout ...................      0.00%         0.00%         0.00%         0.00%         0.00%         0.00%
Defeasance ................     96.82         97.81         98.11         97.88         97.61         82.84
Yield Maintenance .........      2.72          1.73          1.89          1.88          1.87         17.16
Prepayment Premium ........      0.00          0.00          0.00          0.00          0.00          0.00
Open ......................      0.46          0.47          0.00          0.24          0.52          0.00
----------------------------  --------      --------      --------      --------      --------       -------
Total .....................    100.00%       100.00%       100.00%       100.00%       100.00%       100.00%
----------------------------  --------      --------      --------      --------      --------       -------
Total Beginning Balance
 as of the Cut-Off Date
 (in millions) ............   $ 860.85      $ 837.15      $ 748.02      $ 732.51      $ 714.22      $ 12.08
----------------------------  --------      --------      --------      --------      --------      --------
Percent of Cut-Off Date
 Pool Balance .............      74.53%        72.48%        64.77%        63.42%        61.84%        1.05%

-------
(1)   Prepayment provisions in effect as a percentage of outstanding loan balances as of the indicated date assuming no prepayments on the Mortgage
      Loans (and assuming that an ARD Loan will be repaid in full on its
      Anticipated Repayment Date), if any.

(2)   Based upon the assumptions set forth in footnote (1) above, after
      November 2014, the outstanding loan balances represent less than 1.05% of the Cut-Off Date Pool Balance.

          PERCENTAGE OF LOAN GROUP 1 BY PREPAYMENT RESTRICTION(1)(2)

   PREPAYMENT RESTRICTION     NOV-2004     NOV-2005      NOV-2006      NOV-2007      NOV-2008
--------------------------- ------------ ------------ ------------- ------------- -------------

Lockout ...................    100.00%      100.00%       40.34%        12.69%         1.58%
Defeasance ................      0.00         0.00        59.66         86.39         97.51
Yield Maintenance .........      0.00         0.00         0.00          0.91          0.91
Prepayment Premium ........      0.00         0.00         0.00          0.00          0.00
Open ......................      0.00         0.00         0.00          0.00          0.00
---------------------------   --------     --------     --------      --------      --------
Total .....................    100.00%      100.00%      100.00%       100.00%       100.00%
---------------------------   --------     --------     --------      --------      --------
Total Beginning Balance
 as of the Cut-Off Date
 (in millions) ............  $ 994.23     $ 988.34      $ 980.94      $ 970.77      $ 958.34
---------------------------  ---------    ---------     --------      --------      --------
Percent of Cut-Off Date
 Group 1 Balance ..........    100.00%       99.41%       98.66%        97.64%        96.39%
---------------------------  ---------    ---------     --------      --------      --------

   PREPAYMENT RESTRICTION      NOV-2009      NOV-2010      NOV-2011      NOV-2012      NOV-2013     NOV-2014
--------------------------- ------------- ------------- ------------- ------------- ------------- ------------

Lockout ...................      0.00%         0.00%         0.00%         0.00%         0.00%         0.00%
Defeasance ................     96.98         98.08         97.89         97.63         97.32         71.73
Yield Maintenance .........      3.02          1.92          2.11          2.10          2.09         28.27
Prepayment Premium ........      0.00          0.00          0.00          0.00          0.00          0.00
Open ......................      0.00          0.00          0.00          0.27          0.58          0.00
----------------------------  --------      --------      --------      --------      --------       -------
Total .....................    100.00%       100.00%       100.00%       100.00%       100.00%       100.00%
----------------------------  --------      --------      --------      --------      --------       -------
Total Beginning Balance
 as of the Cut-Off Date
 (in millions) ............   $ 775.59      $ 753.29      $ 669.46      $ 655.42      $ 638.72      $  7.33
----------------------------  --------      --------      --------      --------      --------      --------
Percent of Cut-Off Date
 Group 1 Balance ..........      78.01%        75.77%        67.33%        65.92%        64.24%        0.74%
----------------------------  --------      --------      --------      --------      --------      --------

-------
(1)   Prepayment provisions in effect as a percentage of outstanding loan balances as of the indicated date assuming no prepayments on the Mortgage
      Loans (and assuming that an ARD Loan will be repaid in full on its
      Anticipated Repayment Date), if any.

(2)   Based upon the assumptions set forth in footnote (1) above, after
      November 2014, the outstanding loan balances represent less than 0.74% of the Cut-Off Date Group 1 Balance.

                                     S-146

          PERCENTAGE OF LOAN GROUP 2 BY PREPAYMENT RESTRICTION(1)(2)

   PREPAYMENT RESTRICTION     NOV-2004     NOV-2005      NOV-2006      NOV-2007      NOV-2008
--------------------------- ------------ ------------ ------------- ------------- -------------

Lockout ...................    100.00%      100.00%       32.59%        15.45%         0.00%
Defeasance ................      0.00         0.00        67.41         80.00         95.47
Yield Maintenance .........      0.00         0.00         0.00          0.00          0.00
Prepayment Premium ........      0.00         0.00         0.00          4.55          4.53
Open ......................      0.00         0.00         0.00          0.00          0.00
---------------------------   --------     --------     --------      --------      --------
Total .....................    100.00%      100.00%      100.00%       100.00%       100.00%
---------------------------   --------     --------     --------      --------      --------
Total Beginning Balance
 as of the Cut-Off Date
 (in millions) ............  $ 160.75     $ 160.24      $ 159.34      $ 158.10      $ 156.58
---------------------------  ---------    ---------     --------      --------      --------
Percent of Cut-Off Date
 Group 2 Balance ..........    100.00%       99.69%       99.12%        98.35%        97.41%

   PREPAYMENT RESTRICTION      NOV-2009      NOV-2010      NOV-2011      NOV-2012      NOV-2013     NOV-2014
--------------------------- ------------- ------------- ------------- ------------- ------------- ------------

Lockout ...................      0.00%         0.00%         0.00%         0.00%         0.00%         0.00%
Defeasance ................     95.35         95.36        100.00        100.00        100.00        100.00
Yield Maintenance .........      0.00          0.00          0.00          0.00          0.00          0.00
Prepayment Premium ........      0.00          0.00          0.00          0.00          0.00          0.00
Open ......................      4.65          4.64          0.00          0.00          0.00          0.00
----------------------------   -------       -------       -------       -------       -------       -------
Total .....................    100.00%       100.00%       100.00%       100.00%       100.00%       100.00%
----------------------------   -------       -------       -------       -------       -------       -------
Total Beginning Balance
 as of the Cut-Off Date
 (in millions) ............   $ 85.26       $ 83.86       $ 78.56       $ 77.08       $ 75.50       $  4.75
----------------------------  --------      --------      --------      --------      --------      --------
Percent of Cut-Off Date
 Group 2 Balance ..........     53.04%        52.17%        48.87%        47.95%        46.97%         2.95%

-------
(1)   Prepayment provisions in effect as a percentage of outstanding loan balances as of the indicated date assuming no prepayments on the Mortgage
      Loans (and assuming that an ARD Loan will be repaid in full on its
      Anticipated Repayment Date), if any.

(2)   Based upon the assumptions set forth in footnote (1) above, after
      November 2014, the outstanding loan balances represent less than 2.95% of the Cut-Off Date Group 2 Balance.

                                     S-147

TWENTY LARGEST MORTGAGE LOANS

     The following table and summaries describe the twenty largest Mortgage
Loans or groups of cross-collateralized mortgage loans in the Mortgage Pool by
Cut-Off Date Balance:

                                                                                      % OF
                                     NUMBER OF                                     APPLICABLE
                                     MORTGAGE                                        CUT-OFF
                                      LOANS /                              % OF       DATE
                                     NUMBER OF              CUT-OFF      CUT-OFF      LOAN
                        MORTGAGE     MORTGAGED    LOAN        DATE         POOL       GROUP
      LOAN NAME       LOAN SELLER   PROPERTIES   GROUP     BALANCE(1)    BALANCE     BALANCE
-------------------- ------------- ------------ ------- --------------- --------- ------------

175 West Jackson....    Wachovia       1/1        1      $112,500,000       9.7%       11.3%
Coastal Grand
 Mall ..............    Wachovia       1/1        1        99,834,321       8.6        10.0%
180 Maiden Lane.....    Wachovia       1/1        1        93,000,000       8.1         9.4%
Gale Office Pool ...    Wachovia       1/4        1        72,955,000       6.3         7.3%
Deer Valley
 Village
 Apartments ........    Wachovia       1/1        2        51,150,000       4.4        31.8%
IRS Building -
 Fresno, CA ........    Artesia        1/1        1        46,000,000       4.0         4.6%
ADG Portfolio ......    Wachovia      4/25        1        42,184,000       3.7         4.2%
Slatten Ranch
 (Western
 Phase) ............    Wachovia       1/1        1        26,000,000       2.3         2.6%
1900 L Street ......    Wachovia       1/1        1        22,750,000       2.0         2.3%
10 Independence
 Boulevard .........    Wachovia       1/1        1        20,900,000       1.8         2.1%
                                      -----              ------------      ----
SUBTOTAL/WTD.
 AVG. ..............                  13/37              $587,273,321      50.8%
                                      =====              ============      ====
35 Waterview
 Boulevard .........    Wachovia       1/1        1      $ 20,400,000       1.8%        2.1%
Marina Corporate
 Center ............    Artesia        1/1        1        18,500,000       1.6         1.9%
4 Sylvan Way .......    Wachovia       1/1        1        18,000,000       1.6         1.8%
Mahopac Village
 Center ............    Wachovia       1/1        1        18,000,000       1.6         1.8%
Town Center East
 Building 1 ........    Artesia        1/1        1        17,910,000       1.6         1.8%
Plaza West .........    Wachovia       1/1        1        17,650,000       1.5         1.8%
Cronacher
 Portfolio .........    Wachovia       2/2        1        17,253,375       1.5         1.7%
Ridge Plaza ........    Wachovia       1/1        1        16,982,566       1.5         1.7%
Broadmoor Towne
 Center - North.....    Wachovia       1/1        1        16,770,484       1.5         1.7%
Bay Vista Office
 Building ..........    Artesia        1/1        1        16,385,865       1.4         1.6%
                                      -----              ------------      ----
SUBTOTAL/WTD.
 AVG. ..............                  11/11              $177,852,289      15.4%
                                      -----              ------------      ----
TOTAL/WTD. AVG. ....                  24/48              $765,125,610      66.2%
                                      =====              ============      ====

                                           CUT-OFF
                                             DATE                                 WEIGHTED
                                             LOAN                     WEIGHTED    AVERAGE
                                           BALANCE                     AVERAGE      LTV       WEIGHTED
                                           PER SF/       WEIGHTED      CUT-OFF    RATIO AT    AVERAGE
                           PROPERTY         UNIT/        AVERAGE      DATE LTV    MATURITY    MORTGAGE
      LOAN NAME              TYPE           PAD(2)       DSCR(2)      RATIO(2)   OR ARD(2)      RATE
-------------------- ------------------- ----------- --------------- ---------- ----------- -----------

175 West Jackson.... Office - CBD         $    155       1.72x           53.2%      47.9%       5.860%
Coastal Grand
 Mall .............. Retail - Anchored    $    225       1.77x           60.1%      44.7%       5.090%
180 Maiden Lane..... Office - CBD         $    171       2.61x           51.7%      51.7%       5.410%
Gale Office Pool ... Office - Suburban    $    127       1.27x           81.4%      72.6%       6.260%
Deer Valley
 Village             Multifamily -
 Apartments ........ Conventional         $ 61,478       1.59x           71.7%      71.7%       5.030%
IRS Building -
 Fresno, CA ........ Office - CBD         $    255       1.71x           74.2%      74.2%       5.570%
ADG Portfolio ...... MHP/Multifamily      $ 20,438       1.34x           80.0%      70.3%       5.610%
Slatten Ranch
 (Western
 Phase) ............ Retail - Anchored    $    220       1.33x           68.9%      61.7%       5.550%
1900 L Street ...... Office - CBD         $    220       1.23x           76.1%      71.9%       5.450%
10 Independence
 Boulevard ......... Office - Suburban    $    173       1.26x           72.1%      58.4%       6.260%
SUBTOTAL/WTD.
 AVG. ..............                                     1.72x           65.1%      58.7%       5.579%
35 Waterview
 Boulevard ......... Office - Suburban    $    118       1.29x           80.0%      71.3%       6.260%
Marina Corporate
 Center ............ Office - Suburban    $    210       1.49x           71.4%      66.9%       5.830%
4 Sylvan Way ....... Office - Suburban    $    171       1.24x           80.0%      64.8%       6.260%
Mahopac Village
 Center ............ Retail - Anchored    $    121       1.25x           79.7%      70.0%       5.620%
Town Center East
 Building 1 ........ Office - Suburban    $    180       1.45x           74.6%      66.3%       5.180%
Plaza West ......... Office - CBD         $    178       1.33x           74.5%      64.9%       6.190%
Cronacher
 Portfolio ......... Retail - Various     $    138       1.23x           78.4%      66.3%       5.924%
Ridge Plaza ........ Retail - Anchored    $    148       1.33x           79.7%      73.8%       5.150%
Broadmoor Towne
 Center - North..... Retail - Anchored    $    117       1.36x           78.0%      66.6%       6.180%
Bay Vista Office
 Building .......... Office - CBD         $    139       1.39x(3)        68.6%      57.9%       5.850%
SUBTOTAL/WTD.
 AVG. ..............                                     1.34x           76.6%      67.0%       5.851%
TOTAL/WTD. AVG. ....                                     1.63x           67.7%      60.6%       5.642%

----------
(1)   In the case of a concentration of cross-collateralized mortgage loans, the aggregate principal balance.

(2)   Two (2) Mortgage Loans (loan numbers 1 and 3), representing 17.7% of the
      Cut-Off Date Pool Balance (20.6% of the Cut-Off Date Group 1 Balance),
      are each part of split loan structures with Pari Passu Companion Loans, which are not included in the Trust Fund. With respect to these Mortgage
      Loans, unless otherwise specified, the calculations of LTV ratios, DSC ratios and loan balance per square foot/unit/pad were based on the aggregate indebtedness of these Mortgage Loans and the related Pari Passu
      Companion Loans, but exclude the related Subordinate Companion Loans.

(3)   For purposes of determining the debt service coverge ratio of 1 Mortgage
      Loan (loan number 19), representing 1.4% of the Cut-Off Date Pool Balance
      (1.6% of the Cut-Off Date Group 1 Balance), such ratio was reduced by taking into account amounts available in cash reserves.

                                     S-148

175 West Jackson

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
MORTGAGE LOAN SELLER                                                    Wachovia
CUT-OFF DATE BALANCE                                                $112,500,000
PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                     9.7%
NUMBER OF MORTGAGE LOANS                                                       1
LOAN PURPOSE                                                           Refinance
SPONSOR                                 Strategic Investment Property Fund, Inc.
                                                                and Gary Barnett
TYPE OF SECURITY                                                             Fee
MORTGAGE RATE                                                             5.860%
MATURITY DATE                                                 September 11, 2014
AMORTIZATION TYPE                                                        Balloon
INTEREST ONLY PERIOD                                                          36
ORIGINAL TERM / AMORTIZATION                                           120 / 360
REMAINING TERM / AMORTIZATION                                          118 / 360
LOCKBOX                                                                      Yes
SHADOW RATING (S&P/MOODY'S/DBRS)(1)                                BBB-/Baa3/BBB
UP-FRONT RESERVES
  TAX/INSURANCE                    Yes
  MASTER LEASE(2)                  $20,000,000
ONGOING MONTHLY RESERVES
  TAX/INSURANCE                    Yes
  REPLACEMENT                      $12,100
  TI/LC                            $135,850
ADDITIONAL FINANCING(3)            Pari Passu                       $112,500,000
                                   Subordinate Debt                 $ 55,000,000
                                            PARI
                                            PASSU             WHOLE
                                          NOTES(4)        MORTGAGE LOAN
                                        ------------      -------------
CUT-OFF DATE BALANCE                    $225,000,000      $280,000,000
CUT-OFF DATE BALANCE/SF                 $        155      $        193
CUT-OFF DATE LTV                                53.2%             66.2%
MATURITY DATE LTV                               47.9%             59.7%
UW DSCR ON NCF                                  1.72x             1.38x
--------------------------------------------------------------------------------

(1)   S&P, Moody's and DBRS have confirmed that the 175 West Jackson Loan has, in the context of its inclusion in the Trust Fund, credit characteristics consistent with an investment grade obligation.

(2)   Reserve funded in conjunction with execution of master lease by Intell
      Management and Investment Company. Reserve to be held during the first 5 years of the master lease, with reductions only upon the signing of additional leases which reduce the vacancy.

(3)   Future mezzanine debt permitted.

(4)   LTV ratios, DSC ratios and Cut-Off Date Balance/SF were derived based on the aggregate indebtedness of the 175 West Jackson Loan and the 175 West
      Jackson Pari Passu Loan.

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
NUMBER OF MORTGAGED PROPERTIES                                                 1
LOCATION                                                             Chicago, IL
PROPERTY TYPE                                                      Office -- CBD
SIZE (SF)                                                              1,449,067
OCCUPANCY AS OF AUGUST 1, 2004                                             90.0%
YEAR BUILT / YEAR RENOVATED                                          1912 / 2002
APPRAISED VALUE                                                     $423,000,000
PROPERTY MANAGEMENT                     Intell Management and Investment Company
UW ECONOMIC OCCUPANCY                                                      90.0%
UW REVENUES                                                         $ 45,840,045
UW TOTAL EXPENSES                                                   $ 17,236,093
UW NET OPERATING INCOME (NOI)                                       $ 28,603,952
UW NET CASH FLOW (NCF)                                              $ 27,398,334
--------------------------------------------------------------------------------

                                      S-149

                                      TENANT SUMMARY
                                                                   NET
                                                RATINGS(1)       RENTABLE      % OF NET
                  TENANT                    MOODY'S/S&P/FITCH   AREA (SF)   RENTABLE AREA
------------------------------------------ ------------------- ----------- ---------------

MWH Energy & Infrastructure ..............    Baa3/BBB-/BBB-      139,067         9.6%
Aon Service Corporation ..................     Baa2/BBB+/A-       135,029         9.3
Intell Management & Investment Co.(2) ....       NR/NR/NR         129,473         8.9
US Securities & Exchange Commission ......     Aaa/AAA/AAA        102,613         7.1
Navigant Consulting, Inc. ................       NR/NR/NR          72,817         5.0
Non-major tenants ........................                        725,161        50.0
Vacant ...................................                        144,907        10.0
                                                                  -------       -----
TOTAL ....................................                      1,449,067       100.0%
                                                                =========       =====

                                             ACTUAL                  % OF ACTUAL     DATE OF LEASE
                  TENANT                    RENT PSF   ACTUAL RENT       RENT          EXPIRATION
------------------------------------------ ---------- ------------- ------------- -------------------

MWH Energy & Infrastructure .............. $ 28.19     $ 3,919,996       10.0%             June 2015
Aon Service Corporation .................. $ 29.50       3,983,356       10.1             April 2012
Intell Management & Investment Co.(2) .... $ 29.00       3,754,717        9.6              July 2014
US Securities & Exchange Commission ...... $ 32.20       3,304,548        8.4           January 2012
Navigant Consulting, Inc. ................ $ 27.39       1,994,815        5.1     Multiple Spaces(3)
Non-major tenants ........................ $ 30.83      22,355,920       56.9
Vacant ...................................                       0        0.0
                                                       -----------      -----
TOTAL ....................................             $39,313,351      100.0%
                                                       ===========      =====

(1)   Certain ratings are those of the parent whether or not the parent guarantees the lease.

(2)   Pursuant to a master lease. The space is available for sublease and is currently unoccupied.

(3)   Under the terms of multiple leases, 5,092 square feet is month-to-month and 67,725 square feet expire May 2012.

                                                LEASE EXPIRATION SCHEDULE
                                   WA BASE                   % OF TOTAL     CUMULATIVE     % OF ACTUAL     CUMULATIVE % OF
                  # OF LEASES      RENT/SF      TOTAL SF         SF           % OF SF          RENT          ACTUAL RENT
     YEAR           ROLLING        ROLLING       ROLLING      ROLLING*       ROLLING*        ROLLING*         ROLLING*
--------------   -------------   -----------   ----------   ------------   ------------   -------------   ----------------

     2004              12          $ 19.52       19,541          1.3%            1.3%           1.0%              1.0%
     2005               0          $  0.00            0          0.0%            1.3%           0.0%              1.0%
     2006               2          $ 32.38       23,033          1.6%            2.9%           1.9%              2.9%
     2007               0          $  0.00            0          0.0%            2.9%           0.0%              2.9%
     2008               5          $ 35.76        5,552          0.4%            3.3%           0.5%              3.4%
     2009               1          $ 28.15          810          0.1%            3.4%           0.1%              3.4%
     2010               1          $ 31.30       19,920          1.4%            4.8%           1.6%              5.0%
     2011               6          $ 31.51      127,050          8.8%           13.5%          10.2%             15.2%
     2012               7          $ 29.42      375,940         25.9%           39.5%          28.1%             43.3%
     2013               3          $ 57.17        4,873          0.3%           39.8%           0.7%             44.0%
     2014               2          $ 29.12      130,243          9.0%           48.8%           9.6%             53.7%
  Thereafter           22          $ 30.49      597,198         41.2%           90.0%          46.3%            100.0%
    Vacant              0            N/A        144,907         10.0%          100.0%           0.0%            100.0%

   *     Calculated based on the approximate square footage occupied by each tenant

                                     S-150

o    THE LOAN. The Mortgage Loan (the "175 West Jackson Loan") is secured by a first mortgage encumbering an office building located in Chicago, Illinois.
     The 175 West Jackson Loan represents approximately 9.7% of the Cut-Off Date
     Pool Balance. The 175 West Jackson Loan was originated on August 26, 2004, and has a principal balance as of the Cut-Off Date of $112,500,000. The 175
     West Jackson Loan, which is evidenced by a pari passu note dated August 26,
     2004, is a portion of a whole loan with an original principal balance of
     $280,000,000. The other loans related to the 175 West Jackson Loan are evidenced by 2 separate notes, each dated August 26, 2004 (the "175 West
     Jackson Pari Passu Loan", with an original principal balance of
     $112,500,000, and the "175 West Jackson Subordinate Companion Loan", with an original principal balance of $55,000,000). The 175 West Jackson Pari
     Passu Loan will not be an asset of the Trust Fund, while the 175 West
     Jackson Subordinate Companion Loan will be an asset of the Trust Fund;
     however, the 175 West Jackson Subordinate Companion Loan will not be pooled with any Mortgage Loans. The 175 West Jackson Loan, the 175 West Jackson
     Pari Passu Loan and the 175 West Jackson Subordinate Companion Loan will be governed by an intercreditor and servicing agreement and will be serviced pursuant to the terms of the pooling and servicing agreement as described in this prospectus supplement under "DESCRIPTION OF THE MORTGAGE
     POOL--Co-Lender Loans". The 175 West Jackson Loan provides for interest-only payments for the first 36 months of its term, and thereafter, fixed monthly payments of principal and interest.

     The 175 West Jackson Loan has a remaining term of 118 months and matures on
     September 11, 2014. The 175 West Jackson Loan may be prepaid on or after
     July 11, 2014, and permits defeasance with United States government obligations beginning the earlier of four years after the origination date or two years from the date of the securitization of the 175 West Jackson
     Pari Passu Loan.

o    THE BORROWER. The borrower is 175 Jackson, L.L.C., a special purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 175 West Jackson Loan. The sponsors are Strategic Investment Property Fund, Inc. and Gary Barnett, the
     principal of Intell Management and Investment Company ("Intell"). Intell is
     a New York-based national owner, developer, construction manager and asset manager of office, retail and multifamily properties. Intell was founded by
     Gary Barnett in 1991 and, along with his partners, is currently serving as manager and primary owner of a portfolio of approximately 10 million square feet of real estate located in New York City, Chicago, Boston and St.
     Louis.

o    THE PROPERTY. The Mortgaged Property is an approximately 1,449,067 square foot office building situated on approximately 1.8 acres. The Mortgaged
     Property was constructed in two phases -- 1912 and 1923 and completely restored and renovated from 2001-2002. The Mortgaged Property is located in
     Chicago, Illinois. As of August 1, 2004, the occupancy rate for the
     Mortgaged Property securing the 175 West Jackson Loan was approximately
     90.0%.

     The largest tenant is MWH Energy & Infrastructure ("MWH"), occupying approximately 139,067 square feet, or approximately 9.6% of the net rentable area. MWH offers design, construction, finance, operation and maintenance services for infrastructure projects in more than 30 countries around the globe. The MWH lease expires in June 2015. The second largest tenant is Aon Service Corporation ("Aon"), occupying approximately 135,029 square feet, or approximately 9.3% of the net rentable area. Aon is one of the world's largest insurance brokerage and consulting companies with divisions specializing in commercial brokerage, consulting services and consumer insurance underwriting. As of November 1, 2004, Aon was rated
     "Baa2" (Moody's), "BBB+" (S&P) and "A-" (Fitch). The Aon lease expires in
     April 2012. The third largest tenant is Intell, which has leased approximately 129,473 square feet or approximately 8.9% of the net rentable area through a master lease; the space is available for sublease and is currently unoccupied. Intell is the property manager and the sponsor of the borrower. The Intell lease expires in July 2014.

o    LOCK BOX ACCOUNT. All tenant payments due under the applicable tenant leases are deposited into a mortgagee-designated lock box account.

o    MANAGEMENT. Intell Management and Investment Company, the sponsor of the borrower, is the property manager for the Mortgaged Property securing the
     175 West Jackson Loan.

                                      S-151

Coastal Grand Mall

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
MORTGAGE LOAN SELLER                                                    Wachovia
CUT-OFF DATE BALANCE                                                $ 99,834,321
PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                     8.6%
NUMBER OF MORTGAGE LOANS                                                       1
LOAN PURPOSE                                                           Refinance
SPONSOR                                    CBL & Associates Properties, Inc. and
                                                Burroughs & Chapin Company, Inc.
TYPE OF SECURITY                                                             Fee
MORTGAGE RATE                                                             5.090%
MATURITY DATE                                                   October 11, 2014
AMORTIZATION TYPE                                                        Balloon
INTEREST ONLY PERIOD                                                        None
ORIGINAL TERM / AMORTIZATION                                           120 / 300
REMAINING TERM / AMORTIZATION                                          119 / 299
LOCKBOX                                                                      Yes
SHADOW RATING (S&P/MOODY'S/DBRS)(1)                             BBB-/Baa2/A(low)

UP-FRONT RESERVES                                                           None

ONGOING MONTHLY RESERVES
 TAX/INSURANCE(2)       Springing
 REPLACEMENT(2)         Springing
 TI/LC(2)               Springing

ADDITIONAL FINANCING(3) Subordinate Debt                            $ 18,000,000

                                                         WHOLE
                                                       MORTGAGE
                                    TRUST ASSET          LOAN
                                    -----------      ------------
CUT-OFF DATE BALANCE                $99,834,321      $117,834,321
CUT-OFF DATE BALANCE/SF             $       225      $        265
CUT-OFF DATE LTV(4)                       60.1%             71.0%
MATURITY DATE LTV                         44.7%             55.5%
UW DSCR ON NCF                            1.77x             1.48x
--------------------------------------------------------------------------------

(1)   S&P, Moody's and DBRS have confirmed that the Coastal Grand Mall Loan has, in the context of its inclusion in the Trust Fund, credit characteristics consistent with an investment-grade obligation.

(2)   Upon the DSCR for any fiscal year falling to less than 1.15x, reserves will begin collecting for taxes, insurance, replacement and tenant improvements and leasing commissions.

(3)   Future unsecured debt permitted.

(4)   The LTV presented is calculated using the stabilized value as of
      September 1, 2005. Based on the `As is' value of $155,000,000, the
      Cut-Off Date LTV would equal 64.4% for the Trust Asset and 76.0% for the
      Whole Mortgage Loan.

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
NUMBER OF MORTGAGED PROPERTIES                                                 1
LOCATION                                                        Myrtle Beach, SC
PROPERTY TYPE                                                 Retail -- Anchored
SIZE (SF)                                                                444,372
OCCUPANCY AS OF SEPTEMBER 8, 2004                                          90.2%
YEAR BUILT / YEAR RENOVATED                                            2004 / NA
APPRAISED VALUE*                                                    $166,000,000
PROPERTY MANAGEMENT    CBL & Associates Management, Inc.
UW ECONOMIC OCCUPANCY                                                      95.0%
UW REVENUES                                                         $ 18,100,121
UW TOTAL EXPENSES                                                   $  5,320,193
UW NET OPERATING INCOME (NOI)                                       $ 12,779,928
UW NET CASH FLOW (NCF)                                              $ 12,505,460
--------------------------------------------------------------------------------

*     Value presented is the stabilized value as of September 1, 2005. The `As is' value equals $155,000,000 as of August 25, 2004.

                                     S-152

--------------------------------------------------------------------------------------------------------------------------------
                                                         TENANT SUMMARY
--------------------------------------------------------------------------------------------------------------------------------
                                                            NET      % OF NET                              % OF       DATE OF
                                         RATINGS(1)       RENTABLE   RENTABLE    ACTUAL                   ACTUAL       LEASE
               TENANT                MOODY'S/S&P/FITCH   AREA (SF)     AREA     RENT PSF   ACTUAL RENT     RENT      EXPIRATION
--------------------------------------------------------------------------------------------------------------------------------

ANCHOR TENANATS - ANCHOR OWNED
Dillard's .........................      B2/BB/BB-        155,648               ANCHOR OWNED - NOT PART OF COLLATERAL
Sears .............................     Baa1/BBB/BBB      153,106               ANCHOR OWNED - NOT PART OF COLLATERAL
Belk ..............................       NR/NR/NR        140,000               ANCHOR OWNED - NOT PART OF COLLATERAL
                                                          -------
 TOTAL ANCHOR OWNED ...............                       448,754

ANCHOR TENANATS - COLLATERAL
Dick's Sporting Goods .............       NR/NR/NR         52,000       11.7%  $ 11.00     $   572,000       6.0%  January 2020
Cinemark ..........................      Caa1/B+/NR        51,788       11.7   $ 17.00         880,396       9.3    March 2019
Bed Bath & Beyond .................      NR/BBB/NR         25,121        5.7   $ 12.75         320,293       3.4   January 2015
                                                          -------   --------               -----------     -----
 TOTAL ANCHOR TENANTS .............                       128,909       29.0%  $ 13.75     $ 1,772,689      18.7%

TOP 5 TENANTS
Limited Brands, Inc.(2) ...........     Baa2/BBB/NR        25,754        5.8%  $ 23.16     $   596,374       6.3%  January 2015
Books-A-Million ...................       NR/NR/NR         15,187        3.4   $ 11.05         167,816       1.8   October 2014
Gap/Gap Kids ......................     Ba1/BB+/BB+        11,945        2.7   $ 15.26         182,281       1.9   January 2010
Abercrombie & Fitch ...............       NR/NR/NR          7,024        1.6   $ 20.50         143,992       1.5   January 2015
Charlotte Russe ...................       NR/NR/NR          7,000        1.6   $ 20.00         140,000       1.5    March 2009
                                                          -------   --------               -----------     -----
 TOTAL TOP 5 TENANTS ..............                        66,910       15.1%  $ 18.39     $ 1,230,463      13.0%

Non-Major Tenants . ...............                       205,156       46.2   $ 31.52       6,465,994      68.3
                                                          -------   --------               -----------     -----
OCCUPIED COLLATERAL TOTAL .........                       400,975       90.2%  $ 23.62     $ 9,469,146     100.0%
                                                                                           ===========     =====
Vacant space .. ...................                        43,397        9.8
                                                          -------   --------
COLLATERAL TOTAL ..................                       444,372      100.0%
                                                                    ========
PROPERTY TOTAL ....................                       893,126
                                                          =======

(1)   Certain ratings are those of the parent whether or not the parent guarantees the lease.

(2)   Includes space leased under the Victoria's Secret, Express for Men,
      Limited Too and Bath and Body Works brands.

-----------------------------------------------------------------------------------------------------------------------
                                               LEASE EXPIRATION SCHEDULE
-----------------------------------------------------------------------------------------------------------------------
                    # OF       WA BASE                                  CUMULATIVE                        CUMULATIVE %
                   LEASES      RENT/SF     TOTAL SF      % OF TOTAL       % OF SF       % OF ACTUAL      OF ACTUAL RENT
     YEAR         ROLLING      ROLLING      ROLLING     SF ROLLING*      ROLLING*      RENT ROLLING*        ROLLING*
-----------------------------------------------------------------------------------------------------------------------

     2004             0       $  0.00            0           0.0%            0.0%            0.0%              0.0%
     2005             0       $  0.00            0           0.0%            0.0%            0.0%              0.0%
     2006             0       $  0.00            0           0.0%            0.0%            0.0%              0.0%
     2007             3       $ 54.41        3,342           0.8%            0.8%            1.9%              1.9%
     2008             0       $  0.00            0           0.0%            0.8%            0.0%              1.9%
     2009            23       $ 29.63       57,351          12.9%           13.7%           17.9%             19.9%
     2010            12       $ 22.29       47,643          10.7%           24.4%           11.2%             31.1%
     2011             2       $ 35.35        3,734           0.8%           25.2%            1.4%             32.5%
     2012             0       $  0.00            0           0.0%           25.2%            0.0%             32.5%
     2013             0       $  0.00            0           0.0%           25.2%            0.0%             32.5%
     2014            38       $ 34.04       79,566          17.9%           43.1%           28.6%             61.1%
  Thereafter         22       $ 17.61      209,339          47.1%           90.2%           38.9%            100.0%
    Vacant            0         N/A         43,397           9.8%          100.0%            0.0%            100.0%

   *     Calculated based on the approximate square footage occupied by each tenant.

                                     S-153

o    THE LOAN. The Mortgage Loan (the "Coastal Grand Mall Loan") is secured by a first mortgage encumbering a regional mall located in Myrtle Beach, South
     Carolina. The Coastal Grand Mall Loan represents approximately 8.6% of the
     Cut-Off Date Pool Balance. The Coastal Grand Mall Loan was originated on
     September 20, 2004, and has a principal balance as of the Cut-Off Date of
     $99,834,321. The Coastal Grand Mall Loan, which is evidenced by a senior note dated September 20, 2004, is the senior portion of a whole loan with an aggregate original principal balance of $118,000,000. The companion loans related to the Coastal Grand Mall Loan are evidenced by two separate subordinate pari passu notes dated September 20, 2004, each with an original principal balance of $9,000,000 (the "Coastal Grand Mall Companion
     Loans"). The Coastal Grand Mall Companion Loans will not be assets of the
     Trust Fund. The Coastal Grand Mall Loan and the Coastal Grand Mall
     Companion Loans will be governed by an intercreditor and servicing agreement, as described in this prospectus supplement under "DESCRIPTION OF
     THE MORTGAGE POOL--Co-Lender Loans" and will be serviced pursuant to the terms of the Pooling and Servicing Agreement.

     The Coastal Grand Mall Loan has a remaining term of 119 months and matures on October 11, 2014. The Coastal Grand Mall Loan may be prepaid on or after
     July 11, 2014, and permits defeasance with United States government obligations beginning two years after the Closing Date.

o    THE BORROWER. The borrower is Coastal Grand, LLC, a special purpose entity.
     Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Coastal Grand Mall Loan. The sponsor is a joint venture between CBL & Associates Properties, Inc. and Burroughs
     & Chapin Company, Inc. CBL & Associates Properties, Inc., headquartered in
     Chattanooga, Tennessee, is a self-managed, fully integrated real estate investment trust involved in the development, acquisition, leasing and management of regional shopping malls and community retail centers.
     Burroughs & Chapin Company, Inc. is a Myrtle Beach-based real estate firm that has conducted operations in the region for over 100 years.

o    THE PROPERTY. The Mortgaged Property is approximately 444,372 square feet of an approximately 893,126 square foot regional mall situated on approximately 75.1 acres. The Mortgaged Property was constructed in 2004.
     The Mortgaged Property is located in Myrtle Beach, South Carolina, within the Myrtle Beach-Conway-North Myrtle Beach, South Carolina metropolitan statistical area. As of September 8, 2004, the occupancy rate for the
     Mortgaged Property securing the Coastal Grand Mall Loan was approximately
     90.2%.

     The anchor tenants at the Mortgaged Property are Belk Stores, Dillard's,
     Inc., Sears Roebuck & Co., Dick's Sporting Goods, Inc., Bed Bath & Beyond
     and a 14-screen Cinemark theater. Belk Stores, Dillard's, Inc. and Sears
     Roebuck & Co. own their premises and land, which are not part of the collateral. The largest tenant that is part of the Mortgaged Property is
     Dick's Sporting Goods, Inc. ("Dick's"), occupying approximately 52,000 square feet, or approximately 11.7% of the net rentable area. Dick's operates retail stores primarily in the eastern and central United States and offers a broad selection of brand name sporting goods equipment, apparel and footwear. The Dick's lease expires in January 2020. The second largest tenant is Cinemark, Inc. ("Cinemark"), occupying approximately
     51,788 square feet, or approximately 11.7% of the net rentable area.
     Cinemark owns and operates a chain of multiplex movie theatres located throughout North America and Latin America. As of October 7, 2004, Cinemark
     was rated "Caa1" (Moody's) and "B+" (S&P). The Cinemark lease expires in
     March 2019. The third largest tenant is Bed Bath & Beyond, Inc. ("Bed Bath
     & Beyond"), occupying approximately 25,121 square feet, or approximately
     5.7% of the net rentable area. Bed Bath & Beyond is a chain of retail stores that sells domestic merchandise and home furnishings throughout the
     United States. As of October 7, 2004, Bed Bath & Beyond was rated "BBB"
     (S&P). The Bed Bath & Beyond lease expires in January 2015.

o    LOCK BOX ACCOUNT. All tenant payments due under the applicable tenant leases are deposited into a borrower-designated lock box account.

o    MANAGEMENT. CBL & Associates Management, Inc., an affiliate of one of the sponsors, is the property manager for the Mortgaged Property securing the
     Coastal Grand Mall Loan. CBL & Associates Management, Inc. primarily owns regional malls that are well positioned retail facilities in middle market areas with a portfolio that includes approximately 170 properties.

                                      S-154

180 Maiden Lane

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
MORTGAGE LOAN SELLER                                                    Wachovia
CUT-OFF DATE BALANCE                                                $ 93,000,000
PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                     8.1%
NUMBER OF MORTGAGE LOANS                                                       1
LOAN PURPOSE                                                         Acquisition
SPONSOR                                                           Joseph Moinian
TYPE OF SECURITY                                                             Fee
MORTGAGE RATE                                                             5.410%
MATURITY DATE                                                  November 11, 2009
AMORTIZATION TYPE                                                  Interest Only
INTEREST ONLY PERIOD                                                          62
ORIGINAL TERM / AMORTIZATION                                             62 / IO
REMAINING TERM / AMORTIZATION                                            60 / IO
LOCKBOX                                                                      Yes
SHADOW RATING (S&P/MOODY'S/DBRS)(1)                              A-/Baa1/A(high)
UP-FRONT RESERVES
 TAX/INSURANCE                Yes
 TI/LC(2)                     $984,714

ONGOING MONTHLY RESERVES
 TAX/INSURANCE                Yes
 REPLACEMENT                  $ 13,610

ADDITIONAL FINANCING          Pari Passu Notes                      $ 93,000,000
                              Subordinate Financing                 $106,000,000
                              Mezzanine Financing                   $ 36,500,000

                                                                   WHOLE
                                             PARI PASSU           MORTGAGE
                                              NOTES(3)              LOAN
                                            ------------        ------------
CUT-OFF DATE BALANCE                        $186,000,000        $292,000,000
CUT-OFF DATE BALANCE/SF                     $        171        $        268
CUT-OFF DATE LTV                                   51.7%               81.1%
MATURITY DATE LTV                                  51.7%               81.1%
UW DSCR ON NCF                                     2.61x               1.66x
--------------------------------------------------------------------------------

(1)   S&P, Moody's and DBRS have confirmed that the 180 Maiden Lane has, in the context of its inclusion in the Trust Fund, credit characteristics consistent with an investment-grade obligation.

(2)   Escrows established at closing related to (1) an outstanding tenant improvement credit of $831,750 for the 25th floor that is available to
      Goldman Sachs at any time and (2) the Stroock & Stroock & Lavan work letter for the 26th floor space equal to $152,964.

(3)   LTV ratios, DSC ratios and Cut-Off Date Balance/SF were derived based on the aggregate indebtedness of the 180 Maiden Lane Loan and the 180 Maiden
      Lane Pari Passu Loan.

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
NUMBER OF MORTGAGED PROPERTIES                                                 1
LOCATION                                                            New York, NY
PROPERTY TYPE                                                      Office -- CBD
SIZE (SF)                                                              1,088,763
OCCUPANCY AS OF SEPTEMBER 1, 2004                                         100.0%
YEAR BUILT / YEAR RENOVATED                                          1984 / 2000
APPRAISED VALUE                                                     $360,000,000
PROPERTY MANAGEMENT                                    Cushman & Wakefield, Inc.
UW ECONOMIC OCCUPANCY                                                      99.5%
UW REVENUES                                                         $ 44,723,263
UW TOTAL EXPENSES                                                   $ 18,228,003
UW NET OPERATING INCOME (NOI)                                       $ 26,495,260
UW NET CASH FLOW (NCF)                                              $ 26,222,621
--------------------------------------------------------------------------------

                                     S-155

---------------------------------------------------------------------------
                              TENANT SUMMARY
---------------------------------------------------------------------------
                                                         NET      % OF NET
                                      RATINGS(1)       RENTABLE   RENTABLE
             TENANT               MOODY'S/S&P/FITCH   AREA (SF)     AREA
---------------------------------------------------------------------------

Goldman Sachs ..................      Aa3/A+/AA-        803,223      73.8%
Stroock & Stroock & Lavan ......       NR/NR/NR         231,932      21.3
Weitz & Luxenberg ..............       NR/NR/NR          28,000       2.6
HeartWorks .....................       NR/NR/NR          10,545       1.0
Nausch, Hogan and Murray .......       NR/NR/NR          10,245       0.9
Non-major tenants ..............                          4,818       0.4
Vacant .........................                              0       0.0
                                                        -------     -----
TOTAL ..........................                      1,088,763     100.0%
                                                      =========     =====

----------------------------------------------------------------------------------------
                                                             % OF
                                   ACTUAL                   ACTUAL      DATE OF LEASE
             TENANT               RENT PSF   ACTUAL RENT     RENT         EXPIRATION
----------------------------------------------------------------------------------------

Goldman Sachs ..................  $ 38.55    $30,966,468      78.5%       April 2014(2)
Stroock & Stroock & Lavan ......  $ 31.50      7,306,142      18.5   Multiple Spaces(3)
Weitz & Luxenberg ..............  $ 28.00        784,000       2.0           April 2009
HeartWorks .....................  $  0.00              0       0.0           April 2014
Nausch, Hogan and Murray .......  $ 36.00        368,820       0.9          August 2006
Non-major tenants ..............  $  9.55         46,035       0.1
Vacant .........................                       0       0.0
                                             -----------     -----
TOTAL ..........................             $39,471,465     100.0%
                                             ===========     =====

(1)   Certain ratings are those of the parent whether or not the parent guarantees the lease.

(2)   Goldman Sachs has the option to terminate all of its leased space in
      November 2009.

(3)   Under the terms of multiple leases, 8,498 square feet expire in January
      2008, 17,686 square feet expire in January 2013 and 205,748 square feet expire in May 2013.

--------------------------------------------------------------------------------------------------------------------
                                             LEASE EXPIRATION SCHEDULE
--------------------------------------------------------------------------------------------------------------------
                                                                                                        CUMULATIVE %
                                WA BASE                                                   % OF ACTUAL        OF
                 # OF LEASES    RENT/SF    TOTAL SF     % OF TOTAL        CUMULATIVE          RENT      ACTUAL RENT
      YEAR         ROLLING      ROLLING     ROLLING   SF ROLLING(1)   % OF SFROLLING(1)    ROLLING(1)    ROLLING(1)
--------------------------------------------------------------------------------------------------------------------

  2004                 1       $  58.50        100          0.0%              0.0%             0.0%          0.0%
  2005                 0       $   0.00          0          0.0%              0.0%             0.0%          0.0%
  2006                 1       $  36.00     10,245          0.9%              1.0%             0.9%          0.9%
  2007                 0       $   0.00          0          0.0%              1.0%             0.0%          0.9%
  2008                 2       $  34.12      8,591          0.8%              1.7%             0.7%          1.7%
  2009                 1       $  28.00     28,000          2.6%              4.3%             2.0%          3.7%
  2010                 0       $   0.00          0          0.0%              4.3%             0.0%          3.7%
  2011                 0       $   0.00          0          0.0%              4.3%             0.0%          3.7%
  2012                 2       $ 157.21        229          0.0%              4.3%             0.1%          3.8%
  2013                 4       $  31.41    223,434         20.5%             24.9%            17.8%         21.5%
  2014(2)             50       $  38.05    813,768         74.7%             99.6%            78.5%        100.0%
  Thereafter           2       $   0.00      4,396          0.4%            100.0%             0.0%        100.0%
  Vacant               0          N/A            0          0.0%            100.0%             0.0%        100.0%

       (1)   Calculated based on the approximate square footage occupied by each tenant.

       (2)   Goldman Sachs has the option to terminate all of its leased space in November 2009.

                                     S-156

o    THE LOAN. The Mortgage Loan (the "180 Maiden Lane Loan") is secured by a first mortgage encumbering an office building located in New York, New
     York. The 180 Maiden Lane Loan represents approximately 8.1% of the Cut-Off
     Date Pool Balance. The 180 Maiden Lane Loan was originated on August 19,
     2004, and has a principal balance as of the Cut-Off Date of $93,000,000.
     The 180 Maiden Lane Loan, which is evidenced by a pari passu note dated
     August 19, 2004, is a portion of a whole loan with an original principal balance of $292,000,000. The other loans related to the 180 Maiden Lane
     Loan are evidenced by 3 separate notes, each dated August 19, 2004 (the
     "180 Maiden Lane Pari Passu Loan", with an original principal balance of
     $93,000,000, the "180 Maiden Lane Trust Subordinate Companion Loan", with an original principal balance of $69,500,000, and the "180 Maiden Lane
     Non-Trust Subordinate Companion Loan", with an original principal balance of $36,500,000). The 180 Maiden Lane Pari Passu Loan and the 180 Maiden
     Lane Non-Trust Subordinate Companion Loan will not be assets of the Trust
     Fund, while the 180 Maiden Lane Trust Subordinate Companion Loan will be an asset of the Trust Fund; however, the 180 Maiden Lane Trust Subordinate
     Companion Loan will not be pooled with any Mortgage Loans. The 180 Maiden
     Lane Loan, the 180 Maiden Lane Pari Passu Loan, the 180 Maiden Lane Trust
     Subordinate Companion Loan and the 180 Maiden Lane Non-Trust Subordinate
     Companion Loan will be governed by an intercreditor and servicing agreement and will be serviced pursuant to the terms of the pooling and servicing agreement as described in this prospectus supplement under "DESCRIPTION OF
     THE MORTGAGE POOL--Co-Lender Loans". The 180 Maiden Lane Loan provides for interest-only payments for the entire loan term.

     The 180 Maiden Lane Loan has a remaining term of 60 months and matures on
     November 11, 2009. The 180 Maiden Lane Loan may be prepaid on or after
     September 11, 2009, and permits defeasance with United States government obligations beginning the earlier of four years after the origination date or two years from the date of the last securitization of any portion of the
     180 Maiden Lane Loan and its related Companion Loans.

o    THE BORROWER. The borrower is Almah LLC, a special purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 180 Maiden Lane Loan. The sponsor is Joseph
     Moinian. Joseph Moinian has been actively involved in New York City commercial real estate for over 15 years and currently controls a portfolio of properties in excess of 6 million square feet of office space and approximately 1,200 apartment units.

o    THE PROPERTY. The Mortgaged Property is an approximately 1,088,763 square foot office building situated on approximately 1.1 acres. The Mortgaged
     Property was constructed in 1984 and renovated in 2000. The Mortgaged
     Property is located in New York, New York. As of September 1, 2004, the occupancy rate for the Mortgaged Property securing the 180 Maiden Lane Loan was approximately 100.0%.

     The largest tenant is Goldman Sachs, occupying approximately 803,223 square feet, or approximately 73.8% of the net rentable area. Goldman Sachs is a global investment banking, securities and investment management firm that provides a range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As of October 3, 2004, Goldman Sachs was rated "Aa3" (Moody's), "A+" (S&P) and "AA-" (Fitch). The Goldman Sachs
     lease expires in April 2014; however, Goldman Sachs has the option to terminate all of its leased space in November 2009. This option may be exercised with 18 months notice and the payment of a termination fee equal to approximately nine months rent. Pursuant to the terms of the loan documents, in the event that Goldman Sachs exercises this termination option, the mortgagee will have the right to trap excess cash flow for the
     18-month notice period in addition to the termination fee, which will be held in a mortgagee-controlled escrow account. The second largest tenant is
     Stroock & Stroock & Lavan LLP ("Stroock"), occupying approximately 231,932 square feet, or approximately 21.3% of the net rentable area. Stroock is a law firm specializing in capital markets, litigation and real estate matters with over 350 attorneys practicing in New York, Los Angeles and
     Miami. The Stroock lease expires in various years, the largest being approximately 205,748 square feet in May 2013. Stroock has the right to terminate its lease of the 39th floor in June 2008 with a termination fee of $1.64 million with 12 months notice. The third largest tenant is Weitz &
     Luxenberg, P.C. ("Weitz & Luxenberg"), occupying approximately 28,000 square feet, or approximately 2.6% of the net rentable area. Weitz &
     Luxenberg is a law firm specializing in mass tort, product liability and personal injury litigation with over 50 attorneys practicing in New York
     City. The Weitz & Luxenberg lease expires in April 2009.

o    LOCK BOX ACCOUNT. All tenant payments due under the applicable tenant leases are deposited into a mortgagee-designated lock box account.

                                     S-157

o    MEZZANINE DEBT. A mezzanine loan in the amount of $36,500,000 was originated on August 19, 2004. The mezzanine loan is not an asset of the
     Trust Fund and is secured by a pledge of the equity interests in the borrower.

o    MANAGEMENT. Cushman & Wakefield, Inc. is the property manager for the
     Mortgaged Property securing the 180 Maiden Lane Loan. Cushman & Wakefield, with offices in approximately 50 countries, provides property management services for nearly 300 million square feet of commercial space.

                                     S-158

Gale Office Pool

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
MORTGAGE LOAN SELLER                                                    Wachovia
CUT-OFF DATE BALANCE                                                 $72,955,000
PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                     6.3%
NUMBER OF MORTGAGE LOANS                                                       1
LOAN PURPOSE                                                         Acquisition
SPONSOR                              The Gale Company L.L.C. and SL Green Realty
                                                                     Corporation
TYPE OF SECURITY                                                             Fee
MORTGAGE RATE                                                             6.260%
MATURITY DATE                                                    August 11, 2014
AMORTIZATION TYPE                                                        Balloon
INTEREST ONLY PERIOD                                                          24
ORIGINAL TERM / AMORTIZATION                                           120 / 360
REMAINING TERM / AMORTIZATION                                          117 / 360
LOCKBOX                                                                      Yes
UP-FRONT RESERVES
  TAX/INSURANCE                   Yes
  ENGINEERING                     $   20,563
  ROLLOVER(1)                     $1,350,000
  TI/LC(2)                        $3,779,546
ONGOING MONTHLY RESERVES
  TAX/INSURANCE                   Yes
  REPLACEMENT                     $   11,978
  TI/LC                           $   59,889
ADDITIONAL FINANCING(3)                            Credit Facility   $25,000,000

CUT-OFF DATE BALANCE                                                 $72,955,000
CUT-OFF DATE BALANCE/SF                                              $       127
CUT-OFF DATE LTV                                                           81.4%
MATURITY DATE LTV                                                          72.6%
UW DSCR ON NCF                                                             1.27x
--------------------------------------------------------------------------------

(1)   Reserve funded at closing to be used for general rollover needs across the properties.

(2)   Reserve established for costs associated with recent leases of certain tenants.

(3)   An affiliate of the borrowers has a revolving line of credit that is secured, in part, by an interest in the borrowers for purposes of funding tenant improvement and leasing commissions for a 36 property portfolio owned by the sponsors. This line of credit is also secured by the ownership interests in the property owners of the related portfolio properties and may be used to fund tenant improvement and leasing commission reserves related to properties not included in the Trust Fund.
      As of October 11, 2004, the total financing secured by the 36 property portfolio (which includes the Mortgaged Properties securing the Gale
      Office Pool Loan) was approximately $476,650,000.

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
NUMBER OF MORTGAGED PROPERTIES                                                 4
LOCATION                                                             Various, NJ
PROPERTY TYPE                                                 Office -- Suburban
SIZE (SF)                                                                573,877
OCCUPANCY AS OF JULY 28, 2004 (OR AUGUST 1, 2004)                          95.8%
YEAR BUILT / YEAR RENOVATED                                         Various / NA
APPRAISED VALUE                                                      $89,600,000
PROPERTY MANAGEMENT*                                  Various Sponsor Affiliates
UW ECONOMIC OCCUPANCY                                                      92.5%
UW REVENUES                                                          $12,932,715
UW TOTAL EXPENSES                                                    $ 5,482,963
UW NET OPERATING INCOME (NOI)                                        $ 7,449,751
UW NET CASH FLOW (NCF)                                               $ 6,835,715
--------------------------------------------------------------------------------

*     The Gale Management Company, L.L.C., The Gale Construction Company,
      L.L.C., The Gale Construction Services Company, L.L.C., The Gale Real
      Estate Advisors Company, L.L.C., The Gale Investment Services Company,
      L.L.C.

                                     S-159

----------------------------------------------------------------------------------
                             GALE OFFICE POOL SUMMARY
----------------------------------------------------------------------------------
                                                        ALLOCATED    CUT-OFF DATE
                                                         CUT-OFF        BALANCE
         PROPERTY NAME              CITY      STATE   DATE BALANCE      PER SF
----------------------------------------------------------------------------------

Gale Office Pool
 20 Waterview Boulevard ....... Parsippany     NJ     $ 27,683,817       $ 122
 85 Livingston Avenue ......... Roseland       NJ       17,098,828       $ 137
 6 Becker Farm Road ........... Roseland       NJ       15,958,906       $ 124
 75 Livingston Avenue ......... Roseland       NJ       12,213,449       $ 129
                                                      ------------
                                                      $ 72,955,000       $ 127
                                                      ============

                                                                     UNDERWRITTEN
                                                                         NET
         PROPERTY NAME           YEAR BUILT   NRA(SF)   OCCUPANCY*    CASH FLOW    APPRAISED VALUE
------------------------------- ------------ --------- ------------ ------------- ----------------

Gale Office Pool
 20 Waterview Boulevard .......    1988       226,142       96.7%    $ 2,568,495    $ 34,000,000
 85 Livingston Avenue .........    1985       124,547      100.0%      1,536,384      21,000,000
 6 Becker Farm Road ...........    1983       128,786       92.9%      1,552,442      19,600,000
 75 Livingston Avenue .........    1984        94,402       92.0%      1,178,395      15,000,000
                                              -------                -----------    ------------
                                              573,877       95.8%    $ 6,835,716    $ 89,600,000
                                              =======                ===========    ============

*     Occupancy as of July 28, 2004 for the 20 Waterview Boulevard, 75
      Livingston Avenue, and 85 Livingston Avenue Mortgaged Properties and as
      of August 1, 2004 for the 6 Becker Farm Road Mortgaged Property.

                                     S-160

------------------------------------------------------------------------------------------------------------------------------
                                                        TENANT SUMMARY
------------------------------------------------------------------------------------------------------------------------------
                                                        NET     % OF NET                                % OF
                                      RATINGS        RENTABLE   RENTABLE    ACTUAL                     ACTUAL    DATE OF LEASE
             TENANT              MOODY'S/S&P/FITCH   AREA(SF)     AREA     RENT PSF    ACTUAL RENT      RENT      EXPIRATION
------------------------------------------------------------------------------------------------------------------------------

  Lowenstein, Sandler, PC .....      NR/NR/NR         82,107       14.3%  $ 24.25     $  1,991,095       15.2%    August 2017
  Connell Foley & Geiser ......      NR/NR/NR         68,999       12.0   $ 23.00        1,586,977       12.1   December 2015
  Torre Lazur, Inc. ...........      NR/NR/NR         54,379        9.5   $ 24.00        1,305,096       10.0       June 2010
  One Call Medical .. .........      NR/NR/NR         41,735        7.3   $ 20.00          834,700        6.4       July 2013
  American Mgmt ...............      NR/NR/NR         37,019        6.5   $ 25.97          961,384        7.3    October 2005
  Non-major tenants . .........                      265,319       46.2   $ 24.19        6,418,283       49.0
  Vacant . ....................                       24,319        4.2                          0        0.0
                                                     -------      -----               ------------      -----
  TOTAL .......................                      573,877      100.0%              $ 13,097,535      100.0%
                                                     =======      =====               ============      =====

--------------------------------------------------------------------------------------------------------
                                       LEASE EXPIRATION SCHEDULE
--------------------------------------------------------------------------------------------------------
                  # OF    WA BASE                            CUMULATIVE                    CUMULATIVE %
                 LEASES   RENT/SF   TOTAL SF    % OF TOTAL     % OF SF     % OF ACTUAL    OF ACTUAL RENT
     YEAR       ROLLING   ROLLING    ROLLING   SF ROLLING*    ROLLING*    RENT ROLLING*      ROLLING*
--------------------------------------------------------------------------------------------------------

     2004      1         $  0.00      2,742         0.5%          0.5%          0.0%            0.0%
     2005      6         $ 26.09     72,161        12.6%         13.1%         14.4%           14.4%
     2006      2         $ 24.73     38,386         6.7%         19.7%          7.2%           21.6%
     2007      5         $ 23.75     23,200         4.0%         23.8%          4.2%           25.8%
     2008      2         $ 24.92     23,076         4.0%         27.8%          4.4%           30.2%
     2009      6         $ 23.59     31,722         5.5%         33.3%          5.7%           35.9%
     2010      3         $ 23.45     86,438        15.1%         48.4%         15.5%           51.4%
     2011      1         $ 23.50     13,841         2.4%         50.8%          2.5%           53.9%
     2012      2         $ 26.81     40,151         7.0%         57.8%          8.2%           62.1%
     2013      2         $ 20.00     41,735         7.3%         65.1%          6.4%           68.5%
     2014      1         $ 22.00     25,000         4.4%         69.4%          4.2%           72.7%
  Thereafter   2         $ 23.68    151,106        26.3%         95.8%         27.3%          100.0%
    Vacant     0            N/A      24,319         4.2%        100.0%          0.0%          100.0%

       *     Calculated based on the approximate square footage occupied by each tenant

                                     S-161

o    THE LOANS. The Mortgage Loan (the "Gale Office Pool Loan") is collectively secured by first mortgages encumbering 4 office properties located in
     Parsippany or Roseland, New Jersey. The Gale Office Pool Loan represents approximately 6.3% of the Cut-Off Date Pool Balance. The Gale Office Pool
     Loan was originated on July 30, 2004, and has a principal balance as of the
     Cut-Off Date of $72,955,000. The Gale Office Pool Loan provides for interest-only payments for the first 24 months of its term, and thereafter, fixed monthly payments of principal and interest.

     The Gale Office Pool Loan has a remaining term of 117 months and matures on
     August 11, 2014. The Gale Office Pool Loan may be prepaid on or after May
     11, 2014, and permits defeasance with United States government obligations beginning two years after the Closing Date.

o    THE BORROWERS. The borrowers are 20 Waterview SPE LLC, 6 Becker SPE LLC, 75
     Livingston SPE LLC and 85 Livingston SPE LLC; each a special purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Gale Office Portfolio Loan. The sponsors are The Gale Company L.L.C. and SL Green Realty Corporation. The
     Gale Company L.L.C., headed by Stanley Gale, Chairman, and Mark Yeager,
     President, is a leading operator of commercial real estate and currently owns and/or manages more than 50 million square feet of commercial space.
     SL Green Realty Corporation is a fully integrated, self-administered and self-managed equity REIT with a current portfolio consisting of approximately 15.0 million square feet of commercial space.

o    THE PROPERTIES. The Mortgaged Properties consist of 4 office properties containing, in the aggregate, 573,877 square feet. The Mortgaged Properties are located in Roseland, New Jersey (3 Mortgaged Properties) and
     Parsippany, New Jersey (1 Mortgaged Property), within the New York-Northern
     New Jersey-Long Island, New York, New Jersey, Pennsylvania metropolitan statistical area. As of July 28, 2004 (or August 1, 2004, with respect to one Mortgaged Property), the occupancy rate for the Mortgaged Properties securing the Gale Office Pool Loan was approximately 95.8%.

o    LOCK BOX ACCOUNT. All tenant payments due under the applicable tenant leases are deposited into a mortgagee-designated lock box account.

o    MEZZANINE DEBT. On July 30, 2004, SLG Gale Funding LLC, as mezzanine lender, agreed to make periodic loans on a revolving basis to Gale SLG NJ
     Mezz LLC, the owner of 100% of the limited liability company interests in the borrower, up to a maximum amount of $25,000,000. The mezzanine loan is secured by, among other things, a pledge in favor of the mezzanine lender by Gale SLG NJ Mezz LLC of its direct ownership interests in the borrower.
     The Mezzanine Loan is not part of the Trust Fund.

o    MANAGEMENT. The Gale Management Company, L.L.C., The Gale Construction
     Company, L.L.C., The Gale Construction Services Company, L.L.C., The Gale
     Real Estate Advisors Company, L.L.C. and The Gale Investment Services
     Company, L.L.C., each an affiliate of the borrowers, are the property managers for the Mortgaged Properties securing the Gale Office Pool Loan.

                                     S-162

Deer Valley Village Apartments

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
MORTGAGE LOAN SELLER                                                    Wachovia
CUT-OFF DATE BALANCE                                                 $51,150,000
PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                     4.4%
NUMBER OF MORTGAGE LOANS                                                       1
LOAN PURPOSE                                                         Acquisition
SPONSOR                                     Marc J. Paul, Robert A. Robotti, and
                                            Secured California Investments, Inc.
TYPE OF SECURITY                                                             Fee
MORTGAGE RATE                                                             5.030%
MATURITY DATE                                                   October 11, 2009
AMORTIZATION TYPE                                             Interest Only, ARD
INTEREST ONLY PERIOD                                                          60
ORIGINAL TERM / AMORTIZATION                                             60 / IO
REMAINING TERM / AMORTIZATION                                            59 / IO
LOCKBOX                                                                      Yes
UP-FRONT RESERVES
  TAX/INSURANCE                  Yes
  ENGINEERING                    $ 7,563
ONGOING MONTHLY RESERVES
  TAX/INSURANCE                  Yes
  REPLACEMENT                    $16,486
ADDITIONAL FINANCING                                                        None
CUT-OFF DATE BALANCE                                                 $51,150,000
CUT-OFF DATE BALANCE/UNIT                                               $ 61,478
CUT-OFF DATE LTV                                                           71.7%
MATURITY DATE LTV                                                          71.7%
UW DSCR ON NCF                                                             1.59x
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
NUMBER OF MORTGAGED PROPERTIES                                                 1
LOCATION                                                             Phoenix, AZ
PROPERTY TYPE                                        Multifamily -- Conventional
SIZE (UNITS)                                                                 832
OCCUPANCY AS OF JUNE 14, 2004                                              94.7%
YEAR BUILT / YEAR RENOVATED                                            1996 / NA
APPRAISED VALUE                                                      $71,300,000
PROPERTY MANAGEMENT                                    Alliance Residential, LLC
UW ECONOMIC OCCUPANCY                                                      89.5%
UW REVENUES                                                          $ 6,798,203
UW TOTAL EXPENSES                                                    $ 2,502,848
UW NET OPERATING INCOME (NOI)                                        $ 4,295,354
UW NET CASH FLOW (NCF)                                               $ 4,097,372
--------------------------------------------------------------------------------

                                     S-163

--------------------------------------------------------------------------------------------
                                          UNIT MIX
--------------------------------------------------------------------------------------------
                                APPROXIMATE
                     NO. OF      UNIT SIZE     APPROXIMATE
     UNIT MIX         UNITS        (SF)         NRA (SF)      % OF NRA        RENTAL RATE
--------------------------------------------------------------------------------------------

1BR/1BA .........      360           713         256,848         35.1%      $          691
2BR/1BA .........       96           851          81,648         11.2       $          803
2BR/2BA .........      260           987         256,500         35.1       $          864
3BR/2BA .........      116         1,177         136,488         18.7       $        1,030
                       ---                       -------        -----
                       832           879         731,484        100.0%      $ 805/$0.92/SF
                       ===                       =======        =====

                                     S-164

o    THE LOAN. The Mortgage Loan (the "Deer Valley Village Apartments Loan") is
     secured by a first deed of trust encumbering a 832-unit multifamily complex located in Phoenix, Arizona. The Deer Valley Village Apartments Loan
     represents approximately 4.4% of the Cut-Off Date Pool Balance. The Deer
     Valley Village Apartments Loan was originated on September 16, 2004, and has a principal balance as of the Cut-Off Date of $51,150,000. The Deer
     Valley Village Apartments Loan provides for interest-only payments for the entire loan term.

     The Deer Valley Village Apartments Loan has a remaining term of 59 months to its anticipated repayment date of October 11, 2009. The Deer Valley
     Village Apartments Loan may be prepaid on or after August 11, 2009, and permits defeasance with United States government obligations beginning two years after the Closing Date.

o    THE BORROWERS. The borrowers are SCI Deer Valley Village Fund, LLC, SCI
     Deer Valley Village Fund 1, LLC, SCI Deer Valley Village Fund 2, LLC, SCI
     Deer Valley Village Fund 3, LLC, SCI Deer Valley Village Fund 4, LLC, SCI
     Deer Valley Village Fund 5, LLC, SCI Deer Valley Village Fund 6, LLC, SCI
     Deer Valley Village Fund 7, LLC, SCI Deer Valley Village Fund 8, LLC, SCI
     Deer Valley Village Fund 9, LLC, SCI Deer Valley Village Fund 10, LLC, SCI
     Deer Valley Village Fund 11, LLC, SCI Deer Valley Village Fund 12, LLC, SCI
     Deer Valley Village Fund 13, LLC, SCI Deer Valley Village Fund 14, LLC, SCI
     Deer Valley Village Fund 15, LLC, SCI Deer Valley Village Fund 16, LLC, SCI
     Deer Valley Village Fund 17, LLC and SCI Deer Valley Village Fund 18, LLC,
     each a special purpose entity. Legal counsel to each of the borrowers delivered a non-consolidation opinion in connection with the origination of the Deer Valley Village Apartments Loan. The sponsors of the borrowers are
     Secured California Investments, Inc., Marc J. Paul and Robert A. Robotti,
     the principals of SCI Real Estate Investments Inc. Established in 1994 and
     headquartered in Southern California, SCI Real Estate Investments Inc. is
     an integrated real estate investment company that acquires and manages investment properties primarily in California and Nevada.

o    THE PROPERTY. The Mortgaged Property is an 832-unit garden-style apartment complex consisting of 35 buildings situated on approximately 43.3 acres.
     The Mortgaged Property was constructed in 1996 and is located in Phoenix,
     Arizona. The Mortgaged Property includes such amenities as three swimming pools, two in-ground hot tubs, a playground with children's play equipment, two sand volleyball courts, a one-story clubhouse, a community resource center with gaming rooms and meeting rooms, a business center, two on-site exercise rooms and an-on-site leasing office. As of June 14, 2004, the occupancy rate for the Mortgaged Property securing the Deer Valley Village
     Apartments Loan was approximately 94.7%.

o    LOCK BOX ACCOUNT. All tenant payments due under the applicable tenant leases are deposited into a borrower-designated lock box account.

o    HYPER-AMORTIZATION. Commencing on the anticipated repayment date of October
     11, 2009, if the Deer Valley Village Apartments Loan is not paid in full, the Deer Valley Village Apartments Loan enters into a hyper-amortization period through October 11, 2014. The interest rate applicable to the Deer
     Valley Village Apartments Loan during such hyper-amortization period will increase to the greater of 3.0% over the mortgage rate or 3% over the treasury rate, as specified in the loan documents.

o    MANAGEMENT. Alliance Residental, LLC is the property manager for the
     Mortgaged Property securing the Deer Valley Village Apartments Loan.
     Alliance Residential, LLC is a full-service apartment management company with an apartment portfolio consisting of over 120 apartment communities, containing approximately 28,000 units.

                                     S-165

IRS Building--Fresno, CA

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
MORTGAGE LOAN SELLER                                                     Artesia
CUT-OFF DATE BALANCE                                                 $46,000,000
PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                     4.0%
NUMBER OF MORTGAGE LOANS                                                       1
LOAN PURPOSE                                               Construction Take-out
SPONSOR                                           Alex S. Palmer, Dale A. Holmer
                                                and NGP Capital Partners III LLC
TYPE OF SECURITY                                                             Fee
MORTGAGE RATE                                                             5.570%
MATURITY DATE                                                  November 11, 2009
AMORTIZATION TYPE                                             Interest Only, ARD
INTEREST ONLY PERIOD                                                          60
ORIGINAL TERM / AMORTIZATION                                             60 / IO
REMAINING TERM / AMORTIZATION                                            60 / IO
LOCKBOX                                                                      Yes

UP-FRONT RESERVES
  INSURANCE                     Yes
  TI/LC(1)                      Springing
ONGOING MONTHLY RESERVES
  TAX/INSURANCE                 Yes
  REPLACEMENT(2)                $3,008
ADDITIONAL FINANCING                                                        None
CUT-OFF DATE BALANCE                                                 $46,000,000
CUT-OFF DATE BALANCE/SF                                                    $ 255
CUT-OFF DATE LTV                                                           74.2%
MATURITY DATE LTV                                                          74.2%
UW DSCR ON NCF                                                             1.71x
--------------------------------------------------------------------------------

(1)   Unless the tenant (United States Government) has rescinded its termination option on or before November 11, 2009 (the anticipated repayment date), the borrower will deposit either $4,000,000 in cash or provide a letter of credit in the amount of $4,000,000. The funds will be released when the borrower furnishes evidence that the termination right of the tenant has been removed without a reduction in rents and with at least 9 years remaining on the lease term.

(2)   Capped at $72,192.

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
NUMBER OF MORTGAGED PROPERTIES                                                 1
LOCATION                                                              Fresno, CA
PROPERTY TYPE                                                      Office -- CBD
SIZE (SF)                                                                180,481
OCCUPANCY AS OF SEPTEMBER 2, 2004                                         100.0%
YEAR BUILT / YEAR RENOVATED                                            2003 / NA
APPRAISED VALUE                                                      $62,000,000
PROPERTY MANAGEMENT                                           Manco Abbott, Inc.
UW ECONOMIC OCCUPANCY                                                      99.0%
UW REVENUES                                                          $ 6,381,892
UW TOTAL EXPENSES                                                    $ 1,885,630
UW NET OPERATING INCOME (NOI)                                        $ 4,496,263
UW NET CASH FLOW (NCF)                                               $ 4,374,997
--------------------------------------------------------------------------------

                                      S-166

------------------------------------------------------------------------------------------------------------------------------
                                                        TENANT SUMMARY
------------------------------------------------------------------------------------------------------------------------------
                                                  NET      % OF NET                                  % OF
                               RATINGS(1)       RENTABLE   RENTABLE   ACTUAL RENT                   ACTUAL     DATE OF LEASE
          TENANT           MOODY'S/S&P/FITCH   AREA (SF)     AREA         PSF       ACTUAL RENT      RENT        EXPIRATION
------------------------------------------------------------------------------------------------------------------------------

United States Government  Aaa/AAA/AAA           180,481      100.0%     $ 34.00     $ 6,136,356      100.0%  November 2018(2)
Vacant ..................                             0        0.0                            0        0.0
                                                -------      -----                  -----------      -----
TOTAL ...................                       180,481      100.0%                 $ 6,136,356      100.0%
                                                =======      =====                  ===========      =====

(1)   Certain ratings are those of the parent whether or not the parent guarantees the lease.

(2)   The United States Government has the option to terminate all its leased space after November 30, 2013, with 360 days notice.

------------------------------------------------------------------------------------------------------------------------------
                                                  LEASE EXPIRATION SCHEDULE
------------------------------------------------------------------------------------------------------------------------------
                                    WA BASE                                     CUMULATIVE     % OF ACTUAL     CUMULATIVE % OF
                   # OF LEASES      RENT/SF      TOTAL SF       % OF TOTAL        % OF SF          RENT          ACTUAL RENT
      YEAR           ROLLING        ROLLING       ROLLING     SF ROLLING(1)     ROLLING(1)      ROLLING(1)       ROLLING(1)
------------------------------------------------------------------------------------------------------------------------------

   2018(2)               1          $ 34.00     180,481            100.0%          100.0%          100.0%           100.0%

   (1)   Calculated based on the approximate square footage occupied by each tenant

   (2)   The United States Government has the option to terminate all its leased space after November 30, 2013, with 360 days notice.

                                     S-167

o    THE LOAN. The Mortgage Loan (the "IRS Building-Fresno, CA Loan") is secured by a first deed of trust encumbering an office building located in Fresno,
     California. The IRS Building-Fresno, CA Loan represents approximately 4.0%
     of the Cut-Off Date Pool Balance. The IRS Building-Fresno, CA Loan was
     originated on October 6, 2004, and has a principal balance as of the
     Cut-Off Date of $46,000,000. The IRS Building-Fresno, CA Loan provides for interest-only payments for the entire loan term.

     The IRS Building-Fresno, CA Loan has a remaining term of 60 months to its anticipated repayment date of November 11, 2009. The IRS Building-Fresno,
     CA Loan may be prepaid on or after September 11, 2009, and permits defeasance with United States government obligations beginning three years after the first payment date.

o    THE BORROWER. The Borrower is ASP San Diego (Delaware), LLC, a special purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with origination of the IRS Building-Fresno, CA Loan.
     The sponsors of the borrower are Alex S. Palmer, Dale A. Holmer, and NGP
     Capital Partners III LLC. This structure will remain in place until an entity controlled by NGP Capital Partners III LLC purchases the fee interest in the subject property. The purchase is to close between January
     5 and January 15, 2005. At the time of purchase, Mr. Palmer and Mr. Holmer will be released from further liability under the IRS Building-Fresno, CA
     Loan. Mr. Palmer has spent over twenty years in real estate finance, syndication, and development. Mr. Holmer has over 25 years in finance and tax fields including the last 12 years with Alex S. Palmer. NGP Capital
     Partners III LLC specializes in the acquisition of properties leased to GSA and other properties with leases to investment-grade tenants.

o    THE PROPERTY. The Mortgaged Property is an approximately 180,481 square foot office building situated on approximately 3.0 acres. The Mortgaged
     Property was constructed in 2003 and is located in Fresno, California. As of September 2, 2004, the occupancy rate for the Mortgaged Property securing the IRS Building-Fresno, CA Loan was approximately 100.0%.

     The sole tenant is the United States Government, occupying approximately
     180,481 square feet, or the entire net rentable area. The facility is used by the Internal Revenue Service as a regional compliance office. The United
     States Government lease expires in November 2018, but may be terminated by the tenant after November 30, 2013 with 360 days notice. See "RISK
     FACTORS--Single Tenants and Concentration of Tenants Subject the Trust Fund
     to Increased Risk" in this prospectus supplement.

o    LOCK BOX ACCOUNT. All tenant payments due under the applicable tenant leases are deposited into a mortgagee-designated lock box account.

o    HYPER-AMORTIZATION. Commencing on the anticipated repayment date of
     November 11, 2009, if the IRS Building-Fresno, CA Loan is not paid in full, the IRS Building-Fresno, CA Loan enters into a hyper-amortization period through November 11, 2034. The interest rate applicable to the IRS
     Building-Fresno, CA Loan during such hyper-amortization period will increase to the greater of 4% over the mortgage rate or 3.75% over the treasury rate, as specified in the loan documents.

o    MANAGEMENT. Manco Abbott, Inc. is the property manager for the Mortgaged
     Property securing the IRS Building-Fresno, CA Loan.

                                     S-168

ADG Portfolio

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
MORTGAGE LOAN SELLER                                                    Wachovia
CUT-OFF DATE BALANCE                                                 $42,184,000
PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                     3.7%
NUMBER OF MORTGAGE LOANS                                                       4
LOAN PURPOSE                                                           Refinance
SPONSOR                                 Bruce A. Arbit, James A. Reitzner, Jerry
                                                   Benjamin, and M. Nicol Padway
TYPE OF SECURITY                                                             Fee
MORTGAGE RATE                                                             5.610%
MATURITY DATE                                                   October 11, 2014
AMORTIZATION TYPE                                                        Balloon
INTEREST ONLY PERIOD                                                          24
ORIGINAL TERM / AMORTIZATION                                           120 / 360
REMAINING TERM / AMORTIZATION                                          119 / 360
LOCKBOX                                                                     None

UP-FRONT RESERVES
  TAX/INSURANCE           Yes
  ENGINEERING             $180,531
ONGOING MONTHLY RESERVES
  TAX/INSURANCE           Yes
  REPLACEMENT             $7,731
  SUBORDINATE DEBT(1)     $29,166
ADDITIONAL FINANCING(2)   Subordinate Debt                           $ 2,636,774

                                                                       WHOLE
                                                 TRUST ASSETS     MORTGAGE LOANS
                                                 ------------     --------------
CUT-OFF DATE BALANCE                             $42,184,000      $44,820,774
CUT-OFF DATE BALANCE/PAD OR UNIT                 $    20,438      $    21,715
CUT-OFF DATE LTV                                       80.0%            85.0%
MATURITY DATE LTV                                      70.3%            75.1%
UW DSCR ON NCF                                         1.34x            1.20x
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
NUMBER OF MORTGAGED PROPERTIES                                                25
LOCATION                                                                 Various
PROPERTY TYPE                                   Mobile Home Park and Multifamily
SIZE (PADS/UNITS)                                                       1920/144
OCCUPANCY AS OF JULY 31, 2004                                              90.9%
YEAR BUILT / YEAR RENOVATED                                           Various/NA
APPRAISED VALUE                                                      $52,730,000
PROPERTY MANAGEMENT                                Asset Development Group, Inc.
UW ECONOMIC OCCUPANCY                                                      88.7%
UW REVENUES                                                          $ 6,482,151
UW TOTAL EXPENSES                                                    $ 2,485,738
UW NET OPERATING INCOME (NOI)                                        $ 3,996,412
UW NET CASH FLOW (NCF)                                               $ 3,904,280
--------------------------------------------------------------------------------

(1)   Capped at $175,000.

(2)  In addition, the Mortgage Loan related to the Lannon Estates Mortgaged
     Property is encumbered by additional secured subordinate debt with the original principal balance of $2,500,000.

                                     S-169

--------------------------------------------------------------------------------------------------
                                      ADG PORTFOLIO SUMMARY
--------------------------------------------------------------------------------------------------
                                                                       CUT-OFF
                                                                        DATE
                                                          CUT-OFF      BALANCE
                                                           DATE          PER
      PROPERTY NAME              CITY         STATE     BALANCE(1)    UNIT/PAD     PROPERTY TYPE
--------------------------------------------------------------------------------------------------

 ADG MHP Pool
  One ...................      Various       Various   $30,480,000    $ 17,377   Mobile Home Park
  Spacious Acres ........      Sullivan         WI       4,568,000    $ 25,099   Mobile Home Park
  Skyview Terrace .......     East Troy         WI       3,504,000    $ 32,147   Mobile Home Park
  Meadowview
  Place .................     Janesville        WI       2,080,000    $ 17,931   Mobile Home Park
  Harbor Lights .........      Menasha          WI       2,008,000    $ 21,137   Mobile Home Park
  Shorecrest Pointe .....      Kenosha          WI       1,920,000    $ 23,704   Mobile Home Park
  Lakeland ..............     Lake Mills        WI       1,872,000    $ 22,286   Mobile Home Park
  Cardinal Crest ........      Brodhead         WI       1,456,000    $ 13,358   Mobile Home Park
  Park Ridge ............   Iron Mountain       MI       1,384,000    $ 14,723   Mobile Home Park
  River View Manor ......       Amery           WI       1,368,000    $ 17,538   Mobile Home Park
  Balsam Lake ...........    Balsam Lake        WI       1,360,000    $ 17,000   Mobile Home Park
  Monroe Estates ........       Monroe          WI       1,336,000    $ 13,098   Mobile Home Park
  Camelot Terrace .......      Pulaski          WI       1,200,000    $ 13,333   Mobile Home Park
  Oak Manor .............      Waupaca          WI         976,000    $ 10,844   Mobile Home Park
  Falls View ............     Fall River        WI         952,000    $ 16,136   Mobile Home Park
  Forest Junction .......  Forest Junction      WI         920,000    $ 11,220   Mobile Home Park
  Reeseville ............     Reeseville        WI         856,000    $ 16,151   Mobile Home Park
  Indianhead
  Manor .................   Chippewa Falls      WI         760,000    $ 12,258   Mobile Home Park
  Foxx Glen .............     Marinette         WI         752,000    $  9,895   Mobile Home Park
  Willow Grove ..........      Spencer          WI         400,000    $  8,163   Mobile Home Park
  Lake Bluff ............      Kewaunee         WI         360,000    $ 14,400   Mobile Home Park
  Markesan ..............      Markesan         WI         312,000    $ 14,182   Mobile Home Park
  Forest Glen ...........     Marinette         WI         136,000    $  8,500   Mobile Home Park
 ADG - Lannon Es-
  tates .................       Lannon          WI       5,832,000    $ 35,133   Mobile Home Park
 ADG - Cedar Cross-
  ing Apartments ........     Frederick         MD       4,640,000    $ 42,569      Multifamily
 ADG - Forest Down
  Apartments ............   Hales Corners       WI       1,232,000    $ 35,200      Multifamily
                                                       -----------
                                                       $42,184,000    $ 20,438
                                                       ===========

----------------------------------------------------------------------------------------------------
                                                                                             AVERAGE
                             YEAR    PADS /                   UNDERWRITTEN     APPRAISED     RENTAL
      PROPERTY NAME         BUILT     UNITS   OCCUPANCY(2)   NET CASH FLOW       VALUE        RANGE
----------------------------------------------------------------------------------------------------

 ADG MHP Pool
  One ................... Various    1,754    90.8%           $ 2,831,369    $ 38,100,000   Various
  Spacious Acres ........   1970       182    97.8%               404,603       5,710,000   290-305
  Skyview Terrace .......   1965       109    99.1%               311,048       4,380,000   325-325
  Meadowview
  Place .................   1957       116    85.3%               180,493       2,600,000   225-230
  Harbor Lights .........   1966        95    95.8%               198,954       2,510,000   260-265
  Shorecrest Pointe .....   1960        81    96.3%               196,190       2,400,000   295-305
  Lakeland ..............   1970        84    98.8%               175,629       2,340,000   225-240
  Cardinal Crest ........   1970       109    88.1%               125,853       1,820,000   195-195
  Park Ridge ............   1970        94    90.4%               133,604       1,730,000   205-210
  River View Manor ......   1970        78   100.0%               126,220       1,710,000   210-230
  Balsam Lake ...........   1970        80    93.8%               135,659       1,700,000   190-205
  Monroe Estates ........   1972       102    89.2%               132,601       1,670,000   180-180
  Camelot Terrace .......   1970        90    85.6%               110,068       1,500,000   190-205
  Oak Manor .............   1972        90    91.1%               103,234       1,220,000   170-180
  Falls View ............   1960        59    72.9%                72,065       1,190,000   235-235
  Forest Junction .......   1955        82    72.0%                80,358       1,150,000   185-185
  Reeseville ............   1975        53    86.8%                85,824       1,070,000   225-225
  Indianhead
  Manor .................   1960        62    85.5%                69,680         950,000   170-175
  Foxx Glen .............   1970        76    94.7%                72,923         940,000   135-140
  Willow Grove ..........   1970        49    79.6%                38,009         500,000   150-160
  Lake Bluff ............   1950        25    92.0%                35,609         450,000   170-180
  Markesan ..............   1970        22    95.5%                27,626         390,000   190-200
  Forest Glen ...........   1970        16   100.0%                15,118         170,000   135-140
 ADG - Lannon Es-
  tates .................   1970       166    89.8%               513,818       7,290,000   315-350
 ADG - Cedar Cross-
  ing Apartments ........   1986       109    94.5%               454,850       5,800,000   540-795
 ADG - Forest Down
  Apartments ............   1988        35    88.6%               104,243       1,540,000   610-725
                                     -----                    -----------    ------------
                                     2,064    90.9%           $ 3,904,280    $ 52,730,000
                                     =====                    ===========    ============

(1)   ADG Pool One using Allocated Balances.

(2)   Occupancy as of July 31, 2004 for each Mortgaged Property.

                                     S-170

o    THE LOANS. The 4 Mortgage Loans (the "ADG Portfolio Loans") are
     collectively secured by first mortgages encumbering 23 mobile home and 2 multifamily properties located in Wisconsin (23 Mortgaged Properties),
     Maryland (1 Mortgaged Property) and Michigan (1 Mortgaged Property). The
     ADG Portfolio Loans represent approximately 3.7% of the Cut-off Date Pool
     Balance. The ADG Portfolio Loans were originated on October 1, 2004, and have an aggregate principal balance as of the Cut-Off Date of $42,184,000.
     The ADG Portfolio Loans, which are evidenced by senior notes dated October
     1, 2004, are the senior portions of 4 whole loans with an aggregate original principal balance of $44,820,500. The subordinate loans related to each of the ADG Portfolio Loans are evidenced by 4 separate notes dated
     October 1, 2004, with an aggregate original principal balance of $2,636,500
     (the "ADG Portfolio Companion Loans"). Each of the ADG Portfolio Companion
     Loans will not be assets of the Trust Fund. Each of the ADG Portfolio Loans is cross-collateralized and cross-defaulted with each of the other ADG
     Portfolio Loans. The ADG Portfolio Loans and the ADG Portfolio Companion
     Loans will be governed by an intercreditor and servicing agreement, as described in this prospectus supplement under "DESCRIPTION OF THE MORTGAGE
     POOL--Co-Lender Loans" and will be serviced pursuant to the terms of the pooling and servicing agreement. Each of the ADG Portfolio Loans provides for interest-only payments for the first 24 months of their respective terms, and thereafter, fixed monthly payments of principal and interest.

     The ADG Portfolio Loans have a remaining term of 119 months and mature on
     October 11, 2014. The ADG Portfolio Loans may be prepaid on or after August
     11, 2014, and permit defeasance with United States government obligations beginning two years after the Closing Date.

o    THE BORROWERS. The borrowers are Great Lakes Maryland Apartments, LLC,
     Great Lakes Wisconsin Apartments, LLC, Lannon Development Group, LLC, Great
     Lakes Communities Wisconsin, LLC, Key Development Group, LLC, Reeseville
     Associates, LLC, Northern Development Group, LLC, Strategic Development,
     L.L.C. and Meadows Development Group, LLC. None of these borrowers (except
     Great Lakes Wisconsin Apartments, LLC) is a special purpose entity because these entities are also the borrowers under certain other mortgage loans not included in the Trust Fund. See "RISK FACTORS--The Borrower's Form of
     Entity May Cause Special Risks". A non-consolidation opinion was delivered in connection with the origination of the ADG-Forest Down Apartments Loan.
     The sponsors of the borrowers are Bruce A. Arbit, James A. Reitzner, Jerry
     Benjamin and M. Nicol Padway. Mr. Arbit is the Chairman of Asset
     Development Group, Inc. ("ADG") and has served on the board of ADG for 19 years. Mr. Reitzner is the President of ADG, with over 30 years of experience in the manufactured housing industry, and has served on the
     Wisconsin Manufactured Housing Association's Board of Directors for over 19 years.

o    THE PROPERTIES. The ADG Portfolio Loans consist of 23 mobile home parks and
     2 multifamily apartment complexes containing, in the aggregate, 1920 mobile home pads and 144 multifamily units. As of July 31, 2004, the occupancy rate for the Mortgaged Properties securing the ADG Portfolio Loans was approximately 90.9%.

o    LOCK BOX ACCOUNT. The loan documents do not require a lock box account.

o    MANAGEMENT. ADG, an affiliate of the borrower, is the property manager for the Mortgaged Properties securing the ADG Portfolio Loans. ADG currently manages 56 Manufactured Home Communities, with a total of approximately
     6,000 home sites and three multifamily properties.

                                     S-171

Slatten Ranch (Western Phase)

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
MORTGAGE LOAN SELLER                                                    Wachovia
CUT-OFF DATE BALANCE                                                 $26,000,000
PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                     2.3%

NUMBER OF MORTGAGE LOANS                                                       1
LOAN PURPOSE                                                         Acquisition
SPONSOR                                                       Leland S. Kraemer,
                                                              Fred T. Kroger and
                                                                  Mark S. Carter
TYPE OF SECURITY                                                             Fee
MORTGAGE RATE                                                             5.550%
MATURITY DATE                                                 September 11, 2014
AMORTIZATION TYPE                                                        Balloon
INTEREST ONLY PERIOD                                                          36
ORIGINAL TERM / AMORTIZATION                                           120 / 360
REMAINING TERM / AMORTIZATION                                          118 / 360
LOCKBOX                                                                     None

UP-FRONT RESERVES
  TAX/INSURANCE             Yes

ONGOING MONTHLY RESERVES
  TAX/INSURANCE             Yes
  REPLACEMENT               $  985
  TI/LC*                    $8,333

ADDITIONAL FINANCING                                                        None

CUT-OFF DATE BALANCE                                                 $26,000,000
CUT-OFF DATE BALANCE/SF                                                    $ 220
CUT-OFF DATE LTV                                                           68.9%
MATURITY DATE LTV                                                          61.7%
UW DSCR ON NCF                                                             1.33x
--------------------------------------------------------------------------------

*     Monthly reserves begin October 11, 2009, and are capped at $500,000.

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
NUMBER OF MORTGAGED PROPERTIES                                                 1
LOCATION                                                             Antioch, CA
PROPERTY TYPE                                                 Retail -- Anchored
SIZE (SF)                                                                118,250
OCCUPANCY AS OF JULY 31, 2004                                             100.0%
YEAR BUILT / YEAR RENOVATED                                            2003 / NA
APPRAISED VALUE                                                      $37,720,000
PROPERTY MANAGEMENT                Colliers International Asset Management, Inc.
UW ECONOMIC OCCUPANCY                                                      95.0%
UW REVENUES                                                          $ 3,458,750
UW TOTAL EXPENSES                                                    $   970,136
UW NET OPERATING INCOME (NOI)                                        $ 2,488,614
UW NET CASH FLOW (NCF)                                               $ 2,377,093
--------------------------------------------------------------------------------

                                      S-172

-------------------------------------------------------------------------------------------------------------------------
                                                     TENANT SUMMARY
-------------------------------------------------------------------------------------------------------------------------
                                                    NET      % OF NET                              % OF        DATE OF
                                  RATING*         RENTABLE   RENTABLE    ACTUAL       ACTUAL      ACTUAL        LEASE
          TENANT             MOODY'S/S&P/FITCH   AREA (SF)     AREA     RENT PSF       RENT        RENT      EXPIRATION
-------------------------------------------------------------------------------------------------------------------------

Bed Bath & Beyond .........      NR/BBB/NR         27,000       22.8%  $ 15.00     $  405,000       15.7%   January 2014
Barnes & Noble ............       NR/NR/NR         23,000       19.5   $ 16.50        379,500       14.7    January 2014
Cost Plus .................       NR/NR/NR         17,750       15.0   $ 17.25        306,188       11.9    January 2014
Pier One Imports ..........      NR/BBB-/NR         9,998        8.5   $ 20.75        207,459        8.0   February 2014
The Dress Barn ............       NR/NR/NR          7,300        6.2   $ 25.00        182,500        7.1   December 2008
Non-major tenants .........                        33,202       28.1   $ 33.03      1,096,549       42.5
Vacant ....................                             0        0.0                        0        0.0
                                                   ------      -----               ----------      -----
TOTAL .....................                       118,250      100.0%              $2,577,195      100.0%
                                                  =======      =====               ==========      =====

*     Certain ratings are those of the parent whether or not the parent guarantees the lease.

----------------------------------------------------------------------------------------------------------------------
                                              LEASE EXPIRATION SCHEDULE
----------------------------------------------------------------------------------------------------------------------
                    # OF       WA BASE                                  CUMULATIVE                       CUMULATIVE %
                   LEASES      RENT/SF     TOTAL SF      % OF TOTAL       % OF SF       % OF ACTUAL        OF ACTUAL
     YEAR         ROLLING      ROLLING      ROLLING     SF ROLLING*      ROLLING*      RENT ROLLING*     RENT ROLLING*
----------------------------------------------------------------------------------------------------------------------

     2004           0        $  0.00             0           0.0%            0.0%            0.0%              0.0%
     2005           0        $  0.00             0           0.0%            0.0%            0.0%              0.0%
     2006           0        $  0.00             0           0.0%            0.0%            0.0%              0.0%
     2007           0        $  0.00             0           0.0%            0.0%            0.0%              0.0%
     2008           7        $ 28.02        23,137          19.6%           19.6%           25.2%             25.2%
     2009           1        $ 37.80         1,200           1.0%           20.6%            1.8%             26.9%
     2010           0        $  0.00             0           0.0%           20.6%            0.0%             26.9%
     2011           0        $  0.00             0           0.0%           20.6%            0.0%             26.9%
     2012           0        $  0.00             0           0.0%           20.6%            0.0%             26.9%
     2013           3        $ 39.54         6,840           5.8%           26.4%           10.5%             37.4%
     2014           8        $ 18.53        87,073          73.6%          100.0%           62.6%            100.0%
  Thereafter        0        $  0.00             0           0.0%          100.0%            0.0%            100.0%
    Vacant          0           N/A              0           0.0%          100.0%            0.0%            100.0%

   *     Calculated based on the approximate square footage occupied by each tenant.

                                     S-173

o    THE LOAN. The Mortgage Loan (the "Slatten Ranch Loan") is secured by a first mortgage encumbering an anchored retail center located in Antioch,
     California. The Slatten Ranch Loan represents approximately 2.3% of the
     Cut-Off Date Pool Balance. The Slatten Ranch Loan was originated on August
     24, 2004, and has a principal balance as of the Cut-Off Date of
     $26,000,000. The Slatten Ranch Loan provides for interest-only payments for the first 36 months of its term, and thereafter, fixed monthly payments of principal and interest.

     The Slatten Ranch Loan has a remaining term of 118 months and matures on
     September 11, 2014. The Slatten Ranch Loan may be prepaid on or after July
     11, 2014, and permits defeasance with United States government obligations beginning four years after its first payment date.

o    THE BORROWER. The borrower is Camden Village LLC, a special purpose entity.
     The sponsors of the borrower are Mark S. Carter, Leland S. Kraemer and Fred
     T. Kroger, principals of Sequoia Equities, Inc. Sequoia Equities, Inc.
     specializes in the acquisition and management of real estate investment properties throughout California.

o    THE PROPERTY. The Mortgaged Property is an approximately 118,250 square foot anchored retail center situated on approximately 10.4 acres. The
     Mortgaged Property was constructed in 2003. The Mortgaged Property is located in Antioch, California, within the San Francisco-Oakland-San Jose,
     California metropolitan statistical area. As of July 31, 2004, the occupancy rate for the Mortgaged Property securing the Slatten Ranch Loan was approximately 100.0%.

     The anchor tenants at the Mortgaged Property are Target, Mervyn's, Bed Bath
     & Beyond, Barnes & Noble, Cost Plus and Pier One Imports. Target and
     Mervyn's own their respective premises and land and are not part of the collateral. The largest tenant which is part of the Mortgaged Property is
     Bed Bath & Beyond, Inc. ("Bed Bath & Beyond"), occupying approximately
     27,000 square feet, or approximately 22.8% of the net rentable area. Bed
     Bath & Beyond is a chain of retail stores that sells domestic merchandise and home furnishings throughout the United States. As of October 3, 2004,
     Bed Bath & Beyond was rated "BBB" (S&P). The Bed Bath & Beyond lease expires in January 2014. The second largest tenant is Barnes & Noble, Inc.
     ("Barnes & Noble"), occupying approximately 23,000 square feet, or approximately 19.5% of the net rentable area. Barnes & Noble operates free-standing stores and mall-based booksellers throughout the United
     States. The Barnes & Noble lease expires in January 2014. The third largest tenant is Cost Plus, Inc. ("Cost Plus"), occupying approximately 17,750 square feet, or approximately 15.0% of the net rentable area. Cost Plus is a retailer of entertainment and casual home living products such as furniture, glassware, jewelry and kitchen utensils. The Cost Plus lease expires in January 2014.

o    LOCK BOX ACCOUNT. The loan documents do not require a lock box account.

o    MANAGEMENT. Colliers International Asset Management, Inc. is the property manager for the Mortgaged Property securing the Slatten Ranch Loan.
     Colliers International Asset Management, Inc. manages over 11.8 million square feet of office, retail, industrial and multi-family facilities in
     Northern California, Nevada and Texas.

                                     S-174

1900 L Street

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
 MORTGAGE LOAN SELLER                                                   Wachovia
 CUT-OFF DATE BALANCE                                                $22,750,000
 PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                    2.0%
 NUMBER OF MORTGAGE LOANS                                                      1
 LOAN PURPOSE                                                          Refinance
 SPONSOR                                Charles A. Gravely and Shelton Zuckerman
 TYPE OF SECURITY                                                            Fee
 MORTGAGE RATE                                                            5.450%
 MATURITY DATE                                                September 11, 2011
 AMORTIZATION TYPE                                                       Balloon
 INTEREST ONLY PERIOD                                                         36
 ORIGINAL TERM / AMORTIZATION                                           84 / 360
 REMAINING TERM / AMORTIZATION                                          82 / 360
 LOCKBOX                                                                    None

 UP-FRONT RESERVES
   TAX/INSURANCE                                    Yes
   ENGINEERING/REPLACEMENT                          $131,784
   TI/LC                                            $250,000

 ONGOING MONTHLY RESERVES
   TAX/INSURANCE                                    Yes
   REPLACEMENT                                      $1,638
   TI/LC*                                           $8,334

 ADDITIONAL FINANCING                                                       None

 CUT-OFF DATE BALANCE                                                $22,750,000
 CUT-OFF DATE BALANCE/SF                                                    $220
 CUT-OFF DATE LTV                                                          76.1%
 MATURITY DATE LTV                                                         71.9%
 UW DSCR ON NCF                                                            1.23x
--------------------------------------------------------------------------------
*  Capped at $600,000 until Graphic Communications International Union renews its lease, and then capped at $350,000.

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
 NUMBER OF MORTGAGED PROPERTIES                                                1
 LOCATION                                                        Washington, DC
 PROPERTY TYPE                                                     Office -- CBD
 SIZE (SF)                                                               103,449
 OCCUPANCY AS OF AUGUST 30, 2004                                           94.5%
 YEAR BUILT / YEAR RENOVATED                                         1965 / 2002
 APPRAISED VALUE                                                     $29,900,000
                                                               Zuckerman Gravely
 PROPERTY MANAGEMENT                                            Management, Inc.
 UW ECONOMIC OCCUPANCY                                                     93.1%
 UW REVENUES                                                         $ 3,237,446
 UW TOTAL EXPENSES                                                   $ 1,066,267
 UW NET OPERATING INCOME (NOI)                                       $ 2,171,178
 UW NET CASH FLOW (NCF)                                              $ 1,890,445
--------------------------------------------------------------------------------

                                      S-175

--------------------------------------------------------------------------------------------------------------------------------
                                                         TENANT SUMMARY
--------------------------------------------------------------------------------------------------------------------------------
                                                        NET      % OF NET                               % OF
                                      RATINGS         RENTABLE   RENTABLE    ACTUAL                    ACTUAL    DATE OF LEASE
             TENANT              MOODY'S/S&P/FITCH   AREA (SF)     AREA     RENT PSF   ACTUAL RENT      RENT       EXPIRATION
--------------------------------------------------------------------------------------------------------------------------------

G.C.I.U. ......................      NR/NR/NR          24,764       23.9%  $ 27.57     $  682,805       23.1%      January 2008
GetActive Software ............      NR/NR/NR           6,250        6.0   $ 29.50        184,375        6.2          July 2009
Smarthinking, Inc. ............      NR/NR/NR           4,421        4.3   $ 32.45        143,461        4.9          July 2006
National Coalition on Black
  Civic Participation .........      NR/NR/NR           4,057        3.9   $ 23.32         94,626        3.2   Multiple Spaces*
Paul B. Klein .................      NR/NR/NR           3,649        3.5   $ 25.78         94,071        3.2      December 2004
Non-major tenants .............                        54,639       52.8   $ 32.16      1,757,285       59.4
Vacant ........................                         5,669        5.5                        0        0.0
                                                       ------      -----               ----------      -----
TOTAL .........................                       103,449      100.0%              $2,956,624      100.0%
                                                      =======      =====               ==========      =====
--------------------------------------------------------------------------------------------------------------------------------

*  Under the terms of multiple leases, 1,800 square feet will expire in August
   2005 and 2,257 square feet will expire in August 2009.

------------------------------------------------------------------------------------------------------------------------
                                             LEASE EXPIRATION SCHEDULE
------------------------------------------------------------------------------------------------------------------------
                    # OF       WA BASE                                   CUMULATIVE                        CUMULATIVE %
                   LEASES      RENT SF      TOTAL SF      % OF TOTAL       % OF SF       % OF ACTUAL      OF ACTUAL RENT
   YEAR           ROLLING      ROLLING      ROLLING*     SF ROLLING*      ROLLING*      RENT ROLLING*        ROLLING*
------------------------------------------------------------------------------------------------------------------------

 2004                 4        $ 26.36        6,686           6.5%            6.5%            6.0%              6.0%
 2005                 9        $ 30.17       11,199          10.8%           17.3%           11.4%             17.4%
 2006                10        $ 30.45       14,229          13.8%           31.0%           14.7%             32.0%
 2007                 4        $ 29.54        3,967           3.8%           34.9%            4.0%             36.0%
 2008                10        $ 28.56       39,546          38.2%           73.1%           38.2%             74.2%
 2009                 4        $ 26.96       10,477          10.1%           83.2%            9.6%             83.8%
 2010                 3        $ 29.81        5,759           5.6%           88.8%            5.8%             89.6%
 2011                 0        $  0.00            0           0.0%           88.8%            0.0%             89.6%
 2012                 2        $ 52.79        1,158           1.1%           89.9%            2.1%             91.6%
 2013                 1        $ 60.00        2,218           2.1%           92.1%            4.5%             96.1%
 2014                 1        $ 45.00        2,541           2.5%           94.5%            3.9%            100.0%
Thereafter            0        $  0.00            0           0.0%           94.5%            0.0%            100.0%
 Vacant               0          N/A          5,669           5.5%          100.0%            0.0%            100.0%
------------------------------------------------------------------------------------------------------------------------

*  Calculated based on the approximate square footage occupied by each tenant

                                     S-176

o    THE LOAN. The Mortgage Loan (the "1900 L Street Loan") is secured by a first mortgage encumbering an office building located in Washington, DC.
     The 1900 L Street Loan represents approximately 2.0% of the Cut-Off Date
     Pool Balance. The 1900 L Street Loan was originated on August 31, 2004, and has a principal balance as of the Cut-Off Date of $22,750,000. The 1900 L
     Street Loan provides for interest-only payments for the first 36 months of its term, and thereafter, fixed monthly payments of principal and interest.

     The 1900 L Street Loan has a remaining term of 82 months and matures on
     September 11, 2011. The 1900 L Street Loan may be prepaid on or after July
     11, 2011, and permits defeasance with United States government obligations beginning two years after the Closing Date.

o    THE BORROWER. The borrower is ZG 1900 L Street, LLC, a special purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 1900 L Street Loan. The sponsors are Charles A. Gravely and Shelton Zuckerman.

o    THE PROPERTY. The Mortgaged Property is an approximately 103,449 square foot office building situated on approximately 0.4 acres. The Mortgaged
     Property was constructed in 1965 and renovated in 2002. The Mortgaged
     Property is located in Washington, DC. As of August 30, 2004, the occupancy rate for the Mortgaged Property securing the 1900 L Street Loan was approximately 94.5%.

     The largest tenant is The Graphic Communications International Union
     ("GCIU"), occupying approximately 24,764 square feet, or approximately
     23.9% of the net rentable area. GCIU was established in 1983 following the merger of the Graphic Arts International Union and the International
     Printing and Graphic Communications Union as a labor union for works in desktop publishing and electronic color prepress. The GCIU lease expires in
     January 2008. The second largest tenant is GetActive Software, Inc.
     ("GetActive"), occupying approximately 6,250 square feet, or approximately
     6.0% of the net rentable area. GetActive provides membership organizations with online technology solutions that help recruit, engage and retain constituents. The GetActive lease expires in July 2009. The third largest tenant is Smarthinking, Inc. ("Smarthinking"), occupying approximately
     4,421 square feet, or approximately 4.3% of the net rentable area.
     Smarthinking, based in Washington, DC, provides online tutoring and academic support to secondary and post-secondary students at over 200 institutions. The Smarthinking lease expires in July 2006.

o    LOCK BOX ACCOUNT. The loan documents do not require a lock box account.

o    MANAGEMENT. Zuckerman Gravely Management, Inc., an affiliate of the sponsor, is the property manager for the Mortgaged Property securing the
     1900 L Street Loan. Zuckerman Gravely Management, Inc. is a full-service real estate company with expertise in property management, development, leasing, finance and construction.

                                     S-177

10 Independence Boulevard

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
 MORTGAGE LOAN SELLER                                                  Wachovia
 CUT-OFF DATE BALANCE                                               $20,900,000
 PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                   1.8%
 NUMBER OF MORTGAGE LOANS                                                     1
 LOAN PURPOSE                                                       Acquisition
 SPONSOR                            The Gale Company L.L.C. and SL Green Realty
                                                                    Corporation
 TYPE OF SECURITY                                                           Fee
 MORTGAGE RATE                                                           6.260%
 MATURITY DATE                                                  August 11, 2014
 AMORTIZATION TYPE                                                      Balloon
 INTEREST ONLY PERIOD                                                        12
 ORIGINAL TERM / AMORTIZATION                                         120 / 300
 REMAINING TERM / AMORTIZATION                                        117 / 300
 LOCKBOX                                                                    Yes

 UP-FRONT RESERVES
   TAX/INSURANCE                   Yes

 ONGOING MONTHLY RESERVES
   TAX/INSURANCE                   Yes
   REPLACEMENT                     $2,511
   TI/LC                           $15,066

 ADDITIONAL FINANCING *                     Credit Facility         $25,000,000

 CUT-OFF DATE BALANCE                                               $20,900,000
 CUT-OFF DATE BALANCE/SF                                                   $173
 CUT-OFF DATE LTV                                                         72.1%
 MATURITY DATE LTV                                                        58.4%
 UW DSCR ON NCF                                                           1.26x
--------------------------------------------------------------------------------
*  An affiliate of the borrowers has a revolving line of credit that is secured, in part, by an interest in the borrowers for purposes of funding tenant improvement and leasing commissions for a 36 property portfolio owned by the sponsors. This line of credit is also secured by the ownership interests in the property owners of the related portfolio properties and may be used to fund tenant improvement and leasing commission reserves related to properties not included in the Trust Fund. As of October 11, 2004, the total financing secured by the 36 property portfolio (which includes the Mortgaged Property securing the 10 Independence Boulevard Loan) was approximately $476,650,000.

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
 NUMBER OF MORTGAGED PROPERTIES                                               1
 LOCATION                                                            Warren, NJ
 PROPERTY TYPE                                               Office -- Suburban
 SIZE (SF)                                                              120,528
 OCCUPANCY AS OF JULY 30, 2004                                           100.0%
 YEAR BUILT / YEAR RENOVATED                                          1988 / NA
 APPRAISED VALUE                                                    $29,000,000
 PROPERTY MANAGEMENT *                               Various Sponsor Affiliates
 UW ECONOMIC OCCUPANCY                                                    95.0%
 UW REVENUES                                                         $3,289,020
 UW TOTAL EXPENSES                                                     $999,135
 UW NET OPERATING INCOME (NOI)                                       $2,289,885
 UW NET CASH FLOW (NCF)                                              $2,079,142
--------------------------------------------------------------------------------
*  The Gale Management Company, L.L.C., The Gale Construction Company, L.L.C.,
   The Gale Construction Services Company, L.L.C., The Gale Real Estate Advisors
   Company, L.L.C., The Gale Investment Services Company, L.L.C.

                                     S-178

--------------------------------------------------------------------------------------------------------------------------
                                                      TENANT SUMMARY
--------------------------------------------------------------------------------------------------------------------------
                                                    NET      % OF NET                               % OF
                                  RATINGS*        RENTABLE   RENTABLE    ACTUAL                    ACTUAL    DATE OF LEASE
           TENANT            MOODY'S/S&P/FITCH   AREA (SF)     AREA     RENT PSF   ACTUAL RENT      RENT      EXPIRATION
--------------------------- ------------------- ----------- ---------- ---------- ------------- ----------- --------------

ATT Global Venture Holdings
  LLC . ...................      Ba1/BB+/BB+      120,528      100.0%  $ 28.50     $ 3,435,048      100.0%  February 2011
Vacant ....................                             0        0.0                         0        0.0
                                                  -------      -----               -----------      -----
TOTAL .....................                       120,528      100.0%              $ 3,435,048      100.0%
                                                  =======      =====               ===========      =====
--------------------------------------------------------------------------------------------------------------------------

*  Certain ratings are those of the parent whether or not the parent guarantees the lease.

--------------------------------------------------------------------------------------------------------------------------
                                               LEASE EXPIRATION SCHEDULE
--------------------------------------------------------------------------------------------------------------------------
                    # OF       WA BASE                                   CUMULATIVE                        CUMULATIVE %
                   LEASES      RENT/SF      TOTAL SF      % OF TOTAL       % OF SF       % OF ACTUAL      OF ACTUAL RENT
     YEAR         ROLLING      ROLLING       ROLLING     SF ROLLING*      ROLLING*      RENT ROLLING*        ROLLING*
--------------   ---------   -----------   ----------   -------------   ------------   ---------------   ---------------

     2011            1          $28.50      120,528          100.0%         100.0%           100.0%            100.0%
  Thereafter         0          $ 0.00            0            0.0%         100.0%             0.0%            100.0%
    Vacant           0           N/A              0            0.0%         100.0%             0.0%            100.0%
--------------------------------------------------------------------------------------------------------------------------

*  Calculated based on the approximate square footage occupied by each tenant

                                     S-179

o    THE LOAN. The Mortgage Loan (the "10 Independence Boulevard Loan") is
     secured by a first mortgage encumbering an office building located in
     Warren, New Jersey. The 10 Independence Boulevard Loan represents approximately 1.8% of the Cut-Off Date Pool Balance. The 10 Independence
     Boulevard Loan was originated on July 30, 2004, and has a principal balance as of the Cut-Off Date of $20,900,000. The 10 Independence Boulevard Loan
     provides for interest-only payments for the first 12 months of its term, and thereafter, fixed monthly payments of principal and interest.

     The 10 Independence Boulevard Loan has a remaining term of 117 months and matures on August 11, 2014. The 10 Independence Boulevard Loan may be
     prepaid on or after May 11, 2014, and permits defeasance with United States government obligations beginning two years after the Closing Date.

o    THE BORROWER. The borrower is 10 Independence SPE LLC, a special purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 10 Independence Boulevard Loan.
     The sponsors are The Gale Company L.L.C. and SL Green Realty Corporation.
     The Gale Company L.L.C. headed by Stanley Gale, Chairman, and Mark Yeager,
     President, is a leading operator of commercial real estate and currently owns and/or manages more than 50 million square feet of commercial space.
     SL Green Realty Corporation is a fully integrated, self-administered and self-managed equity REIT with a current portfolio of approximately 15.0 million square feet of commercial space.

o    THE PROPERTY. The Mortgaged Property is an approximately 120,528 square foot office building situated on approximately 13.1 acres. The Mortgaged
     Property was constructed in 1988. The Mortgaged Property is located in
     Warren, New Jersey, within the New York-Northern New Jersey-Long Island,
     NY-NJ-CT-PA metropolitan statistical area. As of July 30, 2004, the occupancy rate for the Mortgaged Property securing the 10 Independence
     Boulevard Loan was approximately 100.0%.

     The sole tenant is ATT Global Venture Holdings LLC, ("AT&T"), occupying approximately 120,528 square feet, or approximately 100% of the net rentable area. AT&T is a telecommunications and networking provider that offers services and customized solutions in 60 countries and 850 cities worldwide. AT&T uses the space at the Mortgaged Property for its Human
     Resources and Investments Group. As of October 3, 2004, AT&T was rated
     "Ba1" (Moody's), "BB+" (S&P) and "BB+" (Fitch). The AT&T lease expires in
     February 2011.

o    LOCK BOX ACCOUNT. All tenant payments due under the applicable tenant leases are deposited into a mortgagee-designated lock box account.

o    MEZZANINE DEBT. On July 30, 2004, SLG Gale Funding LLC, as mezzanine lender, agreed to make periodic loans, on a revolving basis, to Gale SLG NJ
     Mezz LLC, the owner of 100% of the limited liability company interests in the Borrower, up to a maximum amount of $25,000,000. The Mezzanine Loan is secured by, among other things, a pledge in favor of the mezzanine lender by Gale SLG NJ Mezz of its direct ownership interests in the Borrower. The
     Mezzanine Loan is not part of the Trust Fund.

o    MANAGEMENT. The Gale Management Company, L.L.C., The Gale Construction
     Company, L.L.C., The Gale Construction Services Company, L.L.C., The Gale
     Real Estate Advisors Company, L.L.C. and The Gale Investment Services
     Company, L.L.C., each an affiliate of the borrower, are the property managers for the Mortgaged Properties securing the 10 Independence
     Boulevard Loan.

                                     S-180

35 Waterview Boulevard

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
 MORTGAGE LOAN SELLER                                                   Wachovia
 CUT-OFF DATE BALANCE                                                $20,400,000
 PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                    1.8%
 NUMBER OF MORTGAGE LOANS                                                      1
 LOAN PURPOSE                                                        Acquisition
 SPONSOR                                    The Gale Company L.L.C. and SL Green
                                                              Realty Corporation
 TYPE OF SECURITY                                                            Fee
 MORTGAGE RATE                                                            6.260%
 MATURITY DATE                                                   August 11, 2014
 AMORTIZATION TYPE                                                       Balloon
 INTEREST ONLY PERIOD                                                         24
 ORIGINAL TERM / AMORTIZATION                                          120 / 360
 REMAINING TERM / AMORTIZATION                                         117 / 360
 LOCKBOX                                                                     Yes

 UP-FRONT RESERVES
  TAX/INSURANCE            Yes
  TI/LC                    $300,000
  ENGINEERING              $6,750
  LEASE LIABILITY(1)       $3,510,700
 ONGOING MONTHLY RESERVES
  TAX/INSURANCE            Yes
  REPLACEMENT              $3,590
  TI/LC                    $18,667

 ADDITIONAL FINANCING(2)       Credit Facility                       $25,000,000

 CUT-OFF DATE BALANCE                                                $20,400,000
 CUT-OFF DATE BALANCE/SF                                                    $118
 CUT-OFF DATE LTV                                                          80.0%
 MATURITY DATE LTV                                                         71.3%
 UW DSCR ON NCF                                                            1.29x
--------------------------------------------------------------------------------
(1)   Reserve established for certain initial costs relating to the Sun
      Chemical lease.

(2)   An affiliate of the borrowers has a revolving line of credit that is secured, in part, by an interest in the borrowers for purposes of funding tenant improvement and leasing commissions for a 36 property portfolio owned by the sponsors. This line of credit is also secured by the ownership interests in the property owners of the related portfolio properties and may be used to fund tenant improvement and leasing commission reserves related to properties not included in the Trust Fund.
      As of October 11, 2004, the total financing secured by the 36 property portfolio (which includes the Mortgaged Property securing the 35
      Waterview Boulevard Loan) was approximately $476,650,000.

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
 NUMBER OF MORTGAGED PROPERTIES                                                1
 LOCATION                                                         Parsippany, NJ
 PROPERTY TYPE                                                Office -- Suburban
 SIZE (SF)                                                               172,313
 OCCUPANCY AS OF AUGUST 1, 2004                                            88.3%
 YEAR BUILT / YEAR RENOVATED                                           1989 / NA
 APPRAISED VALUE                                                     $25,500,000
 PROPERTY MANAGEMENT*                                 Various Sponsor Affiliates
 UW ECONOMIC OCCUPANCY                                                     87.9%
 UW REVENUES                                                          $3,721,695
 UW TOTAL EXPENSES                                                    $1,570,416
 UW NET OPERATING INCOME (NOI)                                        $2,151,279
 UW NET CASH FLOW (NCF)                                               $1,940,449
--------------------------------------------------------------------------------
*     The Gale Management Company, L.L.C., The Gale Construction Company,
      L.L.C., The Gale Construction Services Company, L.L.C., The Gale Real
      Estate Advisors Company, L.L.C., The Gale Investment Services Company,
      L.L.C.

NOTES:

                                     S-181

----------------------------------------------------------------------------------------------------------------------------
                                                       TENANT SUMMARY
----------------------------------------------------------------------------------------------------------------------------
                                                      NET      % OF NET                              % OF
                                    RATINGS*        RENTABLE   RENTABLE    ACTUAL                   ACTUAL    DATE OF LEASE
            TENANT             MOODY'S/S&P/FITCH   AREA (SF)     AREA     RENT PSF   ACTUAL RENT     RENT       EXPIRATION
----------------------------- ------------------- ----------- ---------- ---------- ------------- ---------- ---------------

Sun Chemical ................       NR/NR/NR         58,214       33.8%  $ 22.93     $1,334,692       36.2%   December 2019
Macro 4, Inc. ...............       NR/NR/NR         25,290       14.7   $ 26.00        657,540       17.9     January 2008
Pace, Inc. ..................       NR/NR/NR         24,899       14.4   $ 26.25        653,599       17.7   September 2008
R&J Integrated Marketing ....       NR/NR/NR         11,691        6.8   $ 26.00        303,966        8.3    December 2006
Marsh USA ...................       A2/NR/A+          8,176        4.7   $ 24.25        198,268        5.4       April 2006
Non-major tenants ...........                        23,853       13.8   $ 22.45        535,442       14.5
Vacant ......................                        20,190       11.7                        0        0.0
                                                     ------      -----               ----------      -----
TOTAL .......................                       172,313      100.0%              $3,683,507      100.0%
                                                    =======      =====               ==========      =====
----------------------------------------------------------------------------------------------------------------------------

*     Certain ratings are those of the parent whether or not the parent guarantees the lease

                                     S-182

Marina Corporate Center

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
 MORTGAGE LOAN SELLER                                                    Artesia
 CUT-OFF DATE BALANCE                                                $18,500,000
 PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                    1.6%
 NUMBER OF MORTGAGE LOANS                                                      1
 LOAN PURPOSE                                                           Purchase
 SPONSOR                                                    Luke V. McCarthy and
                                                               Michael W. Palmer
 TYPE OF SECURITY                                                            Fee
 MORTGAGE RATE                                                            5.830%
 MATURITY DATE                                                   August 11, 2011
 AMORTIZATION TYPE                                                           ARD
 INTEREST ONLY PERIOD                                                         27
 ORIGINAL TERM / AMORTIZATION                                           84 / 360
 REMAINING TERM / AMORTIZATION                                          81 / 360
 LOCKBOX                                                                     Yes

 UP-FRONT RESERVES
  TAX/INSURANCE                    Yes
  TI/LC                            $617,505
  TENANT IMPROVEMENTS(1)           $573,387
  DEBT SERVICE(2)                  $300,000
  SECOND DEBT SERVICE(3)           $300,000

 ONGOING MONTHLY RESERVES
  TAX/INSURANCE                    Yes
  REPLACEMENT(4)                   $1,470
  DEBT SERVICE(2)                  $19,023
 ADDITIONAL FINANCING                                                       None

 CUT-OFF DATE BALANCE                                                $18,500,000
 CUT-OFF DATE BALANCE/SF                                                    $210
 CUT-OFF DATE LTV                                                          71.4%
 MATURITY DATE LTV                                                         66.9%
 UW DSCR ON NCF                                                            1.49x
--------------------------------------------------------------------------------
(1)   Tenant Improvement Reserve for painting, carpeting, etc. scheduled for
      August 1, 2009 in the Edutrek lease.

(2)   Debt Service Reserve. The loan is structured with a pre-funded Debt
      Service Reserve in the amount of $300,000. During the 27-month IO period the borrower will make additional monthly deposits of $19,023 into this account until the balance in the account equals $800,000. Funds to be released upon: (i) the SEC investigation is fully resolved with no material adverse change in financial standing of Career Corp.; (ii) the borrower has S&P provide a new Private Credit Assessment of Career Corp., which would determine a credit equivalency of BBB or better; (iii) all class action lawsuits are resolved to Lender's satisfaction; (iv) tenant is fully accredited and may issue recognized degrees of higher education;
      (v) borrower shall have provided Lender with satisfactory documentation and evidence to determine whether the Debt Service Release Criteria have been fully satisfied; and (vi) borrower shall have paid all of Lender's out-of-pocket fees and expenses incurred in connection with Lender's review and determination of the matters referred to in these release provisions.

(3)   Reserve to be released on or after August 12, 2006 upon confirmation that: a) tenant is fully accredited; b) the SEC investigation is fully resolved with no material adverse change in financial standing of Career
      Corp.; c) resolution of all class action lawsuits against Career Corp.;
      and d) evidence of minimum market capitalization of Career Corp of $1.5 billion.

(4)   Capped at $35,286.

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
 NUMBER OF MORTGAGED PROPERTIES                                                1
 LOCATION                                                        Los Angeles, CA
 PROPERTY TYPE                                                Office -- Suburban
 SIZE (SF)                                                                88,215
 OCCUPANCY AS OF JULY 1, 2004                                             100.0%
 YEAR BUILT / YEAR RENOVATED                                         1985 / 1999
 APPRAISED VALUE                                                     $25,900,000
 PROPERTY MANAGEMENT                                               Real Property
                                                                   Systems, Inc.
 UW ECONOMIC OCCUPANCY                                                     90.0%
 UW REVENUES                                                          $3,071,948
 UW TOTAL EXPENSES                                                    $1,104,622
 UW NET OPERATING INCOME (NOI)                                        $1,967,326
 UW NET CASH FLOW (NCF)                                               $1,949,683
--------------------------------------------------------------------------------

                                     S-183

--------------------------------------------------------------------------------------------------------------------
                                                  TENANT SUMMARY
--------------------------------------------------------------------------------------------------------------------
                                           NET      % OF NET                                              DATE OF
                         RATINGS         RENTABLE   RENTABLE   ACTUAL RENT                 % OF ACTUAL     LEASE
      TENANT        MOODY'S/S&P/FITCH   AREA (SF)     AREA         PSF       ACTUAL RENT       RENT      EXPIRATION
------------------ ------------------- ----------- ---------- ------------- ------------- ------------- -----------

Edutrek Internation      NR/NR/NR         88,215      100.0%      $30.24     $2,667,622        100.0%    July 2015
Vacant ...........                             0        0.0                           0          0.0
                                          ------      -----                  ----------        -----
TOTAL ............                        88,215      100.0%                 $2,667,622        100.0%
                                          ======      =====                  ==========        =====
--------------------------------------------------------------------------------------------------------------------

                                     S-184

4 Sylvan Way

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
 MORTGAGE LOAN SELLER                                                   Wachovia
 CUT-OFF DATE BALANCE                                                $18,000,000
 PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                    1.6%
 NUMBER OF MORTGAGE LOANS                                                      1
 LOAN PURPOSE                                                        Acquisition
 SPONSOR                                             The Gale Company L.L.C. and
                                                     SL Green Realty Corporation
 TYPE OF SECURITY                                                            Fee
 MORTGAGE RATE                                                            6.260%
 MATURITY DATE                                                   August 11, 2014
 AMORTIZATION TYPE                                                       Balloon
 INTEREST ONLY PERIOD                                                         12
 ORIGINAL TERM / AMORTIZATION                                          120 / 300
 REMAINING TERM / AMORTIZATION                                         117 / 300
 LOCKBOX                                                                     Yes

 UP-FRONT RESERVES
   TAX/INSURANCE           Yes

 ONGOING MONTHLY RESERVES
   TAX/INSURANCE           Yes
   REPLACEMENT             $ 2,190
   TI/LC                   $13,142

 ADDITIONAL FINANCING*               Credit Facility                 $25,000,000

 CUT-OFF DATE BALANCE                                                $18,000,000
 CUT-OFF DATE BALANCE/SF                                                    $171
 CUT-OFF DATE LTV                                                          80.0%
 MATURITY DATE LTV                                                         64.8%
 UW DSCR ON NCF                                                            1.24x
--------------------------------------------------------------------------------
*  An affiliate of the borrowers has a revolving line of credit that is secured, in part, by an interest in the borrowers for purposes of funding tenant improvement and leasing commissions for a 36 property portfolio owned by the sponsors. This line of credit is also secured by the ownership interests in the property owners of the related portfolio properties and may be used to fund tenant improvement and leasing commission reserves related to properties not included in the Trust Fund. As of October 11, 2004, the total financing secured by the 36 property portfolio (which includes the Mortgaged Property securing the 4 Sylvan Way) was approximately $476,650,000.

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
 NUMBER OF MORTGAGED PROPERTIES                                                1
 LOCATION                                                        Parsippany , NJ
 PROPERTY TYPE                                                Office -- Suburban
 SIZE (SF)                                                               105,135
 OCCUPANCY AS OF JULY 27, 2004                                            100.0%
 YEAR BUILT / YEAR RENOVATED                                           1984 / NA
 APPRAISED VALUE                                                     $22,500,000
 PROPERTY MANAGEMENT*                                 Various Sponsor Affiliates
 UW ECONOMIC OCCUPANCY                                                     99.0%
 UW REVENUES                                                          $2,964,043
 UW TOTAL EXPENSES                                                    $1,012,240
 UW NET OPERATING INCOME (NOI)                                        $1,951,803
 UW NET CASH FLOW (NCF)                                               $1,774,887
--------------------------------------------------------------------------------
*  The Gale Management Company, L.L.C., The Gale Construction Company, L.L.C.,
   The Gale Construction Services Company, L.L.C., The Gale Real Estate Advisors
   Company, L.L.C., The Gale Investment Services Company, L.L.C.

                                     S-185

--------------------------------------------------------------------------------------------------------------------
                                                   TENANT SUMMARY
--------------------------------------------------------------------------------------------------------------------
                                              NET      % OF NET                               % OF
                            RATINGS*        RENTABLE   RENTABLE    ACTUAL                    ACTUAL    DATE OF LEASE
        TENANT         MOODY'S/S&P/FITCH   AREA (SF)     AREA     RENT PSF   ACTUAL RENT      RENT      EXPIRATION
--------------------- ------------------- ----------- ---------- ---------- ------------- ----------- --------------

Voicestream .........     Baa2/BBB+/A-      105,135      100.0%   $ 18.85    $1,981,795       100.0%       May 2014
Vacant ..............                             0        0.0                        0         0.0
                                            -------      -----               ----------       -----
TOTAL ...............                       105,135      100.0%              $1,981,795       100.0%
                                            =======      =====               ==========       =====
--------------------------------------------------------------------------------------------------------------------

*  Certain ratings are those of the parent whether or not the parent guarantees the lease.

                                     S-186

Mahopac Village Center

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
 MORTGAGE LOAN SELLER                                                   Wachovia
 CUT-OFF DATE BALANCE                                                $18,000,000
 PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                    1.6%
 NUMBER OF MORTGAGE LOANS                                                      1
 LOAN PURPOSE                                                          Refinance
 SPONSOR                                              DLC Management Corporation
                                                           and Delphi Commercial
                                                                Properties, Inc.
 TYPE OF SECURITY                                                            Fee
 MORTGAGE RATE                                                            5.620%
 MATURITY DATE                                                September 11, 2014
 AMORTIZATION TYPE                                                       Balloon
 INTEREST ONLY PERIOD                                                         24
 ORIGINAL TERM / AMORTIZATION                                          120 / 360
 REMAINING TERM / AMORTIZATION                                         118 / 360
 LOCKBOX                                                               Springing

 UP-FRONT RESERVES
   TAX/INSURANCE             Yes
   ENGINEERING/REPLACEMENT   $180,938

 ONGOING MONTHLY RESERVES
   TAX/INSURANCE             Yes
   REPLACEMENT*              $2,225

 ADDITIONAL FINANCING                                                       None

 CUT-OFF DATE BALANCE                                                $18,000,000
 CUT-OFF DATE BALANCE/SF                                                    $121
 CUT-OFF DATE LTV                                                          79.6%
 MATURITY DATE LTV                                                         70.0%
 UW DSCR ON NCF                                                            1.25x
--------------------------------------------------------------------------------
*  Capped at $106,785.

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
 NUMBER OF MORTGAGED PROPERTIES                                                1
 LOCATION                                                            Mahopac, NY
 PROPERTY TYPE                                                Retail -- Anchored
 SIZE (SF)                                                               148,287
 OCCUPANCY AS OF OCTOBER 1, 2004                                           96.6%
 YEAR BUILT / YEAR RENOVATED                                         1970 / 1985
 APPRAISED VALUE                                                     $22,600,000
 PROPERTY MANAGEMENT                                  DLC Management Corporation
 UW ECONOMIC OCCUPANCY                                                     95.0%
 UW REVENUES                                                          $2,481,326
 UW TOTAL EXPENSES                                                      $803,588
 UW NET OPERATING INCOME (NOI)                                        $1,677,737
 UW NET CASH FLOW (NCF)                                               $1,552,045
--------------------------------------------------------------------------------

                                     S-187

--------------------------------------------------------------------------------------------------------------------------
                                                      TENANT SUMMARY
--------------------------------------------------------------------------------------------------------------------------
                                                    NET      % OF NET                              % OF
                                  RATINGS*        RENTABLE   RENTABLE    ACTUAL                   ACTUAL    DATE OF LEASE
           TENANT            MOODY'S/S&P/FITCH   AREA (SF)     AREA     RENT PSF   ACTUAL RENT     RENT       EXPIRATION
--------------------------- ------------------- ----------- ---------- ---------- ------------- ---------- ---------------

A&P Supermarket ...........      Caa1/B/NR         61,356       41.4%  $ 10.06     $  617,250       33.8%    January 2009
Rite-Aid ..................      Caa1/B+/NR         9,875        6.7   $ 10.00         98,750        5.4        June 2006
Big 'M' ...................       NR/NR/NR          9,285        6.3   $ 13.25        123,026        6.7   September 2009
Sterling Cellars ..........       NR/NR/NR          9,146        6.2   $ 11.97        109,513        6.0       April 2019
Feedbarn ..................       NR/NR/NR          8,575        5.8   $ 13.50        115,764        6.3     January 2008
Non-major tenants .........                        45,050       30.4   $ 16.92        762,143       41.7
Vacant ....................                         5,000        3.4                        0        0.0
                                                   ------      -----               ----------      -----
TOTAL .....................                       148,287      100.0%              $1,826,446      100.0%
                                                  =======      =====               ==========      =====
--------------------------------------------------------------------------------------------------------------------------

*  Certain ratings are those of the parent whether or not the parent guarantees the lease.

                                     S-188

Town Center East Building 1

--------------------------------------------------------------------------------
                                 LOAN INFORMATION
--------------------------------------------------------------------------------
 MORTGAGE LOAN SELLER                                                    Artesia
 CUT-OFF DATE BALANCE                                                $17,910,000
 PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                    1.6%
 NUMBER OF MORTGAGE LOANS                                                      1
 LOAN PURPOSE                                                          Refinance
 SPONSOR                                                       J. Brent McKinley
 TYPE OF SECURITY                                                            Fee
 MORTGAGE RATE                                                            5.180%
 MATURITY DATE                                                 November 11, 2011
 AMORTIZATION TYPE                                                           ARD
 INTEREST ONLY PERIOD                                                       None
 ORIGINAL TERM / AMORTIZATION                                           84 / 360
 REMAINING TERM / AMORTIZATION                                          84 / 360
 LOCKBOX                                                                     Yes

 UP-FRONT RESERVES
   TAX/INSURANCE             Yes
 OCCUPANCY(1)                $659,491

 ONGOING MONTHLY RESERVES
   TAX/INSURANCE             Yes
   REPLACEMENT               $1,660(2)
 ADDITIONAL FINANCING                                                       None

 CUT-OFF DATE BALANCE                                                $17,910,000
 CUT-OFF DATE BALANCE/SF                                                    $180
 CUT-OFF DATE LTV                                                          74.6%
 MATURITY DATE LTV                                                         66.3%
 UW DSCR ON NCF                                                            1.45x
--------------------------------------------------------------------------------
(1)   Funds to be released in monthly installments of $82,436 over the first 8 months of the loan term as rent concessions expire.

(2)   Capped at $59,773.

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
 NUMBER OF MORTGAGED PROPERTIES                                                1
 LOCATION                                                           Tumwater, WA
 PROPERTY TYPE                                                Office -- Suburban
 SIZE (SF)                                                                99,621
 OCCUPANCY AS OF SEPTEMBER 9, 2004                                        100.0%
 YEAR BUILT / YEAR RENOVATED                                           2004 / NA
 APPRAISED VALUE                                                     $24,000,000
 PROPERTY MANAGEMENT                                           Transwestern Real
                                                           Estate Services, Inc.
 UW ECONOMIC OCCUPANCY                                                     98.0%
 UW REVENUES                                                          $2,140,305
 UW TOTAL EXPENSES                                                      $340,672
 UW NET OPERATING INCOME (NOI)                                        $1,799,634
 UW NET CASH FLOW (NCF)                                               $1,708,730
--------------------------------------------------------------------------------

                                     S-189

------------------------------------------------------------------------------------------------------------------------------
                                                        TENANT SUMMARY
------------------------------------------------------------------------------------------------------------------------------
                                                        NET      % OF NET                               % OF
                                      RATINGS*        RENTABLE   RENTABLE    ACTUAL                    ACTUAL    DATE OF LEASE
             TENANT              MOODY'S/S&P/FITCH   AREA (SF)     AREA     RENT PSF   ACTUAL RENT      RENT      EXPIRATION
------------------------------- ------------------- ----------- ---------- ---------- ------------- ----------- --------------

State of Washington
 Department of Health .........     Aa1/AA/NR          99,621      100.0%  $ 12.38     $1,233,308       100.0%    June 2015
Vacant ........................                             0        0.0                        0         0.0
                                                       ------      -----               ----------       -----
TOTAL .........................                        99,621      100.0%              $1,233,308       100.0%
                                                       ======      =====               ==========       =====
------------------------------------------------------------------------------------------------------------------------------

*  Certain ratings are those of the parent whether or not the parent guarantees the lease.

                                     S-190

Plaza West

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
 MORTGAGE LOAN SELLER                                                   Wachovia
 CUT-OFF DATE BALANCE                                                $17,650,000
 PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                    1.5%
 NUMBER OF MORTGAGE LOANS                                                      1
 LOAN PURPOSE                                                          Refinance
 SPONSOR                                               Robert L. Cohen and Plaza
                                                        West Limited Partnership
 TYPE OF SECURITY                                                            Fee
 MORTGAGE RATE                                                            6.190%
 MATURITY DATE                                                September 11, 2014
 AMORTIZATION TYPE                                                           ARD
 INTEREST ONLY PERIOD                                                         12
 ORIGINAL TERM / AMORTIZATION                                          120 / 360
 REMAINING TERM / AMORTIZATION                                         118 / 360
 LOCKBOX                                                               Springing

 UP-FRONT RESERVES
   INSURANCE                             Yes
   OCCUPANCY(1)                          $500,000

 ONGOING MONTHLY RESERVES
   TAX/INSURANCE                         Yes
   REPLACEMENT                           $1,317
   TI/LC(2)                              $8,300

 ADDITIONAL FINANCING                                                       None

 CUT-OFF DATE BALANCE                                                $17,650,000
 CUT-OFF DATE BALANCE/SF                                                    $178
 CUT-OFF DATE LTV                                                          74.5%
 MATURITY DATE LTV                                                         64.9%
 UW DSCR ON NCF                                                            1.33x
--------------------------------------------------------------------------------
(1)   To be released when 2 additional leases are executed.

(2)   Capped at $300,000, the monthly payments begin upon the release of the up-front occupancy reserve or the conversion of the occupancy reserve to a TI/LC reserve.

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
 NUMBER OF MORTGAGED PROPERTIES                                                1
 LOCATION                                                           Bethesda, MD
 PROPERTY TYPE                                                     Office -- CBD
 SIZE (SF)                                                                98,988
 OCCUPANCY AS OF SEPTEMBER 23, 2004                                        95.3%
 YEAR BUILT / YEAR RENOVATED                                         1965 / 2003
 APPRAISED VALUE                                                     $23,700,000
 PROPERTY MANAGEMENT                                      CB Richard Ellis, Inc.
 UW ECONOMIC OCCUPANCY                                                     92.5%
 UW REVENUES                                                          $2,960,094
 UW TOTAL EXPENSES                                                    $1,051,576
 UW NET OPERATING INCOME (NOI)                                        $1,908,518
 UW NET CASH FLOW (NCF)                                               $1,724,005
--------------------------------------------------------------------------------

                                     S-191

-------------------------------------------------------------------------------------------------------------------------------
                                                        TENANT SUMMARY
-------------------------------------------------------------------------------------------------------------------------------
                                                          NET      % OF NET                              % OF
                                        RATINGS         RENTABLE   RENTABLE    ACTUAL                   ACTUAL    DATE OF LEASE
              TENANT               MOODY'S/S&P/FITCH   AREA (SF)     AREA     RENT PSF   ACTUAL RENT     RENT      EXPIRATION
--------------------------------- ------------------- ----------- ---------- ---------- ------------- ---------- --------------

Long & Foster ...................       NR/NR/NR         14,516       14.7%  $ 31.26     $   453,720      16.6%       May 2013
Sucampo Pharmaceuticals .........       NR/NR/NR         11,166       11.3   $ 28.50         318,231      11.6   November 2009
Counter Technology Inc. .........       NR/NR/NR          8,762        8.9   $ 29.54         258,829       9.5      March 2010
Weichert Co. of MD ..............       NR/NR/NR          6,972        7.0   $ 30.14         210,136       7.7    October 2005
CodeRyte Inc. ...................       NR/NR/NR          6,964        7.0   $ 26.00         181,064       6.6     August 2009
Non-major tenants ...............                        45,910       46.4   $ 28.62       1,313,949      48.0
Vacant ..........................                         4,698        4.7                         0       0.0
                                                         ------      -----               -----------     -----
TOTAL ...........................                        98,988      100.0%              $ 2,735,929     100.0%
                                                         ======      =====               ===========     =====
-------------------------------------------------------------------------------------------------------------------------------

                                     S-192

Cronacher Portfolio

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
 MORTGAGE LOAN SELLER                                                   Wachovia
 CUT-OFF DATE BALANCE                                                $17,253,375
 PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                    1.5%
 NUMBER OF MORTGAGE LOANS                                                      2
 LOAN PURPOSE                                                        Acquisition
                                                           Roy W. Cronacher, Jr.
 SPONSOR                                                    and Barry L. Needler
 TYPE OF SECURITY                                                            Fee
 WA MORTGAGE RATE                                                         5.924%
 MATURITY DATE                            October 11, 2014 and November 11, 2014
 AMORTIZATION TYPE                                                       Balloon
 INTEREST ONLY PERIOD                                                       None
 ORIGINAL TERM / AMORTIZATION                                          120 / 360
 REMAINING TERM / AMORTIZATION                                           Various
 LOCKBOX                                                                    None

 UP-FRONT RESERVES
  TI/LC                     $260,000

 ONGOING MONTHLY RESERVES
   TAX/INSURANCE           Springing
   TI/LC*                     $2,333

 ADDITIONAL FINANCING                                                       None

 CUT-OFF DATE BALANCE                                                $17,253,375
 CUT-OFF DATE BALANCE/SF                                                    $138
 CUT-OFF DATE LTV                                                          78.4%
 MATURITY DATE LTV                                                         66.3%
 WA UW DSCR ON NCF                                                         1.23x
--------------------------------------------------------------------------------
*  Capped at $400,000.

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
 NUMBER OF MORTGAGED PROPERTIES                                                2
 LOCATION                                             Lufkin, TX and Augusta, GA
 PROPERTY TYPE                                                           Various
 SIZE (SF)                                                               124,794
 OCCUPANCY(1)                                                             100.0%
 YEAR BUILT / YEAR RENOVATED                                           2004 / NA
 APPRAISED VALUE                                                     $22,025,000
 PROPERTY MANAGEMENT(2)                                    Transwestern Property
                                                     Company Southwest, L.P. dba
                                                         Transwestern Commercial
                                                                        Services
 UW ECONOMIC OCCUPANCY                                 96.5% Shops at Lufkin and
                                                      95.0% Eckerd - Augusta, GA
 UW REVENUES                                                          $1,949,067
 UW TOTAL EXPENSES                                                      $347,648
 UW NET OPERATING INCOME (NOI)                                        $1,601,419
 UW NET CASH FLOW (NCF)                                               $1,520,573
--------------------------------------------------------------------------------
(1)   Occupancy as of September 22, 2004, for the Eckerd - Augusta, GA
      Mortgaged Property and as of June 30, 2004, for the Shops at Lufkin
      Mortgaged Property.

(2)   For Shops at Lufkin.

                                     S-193

-------------------------------------------------------------------------
                           CRONACHER PORTFOLIO
-------------------------------------------------------------------------
                                              CUT-OFF      CUT-OFF DATE
     PROPERTY NAME         CITY    STATE   DATE BALANCE   BALANCE PER SF
----------------------- --------- ------- -------------- ----------------

Cronacher Portfolio
 Shops at Lufkin ...... Lufkin      TX     $ 14,056,000        $ 127
 Eckerd - Augusta, GA.. Augusta     GA        3,197,375        $ 231
                                           ------------
                                           $ 17,253,375        $ 138
                                           ============

                                                              UNDERWRITTEN NET
     PROPERTY NAME       YEAR BUILT   NRA (SF)   OCCUPANCY*      CASH FLOW      APPRAISED VALUE
----------------------- ------------ ---------- ------------ ----------------- ----------------

Cronacher Portfolio
 Shops at Lufkin ......    2004       110,981      100.0%       $ 1,220,039      $ 17,825,000
 Eckerd - Augusta, GA..    2004        13,813      100.0%           300,534         4,200,000
                                      -------                   -----------      ------------
                                      124,794                   $ 1,520,573      $ 22,025,000
                                      =======                   ===========      ============

*     Occupancy as of September 22, 2004, for the Eckerd - Augusta, GA
      Mortgaged Property and as of June 30, 2004, for the Shops at Lufkin
      Mortgaged Property.

------------------------------------------------------------------------------------------------------------------------------
                                                SHOPS AT LUFKIN TENANT SUMMARY
------------------------------------------------------------------------------------------------------------------------------
                                                      NET      % OF NET
                                    RATINGS*        RENTABLE   RENTABLE    ACTUAL                      % OF      DATE OF LEASE
            TENANT             MOODY'S/S&P/FITCH   AREA (SF)     AREA     RENT PSF   ACTUAL RENT   ACTUAL RENT    EXPIRATION
----------------------------- ------------------- ----------- ---------- ---------- ------------- ------------- --------------

Ross Dress for Less .........      NR/BBB/NR         30,187       27.2%   $  9.00    $   271,683       25.5%    December 2013
Best Buy ....................     Baa3/BBB-/NR       19,840       17.9    $ 14.75        292,640       27.4      January 2015
Bed, Bath & Beyond ..........      NR/BBB/NR         18,049       16.3    $  8.25        148,904       14.0     December 2013
Old Navy ....................     Ba1/BB+/BB+        12,000       10.8    $ 15.25        183,000       17.2       June 2009
Shoe Carnival ...............       NR/NR/NR          8,025        7.2    $ 10.50         84,263        7.9     February 2014
Non-major tenants ...........                         4,480        4.0    $ 19.32         86,560        8.1
Vacant ......................                        18,400       16.6                         0        0.0
                                                     ------      -----               -----------      -----
TOTAL .......................                       110,981      100.0%              $ 1,067,050      100.0%
                                                    =======      =====               ===========      =====
------------------------------------------------------------------------------------------------------------------------------

*     Certain ratings are those of the parent whether or not the parent guarantees the lease.

-----------------------------------------------------------------------------------------------------------------
                                       ECKERD - AUGUSTA, GA TENANT SUMMARY
-----------------------------------------------------------------------------------------------------------------
                                         NET      % OF NET
                       RATINGS*        RENTABLE   RENTABLE    ACTUAL                      % OF      DATE OF LEASE
     TENANT       MOODY'S/S&P/FITCH   AREA (SF)     AREA     RENT PSF   ACTUAL RENT   ACTUAL RENT    EXPIRATION
---------------- ------------------- ----------- ---------- ---------- ------------- ------------- --------------

Eckerd .........      B2/BB-/NR         13,813      100.0%  $ 23.64      $ 326,585        100.0%     June 2024
Vacant .........                             0        0.0                        0          0.0
                                        ------      -----                ---------        -----
TOTAL ..........                        13,813      100.0%               $ 326,585        100.0%
                                        ======      =====                =========        =====
-----------------------------------------------------------------------------------------------------------------

*     Certain ratings are those of the parent whether or not the parent guarantees the lease.

                                     S-194

Ridge Plaza

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
 MORTGAGE LOAN SELLER                                                   Wachovia
 CUT-OFF DATE BALANCE                                                $16,982,566
 PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                    1.5%
 NUMBER OF MORTGAGE LOANS                                                      1
 LOAN PURPOSE                                                          Refinance
 SPONSOR                                                 Kite Realty Group, L.P.
 TYPE OF SECURITY                                                            Fee
 MORTGAGE RATE                                                            5.150%
 MATURITY DATE                                                  October 11, 2009
 AMORTIZATION TYPE                                                       Balloon
 INTEREST ONLY PERIOD                                                       None
 ORIGINAL TERM / AMORTIZATION                                           60 / 360
 REMAINING TERM / AMORTIZATION                                          59 / 359
 LOCKBOX                                                                    None

 UP-FRONT RESERVES
   TAX/INSURANCE             Yes

 ONGOING MONTHLY RESERVES
   TAX/INSURANCE             Yes
   REPLACEMENT               $958

 ADDITIONAL FINANCING                                                       None

 CUT-OFF DATE BALANCE                                                $16,982,566
 CUT-OFF DATE BALANCE/SF                                                    $148
 CUT-OFF DATE LTV                                                          79.7%
 MATURITY DATE LTV                                                         73.8%
 UW DSCR ON NCF                                                            1.33x
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
 NUMBER OF MORTGAGED PROPERTIES                                                1
 LOCATION                                                          Oak Ridge, NJ
 PROPERTY TYPE                                                Retail -- Anchored
 SIZE (SF)                                                               114,903
 OCCUPANCY AS OF AUGUST 12, 2004                                           90.9%
 YEAR BUILT / YEAR RENOVATED                                           2002 / NA
 APPRAISED VALUE                                                     $21,300,000
 PROPERTY MANAGEMENT                                         KRG Management, LLC
 UW ECONOMIC OCCUPANCY                                                     90.9%
 UW REVENUES                                                          $2,319,036
 UW TOTAL EXPENSES                                                      $802,825
 UW NET OPERATING INCOME (NOI)                                        $1,516,210
 UW NET CASH FLOW (NCF)                                               $1,480,829
--------------------------------------------------------------------------------

                                     S-195

-------------------------------------------------------------------------------------------------------------------------------
                                                        TENANT SUMMARY
-------------------------------------------------------------------------------------------------------------------------------
                                                                % OF NET                                 % OF
                                  RATINGS*       NET RENTABLE   RENTABLE   ACTUAL RENT                  ACTUAL    DATE OF LEASE
           TENANT            MOODY'S/S&P/FITCH     AREA (SF)      AREA         PSF       ACTUAL RENT     RENT      EXPIRATION
--------------------------- ------------------- -------------- ---------- ------------- ------------- ---------- --------------

A&P Supermarket ...........      Caa1/B/NR           58,732        51.1%     $ 13.00     $   763,516      45.9%      July 2022
CVS .......................       A3/A-/NR           10,880         9.5      $ 20.50         223,040      13.4   December 2024
Blockbuster ...............       A3/A-/A-            5,133         4.5      $ 20.00         102,660       6.2      March 2008
McDonalds .................        A2/A/A             3,382         2.9      $ 22.18          75,013       4.5   December 2022
Frank's Pizza .............       NR/NR/NR            3,282         2.9      $ 18.00          59,076       3.6    January 2013
Non-major tenants .........                          23,079        20.1      $ 19.02         439,020      26.4
Vacant ....................                          10,415         9.1                            0       0.0
                                                     ------       -----                  -----------     -----
TOTAL .....................                         114,903       100.0%                 $ 1,662,325     100.0%
                                                    =======       =====                  ===========     =====
-------------------------------------------------------------------------------------------------------------------------------

*     Certain ratings are those of the parent whether or not the parent guarantees the lease.

                                     S-196

Broadmoor Towne Center -- North

--------------------------------------------------------------------------------
                                  LOAN INFORMATION
--------------------------------------------------------------------------------
 MORTGAGE LOAN SELLER                                                   Wachovia
 CUT-OFF DATE BALANCE                                                $16,770,484
 PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                    1.5%
 NUMBER OF MORTGAGE LOANS                                                      1
 LOAN PURPOSE                                                          Refinance
                                                         Harlen J. Noddle, Kevin
                                                                Kraft and Joseph
 SPONSOR                                                             Kirshenbaum
 TYPE OF SECURITY                                                      Leasehold
 MORTGAGE RATE                                                            6.180%
 MATURITY DATE                                                September 11, 2014
 AMORTIZATION TYPE                                                       Balloon
 INTEREST ONLY PERIOD                                                       None
 ORIGINAL TERM / AMORTIZATION                                          120 / 360
 REMAINING TERM / AMORTIZATION                                         118 / 358
 LOCKBOX                                                                    None

 UP-FRONT RESERVES
   TAX                       Yes
   ENVIRONMENTAL(1)          $171,250

 ONGOING MONTHLY RESERVES
   TAX                       Yes
   REPLACEMENT               $1,197
   TI/LC(2)                  $6,000

 ADDITIONAL FINANCING                                                       None

 CUT-OFF DATE BALANCE                                                $16,770,484
 CUT-OFF DATE BALANCE/SF                                                    $117
 CUT-OFF DATE LTV                                                          78.0%
 MATURITY DATE LTV                                                         66.6%
 UW DSCR ON NCF                                                            1.36x
--------------------------------------------------------------------------------
(1)   A letter of Credit in an amount equal to 125% of the estimated costs to remediate the soil and groundwater contamination by a former dry cleaner was required to be posted at closing.

(2)   Capped at $288,000.

--------------------------------------------------------------------------------
                    PROPERTY INFORMATION
--------------------------------------------------------------------------------
 NUMBER OF MORTGAGED PROPERTIES                                                1
 LOCATION                                                   Colorado Springs, CO
 PROPERTY TYPE                                                Retail -- Anchored
 SIZE (SF)                                                               143,553
 OCCUPANCY AS OF SEPTEMBER 23, 2004                                       100.0%
 YEAR BUILT / YEAR RENOVATED                                           2000 / NA
 APPRAISED VALUE                                                     $21,500,000
 PROPERTY MANAGEMENT                                  Noddle Development Company
 UW ECONOMIC OCCUPANCY                                                     95.0%
 UW REVENUES                                                          $2,515,032
 UW TOTAL EXPENSES                                                      $755,195
 UW NET OPERATING INCOME (NOI)                                        $1,759,837
 UW NET CASH FLOW (NCF)                                               $1,669,771
--------------------------------------------------------------------------------

                                     S-197

----------------------------------------------------------------------------------------------------------------------------
                                                       TENANT SUMMARY
----------------------------------------------------------------------------------------------------------------------------
                                                 NET      % OF NET
                               RATINGS*        RENTABLE   RENTABLE   ACTUAL RENT                 % OF ACTUAL   DATE OF LEASE
         TENANT           MOODY'S/S&P/FITCH   AREA (SF)     AREA         PSF       ACTUAL RENT       RENT       EXPIRATION
------------------------ ------------------- ----------- ---------- ------------- ------------- ------------- --------------

Gordman's ..............       NR/NR/NR         49,955       34.8%     $ 10.00     $  499,550        24.0%        July 2014
24 Hour Fitness ........       NR/NR/NR         46,087       32.1      $  9.25        426,305        20.5        March 2015
Office Depot ...........      NR/BBB-/NR        14,756       10.3      $ 18.55        273,724        13.2     December 2019
Par Avion ..............       NR/NR/NR          7,500        5.2      $ 25.00        187,500         9.0     November 2013
Panera Bread ...........       NR/NR/NR          5,231        3.6      $ 25.00        130,775         6.3      January 2014
Non-major tenants ......                        20,024       13.9      $ 28.12        563,089        27.1
Vacant .................                             0        0.0                           0         0.0
                                                ------      -----                  ----------       -----
TOTAL ..................                       143,553      100.0%                 $2,080,943       100.0%
                                               =======      =====                  ==========       =====
----------------------------------------------------------------------------------------------------------------------------

*     Certain ratings are those of the parent whether or not the parent guarantees the lease.

                                     S-198

Bay Vista Office Building

--------------------------------------------------------------------------------
                                LOAN INFORMATION
--------------------------------------------------------------------------------
 MORTGAGE LOAN SELLER                                                    Artesia
 CUT-OFF DATE BALANCE                                                $16,385,865
 PERCENTAGE OF CUT-OFF DATE POOL BALANCE                                    1.4%
 NUMBER OF MORTGAGE LOANS                                                      1
 LOAN PURPOSE                                                          Refinance
 SPONSOR                                                     James B. Potter and
                                                             Joseph Yencich, Jr.
 TYPE OF SECURITY                                                            Fee
 MORTGAGE RATE                                                            5.850%
 MATURITY DATE                                                  October 11, 2014
 AMORTIZATION TYPE                                                       Balloon
 INTEREST ONLY PERIOD                                                       None
 ORIGINAL TERM / AMORTIZATION                                          120 / 360
 REMAINING TERM / AMORTIZATION                                         119 / 359
 LOCKBOX                                                                    None

 UP-FRONT RESERVES
   TAX/INSURANCE                       Yes
   EARNOUT(1)                     $300,000
   OCCUPANCY(2)                    $18,106
   TI/LC                          $500,000

 ONGOING MONTHLY RESERVES
   TAX/INSURANCE                       Yes
   REPLACEMENT                      $2,169
   TI/LC                            $4,919

 ADDITIONAL FINANCING(3)                                 Existing Unsecured Debt

 CUT-OFF DATE BALANCE                                                $16,385,865
 CUT-OFF DATE BALANCE/SF                                                    $139
 CUT-OFF DATE LTV                                                          68.6%
 MATURITY DATE LTV                                                         57.9%
 UW DSCR ON NCF                                                            1.39x
--------------------------------------------------------------------------------
(1)   Funds to be released upon achievement of a minimum occupancy of 88% with tenants paying rent, receipt of signed estoppels and a minimum DSCR of
      1.30x.

(2)   Held on the Satori Software space until the tenant takes occupancy on
      January 1, 2005.

(3)   Capped at $2,000,000 prior to November 1, 2004, and capped at $494,750 thereafter.

--------------------------------------------------------------------------------
                              PROPERTY INFORMATION
--------------------------------------------------------------------------------
 NUMBER OF MORTGAGED PROPERTIES                                                1
 LOCATION                                                            Seattle, WA
 PROPERTY TYPE                                                      Office - CBD
 SIZE (SF)                                                               118,302
 OCCUPANCY AS OF OCTOBER 1, 2004                                           81.2%
 YEAR BUILT / YEAR RENOVATED                                           1982 / NA
 APPRAISED VALUE                                                     $23,900,000
 PROPERTY MANAGEMENT                                   Joseph Yencich, Jr., Inc.
 UW ECONOMIC OCCUPANCY                                                     82.0%
 UW REVENUES                                                          $2,506,513
 UW TOTAL EXPENSES                                                      $784,314
 UW NET OPERATING INCOME (NOI)                                        $1,722,199
 UW NET CASH FLOW (NCF)                                               $1,586,823
--------------------------------------------------------------------------------

                                     S-199

----------------------------------------------------------------------------------------------------------------------------
                                                       TENANT SUMMARY
----------------------------------------------------------------------------------------------------------------------------
                                                    NET      % OF NET
                                  RATINGS*        RENTABLE   RENTABLE    ACTUAL                      % OF      DATE OF LEASE
           TENANT            MOODY'S/S&P/FITCH   AREA (SF)     AREA     RENT PSF   ACTUAL RENT   ACTUAL RENT    EXPIRATION
--------------------------- ------------------- ----------- ---------- ---------- ------------- ------------- --------------

Welfare & Pension .........       NR/NR/NR         29,168       24.7%  $ 22.52     $  656,954        32.8%     October 2007
Princess Cruises ..........       A3/A-/A-         26,089       22.1   $ 21.23        553,914        27.6        April 2007
Satori Software ...........       NR/NR/NR          9,850        8.3   $ 14.75        145,309         7.2        April 2008
Inspiration Media .........       NR/NR/NR          7,363        6.2   $ 26.20        192,893         9.6      January 2005
NeonGecko .................       NR/NR/NR          6,520        5.5   $ 15.86        103,406         5.2       August 2006
Non-Major Tenants .........                        17,081       14.4   $ 20.67        353,097        17.6
Vacant ....................                        22,231       18.8                        0         0.0
                                                   ------      -----               ----------       -----
TOTAL .....................                       118,302      100.0%              $2,005,573       100.0%
                                                  =======      =====               ==========       =====
----------------------------------------------------------------------------------------------------------------------------

*     Certain ratings are those of the parent whether or not the parent guarantees the lease.

                                     S-200

THE MORTGAGE LOAN SELLERS

     The Depositor will acquire the Mortgage Loans from the Mortgage Loan
Sellers on or prior to the Closing Date pursuant to separate mortgage loan purchase agreements (each, a "Mortgage Loan Purchase Agreement" and together, the "Mortgage Loan Purchase Agreements"). The Mortgage Loan Sellers originated the Mortgage Loans as described above under "--Mortgage Loan History".

     Sixty-two (62) of the Mortgage Loans (the "Wachovia Mortgage Loans"),
representing 84.0% of the Cut-Off Date Pool Balance (47 Mortgage Loans in Loan
Group 1 or 82.2% of the Cut-Off Date Group 1 Balance and 15 Mortgage Loans in
Loan Group 2 or 95.2% of the Cut-Off Date Group 2 Balance), were originated by
Wachovia Bank, National Association ("Wachovia"). Wachovia is a national banking association whose principal offices are located in Charlotte, North
Carolina. Wachovia's business is subject to examination and regulation by federal banking authorities and its primary federal bank regulatory authority is the Office of the Comptroller of the Currency. Wachovia is a wholly-owned subsidiary of Wachovia Corporation, which, as of June 30, 2004, had total assets of $418 billion. Wachovia is acting as the Master Servicer and one of the Special Servicers. Wachovia Capital Markets, LLC is acting as an
Underwriter for this transaction and is an affiliate of Wachovia.

     Twenty-five (25) of the Mortgage Loans (the "Artesia Mortgage Loans"),
representing 16.0% of the Cut-Off Date Pool Balance (23 Mortgage Loans in Loan
Group 1 or 17.8% of the Cut-Off Date Group 1 Balance and 2 Mortgage Loans in
Loan Group 2 or 4.8% of the Cut-Off Date Group 2 Balance), were originated by
Artesia Mortgage Capital Corporation ("Artesia"). Artesia is a Delaware
corporation engaged in the business of originating and securitizing US commercial mortgage loans. Its principal offices are located in the Seattle suburb of Issaquah, Washington. Artesia is a wholly-owned subsidiary of Dexia
Bank which is rated "AA+" by Fitch, "AA" by S&P and "Aa2" by Moody's. Dexia
Bank is part of Dexia Group, a diversified financial services firm located in
Brussels, Belgium with a balance sheet of 350 billion EUR ($441 billion) and a stock market capitalization of approximately 16 billion EUR ($20 billion) as of
December 2003.

     Wachovia has no obligation to repurchase or substitute any of the Artesia
Mortgage Loans and Artesia has no obligation to repurchase or substitute any of the Wachovia Mortgage Loans.

     All information concerning the Wachovia Mortgage Loans contained herein or used in the preparation of this prospectus supplement is as underwritten by
Wachovia. All information concerning the Artesia Mortgage Loans contained herein or used in the preparation of this prospectus supplement is as underwritten by Artesia Mortgage Capital Corporation.

UNDERWRITING STANDARDS

     General. Each Mortgage Loan Seller's commercial real estate finance or commercial mortgage banking group has the authority, with the approval from the appropriate credit committee, to originate fixed-rate, first lien mortgage loans for securitization. Each Mortgage Loan Seller's commercial real estate finance or commercial mortgage banking operation is staffed by real estate professionals. Each Mortgage Loan Seller's loan underwriting group is an integral component of the commercial real estate finance or commercial mortgage banking group which also includes groups responsible for loan origination and closing mortgage loans.

     Upon receipt of a loan application, the respective Mortgage Loan Seller's loan underwriters commence an extensive review of the borrower's financial condition and creditworthiness and the real estate which will secure the loan.

     Loan Analysis. Generally, each Mortgage Loan Seller performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements, including rent rolls (generally unaudited), third party credit reports, judgment, lien, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Each Mortgage Loan Seller typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities although they are generally

                                     S-201

not required to be structured to limit the possibility of becoming insolvent or bankrupt. The collateral analysis typically includes an analysis of the historical property operating statements, rent rolls, operating budgets, a projection of future performance, if applicable, and a review of tenant leases.
Each Mortgage Loan Seller generally requires third party appraisals, as well as environmental and building condition reports. Each report is reviewed for acceptability by a staff member of the applicable Mortgage Loan Seller or a third-party consultant for compliance with program standards. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more provisions of the guidelines were waived or modified by the related Mortgage Loan Seller where it was determined not to adversely affect the Mortgage Loans originated by it in any material respect.

     Loan Approval. Prior to commitment, all Mortgage Loans must be approved by the applicable Mortgage Loan Seller's credit committee in accordance with its credit policies.

     Debt Service Coverage Ratio and LTV Ratio. Each Mortgage Loan Seller's
underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. The debt service coverage ratio guidelines are generally calculated based on net cash flow at the time of origination. In addition, each Mortgage Loan Seller's underwriting guidelines generally permit a maximum amortization period of 30 years. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the Mortgage Loans originated by such Mortgage Loan Seller may vary from these guidelines.

     Escrow Requirements. Generally, each Mortgage Loan Seller requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by each Mortgage Loan Seller are as follows:

    o Taxes--Typically an initial deposit and monthly escrow deposits equal to
      1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the
      Mortgage Loan Seller with sufficient funds to satisfy all taxes and assessments. Each Mortgage Loan Seller may waive this escrow requirement under certain circumstances.

    o Insurance--If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the Mortgage Loan
      Seller with sufficient funds to pay all insurance premiums. Each Mortgage
      Loan Seller may waive this escrow requirement under certain circumstances.

    o Replacement Reserves--Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan.

    o Completion Repair/Environmental Remediation--Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable Mortgage Loan, the Mortgage Loan Seller generally requires that at least 110% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable Mortgage Loan.

    o Tenant Improvement/Lease Commissions--In some cases, major tenants have lease expirations within the Mortgage Loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the
      Mortgage Loan and/or during the Mortgage Loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants.

ASSIGNMENT OF THE MORTGAGE LOANS; REPURCHASES AND SUBSTITUTIONS

     On the Closing Date, the Depositor will transfer the Mortgage Loans
(including the 175 West Jackson Subordinate Companion Loan and the 180 Maiden
Lane Trust Subordinate Companion Loan), without recourse, to the Trustee for the benefit of the Certificateholders. In connection with such transfer, the
Depositor will require each Mortgage Loan Seller to deliver to the Trustee or to a document custodian

                                     S-202

appointed by the Trustee (a "Custodian"), among other things, the following documents with respect to each Mortgage Loan (including the 175 West Jackson
Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate Companion
Loan) originated by the applicable Mortgage Loan Seller (the "Mortgage File"):
(i) the original Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Mortgage Loan Seller or another prior holder, together with a copy of the Mortgage Note); (ii) the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless not yet returned by the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder's office; (iii) the original or a copy of any related assignment of leases and of any intervening assignments thereof (if such item is a document separate from the Mortgage), in each case (unless not yet returned by the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder's office; (iv) an original assignment of the Mortgage in favor of the Trustee or in blank and (subject to the completion of certain missing recording information) in recordable form; (v) an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and (subject to the completion of certain missing recording information) in recordable form;
(vi) the original assignment of all unrecorded documents relating to the
Mortgage Loan, if not already assigned pursuant to items (iv) or (v) above;
(vii) originals or copies of all modification, consolidation, assumption and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated; (viii) the original or a copy of the policy or certificate of lender's title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy; (ix) any filed copies (bearing evidence of filing) or other evidence of filing satisfactory to the Trustee of any UCC financing statements, related amendments and continuation statements in the possession of the applicable Mortgage Loan Seller; (x) an original assignment in favor of the
Trustee of any financing statement executed and filed in favor of the applicable Mortgage Loan Seller in the relevant jurisdiction; (xi) the original or copy of any ground lease, ground lessor estoppel, environmental insurance policy or guaranty relating to such Mortgage Loan; (xii) any intercreditor agreement relating to permitted debt (including mezzanine debt) of the mortgagor; (xiii) copies of any loan agreement, escrow agreement, or security agreement relating to such Mortgage Loan; and (xiv) a copy of any letter of credit and related transfer documents related to such Mortgage Loan.

     As provided in the Pooling and Servicing Agreement, the Trustee or a
Custodian on its behalf is required to review each Mortgage File within a specified period following its receipt thereof. If any of the documents described in the preceding paragraph is found during the course of such review to be missing from any Mortgage File or defective, and in either case such omission or defect materially and adversely affects the value of the applicable
Mortgage Loan, the interest of the trust or the interests of any
Certificateholder, the applicable Mortgage Loan Seller, if it does not deliver the document or cure the defect (other than omissions solely due to a document not having been returned by the related recording office) within a period of 90 days following such Mortgage Loan Seller's receipt of notice thereof, will be obligated pursuant to the applicable Mortgage Loan Purchase Agreement (the relevant rights under which will be assigned by the Depositor to the Trustee)
to (1) repurchase the affected Mortgage Loan (including the 175 West Jackson
Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate Companion
Loan) within such 90-day period at a price (the "Purchase Price") generally equal to the sum of (i) the unpaid principal balance of such Mortgage Loan
(including the 175 West Jackson Subordinate Companion Loan and the 180 Maiden
Lane Trust Subordinate Companion Loan), (ii) the unpaid accrued interest on such Mortgage Loan (including the 175 West Jackson Subordinate Companion Loan or the 180 Maiden Lane Trust Subordinate Companion Loan), (calculated at the applicable Mortgage Rate) to but not including the Due Date in the Collection
Period in which the purchase is to occur and (iii) certain Additional Trust
Fund Expenses in respect of such Mortgage Loan, including but not limited to, servicing expenses that are reimbursable to the Master Servicer, the Special
Servicer or the Trustee plus any interest thereon and on any related P&I
Advances or (2) other than with

                                     S-203

respect to the 175 West Jackson Subordinate Companion Loan and the 180 Maiden
Lane Trust Subordinate Companion Loan, substitute a Qualified Substitute
Mortgage Loan for such Mortgage Loan and pay the Master Servicer for deposit into the Certificate Account a shortfall amount equal to the difference between the Purchase Price of the deleted Mortgage Loan calculated as of the date of substitution and the Stated Principal Balance of such Qualified Substitute
Mortgage Loan as of the date of substitution (the "Substitution Shortfall
Amount"); provided that, unless the breach would cause the Mortgage Loan not to be a qualified mortgage within the meaning of Section 860G(a)(3) of the Code, the applicable Mortgage Loan Seller will generally have an additional 90-day period to deliver the document or cure the defect, as the case may be, if it is diligently proceeding to effect such delivery or cure and provided further, no such document omission or defect (other than with respect to the Mortgage Note, the Mortgage, the title insurance policy, the ground lease or any letter of credit) will be considered to materially and adversely affect the interests of the Certificateholders in, or the value of, the affected Mortgage Loans unless the document with respect to which the document omission or defect exists is required in connection with an imminent enforcement of the mortgagee's rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the Mortgage Loan, establishing the validity or priority of any lien or any collateral securing the Mortgage Loan or for any immediate significant servicing obligation.

     The foregoing repurchase or substitution obligation constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured failure to deliver, or any uncured defect in, a constituent Mortgage Loan document. Each Mortgage Loan Seller is solely responsible for its repurchase or substitution obligation, and such obligations will not be the responsibility of the Depositor.

     The Pooling and Servicing Agreement requires the Trustee promptly to cause each of the assignments described in clauses (iv), (v) and (x) of the third preceding paragraph to be submitted for recording or filing, as applicable, in the appropriate public records. See "DESCRIPTION OF THE POOLING AND SERVICING
AGREEMENTS--Assignment of Mortgage Assets; Repurchases" in the prospectus.

     A "Qualified Substitute Mortgage Loan" is a mortgage loan which must, on the date of substitution: (i) have an outstanding Stated Principal Balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of the Stated
Principal Balance of the deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (iii) have the same Due Date as the deleted Mortgage Loan; (iv) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (v) have a remaining term to stated
maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (vi) have an original loan-to-value ratio not higher than that of the deleted Mortgage Loan and a current loan-to-value ratio not higher than then current loan-to-value ratio of the deleted Mortgage Loan; (vii) comply as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan
Purchase Agreement; (viii) have an environmental report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; (ix) have an original debt service coverage ratio not less than the original debt service coverage ratio of the deleted Mortgage Loan; (x) be determined by an opinion of counsel to be a "qualified replacement mortgage"
within the meaning of Section 860G(a)(4) of the Code; (xi) not have a maturity date after the date two years prior to the Rated Final Distribution Date; (xii)
not be substituted for a deleted Mortgage Loan unless the Trustee has received prior confirmation in writing by each Rating Agency that such substitution will not result in the withdrawal, downgrade or qualification of the rating assigned by the Rating Agency to any Class of Certificates then rated by the Rating
Agency (the cost, if any, of obtaining such confirmation to be paid by the applicable Mortgage Loan Seller); (xiii) have a date of origination that is not more than 12 months prior to the date of substitution; (xiv) have been approved by the Controlling Class Representative, which approval may not be unreasonably withheld or delayed; (xv) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any of the REMICs or the imposition of tax on any of the REMICs other than a tax on income expressly permitted or contemplated to be received by the terms of the Pooling and
Servicing Agreement; and (xvi) become a part of the same Loan Group as the deleted

                                     S-204

Mortgage Loan. In the event that one or more mortgage loans are substituted for one or more deleted Mortgage Loans, then the amounts described in clause (i)
shall be determined on the basis of aggregate principal balances and the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided that no individual Mortgage Loan shall have a Mortgage Rate, net of the related Administrative Cost Rate, that is less than the highest
Pass-Through Rate of any Class of Sequential Pay Certificates then outstanding bearing a fixed rate. When a Qualified Substitute Mortgage Loan is substituted for a deleted Mortgage Loan, the applicable Mortgage Loan Seller will be required to certify that such Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee.
Notwithstanding the foregoing, no substitutions will be permitted for the 175
West Jackson Loan or the 180 Maiden Lane Loan or any related Companion Loan included in the Trust Fund.

REPRESENTATIONS AND WARRANTIES; REPURCHASES AND SUBSTITUTIONS

     In each Mortgage Loan Purchase Agreement, the applicable Mortgage Loan
Seller has represented and warranted with respect to each Mortgage Loan
(subject to certain exceptions specified in each Mortgage Loan Purchase
Agreement), as of the Closing Date, or as of such other date specifically provided in the representation and warranty, among other things, generally that:

       (i) the information set forth in the schedule of Mortgage Loans attached to the applicable Mortgage Loan Purchase Agreement (which contains certain of the information set forth in Annex A-1 to this prospectus supplement)
   was true and correct in all material respects as of the Cut-Off Date;

       (ii) as of the date of its origination, such Mortgage Loan complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage
   Loan;

       (iii) immediately prior to the sale, transfer and assignment to the
   Depositor, the applicable Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each Mortgage Loan, and is transferring the Mortgage Loan free and clear of any and all liens, pledges, charges, security interests or any other ownership interests of any nature encumbering such Mortgage Loan;

       (iv) the proceeds of such Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder by the mortgagee;

       (v) each related Mortgage Note, Mortgage, assignment of leases, if any, and other agreements executed in connection with such Mortgage Loan is the legal, valid and binding obligation of the related mortgagor (subject to any nonrecourse provisions therein and any state anti-deficiency or market value limit deficiency legislation), enforceable in accordance with its terms, except (a) that certain provisions contained in such Mortgage Loan documents are or may be unenforceable in whole or in part under applicable state or federal laws, but neither the application of any such laws to any such provision nor the inclusion of any such provision renders any of the
   Mortgage Loan documents invalid as a whole and such Mortgage Loan documents taken as a whole are enforceable to the extent necessary and customary for the practical realization of the rights and benefits afforded thereby, and
   (b) as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

       (vi) as of the date of its origination, there was no valid offset, defense, counterclaim, abatement or right to rescission with respect to any of the related Mortgage Notes, Mortgage(s) or other agreements executed in connection therewith, and, as of the Cut-Off Date, there was no valid offset, defense, counterclaim or right to rescission with respect to such
   Mortgage Note, Mortgage(s) or other agreements, except in each case, with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges;

                                     S-205

       (vii) each related assignment of Mortgage and assignment of assignment of leases from the applicable Mortgage Loan Seller to the Trustee constitutes the legal, valid and binding first priority assignment from such Mortgage
   Loan Seller (subject to the customary limitations set forth in (v) above);

       (viii) the related Mortgage is a valid and enforceable first lien on the related Mortgaged Property except for the exceptions set forth in paragraph
   (v) above and (a) the lien of current real property taxes, ground rents, water charges, sewer rents and assessments not yet due and payable, (b)
   covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially and adversely interferes with the current use of the Mortgaged
   Property or the security intended to be provided by such Mortgage or with the mortgagor's ability to pay its obligations under the Mortgage Loan when they become due or materially and adversely affects the value of the Mortgaged
   Property, (c) the exceptions (general and specific) and exclusions set forth in the related title insurance policy or appearing of record, none of which, individually or in the aggregate, materially and adversely interferes with the current use of the Mortgaged Property or the security intended to be provided by such Mortgage or with the mortgagor's ability to pay its obligations under the Mortgage Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (d) other matters to which like properties are commonly subject, none of which, individually or in the aggregate, materially and adversely interferes with the current use of the Mortgaged Property or the security intended to be provided by such
   Mortgage or with the mortgagor's ability to pay its obligations under the
   Mortgage Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (e) the right of tenants (whether under ground leases, space leases or operating leases) at the Mortgaged Property to remain following a foreclosure or similar proceeding (provided that such tenants are performing under such leases) and (f) if such Mortgage Loan is cross-collateralized with any other Mortgage Loan, the lien of the Mortgage for such other Mortgage Loan, none of which, individually or in the aggregate, materially and adversely interferes with the current use of the
   Mortgaged Property or the security intended to be provided by such Mortgage or with the mortgagor's ability to pay its obligations under the Mortgage
   Loan when they become due or materially and adversely affects the value of the Mortgaged Property;

       (ix) all real estate taxes and governmental assessments, or installments thereof, which would be a lien on the Mortgaged Property and that prior to the Cut-Off Date have become delinquent in respect of the related Mortgaged
   Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established;

       (x) as of the Cut-Off Date, and to the applicable Mortgage Loan Seller's actual knowledge based solely upon due diligence customarily performed with the origination of comparable mortgage loans by the Mortgage Loan Seller, each related Mortgaged Property was free and clear of any material damage
   (other than deferred maintenance for which escrows were established at origination) that would materially and adversely affect the value of such
   Mortgaged Property as security for the Mortgage Loan and to the applicable
   Mortgage Loan Seller's actual knowledge as of the Cut-Off Date there was no proceeding pending for the total or partial condemnation of such Mortgaged
   Property;

       (xi) as of the date of its origination, all insurance coverage required under each related Mortgage, which insurance covered such risks as were customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related
   Mortgaged Property in the jurisdiction in which such Mortgaged Property is located, and with respect to a fire and extended perils insurance policy, was in an amount (subject to a customary deductible) at least equal to the lesser of (a) the replacement cost of improvements located on such Mortgaged
   Property, or (b) the initial principal balance of the Mortgage Loan, and in any event, the amount necessary to prevent operation of any co-insurance provisions, and was in full force and effect with respect to each related
   Mortgaged Property;

       (xii) as of the Closing Date, each Mortgage Loan was not, and in the prior 12 months (or since the date of origination if such Mortgage Loan has been originated within the past 12 months), has not been, 30 days or more past due in respect of any Scheduled Payment; and

                                     S-206

       (xiii) one or more environmental site assessments or updates thereof were performed by an environmental consulting firm independent of the applicable
   Mortgage Loan Seller and the applicable Mortgage Loan Seller's affiliates with respect to each related Mortgaged Property during the 18-month period preceding the origination of the related Mortgage Loan, and the applicable
   Mortgage Loan Seller, having made no independent inquiry other than to review the report(s) prepared in connection with the assessment(s) referenced herein, has no actual knowledge and has received no notice of any material and adverse environmental condition or circumstance affecting such Mortgaged
   Property that was not disclosed in such report(s).

   In the case of a breach of any of the representations and warranties in any
Mortgage Loan Purchase Agreement that materially and adversely affects the value of a Mortgage Loan, the interests of the trust therein or the interests of any
Certificateholder, the applicable Mortgage Loan Seller, if it does not cure such breach within a period of 90 days following its receipt of notice thereof, is obligated pursuant to the applicable Mortgage Loan Purchase Agreement (the relevant rights under which have been assigned by the Depositor to the Trustee)
to either substitute a Qualified Substitute Mortgage Loan and pay any
Substitution Shortfall Amount (other than with respect to the 175 West Jackson
Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate Companion
Loan) or to repurchase the affected Mortgage Loan within such 90-day period at the applicable Purchase Price; provided that, unless the breach would cause the
Mortgage Loan not to be a qualified mortgage within the meaning of Section
860G(a)(3) of the Code, the applicable Mortgage Loan Seller generally has an additional 90-day period to cure such breach if it is diligently proceeding with such cure. Each Mortgage Loan Seller is solely responsible for its repurchase or substitution obligation, and such obligations will not be the responsibility of the Depositor.

   The foregoing substitution or repurchase obligation constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured breach of any Mortgage Loan Seller's representations and warranties regarding its Mortgage Loans. There can be no assurance that the applicable Mortgage Loan
Seller will have the financial resources to repurchase any Mortgage Loan at any particular time. Each Mortgage Loan Seller is the sole warranting party in respect of the Mortgage Loans sold by such Mortgage Loan Seller to the
Depositor, and none of the Depositor nor any of such party's affiliates (except with respect to Wachovia Bank, National Association in its capacity as a
Mortgage Loan Seller) will be obligated to substitute or repurchase any such affected Mortgage Loan in connection with a breach of a Mortgage Loan Seller's representations and warranties if such Mortgage Loan Seller defaults on its obligation to do so.

REPURCHASE OR SUBSTITUTION OF CROSS-COLLATERALIZED MORTGAGE LOANS

   If (i) any Mortgage Loan is required to be repurchased or substituted for in the manner described above in "--Assignment of the Mortgage Loans; Repurchases and Substitutions" or "--Representations and Warranties; Repurchases and
Substitutions", (ii) such Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans (each a "Crossed Loan"
and, collectively, a "Crossed Group"), and (iii) the applicable document omission or defect (a "Defect") or breach of a representation and warranty (a
"Breach") does not constitute a Defect or Breach, as the case may be, as to each other Crossed Loan in such Crossed Group (without regard to this paragraph), then the applicable Defect or Breach, as the case may be, will be deemed to constitute a Defect or Breach, as the case may be, as to any other Crossed Loan in the Crossed Group for purposes of this paragraph, and the related Mortgage
Loan Seller will be required to repurchase or substitute for such other Crossed
Loan(s) in the related Crossed Group as provided above in "--Assignment of the
Mortgage Loans; Repurchases and Substitutions" or "--Representations and
Warranties; Repurchases and Substitutions" unless: (i) the debt service coverage ratio for all of the remaining Crossed Loans for the four calendar quarters immediately preceding the repurchase or substitution is not less than the debt service coverage ratio for all such related Crossed Loans, including the affected Crossed Loan, for the four calendar quarters immediately preceding the repurchase or substitution, (ii) the loan-to-value ratio for any of the remaining related Crossed Loans, determined at the time of repurchase or substitution, is not greater than the loan-to-value ratio for all such related
Crossed Loans, including the affected Crossed Loan, determined at the time of repurchase or substitution, and (iii) the Trustee receives an opinion of counsel to the effect that such

                                     S-207

repurchase or substitution is permitted by the REMIC provisions. In the event that the remaining Crossed Loans satisfy the aforementioned criteria, the
Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Loan as to which the related Breach or Defect exists or to repurchase or substitute for all of the Crossed Loans in the related Crossed
Group.

     To the extent that the related Mortgage Loan Seller repurchases or substitutes for an affected Crossed Loan as described in the immediately preceding paragraph while the Trustee continues to hold any related Crossed
Loans, the related Mortgage Loan Seller and the Depositor have agreed in the related Mortgage Loan Purchase Agreement to forbear from enforcing any remedies against the other's Primary Collateral (as defined below), but each is permitted to exercise remedies against the Primary Collateral securing its respective affected Crossed Loans, including, with respect to the Trustee, the
Primary Collateral securing Mortgage Loans still held by the Trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral. If the exercise of remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the
Crossed Loans held by such party, then both parties have agreed in the related
Mortgage Loan Purchase Agreement to forbear from exercising such remedies until the loan documents evidencing and securing the relevant Mortgage Loans can be modified in a manner that complies with the Mortgage Loan Purchase Agreement to remove the threat of material impairment as a result of the exercise of remedies or some other accommodation can be reached. "Primary Collateral" means the Mortgaged Property directly securing a Crossed Loan and excluding any property as to which the related lien may only be foreclosed upon by virtue of the cross collateralization features of such loans.

CHANGES IN MORTGAGE POOL CHARACTERISTICS

     The descriptions in this prospectus supplement of the Mortgage Loans and the Mortgaged Properties are based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that
(i) all scheduled principal and interest payments due on or before the Cut-Off
Date will be made and (ii) there will be no principal prepayments on or before the Cut-Off Date. Prior to the issuance of the Certificates, Mortgage Loans may be removed from the Mortgage Pool as a result of prepayments, delinquencies, incomplete documentation or otherwise, if the Depositor or the applicable
Mortgage Loan Seller deems such removal necessary, appropriate or desirable. A limited number of other mortgage loans may be included in the Mortgage Pool prior to the issuance of the Certificates, unless including such mortgage loans would materially alter the characteristics of the Mortgage Pool as described in this prospectus supplement. The Depositor believes that the information set forth in this prospectus supplement will be representative of the characteristics of the Mortgage Pool as it will be constituted at the time the
Certificates are issued, although the range of Mortgage Rates and maturities as well as other characteristics of the Mortgage Loans described in this prospectus supplement may vary.

     A Current Report on Form 8-K (the "Form 8-K") will be available to purchasers of the Offered Certificates on or shortly after the Closing Date and will be filed, together with the Pooling and Servicing Agreement, with the
Securities and Exchange Commission within fifteen days after the initial issuance of the Offered Certificates.

                                     S-208

                         SERVICING OF THE MORTGAGE LOANS

GENERAL

     The Master Servicer and the Special Servicer, either directly or through sub-servicers, are required to service and administer the Mortgage Loans for the benefit of the Certificateholders, and the Companion Loans for the holder of such Companion Loans, in accordance with applicable law, the terms of the
Pooling and Servicing Agreement, the terms of the related Intercreditor
Agreement, if applicable, and the terms of the respective Mortgage Loans and, if applicable, the Companion Loans, to the extent consistent with the foregoing, (a) in the same manner in which, and with the same care, skill, prudence and diligence with which, the Master Servicer or the Special Servicer, as the case may be, generally services and administers similar mortgage loans with similar borrowers (i) for other third parties, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own loans, or (ii) held in its own portfolio, whichever standard is higher, (b) with a view to the maximization of the recovery on such Mortgage Loans on a net present value basis and the best interests of the Certificateholders and the trust or, if a Co-Lender Loan and its related Companion Loan(s) (a "Loan Pair") are involved, with a view towards the maximization of recovery on such Loan Pair to the Certificateholders, the holder of the related Companion Loan and the Trust Fund (as a collective whole, taking into account that the Subordinate Companion Loans are subordinate to the related Mortgage Loans and that the Pari Passu Companion Loans are pari passu in right of entitlement to payment to the related Mortgage Loan, to the extent set forth in the related Intercreditor Agreement), and (c) without regard to
(i) any relationship that the Master Servicer or the Special Servicer, as the case may be, or any affiliate thereof, may have with the related borrower, the
Mortgage Loan Sellers or any other party to the Pooling and Servicing Agreement or any affiliate thereof; (ii) the ownership of any Certificate or Companion
Loan by the Master Servicer or the Special Servicer, as the case may be, or by any affiliate thereof; (iii) the right of the Master Servicer or the Special
Servicer, as the case may be, to receive compensation or other fees for its services rendered pursuant to the Pooling and Servicing Agreement; (iv) the obligation of the Master Servicer to make Advances (as defined in this prospectus supplement); (v) the ownership, servicing or management by the
Master Servicer or the Special Servicer or any affiliate thereof for others of any other mortgage loans or real property; (vi) any obligation of the Master
Servicer, or any affiliate thereof, to repurchase or substitute a Mortgage Loan as a Mortgage Loan Seller; (vii) any obligation of the Master Servicer or any affiliate thereof to cure a breach of a representation and warranty with respect to a Mortgage Loan; and (viii) any debt the Master Servicer or Special
Servicer or any affiliate of either has extended to any obligor or any affiliate thereof on a Mortgage Note (the foregoing referred to as the
"Servicing Standard"). Generally, for purposes of the servicing provisions described in this section, the term Mortgage Loan includes the 175 West Jackson
Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate Companion
Loan.

     The Master Servicer and the Special Servicer may appoint sub-servicers with respect to the Mortgage Loans and Companion Loans; provided that the
Master Servicer and the Special Servicer will remain obligated under the
Pooling and Servicing Agreement for the servicing of the Mortgage Loans. GKK
Manager LLC will be appointed as a sub-servicer for the Special Servicer with respect to the 180 Maiden Lane Whole Loan on or before the Closing Date and may appoint additional sub-servicers with respect to its obligations. See "RISK
FACTORS--Potential Conflicts of Interest" in this prospectus supplement. The trust will not be responsible for any fees owed to any sub-servicer retained by the Master Servicer or the Special Servicer. Each sub-servicer retained thereby will be reimbursed by the Master Servicer or the Special Servicer, as the case may be, for certain expenditures which it makes, generally to the same extent the Master Servicer or the Special Servicer would be reimbursed under the
Pooling and Servicing Agreement.

     Set forth below, following the subsection captioned "--The Master Servicer and the Special Servicer," is a description of certain pertinent provisions of the Pooling and Servicing Agreement relating to the servicing of the Mortgage
Loans and the Companion Loans. Reference is also made to the prospectus, in particular to the section captioned "DESCRIPTION OF THE POOLING AND SERVICING
AGREEMENTS", for important information in addition to that set forth in this prospectus supplement regarding the terms and conditions of the Pooling and
Servicing Agreement as they relate to

                                     S-209

the rights and obligations of the Master Servicer and the Special Servicer thereunder. The Special Servicer generally has all of the rights to indemnity and reimbursement, and limitations on liability, that the Master Servicer is described as having in the accompanying prospectus and certain additional rights to indemnity as provided in the Pooling and Servicing Agreement relating to actions taken at the direction of the Controlling Class Representative (and, in certain circumstances, the holder of a Subordinate Companion Loan), and the
Special Servicer rather than the Master Servicer will perform the servicing duties described in the prospectus with respect to Specially Serviced Mortgage
Loans and REO Properties (each as described in this prospectus supplement). In addition to the circumstances for resignation of the Master Servicer set forth in the accompanying prospectus, the Master Servicer and the Special Servicer each has the right to resign at any other time, provided that (i) a willing successor thereto has been found, (ii) each of the Rating Agencies confirms in writing that the successor's appointment will not result in a withdrawal, qualification or downgrade of any rating or ratings assigned to any class of
Certificates, (iii) the resigning party pays all costs and expenses in connection with such transfer, and (iv) the successor accepts appointment prior to the effectiveness of such resignation. See "DESCRIPTION OF THE POOLING AND
SERVICING AGREEMENTS--Certain Matters Regarding the Master Servicer and the
Depositor" in the accompanying prospectus.

THE MASTER SERVICER AND THE SPECIAL SERVICER

     Wachovia Bank, National Association, in its capacity as Master Servicer under the Pooling and Servicing Agreement (in such capacity, the "Master
Servicer"), will be responsible for servicing the Mortgage Loans (other than
Specially Serviced Mortgage Loans and the REO Properties). Although the Master
Servicer will be authorized to employ agents, including sub-servicers, to directly service the Mortgage Loans for which it will be responsible, the
Master Servicer will remain liable for its servicing obligations under the
Pooling and Servicing Agreement.

     Wachovia Bank, National Association is a wholly owned subsidiary of
Wachovia Corporation, our affiliate, one of the Mortgage Loan Sellers, one of the Special Servicers and an affiliate of one of the Underwriters. It is anticipated that Wachovia Bank, National Association or one of its affiliates will be the initial holder of the Class 175WJ and the Class 180ML Certificates.
In addition, it is anticipated that Wachovia Bank, National Association or one of its affiliates will be the holder of the 175 West Jackson Pari Passu Loan and the 180 Maiden Lane Pari Passu Loan. With respect to 1 Mortgage Loan (loan number 81), representing 0.2% of the Cut-Off Date Pool Balance (1.2% of the
Cut-Off Date Group 2 Balance), the related Mortgaged Property is master leased to an entity that is 99% owned by an affiliate of Wachovia Bank, National
Association. Wachovia Bank, National Association's principal servicing offices are located at NC 1075, 8739 Research Drive URP4, Charlotte, North Carolina
28262.

     As of September 30, 2004, Wachovia Bank, National Association and its
affiliates were responsible for master or primary servicing approximately
15,087 commercial and multifamily loans, totaling approximately $136 billion in aggregate outstanding principal amounts, including loans securitized in mortgage-backed securitization transactions.

     The information set forth in this prospectus supplement concerning
Wachovia Bank, National Association has been provided by Wachovia Bank,
National Association, and neither the Depositor nor the Underwriters make any representation or warranty as to the accuracy or completeness of such information. Wachovia Bank, National Association (apart from its obligations as a Mortgage Loan Seller and except for the information in the first three paragraphs under this heading) will make no representations as to the validity or sufficiency of the Pooling and Servicing Agreement, the Certificates, the
Mortgage Loans, this prospectus supplement or related documents.

     Initially, the "Special Servicer" will be (i) Clarion Partners, LLC, a New
York limited liability company ("Clarion"), with respect to the Mortgage Loans other than the 180 Maiden Lane Whole Loan, and (ii) Wachovia Bank, National
Association with respect to the 180 Maiden Lane Whole Loan. References to the
Special Servicer herein are references to the Special Servicer for an applicable Mortgage Loan as the context requires. The Special Servicer will be responsible for servicing the Specially Serviced Mortgage Loans and REO
Properties.

     The principal servicing offices of Clarion are located at 230 Park Avenue,
12th Floor, New York, New York 10169, and its telephone number is (212)
883-2500. As of October 15, 2004, Clarion is projected to

                                     S-210

be actively servicing, as special servicer, 5 commercial and multifamily loans and REO properties with a principal balance of approximately $150 million and named as special servicer on 13 commercial mortgage-backed securitization transactions totaling approximately $13 billion in aggregate outstanding principal amount representing approximately 1,210 assets.

     Wachovia Bank, National Association is a wholly owned subsidiary of
Wachovia Corporation, our affiliate, one of the Mortgage Loan Sellers, the
Master Servicer and an affiliate of one of the Underwriters. It is anticipated that Wachovia Bank, National Association or one of its affiliates will be the initial holder of the Class 180ML Certificates. In addition, it is anticipated that Wachovia Bank, National Association or one of its affiliates will be the holder of the 180 Maiden Lane Pari Passu Loan. Wachovia Bank, National
Association's principal special servicing offices are located at 301 South
College Street, TW-16, Charlotte, North Carolina 28288. As of June 30, 2004,
Wachovia Bank, National Association served as the special servicer on 28 mortgage-backed securitization transactions encompassing 266 commercial and multifamily mortgage loans with an aggregate principal balance of approximately
$10.4 billion. It is anticipated that GKK Manager LLC will be appointed by the
Special Servicer as a sub-servicer with respect to the 180 Maiden Lane Whole
Loan. Affiliates of GKK Manager LLC own the 180 Maiden Lane Non-Trust
Subordinate Companion Loan. See "RISK FACTORS--Potential Conflicts of
Interests" above.

     Each Special Servicer and their affiliates own and are in the business of acquiring assets similar in type to the assets of the Trust Fund. Accordingly, the assets of each Special Servicer and their affiliates may, depending upon the particular circumstances including the nature and location of such assets, compete with the Mortgaged Properties for tenants, purchasers, financing and so forth.

     The information set forth herein regarding Clarion has been provided by
Clarion, and neither the Depositor nor any Underwriter makes any representation or warranty as to the accuracy or completeness of such information.

     With respect to the Mortgage Loans, the Pooling and Servicing Agreement
permits the holder (or holders) of the majority of the Voting Rights allocated to the Controlling Class to replace the Special Servicer and to select a representative (the "Controlling Class Representative") who may advise the
Special Servicer and whose approval is required for certain actions by the
Special Servicer under certain circumstances; provided, however, the holders of the Companion Loans may have the ability to exercise some or all of the rights of the Controlling Class and the Controlling Class Representative as well as certain additional rights as more fully described in "--The Controlling Class
Representative" below. The Controlling Class Representative is selected by holders of Certificates representing more than 50% of the Certificate Balance of the Controlling Class. See "--The Controlling Class Representative" below.
Such holder (or holders) will be required to pay all out-of-pocket costs related to the transfer of servicing if the Special Servicer is replaced other than due to an event of default, including without limitation, any costs relating to Rating Agency confirmation and legal fees associated with the transfer. The "Controlling Class" is the Class of Sequential Pay Certificates,
(i) which bears the latest alphabetical Class designation and (ii) the
Certificate Balance of which is greater than 25% of its original Certificate
Balance; provided, however, that if no Class of Sequential Pay Certificates satisfies clause (ii) above, the Controlling Class shall be the outstanding
Class of Sequential Pay Certificates bearing the latest alphabetical Class designation. The Class A-1, Class A-2, Class A-3 and Class A-4 Certificates
will be treated as one Class for determining the Controlling Class.

     The Pooling and Servicing Agreement permits, so long as a 175 West Jackson
Control Appraisal Period has not occurred and is continuing, the holder (or holders) of a majority (by aggregate Certificate Balance) of the Class of Class
175WJ Certificates bearing the latest alphabetical designation and for which no
175WJ Certificate Control Transfer Period has occurred to replace the Special
Servicer with respect to the 175 West Jackson Whole Loan and the holder (or holders) of a majority (by aggregate Certificate Balance) of the Class of Class
175WJ Certificates bearing the latest alphabetical designation and for which no
175WJ Certificate Control Transfer Period has occurred will be entitled to select a representative (the "175 West Jackson Representative") who may advise the Special Servicer and whose approval is required for certain actions by the
Special Servicer with respect to the 175 West Jackson Whole Loan under certain circumstances. Such holder (or holders) would be required to pay all out of pocket costs related to the

                                     S-211

transfer of servicing if the Special Servicer were replaced other than due to an Event of Default, including without limitation, any costs relating to Rating
Agency confirmation and legal fees associated with the transfer. See "--The
Controlling Class Representative" in this prospectus supplement and the accompanying prospectus.

     The Special Servicer is responsible for servicing and administering any
Mortgage Loan or Companion Loan as to which (a) the related mortgagor has (i)
failed to make when due any Balloon Payment unless the Master Servicer has, on or prior to the due date of such Balloon Payment, received written evidence from an institutional lender of such lender's binding commitment to refinance such Mortgage Loan or Companion Loan within 120 days after the due date of such
Balloon Payment (provided that if such refinancing does not occur during such time specified in the commitment, a Servicing Transfer Event will be deemed to have occurred), or (ii) failed to make when due any Periodic Payment (other than a Balloon Payment), and such failure has continued unremedied for 60 days;
(b) the Master Servicer or the Special Servicer (in the case of the Special
Servicer, with the consent of the Controlling Class Representative) has determined, in its good faith reasonable judgment and in accordance with the
Servicing Standard, based on communications with the related mortgagor, that a default in making a Periodic Payment (including a Balloon Payment) is likely to occur and is likely to remain unremedied for at least 60 days; (c) there shall have occurred a default (other than as described in clause (a) above and, in certain circumstances, the failure to maintain insurance for terrorist or similar attacks or for other risks required by the mortgage loan documents to be insured against pursuant to the terms of the Pooling and Servicing
Agreement) that the Master Servicer or the Special Servicer (in the case of the
Special Servicer, with the consent of the Controlling Class Representative)
shall have determined, in its good faith and reasonable judgment and in accordance with the Servicing Standard, materially impairs the value of the
Mortgaged Property as security for the Mortgage Loan and, if applicable,
Companion Loan or otherwise materially adversely affects the interests of
Certificateholders and that continues unremedied beyond the applicable grace period under the terms of the Mortgage Loan (or, if no grace period is specified, for 60 days and provided that a default that gives rise to an acceleration right without any grace period shall be deemed to have a grace period equal to zero); (d) a decree or order under any bankruptcy, insolvency or similar law shall have been entered against the related borrower and such decree or order shall have remained in force, undischarged, undismissed or unstayed for a period of 60 days; (e) the related borrower shall consent to the appointment of a conservator or receiver or liquidator in any insolvency or similar proceedings of or relating to such related borrower or of or relating to all or substantially all of its property; (f) the related borrower shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or (g) the Master Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property (each event described in clauses (a) through (g) above, a "Servicing Transfer Event").

     In general, as long as a Co-Lender Loan is owned by the trust, each related Companion Loan will be serviced and administered under the Pooling and
Servicing Agreement as if it were a Mortgage Loan and the holder of the related promissory note were a Certificateholder. If a Companion Loan becomes specially serviced, then the Co-Lender Loan will become a Specially Serviced Mortgage
Loan. If a Co-Lender Loan becomes a Specially Serviced Mortgage Loan, then the related Companion Loan will become a Specially Serviced Mortgage Loan.

     If any amounts due under a Co-Lender Loan or the related Subordinate
Companion Loans are accelerated after an event of default under the applicable
Mortgage Loan documents, the holder of the related Subordinate Companion Loan will be entitled to purchase the related Mortgage Loan at the price described under "DESCRIPTION OF THE MORTGAGE POOL--Co-Lender Loans" in this prospectus supplement.

     If a Servicing Transfer Event occurs with respect to any Mortgage Loan or a related Companion Loan, the Master Servicer is in general required to transfer its servicing responsibilities with respect to such Mortgage Loan
(including the 175 West Jackson Whole Loan and the 180 Maiden Lane Whole Loan)
and Companion Loan to the Special Servicer. Notwithstanding such transfer, the
Master Servicer will continue to receive payments on such Mortgage Loan and/or
Companion Loan (including amounts

                                     S-212

collected by the Special Servicer), to make certain calculations with respect to such Mortgage Loan and Companion Loan, and to make remittances (including, if necessary, P&I Advances) and prepare certain reports to the Trustee with respect to such Mortgage Loan (including the 175 West Jackson Subordinate
Companion Loan and the 180 Maiden Lane Trust Subordinate Companion Loan). If
title to the related Mortgaged Property is acquired by the Trust Fund (upon acquisition, an "REO Property"), whether through foreclosure, deed in lieu of foreclosure or otherwise, the Special Servicer will continue to be responsible for the management thereof.

     Mortgage Loans (including the 175 West Jackson Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate Companion Loan) and Companion Loans
serviced by the Special Servicer are referred to in this prospectus supplement as "Specially Serviced Mortgage Loans" and, together with any REO Properties, constitute "Specially Serviced Trust Fund Assets". The Master Servicer has no
responsibility for the Special Servicer's performance of its duties under the
Pooling and Servicing Agreement.

     A Mortgage Loan or Companion Loan will cease to be a Specially Serviced
Mortgage Loan (and will become a "Corrected Mortgage Loan" as to which the
Master Servicer will re-assume servicing responsibilities):

       (a) with respect to the circumstances described in clause (a) of the definition of Servicing Transfer Event, when the related borrower has made three consecutive full and timely Periodic Payments under the terms of such
   Mortgage Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, waiver or amendment granted or agreed to by the
   Special Servicer);

       (b) with respect to any of the circumstances described in clauses (b),
   (d), (e) and (f) of the definition of Servicing Transfer Event, when such circumstances cease to exist in the good faith, reasonable judgment of the
   Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (d), (e) and (f) no later than the entry of an order or decree dismissing such proceeding;

       (c) with respect to the circumstances described in clause (c) of the definition of Servicing Transfer Event, when such default is cured; and

       (d) with respect to the circumstances described in clause (g) of the definition of Servicing Transfer Event, when such proceedings are terminated;

so long as at that time no other Servicing Transfer Event then exists and provided no additional default is foreseeable in the reasonable good faith judgment of the Special Servicer.

SERVICING AND OTHER COMPENSATION AND PAYMENT OF EXPENSES

     The principal compensation to be paid to the Master Servicer in respect of its servicing activities is the Master Servicing Fee. The "Master Servicing
Fee" is payable monthly on a loan-by-loan basis from amounts received in respect of interest on each Mortgage Loan (including the 175 West Jackson
Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate Companion
Loan) and each Specially Serviced Mortgage Loan (and from REO Revenue with respect to each REO Mortgage Loan), is calculated on the basis of a 360-day year consisting of twelve 30-day months, accrues at the related Master
Servicing Fee Rate and is computed on the basis of the same principal amount respecting which any related interest payment due on the Mortgage Loan is computed. The "Master Servicing Fee Rate" is a per annum rate ranging from
0.0400% to 0.1100%. As of the Cut-Off Date the weighted average Master
Servicing Fee Rate will be approximately 0.0401% per annum. The Master Servicer will not be entitled to receive a separate fee with respect to a Companion Loan
(except as set forth above with respect to the 175 West Jackson Companion Loans and the 180 Maiden Lane Companion Loans) unless such fee is expressly set forth in the related Intercreditor Agreement. Otherwise, all references in this
Section to "Mortgage Loans" will include the Companion Loans unless otherwise specified.

     If a borrower prepays a Mortgage Loan on a date that is prior to its Due
Date in any Collection Period, the amount of interest (net of related Master
Servicing Fees and, if applicable, Additional

                                     S-213

Interest) that accrues on the Mortgage Loan during such Collection Period will be less (such shortfall, a "Prepayment Interest Shortfall") than the amount of interest (net of related Master Servicing Fees and, if applicable, Additional
Interest and without regard to any Prepayment Premium or Yield Maintenance
Charge actually collected) that would have accrued on the Mortgage Loan through its Due Date. If such a principal prepayment occurs during any Collection
Period after the Due Date for such Mortgage Loan in such Collection Period, the amount of interest (net of related Master Servicing Fees) that accrues and is collected on the Mortgage Loans during such Collection Period will exceed (such excess, a "Prepayment Interest Excess") the amount of interest (net of related
Master Servicing Fees, and without regard to any Prepayment Premium or Yield
Maintenance Charge actually collected) that would have been collected on the
Mortgage Loan during such Collection Period if the borrower had not prepaid.
Any Prepayment Interest Excesses collected will be paid to the Master Servicer as additional servicing compensation. However, with respect to each
Distribution Date, the Master Servicer is required to deposit into the
Certificate Account (such deposit, a "Compensating Interest Payment"), without any right of reimbursement therefor, with respect to each Mortgage Loan (other than a Specially Serviced Mortgage Loan and other than any Mortgage Loan on which the Special Servicer has waived a prepayment restriction and other than any Companion Loan not owned by the Trust) that was subject to a voluntary
Principal Prepayment during the most recently ended Collection Period creating a Prepayment Interest Shortfall, an amount equal to the lesser of (i) the sum of (a) the Master Servicing Fee (up to a Master Servicing Fee Rate of 0.02% per
annum) received by the Master Servicer during such Collection Period on such
Mortgage Loan and (b) investment income earned by the Master Servicer on the related Principal Prepayment during the most recently ended Collection Period, and (ii) the amount of the related Prepayment Interest Shortfall; provided, however, to the extent any such Prepayment Interest Shortfall is the result of the Master Servicer's failure to enforce the applicable Mortgage Loan documents, the amount in clause (a) shall include the entire Master Servicing
Fee on the applicable Mortgage Loan for such Collection Period. Compensating
Interest Payments will not cover shortfalls in Mortgage Loan interest accruals that result from any liquidation of a defaulted Mortgage Loan, or of any REO
Property acquired in respect thereof, that occurs during a Collection Period prior to the related Due Date therein or involuntary prepayments.

     The principal compensation to be paid to the Special Servicer in respect of its special servicing activities is the Special Servicing Fee (together with the Master Servicing Fee, the "Servicing Fees") and, under the circumstances described in this prospectus supplement, Liquidation Fees and Workout Fees. The
"Special Servicing Fee" is calculated on the basis of a 360-day year consisting of twelve 30-day months, accrues at a rate (the "Special Servicing Fee Rate")
equal to 0.25% per annum and is computed on the basis of the same principal amount respecting which any related interest payment due on such Specially
Serviced Mortgage Loan or REO Mortgage Loan, as the case may be. However, earned Special Servicing Fees are payable out of general collections on the
Mortgage Loans then on deposit in the certificate account. The Special
Servicing Fee with respect to any Specially Serviced Mortgage Loan (or REO
Mortgage Loan) will cease to accrue if such loan (or the related REO Property)
is liquidated or if such loan becomes a Corrected Mortgage Loan. The Special
Servicer is entitled to a "Liquidation Fee" with respect to each Specially
Serviced Trust Fund Asset, which Liquidation Fee generally will be in an amount equal to 1.00% of all amounts received in respect of such Mortgage Loan or the related REO Property, as applicable, payable by withdrawal from such amounts on deposit in the Certificate Account. However, no Liquidation Fee will be payable in connection with, or out of, insurance proceeds or liquidation proceeds resulting from the purchase of any Specially Serviced Trust Fund Asset (i) by a
Mortgage Loan Seller (as described under "DESCRIPTION OF THE MORTGAGE POOL--
Assignment of the Mortgage Loans; Repurchases and Substitutions" and
"--Representations and Warranties; Repurchases and Substitutions" in this prospectus supplement) if purchased within the required time period set forth in the related Mortgage Loan Purchase Agreement, (ii) by the Master Servicer,
the Special Servicer, the Majority Subordinate Certificateholder or the
purchasing Certificateholder as described under "DESCRIPTION OF THE
CERTIFICATES--Termination" in this prospectus supplement or (iii) in certain other limited circumstances, including in connection with the purchase of the
Co-Lender Loans as described under "DESCRIPTION OF THE MORTGAGE POOL--Co-Lender
Loans" in this prospectus supplement or in connection with the purchase of the
175 West Jackson Loan or the 180 Maiden Lane Loan by the controlling holder of the Class 175WJ Certificates or the Class

                                     S-214

180ML Certificates. The Special Servicer also is entitled to a "Workout Fee"
with respect to each Corrected Mortgage Loan, which is generally equal to 1.00%
of all payments of interest and principal received on such Mortgage Loan for so long as it remains a Corrected Mortgage Loan, payable by withdrawal from such amounts on deposit in the Certificate Account. If the Special Servicer is
terminated or resigns, it will retain the right to receive any and all Workout
Fees payable with respect to any Mortgage Loan that became a Corrected Mortgage
Loan during the period that it acted as Special Servicer and remained a
Corrected Mortgage Loan at the time of its termination or resignation or if the
Special Servicer resolved the circumstances and/or conditions (including by way of a modification of the related Mortgage Loan documents) causing the Mortgage
Loan to be a Specially Serviced Mortgage Loan, but the Mortgage Loan had not as
of the time the Special Servicer is terminated or resigns become a Corrected
Mortgage Loan because the related borrower had not made three consecutive monthly debt service payments and subsequently becomes a Corrected Mortgage
Loan as a result of making such three consecutive payments. The successor
Special Servicer will not be entitled to any portion of those Workout Fees.

     As additional servicing compensation, the Master Servicer or the Special
Servicer is entitled to retain all modification fees, assumption fees, defeasance fees, assumption application fees, late payment charges and default interest (to the extent not used to offset interest on Advances, Additional
Trust Fund Expenses (other than Special Servicing Fees, Workout Fees and/or
Liquidation Fees) and the cost of property inspections as provided in the
Pooling and Servicing Agreement) and Prepayment Interest Excesses collected from borrowers on Mortgage Loans. In addition, to the extent the Master
Servicer or the Special Servicer receives late payment charges or default interest on a Mortgage Loan for which interest on Advances or Additional Trust
Fund Expenses (other than Special Servicing Fees, Workout Fees and/or
Liquidation Fees) related to such Mortgage Loan has been paid and not previously reimbursed to the Trust Fund, such late payment charges or default interest will be used to reimburse the Trust Fund for such payment of interest or Additional Trust Fund Expenses. In addition, each of the Master Servicer and the Special Servicer is authorized to invest or direct the investment of funds held in those accounts maintained by it that relate to the Mortgage Loans or
REO Properties, as the case may be, in certain short-term United States government securities and certain other permitted investment grade obligations, and the Master Servicer and the Special Servicer each will be entitled to retain any interest or other income earned on such funds held in those accounts maintained by it, but shall be required to cover any losses on investments of funds held in those accounts maintained by it, from its own funds without any right to reimbursement, except in certain limited circumstances described in the Pooling and Servicing Agreement.

     Each of the Master Servicer and Special Servicer is, in general, required to pay all ordinary expenses incurred by it in connection with its servicing activities under the Pooling and Servicing Agreement, including the fees of any sub-servicers retained by it, and is not entitled to reimbursement therefor except as expressly provided in the Pooling and Servicing Agreement. However, each of the Master Servicer and Special Servicer is permitted to pay certain of such expenses (including certain expenses incurred as a result of a Mortgage
Loan default) directly out of the Certificate Account and at times without regard to the Mortgage Loan with respect to which such expenses were incurred.
See "DESCRIPTION OF THE CERTIFICATES--Distributions" in this prospectus supplement and "DESCRIPTION OF THE POOLING AND SERVICING
AGREEMENTS--Certificate Account" and "--Servicing Compensation and Payment of
Expenses" in the prospectus.

     As and to the extent described in this prospectus supplement under
"DESCRIPTION OF THE CERTIFICATES--P&I Advances", each of the Master Servicer and the Trustee is entitled to receive interest, at the Reimbursement Rate, on any reimbursable servicing expenses incurred by it. Such interest will compound annually and will be paid, contemporaneously with the reimbursement of the related servicing expense, first out of late payment charges and default interest received on the related Mortgage Loan during the Collection Period in which such reimbursement is made and then from general collections on the
Mortgage Loans then on deposit in the Certificate Account. In addition, to the extent the Master Servicer receives late payment charges or default interest on a Mortgage Loan for which interest on servicing expenses related to such
Mortgage Loan has been paid from general collections on

                                     S-215

deposit in the Certificate Account and not previously reimbursed, such late payment charges or default interest will be used to reimburse the Trust Fund for such payment of interest.

MODIFICATIONS, WAIVERS AND AMENDMENTS

     The Pooling and Servicing Agreement permits the Special Servicer (subject, with respect to the Co-Lender Loans, to certain rights of the holder of any related Companion Loan) to modify, waive or amend any term of any Mortgage Loan if (a) it determines, in accordance with the Servicing Standard, that it is appropriate to do so and the Special Servicer determines that such modification, waiver or amendment is not "significant" within the meaning of
Treasury Regulations Section 1.860G-2(b), and (b) except as described in the following paragraph, such modification, waiver or amendment, will not (i)
affect the amount or timing of any related payments of principal, interest or other amount (including Prepayment Premiums and Yield Maintenance Charges)
payable under the Mortgage Loan, (ii) affect the obligation of the related borrower to pay a Prepayment Premium or Yield Maintenance Charge or permit a principal prepayment during the applicable Lockout Period, (iii) except as expressly provided by the related Mortgage or in connection with a material adverse environmental condition at the related Mortgaged Property, result in a release of the lien of the related Mortgage on any material portion of such
Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value of the property released, (iv) if such
Mortgage Loan is equal to or in excess of 5% of then aggregate current principal balances of all Mortgage Loans or $35,000,000, or is one of the ten
largest Mortgage Loans by Stated Principal Balance as of such date, permit the transfer of (A) the related Mortgaged Property or any interest therein or (b)
equity interests in the related borrower or an equity owner of the borrower that would result, in the aggregate during the term of the related Mortgage
Loan, in a transfer greater than 49% of the total interest in the borrower and/or any equity owner of the borrower or a transfer of voting control in the borrower or an equity owner of the borrower without the prior written confirmation from each Rating Agency (as applicable) that such change will not result in the qualification, downgrade or withdrawal of the ratings then assigned to the Certificates, (v) allow any additional lien on the related
Mortgaged Property if such Mortgage Loan is equal to or in excess of 2% of then aggregate current principal balances of the Mortgage Loans or $20,000,000, is one of the ten largest Mortgage Loans by Stated Principal Balance as of such date, or with respect to S&P only, has an aggregate LTV that is equal to or greater than 85% or has an aggregate DSCR that is less than 1.20x, without the prior written confirmation from each Rating Agency (as applicable) that such change will not result in the qualification, downgrade or withdrawal of the ratings then assigned to the Certificates, or (vi) in the good faith, reasonable judgment of the Special Servicer, materially impair the security for the Mortgage Loan or reduce the likelihood of timely payment of amounts due thereon.

     Notwithstanding clause (b) of the preceding paragraph and, with respect to the Co-Lender Loans, subject to certain rights of the holders of any related
Companion Loan, the Special Servicer may (i) reduce the amounts owing under any
Specially Serviced Mortgage Loan by forgiving principal, accrued interest and/or any Prepayment Premium or Yield Maintenance Charge, (ii) reduce the amount of the Periodic Payment on any Specially Serviced Mortgage Loan,
including by way of a reduction in the related Mortgage Rate, (iii) forbear in the enforcement of any right granted under any Mortgage Note or Mortgage relating to a Specially Serviced Mortgage Loan, (iv) extend the maturity date of any Specially Serviced Mortgage Loan, and/or (v) accept a principal prepayment during any Lockout Period; provided that (x) the related borrower is in default with respect to the Specially Serviced Mortgage Loan or, in the reasonable, good faith judgment of the Special Servicer, such default by the borrower is reasonably foreseeable, (y) in the reasonable, good faith judgment of the Special Servicer, such modification, would increase the recovery to
Certificateholders on a net present value basis determined in accordance with the Servicing Standard and (z) such modification, waiver or amendment does not result in a tax being imposed on the Trust Fund or cause any REMIC relating to the assets of the Trust Fund to fail to qualify as a REMIC at any time the
Certificates are outstanding. In no event, however, is the Special Servicer permitted to (i) extend the maturity date of a Mortgage Loan beyond a date that is two years prior to the Rated Final Distribution Date, (ii) reduce the
Mortgage Rate of a Mortgage Loan to less than the lesser of (a) the original
Mortgage Rate of such Mortgage Loan, (b) the highest Pass-Through Rate of any
Class of Certificates (other than any Class X-C or Class X-P Certificates) then outstanding, or (c) a rate below then prevailing interest rate for comparable loans, as determined by the Special Servicer, (iii) if the

                                     S-216

Mortgage Loan is secured by a ground lease (and not also by the corresponding fee simple interest), extend the maturity date of such Mortgage Loan beyond a date which is 20 years prior to the expiration of the term of such ground lease or (iv) defer interest due on any Mortgage Loan in excess of 10% of the Stated
Principal Balance of such Mortgage Loan or defer the collection of interest on any Mortgage Loan without accruing interest on such deferred interest at a rate at least equal to the Mortgage Rate of such Mortgage Loan. The Special Servicer will have the ability, subject to the Servicing Standard described under
"--General" above, to modify Mortgage Loans with respect to which default is reasonably foreseeable, but which are not yet in default.

     The Special Servicer is required to notify the Trustee, the Master
Servicer, the Controlling Class Representative and the Rating Agencies (and
with respect to the 175 West Jackson Loan, the 175 West Jackson Representative
and the holder of the 175 West Jackson Pari Passu Loan) and, with respect to the Co-Lender Loans, subject to certain rights of the holders of the related
Companion Loans, of any material modification, waiver or amendment of any term of any Specially Serviced Mortgage Loan, and to deliver to the Trustee or the related Custodian (with a copy to the Master Servicer), for deposit in the related Mortgage File, an original counterpart of the agreement related to such modification, waiver or amendment, promptly (and in any event within ten business days) following the execution thereof. Copies of each agreement whereby any such modification, waiver or amendment of any term of any Specially
Serviced Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the Special Servicer. See
"DESCRIPTION OF THE CERTIFICATES--Reports to Certificateholders; Available
Information" in this prospectus supplement.

     For any Mortgage Loan other than a Specially Serviced Mortgage Loan and subject to the rights of the Special Servicer, the Master Servicer is responsible for any request by a borrower for the consent to modify, waive or amend certain terms as specified in the Pooling and Servicing Agreement, including, without limitation, (i) approving certain leasing activity, (ii)
approving certain substitute property managers, (iii) approving certain waivers regarding the timing or need to audit certain financial statements, (iv)
approving certain modifications in connection with a defeasance permitted by the terms of the applicable mortgage loan documents and (v) approving certain consents with respect to right-of-ways and easements and consents to subordination of the related Mortgage Loan to such easements or right-of-ways.

     Any modification, extension, waiver or amendment of the payment terms of a
Co-Lender Loan will be required to be structured so as to be consistent with the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the trust as holder of the
Co-Lender Loan and certain Companion Loans, nor the holder(s) of the related
Companion Loans gain a priority over the other such holder that is not reflected in the related loan documents and the related Intercreditor
Agreement.

     Further, to the extent consistent with the Servicing Standard and subject to the consent of the rights of the holders of the 180 Maiden Lane Trust
Subordinate Companion Loan and the 180 Maiden Lane Non-Trust Subordinate
Companion Loan specified in "--The Controlling Class Representative" below, if, pursuant to a workout or proposed workout, any modification of the terms of the
180 Maiden Lane Whole Loan would cause (i) the principal balance to be reduced,
(ii) the interest rates or scheduled payments to be reduced, (iii) payments of interest or principal to be waived, reduced or deferred, (iv) the maturity date to be modified, or (v) any other term to be adjusted, all payments to the trust, as holder of the 180 Maiden Lane Loan, and to the holder of the 180
Maiden Lane Pari Passu Loan, would be made as though such workout did not occur, and the full economic effect of any waiver, reduction or deferral of amounts due under the 180 Maiden Lane Whole Loan would be borne, first, by the holder of the 180 Maiden Lane Non-Trust Subordinate Companion Loan (up to the
principal balance of the related note and accrued interest thereon), second, by the holder of the 180 Maiden Lane Trust Subordinate Companion Loan (up to the
principal balance of the related note and accrued interest thereon), and finally by the Trust Fund, as holder of the 180 Maiden Lane Loan, and the holder of the 180 Maiden Lane Pari Passu Loan.

THE CONTROLLING CLASS REPRESENTATIVE

     Subject to the succeeding paragraphs, the Controlling Class Representative is entitled to advise the Special Servicer with respect to the following actions of the Special Servicer, and the Special Servicer is

                                     S-217

not permitted to take any of the following actions as to which the Controlling
Class Representative has objected in writing within ten business days of being notified thereof (provided that if such written objection has not been received by the Special Servicer within such ten business day period, then the
Controlling Class Representative's approval will be deemed to have been given):

       (i) any actual or proposed foreclosure upon or comparable conversion
   (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Specially Serviced Mortgage Loans as come into and continue in default;

       (ii) any modification or waiver of any term of the related Mortgage Loan
   Documents of a Mortgage Loan that relates to the Maturity Date, Mortgage
   Rate, principal balance, amortization term, payment frequency or any provision requiring the payment of a Prepayment Premium or Yield
   Maintenance Charge (other than a modification consisting of the extension of the maturity date of a Mortgage Loan for one year or less) or a material non-monetary term;

       (iii) any actual or proposed sale of an REO Property (other than in connection with the termination of the Trust Fund as described under
   "DESCRIPTION OF THE CERTIFICATES--Termination" in this prospectus supplement or pursuant to a Purchase Option as described below under
   "--Defaulted Mortgage Loans; REO Properties; Purchase Option");

       (iv) any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at an REO Property;

       (v) any acceptance of substitute or additional collateral or release of material collateral for a Mortgage Loan unless required by the underlying loan documents;

       (vi) any waiver of a "due-on-sale" or "due-on-encumbrance" clause;

       (vii) any release of any performance or "earn-out" reserves, escrows or letters of credit;

       (viii) any acceptance of an assumption agreement releasing a borrower from liability under a Mortgage Loan;

       (ix) with respect to the 175 West Jackson Whole Loan, any acceptance of a discounted payoff;

       (x) with respect to the 175 West Jackson Whole Loan, any renewal or replacement of then existing insurance policies to the extent that such renewal or replacement policy does not comply with the terms of the mortgage loan documents or any waiver, modification or amendment of any insurance requirements under the related mortgage loan documents;

       (xi) with respect to the 175 West Jackson Whole Loan, any approval of a material capital expenditure;

       (xii) with respect to the 175 West Jackson Whole Loan, any replacement of the property manager; and

       (xiii) with respect to the 175 West Jackson Whole Loan, any adoption or approval of a plan in bankruptcy of the related borrower.

     In addition, the Controlling Class Representative may direct the Special
Servicer to take, or to refrain from taking, such other actions as the
Controlling Class Representative may deem advisable or as to which provision is otherwise made in the Pooling and Servicing Agreement; provided that no such direction and no objection contemplated by the prior paragraph may (i) require or cause the Special Servicer to violate any REMIC provisions, any provision of the Pooling and Servicing Agreement or applicable law, including the Special
Servicer's obligation to act in accordance with the Servicing Standard, or (ii)
expose the Master Servicer, the Special Servicer, the Trust Fund or the Trustee
to liability, or materially expand the scope of the Special Servicer or its responsibilities under the Pooling and Servicing Agreement or cause the Special
Servicer to act or fail to act in a manner which, in the reasonable judgment of the Special Servicer, is not in the best interests of the Certificateholders.
Clarion Capital LLC, which is an affiliate of one of the Special Servicers, will be the initial Controlling Class Representative with respect to each
Mortgage Loan.

     So long as a 175 West Jackson Control Appraisal Period has not occurred and is continuing, the holders of a majority (by aggregate Certificate Balance)
of the Class of Class 175WJ Certificates with the

                                     S-218

latest alphabetical designation and for which no 175WJ Certificate Control
Transfer Period has occurred will be entitled to appoint the 175 West Jackson
Representative who will have the ability to exercise the rights of the
Controlling Class and the Controlling Class Representative with respect to the
175 West Jackson Whole Loan. Upon the occurrence and continuance of a 175 West
Jackson Control Appraisal Period, the holders of a majority (by then outstanding principal balance) of the 175 West Jackson Senior Loans will be entitled to exercise the rights and powers of the Controlling Class
Representative and the Controlling Class with respect to the 175 West Jackson
Whole Loan, but in the event that the Controlling Class Representative and the holder of the 175 West Jackson Pari Passu Loan (or if such loan has been securitized, a representative appointed by the controlling class of that securitization) give conflicting consents or directions to the Master Servicer or the Special Servicer, as applicable, and are unable to agree on a course of action for a period of 30 days, and neither such party represents greater than a majority (by then outstanding principal balance) of the 175 West Jackson
Senior Loans, and the directions given by the Controlling Class Representative satisfy the Servicing Standard, the Master Servicer or the Special Servicer, as
applicable, will be required to follow the directions of the Controlling Class
Representative. See "DESCRIPTION OF THE MORTGAGE POOL--Co-Lender Loans--175
West Jackson Loan--Servicing Provisions of the 175 West Jackson Intercreditor
Agreement" in this prospectus supplement.

     Notwithstanding the rights of the Controlling Class Representative detailed above, if the unpaid principal amount of each of the Coastal Grand
Mall Companion Loans, net of any existing related appraisal reductions allocated to the Coastal Grand Mall Companion Loans, any realized losses and payments of principal, is equal to or greater than 25% of the original unpaid principal amount of the Coastal Grand Mall Companion Loans, then (i) the holder of the Coastal Grand Mall Companion Loans will have certain consultation rights provided in the Coastal Grand Mall Intercreditor Agreement and (ii) the
Controlling Class Representative will not be entitled to exercise any of the rights and powers described in clauses (i), (ii), (v) or (viii) above with respect to the Coastal Grand Mall Whole Loan and, instead, the holder of the
Coastal Grand Mall Companion Loans or its designee will be entitled to exercise the same or similar rights and powers with respect to the Coastal Grand Mall
Whole Loan, subject to certain restrictions if the borrower or an affiliate is the holder of the Coastal Grand Mall Companion Loans. See "DESCRIPTION OF THE
MORTGAGE POOL--Co-Lender Loans--Servicing Provisions of the Coastal Grand Mall
Intercreditor Agreement" in this prospectus supplement. Notwithstanding anything else contained herein with respect to the Coastal Grand Mall Loan, for so long as any interest in either Coastal Grand Mall Companion Loan is held by the related borrower or any affiliate of such borrower, the holder or holders of such Coastal Grand Mall Companion Loan will have no rights under the related
Intercreditor Agreement, other than the right to receive distributions.
Accordingly, the notice and control rights of the Coastal Grand Mall Companion
Loans with respect to the Coastal Grand Mall Loan detailed in this prospectus supplement will be inapplicable with respect to the Coastal Grand Mall
Companion Loans for so long as the Coastal Grand Mall Companion Loans are held by the related borrower or any affiliate of the borrower. It is expected that, as of the Closing Date, the holders of the Coastal Grand Mall Companion Loans will be affiliates of the related borrower.

     Notwithstanding the rights of the Controlling Class Representative detailed above, the holders of the 180 Maiden Lane Non-Trust Subordinate
Companion Loan or the holders of the 180 Maiden Lane Trust Subordinate
Companion Loan (which will be the holders of the Class 180ML Certificates) will have certain rights to direct and/or consent to certain actions of the Master
Servicer and the Special Servicer with respect to the 180 Maiden Lane Whole
Loan, and the Controlling Class and the Controlling Class Representative will not have the consent and advice rights described herein. Generally, the holder of the 180 Maiden Lane Non-Trust Subordinate Companion Loan, and if the 180
Maiden Lane Non-Trust Subordinate Companion Loan has a principal balance less than approximately 25% of the original unpaid principal amount of the 180
Maiden Lane Non-Trust Subordinate Companion Loan, the holder of the 180 Maiden
Lane Trust Subordinate Companion Loan (which will be the holders of the Class
180ML Certificates) will be entitled to such rights, but only so long as the unpaid principal amount of the 180 Maiden Lane Non-Trust Subordinate Companion
Loan or 180 Maiden Lane Trust Subordinate Companion Loan, as the case may be, net of any existing related Appraisal Reduction Amount with respect to (i) the
180 Maiden Lane Senior Loans; (ii) any 180 Maiden Lane Trust Subordinate
Companion Loan; and (iii) (in the case of the 180 Maiden Lane Non-Trust
Subordinate Companion Loan) the 180

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Maiden Lane Non-Trust Subordinate Companion Loan (calculated as if the loans were a single mortgage loan), is greater than 25% of the original unpaid principal amount of the 180 Maiden Lane Non-Trust Subordinate Companion Loan or
the 180 Maiden Lane Trust Subordinate Companion Loan, as the case may be. With respect to any of the rights exercisable by the holder of the 180 Maiden Lane
Trust Subordinate Companion Loan, such rights will be exercisable by the majority holder(s) of the Class of Class 180ML Certificates bearing the latest alphabetical designation and for which no 180ML Certificate Control Transfer
Period has occurred. Such rights include (i) certain consultation rights provided in the 180 Maiden Lane Intercreditor Agreement and (ii) such holder of the 180 Maiden Lane Trust Subordinate Companion Loan or the 180 Maiden Lane
Non-Trust Subordinate Companion Loan, as the case may be, or its designee will be entitled to exercise rights and powers with respect to the 180 Maiden Lane
Whole Loan that are the same as or similar to those of the Controlling Class
Representative described above with respect to the actions described in clauses
(i) through (vii) above and the following additional actions: (A) any modification or waiver of a monetary term of the loan and any modification of, or waiver with respect to, the loan that would result in the extension of the maturity date or extended maturity date thereof, a reduction in the interest rate borne thereby or the monthly debt service payment or extension fee payable thereon or a deferral or a forgiveness of interest on or principal of the loan or a modification or waiver of any other monetary term of the loan relating to the timing or amount of any payment of principal or interest (other than default interest) or any other material sums due and payable under the loan documents or a modification or waiver of any provision of the loan which restricts the borrower or its equity owners from incurring additional indebtedness, any consent to the placement of additional liens encumbering the
Mortgaged Property or the ownership interests in borrower or to the incurring of additional indebtedness at any level or tier of ownership, or any modification or waiver with respect to the obligation to deposit or maintain reserves or escrows or to the amounts required to be deposited therein or any establishment of additional material reserves not expressly provided for in the loan documents, (B) any modification of, or waiver with respect to, the loan that would result in a discounted pay off of the loan, (C) commencement or termination of any foreclosure upon or comparable conversion of the ownership of the Mortgaged Property or any acquisition of the Mortgaged Property by deed in lieu of foreclosure or otherwise, (D) any sale of the Mortgaged Property or any material portion thereof (other than pursuant to a purchase option contained in the loan documents or in the Pooling and Servicing Agreement) or, except, as specifically permitted in the loan documents, the transfer of any direct or indirect interest in borrower or any sale of the loan (other than pursuant to a purchase option contained in the loan documents or in the Pooling and Servicing Agreement), (E) any action to bring the Mortgaged Property or REO
Property into compliance with any laws relating to hazardous materials, (F) any substitution or release of collateral for the loan (other than in accordance with the terms of, or upon satisfaction of, the loan), (G) any release of the borrower or any guarantor from liability with respect to the loan, (H) any substitution of the bank holding the central account, unless such bank agrees in writing (x) to comply with the relevant terms of the 180 Maiden Lane
Intercreditor Agreement and (y) to provide to any co-lender copies of the weekly reconciliation required to be prepared thereunder, (I) any determination
(x) not to enforce a "due on sale" or "due on encumbrance" clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the borrower) or (y) to permit an assumption of the loan, (J) any material changes to or waivers of any of the insurance requirements, (K) any release of funds from the curtailment reserve escrow account or the designated lease reserve escrow account for the application of same to the repayment of the debt; provided, however, that (x)
the related operating advisor shall not have the right to consent to any such release after the occurrence of an event of default (unless such co-lender is continuously curing in accordance with the relevant terms of the 180 Maiden
Lane Intercreditor Agreement) and during the continuance thereof, and (y) the related operating advisor shall be required to consent to the release of such funds and the application of same to the repayment of the debt, if the holder of the 180 Maiden Lane Loan delivers to the related operating advisor a letter from any single Rating Agency stating that the failure to release funds from the curtailment reserve sub-account and to apply same to the repayment of the debt will result in the downgrading, withdrawal or qualification of any Class of Certificates, (L) any determination to apply loss proceeds to the payment of the debt and with respect to the approval of any architects, contractors, plans and specifications or other material approvals which the holder of the 180
Maiden Lane Loan may give or withhold, (M) any incurrence of additional debt by the borrower or any

                                     S-220

mezzanine financing by any beneficial owner of the borrower, and (N) the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower. However, to the extent neither the 180 Maiden Lane Trust
Subordinate Companion Loan nor the 180 Maiden Lane Non-Trust Subordinate
Companion Loan is greater than the threshold described above, the holders of a majority (by then outstanding principal balance) of the 180 Maiden Lane Senior
Loans will be entitled to exercise rights and powers of the Controlling Class
Representative and the Controlling Class with respect to the 180 Maiden Lane
Whole Loan. In the event that (x) the Controlling Class Representative and the holders of the 180 Maiden Lane Pari Passu Loan (or if such loan has been securitized, a representative appointed by the controlling class of such securitization) gives conflicting consents or directions to the Master Servicer or the Special Servicer, as applicable, (y) no such consent or direction is agreed to by the holders of a majority (by then outstanding principal balance)
of the 180 Maiden Lane Senior Loans for a period of 30 days, and (z) the directions given by the Controlling Class Representative satisfy the Servicing
Standard, the Master Servicer or the Special Servicer, as applicable, will be required to follow the directions of the Controlling Class Representative. See
"DESCRIPTION OF THE MORTGAGE POOL--Co-Lender Loans--180 Maiden Lane
Loan--Servicing Provisions of the 180 Maiden Lane Intercreditor Agreement" in
this prospectus supplement.

     Notwithstanding the rights of the Controlling Class Representative detailed above, the holder of a Mezz Cap Companion Loan may exercise certain approval rights relating to a modification of the related Mezz Cap Loan or such
Mezz Cap Companion Loan that materially and adversely affects the holder of such Mezz Cap Companion Loan prior to the expiration of the related repurchase period and certain other matters related to defaulted lease claims. See
"DESCRIPTION OF THE MORTGAGE POOL--Co-Lender Loans--Mezz Cap Loans--Servicing
Provisions of the Mezz Cap Intercreditor Agreements" in this prospectus supplement.

     Limitation on Liability of the Controlling Class Representative. The
Controlling Class Representative will not have any liability to the
Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, however, that the Controlling
Class Representative will not be protected against any liability to a
Controlling Class Certificateholder which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties. By its acceptance of a Certificate, each Certificateholder confirms its understanding that the
Controlling Class Representative may take actions that favor the interests of one or more Classes of the Certificates over other Classes of the Certificates, and that the Controlling Class Representative may have special relationships and interests that conflict with those of holders of some Classes of the
Certificates; and each Certificateholder agrees to take no action against the
Controlling Class Representative or any of its respective officers, directors, employees, principals or agents as a result of such a special relationship or conflict. Generally, the holders of the Subordinate Companion Loans or their respective designees, in connection with exercising the rights and powers described above with respect to the related Co-Lender Loan will be entitled to substantially the same liability limitations to which the Controlling Class
Representative is entitled.

DEFAULTED MORTGAGE LOANS; REO PROPERTIES; PURCHASE OPTION

     The Pooling and Servicing Agreement contains provisions requiring, within
60 days after a Mortgage Loan becomes a Defaulted Mortgage Loan, the Special
Servicer to determine the fair value of the Mortgage Loan in accordance with the Servicing Standard. A "Defaulted Mortgage Loan" is a Mortgage Loan (i) that is delinquent sixty days or more with respect to a Periodic Payment (not including the Balloon Payment) or (ii) that is delinquent in respect of its
Balloon Payment unless the Master Servicer has, on or prior to the due date of such Balloon Payment, received written evidence from an institutional lender of such lender's binding commitment to refinance such Mortgage Loan within 60 days after the due date of such Balloon Payment (provided that if such refinancing does not occur during such time specified in the commitment, the related
Mortgage Loan will immediately become a Defaulted Mortgage Loan), in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage Loan documents and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or
(iii) as to which the Master Servicer or Special Servicer has, by written notice to the related mortgagor, accelerated the maturity of the indebtedness evidenced by the related

                                     S-221

Mortgage Note. The Special Servicer will be permitted to change, from time to time, its determination of the fair value of a Defaulted Mortgage Loan based upon changed circumstances, new information or otherwise, in accordance with the Servicing Standard; provided, however, that the Special Servicer will update its determination of the fair value of a Defaulted Mortgage Loan at least once every 90 days.

     In the event a Mortgage Loan becomes a Defaulted Mortgage Loan, the
Majority Subordinate Certificateholder will have an assignable option to purchase (subject to, in certain instances, the rights of subordinated secured creditors or mezzanine lenders to purchase the related Mortgage Loan) (the
"Purchase Option") the Defaulted Mortgage Loan from the Trust Fund at a price
(the "Option Price") equal to (i) the outstanding principal balance of the
Defaulted Mortgage Loan as of the date of purchase, plus all accrued and unpaid interest on such balance plus all related fees and expenses, if the Special
Servicer has not yet determined the fair value of the Defaulted Mortgage Loan, or (ii) the fair value of the Defaulted Mortgage Loan as determined by the
Special Servicer, if the Special Servicer has made such fair value determination. If the Purchase Option is not exercised by the Majority
Subordinate Certificateholder or any assignee thereof within 60 days of a
Mortgage Loan becoming a Defaulted Mortgage Loan, then the Majority Subordinate
Certificateholder shall assign the Purchase Option to the Special Servicer for fifteen days. If the Purchase Option is not exercised by the Special Servicer or its assignee within such fifteen day period, then the Purchase Option shall revert to the Majority Subordinate Certificateholder.

     Unless and until the Purchase Option with respect to a Defaulted Mortgage
Loan is exercised, the Special Servicer will be required to pursue such other resolution strategies available under the Pooling and Servicing Agreement, including workout and foreclosure, consistent with the Servicing Standard, but the Special Servicer generally will not be permitted to sell the Defaulted
Mortgage Loan other than pursuant to the exercise of the Purchase Option.

     If not exercised sooner, the Purchase Option with respect to any Defaulted
Mortgage Loan will automatically terminate upon (i) the related mortgagor's cure of all defaults on the Defaulted Mortgage Loan, (ii) the acquisition on behalf of the trust of title to the related Mortgaged Property by foreclosure or deed in lieu of foreclosure or (iii) the modification or pay-off (full or discounted) of the Defaulted Mortgage Loan in connection with a workout. In addition, the Purchase Option with respect to a Defaulted Mortgage Loan held by any person will terminate upon the exercise of the Purchase Option by any other holder of the Purchase Option.

     If (a) the Purchase Option is exercised with respect to a Defaulted
Mortgage Loan and the person expected to acquire the Defaulted Mortgage Loan pursuant to such exercise is the Majority Subordinate Certificateholder, the
Special Servicer, or any affiliate of any of them (in other words, the Purchase
Option has not been assigned to another unaffiliated person) and (b) the Option
Price is based on the Special Servicer's determination of the fair value of the
Defaulted Mortgage Loan, the Trustee will be required to determine if the
Option Price represents a fair price for the Defaulted Mortgage Loan. In making such determination, the Trustee will be entitled to rely on the most recent appraisal of the related Mortgaged Property that was prepared in accordance with the terms of the Pooling and Servicing Agreement and may rely upon the opinion and report of an independent third party in making such determination, the cost of which will be advanced by the Master Servicer.

     If title to any Mortgaged Property is acquired by the Trustee on behalf of the Certificateholders pursuant to foreclosure proceedings instituted by the
Special Servicer or otherwise, the Special Servicer, after notice to the
Controlling Class Representative, shall use its reasonable best efforts to sell any REO Property as soon as practicable in accordance with the Servicing
Standard but prior to the end of the third calendar year following the year of acquisition, unless (i) the Internal Revenue Service grants an extension of time to sell such property (an "REO Extension") or (ii) it obtains an opinion of counsel generally to the effect that the holding of the property for more than three years after the end of the calendar year in which it was acquired will not result in the imposition of a tax on the Trust Fund or cause any REMIC relating to the assets of the Trust Fund to fail to qualify as a REMIC under the Code. If the Special Servicer on behalf of the Trustee has not received an
Extension or such opinion of counsel and the Special Servicer is not able to sell such REO Property within the period specified above, or if an REO

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Extension has been granted and the Special Servicer is unable to sell such REO
Property within the extended time period, the Special Servicer shall auction the property pursuant to the auction procedure set forth below.

     The Special Servicer shall give the Controlling Class Representative, the
Master Servicer and the Trustee not less than five days' prior written notice of its intention to sell any such REO Property, and shall auction the REO
Property to the highest bidder (which may be the Special Servicer) in accordance with the Servicing Standard; provided, however, that the Master
Servicer, Special Servicer, Majority Subordinate Certificateholder, any
independent contractor engaged by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement (or any officer or affiliate thereof) shall not be permitted to purchase the REO Property at a price less than the outstanding principal balance of such Mortgage Loan as of the date of purchase, plus all accrued but unpaid interest and related fees and expenses, except in limited circumstances set forth in the Pooling and Servicing
Agreement; and provided, further, that if the Special Servicer intends to bid on any REO Property, (i) the Special Servicer shall notify the Trustee of such intent, (ii) the Trustee shall promptly obtain, at the expense of the trust an appraisal of such REO Property (or internal valuation in accordance with the procedures specified in the Pooling and Servicing Agreement) and (iii) the
Special Servicer shall not bid less than the greater of (x) the fair market value set forth in such appraisal (or internal valuation) or (y) the outstanding principal balance of such Mortgage Loan, plus all accrued but unpaid interest and related fees and expenses.

     Subject to the REMIC provisions, the Special Servicer shall act on behalf of the trust in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property or the exercise of the Purchase Option, including the collection of all amounts payable in connection therewith. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its affiliates may bid for any REO Property or purchase any Defaulted Mortgage Loan. Any sale of a
Defaulted Mortgage Loan (pursuant to the Purchase Option) or REO Property shall be without recourse to, or representation or warranty by, the Trustee, the
Depositor, any Mortgage Loan Seller, the Special Servicer, the Master Servicer
or the trust. Notwithstanding the foregoing, nothing herein shall limit the liability of the Master Servicer, the Special Servicer or the Trustee to the
trust and the Certificateholders for failure to perform its duties in accordance with the Pooling and Servicing Agreement. None of the Special
Servicer, the Master Servicer, the Depositor or the Trustee shall have any liability to the trust or any Certificateholder with respect to the price at which a Defaulted Mortgage Loan is sold if the sale is consummated in accordance with the terms of the Pooling and Servicing Agreement. The proceeds of any sale after deduction of the expenses of such sale incurred in connection therewith shall be deposited within one business day in the Certificate
Account.

INSPECTIONS; COLLECTION OF OPERATING INFORMATION

     The Special Servicer or the Master Servicer is required to perform or cause to be performed a physical inspection of a Mortgaged Property as soon as practicable after the related Mortgage Loan becomes a Specially Serviced
Mortgage Loan or the related debt service coverage ratio is below 1.00x; the expense of which will be payable first, out of penalty interest and late payment charges otherwise payable to the Special Servicer or the Master
Servicer, as the case may be, and received in the Collection Period during which such inspection related expenses were incurred, then at the Trust Fund's expense. In addition, beginning in 2005, with respect to each Mortgaged
Property securing a Mortgage Loan with a principal balance (or allocated loan amount) at the time of such inspection of more than or equal to $2,000,000, the
Master Servicer (with respect to each such Mortgaged Property securing a
Mortgage Loan other than a Specially Serviced Mortgage Loan) and the Special
Servicer (with respect to each Mortgaged Property securing a Specially Serviced
Mortgage Loan) is required at its expense to inspect or cause to be inspected the Mortgaged Property every calendar year and with respect to each Mortgaged
Property securing a Mortgage Loan with a principal balance (or allocated loan amount) at the time of such inspection of less than $2,000,000 once every other calendar year; provided that the Master Servicer is not obligated to inspect any Mortgaged Property that has been inspected by the Special Servicer in the previous 6 months. The Special Servicer and the Master Servicer each will be required to prepare a written report of each such inspection performed by it that describes the condition of the Mortgaged Property and that specifies the existence with respect thereto of any sale, transfer or abandonment or any material change in its condition or value.

                                     S-223

     The Special Servicer or the Master Servicer is also required consistent with the Servicing Standard to collect from the related borrower and review the quarterly and annual operating statements of each Mortgaged Property and to cause annual operating statements to be prepared for each REO Property.
Generally, the Mortgage Loans require the related borrower to deliver an annual property operating statement. However, there can be no assurance that any operating statements required to be delivered will in fact be delivered, nor is the Master Servicer or Special Servicer likely to have any practical means of compelling such delivery in the case of an otherwise performing Mortgage Loan.

     Copies of the inspection reports and operating statements referred to above are required to be available for review by Certificateholders during normal business hours at the offices of the Special Servicer or the Master
Servicer, as applicable. See "DESCRIPTION OF THE CERTIFICATES--Reports to
Certificateholders; Available Information" in this prospectus supplement.

                                     S-224

                        DESCRIPTION OF THE CERTIFICATES

GENERAL

     The Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage
Pass-Through Certificates, Series 2004-C15 (the "Certificates") will be issued pursuant to a Pooling and Servicing Agreement, dated as of November 1, 2004, among the Depositor, the Master Servicer, the Special Servicer and the Trustee
(the "Pooling and Servicing Agreement"). The Certificates represent in the aggregate the entire beneficial ownership interest in a trust fund (the "Trust
Fund") consisting primarily of: (i) the Mortgage Loans (including the 175 West
Jackson Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate
Companion Loan) and all payments and other collections in respect of such loans received or applicable to periods after the applicable Cut-Off Date (exclusive of payments of principal and interest due, and principal prepayments received, on or before the Cut-Off Date); (ii) any REO Property acquired on behalf of the
Trust Fund; (iii) such funds or assets as from time to time are deposited in the Certificate Account, the Distribution Account, the Class 175WJ Distribution
Account, the Class 180ML Distribution Account, the REO accounts, the Additional
Interest Account, the Gain-on-Sale Reserve Account and the Interest Reserve
Account (see "DESCRIPTION OF THE POOLING AND SERVICING AGREEMENTS--Certificate
Account" in the prospectus); and (iv) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of the Mortgage
Loan Sellers regarding the Mortgage Loans.

     The Certificates consist of the following classes (each, a "Class")
designated as: (i) the Class A-1, Class A-2, Class A-3, Class A-4 and Class
A-1A Certificates (collectively, the "Class A Certificates"); (ii) the Class B,
Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class
L, Class M, Class N, Class O and Class P Certificates (collectively, the
"Subordinate Certificates" and, together with the Class A Certificates, the
"Sequential Pay Certificates"); (iii) the Class X-C and Class X-P Certificates
(collectively, the "Class X Certificates"); (iv) the Class R-I and Class R-II
Certificates (collectively, the "REMIC Residual Certificates"); (v) the Class
175WJ-A, Class 175WJ-B, Class 175WJ-C, Class 175WJ-D and Class 175WJ-E
Certificates (collectively the "Class 175WJ Certificates") and the Class
180ML-A, Class 180ML-B, Class 180ML-C, Class 180ML-D, Class 180ML-E, Class
180ML-F and Class 180ML-G Certificates (collectively the "Class 180ML
Certificates" and, collectively, with the Sequential Pay Certificates, the
Class 175WJ Certificates and the Class X Certificates, the "REMIC Regular
Certificates"); and (vi) the Class Z Certificates. The Class 175WJ Certificates
will be entitled to receive distributions only from collections on the 175 West
Jackson Subordinate Companion Loan in accordance with the 175 West Jackson
Intercreditor Agreement and the Pooling and Servicing Agreement and will not be supported by any Mortgage Loan, and the Class 180ML Certificates will be entitled to receive distributions only from collections on the 180 Maiden Lane
Trust Subordinate Companion Loan in accordance with the 180 Maiden Lane
Intercreditor Agreement and the Pooling and Servicing Agreement and will not be supported by any Mortgage Loan.

     Only the Class A-1, Class A-2, Class A-3, Class A-4, Class B, Class C and
Class D Certificates (collectively, the "Offered Certificates") are offered hereby. The Class A-1A, Class E, Class F, Class G, Class H, Class J, Class K,
Class L, Class M, Class N, Class O, Class P, Class X-C, Class X-P, Class 175WJ
and Class 180ML Certificates (collectively, the "Non-Offered Certificates"), the Class Z Certificates and the REMIC Residual Certificates have not been registered under the Securities Act and are not offered hereby. Accordingly, information in this prospectus supplement regarding the terms of the
Non-Offered Certificates, the Class Z Certificates and the REMIC Residual
Certificates is provided solely because of its potential relevance to a prospective purchaser of an Offered Certificate.

REGISTRATION AND DENOMINATIONS

     The Offered Certificates will be made available in book-entry format through the facilities of The Depository Trust Company ("DTC"). The Class A-1,
Class A-2, Class A-3, Class A-4, Class B, Class C and Class D Certificates will be offered in denominations of not less than $10,000 actual principal amount and in integral multiples of $1 in excess thereof.

     The holders of Offered Certificates may hold their Certificates through
DTC (in the United States) or Clearstream Banking, societe anonyme
("Clearstream") or Euroclear Bank S.A./N.V., as operator (the

                                     S-225

"Euroclear Operator") of the Euroclear System (the "Euroclear System") (in
Europe) if they are participants of such respective system ("Participants"), or indirectly through organizations that are Participants in such systems.
Clearstream and Euroclear will hold omnibus positions on behalf of the
Clearstream Participants and the Euroclear Participants, respectively, through customers' securities accounts in the name of Clearstream and Euroclear on the books of the respective depositaries (collectively, the "Depositaries") which in turn will hold such positions in customers' securities accounts in the
Depositaries' names on the books of DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a
"clearing corporation" within the meaning of the New York Uniform Commercial
Code and a "clearing agency" registered pursuant to Section 17A of the
Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with their applicable rules and operating procedures.

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or
Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures.
If the transaction complies with all relevant requirements, the Euroclear
Operator or Clearstream, as the case may be, will then deliver instructions to the Depositary to take action to effect final settlement on its behalf.

     Because of time-zone differences, it is possible that credits of securities in Clearstream or the Euroclear Operator as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream
Participant or Euroclear Participant on such business day. Cash received in
Clearstream or the Euroclear Operator as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC
Participant will be received with value on the DTC settlement date, due to time zone differences may be available in the relevant Clearstream or the Euroclear
Operator cash account only as of the business day following settlement in DTC.

     The holders of Offered Certificates that are not Participants or Indirect
Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates will receive all distributions of principal and interest from the Trustee through the Participants who in turn will receive them from DTC. Similarly, reports distributed to Certificateholders pursuant to the Pooling and Servicing
Agreement and requests for the consent of Certificateholders will be delivered to beneficial owners only through DTC, the Euroclear Operator, Clearstream and their respective Participants. Under a book-entry format, holders of Offered
Certificates may experience some delay in their receipt of payments, reports and notices, since such payments, reports and notices will be forwarded by the
Trustee to Cede & Co., as nominee for DTC. DTC will forward such payments, reports and notices to its Participants, which thereafter will forward them to
Indirect Participants, Clearstream, the Euroclear Operator or holders of
Offered Certificates, as applicable.

     Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers of
Offered Certificates among Participants on whose behalf it acts with respect to the Offered Certificates and to receive and transmit distributions of

                                     S-226

principal of, and interest on, the Offered Certificates. Participants and
Indirect Participants with which the holders of Offered Certificates have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective holders of Offered Certificates. Accordingly, although the holders of Offered Certificates will not possess the Offered Certificates, the
Rules provide a mechanism by which Participants will receive payments on
Offered Certificates and will be able to transfer their interest.

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of
Offered Certificates to pledge such Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such
Certificates, may be limited due to the lack of a physical certificate for such
Certificates.

     DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing
Agreement only at the direction of one or more Participants to whose accounts with DTC the Offered Certificates are credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

     Except as required by law, none of the Depositor, the Underwriters, the
Master Servicer and the Trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Offered Certificates held by Cede & Co., as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Clearstream is a limited liability company (a societe anonyme) organized under the laws of Luxembourg. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream
Participants through electronic book-entry changes in accounts of Clearstream
Participants, thereby eliminating the need for physical movement of certificates.

     The Euroclear System was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment. The Euroclear System is owned by
Euroclear.

     Securities clearance accounts and cash accounts with the Euroclear
Operator are governed by the Terms and Conditions Governing Use of Euroclear
and the related Operating Procedures of the Euroclear System and applicable
Belgian law (collectively, the "Terms and Conditions"). The Terms and
Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System.

     The information in this prospectus supplement concerning DTC, Clearstream or the Euroclear Operator and their book-entry systems has been obtained from sources believed to be reliable, but neither the Depositor nor any of the
Underwriters takes any responsibility for the accuracy or completeness thereof.

                                     S-227

CERTIFICATE BALANCES AND NOTIONAL AMOUNTS

     Subject to a permitted variance of plus or minus 5.0%, the respective
Classes of Sequential Pay Certificates described below will have the
Certificate Balances representing the approximate percentage of the Cut-Off
Date Pool Balance as set forth in the following table:

                                                                        CLOSING DATE   PERCENTAGE OF
                                                                         CERTIFICATE   CUT-OFF DATE
CLASS OF CERTIFICATES                                                      BALANCE     POOL BALANCE
---------------------------------------------------------------------- -------------- --------------

Class A-1 Certificates ...............................................  $ 57,169,000       4.950%
Class A-2 Certificates ...............................................  $162,644,000      14.082%
Class A-3 Certificates ...............................................  $150,227,000      13.007%
Class A-4 Certificates ...............................................  $459,608,000      39.794%
Class A-1A Certificates ..............................................  $160,747,000      13.918%
Class B Certificates .................................................  $ 33,205,000       2.875%
Class C Certificates .................................................  $ 14,438,000       1.250%
Class D Certificates .................................................  $ 21,656,000       1.875%
Non-Offered Certificates (other than Class A-1A Certificates, Class X
 Certificates, Class 175WJ Certificates and Class 180ML Certificates)   $ 95,285,899       8.250%

     The "Certificate Balance" of any Class of Sequential Pay Certificates and
the Class 175WJ and Class 180ML Certificates outstanding at any time represents the maximum amount that the holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund. The Certificate Balance of each Class of Sequential Pay Certificates and the Class 175WJ and Class 180ML Certificates
will, in each case, be reduced on each Distribution Date by any distributions of principal actually made on such Class of Certificates on such Distribution
Date, and further by any Realized Losses and Additional Trust Fund Expenses
actually allocated to such Class of Certificates on such Distribution Date.

     The Class X-C and Class X-P Certificates do not have Certificate Balances, but represent the right to receive the distributions of interest in amounts equal to the aggregate interest accrued on the applicable notional amount
(each, a "Notional Amount") of the related Class of Class X-C and Class X-P
Certificates. On each Distribution Date, the Notional Amount of the Class X-C
Certificates generally will be equal to the aggregate outstanding Certificate
Balances of the Sequential Pay Certificates on such Distribution Date. The initial Notional Amount of the Class X-C Certificates will equal approximately
$1,158,579,899 (subject to a permitted variance of plus or minus 5.0%).

   The Notional Amount of the Class X-P Certificates will generally equal:

          (i) until the Distribution Date in May 2005, the sum of (a) the lesser of $54,788,000 and the Certificate Balance of the Class A-1
       Certificates, (b) the lesser of $160,539,000 and the Certificate Balance of the Class A-1A Certificates and (c) the aggregate Certificate
       Balances of the Class A-2, Class A-3, Class A-4, Class B, Class C, Class
       D, Class E, Class F, Class G, Class H and Class J Certificates;

          (ii) after the Distribution Date in May 2005, through and including the Distribution Date in November 2005, the sum of (a) the lesser of
       $51,802,000 and the Certificate Balance of the Class A-1 Certificates,
       (b) the lesser of $160,295,000 and the Certificate Balance of the Class
       A-1A Certificates and (c) the aggregate Certificate Balances of the
       Class A-2, Class A-3, Class A-4, Class B, Class C, Class D, Class E,
       Class F, Class G, Class H and Class J Certificates;

          (iii) after the Distribution Date in November 2005, through and including the Distribution Date in May 2006, the sum of (a) the lesser of $32,132,000 and the Certificate Balance of the Class A-1
       Certificates, (b) the lesser of $157,253,000 and the Certificate Balance of the Class A-1A Certificates and (c) the aggregate Certificate
       Balances of the Class A-2, Class A-3, Class A-4, Class B, Class C, Class
       D, Class E, Class F, Class G, Class H and Class J Certificates;

          (iv) after the Distribution Date in May 2006, through and including the Distribution Date in November 2006, the sum of (a) the lesser of
       $9,613,000 and the Certificate Balance of the

                                     S-228

       Class A-1 Certificates, (b) the lesser of $153,732,000 and the
       Certificate Balance of the Class A-1A Certificates and (c) the aggregate
       Certificate Balances of the Class A-2, Class A-3, Class A-4, Class B,
       Class C, Class D, Class E, Class F, Class G, Class H and Class J
       Certificates;

          (v) after the Distribution Date in November 2006, through and including the Distribution Date in May 2007, the sum of (a) the lesser of $149,495,000 and the Certificate Balance of the Class A-2
       Certificates, (b) the lesser of $150,208,000 and the Certificate Balance of the Class A-1A Certificates, (c) the aggregate Certificate Balances of the Class A-3, Class A-4, Class B, Class C, Class D, Class E, Class
       F, Class G and Class H Certificates and (d) the lesser of $6,622,000 and the Certificate Balance of the Class J Certificates;

          (vi) after the Distribution Date in May 2007, through and including the Distribution Date in November 2007, the sum of (a) the lesser of
       $127,316,000 and the Certificate Balance of the Class A-2 Certificates,
       (b) the lesser of $146,788,000 and the Certificate Balance of the Class
       A-1A Certificates, (c) the aggregate Certificate Balances of the Class
       A-3, Class A-4, Class B, Class C, Class D, Class E, Class F and Class G
       Certificates and (d) the lesser of $11,332,000 and the Certificate
       Balance of the Class H Certificates;

          (vii) after the Distribution Date in November 2007, through and including the Distribution Date in May 2008, the sum of (a) the lesser of $105,065,000 and the Certificate Balance of the Class A-2
       Certificates, (b) the lesser of $137,436,000 and the Certificate Balance of the Class A-1A Certificates, (c) the aggregate Certificate Balances of the Class A-3, Class A-4, Class B, Class C, Class D, Class E, Class F
       and Class G Certificates and (d) the lesser of $547,000 and the
       Certificate Balance of the Class H Certificates;

          (viii) after the Distribution Date in May 2008, through and including the Distribution Date in November 2008, the sum of (a) the lesser of
       $83,447,000 and the Certificate Balance of the Class A-2 Certificates,
       (b) the lesser of $134,165,000 and the Certificate Balance of the Class
       A-1A Certificates, (c) the aggregate Certificate Balances of the Class
       A-3, Class A-4, Class B, Class C, Class D, Class E and Class F
       Certificates and (d) the lesser of $3,134,000 and the Certificate
       Balance of the Class G Certificates;

          (ix) after the Distribution Date in November 2008, through and including the Distribution Date in May 2009, the sum of (a) the lesser of $62,360,000 and the Certificate Balance of the Class A-2
       Certificates, (b) the lesser of $131,076,000 and the Certificate Balance of the Class A-1A Certificates, (c) the aggregate Certificate Balances of the Class A-3, Class A-4, Class B, Class C, Class D and Class E
       Certificates and (d) the lesser of $7,591,000 and the Certificate
       Balance of the Class F Certificates;

          (x) after the Distribution Date in May 2009, through and including the Distribution Date in November 2009, the sum of (a) the lesser of
       $59,708,000 and the Certificate Balance of the Class A-3 Certificates,
       (b) the lesser of $75,895,000 and the Certificate Balance of the Class
       A-1A Certificates, (c) the aggregate Certificate Balances of the Class
       A-4, Class B, Class C and Class D Certificates and (d) the lesser of
       $9,613,000 and the Certificate Balance of the Class E Certificates;

          (xi) after the Distribution Date in November 2009, through and including the Distribution Date in May 2010, the sum of (a) the lesser of $42,144,000 and the Certificate Balance of the Class A-3
       Certificates, (b) the lesser of $74,076,000 and the Certificate Balance of the Class A-1A Certificates, (c) the aggregate Certificate Balances of the Class A-4, Class B, Class C and Class D Certificates and (d) the
       lesser of $2,109,000 and the Certificate Balance of the Class E
       Certificates;

          (xii) after the Distribution Date in May 2010, through and including the Distribution Date in November 2010, the sum of (a) the lesser of
       $19,278,000 and the Certificate Balance of the Class A-3 Certificates,
       (b) the lesser of $72,319,000 and the Certificate Balance of the Class
       A-1A Certificates, (c) the aggregate Certificate Balances of the Class
       A-4, Class B and Class C Certificates and (d) the lesser of $16,738,000 and the Certificate Balance of the Class D Certificates;

                                     S-229

          (xiii) after the Distribution Date in November 2010, through and including the Distribution Date in May 2011, the sum of (a) the lesser of $457,984,000 and the Certificate Balance of the Class A-4
       Certificates, (b) the lesser of $70,660,000 and the Certificate Balance of the Class A-1A Certificates, (c) the aggregate Certificate Balances of the Class B and Class C Certificates and (d) the lesser of
       $10,089,000 and the Certificate Balance of the Class D Certificates;

          (xiv) after the Distribution Date in May 2011, through and including the Distribution Date in November 2011, the sum of (a) the lesser of
       $399,065,000 and the Certificate Balance of the Class A-4 Certificates,
       (b) the lesser of $69,056,000 and the Certificate Balance of the Class
       A-1A Certificates, (c) the aggregate Certificate Balances of the Class B and Class C Certificates and (d) the lesser of $3,829,000 and the
       Certificate Balance of the Class D Certificates; and

          (xv) after the Distribution Date in November 2011, $0.

     The initial Notional Amount of the Class X-P Certificates will be
$1,119,185,000.

     The Certificate Balance of any Class of Sequential Pay Certificates, the
Class 175WJ Certificates or the Class 180ML Certificates may be increased by the amount, if any, of Certificate Deferred Interest added to such Class
Certificate Balance. With respect to any Mortgage Loan (and the 175 West
Jackson Subordinate Companion Loan and the 180 Maiden Loan Trust Subordinate
Companion Loan) as to which the Mortgage Rate has been reduced through a modification on any Distribution Date, "Mortgage Deferred Interest" is the
amount by which (a) interest accrued at such reduced rate is less than (b) the amount of interest that would have accrued on such Mortgage Loan (and the 175
West Jackson Subordinate Companion Loan and the 180 Maiden Loan Trust
Subordinate Companion Loan) at the Mortgage Rate before such reduction, to the extent such amount has been added to the outstanding principal balance of such
Mortgage Loan (and the 175 West Jackson Subordinate Companion Loan and the 180
Maiden Loan Trust Subordinate Companion Loan) . On each Distribution Date the amount of interest distributable to a Class of Sequential Pay Certificates will be reduced by the amount of Mortgage Deferred Interest allocable to such Class
(any such amount, "Certificate Deferred Interest"), such allocation being in reverse alphabetical order (except with respect to the Class A-1, Class A-2,
Class A-3, Class A-4 and Class A-1A Certificates, which amounts shall be applied pro rata (based on remaining Class Certificate Balances) to such
Classes). Certificate Deferred Interest on the Class 175WJ Certificates will be equal to the 175 West Jackson Subordinate Companion Loan's share of Mortgage
Deferred Interest on the 175 West Jackson Whole Loan, allocated pursuant to the terms of the Pooling and Servicing Agreement and the 175 West Jackson
Intercreditor Agreement, and Certificate Deferred Interest on the Class 180ML
Certificates will be equal to the 180 Maiden Lane Trust Subordinate Companion
Loan's share of Mortgage Deferred Interest on the 180 Maiden Lane Whole Loan,
allocated pursuant to the terms of the Pooling and Servicing Agreement and the
180 Maiden Lane Intercreditor Agreement. The Certificate Balance of each Class of Sequential Pay Certificates, the Class 175WJ Certificates and the Class
180ML Certificates to which Certificate Deferred Interest has been so allocated on a Distribution Date will be increased by the amount of Certificate Deferred
Interest. Any increase in the Certificate Balance of a Class of Sequential Pay
Certificates will result in an increase in the Notional Amount of the Class X-C
Certificates, and to the extent there is an increase in the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-1A, Class B, Class
C, Class D, Class E, Class F, Class G, Class H or Class J Certificates and
subject to the limits described in the description of the Notional Amount of the Class X-P Certificates above, the Class X-P Certificates.

     The REMIC Residual Certificates do not have Certificate Balances or
Notional Amounts, but represent the right to receive on each Distribution Date any portion of the Available Distribution Amount, Class 175WJ Available
Distribution Amount and Class 180ML Available Distribution Amount (each as defined below) for such date that remains after the required distributions have been made on all the REMIC Regular Certificates and the Class 175WJ
Certificates and the Class 180ML Certificates, as applicable. It is not anticipated that any such portion of the Available Distribution Amount will result in more than a de minimis distribution to the REMIC Residual
Certificates.

     The Class Z Certificates do not have Certificate Balances or Notional
Amounts, but represent the right to receive on each Distribution Date any amounts of Additional Interest received in the related Collection Period with respect to each Mortgage Loan.

                                     S-230

PASS-THROUGH RATES

     The Pass-Through Rate applicable to the Class A-1, Class A-2, Class A-3,
Class A-4, Class B, Class C and Class D Certificates for each Distribution Date will equal the respective rate per annum set forth on the front cover of this prospectus supplement. Each of the Class X-C Components and the Class X-P
Components will be deemed to have a Pass-Through Rate equal to the Pass-Through
Rate of the related Class of Certificates.

     The Pass-Through Rate applicable to the Class X-C Certificates for the initial Distribution Date will equal approximately 0.050% per annum.

     The Pass-Through Rate applicable to the Class X-C Certificates for each subsequent Distribution Date will equal the weighted average of the respective
Class X-C Strip Rates, at which interest accrues from time to time on the respective components (the "Class X-C Components") of the Class X-C
Certificates outstanding immediately prior to such Distribution Date (weighted on the basis of the outstanding balances of those Class X-C Components immediately prior to the Distribution Date). Each Class X-C Component will be comprised of all or a designated portion of the Certificate Balance of one of the Classes of Sequential Pay Certificates. In general, the Certificate Balance of each Class of Sequential Pay Certificates will constitute a separate Class
X-C Component. However, if a portion, but not all, of the Certificate Balance of any particular Class of Sequential Pay Certificates is identified under
"--Certificate Balances and Notional Amounts" above as being part of the
Notional Amount of the Class X-P Certificates immediately prior to any
Distribution Date, then the identified portion of the Certificate Balance will also represent one or more separate Class X-C Components for purposes of calculating the Pass-Through Rate of the Class X-C Certificates, and the
remaining portion of the Certificate Balance will represent one or more other separate Class X-C Components for purposes of calculating the Pass-Through Rate of the Class X-C Certificates. For each Distribution Date through and including the Distribution Date in November 2011, the "Class X-C Strip Rate" for each
Class X-C Component will be calculated as follows:

   (1)   if such Class X-C Component consists of the entire Certificate
         Balance of any Class of Sequential Pay Certificates, and if the
         Certificate Balance does not, in whole or in part, also constitute a
         Class X-P Component immediately prior to the Distribution Date, then the applicable Class X-C Strip Rate will equal the excess, if any, of
         (a) the Weighted Average Net Mortgage Rate for the Distribution Date,
         over (b) the Pass-Through Rate in effect for the Distribution Date for the applicable Class of Sequential Pay Certificates;

   (2)   if such Class X-C Component consists of a designated portion (but not all) of the Certificate Balance of any Class of Sequential Pay
         Certificates, and if the designated portion of the Certificate Balance does not also constitute a Class X-P Component immediately prior to the Distribution Date, then the applicable Class X-C Strip Rate will equal the excess, if any, of (a) the Weighted Average Net Mortgage
         Rate for the Distribution Date, over (b) the Pass-Through Rate in effect for the Distribution Date for the applicable Class of
         Sequential Pay Certificates;

   (3)   if such Class X-C Component consists of a designated portion (but not all) of the Certificate Balance of any Class of Sequential Pay
         Certificates, and if the designated portion of the Certificate Balance also constitutes a Class X-P Component immediately prior to the
         Distribution Date, then the applicable Class X-C Strip Rate will equal the excess, if any, of (a) the Weighted Average Net Mortgage Rate for
         the Distribution Date, over (b) the sum of (i) the Class X-P Strip
         Rate for the applicable Class X-P Component, and (ii) the Pass-Through
         Rate in effect for the Distribution Date for the applicable Class of
         Sequential Pay Certificates; and

   (4)   if such Class X-C Component consists of the entire Certificate
         Balance of any Class of Sequential Pay Certificates, and if the
         Certificate Balance also constitutes, in its entirety, a Class X-P
         Component immediately prior to such Distribution Date, then the applicable Class X-C Strip Rate will equal the excess, if any, of (a)
         the Weighted Average Net Mortgage Rate for the Distribution Date, over
         (b) the sum of (i) the Class X-P Strip Rate for the applicable Class
         X-P Component, and (ii) the Pass-Through Rate in effect for the
         Distribution Date for the applicable Class of Sequential Pay
         Certificates.

                                     S-231

     For each Distribution Date after the Distribution Date in November 2011, the entire Certificate Balance of each Class of Sequential Pay Certificates will constitute one or more separate Class X-C Components, and the applicable
Class X-C Strip Rate with respect to each such Class X-C Component for each
Distribution Date will equal the excess, if any, of (a) the Weighted Average
Net Mortgage Rate for the Distribution Date, over (b) the Pass-Through Rate in effect for the Distribution Date for the Class of Sequential Pay Certificates.

     The Pass-Through Rate applicable to the Class X-P Certificates for the initial Distribution Date will equal approximately 0.989% per annum.

     The Pass-Through Rate applicable to the Class X-P Certificates for each subsequent Distribution Date will equal the weighted average of the respective
Class X-P Strip Rates, at which interest accrues from time to time on the respective components (the "Class X-P Components") of the Class X-P
Certificates outstanding immediately prior to such Distribution Date (weighted on the basis of the balances of those Class X-P Components immediately prior to the Distribution Date). Each Class X-P Component will be comprised of all or a designated portion of the Certificate Balance of a specified Class of
Sequential Pay Certificates. If all or a designated portion of the Certificate
Balance of any Class of Sequential Pay Certificates is identified under
"--Certificate Balances and Notional Amounts" above as being part of the
Notional Amount of the Class X-P Certificates immediately prior to any
Distribution Date, then that Certificate Balance (or designated portion thereof) will represent one or more separate Class X-P Components for purposes of calculating the Pass-Through Rate of the Class X-P Certificates. For each
Distribution Date through and including the Distribution Date in November 2011, the "Class X-P Strip Rate" for each Class X-P Component will equal (x) the lesser of (1) the Weighted Average Net Mortgage Rate for such Distribution
Date, and (2) the reference rate specified on Annex C to this prospectus supplement for such Distribution Date minus 0.03% per annum, minus (y) the
Pass-Through Rate for such Component (but in no event will any Class X-P Strip
Rate be less than zero).

     After the Distribution Date in November 2011, the Class X-P Certificates
will cease to accrue interest and will have a 0% Pass-Through Rate.

     In the case of each Class of REMIC Regular Certificates, interest at the applicable Pass-Through Rate will be payable monthly on each Distribution Date and will accrue during each Interest Accrual Period on the Certificate Balance
(or, in the case of the Class X Certificates, the respective Notional Amount)
of such Class of Certificates immediately following the Distribution Date in such Interest Accrual Period (after giving effect to all distributions of principal made on such Distribution Date). Interest on each Class of REMIC
Regular Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months. With respect to any Class of REMIC Regular
Certificates and any Distribution Date, the "Interest Accrual Period" will be the preceding calendar month which will be deemed to consist of 30 days.

     The Class Z Certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than Additional Interest.

     The "Weighted Average Net Mortgage Rate" for each Distribution Date is the weighted average of the Net Mortgage Rates for the Mortgage Loans (excluding the 175 West Jackson Subordinate Companion Loan and the 180 Maiden Lane Trust
Subordinate Companion Loan) as of the commencement of the related Collection
Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date; provided that, for the purpose of determining the Weighted Average Net Mortgage Rate only, if the
Mortgage Rate for any Mortgage Loan has been modified in connection with a bankruptcy or similar proceeding involving the related borrower or a modification, waiver or amendment granted or agreed to by the Special Servicer, the Weighted Average Net Mortgage Rate for such Mortgage Loan will be calculated without regard to such event. The "Net Mortgage Rate" for each
Mortgage Loan (excluding the 175 West Jackson Subordinate Companion Loan and
the 180 Maiden Lane Trust Subordinate Companion Loan) will generally equal (x)
the Mortgage Rate in effect for such Mortgage Loan as of the Cut-Off Date, minus (y) the applicable Administrative Cost Rate for such Mortgage Loan.
Notwithstanding the foregoing, because no Mortgage Loan, other than 2 Mortgage
Loans (loan numbers 2 and 62), accrues interest on the basis of a 360-day year consisting of twelve 30-day months (which is the basis on which interest accrues in respect of the REMIC Regular

                                     S-232

Certificates), then, solely for purposes of calculating the Weighted Average
Net Mortgage Rate for each Distribution Date, the Mortgage Rate of each
Mortgage Loan (other than 2 Mortgage Loans, representing 9.0% of the Cut-Off
Date Pool Balance (1 Mortgage Loan in Loan Group 1 or 10.0% and 1 Mortgage Loan
in Loan Group 2 or 2.4%), which accrue interest on a 30/360 basis) in effect during any calendar month will be deemed to be the annualized rate at which interest would have to accrue in respect of such loan on a 30/360 basis in order to derive the aggregate amount of interest (other than default interest)
actually accrued in respect of such loan during such calendar month; provided, however, that, the Mortgage Rate in effect during (a) December of each year that does not immediately precede a leap year, and January of each year will be the per annum rate stated in the related Mortgage Note unless the final
Distribution Date occurs in January or February immediately following such
December or January and (b) in February of each year will be determined inclusive of the one day of interest retained from the immediately preceding
January and, if applicable, December. The Net Mortgage Rate for each of the 175
West Jackson Subordinate Companion Loan and the 180 Maiden Lane Trust
Subordinate Companion Loan will generally equal (x) the Mortgage Rate in effect for such Mortgage Loan, minus (y) the applicable Servicing Fee rate for such
Mortgage Loan. The "Stated Principal Balance" of each Mortgage Loan outstanding at any time will generally be an amount equal to the principal balance thereof as of the Cut-Off Date, (a) reduced on each Distribution Date (to not less than zero) by (i) the portion of the Principal Distribution Amount for that date which is attributable to such Mortgage Loan and (ii) the principal portion of any Realized Loss incurred in respect of such Mortgage Loan during the related
Collection Period and (b) increased on each Distribution Date by any Mortgage
Deferred Interest added to the principal balance of such Mortgage Loan on such
Distribution Date. The Stated Principal Balance of a Mortgage Loan may also be reduced in connection with any forced reduction of the actual unpaid principal balance thereof imposed by a court presiding over a bankruptcy proceeding in which the related borrower is a debtor. In addition, to the extent that principal from general collections is used to reimburse nonrecoverable Advances or Workout-Delayed Reimbursement Amounts, and such amount has not been included as part of the Principal Distribution Amount, such amount shall not reduce the
Stated Principal Balance (other than for purposes of computing the Weighted
Average Net Mortgage Rate). Notwithstanding the foregoing, if any Mortgage Loan is paid in full, liquidated or otherwise removed from the Trust Fund, commencing as of the first Distribution Date following the Collection Period during which such event occurred, the Stated Principal Balance of such Mortgage
Loan will be zero. With respect to any Companion Loan on any date of determination, the Stated Principal Balance shall equal the unpaid principal balance of such Companion Loan.

     The "Collection Period" for each Distribution Date is the period that begins on the 12th day in the month immediately preceding the month in which such Distribution Date occurs (or the day after the applicable Cut-Off Date in the case of the first Collection Period) and ends on and includes the 11th day in the same month as such Distribution Date. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any payments received with respect to the Mortgage Loans relating to such
Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period. The "Determination Date" will be, for any Distribution
Date, the 11th day of each month, or if such 11th day is not a business day, the next succeeding business day, commencing in December 2004.

DISTRIBUTIONS

     General. Except as described below with respect to the Class 175WJ
Certificates and the Class 180ML Certificates, distributions on the
Certificates are made by the Trustee, to the extent of the Available
Distribution Amount, on the fourth business day following the related
Determination Date (each, a "Distribution Date"). Except as described below, all such distributions will be made to the persons in whose names the
Certificates are registered (the "Certificateholders") at the close of business on the last business day of the month preceding the month in which the related
Distribution Date occurs and shall be made by wire transfer of immediately available funds, if such Certificateholder shall have provided wiring instructions no less than five business days prior to such record date, or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate register. The final distribution on any Certificate
(determined without regard to any possible future reimbursement of any Realized
Loss or Additional Trust Fund Expense previously allocated to such Certificate)
will be made

                                     S-233

only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class based on their respective percentage interests in such Class. The first Distribution Date on which investors in the Offered Certificates may receive distributions will be the Distribution Date occurring in December 2004.

     The Available Distribution Amount. The aggregate amount available for distributions of interest and principal to Certificateholders (other than Class
R-I, Class R-II, Class Z, Class 175WJ and the Class 180ML Certificateholders)
on each Distribution Date (the "Available Distribution Amount") will, in general, equal the sum of the following amounts:

       (a) the total amount of all cash received on or in respect of the
     Mortgage Loans and any REO Properties by the Master Servicer as of the
     close of business on the last day of the related Collection Period and not previously distributed with respect to the Certificates or applied for any other permitted purpose, exclusive of any portion thereof that represents one or more of the following:

          (i) any Periodic Payments collected but due on a Due Date after the related Collection Period;

          (ii) any Prepayment Premiums and Yield Maintenance Charges;

          (iii) all amounts in the Certificate Account that are payable or reimbursable to any person other than the Certificateholders, including any Servicing Fees and Trustee Fees on the Mortgage Loans or Companion
       Loans;

          (iv) any amounts deposited in the Certificate Account in error;

          (v) any Additional Interest on the ARD Loans (which is separately distributed to the Class Z Certificates); and

          (vi) if such Distribution Date occurs in February of any year or during January of any year that is not a leap year, the Interest Reserve
       Amounts with respect to the Mortgage Loans to be deposited in the
       Interest Reserve Account and held for future distribution;

       (b) all P&I Advances made by the Master Servicer or the Trustee with respect to such Distribution Date (other than any P&I Advance made on the
     175 West Jackson Subordinate Companion Loan or the 180 Maiden Lane Trust
     Subordinate Companion Loan);

       (c) any Compensating Interest Payment made by the Master Servicer to cover the aggregate of any Prepayment Interest Shortfalls experienced during the related Collection Period (other than any Compensating Interest
     Payment made on any Companion Loan); and

       (d) if such Distribution Date occurs during March of any year or if such
     Distribution Date is the final Distribution Date and occurs in February or, if such year is not a leap year, in January, the aggregate of the Interest
     Reserve Amounts then on deposit in the Interest Reserve Account in respect of each Mortgage Loan.

     See "SERVICING OF THE MORTGAGE LOANS--Servicing and Other Compensation and
Payment of Expenses" and "DESCRIPTION OF THE CERTIFICATES--P&I Advances" in
this prospectus supplement and "DESCRIPTION OF THE POOLING AND SERVICING
AGREEMENTS--Certificate Account" in the accompanying prospectus.

     Any Prepayment Premiums or Yield Maintenance Charges actually collected will be distributed separately from the Available Distribution Amount. See
"--Distributions--Allocation of Prepayment Premiums and Yield Maintenance
Charges" in this prospectus supplement.

     All amounts received by the trust with respect to any Co-Lender Loan will be applied to amounts due and owing under the related loan (including for principal and accrued and unpaid interest) in accordance with the provisions of the related loan documents, the related Intercreditor Agreement and the Pooling and Servicing Agreement.

     The Class 175WJ Available Distribution Amount. The aggregate amount available for distributions of interest and principal to the holders of the
Class 175WJ Certificates on each Distribution Date (the "Class 175WJ Available
Distribution Amount") will, in general, equal the sum of the following amounts:

                                     S-234

       (a) the total amount of all cash received on or in respect of the 175
     West Jackson Subordinate Companion Loan by the Master Servicer as of the
     close of business on the last day of the related Collection Period and payable to the holder of the 175 West Jackson Subordinate Companion Loan in accordance with the terms of the 175 West Jackson Intercreditor Agreement and the Pooling and Servicing Agreement and not previously distributed with respect to the Class 175WJ Certificates or applied for any other permitted purpose, exclusive of any portion thereof that represents one or more of the following:

          (i) any Periodic Payments on the 175 West Jackson Subordinate
       Companion Loan collected but due on a Due Date after the related
       Collection Period;

          (ii) all amounts in the Certificate Account that are payable or reimbursable to any person other than the holders of the Class 175WJ
       Certificates, including any Servicing Fees and Trustee Fees on the 175
       West Jackson Subordinate Companion Loan; and

          (iii) any amounts relating to the 175 West Jackson Subordinate
       Companion Loan deposited in the Certificate Account in error;

       (b) all P&I Advances of interest made by the Master Servicer or the
     Trustee with respect to such Distribution Date made on the 175 West Jackson
     Subordinate Companion Loan; and

       (c) any Compensating Interest Payment made by the Master Servicer to cover the aggregate of any Prepayment Interest Shortfalls experienced during the related Collection Period made on the 175 West Jackson
     Subordinate Companion Loan.

     The Class 180ML Available Distribution Amount. The aggregate amount available for distributions of interest and principal to the holders of the
Class 180ML Certificates on each Distribution Date (the "Class 180ML Available
Distribution Amount") will, in general, equal the sum of the following amounts:

       (a) the total amount of all cash received on or in respect of the 180
     Maiden Lane Trust Subordinate Companion Loan by the Master Servicer as of
     the close of business on the last day of the related Collection Period and payable to the holder of the 180 Maiden Lane Trust Subordinate Companion
     Loan in accordance with the terms of the 180 Maiden Lane Intercreditor
     Agreement and the Pooling and Servicing Agreement and not previously distributed with respect to the Class 180ML Certificates or applied for any other permitted purpose, exclusive of any portion thereof that represents one or more of the following:

          (i) any Periodic Payments on the 180 Maiden Lane Trust Subordinate
       Companion Loan collected but due on a Due Date after the related
       Collection Period;

          (ii) all amounts in the Certificate Account that are payable or reimbursable to any person other than the holders of the Class 180ML
       Certificates, including any Servicing Fees and Trustee Fees on the 180
       Maiden Lane Trust Subordinate Companion Loan; and

          (iii) any amounts relating to the 180 Maiden Lane Trust Subordinate
       Companion Loan deposited in the Certificate Account in error;

       (b) all P&I Advances of interest made by the Master Servicer or the
     Trustee with respect to such Distribution Date made on the 180 Maiden Lane
     Trust Subordinate Companion Loan; and

       (c) any Compensating Interest Payment made by the Master Servicer to cover the aggregate of any Prepayment Interest Shortfalls experienced during the related Collection Period made on the 180 Maiden Lane Trust
     Subordinate Companion Loan.

     Interest Reserve Account. The Trustee will establish and maintain an
"Interest Reserve Account" in the name of the Trustee for the benefit of the holders of the Certificates. With respect to each Distribution Date occurring in February and each Distribution Date occurring in any January which occurs in a year that is not a leap year, there will be withdrawn from the Certificate
Account and deposited to the Interest Reserve Account in respect of each
Mortgage Loan (excluding the 175 West Jackson Subordinate Companion Loan and
the 180 Maiden Lane Trust Subordinate Companion Loan) (the "Interest Reserve
Loans") which accrues interest on an Actual/360 basis an amount equal to one day's interest at the related

                                     S-235

Mortgage Rate on its Stated Principal Balance, as of the Due Date in the month in which such Distribution Date occurs, to the extent a Periodic Payment or P&I
Advance is timely made in respect thereof for such Due Date (all amounts so deposited in any consecutive January (if applicable) and February in respect of each Interest Reserve Loan, the "Interest Reserve Amount"). With respect to each Distribution Date occurring in March, or in the event the final
Distribution Date occurs in February or, if such year is not a leap year, in
January, there will be withdrawn from the Interest Reserve Account the amounts deposited from the immediately preceding February and, if applicable, January, and such withdrawn amount is to be included as part of the Available
Distribution Amount for such Distribution Date.

     Certificate Account. The Trustee will establish and will maintain a
"Certificate Account" in the name of the Trustee for the benefit of the
Certificateholders and will maintain the Certificate Account as an eligible account pursuant to the terms of the Pooling and Servicing Agreement. Funds on deposit in the Certificate Account will be used to make distributions on the
Certificates.

     Distribution Account. The Trustee will establish and will maintain a
"Distribution Account" in the name of the Trustee for the benefit of the
Certificateholders and will maintain the Distribution Account as an eligible account pursuant to the terms of the Pooling and Servicing Agreement. Funds on deposit in the Distribution Account, to the extent of the Available
Distribution Amount (and, with respect to the Class 175WJ or Class 180ML
Certificates, to the extent of the Class 175WJ Available Distribution Amount or the Class 180ML Distribution Amount, as applicable), will be used to make distributions on the Certificates.

     Gain-on-Sale Reserve Account. The Trustee will establish and will maintain a "Gain-on-Sale Reserve Account" in the name of the Trustee for the benefit of the Certificateholders. To the extent that gains realized on sales of Mortgaged
Properties, if any, are not used to offset Realized Losses previously allocated to the Certificates, such gains will be held and applied to offset future
Realized Losses, if any.

     Additional Interest Account. The Trustee will establish and will maintain an "Additional Interest Account" in the name of the Trustee for the benefit of the holders of the Class Z Certificates. Prior to the applicable Distribution
Date, an amount equal to the Additional Interest received in respect of the
Mortgage Loans during the related Collection Period will be deposited into the
Additional Interest Account.

     Application of the Available Distribution Amount. On each Distribution
Date, the Trustee will (except as otherwise described under "--Termination"
below) apply amounts on deposit in the Distribution Account (other than amounts payable on such date in respect of the Class 175WJ or Class 180ML
Certificates), to the extent of the Available Distribution Amount, in the following order of priority:

     (1)  concurrently, to distributions of interest (i) from the portion of the
          Available Distribution Amount for such Distribution Date attributable to Mortgage Loans in Loan Group 1, to the holders of the Class A-1
          Certificates, Class A-2 Certificates, Class A-3 Certificates and Class
          A-4 Certificates, pro rata, in accordance with the amounts of
          Distributable Certificate Interest in respect of such classes of
          Certificates on such Distribution Date, in an amount equal to all
          Distributable Certificate Interest in respect of such Classes of
          Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, (ii) from the portion of the Available Distribution Amount for such Distribution
          Date attributable to Mortgage Loans in Loan Group 2, to the holders of the Class A-1A Certificates in an amount equal to all Distributable
          Certificate Interest in respect of such Class of Certificates on such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, and (iii) from the entire Available
          Distribution Amount for such Distribution Date relating to the entire
          Mortgage Pool, to the holders of the Class X-C Certificates and the
          Class X-P Certificates, pro rata, in accordance with the amounts of
          Distributable Certificate Interest in respect of such Classes of
          Certificates on such Distribution Date, in an amount equal to all
          Distributable Certificate Interest in respect of such Classes of
          Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; provided, however, on any Distribution Date where the Available Distribution Amount (or applicable portion thereof) is

                                     S-236

          not sufficient to make distributions in full to the related Classes of
          Certificates as described above, the Available Distribution Amount will be allocated among the above Classes of Certificates without regard to Loan Group, pro rata, in accordance with the respective amounts of Distributable Certificate Interest in respect of such
          Classes of Certificates on such Distribution Date, in an amount equal to all Distributable Certificate Interest in respect of each such
          Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (2)  to distributions of principal to the holders of the Class A-1
          Certificates in an amount (not to exceed then outstanding Certificate
          Balance of the Class A-1 Certificates) equal to the Loan Group 1
          Principal Distribution Amount for such Distribution Date and, after the Class A-1A Certificates have been retired, the Loan Group 2
          Principal Distribution Amount remaining after payments to the Class
          A-1A Certificates have been made on such Distribution Date;

     (3)  after the Class A-1 Certificates have been retired, to distributions of principal to the holders of the Class A-2 Certificates in an amount
          (not to exceed then outstanding Certificate Balance of the Class A-2
          Certificates) equal to the Loan Group 1 Principal Distribution Amount for such Distribution Date and, after the Class A-1A Certificates have been retired, the Loan Group 2 Principal Distribution Amount remaining after payments to the Class A-1A Certificates have been made on such
          Distribution Date, in each case, less any portion thereof distributed in respect of the Class A-1 Certificates on such Distribution Date;

     (4)  after the Class A-2 Certificates have been retired, to distributions of principal to the holders of the Class A-3 Certificates in an amount
          (not to exceed then outstanding Certificate Balance of the Class A-3
          Certificates) equal to the Loan Group 1 Principal Distribution Amount for such Distribution Date and, after the Class A-1A Certificates have been retired, the Loan Group 2 Principal Distribution Amount remaining after payments to the Class A-1A Certificates have been made on such
          Distribution Date, in each case, less any portion thereof distributed in respect of the Class A-2 Certificates on such Distribution Date;

     (5)  after the Class A-3 Certificates have been retired, to distributions of principal to the holders of the Class A-4 Certificates in an amount
          (not to exceed then outstanding Certificate Balance of the Class A-4
          Certificates) equal to the Loan Group 1 Principal Distribution Amount for such Distribution Date and, after the Class A-1A Certificates have been retired, the Loan Group 2 Principal Distribution Amount remaining after payments to the Class A-1A Certificates have been made on such
          Distribution Date, in each case, less any portion thereof distributed in respect of the Class A-3 Certificates on such Distribution Date;

     (6)  to distributions of principal to the holders of the Class A-1A
          Certificates in an amount (not to exceed then outstanding Certificate
          Balance of the Class A-1A Certificate) equal to the Loan Group 2
          Principal Distribution Amount for such Distribution and, after the
          Class A-4 Certificates have been retired, the Loan Group 1 Principal
          Distribution Amount remaining after payments to the Class A-4
          Certificates have been made on such Distribution Date;

     (7)  to distributions to the holders of the Class A-1 Certificates, Class
          A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates and
          Class A-1A Certificates, pro rata, in accordance with the respective amounts of Realized Losses and Additional Trust Fund Expenses, if any,
          previously allocated to such Classes of Certificates and for which no reimbursement has previously been received, to reimburse such holders for all such Realized Losses and Additional Trust Fund Expenses, if any;

     (8)  to distributions of interest to the holders of the Class B
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of such Class of Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (9)  after the Class A-1 Certificates, Class A-2 Certificates, Class A-3
          Certificates, Class A-4 Certificates and Class A-1A Certificates have been retired, to distributions of principal to the holders of the
          Class B Certificates in an amount (not to exceed the then outstanding
          Certificate Balance of the Class B Certificates) equal to the
          Principal Distribution Amount for such

                                     S-237

          Distribution Date, less any portion thereof distributed in respect of the Class A-1 Certificates, Class A-2 Certificates, Class A-3
          Certificates, Class A-4 Certificates and/or Class A-1A Certificates on
          such Distribution Date;

     (10) to distributions to the holders of the Class B Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (11) to distributions of interest to the holders of the Class C
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of such Class of Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (12) after all Classes of Certificates with an earlier alphabetical and numerical designation have been retired, to distributions of principal to the holders of the Class C Certificates in an amount (not to exceed then outstanding Certificate Balance of the Class C Certificates)
          equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of
          Certificates with an earlier alphabetical and numerical designation on such Distribution Date;

     (13) to distributions to the holders of the Class C Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (14) to distributions of interest to the holders of the Class D
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of such Class of Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (15) after all Classes of Certificates with an earlier alphabetical and numerical designation have been retired, to distributions of principal to the holders of the Class D Certificates in an amount (not to exceed then outstanding Certificate Balance of the Class D Certificates)
          equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of
          Certificates with an earlier alphabetical and numerical designation on such Distribution Date;

     (16) to distributions to the holders of the Class D Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (17) to distributions of interest to the holders of the Class E
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of such Class of Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (18) after all Classes of Certificates with an earlier alphabetical and numerical designation have been retired, to distributions of principal to the holders of the Class E Certificates in an amount (not to exceed then outstanding Certificate Balance of the Class E Certificates)
          equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of
          Certificates with an earlier alphabetical and numerical designation on such Distribution Date;

     (19) to distributions to the holders of the Class E Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (20) to distributions of interest to the holders of the Class F
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of such Class of Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (21) after all Classes of Certificates with an earlier alphabetical and numerical designation have been retired, to distributions of principal to the holders of the Class F Certificates in an amount (not to exceed then outstanding Certificate Balance of the Class F Certificates)
          equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of
          Certificates with an earlier alphabetical and numerical designation on such Distribution Date;

                                     S-238

     (22) to distributions to the holders of the Class F Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (23) to distributions of interest to the holders of the Class G
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of such Class of Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (24) after all Classes of Certificates with an earlier alphabetical and numerical designation have been retired, to distributions of principal to the holders of the Class G Certificates in an amount (not to exceed then outstanding Certificate Balance of the Class G Certificates)
          equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of
          Certificates with an earlier alphabetical and numerical designation on such Distribution Date;

     (25) to distributions to the holders of the Class G Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (26) to distributions of interest to the holders of the Class H
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of such Class of Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (27) after all Classes of Certificates with an earlier alphabetical and numerical designation have been retired, to distributions of principal to the holders of the Class H Certificates in an amount (not to exceed then outstanding Certificate Balance of the Class H Certificates)
          equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of
          Certificates with an earlier alphabetical and numerical designation on such Distribution Date;

     (28) to distributions to the holders of the Class H Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (29) to distributions of interest to the holders of the Class J
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of such Class of Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (30) after all Classes of Certificates with an earlier alphabetical and numerical designation have been retired, to distributions of principal to the holders of the Class J Certificates in an amount (not to exceed then outstanding Certificate Balance of the Class J Certificates)
          equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of
          Certificates with an earlier alphabetical and numerical designation on such Distribution Date;

     (31) to distributions to the holders of the Class J Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (32) to distributions of interest to the holders of the Class K
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of such Class of Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (33) after all Classes of Certificates with an earlier alphabetical and numerical designation have been retired, to distributions of principal to the holders of the Class K Certificates in an amount (not to exceed then outstanding Certificate Balance of the Class K Certificates)
          equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of
          Certificates with an earlier alphabetical and numerical designation on such Distribution Date;

                                     S-239

     (34) to distributions to the holders of the Class K Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (35) to distributions of interest to the holders of the Class L
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of such Class of Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (36) after all Classes of Certificates with an earlier alphabetical and numerical designation have been retired, to distributions of principal to the holders of the Class L Certificates in an amount (not to exceed then outstanding Certificate Balance of the Class L Certificates)
          equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of
          Certificates with an earlier alphabetical and numerical designation on such Distribution Date;

     (37) to distributions to the holders of the Class L Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (38) to distributions of interest to the holders of the Class M
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of such Class of Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (39) after all Classes of Certificates with an earlier alphabetical and numerical designation have been retired, to distributions of principal to the holders of the Class M Certificates in an amount (not to exceed then outstanding Certificate Balance of the Class M Certificates)
          equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of
          Certificates with an earlier alphabetical and numerical designation on such Distribution Date;

     (40) to distributions to the holders of the Class M Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (41) to distributions of interest to the holders of the Class N
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of such Class of Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (42) after all Classes of Certificates with an earlier alphabetical and numerical designation have been retired, to distributions of principal to the holders of the Class N Certificates in an amount (not to exceed then outstanding Certificate Balance of the Class N Certificates)
          equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of
          Certificates with an earlier alphabetical and numerical designation on such Distribution Date;

     (43) to distributions to the holders of the Class N Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (44) to distributions of interest to the holders of the Class O
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of such Class of Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (45) after all Classes of Certificates with an earlier alphabetical and numerical designation have been retired, to distributions of principal to the holders of the Class O Certificates in an amount (not to exceed then outstanding Certificate Balance of the Class O Certificates)
          equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of
          Certificates with an earlier alphabetical and numerical designation on such Distribution Date;

                                     S-240

     (46) to distributions to the holders of the Class O Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (47) to distributions of interest to the holders of the Class P
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of such Class of Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (48) after all Classes of Certificates with an earlier alphabetical and numerical designation have been retired, to distributions of principal to the holders of the Class P Certificates in an amount (not to exceed then outstanding Certificate Balance of the Class P Certificates)
          equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of
          Certificates with an earlier alphabetical and numerical designation on such Distribution Date;

     (49) to distributions to the holders of the Class P Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received; and

     (50) to distributions to the holders of the REMIC Residual Certificates in an amount equal to the balance, if any, of the Available Distribution
          Amount remaining after the distributions to be made on such
          Distribution Date as described in clauses (1) through (49) above;

provided that, on each Distribution Date, if any, after the aggregate of the
Certificate Balances of the Subordinate Certificates has been reduced to zero as a result of the allocations of Realized Losses and Additional Trust Fund
Expenses, and in any event on the final Distribution Date in connection with a termination of the Trust Fund (see "--Termination" below), the payments of principal to be made as contemplated by clauses (2), (3), (4), (5) and (6)
above with respect to the Class A-1 Certificates, the Class A-2 Certificates,
the Class A-3 Certificates, the Class A-4 Certificates and the Class A-1A
Certificates will be so made to the holders of the respective Classes of such
Certificates which remain outstanding up to an amount equal to, and pro rata as between such Classes in accordance with, the respective then outstanding
Certificate Balances of such Classes of Certificates and without regard to the
Principal Distribution Amount for such date.

     Application of Class 175WJ Available Distribution Amount. The Class 175WJ
Certificates will only be entitled to distributions from amounts collected on the 175 West Jackson Subordinate Companion Loan. On each Distribution Date, the
Trustee will (except as otherwise described under "--Termination" below) apply amounts on deposit in the Class 175WJ Distribution Account in the following order of priority to the extent of the Class 175WJ Available Distribution
Amount:

     (1)  to distributions of interest to the holders of the Class 175WJ-A
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of the Class 175WJ-A Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (2)  to distributions of principal to the holders of the Class 175WJ-A
          Certificates in an amount (not to exceed then outstanding Certificate
          Balance of the Class 175WJ-A Certificates) equal to the Class 175WJ
          Principal Distribution Amount for such Distribution Date;

     (3)  to distributions to the holders of the Class 175WJ-A Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (4)  to distributions of interest to the holders of the Class 175WJ-B
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of the Class 175WJ-B Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (5)  after all Classes of Class 175WJ Certificates with an earlier alphabetical designation have been retired, to distributions of principal to the holders of the Class 175WJ-B Certificates in an amount (not to exceed then outstanding Certificate Balance of the
          Class 175WJ-B Certificates) equal to the Class 175WJ Principal
          Distribution Amount for such Distribution Date, less any

                                     S-241

          portion thereof distributed in respect of all Classes of Class 175WJ
          Certificates with an earlier alphabetical designation on such
          Distribution Date;

     (6)  to distributions to the holders of the Class 175WJ-B Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (7)  to distributions of interest to the holders of the Class 175WJ-C
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of the Class 175WJ-C Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (8)  after all Classes of Class 175WJ Certificates with an earlier alphabetical designation have been retired, to distributions of principal to the holders of the Class 175WJ-C Certificates in an amount (not to exceed then outstanding Certificate Balance of the
          Class 175WJ-C Certificates) equal to the Class 175WJ Principal
          Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of Class 175WJ
          Certificates with an earlier alphabetical designation on such
          Distribution Date;

     (9)  to distributions to the holders of the Class 175WJ-C Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (10) to distributions of interest to the holders of the Class 175WJ-D
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of the Class 175WJ-D Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (11) after all Classes of Class 175WJ Certificates with an earlier alphabetical designation have been retired, to distributions of principal to the holders of the Class 175WJ-D Certificates in an amount (not to exceed then outstanding Certificate Balance of the
          Class 175WJ-D Certificates) equal to the Class 175WJ Principal
          Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of Class 175WJ
          Certificates with an earlier alphabetical designation on such
          Distribution Date;

     (12) to distributions to the holders of the Class 175WJ-D Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (13) to distributions of interest to the holders of the Class 175WJ-E
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of the Class 175WJ-E Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (14) after all Classes of Class 175WJ Certificates with an earlier alphabetical designation have been retired, to distributions of principal to the holders of the Class 175WJ-E Certificates in an amount (not to exceed then outstanding Certificate Balance of the
          Class 175WJ-E Certificates) equal to the Class 175WJ Principal
          Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of Class 175WJ
          Certificates with an earlier alphabetical designation on such
          Distribution Date;

     (15) to distributions to the holders of the Class 175WJ-E Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received; and

     (16) to distributions to the holders of the REMIC Residual Certificates in an amount equal to the balance, if any, of the Class 175WJ Available
          Distribution Amount remaining after the distributions to be made on such Distribution Date as described in clauses (1) through (15) above.

     Amounts payable on any Distribution Date which are part of the Class 175WJ
Available Distribution Amount will not be available to make distributions on the Sequential Pay Certificates, the Class 180ML Certificates or the Class X
Certificates.

     Application of Class 180ML Available Distribution Amount. The Class 180ML
Certificates will only be entitled to distributions from amounts collected on the 180 Maiden Lane Trust Subordinate

                                     S-242

Companion Loan. On each Distribution Date, the Trustee will (except as otherwise described under "--Termination" below) apply amounts on deposit in the Class 180ML Distribution Account in the following order of priority to the extent of the Class 180ML Available Distribution Amount:

     (1)  to distributions of interest to the holders of the Class 180ML-A
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of the Class 180ML-A Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (2)  to distributions of principal to the holders of the Class 180ML-A
          Certificates in an amount (not to exceed then outstanding Certificate
          Balance of the Class 180ML-A Certificates) equal to the Class 180ML
          Principal Distribution Amount for such Distribution Date;

     (3)  to distributions to the holders of the Class 180ML-A Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (4)  to distributions of interest to the holders of the Class 180ML-B
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of the Class 180ML-B Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (5)  after all Classes of Class 180ML Certificates with an earlier alphabetical designation have been retired, to distributions of principal to the holders of the Class 180ML-B Certificates in an amount (not to exceed then outstanding Certificate Balance of the
          Class 180ML-B Certificates) equal to the Class 180ML Principal
          Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of Class 180ML
          Certificates with an earlier alphabetical designation on such
          Distribution Date;

     (6)  to distributions to the holders of the Class 180ML-B Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (7)  to distributions of interest to the holders of the Class 180ML-C
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of the Class 180ML-C Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (8)  after all Classes of Class 180ML Certificates with an earlier alphabetical designation have been retired, to distributions of principal to the holders of the Class 180ML-C Certificates in an amount (not to exceed then outstanding Certificate Balance of the
          Class 180ML-C Certificates) equal to the Class 180ML Principal
          Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of Class 180ML
          Certificates with an earlier alphabetical designation on such
          Distribution Date;

     (9)  to distributions to the holders of the Class 180ML-C Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (10) to distributions of interest to the holders of the Class 180ML-D
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of the Class 180ML-D Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (11) after all Classes of Class 180ML Certificates with an earlier alphabetical designation have been retired, to distributions of principal to the holders of the Class 180ML-D Certificates in an amount (not to exceed then outstanding Certificate Balance of the
          Class 180ML-D Certificates) equal to the Class 180ML Principal
          Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of Class 180ML
          Certificates with an earlier alphabetical designation on such
          Distribution Date;

     (12) to distributions to the holders of the Class 180ML-D Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

                                     S-243

     (13) to distributions of interest to the holders of the Class 180ML-E
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of the Class 180ML-E Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (14) after all Classes of Class 180ML Certificates with an earlier alphabetical designation have been retired, to distributions of principal to the holders of the Class 180ML-E Certificates in an amount (not to exceed then outstanding Certificate Balance of the
          Class 180ML-E Certificates) equal to the Class 180ML Principal
          Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of Class 180ML
          Certificates with an earlier alphabetical designation on such
          Distribution Date;

     (15) to distributions to the holders of the Class 180ML-E Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (16) to distributions of interest to the holders of the Class 180ML-F
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of the Class 180ML-F Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (17) after all Classes of Class 180ML Certificates with an earlier alphabetical designation have been retired, to distributions of principal to the holders of the Class 180ML-F Certificates in an amount (not to exceed then outstanding Certificate Balance of the
          Class 180ML-F Certificates) equal to the Class 180ML Principal
          Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of Class 180ML
          Certificates with an earlier alphabetical designation on such
          Distribution Date;

     (18) to distributions to the holders of the Class 180ML-F Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received;

     (19) to distributions of interest to the holders of the Class 180ML-G
          Certificates in an amount equal to all Distributable Certificate
          Interest in respect of the Class 180ML-G Certificates for such
          Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (20) after all Classes of Class 180ML Certificates with an earlier alphabetical designation have been retired, to distributions of principal to the holders of the Class 180ML-G Certificates in an amount (not to exceed then outstanding Certificate Balance of the
          Class 180ML-G Certificates) equal to the Class 180ML Principal
          Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of all Classes of Class 180ML
          Certificates with an earlier alphabetical designation on such
          Distribution Date;

     (21) to distributions to the holders of the Class 180ML-G Certificates to reimburse such holders for all Realized Losses and Additional Trust
          Fund Expenses, if any, previously allocated to such Class of
          Certificates and for which no reimbursement has previously been received; and

     (22) to distributions to the holders of the REMIC Residual Certificates in an amount equal to the balance, if any, of the Class 180ML Available
          Distribution Amount remaining after the distributions to be made on such Distribution Date as described in clauses (1) through (21) above.

     Amounts payable on any Distribution Date which are part of the Class 180ML
Available Distribution Amount will not be available to make distributions on the Sequential Pay Certificates, the Class 175WJ Certificates, or the Class X
Certificates.

     Distributable Certificate Interest. The "Distributable Certificate
Interest" equals (a) with respect to each Class of Sequential Pay Certificates for each Distribution Date; the Accrued Certificate Interest in respect of such
Class of Certificates for such Distribution Date, reduced (to not less than zero) by (i) such Class's allocable share (calculated as described below) of the aggregate of any Prepayment Interest Shortfalls resulting from principal prepayments made on the Mortgage Loans during the related Collection Period that are not covered by the Master Servicer's Compensating Interest Payment for
such

                                     S-244

Distribution Date (the aggregate of such Prepayment Interest Shortfalls that are not so covered, as to such Distribution Date, the "Net Aggregate Prepayment
Interest Shortfall") and (ii) any Certificate Deferred Interest allocated to such Class of REMIC Regular Certificates; (b) with respect to each Class of
Class 175WJ Certificates for each Distribution Date, the Accrued Certificate
Interest in respect of such Class of Class 175WJ Certificates for such
Distribution Date, reduced (to not less than zero) by (i) such Class's allocable share (as described below) of the Prepayment Interest Shortfall resulting from principal prepayments on or allocated to (as described below)
the 175 West Jackson Subordinate Companion Loan during the related Collection
Period that are not covered by the Master Servicer's Compensating Interest
Payment for such Distribution Date and (ii) any Certificate Deferred Interest
allocated to such Class of Class 175WJ Certificates; (c) with respect to each
Class of Class 180ML Certificates for each Distribution Date, the Accrued
Certificate Interest in respect of such Class of Class 180ML Certificates for such Distribution Date, reduced (to not less than zero) by (i) such Class's allocable share (as described below) of the Prepayment Interest Shortfall resulting from principal prepayments on or allocated to (as described below)
the 180 Maiden Lane Trust Subordinate Companion Loan during the related
Collection Period that are not covered by the Master Servicer's Compensating
Interest Payment for such Distribution Date and (ii) any Certificate Deferred
Interest allocated to such Class of Class 180ML Certificates; and (d) with respect to each Class of Class X Certificates, the Accrued Certificate Interest
in respect of such Class of Class X Certificates for such Distribution Date.

     The "Accrued Certificate Interest" in respect of each Class of Sequential
Pay Certificates, the Class 175WJ Certificates and the Class 180ML Certificates
for each Distribution Date will equal one month's interest at the Pass-Through
Rate applicable to such Class of Certificates for such Distribution Date accrued for the related Interest Accrual Period on the related Certificate
Balance or Component Principal Balance, as applicable, outstanding immediately prior to such Distribution Date. The "Accrued Certificate Interest" in respect of the Class X-C and Class X-P Certificates for any Distribution Date will equal the amount of one month's interest at the related Pass-Through Rate on the Notional Amount of the Class X-C or Class X-P Certificates, as the case may be, outstanding immediately prior to such Distribution Date. Accrued
Certificate Interest will be calculated on a 30/360 basis.

     The portion of the Net Aggregate Prepayment Interest Shortfall for any
Distribution Date that is allocable to each Class of Sequential Pay
Certificates will equal the product of (a) such Net Aggregate Prepayment
Interest Shortfall, multiplied by (b) a fraction, the numerator of which is equal to the Accrued Certificate Interest in respect of such Class of
Certificates for such Distribution Date, and the denominator of which is equal to the aggregate Accrued Certificate Interest in respect of all Classes of
Sequential Pay Certificates for such Distribution Date. The Prepayment Interest
Shortfall for any Distribution Date that is allocable to each Class of Class
175WJ Certificates will equal the product of (a) any Prepayment Interest
Shortfall with respect to the 175 West Jackson Subordinate Companion Loan, multiplied by (b) a fraction, the numerator of which is equal to the Accrued
Certificate Interest in respect of such Class of Class 175WJ Certificates for such Distribution Date, and the denominator of which is equal to the aggregate
Accrued Certificate Interest in respect of all Classes of Class 175WJ
Certificates for such Distribution Date. The Prepayment Interest Shortfall for
any Distribution Date that is allocable to each Class of Class 180ML
Certificates will equal the product of (a) any Prepayment Interest Shortfall with respect to the 180 Maiden Loan Trust Subordinate Companion Loan,
multiplied by (b) a fraction, the numerator of which is equal to the Accrued
Certificate Interest in respect of such Class of Class 180ML Certificates for such Distribution Date, and the denominator of which is equal to the aggregate
Accrued Certificate Interest in respect of all Classes of Class 180ML
Certificates for such Distribution Date.

     Any such Prepayment Interest Shortfalls allocated to the Certificates, to the extent not covered by the Master Servicer's related Compensating Interest
Payment for such Distribution Date, will reduce the Distributable Certificate
Interest as described above.

     With respect to each Co-Lender Loan, Prepayment Interest Shortfalls will be allocated, first, to the related Subordinate Companion Loan (provided, with respect to the 180 Maiden Lane Whole Loan, such Prepayment Interest Shortfalls will be allocated, first, to the 180 Maiden Lane Non-Trust Subordinate
Companion Loan and then to the 180 Maiden Lane Trust Subordinate Companion
Loan), and, second, to the related Mortgage Loan (and any related Pari Passu
Companion Loan). The portion of such Prepayment Interest Shortfall allocated to the related Mortgage Loan, net of amounts payable by the

                                     S-245

Master Servicer, will be included in the Net Aggregate Prepayment Interest
Shortfall. This allocation will cause a Prepayment Interest Shortfall with respect to the 175 West Jackson Whole Loan to be allocated, first, to the 175
West Jackson Subordinate Companion Loan (and therefore to the Class 175WJ
Certificates) and then pro rata between the 175 West Jackson Pari Passu Loan and the 175 West Jackson Loan, with any Prepayment Interest Shortfall allocated to the 175 West Jackson Loan, net of amounts payable by the Master Servicer, to be included in the Net Aggregate Prepayment Interest Shortfall. Further, a
Prepayment Interest Shortfall with respect to the 180 Maiden Lane Loan will be allocated, first, to the 180 Maiden Lane Non-Trust Subordinate Companion Loan,
second, to the 180 Maiden Lane Trust Subordinate Companion Loan (and therefore to the Class 180ML Certificates), and then pro rata between the 180 Maiden Lane
Pari Passu Loan and the 180 Maiden Lane Loan, with any Prepayment Interest
Shortfall allocated to the 180 Maiden Lane Loan, net of amounts payable by the
Master Servicer, to be included in the Net Aggregate Prepayment Interest
Shortfall.

     Principal Distribution Amount. So long as both the Class A-4 and Class
A-1A Certificates remain outstanding, the Principal Distribution Amount for each Distribution Date will be calculated on a Loan Group by Loan Group basis
(the "Loan Group 1 Principal Distribution Amount" and "Loan Group 2 Principal
Distribution Amount", respectively). On each Distribution Date after the
Certificate Balances of either the Class A-4 or Class A-1A Certificates have been reduced to zero, a single Principal Distribution Amount will be calculated in the aggregate for both Loan Groups. The "Principal Distribution Amount" for each Distribution Date with respect to a Loan Group or the Mortgage Pool will generally equal the aggregate of the following (without duplication) to the extent paid by the related borrower during the related Collection Period or advanced by the Master Servicer or the Trustee, as applicable, but exclusive of amounts payable to the Class 175WJ Certificates with respect to principal of the 175 West Jackson Subordinate Companion Loan and amounts payable to the
Class 180ML Certificates with respect to principal of the 180 Maiden Lane Trust
Subordinate Companion Loan:

       (a) the aggregate of the principal portions of all Scheduled Payments
   (other than Balloon Payments) and of any Assumed Scheduled Payments due or
   deemed due, on or in respect of the Mortgage Loans in such Loan Group or the Mortgage Pool, as applicable, for their respective Due Dates occurring during the related Collection Period, to the extent not previously paid by the related borrower or advanced by the Master Servicer or Trustee, as applicable, prior to such Collection Period;

       (b) the aggregate of all principal prepayments received on the Mortgage
   Loans in such Loan Group or the Mortgage Pool, as applicable, during the related Collection Period;

       (c) with respect to any Mortgage Loan in such Loan Group or the Mortgage
   Pool, as applicable, as to which the related stated maturity date occurred during or prior to the related Collection Period, any payment of principal made by or on behalf of the related borrower during the related Collection
   Period (including any Balloon Payment), net of any portion of such payment that represents a recovery of the principal portion of any Scheduled
   Payment (other than a Balloon Payment) due, or the principal portion of any
   Assumed Scheduled Payment deemed due, in respect of such Mortgage Loan on a
   Due Date during or prior to the related Collection Period and not previously recovered;

       (d) the aggregate of the principal portion of all liquidation proceeds, insurance proceeds, condemnation awards and proceeds of repurchases of
   Mortgage Loans in such Loan Group or the Mortgage Pool, as applicable, and
   Substitution Shortfall Amounts with respect to Mortgage Loans in such Loan
   Group or the Mortgage Pool, as applicable, and, to the extent not otherwise included in clause (a), (b) or (c) above, payments and other amounts that were received on or in respect of Mortgage Loans in such Loan Group or the
   Mortgage Pool, as applicable, during the related Collection Period and that were identified and applied by the Master Servicer as recoveries of principal, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Scheduled Payment (other than a
   Balloon Payment) due, or of the principal portion of any Assumed Scheduled
   Payment deemed due, in respect of the related Mortgage Loan on a Due Date during or prior to the related Collection Period and not previously recovered; and

       (e) if such Distribution Date is subsequent to the initial Distribution
   Date, the excess, if any, of the Loan Group 1 Principal Distribution
   Amount, the Loan Group 2 Principal Distribution Amount

                                     S-246

   and the Principal Distribution Amount, as the case may be, for the immediately preceding Distribution Date, over the aggregate distributions of principal made on the Certificates on such immediately preceding
   Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date shall be reduced by the amount of any reimbursements of (i) nonrecoverable Advances plus interest on such nonrecoverable Advances that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal
Distribution Amount for such Distribution Date and (ii) Workout-Delayed
Reimbursement Amounts plus interest on such amounts that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal
Distribution Amount for such Distribution Date; provided, further, that in the case of clauses (i) and (ii) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans are subsequently recovered on the related Mortgage Loan, such recovery will increase the Principal
Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

     Notwithstanding the foregoing, unless otherwise noted, where Principal
Distribution Amount is used in this prospectus supplement without specific reference to any Loan Group, it refers to the Principal Distribution Amount with respect to the entire Mortgage Pool.

     Class 175WJ Principal Distribution Amount. The "Class 175WJ Principal
Distribution Amount" for each Distribution Date will generally equal the aggregate of the following (without duplication) to the extent paid by the borrower under the 175 West Jackson Subordinate Companion Loan during the related Collection Period:

       (a) the aggregate of the principal portions of all Scheduled Payments
     (other than Balloon Payments) and of any Assumed Scheduled Payments due or
     deemed due, on or in respect of the 175 West Jackson Subordinate Companion
     Loan for its Due Date occurring during the related Collection Period, to the extent not previously paid by the related borrower prior to such
     Collection Period;

       (b) the aggregate of all principal prepayments received on or in respect of the 175 West Jackson Subordinate Companion Loan during the related
     Collection Period;

       (c) if the stated maturity date of the 175 West Jackson Subordinate
     Companion Loan occurred during or prior to the related Collection Period, any payment of principal made by or on behalf of the borrower during the related Collection Period (including any Balloon Payment), net of any portion of such payment that represents a recovery of the principal portion of any Scheduled Payment (other than a Balloon Payment) due, or the principal portion of any Assumed Scheduled Payment deemed due, in respect of the 175 West Jackson Subordinate Companion Loan on a Due Date during or prior to the related Collection Period and not previously recovered;

       (d) the aggregate of the principal portion of all liquidation proceeds, insurance proceeds, condemnation awards and proceeds of repurchases of the
     175 West Jackson Subordinate Companion Loan and, to the extent not otherwise included in clause (a), (b) or (c) above, payments and other amounts that were received on or in respect of the 175 West Jackson
     Subordinate Companion Loan during the related Collection Period that were identified and applied by the Master Servicer as recoveries of principal, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Scheduled Payment (other than a Balloon
     Payment) due, or of the principal portion of any Assumed Scheduled Payment deemed due, in respect of the 175 West Jackson Subordinate Companion Loan on a Due Date during or prior to the related Collection Period and not previously recovered; and

       (e) if such Distribution Date is subsequent to the initial Distribution
     Date, the excess, if any, of the Class 175WJ Principal Distribution Amount
     for the immediately preceding Distribution Date, over the aggregate distributions of principal made on the Class 175WJ Certificates on such immediately preceding Distribution Date.

     Class 180ML Principal Distribution Amount. The "Class 180ML Principal
Distribution Amount" for each Distribution Date will generally equal the aggregate of the following (without duplication) to the extent paid by the borrower under the 180 Maiden Lane Trust Subordinate Companion Loan during the related Collection Period:

                                     S-247

       (a) the aggregate of the principal portions of all Scheduled Payments
     (other than Balloon Payments) and of any Assumed Scheduled Payments due or
     deemed due, on or in respect of the 180 Maiden Lane Trust Subordinate
     Companion Loan for its Due Date occurring during the related Collection
     Period, to the extent not previously paid by the related borrower prior to such Collection Period;

       (b) the aggregate of all principal prepayments received on or in respect of the 180 Maiden Lane Trust Subordinate Companion Loan during the related
     Collection Period;

       (c) if the stated maturity date of the 180 Maiden Lane Trust Subordinate
     Companion Loan occurred during or prior to the related Collection Period, any payment of principal made by or on behalf of the borrower during the related Collection Period (including any Balloon Payment), net of any portion of such payment that represents a recovery of the principal portion of any Scheduled Payment (other than a Balloon Payment) due, or the principal portion of any Assumed Scheduled Payment deemed due, in respect of the 180 Maiden Lane Trust Subordinate Companion Loan on a Due Date
     during or prior to the related Collection Period and not previously recovered;

       (d) the aggregate of the principal portion of all liquidation proceeds, insurance proceeds, condemnation awards and proceeds of repurchases of the
     180 Maiden Lane Trust Subordinate Companion Loan and, to the extent not otherwise included in clause (a), (b) or (c) above, payments and other amounts that were received on or in respect of the 180 Maiden Lane Trust
     Subordinate Companion Loan during the related Collection Period that were identified and applied by the Master Servicer as recoveries of principal, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Scheduled Payment (other than a Balloon
     Payment) due, or of the principal portion of any Assumed Scheduled Payment deemed due, in respect of the 180 Maiden Lane Trust Subordinate Companion
     Loan on a Due Date during or prior to the related Collection Period and not previously recovered; and

       (e) if such Distribution Date is subsequent to the initial Distribution
     Date, the excess, if any, of the Class 180ML Principal Distribution Amount
     for the immediately preceding Distribution Date, over the aggregate distributions of principal made on the Class 180ML Certificates on such immediately preceding Distribution Date.

     The "Scheduled Payment" due on any Mortgage Loan on any related Due Date is the amount of the Periodic Payment (including Balloon Payments) that is or would have been, as the case may be, due thereon on such date, without regard to any waiver, modification or amendment of such Mortgage Loan granted or agreed to by the Special Servicer or otherwise resulting from a bankruptcy or similar proceeding involving the related borrower, without regard to the accrual of Additional Interest on or the application of any Excess Cash Flow to pay principal on an ARD Loan, without regard to any acceleration of principal by reason of default, and with the assumption that each prior Scheduled Payment has been made in a timely manner. The "Assumed Scheduled Payment" is an amount deemed due (i) on any Balloon Loan that is delinquent in respect of its Balloon
Payment beyond the first Determination Date that follows its stated maturity date and (ii) on an REO Mortgage Loan. The Assumed Scheduled Payment deemed due on any such Balloon Loan on its stated maturity date and on each successive related Due Date that it remains or is deemed to remain outstanding will equal the Scheduled Payment that would have been due thereon on such date if the related Balloon Payment had not come due but rather such Mortgage Loan had continued to amortize in accordance with such loan's amortization schedule, if any, and to accrue interest at the Mortgage Rate in effect as of the Closing
Date. The Assumed Scheduled Payment deemed due on any REO Mortgage Loan on each
Due Date that the related REO Property remains part of the Trust Fund will equal the Scheduled Payment that would have been due in respect of such
Mortgage Loan on such Due Date had it remained outstanding (or, if such
Mortgage Loan was a Balloon Loan and such Due Date coincides with or follows what had been its stated maturity date, the Assumed Scheduled Payment that would have been deemed due in respect of such Mortgage Loan on such Due Date had it remained outstanding).

     Distributions of the Principal Distribution Amount (or the Class 175WJ
Principal Distribution Amount and the Class 180ML Principal Distribution Amount
with respect to the Class 175WJ Certificates and the Class 180ML Certificates,
respectively) will constitute the only distributions of principal on the

                                     S-248

Certificates. Reimbursements of previously allocated Realized Losses and
Additional Trust Fund Expenses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the
Certificate Balance of the Class of Certificates in respect of which any such reimbursement is made.

     Treatment of REO Properties. Notwithstanding that any Mortgaged Property may be acquired as part of the Trust Fund through foreclosure, deed in lieu of foreclosure or otherwise, the related Mortgage Loan will be treated, for purposes of determining (i) distributions on the Certificates, (ii) allocations of Realized Losses and Additional Trust Fund Expenses to the Certificates, and
(iii) the amount of Trustee Fees and Servicing Fees payable under the Pooling and Servicing Agreement, as having remained outstanding until such REO Property is liquidated. In connection therewith, operating revenues and other proceeds derived from such REO Property (net of related operating costs) will be
"applied" by the Master Servicer as principal, interest and other amounts that would have been "due" on such Mortgage Loan, and the Master Servicer will be required to make P&I Advances in respect of such Mortgage Loan (excluding the
Companion Loans other than the 175 West Jackson Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate Companion Loan), in all cases as if such
Mortgage Loan had remained outstanding. References to "Mortgage Loan" or
"Mortgage Loans" in the definitions of "Principal Distribution Amount" and
"Weighted Average Net Mortgage Rate" are intended to include any Mortgage Loan as to which the related Mortgaged Property has become an REO Property (an "REO
Mortgage Loan"). For purposes of this paragraph, the term Mortgage Loan includes the Whole Loans.

     Allocation of Prepayment Premiums and Yield Maintenance Charges. In the
event a borrower is required to pay any Prepayment Premium or Yield Maintenance
Charge, the amount of such payments actually collected (and, in the case of a
Co-Lender Loan, payable with respect to the related Mortgage Loan pursuant to the related Intercreditor Agreement) will be distributed in respect of the
Offered Certificates and the Class A-1A, Class E, Class F, Class G and Class H
Certificates as set forth below. "Yield Maintenance Charges" are fees paid or payable, as the context requires, as a result of a prepayment of principal on a
Mortgage Loan, which fees have been calculated (based on Scheduled Payments on such Mortgage Loan) to compensate the holder of the Mortgage for reinvestment losses based on the value of a discount rate at or near the time of prepayment.
Any other fees paid or payable, as the context requires, as a result of a prepayment of principal on a Mortgage Loan (including the 175 West Jackson
Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate Companion
Loan), which are calculated based upon a specified percentage (which may decline over time) of the amount prepaid are considered "Prepayment Premiums".

     Any Prepayment Premiums or Yield Maintenance Charges collected on a
Mortgage Loan during the related Collection Period will be distributed as follows: on each Distribution Date and with respect to the collection of any
Prepayment Premiums or Yield Maintenance Charges on the Mortgage Loans, the
holders of each Class of Offered Certificates and the Class A-1A, Class E,
Class F, Class G and Class H Certificates then entitled to distributions of principal with respect to the related Loan Group on such Distribution Date will be entitled to an amount of Prepayment Premiums or Yield Maintenance Charges equal to the product of (a) the amount of such Prepayment Premiums or Yield
Maintenance Charges; (b) a fraction (which in no event may be greater than one), the numerator of which is equal to the excess, if any, of the
Pass-Through Rate of such Class of Certificates over the relevant Discount Rate
(as defined below), and the denominator of which is equal to the excess, if any, of the Mortgage Rate of the prepaid Mortgage Loan over the relevant
Discount Rate; and (c) a fraction, the numerator of which is equal to the amount of principal distributable on such Class of Certificates on such
Distribution Date, and the denominator of which is the Principal Distribution
Amount for such Distribution Date. If there is more than one such Class of
Certificates entitled to distributions of principal with respect to the related
Loan Group on any particular Distribution Date on which a Prepayment Premium or
Yield Maintenance Charge is distributable, the aggregate amount of such
Prepayment Premium or Yield Maintenance Charge will be allocated among all such
Classes up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with, the first sentence of this paragraph.
The portion, if any, of the Prepayment Premiums or Yield Maintenance Charges
remaining after any such payments described above will be distributed to the holders of the Class X-C Certificates. Prepayment Premiums related to the 175
West Jackson Subordinate Companion Loan will be distributed to the holders of the Classes of

                                     S-249

Class 175WJ Certificates, pro rata, based on the portion of prepayment principal applied to each such Class of Class 175WJ Certificate, and Prepayment
Premiums related to the 180 Maiden Lane Trust Subordinate Companion Loan will be distributed to the holders of the Classes of Class 180ML Certificates, pro rata, based on the portion of prepayment principal applied to each such Class of Class 180ML Certificate.

     The "Discount Rate" applicable to any Class of Offered Certificates and the Class A-1A, Class E, Class F, Class G and Class H Certificates will equal the yield (when compounded monthly) on the US Treasury issue with a maturity date closest to the maturity date for the prepaid Mortgage Loan or REO Mortgage
Loan. In the event that there are two or more such US Treasury issues (a) with the same coupon, the issue with the lowest yield will be utilized, and (b) with maturity dates equally close to the maturity date for the prepaid Mortgage Loan or REO Mortgage Loan, the issue with the earliest maturity date will be utilized.

     For an example of the foregoing allocation of Prepayment Premiums and
Yield Maintenance Charges, see "SUMMARY OF PROSPECTUS SUPPLEMENT" in this prospectus supplement. The Depositor makes no representation as to the enforceability of the provision of any Mortgage Note requiring the payment of a
Prepayment Premium or Yield Maintenance Charge, or of the collectability of any
Prepayment Premium or Yield Maintenance Charge. See "DESCRIPTION OF THE
MORTGAGE POOL--Certain Terms and Conditions of the Mortgage Loans--Prepayment
Provisions" in this prospectus supplement.

     Distributions of Additional Interest. On each Distribution Date, any
Additional Interest collected on an ARD Loan (and, with respect to any
Co-Lender Loan, payable on the related Mortgage Loan pursuant to the terms of the related Intercreditor Agreement) during the related Collection Period will be distributed to the holders of the Class Z Certificates. There can be no assurance that any Additional Interest will be collected on the ARD Loans.

SUBORDINATION; ALLOCATION OF LOSSES AND CERTAIN EXPENSES

     The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus supplement, to the rights of holders of the Class A, Class X-C and Class X-P Certificates and each other such Class of Subordinate Certificates, if any, with an earlier alphabetical Class designation. The Class 175WJ Certificates will represent interests in, and will be payable only out of payments, advances and other collections on, the 175 West Jackson Subordinate Companion Loan. The rights of the holders of the Class 175WJ Certificates to receive distributions of amounts collected or advanced on the 175 West Jackson Subordinate Companion Loan will be subordinated, to the extent provided in the Pooling and Servicing Agreement and the 175 West Jackson Intercreditor Agreement, to the rights of the holders of the Sequential Pay Certificates, the Class X Certificates and the Class
175WJ Certificates with an earlier alphabetical designation. The Class 180ML
Certificates will represent interests in, and will be payable only out of payments, advances and other collections on, the 180 Maiden Lane Trust
Subordinate Companion Loan. The rights of the holders of the Class 180ML
Certificates to receive distributions of amounts collected or advanced on the
180 Maiden Lane Trust Subordinate Companion Loan will be subordinated, to the extent provided in the Pooling and Servicing Agreement and the 180 Maiden Lane
Intercreditor Agreement, to the rights of the holders of the Sequential Pay
Certificates, the Class X Certificates and the Class 180ML Certificates with an earlier alphabetical designation. This subordination provided by the
Subordinate Certificates is intended to enhance the likelihood of timely receipt by the holders of the Class A, Class X-C and Class X-P Certificates of
the full amount of Distributable Certificate Interest payable in respect of such Classes of Certificates on each Distribution Date, and the ultimate receipt by the holders of each Class of the Class A Certificates of principal in an amount equal to the entire related Certificate Balance. Similarly, but to decreasing degrees, this subordination is also intended to enhance the likelihood of timely receipt by the holders of the Class B, Class C and Class D
Certificates of the full amount of Distributable Certificate Interest payable in respect of such Classes of Certificates on each Distribution Date, and the ultimate receipt by the holders of such Certificates of, in the case of each such Class thereof, principal equal to the entire related Certificate Balance.
The protection afforded (a) to the holders of the Class D Certificates by means of the subordination of the Non-Offered Certificates (other

                                     S-250

than the Class A-1A, Class X-C and Class X-P Certificates), (b) to the holders of the Class C Certificates by means of the subordination of the Class D and the Non-Offered Certificates (other than the Class A-1A, Class X-C, and Class
X-P Certificates), (c) to the holders of the Class B Certificates by means of the subordination of the Class C, the Class D and the Non-Offered Certificates
(other than the Class A-1A, Class X-C and Class X-P Certificates), and (d) to
the holders of the Class A, Class X-C and Class X-P Certificates by means of the subordination of the Subordinate Certificates, will be accomplished by (i)
the application of the Available Distribution Amount on each Distribution Date in accordance with the order of priority described under
"--Distributions--Application of the Available Distribution Amount" above and
(ii) by the allocation of Realized Losses and Additional Trust Fund Expenses as
described below. Until the first Distribution Date after the aggregate of the
Certificate Balances of the Subordinate Certificates has been reduced to zero, the Class A-4 Certificates will receive principal payments only after the
Certificate Balance of each of the Class A-1, Class A-2 and Class A-3
Certificates have been reduced to zero, the Class A-3 Certificates will receive principal payments only after the Certificate Balance of each of the Class A-1 and A-2 Certificates have been reduced to zero, and the Class A-2 Certificates will receive principal payments only after the Certificate Balance of the Class
A-1 Certificates has been reduced to zero. However, after the Distribution Date on which the Certificate Balances of the Subordinate Certificates have been reduced to zero, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-1A
Certificates, to the extent such Certificates remain outstanding, will bear shortfalls in collections and losses incurred in respect of the Mortgage Loans pro rata in respect of distributions of principal and then the Class A-1, Class
A-2, Class A-3, Class A-4, Class A-1A and Class X Certificates, to the extent such Certificates remain outstanding, will bear such shortfalls pro rata in respect of distributions of interest. No other form of credit support will be available for the benefit of the holders of the Offered Certificates.

     Allocation to the Class A-1, Class A-2, Class A-3 and Class A-4
Certificates, for so long as they are outstanding, of the entire Principal
Distribution Amount with respect to the related Loan Group for each
Distribution Date in accordance with the priorities described under
"--Distributions--Application of the Available Distribution Amount" above will have the effect of reducing the aggregate Certificate Balance of the Class A-1,
Class A-2, Class A-3, Class A-4 and Class A-1A Certificates at a
proportionately faster rate than the rate at which the aggregate Stated
Principal Balance of the Mortgage Pool will reduce. Thus, as principal is distributed to the holders of such Class A-1, Class A-2, Class A-3, Class A-4 and Class A-1A Certificates, the percentage interest in the Trust Fund evidenced by such Class A-1, Class A-2, Class A-3, Class A-4 and Class A-1A
Certificates will be decreased (with a corresponding increase in the percentage interest in the Trust Fund evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded such Class A-1, Class A-2, Class A-3, Class A-4 and
Class A-1A Certificates by the Subordinate Certificates.

     On each Distribution Date, following all distributions on the Certificates to be made on such date, the aggregate of all Realized Losses and Additional
Trust Fund Expenses related to all Mortgage Loans (without regard to Loan
Groups) that have been incurred since the Cut-Off Date through the end of the related Collection Period and that have not previously been allocated as described below will be allocated among the respective Classes of Sequential
Pay Certificates (in each case, in reduction of their respective Certificate
Balances) as follows, but, with respect to the Classes of Sequential Pay
Certificates, in the aggregate only to the extent the aggregate Certificate
Balance of all Classes of Sequential Pay Certificates remaining outstanding after giving effect to the distributions on such Distribution Date exceeds the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date: first, to the Class P
Certificates, until the remaining Certificate Balance of such Class of
Certificates is reduced to zero; second, to the Class O Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero;
third, to the Class N Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; fourth, to the Class M
Certificates, until the remaining Certificate Balance of such Class of
Certificates is reduced to zero; fifth, to the Class L Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero;
sixth, to the Class K Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; seventh, to the Class J
Certificates, until the remaining Certificate Balance of such Class of
Certificates is reduced to zero; eighth, to the Class H Certificates, until the remaining

                                     S-251

Certificate Balance of such Class of Certificates is reduced to zero; ninth, to the Class G Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; tenth, to the Class F Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; eleventh, to the Class E Certificates, until the remaining Certificate
Balance of such Class of Certificates is reduced to zero; twelfth, to the Class
D Certificates, until the remaining Certificate Balance of such Class of
Certificates is reduced to zero; thirteenth, to the Class C Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; fourteenth, to the Class B Certificates, until the remaining Certificate
Balance of such Class of Certificates is reduced to zero; and, last, to the
Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates,
the Class A-4 Certificates and the Class A-1A Certificates, pro rata, in proportion to their respective outstanding Certificate Balances, until the remaining Certificate Balances of such Classes of Certificates are reduced to zero.

     Any losses and expenses with respect to the 175 West Jackson Whole Loan will be allocated in accordance with the related Intercreditor Agreement, first, to the 175 West Jackson Subordinate Companion Loan (and therefore to the
Class 175WJ Certificates), and second, pro rata to the 175 West Jackson Senior
Loans (and therefore, with respect to the 175 West Jackson Loan, to the holders of the Sequential Pay Certificates). Losses and expenses allocated to the Class
175WJ Certificates will be allocated among the Class 175WJ Certificates: first, to the Class 175WJ-E Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; second, to the Class 175WJ-D
Certificates, until the remaining Certificate Balance of such Class of
Certificates is reduced to zero; third, to the Class 175WJ-C Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; fourth, to the Class 175WJ-B Certificates, until the remaining
Certificate Balance of such Class of Certificates is reduced to zero; and
fifth, to the Class 175WJ-A Certificates, until the remaining Certificate
Balance of such Class of Certificates is reduced to zero. Any losses and expenses with respect to the 180 Maiden Lane Whole Loan will be allocated in accordance with the related Intercreditor Agreement, first, to the 180 Maiden
Lane Non-Trust Subordinate Companion Loan, second, to the 180 Maiden Lane Trust
Subordinate Companion Loan (and therefore to the Class 180ML Certificates), and then pro rata to the 180 Maiden Lane Senior Loans (and therefore, with respect to the 180 Maiden Lane Loan, to the holders of the Sequential Pay
Certificates). Losses and expenses allocated to the Class 180ML Certificates will be allocated among the Class 180ML Certificates: first, to the Class
180ML-G Certificates, until the remaining Certificate Balance of such Class of
Certificates is reduced to zero; second, to the Class 180ML-F Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; third, to the Class 180ML-E Certificates, until the remaining
Certificate Balance of such Class of Certificates is reduced to zero; fourth, to the Class 180ML-D Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; fifth, to the Class 180ML-C
Certificates, until the remaining Certificate Balance of such Class of
Certificates is reduced to zero; sixth, to the Class 180ML-B Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; and seventh, to the Class 180ML-A Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero.
See "DESCRIPTION OF THE MORTGAGE POOL--Co-Lender Loans" in this prospectus supplement.

     "Realized Losses" are losses arising from the inability to collect all amounts due and owing under any defaulted Mortgage Loan (and with respect to the Class 175WJ Certificates or the Class 180ML Certificates, the 175 West
Jackson Subordinate Companion Loan or the 180 Maiden Lane Trust Subordinate
Companion Loan, respectively), including by reason of the fraud or bankruptcy of the borrower or a casualty of any nature at the related Mortgaged Property, to the extent not covered by insurance. The Realized Loss in respect of a liquidated Mortgage Loan (or related REO Property) is an amount generally equal to the excess, if any, of (a) the outstanding principal balance of such
Mortgage Loan as of the date of liquidation, together with (i) all accrued and unpaid interest thereon to but not including the Due Date in the Collection
Period in which the liquidation occurred (exclusive of any related default interest in excess of the Mortgage Rate, Additional Interest, Prepayment
Premium or Yield Maintenance Charges) and (ii) certain related unreimbursed servicing expenses (including any unreimbursed interest on any Advances), over
(b) the aggregate amount of liquidation proceeds, if any, recovered in connection with such liquidation. If any portion of the debt due under a
Mortgage Loan (and with respect to the Class 175WJ Certificates or the Class
180ML Certificates, the 175 West Jackson

                                     S-252

Subordinate Companion Loan or the 180 Maiden Lane Trust Subordinate Companion
Loan, respectively) (other than Additional Interest and default interest in excess of the Mortgage Rate) is forgiven, whether in connection with a modification, waiver or amendment granted or agreed to by the Special Servicer or in connection with the bankruptcy or similar proceeding involving the related borrower, the amount so forgiven also will be treated as a Realized
Loss. The Realized Loss in respect of a Mortgage Loan (and with respect to the
Class 175WJ Certificates or the Class 180ML Certificates, the 175 West Jackson
Subordinate Companion Loan or the 180 Maiden Lane Trust Subordinate Companion
Loan, respectively) for which a Final Recovery Determination has been made includes nonrecoverable Advances (in each case, including interest thereon) to the extent amounts have been paid from the Principal Distribution Amount (or the Class 175WJ Principal Distribution Amount with respect to the Class 175WJ
Certificates, or the Class 180ML Principal Distribution Amount with respect to the Class 180ML Certificates pursuant to the Pooling and Servicing Agreement.

     "Additional Trust Fund Expenses" include, among other things, (i) any
Special Servicing Fees, Liquidation Fees or Workout Fees paid to the Special
Servicer, (ii) any interest paid to the Master Servicer and/or the Trustee in respect of unreimbursed Advances (to the extent not otherwise offset by penalty interest and late payment charges) and amounts payable to the Special Servicer in connection with certain inspections of Mortgaged Properties required pursuant to the Pooling and Servicing Agreement (to the extent not otherwise offset by penalty interest and late payment charges otherwise payable to the
Special Servicer and received in the Collection Period during which such inspection related expenses were incurred) and (iii) any of certain unanticipated expenses of the Trust Fund, including certain indemnities and reimbursements to the Trustee of the type described under "DESCRIPTION OF THE
POOLING AND SERVICING AGREEMENTS--Certain Matters Regarding the Trustee" in the
prospectus, certain indemnities and reimbursements to the Master Servicer, the
Special Servicer and the Depositor of the type described under "DESCRIPTION OF
THE POOLING AND SERVICING AGREEMENTS--Certain Matters Regarding the Master
Servicer and the Depositor" in the prospectus (the Special Servicer having the same rights to indemnity and reimbursement as described thereunder with respect to the Master Servicer), certain Rating Agency fees to the extent such fees are not paid by any other party and certain federal, state and local taxes and certain tax related expenses, payable from the assets of the Trust Fund and described under "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--Taxation of Owners
of REMIC Residual Certificates--Prohibited Transactions Tax and Other Taxes" in
the prospectus and "SERVICING OF THE MORTGAGE LOANS--Defaulted Mortgage Loans;
REO Properties; Purchase Option" in this prospectus supplement. Additional
Trust Fund Expenses will reduce amounts payable to Certificateholders and, subject to the distribution priorities described above, may result in a loss on one or more Classes of Offered Certificates.

     Notwithstanding the foregoing, only Realized Losses and Additional Trust
Fund Expenses related to the 175 West Jackson Whole Loan will be allocated to the Class 175WJ Certificates and only Realized Losses and Additional Trust Fund
Expenses related to the 180 Maiden Lane Whole Loan and that are allocated to the 180 Maiden Lane Trust Subordinate Loan will be allocated to the Class 180ML
Certificates, in each case, as described above.

P&I ADVANCES

     On or about each Distribution Date, the Master Servicer is obligated, subject to the recoverability determination described below, to make advances
(each, a "P&I Advance") out of its own funds or, subject to the replacement thereof as provided in the Pooling and Servicing Agreement, from funds held in the Certificate Account that are not required to be distributed to
Certificateholders (or paid to any other Person pursuant to the Pooling and
Servicing Agreement) on such Distribution Date, in an amount that is generally equal to the aggregate of all Periodic Payments (other than Balloon Payments)
(including interest payments on the 175 West Jackson Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate Companion Loan; provided that with respect to any P&I Advance on the 175 West Jackson Subordinate Companion Loan
or the 180 Maiden Lane Trust Subordinate Companion Loan, any such P&I Advance will include scheduled payments of interest of such Periodic Payment, but not the principal portion) and any Assumed Scheduled Payments, net of related
Master Servicing Fees, in respect of the Mortgage Loans, the 175 West Jackson
Subordinate Companion Loan, the 180 Maiden Lane Trust

                                     S-253

Subordinate Companion Loan and any REO Loans during the related Collection
Period, in each case to the extent such amount was not paid by or on behalf of the related borrower or otherwise collected (or previously advanced by the
Master Servicer) as of the close of business on the last day of the Collection
Period. P&I Advances are intended to maintain a regular flow of scheduled interest and principal payments to the holders of the Class or Classes of
Certificates entitled thereto, rather than to insure against losses. The Master
Servicer's obligations to make P&I Advances in respect of any Mortgage Loan
(including on the 175 West Jackson Subordinate Companion Loan and the 180
Maiden Lane Trust Subordinate Companion Loan), subject to the recoverability determination, will continue until liquidation of such Mortgage Loan or disposition of any REO Property acquired in respect thereof. However, if the
Periodic Payment on any Mortgage Loan (including on the 175 West Jackson
Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate Companion
Loan) has been reduced in connection with a bankruptcy or similar proceeding or a modification, waiver or amendment granted or agreed to by the Special
Servicer, the Master Servicer will be required to advance only the amount of the reduced Periodic Payment (net of related Servicing Fees) in respect of subsequent delinquencies. In addition, if it is determined that an Appraisal
Reduction Amount exists with respect to any Required Appraisal Loan (as defined below), then, with respect to the Distribution Date immediately following the date of such determination and with respect to each subsequent Distribution
Date for so long as such Appraisal Reduction Amount exists, the Master Servicer or the Trustee, as applicable will be required in the event of subsequent delinquencies to advance in respect of such Mortgage Loan only an amount equal to the sum of (i) the amount of the interest portion of the P&I Advance that would otherwise be required without regard to this sentence, minus the product of (a) such Appraisal Reduction Amount and (b) the per annum Pass-Through Rate
(i.e., for any month, one twelfth of the Pass-Through Rate) applicable to the
Class of Certificates, to which such Appraisal Reduction Amount is allocated as described in "--Appraisal Reductions" below and (ii) the amount of the principal portion of the P&I Advance that would otherwise be required without regard to this sentence. Pursuant to the terms of the Pooling and Servicing
Agreement, if the Master Servicer fails to make a P&I Advance required to be made, the Trustee shall then be required to make such P&I Advance, in such case, subject to the recoverability standard described below. Neither the
Master Servicer nor the Trustee will be required to make a P&I Advance or any other advance for any Balloon Payments, default interest, late payment charges,
Prepayment Premiums, Yield Maintenance Charges or Additional Interest. Neither
the Master Servicer nor the Trustee will be required to make a P&I Advance with respect to any Companion Loan (except the 175 West Jackson Subordinate
Companion Loan and the 180 Maiden Lane Trust Subordinate Companion Loan).

     The Master Servicer (or the Trustee) is entitled to recover any P&I
Advance made out of its own funds from any amounts collected in respect of the
Mortgage Loan (including the 175 West Jackson Subordinate Companion Loan and
the 180 Maiden Lane Trust Subordinate Companion Loan solely with respect to P&I
Advances made on the related Whole Loans) (net of related Master Servicing Fees with respect to collections of interest and net of related Liquidation Fees and
Workout Fees with respect to collections of principal) as to which such P&I
Advance was made whether such amounts are collected in the form of late payments, insurance and condemnation proceeds or liquidation proceeds, or any other recovery of the related Mortgage Loan (including the 175 West Jackson
Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate Companion
Loan solely with respect to P&I Advances made on the related Whole Loans) or
REO Property ("Related Proceeds"). Neither the Master Servicer nor the Trustee
is obligated to make any P&I Advance that it or the Special Servicer determines, in accordance with the Servicing Standard (in the case of the
Master Servicer and Special Servicer) or its good faith business judgment (in the case of the Trustee), would, if made, not be recoverable from Related
Proceeds (a "Nonrecoverable P&I Advance"), and the Master Servicer (or the
Trustee) is entitled to recover, from general funds on deposit in the
Certificate Account, any P&I Advance made that it determines to be a
Nonrecoverable P&I Advance plus interest at the Reimbursement Rate. In addition, each of the Master Servicer and the Trustee will be entitled to recover any Advance (together with interest thereon) that is outstanding at the time that the related Mortgage Loan (including the 175 West Jackson Subordinate
Companion Loan and the 180 Maiden Lane Trust Subordinate Companion Loan) is
modified in connection with such Mortgage Loan becoming a Corrected Mortgage
Loan and is not repaid in full in connection with such modification but instead becomes an obligation of the borrower to pay such amounts

                                     S-254

in the future (such Advance, a "Workout-Delayed Reimbursement Amount") out of
principal collections in the Certificate Account. Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may at any time be determined to constitute a nonrecoverable Advance and thereafter shall be recoverable as any other nonrecoverable Advance. A Workout-Delayed
Reimbursement Amount will constitute a nonrecoverable Advance when the person making such determination, and taking into account factors such as all other outstanding Advances, either (a) has determined in accordance with the
Servicing Standard (in the case of the Master Servicer or the Special Servicer)
or its good faith business judgment (in the case of the Trustee) that such
Workout-Delayed Reimbursement Amount would not ultimately be recoverable from
Related Proceeds, or (b) has determined in accordance with the Servicing
Standard (in the case of the Master Servicer or the Special Servicer) or its good faith business judgment (in the case of the Trustee) that such
Workout-Delayed Reimbursement Amount, along with any other Workout-Delayed
Reimbursement Amounts and nonrecoverable Advances, would not ultimately be recoverable out of principal collections in the Certificate Account. In addition, any such person may update or change its recoverability determinations (but not reverse any other person's determination that an
Advance is nonrecoverable) at any time and may obtain at the expense of the trust any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any such determination that an Advance is nonrecoverable will be conclusive and binding on the Certificateholders, the
Master Servicer and the Trustee. Any requirement of the Master Servicer or the
Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans. See "DESCRIPTION OF THE
CERTIFICATES--Advances in Respect of Delinquencies" and "DESCRIPTION OF THE
POOLING AND SERVICING AGREEMENTS--Certificate Account" in the prospectus.

     In connection with the recovery by the Master Servicer or the Trustee of any P&I Advance made by it or the recovery by the Master Servicer or the
Trustee of any reimbursable servicing expense (which may include non-recoverable advances to the extent deemed to be in the best interest of the
Certificateholders) incurred by it (each such P&I Advance or expense, an
"Advance"), the Master Servicer or the Trustee, as applicable, is entitled to be paid interest compounded annually at a per annum rate equal to the
Reimbursement Rate. Such interest will be paid contemporaneously with the reimbursement of the related Advance first out of late payment charges and default interest received on the related Mortgage Loan (including the 175 West
Jackson Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate
Companion Loan solely with respect to Advances made on the related Whole Loan)
in the Collection Period in which such reimbursement is made and then from general collections on the Mortgage Loans (including the 175 West Jackson
Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate Companion
Loan solely with respect to Advances made on the related Whole Loan) then on deposit in the Certificate Account; provided, however, no P&I Advance shall accrue interest until after the expiration of any applicable grace period for the related Periodic Payment. In addition, to the extent the Master Servicer receives late payment charges or default interest on a Mortgage Loan for which interest on Advances related to such Mortgage Loan has been paid from general collections on deposit in the Certificate Account and not previously reimbursed to the Trust Fund, such late payment charges or default interest will be used to reimburse the Trust Fund for such payment of interest. The "Reimbursement
Rate" is equal to the "prime rate" published in the "Money Rates" Section of
The Wall Street Journal, as such "prime rate" may change from time to time, accrued on the amount of such Advance from the date made to but not including the date of reimbursement. To the extent not offset or covered by amounts otherwise payable on the Non-Offered Certificates, interest accrued on outstanding Advances will result in a reduction in amounts payable on the
Offered Certificates, subject to the distribution priorities described in this prospectus supplement.

     Upon a determination that a previously made Advance is not recoverable, instead of obtaining reimbursement out of general collections immediately, the
Master Servicer or the Trustee, as applicable, may, in its sole discretion, elect to obtain reimbursement for such nonrecoverable Advance over time (not to exceed 12 months or such longer period of time as agreed to by the Master
Servicer and the Controlling Class Representative, each in its sole discretion)
and the unreimbursed portion of such Advance will

                                     S-255

accrue interest at the prime rate. At any time after such a determination to obtain reimbursement over time, the Master Servicer, the Special Servicer or the Trustee, as applicable, may, in its sole discretion, decide to obtain reimbursement immediately. The fact that a decision to recover such nonrecoverable Advances over time, or not to do so, benefits some Classes of
Certificateholders to the detriment of other Classes shall not, with respect to the Master Servicer or the Special Servicer, constitute a violation of the
Servicing Standard or contractual duty under the Pooling and Servicing
Agreement and/or with respect to the Trustee, constitute a violation of any fiduciary duty to Certificateholders or contractual duty under the Pooling and
Servicing Agreement. The Master Servicer or the Trustee, as applicable, will be required to give S&P, Moody's and DBRS at least 15 days notice prior to any such reimbursement to it of Nonrecoverable Advances from amounts in the
Certificate Account allocable to interest on the Mortgage Loans, unless the
Master Servicer or the Trustee, as applicable, makes a determination not to give such notice in accordance with the terms of the Pooling and Servicing
Agreement.

     If the Master Servicer or the Trustee, as applicable, reimburses itself out of general collections on the Mortgage Pool for any Advance that it has determined is not recoverable out of collections on the related Mortgage Loan or reimburses itself out of general collections, related to principal only, on the Mortgage Pool for any Workout-Delayed Reimbursement Amount, then that
Advance or Workout-Delayed Reimbursement Amount (together, in each case, with accrued interest thereon) will be deemed, to the fullest extent permitted pursuant to the terms of the Pooling and Servicing Agreement, to be reimbursed first out of the Principal Distribution Amount otherwise distributable on the applicable Certificates (prior to, in the case of non-recoverable Advances only, being deemed reimbursed out of payments and other collections of interest on the underlying Mortgage Loans otherwise distributable on the applicable
Certificates), thereby reducing the Principal Distribution Amount of such
Certificates. To the extent any Advance is determined to be nonrecoverable and to the extent of each Workout-Delayed Reimbursement Amount, if the Advance or
Workout-Delayed Reimbursement Amount is reimbursed out of the Principal
Distribution Amount as described above and the item for which the Advance or
Workout-Delayed Reimbursement Amount was originally made is subsequently collected from payments or other collections on the related Mortgage Loan, then the Principal Distribution Amount for the Distribution Date corresponding to the Collection Period in which this item was recovered will be increased by the lesser of (a) the amount of the item and (b) any previous reduction in the
Principal Distribution Amount for a prior Distribution Date pursuant to this paragraph. Amounts in respect of the 175 West Jackson Subordinate Companion
Loan and the 180 Maiden Lane Trust Subordinate Companion Loan are not available for distributions on the Certificates (other than the Class 175WJ Certificates and the Class 180ML Certificates, respectively), nor are they available for the reimbursement of nonrecoverable Advances of principal and/or interest to the extent such amounts are unrelated to the 175 West Jackson Whole Loan or the 180
Maiden Lane Whole Loan, as the case may be. If an interest Advance by the
Master Servicer (or Trustee, if applicable) on the 175 West Jackson Subordinate
Companion Loan becomes a nonrecoverable Advance (including among other considerations described herein, the Master Servicer (or Trustee, if applicable) is unable to recover such amounts from amounts available for distribution on the Class 175WJ Certificates), the Master Servicer (or Trustee,
if applicable) will be permitted to recover a nonrecoverable Advance (including interest thereon) from the assets of the Trust Fund available for distribution on the Certificates (other than the Class 180ML Certificates). If an interest
Advance by the Master Servicer (or Trustee, if applicable) on the 180 Maiden
Lane Trust Subordinate Companion Loan becomes a nonrecoverable Advance
(including among other considerations described herein, the Master Servicer (or
Trustee, if applicable) is unable to recover such amounts from amounts available for distribution on the Class 180ML Certificates), the Master
Servicer (or Trustee, if applicable) will be permitted to recover such nonrecoverable Advance (including interest thereon) from the assets of the
Trust Fund available for distribution on the Certificates (other than the Class
175WJ Certificates).

APPRAISAL REDUCTIONS

     Upon the earliest of the date (each such date, a "Required Appraisal
Date") that (1) any Mortgage Loan (including the 175 West Jackson Subordinate
Companion Loan and the 180 Maiden Lane Trust Subordinate Companion Loan) is 60
days delinquent in respect of any Periodic Payments, (2) any REO Property is acquired on behalf of the trust in respect of any Mortgage Loan (including the
175 West Jackson Subordinate Companion Loan and the 180 Maiden Lane Trust
Subordinate Companion Loan),

                                     S-256

(3) any Mortgage Loan (including the 175 West Jackson Subordinate Companion
Loan and the 180 Maiden Lane Trust Subordinate Companion Loan) has been modified by the Special Servicer to reduce the amount of any Periodic Payment, other than a Balloon Payment, (4) a receiver is appointed and continues in such capacity in respect of the Mortgaged Property securing any Mortgage Loan
(including the 175 West Jackson Subordinate Companion Loan and the 180 Maiden
Lane Trust Subordinate Companion Loan), (5) a borrower with respect to any
Mortgage Loan (including the 175 West Jackson Subordinate Companion Loan and
the 180 Maiden Lane Trust Subordinate Companion Loan) becomes subject to any bankruptcy proceeding or (6) a Balloon Payment with respect to any Mortgage
Loan (including the 175 West Jackson Subordinate Companion Loan and the 180
Maiden Lane Trust Subordinate Companion Loan) has not been paid on its scheduled maturity date, unless the Master Servicer has, on or prior to 60 days following the scheduled maturity date of such Balloon Payment, received written evidence from an institutional lender of such lender's binding commitment to refinance such Mortgage Loan within 60 days after the Due Date of such Balloon
Payment (provided that if such refinancing does not occur during such time specified in the commitment, the related Mortgage Loan will immediately become a Required Appraisal Loan) or (7) any Mortgage Loan (including the 175 West
Jackson Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate
Companion Loan) is outstanding 60 days after the third anniversary of an extension of its scheduled maturity date (each such Mortgage Loan (including the 175 West Jackson Subordinate Companion Loan and the 180 Maiden Lane Trust
Subordinate Companion Loan), including an REO Mortgage Loan, a "Required
Appraisal Loan"), the Special Servicer is required to obtain (within 60 days of the applicable Required Appraisal Date) an appraisal of the related Mortgaged
Property prepared in accordance with 12 CFR Section 225.62 and conducted in accordance with the standards of the Appraisal Institute by a Qualified
Appraiser (or with respect to any Mortgage Loan with an outstanding principal balance less than $2 million, an internal valuation performed by the Special
Servicer), unless such an appraisal had previously been obtained within the prior twelve months. A "Qualified Appraiser" is an independent appraiser, selected by the Special Servicer or the Master Servicer, that is a member in good standing of the Appraisal Institute, and that, if the state in which the subject Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five years experience in the subject property type and market. The cost of such appraisal will be advanced by the Master Servicer, subject to the Master
Servicer's right to be reimbursed therefor out of Related Proceeds or, if not reimbursable therefrom, out of general funds on deposit in the Certificate
Account. As a result of any such appraisal, it may be determined that an
"Appraisal Reduction Amount" exists with respect to the related Required
Appraisal Loan, such determination to be made by the Master Servicer as described below. The Appraisal Reduction Amount for any Required Appraisal Loan
will equal the excess, if any, of (a) the sum (without duplication), as of the first Determination Date immediately succeeding the Master Servicer's obtaining knowledge of the occurrence of the Required Appraisal Date if no new appraisal is required or the date on which the appraisal or internal valuation, if applicable, is obtained and each Determination Date thereafter so long as the related Mortgage Loan remains a Required Appraisal Loan, of (i) the Stated
Principal Balance of such Required Appraisal Loan and any Companion Loans related thereto, (ii) to the extent not previously advanced by or on behalf of the Master Servicer or the Trustee, all unpaid interest on the Required
Appraisal Loan through the most recent Due Date prior to such Determination
Date at a per annum rate equal to the related Net Mortgage Rate (exclusive of any portion thereof that constitutes Additional Interest), (iii) all accrued but unpaid Servicing Fees and all accrued but unpaid Additional Trust Fund
Expenses in respect of such Required Appraisal Loan, (iv) all related unreimbursed Advances (plus accrued interest thereon) made by or on behalf of the Master Servicer, the Special Servicer or the Trustee with respect to such
Required Appraisal Loan and (v) all currently due and unpaid real estate taxes and reserves owed for improvements and assessments, insurance premiums, and, if applicable, ground rents in respect of the related Mortgaged Property, over (b)
an amount equal to the sum of (i) all escrows, reserves and letters of credit held for the purposes of reserves (provided such letters of credit may be drawn upon for reserve purposes under the related Mortgage Loan documents) held with respect to such Required Appraisal Loan, plus (ii) 90% of the appraised value
(net of any prior liens and estimated liquidation expenses) of the related
Mortgaged Property as determined by such appraisal less any downward adjustments made by the Special Servicer (without implying any obligation to do
so) based upon its review of the Appraisal and such other

                                     S-257

information as the Special Servicer deems appropriate. If the Special Servicer has not obtained a new appraisal (or performed an internal valuation, if applicable) within the time limit described above, the Appraisal Reduction
Amount for the related Mortgage Loan will equal 25% of the principal balance of such Mortgage Loan, to be adjusted upon receipt of the new appraisal (or internal valuation, if applicable).

     As a result of calculating an Appraisal Reduction Amount with respect to a
Mortgage Loan, the P&I Advance for such Mortgage Loan for the related
Distribution Date will be reduced, which will have the effect of reducing the amount of interest available for distribution to the Subordinate Certificates in reverse alphabetical order of the Classes. See "--P&I Advances" above. For the purpose of calculating P&I Advances only, the aggregate Appraisal Reduction
Amounts will be allocated to the Certificate Balance of each Class of
Sequential Pay Certificates in reverse alphabetical order (except with respect to the Class A Certificates, to which such Appraisal Reduction Amounts will be allocated pro rata). Each of the 175 West Jackson Whole Loan and the 180 Maiden
Lane Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the mortgage loans that comprise such whole loan. Any Appraisal Reduction Amount calculated with respect to the 175 West Jackson Whole Loan will be applied first to the 175
West Jackson Subordinate Companion Loan (and therefore to the Class 175WJ
Certificates). Appraisal Reduction Amounts allocated to the Class 175WJ
Certificates will be allocated among the Class 175WJ Certificates in reverse alphabetical order. Any Appraisal Reduction Amount with respect to the 175 West
Jackson Whole Loan that exceeds the balance of the 175 West Jackson Subordinate
Companion Loan will be allocated to the 175 West Jackson Loan (and therefore to the Offered Certificates) and the 175 West Jackson Pari Passu Loan, pro rata.
Any Appraisal Reduction Amount calculated with respect to the 180 Maiden Lane
Whole Loan will be applied first to the 180 Maiden Lane Non-Trust Subordinate
Companion Loan and then to the 180 Maiden Lane Trust Subordinate Companion Loan
(and therefore to the Class 180ML Certificates). Appraisal Reduction Amounts
allocated to the Class 180ML Certificates will be allocated among the Class
180ML Certificates in reverse alphabetical order. Any Appraisal Reduction
Amount with respect to the 180 Maiden Lane Whole Loan that exceeds the aggregate balance of the 180 Maiden Lane Trust Subordinate Companion Loan and
the 180 Maiden Lane Non-Trust Subordinate Companion Loan will be allocated to the 180 Maiden Lane Loan (and therefore to the Offered Certificates) and the
180 Maiden Lane Pari Passu Loan, pro rata.

REPORTS TO CERTIFICATEHOLDERS; AVAILABLE INFORMATION

     Trustee Reports. Based solely on information provided in monthly reports prepared by the Master Servicer and the Special Servicer (and subject to the limitations with respect thereto) and delivered to the Trustee, the Trustee is required to provide or make available either electronically (on the Trustee's internet website initially located at "www.ctslink.com/cmbs") or by first class mail on each Distribution Date to each Certificateholder and the 175 West
Jackson Representative:

       (a) A statement (a "Distribution Date Statement"), substantially in the form of Annex B to this prospectus supplement, setting forth, among other things, for each Distribution Date:

          (i) the amount of the distribution to the holders of each Class of
       REMIC Regular Certificates in reduction of the Certificate Balance thereof;

          (ii) the amount of the distribution to the holders of each Class of
       REMIC Regular Certificates allocable to Distributable Certificate
       Interest;

          (iii) the amount of the distribution to the holders of each Class of
       REMIC Regular Certificates allocable to Prepayment Premiums and Yield
       Maintenance Charges;

          (iv) the amount of the distribution to the holders of each Class of
       REMIC Regular Certificates in reimbursement of previously allocated
       Realized Losses and Additional Trust Fund Expenses;

          (v) the Available Distribution Amount, the Class 175WJ Available
       Distribution Amount and the Class 180ML Available Distribution Amount
       for such Distribution Date;

          (vi) (a) the aggregate amount of P&I Advances made in respect of such
       Distribution Date with respect to the Mortgage Pool and each Loan Group;
       and (b) the aggregate amount of

                                     S-258

       servicing advances with respect to the Mortgage Pool and each Loan Group as of the close of business on the related Determination Date;

          (vii) the aggregate unpaid principal balance of the Mortgage Pool and each Loan Group outstanding as of the close of business on the related
       Determination Date;

          (viii) the aggregate Stated Principal Balance of the Mortgage Pool and each Loan Group outstanding immediately before and immediately after such Distribution Date;

          (ix) the number, aggregate unpaid principal balance, weighted average remaining term to maturity or Anticipated Repayment Date and weighted average Mortgage Rate of the Mortgage Loans in the Mortgage Pool and
       each Loan Group as of the close of business on the related Determination
       Date;

          (x) the number and aggregate Stated Principal Balance (immediately after such Distribution Date) (and with respect to each delinquent
       Mortgage Loan, a brief description of the reason for delinquency, if known by the Master Servicer or Special Servicer, as applicable) of
       Mortgage Loans (a) delinquent 30-59 days, (b) delinquent 60-89 days, (c)
       delinquent 90 days or more, and (d) as to which foreclosure proceedings have been commenced;

          (xi) as to each Mortgage Loan referred to in the preceding clause (x)
       above: (a) the loan number thereof, (b) the Stated Principal Balance thereof immediately following such Distribution Date and (c) a brief description of any loan modification;

          (xii) with respect to any Mortgage Loan as to which a liquidation event occurred during the related Collection Period (other than a payment in full), (a) the loan number thereof, (b) the aggregate of all liquidation proceeds and other amounts received in connection with such liquidation event (separately identifying the portion thereof allocable to distributions on the Certificates), and (c) the amount of any
       Realized Loss in connection with such liquidation event;

          (xiii) with respect to any REO Property included in the Trust Fund as to which the Special Servicer has determined, in accordance with accepted servicing standards, that all payments or recoveries with respect to such property have been ultimately recovered (a "Final
       Recovery Determination") was made during the related Collection Period,
       (a) the loan number of the related Mortgage Loan, (b) the aggregate of all liquidation proceeds and other amounts received in connection with such Final Recovery Determination (separately identifying the portion thereof allocable to distributions on the Certificates), and (c) the amount of any Realized Loss in respect of the related REO Property in connection with such Final Recovery Determination;

          (xiv) the Accrued Certificate Interest in respect of each Class of
       REMIC Regular Certificates for such Distribution Date;

          (xv) any unpaid Distributable Certificate Interest in respect of each
       Class of REMIC Regular Certificates after giving effect to the distributions made on such Distribution Date;

          (xvi) the Pass-Through Rate for each Class of REMIC Regular
       Certificates for such Distribution Date;

          (xvii) the Principal Distribution Amount, the Class 175WJ Principal
       Distribution Amount, the Class 180ML Principal Distribution Amount, the
       Loan Group 1 Principal Distribution Amount and the Loan Group 2
       Principal Distribution Amount for such Distribution Date (and, in the case of any principal prepayment or other unscheduled collection of principal received during the related Collection Period, the loan number for the related Mortgage Loan and the amount of such prepayment or other collection of principal);

          (xviii) the aggregate of all Realized Losses incurred during the related Collection Period and all Additional Trust Fund Expenses
       incurred during the related Collection Period;

          (xix) the aggregate of all Realized Losses and Additional Trust Fund
       Expenses that were allocated to each Class on such Distribution Date;

          (xx) the Certificate Balance of each Class of REMIC Regular
       Certificates (other than the Class X-C and Class X-P Certificates) and the Notional Amount of the Class X-C and Class X-P

                                     S-259

       Certificates immediately before and immediately after such Distribution
       Date, separately identifying any reduction therein due to the allocation of Realized Losses and Additional Trust Fund Expenses on such
       Distribution Date;

          (xxi) the certificate factor for each Class of REMIC Regular
       Certificates immediately following such Distribution Date;

          (xxii) the aggregate amount of interest on P&I Advances paid to the
       Master Servicer or the Trustee with respect to the Mortgage Pool and each Loan Group during the related Collection Period;

          (xxiii) the aggregate amount of interest on servicing advances paid to the Master Servicer, the Special Servicer and the Trustee with respect to the Mortgage Pool and each Loan Group during the related
       Collection Period;

          (xxiv) the aggregate amount of servicing fees and Trustee Fees paid to the Master Servicer, the Special Servicer and the Trustee, as
       applicable, during the related Collection Period;

          (xxv) the loan number for each Required Appraisal Loan and any related Appraisal Reduction Amount as of the related Determination Date;

          (xxvi) the original and then current credit support levels for each
       Class of REMIC Regular Certificates;

          (xxvii) the original and then current ratings for each Class of REMIC
       Regular Certificates;

          (xxviii) the aggregate amount of Prepayment Premiums and Yield
       Maintenance Charges with respect to the Mortgage Pool and each Loan
       Group collected during the related Collection Period;

          (xxix) the amounts, if any, actually distributed with respect to the
       Class 175WJ Certificates, Class 180ML Certificates, Class R-I
       Certificates, Class R-II Certificates, Class Z Certificates on such
       Distribution Date; and

          (xxx) the value of any REO Property included in the Trust Fund at the end of the Collection Period, based on the most recent appraisal or valuation.

       (b) A "CMSA Loan Periodic Update File" and a "CMSA Property File" (in
     electronic form and substance as provided by the Master Servicer and/or the
     Special Servicer) setting forth certain information (with respect to CMSA
     Loan Periodic Update File, as of the related Determination Date) with respect to the Mortgage Loans and the Mortgaged Properties, respectively.

       (c) A "CMSA Collateral Summary File" and a "CMSA Bond File" setting forth certain information with respect to the Mortgage Loans and the
     Certificates, respectively.

       (d) A "CMSA Reconciliation of Funds Report" setting forth certain information with respect to the Mortgage Loans and the Certificates.

     The Master Servicer and/or the Special Servicer is required to deliver (in electronic format acceptable to the Trustee and Master Servicer) to the Trustee
prior to each Distribution Date and the Trustee is required to provide or make available electronically or by first class mail to each Certificateholder, the
Depositor, the Underwriters and each Rating Agency on each Distribution Date, the following reports:

       (a) CMSA Delinquent Loan Status Report;

       (b) CMSA Historical Loan Modification and Corrected Mortgage Loan Report;

       (c) CMSA Historical Liquidation Report;

       (d) CMSA REO Status Report;

       (e) CMSA Servicer Watch List/Portfolio Review Guidelines;

       (f) CMSA Operating Statement Analysis Report;

       (g) CMSA NOI Adjustment Worksheet;

       (h) CMSA Comparative Financial Status Report;

       (i) CMSA Loan Level Reserve/LOC Report; and

       (j) Monthly Additional Report on Recoveries and Reimbursements.

                                     S-260

     Each of the reports referenced as CMSA reports will be in the form prescribed in the standard Commercial Mortgage Securities Association ("CMSA")
investor reporting package. Forms of these reports are available at the CMSA's website located at www.cmbs.org.

     The reports identified in clauses (a), (b), (c), (d), (i) and (j) above are referred to in this prospectus supplement as the "Unrestricted Servicer
Reports", and the reports identified in clauses (e), (f), (g) and (h) above are referred to in this prospectus supplement as the "Restricted Servicer Reports".

     In addition, within a reasonable period of time after the end of each calendar year, the Trustee is required to send to each person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) certain items provided to
Certificateholders in the monthly Distribution Date Statements and such other information as may be required to enable such Certificateholders to prepare their federal income tax returns. Such information is required to include the amount of original issue discount accrued on each Class of Certificates and information regarding the expenses of the Trust Fund. Such requirements shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code in force from time to time.

     The information that pertains to Specially Serviced Trust Fund Assets reflected in reports will be based solely upon the reports delivered by the
Special Servicer or the Master Servicer to the Trustee prior to the related
Distribution Date. Absent manifest error, none of the Master Servicer, the
Special Servicer or the Trustee will be responsible for the accuracy or completeness of any information supplied to it by a mortgagor or third party that is included in any reports, statements, materials or information prepared or provided by the Master Servicer, the Special Servicer or the Trustee, as
applicable.

     Book-Entry Certificates. Until such time as definitive Offered
Certificates are issued in respect of the Book-Entry Certificates, the foregoing information will be available to the holders of the Book-Entry
Certificates only to the extent it is forwarded by or otherwise available through DTC and its Participants. Any beneficial owner of a Book-Entry
Certificate who does not receive information through DTC or its Participants may request that the Trustee reports be mailed directly to it by written request to the Trustee (accompanied by evidence of such beneficial ownership)
at the Corporate Trust Office of the Trustee. The manner in which notices and other communications are conveyed by DTC to its Participants, and by its
Participants to the holders of the Book-Entry Certificates, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The Master Servicer, the Special Servicer, the Trustee and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the Certificate Registrar.

     Information Available Electronically. On or prior to each Distribution
Date, the Trustee will make available to the general public via its internet website initially located at "www.ctslink.com/cmbs", (i) the related
Distribution Date Statement, (ii) the CMSA Loan Periodic Update File, CMSA Loan
Setup File, CMSA Bond File and CMSA Collateral Summary File, (iii) the
Unrestricted Servicer Reports, (iv) as a convenience for the general public
(and not in furtherance of the distribution thereof under the securities laws), this prospectus supplement, the accompanying prospectus and the Pooling and
Servicing Agreement, and (v) any other items at the request of the Depositor.

     In addition, on each Distribution Date, the Trustee will make available via its internet website, on a restricted basis, (i) the Restricted Servicer
Reports and (ii) the CMSA Property File. The Trustee shall provide access to such restricted reports, upon receipt of a certification in the form attached to the Pooling and Servicing Agreement, to Certificate Owners and prospective transferees, and upon request to any other Privileged Person and to any other person upon the direction of the Depositor.

     The Trustee and Master Servicer make no representations or warranties as to the accuracy or completeness of any report, document or other information made available on its internet website and assumes no responsibility therefor.
In addition, the Trustee and the Master Servicer may disclaim responsibility for any information distributed by the Trustee or the Master Servicer, as the case may be, for which it is not the original source.

     The Master Servicer may make available each month via the Master
Servicer's internet website, initially located at "www.wachovia.com" (i) to any interested party, the Unrestricted Servicer Reports, the CMSA Loan Setup File
and the CMSA Loan Periodic Update File, and (ii) to any Privileged Person, with the use of a password provided by the Master Servicer to such Privileged
Person, the Restricted Servicer Reports and the CMSA Property File. For
assistance with the Master Servicer's internet website, investors may call
(800) 326-1334.

                                     S-261

     "Privileged Person" means any Certificateholder or any person identified to the Trustee or the Master Servicer, as applicable, as a prospective transferee of an Offered Certificate or any interests therein (that, with respect to any such holder or Certificate Owner or prospective transferee, has provided to the Trustee or the Master Servicer, as applicable, a certification in the form attached to the Pooling and Servicing Agreement), any Rating
Agency, the Mortgage Loan Sellers, any holder of a Companion Loan, the
Depositor and its designees, the Underwriters or any party to the Pooling and
Servicing Agreement.

     In connection with providing access to the Trustee's internet website or the Master Servicer's internet website, the Trustee or the Master Servicer, as applicable, may require registration and the acceptance of a disclaimer.
Neither the Trustee nor the Master Servicer shall be liable for the dissemination of information in accordance with the Pooling and Servicing
Agreement.

     Other Information. The Pooling and Servicing Agreement requires that the
Master Servicer or the Special Servicer make available at its offices primarily responsible for administration of the Trust Fund, during normal business hours, or send the requesting party at the expense of such requesting party, for review by any holder or Certificate Owner owning an Offered Certificate or an interest therein or any person identified by the Trustee to the Master Servicer or Special Servicer, as the case may be, as a prospective transferee of an
Offered Certificate or an interest therein, originals or copies of, among other things, the following items: (a) the Pooling and Servicing Agreement and any amendments thereto, (b) all Distribution Date Statements delivered to holders of the relevant Class of Offered Certificates since the Closing Date, (c) all officer's certificates delivered by the Master Servicer since the Closing Date as described under "DESCRIPTION OF THE POOLING AND SERVICING AGREEMENTS--
Evidence as to Compliance" in the prospectus, (d) all accountants' reports delivered with respect to the Master Servicer since the Closing Date as described under "DESCRIPTION OF THE POOLING AND SERVICING AGREEMENTS--Evidence
as to Compliance" in the prospectus, (e) the most recent property inspection report prepared by or on behalf of the Master Servicer in respect of each
Mortgaged Property, (f) the most recent Mortgaged Property annual operating statements and rent roll, if any, collected by or on behalf of the Master
Servicer, (g) any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Special Servicer, (h) the Mortgage File relating to each Mortgage Loan, and (i) any and all officers' certificates and other evidence prepared by the Master Servicer or the Special Servicer to support its determination that any Advance was or, if made, would not be recoverable from Related Proceeds. Copies of any and all of the foregoing items will be available from the Master Servicer or Special Servicer, as the case may be, upon request; however, the Master Servicer or Special Servicer, as the case may be, will be permitted to require (other than from the Rating Agencies) a certification from the person seeking such information (covering among other matters, confidentiality) and payment of a sum sufficient to cover the reasonable costs and expenses of providing such information to
Certificateholders, Certificate Owners and their prospective transferees, including, without limitation, copy charges and reasonable fees for employee time and for space.

                                     S-262

ASSUMED FINAL DISTRIBUTION DATE; RATED FINAL DISTRIBUTION DATE

     The "Assumed Final Distribution Date" with respect to any Class of REMIC
Regular Certificates is the Distribution Date on which the Certificate Balance of such Class of Certificates would be reduced to zero based on the assumption that no Mortgage Loan is voluntarily prepaid prior to its stated maturity date
(except for the ARD Loans which are assumed to be paid in full on their respective Anticipated Repayment Dates) and otherwise based on the "Table
Assumptions" set forth under "YIELD AND MATURITY CONSIDERATIONS--Weighted
Average Life" in this prospectus supplement, which Distribution Date shall in each case be as follows:

                                                               ASSUMED FINAL
                                                               DISTRIBUTION
CLASS DESIGNATION                                                  DATE
-------------------                                         ------------------

Class A-1 ................................................   October 15, 2009
Class A-2 ................................................  December 15, 2009
Class A-3 ................................................   August 15, 2014
Class A-4 ................................................   October 15, 2014
Class B ..................................................   October 15, 2014
Class C ..................................................   October 15, 2014
Class D ..................................................   October 15, 2014

     The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of Balloon Payments and without regard to a reasonable liquidation time with respect to any Mortgage Loans that may be delinquent. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered
Certificates may be later, and could be substantially later, than the related
Assumed Final Distribution Date(s).

     In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR (as defined in this prospectus supplement)
(except that it is assumed that the ARD Loans pay their respective principal balances on their related Anticipated Repayment Dates) and no losses on the
Mortgage Loans. Because the rate of principal payments (including prepayments)
on the Mortgage Loans can be expected to exceed the scheduled rate of principal payments, and could exceed such scheduled rate by a substantial amount, and because losses may occur in respect of the Mortgage Loans, the actual final
Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final
Distribution Date(s). The rate of principal payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and no assurance can be given as to actual principal payment experience.
Finally, the Assumed Final Distribution Dates were calculated assuming there would not be an early termination of the Trust Fund. See "YIELD AND MATURITY
CONSIDERATIONS" and "DESCRIPTION OF THE MORTGAGE POOL" in this prospectus supplement and "YIELD CONSIDERATIONS" and "DESCRIPTION OF THE TRUST FUNDS" in
the accompanying prospectus.

     The "Rated Final Distribution Date" with respect to each Class of Offered
Certificates is the Distribution Date in October 2041, the first Distribution
Date that follows the second anniversary of the end of the amortization term for the Mortgage Loan that, as of the Cut-Off Date, has the longest remaining amortization term. The rating assigned by a Rating Agency to any Class of
Offered Certificates entitled to receive distributions in respect of principal reflects an assessment of the likelihood that Certificateholders of such Class will receive, on or before the Rated Final Distribution Date, all principal distributions to which they are entitled. See "RATINGS" in this prospectus supplement.

VOTING RIGHTS

     At all times during the term of the Pooling and Servicing Agreement, 100%
of the voting rights for the Certificates (the "Voting Rights") will be allocated among the respective Classes of Certificates as follows: (i) 4% in the aggregate in the case of the Class X Certificates (allocated, pro rata, between the Classes of Class X Certificates based on Notional Amount) and (ii)
in the case of any Class of Sequential

                                     S-263

Pay Certificates, a percentage equal to the product of 96% and a fraction, the numerator of which is equal to the aggregate Certificate Balance of such Class of Certificates (as adjusted by treating any Appraisal Reduction Amount as a
Realized Loss solely for the purposes of adjusting Voting Rights) and the denominator of which is equal to the aggregate Certificate Balances of all
Classes of Sequential Pay Certificates, determined as of the Distribution Date immediately preceding such time; provided, however, that the treatment of any
Appraisal Reduction Amount as a Realized Loss shall not reduce the Certificate
Balances of any Class for the purpose of determining the Controlling Class, the
Controlling Class Representative or the Majority Subordinate Certificateholder.
The holders of the Class R-I, Class R-II, Class Z, Class 175WJ and Class 180ML
Certificates will not be entitled to any Voting Rights. Voting Rights allocated to a Class of Certificates will be allocated among the related
Certificateholders in proportion to the percentage interests in such Class evidenced by their respective Certificates. The Class A-1, Class A-2, Class
A-3, Class A-4 and Class A-1A Certificates will be treated as one Class for determining the Controlling Class. In addition, if either the Master Servicer or the Special Servicer is the holder of any Sequential Pay Certificate, neither of the Master Servicer or Special Servicer, in its capacity as a
Certificateholder, will have Voting Rights with respect to matters concerning compensation affecting the Master Servicer or the Special Servicer. See
"DESCRIPTION OF THE CERTIFICATES--Voting Rights" in the prospectus.

TERMINATION

     The obligations created by the Pooling and Servicing Agreement will terminate following the earlier of (i) the final payment (or advance in respect thereof) or other liquidation of the last Mortgage Loan or REO Property
(including the 175 West Jackson Subordinate Companion Loan and the 180 Maiden
Lane Trust Subordinate Companion Loan) subject thereto, and (ii) the purchase of all of the Mortgage Loans (including the 175 West Jackson Subordinate
Companion Loan and the 180 Maiden Lane Trust Subordinate Companion Loan) and
all of the REO Properties, if any, remaining in the Trust Fund by the Master
Servicer, the Special Servicer or any single Certificateholder (so long as such
Certificateholder is not an affiliate of the Depositor or a Mortgage Loan
Seller) that is entitled to greater than 50% of the Voting Rights allocated to the Class of Sequential Pay Certificates with the latest alphabetical Class designation then outstanding (or if no Certificateholder is entitled to greater than 50% of the Voting Rights of such Class, the Certificateholder with the largest percentage of Voting Rights allocated to such Class) (the "Majority
Subordinate Certificateholder") and distribution or provision for distribution thereof to the Certificateholders. Written notice of termination of the Pooling and Servicing Agreement will be given to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the
Certificates at the office of the Trustee or other registrar for the
Certificates or at such other location as may be specified in such notice of termination.

     Any such purchase by the Master Servicer, the Special Servicer or the
Majority Subordinate Certificateholder of all the Mortgage Loans and all of the
REO Properties, if any, remaining in the Trust Fund is required to be made at a price equal to (i) the aggregate Purchase Price of all the Mortgage Loans
(including the 175 West Jackson Subordinate Companion Loan and the 180 Maiden
Lane Trust Subordinate Companion Loan) (other than REO Mortgage Loans) then included in the Trust Fund, plus (ii) the fair market value of all REO
Properties then included in the Trust Fund, as determined by an independent appraiser selected by the Master Servicer and approved by the Trustee (which may be less than the Purchase Price for the corresponding REO Loan), minus
(iii) if the purchaser is the Master Servicer, the aggregate of amounts payable or reimbursable to the Master Servicer under the Pooling and Servicing
Agreement. Such purchase will effect early retirement of then outstanding
Offered Certificates, but the right of the Master Servicer, the Special
Servicer or the Majority Subordinate Certificateholder to effect such purchase is subject to the requirement that the aggregate principal balance of the
Mortgage Loans (including the 175 West Jackson Subordinate Companion Loan and
the 180 Maiden Lane Trust Subordinate Companion Loan) is less than 1% of the
Cut-Off Date Pool Balance.

     The purchase price paid in connection with the purchase of all Mortgage
Loans and REO Properties remaining in the Trust Fund, exclusive of any portion thereof payable or reimbursable to any person other than the
Certificateholders, will constitute part of the Available Distribution Amount for the final Distribution Date. The Available Distribution Amount for the
final Distribution Date will be distributed

                                     S-264

by the Trustee generally as described under "--Distributions--Application of the Available Distribution Amount" in this prospectus supplement except that the distributions of principal on any Class of Sequential Pay Certificates described thereunder will be made, subject to available funds and the distribution priorities described thereunder, in an amount equal to the entire
Certificate Balance of such Class remaining outstanding.

     An exchange by any Certificateholder of all of the then outstanding
Certificates (other than the Class 175WJ Certificates, the Class 180ML
Certificates, the Class Z Certificates and the REMIC Residual Certificates) for
all of the Mortgage Loans and each REO Property remaining in the Trust Fund
(excluding the portion of any REO Property allocable to the the 175 West
Jackson Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate
Companion Loan) may be made: (i) if the then outstanding Certificates (other than the Class 175WJ Certificates, the Class 180ML Certificates, the Class Z
Certificates and the REMIC Residual Certificates) are held by a single
Certificateholder, (ii) after the Class A-1, Class A-2, Class A-3, Class A-4,
Class A-1A, Class B, Class C and Class D Certificates have been paid in full, and (iii) by giving written notice to each of the parties to the Pooling and
Servicing Agreement no later than 30 days prior to the anticipated date of exchange; provided, however, that with respect to the 175 West Jackson Whole
Loan and the 180 Maiden Lane Whole Loan, contemporaneously with such exchange for the Mortgage Loans, the holders of the Class 175WJ Certificates and the holders of the Class 180ML Certificates shall receive the notes or, if applicable, a pro rata portion of the related REO Property, evidencing the 175
West Jackson Subordinate Companion Loan and the 180 Maiden Lane Trust
Subordinate Companion Loan, respectively. Furthermore, contemporaneously with such exchange for the Mortgage Loans, the holders of the Class 175WJ
Certificates and the Class 180ML Certificates will each be required to enter into a participation and servicing agreement that provides the holders of each
Class of such Certificates substantially the same rights as are provided in the
Pooling and Servicing Agreement. In the event that such Certificateholder elects to exchange its Certificates for all of the Mortgage Loans and each REO
Property remaining in the Trust Fund (excluding the 175 West Jackson
Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate Companion
Loan, and any REO Property related thereto), such Certificateholder must deposit in the Certificate Account in immediately available funds in an amount equal to all amounts then due and owing to the Master Servicer, the Special
Servicer, the Trustee, the Certificate Registrar, the REMIC Administrator and
their respective agents under the Pooling and Servicing Agreement.

THE TRUSTEE

     Wells Fargo Bank, N.A. (the "Trustee") is acting as trustee pursuant to the Pooling and Servicing Agreement. See "DESCRIPTION OF THE POOLING AND
SERVICING AGREEMENTS--The Trustee, " "--Duties of the Trustee, " "--Certain
Matters Regarding the Trustee" and "--Resignation and Removal of the Trustee"
in the accompanying prospectus. As compensation for its services, the Trustee will be entitled to receive monthly, from general funds on deposit in the
Distribution Account, the Trustee Fee. The "Trustee Fee" for each Mortgage
Loan, the 175 West Jackson Subordinate Companion Loan, the 180 Maiden Lane
Trust Subordinate Companion Loan and each REO Loan for any Distribution Date equals one month's interest for the most recently ended calendar month
(calculated on the basis of a 360-day year consisting of twelve 30-day months), accrued at the Trustee Fee rate on the Stated Principal Balance of such
Mortgage Loan, the 175 West Jackson Subordinate Companion Loan, the 180 Maiden
Lane Trust Subordinate Companion Loan or REO Loan, as the case may be, outstanding immediately following the prior Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date). The Trustee Fee rate is a per annum rate set forth in the Pooling and Servicing Agreement. In addition, the Trustee will be entitled to recover from the Trust Fund all reasonable unanticipated expenses and disbursements incurred or made by the
Trustee in accordance with any of the provisions of the Pooling and Servicing
Agreement, but not including expenses incurred in the ordinary course of performing its duties as Trustee under the Pooling and Servicing Agreement, and not including any such expense, disbursement or advance as may arise from its willful misconduct, negligence or bad faith. The Trustee will not be entitled to any fee with respect to any Companion Loan other than the 175 West Jackson
Subordinate Companion Loan and the 180 Maiden Lane Trust Subordinate Companion
Loan. The Trustee also has certain duties with respect to REMIC Administration
(in such capacity, the "REMIC

                                     S-265

Administrator"). See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--Taxation of
Owners of REMIC Residual Certificates--Reporting and Other Administrative
Matters" in the prospectus.

     The Trustee is also authorized to invest or direct the investment of funds held in the Distribution Account, the Interest Reserve Account, the Additional
Interest Account and the Gain-on-Sale Reserve Account maintained by it that relate to the Mortgage Loans or REO Properties, as the case may be, in certain short-term United States government securities and certain other permitted investment grade obligations, and the Trustee will be entitled to retain any interest or other income earned on such funds held in those accounts maintained by it, but shall be required to cover any losses on investments of funds held in those accounts maintained by it, from its own funds without any right to reimbursement, except in certain limited circumstances described in the Pooling and Servicing Agreement.

                       YIELD AND MATURITY CONSIDERATIONS

YIELD CONSIDERATIONS

     General. The yield on any Offered Certificate will depend on, among other things, (a) the price at which such Certificate is purchased by an investor and
(b) the rate, timing and amount of distributions on such Certificate. The rate, timing and amount of distributions on any Offered Certificate will in turn depend on, among other things, (i) the Pass-Through Rate for such Certificate,
(ii) the rate and timing of principal payments (including principal prepayments) and other principal collections on the Mortgage Loans and the extent to which such amounts are to be applied in reduction of the Certificate
Balance, (iii) the rate, timing and severity of Realized Losses and Additional
Trust Fund Expenses and the extent to which such losses and expenses are allocable in reduction of the Certificate Balance, and (iv) the timing and severity of any Net Aggregate Prepayment Interest Shortfalls and the extent to which such shortfalls allocable are in reduction of the Distributable
Certificate Interest payable on the related Class.

     Rate and Timing of Principal Payment. The yield to holders of any Offered
Certificates purchased at a discount or premium will be affected by the rate and timing of principal payments made in reduction of the Certificate Balance of any Class of Sequential Pay Certificates. As described in this prospectus supplement, the Loan Group 1 Principal Distribution Amount (and, after the
Class A-1A Certificates have been retired, any remaining Loan Group 2 Principal
Distribution Amount) for each Distribution Date will generally be distributable first to the Class A-1 Certificates until the Certificate Balance thereof is reduced to zero, then, to the Class A-2 Certificates until the Certificate
Balance thereof is reduced to zero, then, to the Class A-3 Certificates until the Certificate Balance thereof is reduced to zero, and then, to the Class A-4
Certificates until the Certificate Balance thereof is reduced to zero. The Loan
Group 2 Principal Distribution Amount (and, after the Class A-4 Certificates have been retired, any remaining Loan Group 1 Principal Distribution Amount)
for each Distribution Date will generally be distributable first to the Class
A-1A Certificates. After those distributions, the remaining Principal
Distribution Amount with respect to the Mortgage Pool will generally be distributable entirely in respect of the Class B Certificates, the Class C
Certificates, the Class D Certificates and then the Non-Offered Certificates
(other than the Class A-1A, Class X, Class 175WJ and Class 180ML Certificates),
in that order, in each case until the Certificate Balance of such Class of
Certificates is reduced to zero. Consequently, the rate and timing of principal payments that are distributed or otherwise result in reduction of the
Certificate Balance of any Class of Offered Certificates, will be directly related to the rate and timing of principal payments on or in respect of the
Mortgage Loans, which will in turn be affected by the amortization schedules thereof, the dates on which Balloon Payments are due, any extension of maturity dates by the Master Servicer or the Special Servicer, and the rate and timing of principal prepayments and other unscheduled collections thereon (including for this purpose, collections made in connection with liquidations of Mortgage
Loans due to defaults, casualties or condemnations affecting the Mortgaged
Properties, or purchases of Mortgage Loans out of the Trust Fund). Furthermore,
because the amount of principal that will be distributed to the Class A-1,
Class A-2, Class A-3, Class A-4 and Class A-1A Certificates will generally be based upon the particular Loan Group that the related Mortgage Loan is deemed to be in, the yield on the Class A-1, Class A-2, Class A-3 and Class A-4
Certificates will be particularly sensitive to prepayments on Mortgage Loans in
Loan Group 1 and the yield on the Class A-1A Certificates will be

                                     S-266

particularly sensitive to prepayments on Mortgage Loans in Loan Group 2. In addition, although the borrowers under ARD Loans may have certain incentives to repay ARD Loans on their Anticipated Repayment Dates, there can be no assurance that the related borrowers will be able to repay the ARD Loans on their
Anticipated Repayment Date. The failure of a borrower to repay the ARD Loans on their Anticipated Repayment Dates will not be an event of default under the terms of the ARD Loans, and pursuant to the terms of the Pooling and Servicing
Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to a borrower's failure to pay Additional Interest or principal in excess of the principal component of the constant Periodic Payment, other than requests for collection, until the scheduled maturity of the ARD Loans; provided that the Master Servicer or the
Special Servicer, as the case may be, may take action to enforce the Trust
Fund's right to apply Excess Cash Flow to principal in accordance with the terms of the ARD Loans' documents.

     In addition, if the Master Servicer or the Trustee, as applicable, reimburses itself out of general collections on the Mortgage Pool for any
Advance that it or the Special Servicer has determined is not recoverable out of collections on the related Mortgage Loan, then that Advance (together with accrued interest thereon) will be deemed, to the fullest extent permitted, to be reimbursed first out of the Principal Distribution Amount otherwise distributable on the Certificates (prior to being deemed reimbursed out of payments and other collections of interest on the underlying Mortgage Loans otherwise distributable on the Certificates), thereby reducing the Principal
Distribution Amount of the Offered Certificates. Any such reduction in the amount distributed as principal of the Certificates may adversely affect the weighted average lives and yields to maturity of one or more Classes of
Certificates and, after a Final Recovery Determination has been made, will create Realized Losses.

     Prepayments and, assuming the respective stated maturity dates therefor have not occurred, liquidations and purchases of the Mortgage Loans, will result in distributions on the Certificates of amounts that would otherwise be distributed over the remaining terms of the Mortgage Loans. Defaults on the
Mortgage Loans, particularly at or near their stated maturity dates, may result in significant delays in payments of principal on the Mortgage Loans (and, accordingly, on the Offered Certificates that are Sequential Pay Certificates)
while work-outs are negotiated or foreclosures are completed. See "SERVICING OF
THE MORTGAGE LOANS--Modifications, Waivers and Amendments" in this prospectus supplement and "DESCRIPTION OF THE POOLING AND SERVICING AGREEMENTS--Realization
Upon Defaulted Mortgage Loans" and "CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS AND
LEASES--Foreclosure" in the prospectus.

     The extent to which the yield to maturity of any Class of Offered
Certificates may vary from the anticipated yield will depend upon the degree to which such Certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans (and which of the Loan
Groups such Mortgage Loan is deemed to be in) with respect to the Class A-1,
Class A-2, Class A-3, Class A-4 and Class A-1A Certificates in turn are distributed or otherwise result in reduction of the Certificate Balance of such
Certificates. An investor should consider, in the case of any Offered
Certificate purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any Offered Certificate purchased at a premium, the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed to or otherwise results in reduction of the principal balance of an Offered Certificate purchased at a discount or premium, the greater will be the effect on an investor's yield to maturity. As a result, the effect on an investor's yield of principal payments on the Mortgage Loans occurring at a rate higher (or lower)
than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of such principal payments. Because the rate of principal payments on the Mortgage
Loans will depend on future events and a variety of factors (as described more fully below), no assurance can be given as to such rate or the rate of principal prepayments in particular. The Depositor is not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experience of a large group of mortgage loans comparable to the
Mortgage Loans.

     Losses and Shortfalls. The yield to holders of the Offered Certificates will also depend on the extent to which such holders are required to bear the effects of any losses or shortfalls on the Mortgage Loans.

                                     S-267

Losses and other shortfalls on the Mortgage Loans will, with the exception of any Net Aggregate Prepayment Interest Shortfalls, generally be borne by the holders of the respective Classes of Sequential Pay Certificates to the extent of amounts otherwise distributable in respect of such Certificates, in reverse alphabetical order of their Class designations (and, with respect to 175 West
Jackson Whole Loan and the 180 Maiden Lane Whole Loan, first by the holders of the Class 175WJ Certificates and the Class 180ML Certificates, respectively, in reverse alphabetical order of their Class designations, and then by the holders of the Sequential Pay Certificates to the extent of amounts otherwise distributable in respect of such Certificates, in reverse alphabetical order of their Class designations). Realized Losses and Additional Trust Fund Expenses
will be allocated, as and to the extent described in this prospectus supplement, to the holders of the respective Classes of Sequential Pay
Certificates other than the Class A-1, Class A-2, Class A-3, Class A-4 and
Class A-1A Certificates (in reduction of the Certificate Balance of each such
Class), in reverse alphabetical order of their Class designations (and, with respect to the 175 West Jackson Whole Loan and the 180 Maiden Lane Whole Loan,
first by the holders of the Class 175WJ Certificates and the Class 180ML
Certificates, respectively, in reverse alphabetical order of their Class designations, and then by the holders of the respective Classes of Sequential
Pay Certificates, other than the Class A-1, Class A-2, Class A-3, Class A-4 and
Class A-1A Certificates, to the extent of amounts otherwise distributable in respect of such Certificates, in reverse alphabetical order of their Class designations). In the event of a reduction of the Certificate Balances of all such Classes of Certificates, such losses and shortfalls will then be borne, pro rata, by the Class A-1 Certificates, Class A-2 Certificates, Class A-3
Certificates, Class A-4 Certificates and Class A-1A Certificates (and the Class
X Certificates with respect to shortfalls of interest). As more fully described under "DESCRIPTION OF THE CERTIFICATES--Distributions--Distributable
Certificate Interest" in this prospectus supplement, Net Aggregate Prepayment
Interest Shortfalls will generally be borne by the Classes of Sequential Pay
Certificates, pro rata, based on the aggregate Accrued Certificate Interest for all Sequential Pay Certificates; provided, that with respect to Prepayment
Interest Shortfalls on the 175 West Jackson Whole Loan and the 180 Maiden Lane
Whole Loan, such Prepayment Interest Shortfalls will be allocated to the Class
175WJ and Class 180ML Certificates before being added to the Net Aggregate
Prepayment Interest Shortfall, as more fully described under "DESCRIPTION OF
THE CERTIFICATES--Distributions--Distributable Certificate Interest" in this prospectus supplement.

     Pass-Through Rate. The yield on the Class D Certificates could be adversely affected if Mortgage Loans with higher interest rates pay faster than
Mortgage Loans with lower interest rates since this Class bears interest at a rate limited by, based upon, or equal to, the Weighted Average Net Mortgage
Rate of the Mortgage Loans.

     Certain Relevant Factors. The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, Lockout
Periods, provisions requiring the payment of Prepayment Premiums, Yield
Maintenance Charges and amortization terms that require Balloon Payments), the demographics and relative economic vitality of the areas in which the Mortgaged
Properties are located and the general supply and demand for rental units, hotel/motel guest rooms, health care facility beds, mobile home park pads or comparable commercial space, as applicable, in such areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See "RISK
FACTORS--The Mortgage Loans" and "DESCRIPTION OF THE MORTGAGE POOL" in this prospectus supplement and "YIELD CONSIDERATIONS--Prepayment Considerations" in
the accompanying prospectus.

     The rate of prepayment on the Mortgage Pool is likely to be affected by prevailing market interest rates for mortgage loans of a comparable type, term and risk level. When the prevailing market interest rate is below a mortgage interest rate, the related borrower may have an incentive to refinance its mortgage loan. As of the Cut-Off Date, all of the Mortgage Loans may be prepaid at any time after the expiration of any applicable Lockout Period, subject, in some cases, to the payment of a Prepayment Premium or a Yield Maintenance
Charge. A requirement that a prepayment be accompanied by a Prepayment Premium or Yield Maintenance Charge may not provide a sufficient economic disincentive to deter a borrower from refinancing at a more favorable interest rate. With respect to 1 Mortgage Loan

                                     S-268

(loan number 3, representing 8.1% of the Cut-Off Date Pool Balance and 9.4% of
the Cut-Off Date Group 1 Balance), the borrower is required to pay a fee equal to 0.14% of the principal amount being repaid or prepaid on any repayment or prepayment of the Mortgage Loan provided, however, the right to this fee will be retained by the related Mortgage Loan Seller and will not be an asset of the
Trust Fund. This fee may not provide a borrower with an economic disincentive to prepaying the Mortgage Loan, because it is due and payable regardless of whether the Mortgage Loan is prepaid or repaid.

     Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell or refinance Mortgaged Properties in order to realize their equity therein, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

     The Depositor makes no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage
Loans, as to the relative importance of such factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to whether a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

     Delay in Payment of Distributions. Because monthly distributions will not be made to Certificateholders until a date that is scheduled to be up to 15 days following the Due Dates for the Mortgage Loans during the related
Collection Period, the effective yield to the holders of the Offered
Certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming such prices did not account for such delay).

     Unpaid Distributable Certificate Interest. As described under "DESCRIPTION
OF THE CERTIFICATES--Distributions--Application of the Available Distribution
Amount" in this prospectus supplement, if the portion of the Available
Distribution Amount distributable in respect of interest on any Class of
Offered Certificates on any Distribution Date is less than the Distributable
Certificate Interest then payable for such Class, the shortfall will be distributable to holders of such Class of Certificates on subsequent
Distribution Dates, to the extent of available funds. Any such shortfall will not bear interest, however, and will therefore negatively affect the yield to maturity of such Class of Certificates for so long as it is outstanding.

     Optional Termination. Any optional termination of the Trust Fund would have an effect similar to a prepayment in full of the Mortgage Loans (without, however, the payment of any Prepayment Premiums or Yield Maintenance Charges)
and, as a result, investors in any Certificates purchased at a premium might not fully recoup their initial investment. See "DESCRIPTION OF THE
CERTIFICATES--Termination" in this prospectus supplement.

WEIGHTED AVERAGE LIFE

     The weighted average life of any Class A-1, Class A-2, Class A-3, Class
A-4, Class B, Class C and Class D Certificate refers to the average amount of time that will elapse from the assumed Closing Date until each dollar allocable to principal of such Certificate is distributed to the investor. The weighted average life of any such Offered Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise collected or advanced and applied to pay principal of such Offered Certificate, which may be in the form of scheduled amortization, voluntary prepayments, insurance and condemnation proceeds and liquidation proceeds. As described in this prospectus supplement, the Loan Group 1 Principal Distribution Amount
(and, after the Class A-1A Certificates have been retired, any remaining Loan
Group 2 Principal Distribution Amount) for each Distribution Date will generally be distributable first to the Class A-1 Certificates until the
Certificate Balance thereof is reduced to zero, then, to the Class A-2
Certificates until the Certificate Balance thereof is reduced to zero, then, to the Class A-3 Certificates until the Certificate Balance thereof is reduced to zero, and then, to the Class A-4 Certificates until the Certificate Balance thereof is reduced to zero. The Loan Group 2 Principal Distribution Amount
(and, after the Class A-4 Certificates have been retired, any remaining Loan
Group 1 Principal Distribution Amount) for each Distribution Date will generally be distributable first to the Class A-1A Certificates. After those distributions, the remaining Principal Distribution

                                     S-269

Amount with respect to the Mortgage Pool will generally be distributable entirely in respect of the Class B Certificates, the Class C Certificates and
the Class D Certificates in that order, in each case until the Certificate
Balance of such Class of Certificates is reduced to zero.

     The tables below indicate the percentage of the initial Certificate
Balance of each Class of Offered Certificates that would be outstanding after each of the dates shown and the corresponding weighted average life of each such Class of Offered Certificates. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the Class A-1, Class A-2, Class A-3, Class A-4, Class B,
Class C and Class D Certificates may mature earlier or later than indicated by the tables. Accordingly, the Mortgage Loans will not prepay at any constant rate nor will the Mortgage Loans prepay at the same rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described above. In addition, variations in the actual prepayment experience and in the balance of the Mortgage Loans that actually prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables.
Investors are urged to conduct their own analyses of the rates at which the
Mortgage Loans may be expected to prepay.

     Prepayments on mortgage loans may be measured by a prepayment standard or model. The model used in this prospectus supplement is the "Constant Prepayment
Rate" or "CPR" model. The CPR model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then scheduled principal balance of the pool of mortgage loans. As used in the tables set forth below, the column headed "0% CPR" assumes that none of the
Mortgage Loans is prepaid in whole or in part before maturity or the
Anticipated Repayment Date, as the case may be. The columns headed "25% CPR",
"50% CPR", "75% CPR" and "100% CPR", respectively, assume that prepayments are made each month at those levels of CPR on the Mortgage Loans that are eligible for prepayment under the Table Assumptions set forth in the next paragraph
(each such scenario, a "Scenario"). There is no assurance, however, that prepayments on the Mortgage Loans will conform to any level of CPR, and no representation is made that the Mortgage Loans will prepay at the levels of CPR shown or at any other prepayment rate.

     The tables below were derived from calculations based on the following assumptions (the "Table Assumptions"): (i) no Mortgage Loan prepays during any applicable Lockout Period or any period during which Defeasance Collateral is permitted or required to be pledged or any period during which a yield maintenance charge or prepayment premium is required (otherwise, in the case of each table, each Mortgage Loan is assumed to prepay at the indicated level of
CPR, with each prepayment being applied on the first day of the applicable month in which it is assumed to be received), (ii) the Pass-Through Rates and initial Certificate Balances of the respective Classes of Sequential Pay
Certificates are as described in this prospectus supplement, (iii) there are no delinquencies or defaults with respect to, and no modifications, waivers or amendments of the terms of, the Mortgage Loans, (iv) there are no Realized
Losses, Additional Trust Fund Expenses or Appraisal Reduction Amounts with respect to the Mortgage Loans or the Trust Fund, (v) scheduled interest and principal payments on the Mortgage Loans are timely received, (vi) ARD Loans pay in full on their Anticipated Repayment Dates, (vii) all Mortgage Loans have
Due Dates on the first day of each month and accrue interest on the respective basis described in this prospectus supplement (i.e., a 30/360 basis or an
Actual/360 basis), (viii) all prepayments are accompanied by a full month's interest and there are no Prepayment Interest Shortfalls, (ix) there are no breaches of the Mortgage Loan Sellers' representations and warranties regarding its Mortgage Loans, (x) all applicable Prepayment Premiums and Yield
Maintenance Charges are collected, (xi) no party entitled thereto exercises its right of optional termination of the Trust Fund and no party entitled thereto will exercise its option to purchase any Mortgage Loan from the Trust Fund described in this prospectus supplement, (xii) the borrowers under any Mortgage
Loans which permit the borrower to choose between defeasance or a yield maintenance charge choose to be subject to a yield maintenance charge, (xiii)
distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in December 2004, and (xiv) the
Closing Date for the sale of the Offered Certificates is November 10, 2004.

     The tables set forth below indicate the resulting weighted average lives of each Class of Offered Certificates and set forth the percentages of the initial Certificate Balance of such Class of Offered

                                     S-270

Certificates that would be outstanding after each of the dates shown in each case assuming the indicated level of CPR. For purposes of the following tables, the weighted average life of an Offered Certificate is determined by (i)
multiplying the amount of each principal distribution thereon by the number of years from the assumed Closing Date of such Certificate to the related
Distribution Date, (ii) summing the results and (iii) dividing the sum by the aggregate amount of the reductions in the principal balance of such
Certificate.

      PERCENTAGES OF THE CLOSING DATE CERTIFICATE BALANCE OF THE CLASS A-1
                                  CERTIFICATES

                                             0% CPR DURING LOCKOUT, DEFEASANCE AND YIELD MAINTENANCE
                                                            OTHERWISE AT INDICATED CPR
                                             --------------------------------------------------------
             DISTRIBUTION DATE                0% CPR     25% CPR     50% CPR     75% CPR     100% CPR
------------------------------------------   --------   ---------   ---------   ---------   ---------

Initial Date .............................      100         100         100         100         100
11/15/05 .................................       90          90          90          90          90
11/15/06 .................................       77          77          77          77          77
11/15/07 .................................       59          59          59          59          59
11/15/08 .................................       37          37          37          37          37
11/15/09 .................................        0           0           0           0           0
Weighted average life (in years) .........      3.21        3.21        3.21        3.20        3.18

      PERCENTAGES OF THE CLOSING DATE CERTIFICATE BALANCE OF THE CLASS A-2
                                  CERTIFICATES

                                             0% CPR DURING LOCKOUT, DEFEASANCE AND YIELD MAINTENANCE
                                                            OTHERWISE AT INDICATED CPR
                                             --------------------------------------------------------
             DISTRIBUTION DATE                0% CPR     25% CPR     50% CPR     75% CPR     100% CPR
------------------------------------------   --------   ---------   ---------   ---------   ---------

Initial Date .............................      100         100         100         100         100
11/15/05 .................................      100         100         100         100         100
11/15/06 .................................      100         100         100         100         100
11/15/07 .................................      100         100         100         100         100
11/15/08 .................................      100         100         100         100         100
11/15/09 .................................        1           1           1           1           1
11/15/10 .................................        0           0           0           0           0
Weighted average life (in years) .........      5.00        5.00        4.99        4.98        4.84

      PERCENTAGES OF THE CLOSING DATE CERTIFICATE BALANCE OF THE CLASS A-3
                                  CERTIFICATES

                                             0% CPR DURING LOCKOUT, DEFEASANCE AND YIELD MAINTENANCE
                                                            OTHERWISE AT INDICATED CPR
                                             --------------------------------------------------------
             DISTRIBUTION DATE                0% CPR     25% CPR     50% CPR     75% CPR     100% CPR
------------------------------------------   --------   ---------   ---------   ---------   ---------

Initial Date .............................      100         100         100         100         100
11/15/05 .................................      100         100         100         100         100
11/15/06 .................................      100         100         100         100         100
11/15/07 .................................      100         100         100         100         100
11/15/08 .................................      100         100         100         100         100
11/15/09 .................................      100         100         100         100         100
11/15/10 .................................       86          86          86          86          86
11/15/11 .................................       30          30          30          30          30
11/15/12 .................................       21          21          21          21          21
11/15/13 .................................       10          10           9           9           7
11/15/14 .................................        0           0           0           0           0
Weighted average life (in years) .........      7.14        7.13        7.13        7.12        7.03

                                     S-271

      PERCENTAGES OF THE CLOSING DATE CERTIFICATE BALANCE OF THE CLASS A-4
                                  CERTIFICATES

                                             0% CPR DURING LOCKOUT, DEFEASANCE AND YIELD MAINTENANCE
                                                            OTHERWISE AT INDICATED CPR
                                             --------------------------------------------------------
             DISTRIBUTION DATE                0% CPR     25% CPR     50% CPR     75% CPR     100% CPR
------------------------------------------   --------   ---------   ---------   ---------   ---------

Initial Date .............................      100         100         100         100         100
11/15/05 .................................      100         100         100         100         100
11/15/06 .................................      100         100         100         100         100
11/15/07 .................................      100         100         100         100         100
11/15/08 .................................      100         100         100         100         100
11/15/09 .................................      100         100         100         100         100
11/15/10 .................................      100         100         100         100         100
11/15/11 .................................      100         100         100         100         100
11/15/12 .................................      100         100         100         100         100
11/15/13 .................................      100         100         100         100         100
11/15/14 .................................        0           0           0           0           0
Weighted average life (in years) .........      9.84        9.83        9.82        9.80        9.63

PERCENTAGES OF THE CLOSING DATE CERTIFICATE BALANCE OF THE CLASS B CERTIFICATES

                                             0% CPR DURING LOCKOUT, DEFEASANCE AND YIELD MAINTENANCE
                                                            OTHERWISE AT INDICATED CPR
                                             --------------------------------------------------------
             DISTRIBUTION DATE                0% CPR     25% CPR     50% CPR     75% CPR     100% CPR
------------------------------------------   --------   ---------   ---------   ---------   ---------

Initial Date .............................      100         100         100         100         100
11/15/05 .................................      100         100         100         100         100
11/15/06 .................................      100         100         100         100         100
11/15/07 .................................      100         100         100         100         100
11/15/08 .................................      100         100         100         100         100
11/15/09 .................................      100         100         100         100         100
11/15/10 .................................      100         100         100         100         100
11/15/11 .................................      100         100         100         100         100
11/15/12 .................................      100         100         100         100         100
11/15/13 .................................      100         100         100         100         100
11/15/14 .................................        0           0           0           0           0
Weighted average life (in years) .........      9.93        9.93        9.93        9.93        9.76

PERCENTAGES OF THE CLOSING DATE CERTIFICATE BALANCE OF THE CLASS C CERTIFICATES

                                             0% CPR DURING LOCKOUT, DEFEASANCE AND YIELD MAINTENANCE
                                                            OTHERWISE AT INDICATED CPR
                                             --------------------------------------------------------
             DISTRIBUTION DATE                0% CPR     25% CPR     50% CPR     75% CPR     100% CPR
------------------------------------------   --------   ---------   ---------   ---------   ---------

Initial Date .............................      100         100         100         100         100
11/15/05 .................................      100         100         100         100         100
11/15/06 .................................      100         100         100         100         100
11/15/07 .................................      100         100         100         100         100
11/15/08 .................................      100         100         100         100         100
11/15/09 .................................      100         100         100         100         100
11/15/10 .................................      100         100         100         100         100
11/15/11 .................................      100         100         100         100         100
11/15/12 .................................      100         100         100         100         100
11/15/13 .................................      100         100         100         100         100
11/15/14 .................................        0           0           0           0           0
Weighted average life (in years) .........      9.93        9.93        9.93        9.93        9.76

                                     S-272

PERCENTAGES OF THE CLOSING DATE CERTIFICATE BALANCE OF THE CLASS D CERTIFICATES

                                             0% CPR DURING LOCKOUT, DEFEASANCE AND YIELD MAINTENANCE
                                                            OTHERWISE AT INDICATED CPR
                                             --------------------------------------------------------
             DISTRIBUTION DATE                0% CPR     25% CPR     50% CPR     75% CPR     100% CPR
------------------------------------------   --------   ---------   ---------   ---------   ---------

Initial Date .............................      100         100         100         100         100
11/15/05 .................................      100         100         100         100         100
11/15/06 .................................      100         100         100         100         100
11/15/07 .................................      100         100         100         100         100
11/15/08 .................................      100         100         100         100         100
11/15/09 .................................      100         100         100         100         100
11/15/10 .................................      100         100         100         100         100
11/15/11 .................................      100         100         100         100         100
11/15/12 .................................      100         100         100         100         100
11/15/13 .................................      100         100         100         100         100
11/15/14 .................................        0           0           0           0           0
Weighted average life (in years) .........      9.93        9.93        9.93        9.93        9.76

                                USE OF PROCEEDS

     Substantially all of the proceeds from the sale of the Offered
Certificates will be used by the Depositor to purchase the Mortgage Loans and to pay certain expenses in connection with the issuance of the Certificates.

                                     S-273

                   MATERIAL FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following summary of the anticipated material federal income tax consequences of the purchase, ownership and disposition of Offered Certificates is based on the advice of Cadwalader, Wickersham & Taft LLP, counsel to the
Depositor. This summary is based on laws, regulations, including the REMIC regulations promulgated by the Treasury Department (the "REMIC Regulations"),
rulings and decisions now in effect or (with respect to the regulations)
proposed, all of which are subject to change either prospectively or retroactively. This summary does not address the federal income tax consequences of an investment in Offered Certificates applicable to all categories of investors, some of which (for example, banks and insurance companies) may be subject to special rules. Prospective investors should consult their tax advisors regarding the federal, state, local and other tax consequences to them of the purchase, ownership and disposition of Offered
Certificates.

     For federal income tax purposes, two separate REMIC elections will be made with respect to segregated asset pools that make up the trust, other than any
Additional Interest on the ARD Loans. Upon the issuance of the Offered
Certificates, Cadwalader, Wickersham & Taft LLP will deliver its opinion generally to the effect that, assuming (1) the making of appropriate elections,
(2) compliance with all provisions of the Pooling and Servicing Agreement, and
(3) compliance with applicable changes in the Code, for federal income tax purposes, each such REMIC will qualify as a REMIC under the Code. For federal income tax purposes, the REMIC Regular Certificates will represent ownership of the "regular interests" in one of such REMICs and generally will be treated as newly originated debt instruments of such REMIC. See "MATERIAL FEDERAL INCOME
TAX CONSEQUENCES--REMICs" in the accompanying prospectus. The portion of the
Trust Fund consisting of Additional Interest and the Additional Interest
Account will be treated as a grantor trust for federal income tax purposes, and the Class Z Certificates will represent undivided beneficial interests in the related assets. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--REMICs" and
"--Grantor Trust Funds" in the accompanying prospectus.

TAXATION OF THE OFFERED CERTIFICATES

     Based on expected issue prices, it is anticipated that the Offered
Certificates will be treated as having been issued at a premium for federal income tax reporting purposes. The prepayment assumption that will be used in determining the rate of accrual of original issue discount, if any, or amortization of amortizable bond premium for federal income tax purposes will be based on the assumption that subsequent to the date of any determination the
Mortgage Loans will pay at a rate equal to a CPR of 0%, except that it is assumed that the ARD Loans will pay their respective outstanding principal balances on their related Anticipated Repayment Dates. No representation is made that the Mortgage Loans will pay at that rate or at any other rate. See
"MATERIAL FEDERAL INCOME TAX CONSEQUENCES--REMICs" and "--Taxation of Owners of
REMIC Regular Certificates--Original Issue Discount" in the accompanying prospectus.

     The Internal Revenue Service (the "IRS") has issued regulations (the "OID
Regulations") under Sections 1271 to 1275 of the Code generally addressing the treatment of debt instruments issued with original issue discount. Purchasers of the Offered Certificates should be aware that the OID Regulations and
Section 1272(a)(6) of the Code do not adequately address certain issues relevant to, or are not applicable to, securities such as the Offered
Certificates. The OID Regulations in some circumstances permit the holder of a debt instrument to recognize original issue discount under a method that differs from that used by the issuer. Accordingly, it is possible that the holder of an Offered Certificate if such Offered Certificate were treated as issued with original issue discount may be able to select a method for recognizing original issue discount that differs from that used by the Trustee in preparing reports to the Certificateholders and the IRS. Prospective purchasers of Offered Certificates are advised to consult their tax advisors concerning the tax treatment of such Certificates.

     Whether any holder of a Class of Offered Certificates will be treated as holding a Certificate with amortizable bond premium will depend on such
Certificateholder's purchase price and the distributions

                                     S-274

remaining to be made on such Certificate at the time of its acquisition by such
Certificateholder. Holders of each such Class of Certificates should consult their own tax advisors regarding the possibility of making an election to amortize such premium. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--Taxation
of Owners of REMIC Regular Certificates--Premium" in the accompanying prospectus.

     The Offered Certificates will be treated as "real estate assets" within the meaning of Section 856(c)(5)(B) of the Code for a "real estate investment trust" ("REIT"). In addition, interest (including original issue discount) on the Offered Certificates will be interest described in Section 856(c)(3)(B) of the Code for a REIT. However, the Offered Certificates will generally only be considered assets described in Section 7701(a)(19)(C) of the Code for a domestic building and loan association to the extent that the Mortgage Loans are secured by multifamily and mobile home park properties (approximately 20.9%
of the Cut-Off Date Pool Balance) and, accordingly, investment in the Offered
Certificates may not be suitable for certain thrift institutions. The Offered
Certificates will not qualify under the foregoing sections to the extent of any
Mortgage Loan that has been defeased with US government obligations.

     A portion of the Prepayment Premiums and Yield Maintenance Charges
actually collected will be distributed to the holders of the Offered
Certificates as described in this prospectus supplement. It is not entirely clear under the Code when the amount of a Yield Maintenance Charge or
Prepayment Premium should be taxed to the holder of an Offered Certificate, but it is not expected, for federal income tax reporting purposes, that Yield
Maintenance Charges or Prepayment Premiums will be treated as giving rise to any income to the holders of the Offered Certificates prior to the Master
Servicer's actual receipt of a Yield Maintenance Charge or Prepayment Premium, as the case may be. It is not entirely clear whether Yield Maintenance Charges or Prepayment Premiums give rise to ordinary income or capital gains and
Certificateholders should consult their own tax advisors concerning this character issue and the treatment of Yield Maintenance Charges and Prepayment
Premiums in general.

     For further information regarding the federal income tax consequences of investing in the Offered Certificates, see "MATERIAL FEDERAL INCOME TAX
CONSEQUENCES--REMICs" in the accompanying prospectus.

                             ERISA CONSIDERATIONS

     The following description is general in nature, is not intended to be all-inclusive, is based on the law and practice in force at the date of this document and is subject to any subsequent changes therein. In view of the individual nature of the Employee Retirement Income Security Act of 1974, as
amended ("ERISA"), and Code consequences, each potential investor that is a
Plan (as described below) is advised to consult its own legal advisor with respect to the specific ERISA and Code consequences of investing in the Offered
Certificates and to make its own independent decision. The following is merely a summary and should not be construed as legal advice.

     A fiduciary of any employee benefit plan or other retirement plan or arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds, separate accounts and general accounts in which such plans, accounts or arrangements are invested, that is subject to
ERISA or Section 4975 of the Code (a "Plan") should carefully review with its legal advisors whether the purchase or holding of Offered Certificates could give rise to a transaction that is prohibited or is not otherwise permitted either under ERISA or Section 4975 of the Code or whether there exists any statutory or administrative exemption applicable thereto. Other employee benefit plans, including governmental plans (as defined in Section 3(32) of
ERISA) and church plans (as defined in Section 3(33) of ERISA and provided no election has been made under Section 410(d) of the Code), while not subject to the foregoing provisions of ERISA or the Code, may be subject to materially similar provisions of applicable federal, state or local law ("Similar Law").

     The US Department of Labor has issued individual exemptions to each of the
Underwriters (Prohibited Transaction Exemption ("PTE") 96-22 (April 3, 1996) to
Wachovia Corporation, and its subsidiaries and its affiliates, which include
Wachovia Capital Markets, LLC ("Wachovia Securities"), PTE 89-88 (October 17,
1989) to Goldman, Sachs & Co. ("Goldman, Sachs & Co."), and PTE 90-59
(September 6, 1990) to Greenwich Capital Markets, Inc. ("Greenwich Capital")
(each, an "Exemption"

                                     S-275

and collectively, the "Exemptions"), each of which generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and (b)
and 407(a) of ERISA, and the excise taxes imposed on such prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, the purchase, sale and holding of mortgage pass-through certificates underwritten by an
Underwriter, as hereinafter defined, provided that certain conditions set forth in the Exemptions are satisfied. For purposes of this discussion, the term
"Underwriter" shall include (a) Wachovia Securities, (b) Goldman, Sachs & Co.,
(c) Greenwich Capital, (d) any person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with
Wachovia Securities, Goldman, Sachs & Co. or Greenwich Capital, and (e) any
member of the underwriting syndicate or selling group of which Wachovia
Securities, Goldman, Sachs & Co., Greenwich Capital or a person described in
(d) is a manager or co-manager with respect to the Offered Certificates.

     The obligations covered by the Exemptions include mortgage loans such as the Mortgage Loans. The Exemptions would apply to the acquisition, holding and resale of the Offered Certificates by a Plan only if specific conditions
(certain of which are described below) are met. The Exemptions would not apply directly to governmental plans, certain church plans and other employee benefit plans that are not subject to the prohibited transaction provisions of ERISA or the Code but that may be subject to Similar Law.

     The Exemptions set forth five general conditions that, among others, must be satisfied for a transaction involving the purchase, sale and holding of the
Offered Certificates by a Plan to be eligible for exemptive relief thereunder.
First, the acquisition of the Offered Certificates by a Plan must be on terms, including the price paid for the Certificates, that are at least as favorable to the Plan as they would be in an arm's-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by Standard
& Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.
("S&P"), Moody's Investors Service, Inc. ("Moody's") or Fitch, Inc. ("Fitch")
or any successor thereto (each, an "NRSRO"). Third, the Trustee cannot be an affiliate of any other member of the Restricted Group, other than an
Underwriter. The "Restricted Group" consists of each of the Underwriters, the
Depositor, the Master Servicer, the Special Servicer, the Trustee, any
sub-servicer and any obligor with respect to Mortgage Loans constituting more than 5.0% of the aggregate unamortized principal balance of the Mortgage Loans as of the date of initial issuance of the Offered Certificates, and any of their affiliates. Fourth, the sum of all payments made to and retained by any
Underwriter in connection with the distribution or placement of the Offered
Certificates must represent not more than reasonable compensation for underwriting such Certificates; the sum of all payments made to and retained by the Depositor pursuant to the assignment of the Mortgage Loans to the Trust
Fund must represent not more than the fair market value of such obligations;
and the sum of all payments made to and retained by the Master Servicer, the
Special Servicer or any sub-servicer must represent not more than reasonable compensation for such person's services under the Pooling and Servicing
Agreement and reimbursement of such person's reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities and Exchange Commission
under the Securities Act.

     A fiduciary of a Plan contemplating purchasing any Class of the Offered
Certificates must make its own determination that, at the time of such purchase, such Certificates satisfy the general conditions set forth above.

     The Exemptions also require that the Trust Fund meet the following requirements: (i) the Trust Fund must consist solely of assets of the type that have been included in other investment pools; (ii) certificates in such other investment pools must have been rated in one of the four highest generic rating categories by S&P, Moody's or Fitch for at least one year prior to the Plan's acquisition of the Offered Certificates; and (iii) certificates in such other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan's acquisition of the Offered Certificates.

     If the general conditions of the Exemptions are satisfied, the Exemptions may provide an exemption from the restrictions imposed by Sections 406(a) and
407(a) of ERISA (as well as the excise taxes imposed by Sections 4975(a) and
(b) of the Code by reason of Sections 4975(c)(1)(A) through (d) of the Code) in connection with (i) the direct or indirect sale, exchange or transfer of the
Offered Certificates in the initial issuance of Certificates between the
Depositor or an Underwriter and a Plan when the Depositor, an

                                     S-276

Underwriter, the Trustee, the Master Servicer, the Special Servicer, a
sub-servicer or an obligor with respect to Mortgage Loans is a "Party in
Interest," as defined in the accompanying prospectus, with respect to the investing Plan, (ii) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (iii) the holding of
Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the
acquisition or holding of the Offered Certificate on behalf of an "Excluded
Plan" by any person who has discretionary authority or renders investment advice with respect to the assets of such Excluded Plan. For purposes hereof, an "Excluded Plan" is a Plan sponsored by any member of the Restricted Group.

     If certain specific conditions of the Exemptions are also satisfied, each such Exemption may provide relief from the restrictions imposed by reason of
Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Section
4975(c)(1)(E) of the Code to an obligor with respect to Mortgage Loans acting as a fiduciary with respect to the investment of a Plan's assets in the Offered
Certificates (or such obligor's affiliate) only if, among other requirements
(i) such obligor is an obligor with respect to 5% or less of the fair market value of the obligations or receivables contained in the trust, (ii) the investing Plan is not an Excluded Plan, (iii) a Plan's investment in each Class of the Offered Certificates does not exceed 25% of all of the Certificates of that Class outstanding at the time of the acquisition, (iv) immediately after the acquisition, no more than 25% of the assets of the Plan are invested in certificates representing an interest in trusts (including the Trust Fund)
containing assets sold or serviced by the Depositor or the Master Servicer and
(v) in the case of the acquisition of the Offered Certificates in connection with their initial issuance, at least 50% of each Class of Offered Certificates in which Plans have invested and at least 50% of the aggregate interest in the
Trust Fund is acquired by persons independent of the Restricted Group.

     The Exemptions also apply to transactions in connection with the servicing, management and operation of the Trust Fund, provided that, in addition to the general requirements described above, (a) such transactions are carried out in accordance with the terms of a binding pooling and servicing agreement, (b) the pooling and servicing agreement is provided to, or described in all material respects in the prospectus or private placement memorandum provided to, investing Plans before their purchase of Certificates issued by the Trust Fund and (c) the terms and conditions for the defeasance of a mortgage obligation and substitution of a new mortgage obligation, as so described, have been approved by an NRSRO and do not result in any Offered
Certificates receiving a lower credit rating from the NRSRO than the current rating. The Pooling and Servicing Agreement is a pooling and servicing agreement as defined in the Exemptions. The Pooling and Servicing Agreement
provides that all transactions relating to the servicing, management and operations of the Trust Fund must be carried out in accordance with the Pooling and Servicing Agreement.

     Before purchasing any Class of Offered Certificate, a fiduciary of a Plan should itself confirm that the specific and general conditions of the
Exemptions and the other requirements set forth in the Exemptions would be satisfied.

     Any Plan fiduciary considering the purchase of Offered Certificates should consult with its counsel with respect to the applicability of the Exemptions and other issues and determine on its own whether all conditions have been satisfied and whether the Offered Certificates are an appropriate investment for a Plan under ERISA and the Code (or, in the case of governmental plans and certain church plans, under Similar Law) with regard to ERISA's general fiduciary requirements, including investment prudence and diversification and the exclusive benefit rule. Each purchaser of the Offered Certificates with the assets of one or more Plans shall be deemed to represent that each such Plan qualifies as an "accredited investor" as defined in Rule 501(a)(1) of
Regulation D under the Securities Act. No Plan may purchase or hold an interest in any Class of Offered Certificates unless (a) such Certificates are rated in one of the top four generic rating categories by at least one NRSRO at the time of such purchase or (b) such Plan is an insurance company general account that represents and warrants that it is eligible for, and meets all of the requirements of, Sections I and III of Prohibited Transaction Class Exemption
95-60.

     THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A
REPRESENTATION OR WARRANTY BY THE DEPOSITOR, THE UNDERWRITERS OR ANY OTHER
PERSON THAT THIS INVESTMENT MEETS ALL RELEVANT LEGAL REQUIREMENTS WITH RESPECT
TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN,

                                     S-277

THAT THE EXEMPTIONS WOULD APPLY TO THE ACQUISITION OF THIS INVESTMENT BY PLANS
IN GENERAL OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR
PLANS GENERALLY OR ANY PARTICULAR PLAN.

                               LEGAL INVESTMENT

     The Offered Certificates will not constitute "mortgage related securities"
for the purposes of the Secondary Mortgage Market Enhancement Act of 1984, as
amended. The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretive uncertainties. No representations are made as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase the Offered Certificates under applicable legal investment restrictions. The uncertainties described above (and any future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments for them or are subject to investment, capital or other restrictions. See "LEGAL INVESTMENT" in the accompanying prospectus.

                            METHOD OF DISTRIBUTION

     Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement") among the Depositor and Wachovia
Securities, Goldman, Sachs & Co. and Greenwich Capital (collectively, the
"Underwriters"), the Depositor has agreed to sell to each of Wachovia
Securities, Goldman, Sachs & Co. and Greenwich Capital, and each of Wachovia
Securities, Goldman, Sachs & Co. and Greenwich Capital has agreed to purchase, severally but not jointly, the respective Certificate Balances as applicable, of each Class of the Offered Certificates as set forth below, subject in each case to a variance of 5%:

        CLASS           WACHOVIA SECURITIES     GOLDMAN, SACHS & CO.     GREENWICH CAPITAL
--------------------   ---------------------   ----------------------   ------------------

Class A-1 ..........        $ 57,169,000
Class A-2 ..........        $162,644,000
Class A-3 ..........        $150,227,000
Class A-4 ..........        $457,608,000             $1,000,000             $1,000,000
Class B ............        $ 33,205,000
Class C ............        $ 14,438,000
Class D ............        $ 21,656,000

     Wachovia Securities is acting as lead manager for this offering and
Goldman, Sachs & Co. and Greenwich Capital are acting as co-managers for this offering. Wachovia Securities is acting as sole bookrunner with respect to the
Offered Certificates.

     Proceeds to the Depositor from the sale of the Offered Certificates, before deducting expenses payable by the Depositor, will be approximately
$904,126,566, which includes accrued interest.

     Distribution of the Offered Certificates will be made by each Underwriter from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Wachovia Securities or one of its affiliates may purchase a portion of certain Classes of the Offered Certificates, purchase certain Offered Certificates for its own account or sell certain Offered
Certificates to one of its affiliates. Sales of the Offered Certificates may also occur on the Closing Date and other dates after the Closing Date, as agreed upon in negotiated transactions with various purchasers. Each
Underwriter may effect such transactions by selling the Offered Certificates to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from such Underwriter. In connection with the purchase and sale of the Offered Certificates, Wachovia
Securities,

                                     S-278

Goldman, Sachs & Co. and Greenwich Capital may be deemed to have received compensation from the Depositor in the form of underwriting discounts. Each
Underwriter and any dealers that participate with any Underwriter in the distribution of the Offered Certificates may be deemed to be underwriters and any profit on the resale of the Offered Certificates positioned by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     Purchasers of the Offered Certificates, including dealers, may, depending on the facts and circumstances of such purchases, be deemed to be
"underwriters" within the meaning of the Securities Act in connection with reoffers and sales by them of Offered Certificates. Certificateholders should consult with their legal advisors in this regard prior to any such reoffer or sale.

     The Depositor also has been advised by the Underwriters that each of them, through one or more of its affiliates, currently intends to make a market in the Offered Certificates; however, none of the Underwriters has any obligation to do so, any market making may be discontinued at any time and there can be no assurance that an active secondary market for the Offered Certificates will develop. See "RISK FACTORS--Liquidity for Certificates May Be Limited" in this prospectus supplement and "RISK FACTORS--Your Ability to Resell Certificates
May Be Limited Because of Their Characteristics" in the accompanying prospectus.

     This prospectus supplement and the accompanying prospectus may be used by the Depositor, Wachovia Securities, an affiliate of the Depositor, and any other affiliate of the Depositor when required under the federal securities laws in connection with offers and sales of the Offered Certificates or in furtherance of market-making activities in the Offered Certificates. Wachovia
Securities or any such other affiliate may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     The Depositor has agreed to indemnify each Underwriter and each person, if any, who controls any Underwriter within the meaning of Section 15 of the
Securities Act against, or make contributions to each Underwriter and each such controlling person with respect to, certain liabilities, including liabilities under the Securities Act.

     Wachovia Securities, one of the Underwriters, is an affiliate of the
Depositor and Wachovia Bank, National Association, which is one of the Mortgage
Loan Sellers and the Master Servicer. In addition, it is expected that Wachovia
Securities or one of its affiliates will be the initial holder of the Class
175WJ Certificates and the Class 180ML Certificates.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Depositor by Cadwalader,
Wickersham & Taft LLP, Charlotte, North Carolina. Certain legal matters will be passed upon for the Underwriters by Dechert LLP, Charlotte, North Carolina.

                                     S-279

                                    RATINGS

     The Offered Certificates are required as a condition of their issuance to have received the following ratings from S&P, Moody's and Dominion Bond Rating
Service, Inc. ("DBRS", and collectively, the "Rating Agencies"):

                                                               EXPECTED
                                                             RATINGS FROM
       CLASS                                               S&P/MOODY'S/DBRS
-------------------------------------------------------   ------------------

Class A-1 .............................................      AAA/Aaa/AAA
Class A-2 .............................................      AAA/Aaa/AAA
Class A-3 .............................................      AAA/Aaa/AAA
Class A-4 .............................................      AAA/Aaa/AAA
Class B ...............................................       AA/Aa2/AA
Class C ...............................................   AA--/Aa3/AA (low)
Class D ...............................................         A/A2/A

     The ratings on the Offered Certificates address the likelihood of timely receipt by holders thereof of all distributions of interest to which they are entitled and distributions of principal by the Rated Final Distribution Date set forth on the cover page of this prospectus supplement. The ratings take into consideration the credit quality of the Mortgage Pool, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream from the Mortgage Pool is adequate to make payments required under the Offered Certificates. In addition, rating adjustments may result from a change in the financial position of the Trustee as back-up liquidity provider. A security rating does not represent any assessment of the yield to maturity that investors may experience. In addition, a rating does not address
(i) the likelihood or frequency of voluntary or mandatory prepayments of
Mortgage Loans, (ii) the degree to which such prepayments might differ from those originally anticipated, (iii) payment of Additional Interest or net default interest, (iv) whether and to what extent payments of Prepayment
Premiums or Yield Maintenance Charges will be received or the corresponding effect on yield to investors or (v) whether and to what extent Net Aggregate
Prepayment Interest Shortfalls will be realized or allocated to
Certificateholders.

     There can be no assurance that any rating agency not requested to rate the
Offered Certificates will not nonetheless issue a rating to any or all Classes thereof and, if so, what such rating or ratings would be. A rating assigned to any Class of Offered Certificates by a rating agency that has not been requested by the Depositor to do so may be lower than the rating assigned thereto by any of the Rating Agencies.

     The ratings on the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. See "RISK FACTORS--
Ratings Do Not Guarantee Payment and Do Not Address Prepayment Risks" in the
accompanying prospectus.

                                     S-280

                             INDEX OF DEFINED TERMS

                                                              PAGE
10 Independence Boulevard Loan ..............................S-180
175 West Jackson Companion Loans ............................S-104
175 West Jackson Control Appraisal Period ...................S-106
175 West Jackson Intercreditor Agreement ....................S-105
175 West Jackson Loan ................................S-104, S-151
175 West Jackson Loan Option Price ..........................S-107
175 West Jackson Pari Passu Loan .................... S-104, S-151
175 West Jackson Purchase Option ............................S-107
175 West Jackson Representative .............................S-211
175 West Jackson Senior Loans ...............................S-104
175 West Jackson Subordinate Companion Loan ..........S-104, S-151
175 West Jackson Whole Loan .................................S-104
175WJ Certificate Control Transfer Period....................S-106
180 Maiden Lane Companion Loans .............................S-105
180 Maiden Lane Intercreditor Agreement .....................S-105
180 Maiden Lane Loan .................................S-104, S-157
180 Maiden Lane Non-Trust Subordinate Companion Loan .S-105, S-157
180 Maiden Lane Pari Passu Loan ......................S-104, S-157
180 Maiden Lane Senior Loans ............................... S-104
180 Maiden Lane Trust Subordinate Companion Loan .....S-105, S-157

1% ( ) ......................................................S-120
2% ( ) ......................................................S-120
30/360 basis ................................................ S-99
3% ( ) ......................................................S-120
Accrued Certificate Interest ................................S-245
Actual/360 basis ............................................ S-99
Additional Interest ......................................... S-99
Additional Interest Account .................................S-236
Additional Trust Fund Expenses ..............................S-253
ADG .........................................................S-171
ADG Portfolio Companion Loans ...............................S-171
ADG Portfolio Loans ................................. S-104, S-171
Administrative Cost Rate ....................................S-120
Advance .....................................................S-255
Anticipated Repayment Date .................................. S-99
Aon .........................................................S-151
Appraisal Reduction Amount ..................................S-257
ARD Loans ................................................... S-99
Artesia ...............................................S-99, S-201
Artesia Mortgage Loans ......................................S-201
Assumed Final Distribution Date .............................S-263
Assumed Scheduled Payment ...................................S-248
AT&T ........................................................S-180
Available Distribution Amount ...............................S-234
Balloon Loans ................................................S-99
Balloon Payment ..............................................S-99
Barnes & Noble ..............................................S-174
Bed Bath & Beyond ....................................S-154, S-174
Breach ......................................................S-207
Capital Imp. Reserve ........................................S-121
Certificate Account .........................................S-236
Certificate Balance .........................................S-228
Certificate Deferred Interest ...............................S-230
Certificateholders ..........................................S-233
Certificates ................................................S-225
Chapel Park Apartments Loan .................................S-104
Cinemark ....................................................S-154
Clarion .....................................................S-210
Class .......................................................S-225
Class 175WJ Available Distribution Amount ...................S-234
Class 175WJ Certificates ..............................S-97, S-225
Class 175WJ Principal Distribution Amount ...................S-247
Class 180ML Available Distribution Amount ...................S-235
Class 180ML Certificates ..............................S-97, S-225
Class 180ML Principal Distribution Amount ...................S-247
Class A Certificates ........................................S-225
Class X Certificates ........................................S-225
Class X-C Components ........................................S-231
Class X-C Strip Rate ........................................S-231
Class X-P Components ........................................S-232
Class X-P Strip Rate ........................................S-232
Clearstream .................................................S-225
Clearstream Participants ....................................S-227
CMSA ........................................................S-261
CMSA Bond File ..............................................S-260
CMSA Collateral Summary File ................................S-260
CMSA Loan Periodic Update File ..............................S-260
CMSA Property File ..........................................S-260
CMSA Reconciliation of Funds Report .........................S-260
Coastal Grand Mall Companion Loans ...................S-104, S-154
Coastal Grand Mall Intercreditor Agreement ..................S-105
Coastal Grand Mall Loan ..............................S-104, S-154
Coastal Grand Mall Whole Loan ...............................S-105
Co-Lender Loans .............................................S-104
Collection Period ...........................................S-233
Companion Loans .............................................S-105
Compensating Interest Payment ...............................S-214
Constant Prepayment Rate ....................................S-270

                                     S-281

                                                              PAGE
Controlling Class ...........................................S-211
Controlling Class Representative ............................S-211
Corrected Mortgage Loan .....................................S-213
Cost Plus ...................................................S-174
CPR .........................................................S-270
Crossed Group ...............................................S-207
Crossed Loan ................................................S-207
Custodian ...................................................S-203
Cut-Off Date ................................................ S-97
Cut-Off Date Balance ........................................ S-97
Cut-Off Date Group 1 Balance ................................ S-97
Cut-Off Date Group 2 Balance ................................ S-97
Cut-Off Date Group Balances ................................. S-97
Cut-Off Date LTV ............................................S-119
Cut-Off Date LTV Ratio ......................................S-119
Cut-Off Date Pool Balance ................................... S-97
D ( ) .......................................................S-120
DBRS ........................................................S-280
Deer Valley Village Apartments Loan .........................S-165
Defaulted Mortgage Loan .....................................S-221
Defeasance ..................................................S-120
Defeasance Collateral .......................................S-101
Defect ......................................................S-207
Depositaries ................................................S-226
Determination Date ..........................................S-233
Dick's ......................................................S-154
Discount Rate ...............................................S-250
Distributable Certificate Interest ..........................S-244
Distribution Account ........................................S-236
Distribution Date ...........................................S-233
Distribution Date Statement .................................S-258
DSC Ratio ...................................................S-118
DSCR ........................................................S-118
DTC .........................................................S-225
Due Date .................................................... S-99
ERISA .......................................................S-275
Euroclear Operator ..........................................S-226
Euroclear Participants ......................................S-227
Euroclear System ............................................S-226
Excess Cash Flow ............................................S-100
Excluded Plan ...............................................S-277
Exemption ...................................................S-275
Exemptions ..................................................S-276
Final Recovery Determination ................................S-259
Fitch .......................................................S-276
Form 8-K ....................................................S-208
Fully Amortizing Loan ....................................... S-99
Gain-on-Sale Reserve Account ................................S-236
Gale Office Pool Loan .......................................S-162
GCIU ........................................................S-177
GetActive ...................................................S-177
Goldman, Sachs & Co. ........................................S-275
Greenwich Capital ...........................................S-275
Hampton Inn Loan ............................................S-104
Indirect Participants .......................................S-226
Intell ......................................................S-151
Intercreditor Agreements ....................................S-106
Interest Accrual Period .....................................S-232
Interest Reserve Account ....................................S-235
Interest Reserve Amount .....................................S-236
Interest Reserve Loans ......................................S-235
IRS .........................................................S-274
IRS Building-Fresno, CA Loan ................................S-168
L ( ) .......................................................S-120
Liquidation Fee .............................................S-214
Loan Group 1 ................................................ S-97
Loan Group 1 Principal Distribution Amount ..................S-246
Loan Group 2 ................................................ S-97
Loan Group 2 Principal Distribution Amount ..................S-246
Loan Groups ................................................. S-97
Loan Pair ...................................................S-209
Loan per Sq. Ft., Unit, Pad or Room .........................S-119
Lockout .....................................................S-120
Lockout Period ..............................................S-120
LTV at ARD or Maturity ......................................S-119
Majority Subordinate Certificateholder ......................S-264
Master Servicer .............................................S-210
Master Servicing Fee ........................................S-213
Master Servicing Fee Rate ...................................S-213
Maturity Date LTV Ratio .....................................S-119
Mezz Cap Companion Loans ....................................S-105
Mezz Cap Intercreditor Agreements ...........................S-106
Mezz Cap Loans ..............................................S-105
Mezz Cap Whole Loans ........................................S-105
Moody's .....................................................S-276
Mortgage .................................................... S-98
Mortgage Deferred Interest ..................................S-230
Mortgage File ...............................................S-203
Mortgage Loan ............................................... S-97
Mortgage Loan Purchase Agreement ............................S-201
Mortgage Loan Purchase Agreements ...........................S-201
Mortgage Loans .............................................. S-97
Mortgage Note ............................................... S-98
Mortgage Pool ............................................... S-97
Mortgage Rate ............................................... S-99
Mortgaged Property .......................................... S-98
MWH .........................................................S-151
NA ..........................................................S-121
NAV .........................................................S-121
Net Aggregate Prepayment Interest Shortfall .................S-245
Net Cash Flow ...............................................S-118

                                     S-282

                                                              PAGE
Net Mortgage Rate ...........................................S-232
Non-Offered Certificates ....................................S-225
Nonrecoverable P&I Advance ..................................S-254
Notional Amount .............................................S-228
NRSRO .......................................................S-276
O ( ) .......................................................S-120
Occupancy Percentage ........................................S-120
Offered Certificates ........................................S-225
OID Regulations .............................................S-274
Open Period .................................................S-120
Option Price ................................................S-222
Original Term to Maturity ...................................S-120
Pari Passu Companion Loans ..................................S-105
Participants ................................................S-226
Penn's Purchase Loan ........................................S-104
Periodic Payments ........................................... S-99
P&I Advance .................................................S-253
Plan ........................................................S-275
Pooling and Servicing Agreement .............................S-225
Prepayment Interest Excess ..................................S-214
Prepayment Interest Shortfall ...............................S-214
Prepayment Premiums .........................................S-249
Primary Collateral ..........................................S-208
Principal Distribution Amount ...............................S-246
Privileged Person ...........................................S-262
PTE .........................................................S-275
Purchase Option .............................................S-222
Purchase Price ..............................................S-203
Qualified Appraiser .........................................S-257
Qualified Substitute Mortgage Loan ..........................S-204
Rated Final Distribution Date ...............................S-263
Rating Agencies .............................................S-280
Realized Losses .............................................S-252
Reimbursement Rate ..........................................S-255
REIT ........................................................S-275
Related Proceeds ............................................S-254
Remaining Amortization Term .................................S-120
Remaining Term to Maturity ..................................S-120
REMIC ....................................................... S-30
REMIC Administrator .........................................S-265
REMIC I ..................................................... S-30
REMIC II .................................................... S-30
REMIC Regular Certificates ..................................S-225
REMIC Regulations ...........................................S-274
REMIC Residual Certificates .................................S-225
Rental Property .............................................S-118
REO Extension ...............................................S-222
REO Mortgage Loan ...........................................S-249
REO Property ................................................S-213
Replacement Reserve .........................................S-121
Required Appraisal Date .....................................S-256
Required Appraisal Loan .....................................S-257
Restricted Group ............................................S-276
Restricted Servicer Reports .................................S-261
Rules .......................................................S-226
Scenario ....................................................S-270
Scheduled Payment ...........................................S-248
Sequential Pay Certificates .................................S-225
Servicing Fees ..............................................S-214
Servicing Standard ..........................................S-209
Servicing Transfer Event ....................................S-212
Similar Law .................................................S-275
Slatten Ranch Loan ..........................................S-174
Smarthinking ................................................S-177
S&P .........................................................S-276
Special Servicer ............................................S-210
Special Servicing Fee .......................................S-214
Special Servicing Fee Rate ..................................S-214
Specially Serviced Mortgage Loans ...........................S-213
Specially Serviced Trust Fund Assets ........................S-213
Stated Principal Balance ....................................S-233
Stroock .....................................................S-157
Subordinate Certificates ....................................S-225
Subordinate Companion Loans .................................S-105
Substitution Shortfall Amount ...............................S-204
Table Assumptions ....................................S-263, S-270
Terms and Conditions ........................................S-227
TI/LC Reserve ...............................................S-121
Torrington Commons Loan .....................................S-104
Trust Fund ..................................................S-225
Trustee .....................................................S-265
Trustee Fee .................................................S-265
Underwriter .................................................S-276
Underwriters ................................................S-278
Underwriting Agreement ......................................S-278
Underwritten Replacement Reserves ...........................S-120
Unrestricted Servicer Reports ...............................S-261
Voting Rights ...............................................S-263
Wachovia ..............................................S-98, S-201
Wachovia Mortgage Loans .....................................S-201
Wachovia Securities .........................................S-275
Weighted Average Net Mortgage Rate ..........................S-232
weighted averages ...........................................S-120
Weitz & Luxenberg ...........................................S-157
Whole Loans .................................................S-105
Workout Fee .................................................S-215
Workout-Delayed Reimbursement Amount ........................S-255
Year Built ..................................................S-120
Yield Maintenance Charges ...................................S-249
YM ( ) ......................................................S-120

                                     S-283

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

WACHOVIA BANK COMMERCIAL MORTGAGE TRUST SERIES 2004-C15
ANNEX A-1

     CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

     MORTGAGE         LOAN
       LOAN           GROUP
      NUMBER         NUMBER    PROPERTY NAME
-----------------------------------------------------------------------------------------------------------------

        1               1      175 West Jackson (1)
        2               1      Coastal Grand Mall
        3               1      180 Maiden Lane (1)
        4               1      Gale Office Pool
       4.1                     20 Waterview Boulevard
       4.2                     85 Livingston Avenue
       4.3                     6 Becker Farm Road
       4.4                     75 Livingston Avenue
        5               2      Deer Valley Village Apartments
        6               1      IRS Building - Fresno, CA
        7               1      ADG MHP Pool One
       7.1                     Spacious Acres
       7.2                     Skyview Terrace
       7.3                     Meadowview Place
       7.4                     Harbor Lights
       7.5                     Shorecrest Pointe
       7.6                     Lakeland
       7.7                     Cardinal Crest
       7.8                     Park Ridge
       7.9                     River View Manor
       7.10                    Balsam Lake
       7.11                    Monroe Estates
       7.12                    Camelot Terrace
       7.13                    Oak Manor
       7.14                    Falls View
       7.15                    Forest Junction
       7.16                    Reeseville
       7.17                    Indianhead Manor
       7.18                    Foxx Glen
       7.19                    Willow Grove
       7.20                    Lake Bluff
       7.21                    Markesan
       7.22                    Forest Glen
        8               1      Slatten Ranch (Western Phase)
        9               1      1900 L Street
        10              1      10 Independence Boulevard
        11              1      35 Waterview Boulevard
        12              1      Marina Corporate Center
        13              1      4 Sylvan Way
        14              1      Mahopac Village Center
        15              1      Town Center East Building 1
        16              1      Plaza West
        17              1      Ridge Plaza
        18              1      Broadmoor Towne Center - North
        19              1      Bay Vista Office Building (2)
        20              1      Penn's Purchase II
        21              1      Shops at Lufkin
        22              1      Torrington Commons
        23              2      The Meridian Apartments
        24              1      Omni Hotel - Newport News, VA
        25              2      Monticello of 42nd Street Apartments
        26              1      Dove Run Shopping Center
        27              2      Dupont Place Apartments
        28              1      10 East Baltimore Street
        29              2      Glen Eagles Apartments
        30              2      Waterstone Landing Apartments
        31              1      Forest Park
        32              1      Hampton Inn & Suites - Islamorada, FL
        33              1      The Village at Union Mills
        34              1      One Chasewood
        35              1      University Marketplace
        36              1      Continental Plaza Office Building
        37              1      Arlington Square Apartments
        38              1      Hyde Park Apartments
        39              1      Lake Buena Vista Factory Stores-Phase II
        40              1      Arcade Building
        41              1      ABB Power Technologies
        42              2      Suntree Apartments
        43              1      Terra Vista Town Center - Parcels 10,11,12
        44              1      Peter Jefferson Place V
        45              1      University Place Shopping Center
        46              1      ADG - Lannon Estates
        47              1      Luther Crest Medical Arts Building
        48              1      Garfield Ridge Commons
        49              2      Pine Court II
        50              1      Green Hills Mobile Home Park
        51              1      Lake Forest Apartments
        52              2      Windsor Village Apartments
        53              1      ADG - Cedar Crossing Apartments
        54              1      Burlingame Industrial Pool
       54.1                    302-332 Lang Road
       54.2                    833 Mahler Road
       54.3                    371-381 Beach Road
        55              2      Sprague Court Apartments
        56              2      Chapel Park Apartments
        57              1      Laurel Place
        58              2      Park Chase Apartments
        59              1      Cary Square Shopping Center
        60              1      Walgreens - Fort Lauderdale, FL
        61              2      Campus Walk Apartments
        62              2      Behren's Lofts (2)
        63              1      Walgreens - Missouri City, TX
        64              1      Walgreens - Duluth, GA
        65              1      Walgreens - Atlanta, GA
        66              1      Lake View Commercial Park
        67              1      Walgreens - Lancaster, OH
        68              1      Eckerd - Augusta, GA
        69              1      CVS - Cedar Park, TX (2)
        70              2      Landmark Apartments
        71              1      CVS - Houston, TX
        72              1      Walgreens - Anderson, IN
        73              1      Walgreens - Cincinnati, OH
        74              1      Walgreens - Windsor, CO
        75              1      Eckerd - Simpsonville, SC
        76              1      Walgreens - Milford, OH
        77              2      5051 New Hampshire Avenue, NW & 5021, 5051, 5055, and 5061 1st Street, NW
        78              1      Eckerd - Winter Park, FL
        79              1      Terra Vista Town Center - Parcel 8
        80              1      Strawbridge Marketplace Phase III
        81              2      The 17th Street Loft Apartments
        82              1      Eckerd - Beverly Hills, FL
        83              1      Power Park Commercial Center
        84              1      Elm Creek Crossing
        85              1      Edison Pad Sites - Liberty Bank
        86              1      ADG - Forest Down Apartments
        87              1      Edison Pad Sites - Applebee's

MORTGAGE
  LOAN
 NUMBER       ADDRESS                                                                                CITY                    STATE
------------------------------------------------------------------------------------------------------------------------------------

   1          175 West Jackson Boulevard                                                       Chicago                         IL
   2          2000 Coastal Grande Circle                                                       Myrtle Beach                    SC
   3          180 Maiden Lane                                                                  New York                        NY
   4          Various                                                                          Various                         NJ
  4.1         20 Waterview Boulevard                                                           Parsippany                      NJ
  4.2         85 Livingston Avenue                                                             Roseland                        NJ
  4.3         6 Becker Farm Road                                                               Roseland                        NJ
  4.4         75 Livingston Avenue                                                             Roseland                        NJ
   5          3010 West Yorkshire Drive                                                        Phoenix                         AZ
   6          1325 Broadway Plaza                                                              Fresno                          CA
   7          Various                                                                          Various                      Various
  7.1         1211 Lakeview Drive                                                              Sullivan                        WI
  7.2         2742 Main Street                                                                 East Troy                       WI
  7.3         2400 Johnson Street                                                              Janesville                      WI
  7.4         952 Paradise Lane                                                                Menasha                         WI
  7.5         8743 Sheridan Road                                                               Kenosha                         WI
  7.6         855 East Lake Street                                                             Lake Mills                      WI
  7.7         906 19th Street                                                                  Brodhead                        WI
  7.8         1300 Michigain Avenue                                                            Iron Mountain                   MI
  7.9         640 Meadow Street                                                                Amery                           WI
  7.10        13 Tilltag Drive                                                                 Balsam Lake                     WI
  7.11        560 West 21st Street                                                             Monroe                          WI
  7.12        1140 Arthur Boulevard                                                            Pulaski                         WI
  7.13        600 Oak Street                                                                   Waupaca                         WI
  7.14        601 North Main Street                                                            Fall River                      WI
  7.15        West 2377 & West 2389 Highway 10                                                 Forest Junction                 WI
  7.16        404 Lincoln Avenue                                                               Reeseville                      WI
  7.17        815 Park Avenue                                                                  Chippewa Falls                  WI
  7.18        3920 Hall Avenue                                                                 Marinette                       WI
  7.19        211 East Willow Grove                                                            Spencer                         WI
  7.20        927 Miller Street                                                                Kewaunee                        WI
  7.21        531 West John Street                                                             Markesan                        WI
  7.22        1450 Myrtle Street                                                               Marinette                       WI
   8          5709-5739 Lone Tree Way                                                          Antioch                         CA
   9          1900 L Street                                                                    Washington                      DC
   10         10 Independence Boulevard                                                        Warren                          NJ
   11         35 Waterview Boulevard                                                           Parsippany                      NJ
   12         12655 West Jefferson Boulevard                                                   Los Angeles                     CA
   13         4 Sylvan Way                                                                     Parsippany                      NJ
   14         Route 6 at Miller Road                                                           Mahopac                         NY
   15         101 Israel Road Southeast                                                        Tumwater                        WA
   16         4733 Bethesda Avenue                                                             Bethesda                        MD
   17         5734 Berkshire Valley Road                                                       Oak Ridge                       NJ
   18         1802-1972 Southgate Road                                                         Colorado Springs                CO
   19         2801, 2815, 2819 & 2827 2nd Avenue                                               Seattle                         WA
   20         5861 York Road                                                                   Buckingham Township             PA
   21         4505 South Medford Drive                                                         Lufkin                          TX
   22         211 High Street                                                                  Torrington                      CT
   23         1720 South Depot Street                                                          Santa Maria                     CA
   24         1000 Omni Boulevard                                                              Newport News                    VA
   25         14010 42nd Street                                                                Tampa                           FL
   26         Route 299 and Brick Mill Road                                                    Middletown                      DE
   27         2334 Fuller Way                                                                  Tucker                          GA
   28         10 East Baltimore Street                                                         Baltimore                       MD
   29         9416 East 65th Street                                                            Tulsa                           OK
   30         5995 Waterstone Oak Way                                                          Memphis                         TN
   31         53 Forest Avenue                                                                 Greenwich                       CT
   32         80001 Overseas Highway                                                           Islamorada                      FL
   33         1546 Marvin Road Southeast                                                       Lacey                           WA
   34         20333 State Highway 249                                                          Houston                         TX
   35         8300 Pines Boulevard                                                             Pembroke Pines                  FL
   36         3250 Mary Street                                                                 Coconut Grove                   FL
   37         29-41 Mulberry Lane & 2600-2731 Mulberry Lane                                    Greenville                      NC
   38         1996-2215 Hyde Drive                                                             Greenville                      NC
   39         15591 South Apopka Vineland Road                                                 Orlando                         FL
   40         1325 Boardwalk & 173-175 Ocean Avenue                                            Atlantic City                   NJ
   41         100 Distribution Circle                                                          Mount Pleasant                  PA
   42         8650 West Peoria Avenue                                                          Peoria                          AZ
   43         10700, 10710 & 10730 Foothill Boulevard                                          Rancho Cucamonga                CA
   44         590 Peter Jefferson Parkway                                                      Charlottesville                 VA
   45         2343-2401 North 48th Street and 4680-4690 Leighton Avenue                        Lincoln                         NE
   46         20179 West Good Hope Road                                                        Lannon                          WI
   47         798 Hausman Road                                                                 Allentown                       PA
   48         6221-6255 South Archer Avenue                                                    Chicago                         IL
   49         611-617 West Cary Street                                                         Richmond                        VA
   50         210 Green Hill Drive                                                             Green Lane                      PA
   51         410 Lake Forest Drive                                                            Brandon                         MS
   52         346 Woodstone Road                                                               Clinton                         MS
   53         5802 Rose Bay Court                                                              Frederick                       MD
   54         Various                                                                          Burlingame                      CA
  54.1        302-332 Lang Road                                                                Burlingame                      CA
  54.2        833 Mahler Road                                                                  Burlingame                      CA
  54.3        371-381 Beach Road                                                               Burlingame                      CA
   55         6600 Blakemore Street                                                            Philadelphia                    PA
   56         3409 Primm Lane                                                                  Hoover                          AL
   57         5102 West Laurel Street                                                          Tampa                           FL
   58         8110-8118 Verree Road                                                            Philadelphia                    PA
   59         642-696 West Northwest Highway                                                   Cary                            IL
   60         1680 Southeast 17th Street                                                       Fort Lauderdale                 FL
   61         810 Wadsworth Street                                                             Tallahassee                     FL
   62         219 South 4th Street                                                             Waco                            TX
   63         2203 Texas Parkway                                                               Missouri City                   TX
   64         6410 West Johns Crossing                                                         Duluth                          GA
   65         7530 Roswell Road                                                                Atlanta                         GA
   66         4005 Northwest 114th Avenue                                                      Miami                           FL
   67         911 North Memorial Drive                                                         Lancaster                       OH
   68         3137 Peach Orchard Road                                                          Augusta                         GA
   69         3100 East Whitestone Boulevard                                                   Cedar Park                      TX
   70         160 Broadway Drive                                                               Clinton                         MS
   71         1325 FM 1960 West                                                                Houston                         TX
   72         320 South Scatterfield Road                                                      Anderson                        IN
   73         2203 Beechmont Avenue                                                            Cincinnati                      OH
   74         1480 Main Street                                                                 Windsor                         CO
   75         202 Scuffletown Road                                                             Simpsonville                    SC
   76         1243 State Route 28                                                              Milford                         OH
   77         5051 New Hampshire Avenue, NW & 5021, 5051, 5055, and 5061 1st Street, NW        Washington                      DC
   78         7496 University Boulevard                                                        Winter Park                     FL
   79         10740 Foothill Boulevard                                                         Rancho Cucamonga                CA
   80         2165 General Booth Boulevard                                                     Virginia Beach                  VA
   81         333 Oliver Hill Way                                                              Richmond                        VA
   82         3545 North Lecanto Highway                                                       Beverly Hills                   FL
   83         2101 NW 22nd Street                                                              Pompano Beach                   FL
   84         11452 Jefferson Court                                                            Champlin                        MN
   85         1031 Route 1                                                                     Edison                          NJ
   86         10224 West Forest Home Avenue                                                    Hales Corners                   WI
   87         1045 Route 1                                                                     Edison                          NJ

MORTGAGE
  LOAN                     CROSS COLLATERALIZED AND CROSS                                 GENERAL PROPERTY      SPECIFIC PROPERTY
 NUMBER      ZIP CODE            DEFAULTED LOAN FLAG                 LOAN ORIGINATOR            TYPE                   TYPE
------------------------------------------------------------------------------------------------------------------------------------

   1          60604                                                     Wachovia               Office                  CBD
   2          29577                                                     Wachovia               Retail                Anchored
   3          10038                                                     Wachovia               Office                  CBD
   4         Various                                                    Wachovia               Office                Suburban
  4.1         07054                                                                            Office                Suburban
  4.2         07068                                                                            Office                Suburban
  4.3         07068                                                                            Office                Suburban
  4.4         07068                                                                            Office                Suburban
   5          85027                                                     Wachovia            Multifamily            Conventional
   6          93721                                                      Artesia               Office                  CBD
   7         Various                ADG Portfolio                       Wachovia          Mobile Home Park       Mobile Home Park
  7.1         53178                                                                       Mobile Home Park       Mobile Home Park
  7.2         53120                                                                       Mobile Home Park       Mobile Home Park
  7.3         53545                                                                       Mobile Home Park       Mobile Home Park
  7.4         54952                                                                       Mobile Home Park       Mobile Home Park
  7.5         53140                                                                       Mobile Home Park       Mobile Home Park
  7.6         53551                                                                       Mobile Home Park       Mobile Home Park
  7.7         53520                                                                       Mobile Home Park       Mobile Home Park
  7.8         49801                                                                       Mobile Home Park       Mobile Home Park
  7.9         54001                                                                       Mobile Home Park       Mobile Home Park
  7.10        54810                                                                       Mobile Home Park       Mobile Home Park
  7.11        53566                                                                       Mobile Home Park       Mobile Home Park
  7.12        54162                                                                       Mobile Home Park       Mobile Home Park
  7.13        54981                                                                       Mobile Home Park       Mobile Home Park
  7.14        53932                                                                       Mobile Home Park       Mobile Home Park
  7.15        54110                                                                       Mobile Home Park       Mobile Home Park
  7.16        53551                                                                       Mobile Home Park       Mobile Home Park
  7.17        54729                                                                       Mobile Home Park       Mobile Home Park
  7.18        54143                                                                       Mobile Home Park       Mobile Home Park
  7.19        54479                                                                       Mobile Home Park       Mobile Home Park
  7.20        54216                                                                       Mobile Home Park       Mobile Home Park
  7.21        53946                                                                       Mobile Home Park       Mobile Home Park
  7.22        54143                                                                       Mobile Home Park       Mobile Home Park
   8          94509                                                     Wachovia               Retail                Anchored
   9          20036                                                     Wachovia               Office                  CBD
   10         07059                                                     Wachovia               Office                Suburban
   11         07054                                                     Wachovia               Office                Suburban
   12         90066                                                      Artesia               Office                Suburban
   13         07054                                                     Wachovia               Office                Suburban
   14         10541                                                     Wachovia               Retail                Anchored
   15         98501                                                      Artesia               Office                Suburban
   16         20814                                                     Wachovia               Office                  CBD
   17         07438                                                     Wachovia               Retail                Anchored
   18         80906                                                     Wachovia               Retail                Anchored
   19         98121                                                      Artesia               Office                  CBD
   20         18931                                                     Wachovia               Retail                Anchored
   21         75901              Cronacher Portfolio                    Wachovia               Retail                Anchored
   22         06790                                                     Wachovia               Retail                Anchored
   23         93458                                                     Wachovia            Multifamily             Section 42
   24         23606                                                     Wachovia            Hospitality            Full Service
   25         33613                                                     Wachovia            Multifamily          Student Housing
   26         19709                                                     Wachovia               Retail                Anchored
   27         30084                                                     Wachovia            Multifamily            Conventional
   28         21202                                                     Wachovia               Office                  CBD
   29         74133                                                     Wachovia            Multifamily            Conventional
   30         38115                                                     Wachovia            Multifamily            Conventional
   31         06830                                                     Wachovia               Office                Suburban
   32         33036                                                     Wachovia            Hospitality          Limited Service
   33         98503                                                     Wachovia            Multifamily            Conventional
   34         77070                                                      Artesia               Office                Suburban
   35         33024                                                     Wachovia               Retail            Shadow Anchored
   36         33133                                                     Wachovia               Office                Suburban
   37         27858                                                     Wachovia            Multifamily            Conventional
   38         27858                                                     Wachovia            Multifamily            Conventional
   39         32821                                                      Artesia               Retail                Anchored
   40         08401                                                      Artesia               Office                  CBD
   41         15666                                                      Artesia             Industrial             Warehouse
   42         85345                                                     Wachovia            Multifamily            Conventional
   43         91730       Terra Vista Town Center Portfolio             Wachovia               Retail            Shadow Anchored
   44         22911                                                     Wachovia               Office                Suburban
   45         68504                                                     Wachovia               Retail                Anchored
   46         53046                 ADG Portfolio                       Wachovia          Mobile Home Park       Mobile Home Park
   47         18104                                                      Artesia               Office                Medical
   48         60638                                                      Artesia               Retail               Unanchored
   49         23220                                                     Wachovia            Multifamily            Conventional
   50         18054                                                     Wachovia          Mobile Home Park       Mobile Home Park
   51         39042                                                     Wachovia            Multifamily            Conventional
   52         39056                                                     Wachovia            Multifamily            Conventional
   53         21703                 ADG Portfolio                       Wachovia            Multifamily            Conventional
   54         94010                                                     Wachovia             Industrial          Light Industrial
  54.1        94010                                                                          Industrial          Light Industrial
  54.2        94010                                                                          Industrial          Light Industrial
  54.3        94010                                                                          Industrial          Light Industrial
   55         19119                                                     Wachovia            Multifamily            Conventional
   56         35216                                                     Wachovia            Multifamily            Conventional
   57         33607                                                      Artesia               Office                Suburban
   58         19111                                                     Wachovia            Multifamily            Conventional
   59         60013                                                     Wachovia               Retail                Anchored
   60         33316                                                     Wachovia               Retail                Anchored
   61         32304                                                      Artesia            Multifamily            Conventional
   62         76701                                                      Artesia            Multifamily            Conventional
   63         77489                                                     Wachovia               Retail                Anchored
   64         30097                                                     Wachovia               Retail                Anchored
   65         30350                                                     Wachovia               Retail                Anchored
   66         33178                                                      Artesia             Industrial         Warehouse - Office
   67         43130                                                      Artesia               Retail                Anchored
   68         30906              Cronacher Portfolio                    Wachovia               Retail               Unanchored
   69         78613                                                      Artesia               Retail                Anchored
   70         39056                                                     Wachovia            Multifamily            Conventional
   71         77090                                                      Artesia               Retail                Anchored
   72         46015                                                      Artesia               Retail                Anchored
   73         45230                                                      Artesia               Retail                Anchored
   74         80550                                                     Wachovia               Retail                Anchored
   75         29681                                                     Wachovia               Retail               Unanchored
   76         45150                                                      Artesia               Retail                Anchored
   77         20011                                                     Wachovia            Multifamily            Conventional
   78         32792                                                     Wachovia               Retail                Anchored
   79         91730       Terra Vista Town Center Portfolio             Wachovia               Retail            Shadow Anchored
   80         23454                                                      Artesia               Retail            Shadow Anchored
   81         23219                                                     Wachovia            Multifamily            Conventional
   82         34465                                                     Wachovia               Retail                Anchored
   83         33069                                                      Artesia             Industrial         Warehouse - Office
   84         55316                                                      Artesia               Retail               Unanchored
   85         08837          Edison Pad Sites Portfolio                  Artesia                Land                  Retail
   86         53130                 ADG Portfolio                       Wachovia            Multifamily            Conventional
   87         08837          Edison Pad Sites Portfolio                  Artesia                Land                  Retail

MORTGAGE                           CUT-OFF DATE     % OF AGGREGATE       % OF LOAN      % OF LOAN
  LOAN        ORIGINAL LOAN        LOAN BALANCE      CUT-OFF DATE         GROUP 1        GROUP 2        ORIGINATION      FIRST PAY
 NUMBER        BALANCE ($)             ($)             BALANCE            BALANCE        BALANCE           DATE            DATE
------------------------------------------------------------------------------------------------------------------------------------

   1         112,500,000.00       112,500,000.00        9.74%              11.32%                        08/26/04        10/11/04
   2         100,000,000.00       99,834,321.03         8.64%              10.04%                        09/20/04        11/11/04
   3          93,000,000.00       93,000,000.00         8.05%              9.35%                         08/19/04        10/11/04
   4          72,955,000.00       72,955,000.00         6.32%              7.34%                         07/30/04        09/11/04
  4.1
  4.2
  4.3
  4.4
   5          51,150,000.00       51,150,000.00         4.43%                             31.82%         09/16/04        11/11/04
   6          46,000,000.00       46,000,000.00         3.98%              4.63%                         10/06/04        12/11/04
   7          30,480,000.00       30,480,000.00         2.64%              3.07%                         10/01/04        11/11/04
  7.1
  7.2
  7.3
  7.4
  7.5
  7.6
  7.7
  7.8
  7.9
  7.10
  7.11
  7.12
  7.13
  7.14
  7.15
  7.16
  7.17
  7.18
  7.19
  7.20
  7.21
  7.22
   8          26,000,000.00       26,000,000.00         2.25%              2.62%                         08/24/04        10/11/04
   9          22,750,000.00       22,750,000.00         1.97%              2.29%                         08/31/04        10/11/04
   10         20,900,000.00       20,900,000.00         1.81%              2.10%                         07/30/04        09/11/04
   11         20,400,000.00       20,400,000.00         1.77%              2.05%                         07/30/04        09/11/04
   12         18,500,000.00       18,500,000.00         1.60%              1.86%                         08/02/04        09/11/04
   13         18,000,000.00       18,000,000.00         1.56%              1.81%                         07/30/04        09/11/04
   14         18,000,000.00       18,000,000.00         1.56%              1.81%                         08/26/04        10/11/04
   15         17,910,000.00       17,910,000.00         1.55%              1.80%                         10/08/04        12/11/04
   16         17,650,000.00       17,650,000.00         1.53%              1.78%                         08/16/04        10/11/04
   17         17,000,000.00       16,982,565.82         1.47%              1.71%                         09/13/04        11/11/04
   18         16,800,000.00       16,770,484.30         1.45%              1.69%                         09/02/04        10/11/04
   19         16,400,000.00       16,385,864.69         1.42%              1.65%                         09/29/04        11/11/04
   20         14,625,000.00       14,611,158.03         1.27%              1.47%                         10/01/04        11/11/04
   21         14,056,000.00       14,056,000.00         1.22%              1.41%                         10/15/04        12/11/04
   22         13,650,000.00       13,650,000.00         1.18%              1.37%                         08/13/04        10/11/04
   23         13,500,000.00       13,500,000.00         1.17%                             8.40%          09/17/04        11/11/04
   24         13,440,000.00       13,424,919.84         1.16%              1.35%                         09/14/04        11/11/04
   25         13,000,000.00       12,989,646.17         1.12%                             8.08%          09/14/04        11/11/04
   26         12,750,000.00       12,721,065.35         1.10%              1.28%                         08/27/04        10/11/04
   27         12,700,000.00       12,700,000.00         1.10%                             7.90%          08/23/04        10/11/04
   28         12,500,000.00       12,500,000.00         1.08%              1.26%                         09/23/04        11/11/04
   29         12,500,000.00       12,500,000.00         1.08%                             7.78%          08/30/04        10/11/04
   30         12,240,000.00       12,240,000.00         1.06%                             7.61%          06/17/04        08/11/04
   31         12,000,000.00       12,000,000.00         1.04%              1.21%                         09/13/04        11/11/04
   32         11,830,000.00       11,816,808.71         1.02%              1.19%                         09/14/04        11/11/04
   33         11,000,000.00       11,000,000.00         0.95%              1.11%                         10/21/04        12/11/04
   34         10,750,000.00       10,750,000.00         0.93%              1.08%                         10/06/04        12/11/04
   35         10,000,000.00       10,000,000.00         0.87%              1.01%                         08/11/04        09/11/04
   36         9,250,000.00         9,250,000.00         0.80%              0.93%                         09/17/04        11/11/04
   37         8,800,000.00         8,791,295.41         0.76%              0.88%                         09/15/04        11/11/04
   38         8,100,000.00         8,091,987.82         0.70%              0.81%                         09/15/04        11/11/04
   39         7,500,000.00         7,484,289.50         0.65%              0.75%                         08/12/04        10/11/04
   40         7,480,000.00         7,473,635.95         0.65%              0.75%                         08/19/04        11/11/04
   41         7,400,000.00         7,393,082.61         0.64%              0.74%                         10/01/04        11/11/04
   42         7,200,000.00         7,200,000.00         0.62%                             4.48%          09/30/04        11/11/04
   43         6,965,000.00         6,951,054.63         0.60%              0.70%                         09/07/04        10/11/04
   44         6,750,000.00         6,725,120.73         0.58%              0.68%                         08/11/04        09/11/04
   45         6,000,000.00         5,984,373.30         0.52%              0.60%                         08/10/04        09/11/04
   46         5,832,000.00         5,832,000.00         0.50%              0.59%                         10/01/04        11/11/04
   47         5,600,000.00         5,600,000.00         0.48%              0.56%                         08/09/04        10/11/04
   48         5,600,000.00         5,595,160.83         0.48%              0.56%                         09/15/04        11/11/04
   49         5,550,000.00         5,536,879.90         0.48%                             3.44%          08/05/04        09/11/04
   50         5,168,000.00         5,162,598.18         0.45%              0.52%                         10/01/04        11/11/04
   51         5,160,000.00         5,160,000.00         0.45%              0.52%                         08/18/04        10/11/04
   52         4,800,000.00         4,800,000.00         0.42%                             2.99%          08/18/04        10/11/04
   53         4,640,000.00         4,640,000.00         0.40%              0.47%                         10/01/04        11/11/04
   54         4,600,000.00         4,600,000.00         0.40%              0.46%                         08/19/04        10/11/04
  54.1
  54.2
  54.3
   55         4,400,000.00         4,400,000.00         0.38%                             2.74%          10/18/04        12/11/04
   56         4,280,000.00         4,275,888.73         0.37%                             2.66%          09/15/04        11/11/04
   57         4,275,000.00         4,275,000.00         0.37%              0.43%                         12/10/03        01/11/04
   58         4,200,000.00         4,188,237.48         0.36%                             2.61%          08/02/04        09/11/04
   59         4,000,000.00         4,000,000.00         0.35%              0.40%                         08/19/04        10/11/04
   60         4,000,000.00         3,992,282.67         0.35%              0.40%                         08/16/04        10/11/04
   61         3,900,000.00         3,889,278.34         0.34%                             2.42%          08/06/04        09/11/04
   62         3,890,000.00         3,885,946.30         0.34%                             2.42%          09/13/04        11/11/04
   63         3,377,777.00         3,377,777.00         0.29%              0.34%                         10/07/04        11/11/04
   64         3,337,000.00         3,330,519.33         0.29%              0.33%                         09/07/04        10/11/04
   65         3,307,000.00         3,300,577.59         0.29%              0.33%                         09/01/04        10/11/04
   66         3,300,000.00         3,297,155.70         0.29%              0.33%                         10/04/04        11/11/04
   67         3,275,000.00         3,268,805.39         0.28%              0.33%                         08/12/04        10/11/04
   68         3,200,006.00         3,197,374.61         0.28%              0.32%                         10/04/04        11/11/04
   69         3,200,000.00         3,186,932.13         0.28%              0.32%                         07/28/04        10/11/04
   70         3,120,000.00         3,120,000.00         0.27%                             1.94%          08/18/04        10/11/04
   71         3,100,000.00         3,097,531.01         0.27%              0.31%                         09/22/04        11/11/04
   72         3,080,000.00         3,074,174.25         0.27%              0.31%                         08/12/04        10/11/04
   73         2,945,000.00         2,939,429.60         0.25%              0.30%                         08/12/04        10/11/04
   74         2,871,000.00         2,871,000.00         0.25%              0.29%                         08/11/04        09/11/04
   75         2,728,320.00         2,723,361.95         0.24%              0.27%                         08/30/04        10/11/04
   76         2,700,000.00         2,694,893.00         0.23%              0.27%                         08/12/04        10/11/04
   77         2,376,000.00         2,371,405.84         0.21%                             1.48%          09/09/04        10/11/04
   78         2,300,000.00         2,290,256.07         0.20%              0.23%                         08/05/04        09/11/04
   79         2,215,000.00         2,210,613.01         0.19%              0.22%                         09/07/04        10/11/04
   80         2,030,000.00         2,028,064.37         0.18%              0.20%                         09/22/04        11/11/04
   81         2,000,000.00         2,000,000.00         0.17%                             1.24%          09/14/04        11/11/04
   82         1,900,000.00         1,891,950.66         0.16%              0.19%                         08/05/04        09/11/04
   83         1,700,000.00         1,698,553.62         0.15%              0.17%                         10/04/04        11/11/04
   84         1,575,000.00         1,573,673.87         0.14%              0.16%                         09/10/04        11/11/04
   85         1,250,000.00         1,248,908.65         0.11%              0.13%                         09/17/04        11/11/04
   86         1,232,000.00         1,232,000.00         0.11%              0.12%                         10/01/04        11/11/04
   87         1,150,000.00         1,148,995.95         0.10%              0.12%                         09/17/04        11/11/04

                                                                                          INTEREST        ORIGINAL       REMAINING
MORTGAGE                                                   LOAN            INTEREST       ACCRUAL          TERM TO        TERM TO
  LOAN           MATURITY DATE        MORTGAGE        ADMINISTRATIVE        ACCRUAL        METHOD        MATURITY OR    MATURITY OR
 NUMBER              OR ARD             RATE            COST RATE           METHOD       DURING IO       ARD (MOS.)     ARD (MOS.)
------------------------------------------------------------------------------------------------------------------------------------

   1                09/11/14          5.8600%            0.04210%         Actual/360     Actual/360          120            118
   2                10/11/14          5.0900%            0.04210%           30/360                           120            119
   3                11/11/09          5.4100%            0.04210%         Actual/360     Actual/360          62             60
   4                08/11/14          6.2600%            0.04210%         Actual/360     Actual/360          120            117
  4.1
  4.2
  4.3
  4.4
   5                10/11/09          5.0300%            0.04210%         Actual/360     Actual/360          60             59
   6                11/11/09          5.5700%            0.04210%         Actual/360     Actual/360          60             60
   7                10/11/14          5.6100%            0.04210%         Actual/360     Actual/360          120            119
  7.1
  7.2
  7.3
  7.4
  7.5
  7.6
  7.7
  7.8
  7.9
  7.10
  7.11
  7.12
  7.13
  7.14
  7.15
  7.16
  7.17
  7.18
  7.19
  7.20
  7.21
  7.22
   8                09/11/14          5.5500%            0.04210%         Actual/360     Actual/360          120            118
   9                09/11/11          5.4500%            0.04210%         Actual/360     Actual/360          84             82
   10               08/11/14          6.2600%            0.04210%         Actual/360     Actual/360          120            117
   11               08/11/14          6.2600%            0.04210%         Actual/360     Actual/360          120            117
   12               08/11/11          5.8300%            0.04210%         Actual/360     Actual/360          84             81
   13               08/11/14          6.2600%            0.04210%         Actual/360     Actual/360          120            117
   14               09/11/14          5.6200%            0.04210%         Actual/360     Actual/360          120            118
   15               11/11/11          5.1800%            0.04210%         Actual/360                         84             84
   16               09/11/14          6.1900%            0.04210%         Actual/360     Actual/360          120            118
   17               10/11/09          5.1500%            0.04210%         Actual/360                         60             59
   18               09/11/14          6.1800%            0.04210%         Actual/360                         120            118
   19               10/11/14          5.8500%            0.04210%         Actual/360                         120            119
   20               10/11/14          5.4800%            0.04210%         Actual/360                         120            119
   21               11/11/14          5.9000%            0.04210%         Actual/360                         120            120
   22               09/11/14          5.5200%            0.04210%         Actual/360     Actual/360          120            118
   23               10/11/14          5.1700%            0.04210%         Actual/360     Actual/360          120            119
   24               10/11/14          6.6400%            0.04210%         Actual/360                         120            119
   25               10/11/14          6.1500%            0.04210%         Actual/360                         120            119
   26               09/11/14          5.0000%            0.04210%         Actual/360                         120            118
   27               09/11/14          5.8600%            0.04210%         Actual/360     Actual/360          120            118
   28               10/11/14          5.5500%            0.04210%         Actual/360     actual/360          120            119
   29               09/11/14          5.5900%            0.04210%         Actual/360     actual/360          120            118
   30               07/11/09          5.2700%            0.04210%         Actual/360     Actual/360          60             56
   31               10/11/14          5.3700%            0.04210%         Actual/360     Actual/360          120            119
   32               10/11/14          6.6700%            0.04210%         Actual/360                         120            119
   33               11/11/14          5.3000%            0.04210%         Actual/360     Actual/360          120            120
   34               11/11/14          5.4000%            0.04210%         Actual/360                         120            120
   35               08/11/09          5.4300%            0.04210%         Actual/360     Actual/360          60             57
   36               10/11/10          5.3700%            0.04210%         Actual/360     Actual/360          72             71
   37               10/11/14          5.3000%            0.04210%         Actual/360                         120            119
   38               10/11/14          5.3000%            0.04210%         Actual/360                         120            119
   39               03/11/11          5.3800%            0.04210%         Actual/360                         78             76
   40               10/11/14          5.9000%            0.04210%         Actual/360                         120            119
   41               10/11/14          5.5300%            0.04210%         Actual/360                         120            119
   42               10/11/09          5.1500%            0.04210%         Actual/360     Actual/360          60             59
   43               09/11/14          5.5900%            0.04210%         Actual/360                         120            118
   44               08/11/19          6.4700%            0.04210%         Actual/360                         180            177
   45               08/11/14          6.1000%            0.04210%         Actual/360                         120            117
   46               10/11/14          5.6100%            0.04210%         Actual/360     Actual/360          120            119
   47               09/11/11          6.1300%            0.04210%         Actual/360     Actual/360          84             82
   48               10/11/14          5.8400%            0.04210%         Actual/360                         120            119
   49               08/11/19          6.5000%            0.04210%         Actual/360                         180            177
   50               10/11/09          5.0700%            0.04210%         Actual/360                         60             59
   51               09/11/14          5.2200%            0.04210%         Actual/360     Actual/360          120            118
   52               09/11/14          5.1500%            0.04210%         Actual/360     Actual/360          120            118
   53               10/11/14          5.6100%            0.04210%         Actual/360     Actual/360          120            119
   54               09/11/14          5.6400%            0.04210%         Actual/360     Actual/360          120            118
  54.1
  54.2
  54.3
   55               11/11/14          5.5700%            0.04210%         Actual/360                         120            120
   56               10/11/11          5.4200%            0.04210%         Actual/360                         84             83
   57               12/11/13          5.9200%            0.04210%         Actual/360     Actual/360          120            109
   58               08/11/14          5.7900%            0.04210%         Actual/360                         120            117
   59               09/11/14          6.0800%            0.04210%         Actual/360     Actual/360          120            118
   60               09/11/14          5.7600%            0.04210%         Actual/360                         120            118
   61               08/11/14          5.8700%            0.04210%         Actual/360                         120            117
   62               10/11/14          5.7600%            0.04210%           30/360                           120            119
   63               10/11/14          5.6900%            0.04210%         Actual/360     Actual/360          120            119
   64               09/11/14          5.7300%            0.04210%         Actual/360                         120            118
   65               09/11/14          5.7300%            0.04210%         Actual/360                         120            118
   66               10/11/14          5.8500%            0.04210%         Actual/360                         120            119
   67               09/11/14          5.8500%            0.04210%         Actual/360                         120            118
   68               10/11/14          6.0300%            0.04210%         Actual/360                         120            119
   69               09/11/24          6.3700%            0.04210%         Actual/360                         240            238
   70               09/11/14          5.1500%            0.04210%         Actual/360     Actual/360          120            118
   71               10/11/14          6.1500%            0.04210%         Actual/360                         120            119
   72               09/11/14          5.8500%            0.04210%         Actual/360                         120            118
   73               09/11/14          5.8500%            0.04210%         Actual/360                         120            118
   74               08/11/11          5.5500%            0.04210%         Actual/360     Actual/360          84             81
   75               09/11/14          6.0300%            0.04210%         Actual/360                         120            118
   76               09/11/14          5.8500%            0.04210%         Actual/360                         120            118
   77               09/11/14          5.7500%            0.04210%         Actual/360                         120            118
   78               08/11/14          5.7000%            0.04210%         Actual/360                         120            117
   79               09/11/14          5.6400%            0.04210%         Actual/360                         120            118
   80               02/11/13          5.4500%            0.11210%         Actual/360                         100            99
   81               10/11/14          5.6500%            0.04210%         Actual/360     Actual/360          120            119
   82               08/11/14          5.7000%            0.04210%         Actual/360                         120            117
   83               10/11/14          5.9000%            0.04210%         Actual/360                         120            119
   84               10/11/14          5.9400%            0.04210%         Actual/360                         120            119
   85               10/11/14          5.8000%            0.04210%         Actual/360                         120            119
   86               10/11/14          5.6100%            0.04210%         Actual/360     Actual/360          120            119
   87               10/11/14          5.8000%            0.04210%         Actual/360                         120            119

MORTGAGE         REMAINING     ORIGINAL      REMAINING                          MATURITY DATE OR
  LOAN           IO PERIOD    AMORT TERM    AMORT TERM         MONTHLY P&I         ARD BALLOON          ARD    PREPAYMENT
 NUMBER           (MOS.)        (MOS.)        (MOS.)          PAYMENTS ($)         BALANCE ($)          LOAN   PROVISIONS
------------------------------------------------------------------------------------------------------------------------------------

   1                34           360            360            664,401.87        101,388,543.24          N     L(26),D(90),L(1),O(3)
   2                             300            299            589,845.64         74,148,734.04          N     L(25),D(91),O(4)
   3                60            IO            IO                 IO             93,000,000.00          N     L(27),D(32),O(3)
   4                21           360            360            449,671.08         65,035,042.90          N     L(27),D(89),O(4)
  4.1
  4.2
  4.3
  4.4
   5                59            IO            IO                 IO             51,150,000.00          Y     L(25),D(32),O(3)
   6                60            IO            IO                 IO             46,000,000.00          Y     L(36),D(21),O(3)
   7                23           360            360            175,171.52         26,770,729.19          N     L(25),D(92),O(3)
  7.1
  7.2
  7.3
  7.4
  7.5
  7.6
  7.7
  7.8
  7.9
  7.10
  7.11
  7.12
  7.13
  7.14
  7.15
  7.16
  7.17
  7.18
  7.19
  7.20
  7.21
  7.22
   8                34           360            360            148,441.81         23,286,365.37          N     L(48),D(69),O(3)
   9                34           360            360            128,459.22         21,483,745.23          N     L(26),D(55),O(3)
   10                9           300            300            138,000.12         16,923,607.45          N     L(27),D(89),O(4)
   11               21           360            360            125,739.02         18,185,386.25          N     L(27),D(89),O(4)
   12               24           360            360            108,903.00         17,334,313.23          Y     L(36),D(45),O(3)
   13                9           300            300            118,851.78         14,575,355.41          N     L(27),D(89),O(4)
   14               22           360            360            103,561.34         15,812,369.94          N     L(26),D(90),O(4)
   15                            360            360             98,124.60         15,913,354.18          Y     L(36),D(45),O(3)
   16               10           360            360            107,986.27         15,388,568.68          Y     L(48),D(68),O(4)
   17                            360            359             92,824.46         15,713,091.75          N     L(25),D(32),O(3)
   18                            360            358            102,676.86         14,319,309.11          N     L(26),D(91),O(3)
   19                            360            359             96,750.31         13,844,750.45          N     L(36),D(81),O(3)
   20                            360            359             82,855.72         12,207,890.28          N     L(25),D(92),O(3)
   21                            360            360             83,371.27         11,882,391.81          N     L(24),D(93),O(3)
   22               22           360            360             77,674.57         11,962,597.45          N     L(26),D(90),O(4)
   23               11           360            360             73,879.98         11,452,630.66          N     L(25),D(92),O(3)
   24                            300            299             91,927.09         10,627,383.69          N     L(48),D(68),O(4)
   25                            360            359             79,199.66         11,071,786.96          N     L(48),D(69),O(3)
   26                            360            358             68,444.76         10,480,668.63          N     L(36),D(81),O(3)
   27               34           360            360             75,003.59         11,445,639.82          N     L(26),D(91),O(3)
   28               17           360            360             71,366.25         10,843,367.09          N     L(36),D(81),O(3)
   29               22           360            360             71,681.07         10,973,021.25          N     L(26),D(91),O(3)
   30               14           360            360             67,741.44         11,628,913.85          N     L(36),D(21),O(3)
   31               59           360            360             67,159.15         11,127,500.54          N     L(25),D(92),O(3)
   32                            300            299             81,138.21         9,363,296.98           N     L(48),D(68),O(4)
   33               36           360            360             61,083.51         9,800,753.63           N     L(24),D(93),O(3)
   34                            360            360             60,364.56         8,950,138.39           N     L(36),D(81),O(3)
   35               57            IO            IO                 IO             10,000,000.00          Y     L(36),D(21),O(3)
   36                1           360            360             51,768.51         8,445,861.75           N     L(35),YM1%(33),O(4)
   37                            360            359             48,866.81         7,304,259.84           N     L(25),D(92),O(3)
   38                            360            359             44,979.68         6,723,238.76           N     L(25),D(92),O(3)
   39                            360            358             42,021.22         6,759,173.09           N     L(26),D(49),O(3)
   40                            360            359             44,366.61         6,323,974.89           Y     L(36),D(81),O(3)
   41                            360            359             42,155.78         6,186,560.44           N     L(60),YM1%(57),O(3)
   42               35           360            360             39,313.89         6,999,571.47           N     L(36),1%(20),O(4)
   43                            360            358             39,940.69         5,833,234.49           Y     L(48),D(69),O(3)
   44                            300            297             45,450.03         4,146,549.49           N     L(27),D(149),O(4)
   45                            360            357             36,359.69         5,102,780.99           Y     L(48),D(69),O(3)
   46               23           360            360             33,517.07         5,122,273.42           N     L(25),D(92),O(3)
   47               11           360            360             34,044.30         5,170,301.89           N     L(36),D(45),O(3)
   48                            360            359             33,000.95         4,726,062.80           N     L(60),YM1%(57),O(3)
   49                            360            357             35,079.78         4,147,662.09           N     L(27),D(148),O(5)
   50                            360            359             27,964.45         4,771,085.42           N     L(25),D(32),O(3)
   51               22           360            360             28,397.91         4,489,282.02           Y     L(48),D(66),O(6)
   52               22           360            360             26,209.26         4,168,831.54           Y     L(48),D(69),O(3)
   53               23           360            360             26,666.53         4,075,334.18           N     L(25),D(92),O(3)
   54               22           360            360             26,523.77         4,042,846.88           N     L(26),D(90),O(4)
  54.1
  54.2
  54.3
   55                            360            360             25,176.30         3,682,680.73           N     L(24),D(93),O(3)
   56                            360            359             24,086.98         3,822,315.48           N     L(48),D(11),O(25)
   57                1           360            360             25,411.32         3,701,450.20           N     L(36),D(81),O(3)
   58                            360            357             24,616.89         3,539,321.98           N     L(36),D(81),O(3)
   59               58           360            360             24,188.14         3,745,595.05           N     L(48),D(69),O(3)
   60                            360            358             23,368.33         3,367,393.55           N     L(48),D(68),O(4)
   61                            360            357             23,057.51         3,294,399.39           N     L(27),D(90),O(3)
   62                            360            359             22,725.70         3,234,264.32           N     L(36),D(81),O(3)
   63               23           360            360             19,583.23         2,972,313.99           Y     L(25),D(92),O(3)
   64                            360            358             19,431.45         2,806,704.44           N     L(48),D(69),O(3)
   65                            360            358             19,256.76         2,781,471.71           N     L(48),D(69),O(3)
   66                            360            359             19,468.05         2,785,834.00           N     L(25),D(92),O(3)
   67                            360            358             19,320.57         2,764,507.51           Y     L(26),D(91),O(3)
   68                            360            359             19,247.42         2,715,853.38           N     L(25),D(92),O(3)
   69                            240            238             23,785.07             0.00               N     L(60),YM1%(177),O(3)
   70               22           360            360             17,036.02         2,709,740.38           Y     L(48),D(69),O(3)
   71                            360            359             18,886.07         2,640,195.90           N     L(36),D(81),O(3)
   72                            360            358             18,170.18         2,599,904.14           Y     L(26),D(91),O(3)
   73                            360            358             17,373.76         2,485,947.20           Y     L(26),D(91),O(3)
   74               81            IO            IO                 IO             2,871,000.00           Y     L(47),D(33),O(4)
   75                            360            358             16,410.32         2,315,337.04           N     L(26),D(91),O(3)
   76                            360            358             15,928.41         2,279,135.80           Y     L(26),D(91),O(3)
   77                            360            358             13,865.69         1,999,628.65           N     L(26),D(91),O(3)
   78                            300            297             14,400.03         1,762,746.76           Y     L(48),D(69),O(3)
   79                            360            358             12,771.77         1,857,919.08           Y     L(48),D(69),O(3)
   80                            360            359             11,462.47         1,763,187.90           N     L(36),D(61),O(3)
   81               11           360            360             11,544.72         1,719,385.75           N     L(25),D(92),O(3)
   82                            300            297             11,895.68         1,456,181.62           Y     L(48),D(69),O(3)
   83                            360            359             10,083.32         1,437,267.16           N     L(25),D(92),O(3)
   84                            360            359             9,382.25          1,333,166.92           N     L(36),D(81),O(3)
   85                            360            359             7,334.41          1,053,660.72           N     L(36),D(81),O(3)
   86               23           360            360             7,080.42          1,082,071.91           N     L(25),D(92),O(3)
   87                            360            359             6,747.66           969,367.47            N     L(36),D(81),O(3)

MORTGAGE                                                                                     LTV RATIO AT
  LOAN                              APPRAISAL                           CUT-OFF DATE         MATURITY OR       YEAR         YEAR
 NUMBER     APPRAISED VALUE ($)        DATE           DSCR (X)            LTV RATIO              ARD          BUILT      RENOVATED
------------------------------------------------------------------------------------------------------------------------------------

   1            423,000,000          06/14/04           1.72               53.19%               47.94%         1912         2002
   2            166,000,000          09/01/05           1.77               60.14%               44.67%         2004
   3            360,000,000          07/21/04           2.61               51.67%               51.67%         1984         2000
   4             89,600,000          06/02/04           1.27               81.42%               72.58%       Various
  4.1            34,000,000          06/02/04                                                                  1988
  4.2            21,000,000          06/02/04                                                                  1985
  4.3            19,600,000          06/02/04                                                                  1983
  4.4            15,000,000          06/02/04                                                                  1984
   5             71,300,000          07/26/04           1.59               71.74%               71.74%         1996
   6             62,000,000          07/13/04           1.71               74.19%               74.19%         2003
   7             38,100,000          Various            1.35               80.00%               70.26%       Various
  7.1            5,710,000           07/22/04                                                                  1970
  7.2            4,380,000           07/31/04                                                                  1965
  7.3            2,600,000           07/31/04                                                                  1957
  7.4            2,510,000           07/24/04                                                                  1966
  7.5            2,400,000           07/28/04                                                                  1960
  7.6            2,340,000           07/21/04                                                                  1970
  7.7            1,820,000           07/31/04                                                                  1970
  7.8            1,730,000           07/17/04                                                                  1970
  7.9            1,710,000           07/24/04                                                                  1970
  7.10           1,700,000           07/24/04                                                                  1970
  7.11           1,670,000           07/31/04                                                                  1972
  7.12           1,500,000           07/25/04                                                                  1970
  7.13           1,220,000           07/25/04                                                                  1972
  7.14           1,190,000           07/21/04                                                                  1960
  7.15           1,150,000           07/24/04                                                                  1955
  7.16           1,070,000           07/21/04                                                                  1975
  7.17            950,000            07/24/04                                                                  1960
  7.18            940,000            07/17/04                                                                  1970
  7.19            500,000            07/25/04                                                                  1970
  7.20            450,000            07/17/04                                                                  1950
  7.21            390,000            07/21/04                                                                  1970
  7.22            170,000            07/17/04                                                                  1970
   8             37,720,000          06/25/04           1.33               68.93%               61.73%         2003
   9             29,900,000          07/27/04           1.23               76.09%               71.85%         1965         2002
   10            29,000,000          06/15/04           1.26               72.07%               58.36%         1988
   11            25,500,000          06/02/04           1.29               80.00%               71.32%         1989
   12            25,900,000          05/25/04           1.49               71.43%               66.93%         1985         1999
   13            22,500,000          06/02/04           1.24               80.00%               64.78%         1984
   14            22,600,000          06/15/04           1.25               79.65%               69.97%         1970         1985
   15            24,000,000          09/07/04           1.45               74.63%               66.31%         2004
   16            23,700,000          06/07/04           1.33               74.47%               64.93%         1965         2003
   17            21,300,000          07/22/04           1.33               79.73%               73.77%         2002
   18            21,500,000          07/03/04           1.36               78.00%               66.60%         2000
   19            23,900,000          06/01/04           1.39               68.56%               57.93%         1982
   20            19,500,000          08/12/04           1.57               74.93%               62.60%         1995
   21            17,825,000          02/19/05           1.22               78.86%               66.66%         2004
   22            17,100,000          07/07/04           1.37               79.82%               69.96%         1990
   23            18,500,000          05/22/04           1.46               72.97%               61.91%         1991
   24            19,200,000          06/08/04           1.49               69.92%               55.35%         1989         2004
   25            20,100,000          07/14/04           1.70               64.63%               55.08%         2004
   26            17,200,000          08/01/04           1.64               73.96%               60.93%         2004
   27            15,900,000          06/02/04           1.21               79.87%               71.99%         2001
   28            16,700,000          08/10/04           1.27               74.85%               64.93%         1973         2003
   29            15,800,000          08/01/06           1.22               79.11%               69.45%         1985
   30            15,300,000          04/21/04           1.28               80.00%               76.01%         1972
   31            17,300,000          08/23/04           1.54               69.36%               64.32%         1989
   32            16,900,000          06/15/04           1.45               69.92%               55.40%         1972         1997
   33            14,250,000          08/03/04           1.23               77.19%               68.78%         2002
   34            15,100,000          09/13/04           1.39               71.19%               59.27%         1983         2004
   35            14,400,000          06/14/04           1.67               69.44%               69.44%         1987         2003
   36            12,300,000          08/12/04           1.35               75.20%               68.67%         1982
   37            11,000,000          07/30/04           1.29               79.92%               66.40%         1983
   38            10,300,000          07/30/04           1.30               78.56%               65.27%         1990
   39            10,800,000          07/07/04           1.39               69.30%               62.58%         2002
   40            9,500,000           07/05/04           1.33               78.67%               66.57%         1927         2004
   41            11,900,000          08/24/04           1.71               62.13%               51.99%         2003
   42            9,000,000           08/11/04           1.31               80.00%               77.77%         1984         2004
   43            9,950,000           07/10/04           1.21               69.86%               58.63%         1990
   44            9,400,000           06/28/04           1.28               71.54%               44.11%         2001
   45            8,000,000           06/25/04           1.45               74.80%               63.78%         1960
   46            7,290,000           07/22/04           1.28               80.00%               70.26%         1970
   47            7,750,000           06/17/04           1.49               72.26%               66.71%         2000
   48            7,550,000           07/24/04           1.42               74.11%               62.60%         1984         2004
   49            7,800,000           08/01/04           1.31               70.99%               53.18%         2004
   50            6,500,000           08/04/04           1.20               79.42%               73.40%         1965
   51            6,450,000           04/28/04           1.42               80.00%               69.60%         1982
   52            6,000,000           04/28/04           1.31               80.00%               69.48%         1974
   53            5,800,000           08/02/04           1.42               80.00%               70.26%         1986
   54            8,640,000           04/13/04           1.47               53.24%               46.79%       Various      Various
  54.1           3,380,000           04/13/04                                                                  1978         1991
  54.2           3,250,000           04/13/04                                                                  1962
  54.3           2,010,000           04/13/04                                                                  1968         1991
   55            5,500,000           07/20/04           1.31               80.00%               66.96%         1940         2002
   56            5,550,000           08/03/04           1.24               77.04%               68.87%         1973
   57            5,800,000           01/01/04           1.31               73.71%               63.82%         2001
   58            5,590,000           05/24/04           1.42               74.92%               63.32%         1962
   59            7,600,000           06/20/04           1.91               52.63%               49.28%         1985
   60            5,350,000           07/15/04           1.26               74.62%               62.94%         2004
   61            4,900,000           07/07/04           1.26               79.37%               67.23%         1974         2002
   62            4,880,000           05/01/05           1.38               79.63%               66.28%         1913         2000
   63            4,510,000           08/23/04           1.27               74.90%               65.90%         2003
   64            5,400,000           07/02/04           1.45               61.68%               51.98%         2003
   65            5,150,000           07/02/04           1.45               64.09%               54.01%         2002
   66            4,440,000           05/03/04           1.38               74.26%               62.74%         2003
   67            4,900,000           07/05/04           1.34               66.71%               56.42%         2004
   68            4,200,000           08/20/04           1.30               76.13%               64.66%         2004
   69            4,450,000           07/04/04           1.28               71.62%               0.00%          2004
   70            3,900,000           04/28/04           1.48               80.00%               69.48%         1973         1990
   71            4,560,000           08/12/04           1.42               67.93%               57.90%         2004
   72            4,450,000           07/13/04           1.30               69.08%               58.42%         2004
   73            4,220,000           07/11/04           1.29               69.65%               58.91%         2004
   74            5,220,000           04/18/04           2.14               55.00%               55.00%         2003
   75            3,600,000           07/24/04           1.36               75.65%               64.31%         2004
   76            4,160,000           07/11/04           1.39               64.78%               54.79%         2003
   77            3,000,000           07/28/04           1.29               79.05%               66.65%         1937
   78            5,175,000           06/09/04           2.02               44.26%               34.06%         2003
   79            3,625,000           07/10/04           1.20               60.98%               51.25%         1990
   80            3,100,000           09/07/04           1.81               65.42%               56.88%         2004
   81            2,500,000           07/15/04           1.23               80.00%               68.78%         1910         2004
   82            3,790,000           06/15/04           1.79               49.92%               38.42%         2003
   83            2,260,000           05/03/04           1.39               75.16%               63.60%         2002
   84            2,150,000           09/01/04           1.36               73.19%               62.01%         2002
   85            1,900,000           07/23/04           1.52               65.73%               55.46%
   86            1,540,000           07/29/04           1.23               80.00%               70.26%         1988
   87            1,850,000           07/23/04           1.48               62.11%               52.40%

MORTGAGE                                        CUT-OFF DATE
  LOAN        NUMBER OF           UNIT OF       LOAN AMOUNT         OCCUPANCY         OCCUPANCY
 NUMBER         UNITS             MEASURE      PER (UNIT) ($)          RATE          "AS OF" DATE          MOST RECENT PERIOD
------------------------------------------------------------------------------------------------------------------------------------

   1          1,449,067           Sq. Ft.           155               90.00%           08/01/04               TTM 05/31/04
   2           444,372            Sq. Ft.           225               90.23%           09/08/04                In-Place UW
   3          1,088,763           Sq. Ft.           171              100.00%           09/01/04                   2003
   4           573,877            Sq. Ft.           127               95.76%           Various                    2003
  4.1          226,142            Sq. Ft.                             96.66%           07/28/04                   2003
  4.2          124,547            Sq. Ft.                            100.00%           07/28/04                   2003
  4.3          128,786            Sq. Ft.                             92.88%           08/01/04                   2003
  4.4           94,402            Sq. Ft.                             91.95%           07/28/04                   2003
   5             832               Units           61,478             94.71%           06/14/04               TTM 06/30/04
   6           180,481            Sq. Ft.           255              100.00%           09/02/04        T-6 01/04-06/04 Annualized
   7            1,754              Pads            17,377             90.82%           07/31/04               TTM 07/31/04
  7.1            182               Pads                               97.80%           07/31/04               TTM 07/31/04
  7.2            109               Pads                               99.08%           07/31/04               TTM 07/31/04
  7.3            116               Pads                               85.34%           07/31/04               TTM 07/31/04
  7.4             95               Pads                               95.79%           07/31/04               TTM 07/31/04
  7.5             81               Pads                               96.30%           07/31/04               TTM 07/31/04
  7.6             84               Pads                               98.81%           07/31/04               TTM 07/31/04
  7.7            109               Pads                               88.07%           07/31/04               TTM 07/31/04
  7.8             94               Pads                               90.43%           07/31/04               TTM 07/31/04
  7.9             78               Pads                              100.00%           07/31/04               TTM 07/31/04
  7.10            80               Pads                               93.75%           07/31/04               TTM 07/31/04
  7.11           102               Pads                               89.22%           07/31/04               TTM 07/31/04
  7.12            90               Pads                               85.56%           07/31/04               TTM 07/31/04
  7.13            90               Pads                               91.11%           07/31/04               TTM 07/31/04
  7.14            59               Pads                               72.88%           07/31/04               TTM 07/31/04
  7.15            82               Pads                               71.95%           07/31/04               TTM 07/31/04
  7.16            53               Pads                               86.79%           07/31/04               TTM 07/31/04
  7.17            62               Pads                               85.48%           07/31/04               TTM 07/31/04
  7.18            76               Pads                               94.74%           07/31/04               TTM 07/31/04
  7.19            49               Pads                               79.59%           07/31/04               TTM 07/31/04
  7.20            25               Pads                               92.00%           07/31/04               TTM 07/31/04
  7.21            22               Pads                               95.45%           07/31/04               TTM 07/31/04
  7.22            16               Pads                              100.00%           07/31/04               TTM 07/31/04
   8           118,250            Sq. Ft.           220              100.00%           07/31/04        T-7 01/04-07/04 Annualized
   9           103,449            Sq. Ft.           220               94.52%           08/30/04                2005 Budget
   10          120,528            Sq. Ft.           173              100.00%           07/30/04                   2003
   11          172,313            Sq. Ft.           118               88.28%           08/01/04                   2003
   12           88,215            Sq. Ft.           210              100.00%           07/01/04                   2003
   13          105,135            Sq. Ft.           171              100.00%           07/27/04                   2003
   14          148,287            Sq. Ft.           121               96.63%           10/01/04                   2003
   15           99,621            Sq. Ft.           180              100.00%           09/09/04
   16           98,988            Sq. Ft.           178               95.25%           09/23/04               TTM 05/31/04
   17          114,903            Sq. Ft.           148               90.94%           08/12/04        T-7 01/04-07/04 Annualized
   18          143,553            Sq. Ft.           117              100.00%           09/23/04
   19          118,302            Sq. Ft.           139               81.21%           10/01/04        T-7 01/04-07/04 Annualized
   20          109,567            Sq. Ft.           133               90.36%           01/01/05                   2003
   21          110,981            Sq. Ft.           127              100.00%           06/30/04           2004 8-mo annualized
   22          128,781            Sq. Ft.           106               93.40%           09/21/04                   2003
   23            236               Units           57,203             91.53%           09/23/04               TTM 05/31/04
   24            182               Rooms           73,763             68.07%           04/30/04               TTM 04/30/04
   25            132               Units           98,406             91.10%           09/01/04
   26           96,091            Sq. Ft.           132               96.88%           09/29/04                2004 Budget
   27            217               Units           58,525             95.85%           09/13/04        T-3 01/04-03/04 Annualized
   28          168,400            Sq. Ft.            74               96.60%           09/23/04               TTM 05/31/04
   29            424               Units           29,481             93.87%           08/20/04               TTM 07/31/04
   30            378               Units           32,381             89.15%           09/23/04        T-6 12/03-05/04 Annualized
   31           42,275            Sq. Ft.           284              100.00%           08/17/04                   2003
   32             79               Rooms          149,580             69.38%           12/31/03               TTM 05/31/04
   33            182               Units           60,440             92.86%           08/20/04               TTM 07/31/04
   34          108,196            Sq. Ft.            99               97.79%           09/08/04               TTM 08/31/04
   35          125,704            Sq. Ft.            80               89.98%           08/11/04                   2003
   36           80,509            Sq. Ft.           115               97.02%           09/15/04        T-5 01/04-05/04 Annualized
   37            222               Units           39,600             83.33%           10/01/04                    TTM
   38            168               Units           48,167             85.71%           10/01/04                    TTM
   39           54,209            Sq. Ft.           138               89.02%           08/05/04        T-6 01/04-06/04 Annualized
   40           71,104            Sq. Ft.           105              100.00%           07/15/04                   2003
   41          131,925            Sq. Ft.            56              100.00%           09/01/04
   42            216               Units           33,333             88.43%           08/30/04                   2003
   43           32,147            Sq. Ft.           216               94.69%           07/13/04
   44           73,954            Sq. Ft.            91               91.20%           09/16/04                   2003
   45          123,036            Sq. Ft.            49               97.64%           06/09/04        T-5 01/04-05/04 Annualized
   46            166               Pads            35,133             89.76%           07/31/04               TTM 07/31/04
   47           57,452            Sq. Ft.            97              100.00%           07/15/04        T-7 01/04-07/04 Annualized
   48           30,734            Sq. Ft.           182               90.20%           08/05/04
   49             67               Units           82,640            100.00%           08/31/04
   50            146               Pads            35,360            100.00%           10/01/04               TTM 08/31/04
   51            136               Units           37,941             90.44%           05/31/04        T-8 01/04-08/04 Annualized
   52            136               Units           35,294             97.79%           05/31/04        T-4 01/04-04/04 Annualized
   53            109               Units           42,569             94.50%           07/31/04               TTM 07/31/04
   54           62,575            Sq. Ft.            74               94.03%           Various                    2003
  54.1          22,375            Sq. Ft.                            100.00%           08/16/04
  54.2          23,800            Sq. Ft.                             84.31%           08/01/04
  54.3          16,400            Sq. Ft.                            100.00%           08/16/04
   55            113               Units           38,938             95.58%           06/23/04               TTM 07/31/04
   56            116               Units           36,861             94.83%           08/31/04               TTM 07/31/04
   57           41,228            Sq. Ft.           104              100.00%           09/01/04        T-6 01/04-06/04 Annualized
   58            124               Units           33,776             96.77%           07/23/04               TTM 06/30/04
   59           79,997            Sq. Ft.            50               98.00%           09/14/04                   2003
   60           12,980            Sq. Ft.           308              100.00%           08/13/04                  Budget
   61            174               Units           22,352             91.38%           06/22/04                    TTM
   62             57               Units           68,174             78.95%           08/26/04        T-7 01/04-07/04 Annualized
   63           14,560            Sq. Ft.           232              100.00%           09/15/04
   64           13,650            Sq. Ft.           244              100.00%           08/18/04
   65           15,070            Sq. Ft.           219              100.00%           07/20/04
   66           32,534            Sq. Ft.           101              100.00%           08/01/04        T-7 01/04-07/04 Annualized
   67           13,650            Sq. Ft.           239              100.00%           07/21/04
   68           13,813            Sq. Ft.           231              100.00%           09/22/04
   69           13,813            Sq. Ft.           231              100.00%           08/24/04
   70             96               Units           32,500             92.71%           05/31/04        T-4 01/04-04/04 Annualized
   71           13,813            Sq. Ft.           224              100.00%           09/02/04
   72           14,490            Sq. Ft.           212              100.00%           07/21/04
   73           14,560            Sq. Ft.           202              100.00%           06/30/04
   74           14,560            Sq. Ft.           197              100.00%           05/03/04
   75           10,908            Sq. Ft.           250              100.00%           08/18/04
   76           14,560            Sq. Ft.           185              100.00%           07/21/04        T-6 01/04-06/04 Annualized
   77             66               Units           35,930             89.39%           07/28/04        T-6 01/03-06/03 Annualized
   78           13,813            Sq. Ft.           166              100.00%           07/21/04
   79           9,021             Sq. Ft.           245              100.00%           07/13/04
   80           15,000            Sq. Ft.           135              100.00%           08/16/04
   81             24               Units           83,333            100.00%           09/23/04                  Budget
   82           13,813            Sq. Ft.           137              100.00%           07/21/04
   83           23,900            Sq. Ft.            71              100.00%           09/10/04        T-7 01/04-07/04 Annualized
   84           8,980             Sq. Ft.           175              100.00%           08/25/04
   85           3,000             Sq. Ft.           416              100.00%           08/12/04        T-6 01/04-06/04 Annualized
   86             35               Units           35,200             88.57%           07/31/04               TTM 07/31/04
   87           6,000             Sq. Ft.           191              100.00%           08/12/04        T-6 01/04-06/04 Annualized

              MOST
MORTGAGE     RECENT                                                                                         UW NET
  LOAN      REVENUES       MOST RECENT     MOST RECENT     MOST RECENT         UW              UW         OPERATING     UW NET CASH
 NUMBER       ($)         EXPENSES ($)       NOI ($)         NCF ($)      REVENUES ($)    EXPENSES ($)    INCOME ($)      FLOW ($)
------------------------------------------------------------------------------------------------------------------------------------

   1       38,211,847      15,695,308       22,516,539      22,226,726     45,840,045      17,236,093     28,603,952     27,398,334
   2       17,155,596       5,284,204       11,871,392      11,602,940     18,100,121      5,320,193      12,779,928     12,505,460
   3       43,639,914      19,700,776       23,939,138      23,775,701     44,723,263      18,228,003     26,495,260     26,222,621
   4       12,390,208       5,381,960       7,008,248       6,864,779      12,932,715      5,482,963      7,449,751      6,835,715
  4.1      4,036,337        1,939,013       2,097,324       2,040,789      4,898,634       1,977,903      2,920,731      2,568,495
  4.2      3,259,935        1,249,364       2,010,571       1,979,434      2,873,036       1,266,074      1,606,962      1,536,384
  4.3      2,700,609        1,256,195       1,444,414       1,412,218      2,910,387       1,287,200      1,623,188      1,552,442
  4.4      2,393,327         937,388        1,455,939       1,432,339      2,250,657        951,787       1,298,871      1,178,395
   5       6,751,500        2,487,365       4,264,135       4,066,152      6,798,203       2,502,848      4,295,354      4,097,372
   6       6,446,044        1,062,962       5,383,082       5,383,082      6,381,892       1,885,630      4,496,263      4,374,997
   7       4,695,235        1,811,246       2,883,989       2,831,369      4,695,235       1,811,246      2,883,989      2,831,369
  7.1       638,510          228,447         410,063         404,603        638,510         228,447        410,063        404,603
  7.2       438,689          124,372         314,318         311,048        438,689         124,372        314,318        311,048
  7.3       282,703          98,730          183,973         180,493        282,703          98,730        183,973        180,493
  7.4       315,194          113,390         201,804         198,954        315,194         113,390        201,804        198,954
  7.5       282,764          84,144          198,620         196,190        282,764          84,144        198,620        196,190
  7.6       271,238          93,088          178,149         175,629        271,238          93,088        178,149        175,629
  7.7       273,173          144,050         129,123         125,853        273,173         144,050        129,123        125,853
  7.8       226,075          89,651          136,424         133,604        226,075          89,651        136,424        133,604
  7.9       227,427          98,867          128,560         126,220        227,427          98,867        128,560        126,220
  7.10      209,651          71,592          138,059         135,659        209,651          71,592        138,059        135,659
  7.11      272,908          137,248         135,661         132,601        272,908         137,248        135,661        132,601
  7.12      185,507          72,739          112,768         110,068        185,507          72,739        112,768        110,068
  7.13      174,411          68,477          105,934         103,234        174,411          68,477        105,934        103,234
  7.14      139,608          65,773           73,835          72,065        139,608          65,773         73,835         72,065
  7.15      142,288          59,470           82,818          80,358        142,288          59,470         82,818         80,358
  7.16      147,184          59,770           87,414          85,824        147,184          59,770         87,414         85,824
  7.17      126,437          54,897           71,540          69,680        126,437          54,897         71,540         69,680
  7.18      121,635          46,432           75,203          72,923        121,635          46,432         75,203         72,923
  7.19       87,899          48,420           39,479          38,009         87,899          48,420         39,479         38,009
  7.20       55,870          19,511           36,359          35,609         55,870          19,511         36,359         35,609
  7.21       47,893          19,607           28,286          27,626         47,893          19,607         28,286         27,626
  7.22       28,170          12,572           15,598          15,118         28,170          12,572         15,598         15,118
   8       3,077,973         481,974        2,595,999       2,584,174      3,458,750        970,136       2,488,614      2,377,093
   9       3,274,254        1,055,137       2,219,117       2,199,462      3,237,446       1,066,267      2,171,178      1,890,445
   10      3,414,960         989,707        2,425,253       2,395,121      3,289,020        999,135       2,289,885      2,079,142
   11      3,407,059        1,526,664       1,880,395       1,839,040      3,721,695       1,570,416      2,151,279      1,940,449
   12      3,283,898         966,981        2,316,917       2,316,917      3,071,948       1,104,622      1,967,326      1,949,683
   13      2,120,125         983,327        1,136,798       1,110,515      2,964,043       1,012,240      1,951,803      1,774,887
   14      2,481,497         803,594        1,677,903       1,651,206      2,481,326        803,588       1,677,737      1,552,045
   15                                                                      2,140,305        340,672       1,799,634      1,708,730
   16      3,135,500        1,010,445       2,125,055       2,109,217      2,960,094       1,051,576      1,908,518      1,724,005
   17      2,093,940         821,691        1,272,249       1,260,759      2,319,036        802,825       1,516,210      1,480,829
   18                                                                      2,515,032        755,195       1,759,837      1,669,771
   19      2,425,865         828,192        1,597,673       1,346,607      2,506,513        784,314       1,722,199      1,586,823
   20      2,781,895        1,086,170       1,695,725       1,684,769      2,809,341       1,106,970      1,702,372      1,562,901
   21      1,043,213         329,378         713,834         702,736       1,638,811        338,340       1,300,471      1,220,039
   22      1,791,350         577,830        1,213,520       1,200,642      1,855,044        542,410       1,312,635      1,276,866
   23      2,177,960         810,982        1,366,978       1,298,538      2,197,380        830,629       1,366,751      1,298,311
   24      8,019,995        6,049,339       1,970,656       1,649,856      7,913,046       5,955,069      1,957,977      1,641,455
   25                                                                      2,869,200       1,197,968      1,671,232      1,613,152
   26      1,850,456         332,018        1,518,438       1,508,829      1,757,239        288,831       1,468,408      1,350,629
   27      1,914,125         782,220        1,131,905       1,088,505      1,913,679        784,096       1,129,583      1,086,183
   28      2,873,534        1,431,812       1,441,722       1,416,462      2,789,100       1,474,511      1,314,589      1,086,004
   29      2,177,606        1,025,494       1,152,112       1,046,112      2,177,606       1,025,007      1,152,599      1,046,599
   30      2,483,194        1,342,390       1,140,804       1,046,304      2,480,118       1,343,847      1,136,271      1,041,771
   31      1,583,085         504,124        1,078,961       1,071,352      1,843,903        517,011       1,326,892      1,243,875
   32      4,072,908        2,468,331       1,604,577       1,441,661      3,977,356       2,403,666      1,573,690      1,414,596
   33      1,663,942         695,094         968,848         923,348       1,657,555        710,833        946,721        901,221
   34      1,737,730         876,799         860,931         300,711       2,150,214        952,528       1,197,685      1,009,625
   35      1,546,912         636,980         909,932         882,896       1,767,087        713,179       1,053,908       908,783
   36      1,762,618         868,713         893,905         877,803       1,873,511        886,491        987,020        838,420
   37      1,282,387         419,197         863,190         807,690       1,226,287        416,157        810,130        754,630
   38      1,114,032         355,745         758,287         716,287       1,125,541        383,007        742,534        700,534
   39       888,340          452,456         435,884         417,208       1,265,720        506,133        759,588        700,706
   40      1,424,533         586,540         837,993         837,993       1,421,305        639,533        781,772        707,784
   41                                                                       911,574          27,347        884,227        864,438
   42      1,409,138         729,599         679,539         625,539       1,365,359        695,177        670,182        616,182
   43                                                                       859,268         225,797        633,471        579,307
   44      1,160,663         401,121         759,542         752,147       1,222,600        429,301        793,299        695,401
   45      1,062,386         267,225         795,161         773,015       1,002,131        268,299        733,832        634,497
   46       732,716          214,747         517,968         513,818        732,716         214,747        517,968        513,818
   47      1,190,048         334,180         855,868         851,934       1,034,220        345,784        688,436        610,088
   48                                                                       789,776         205,023        584,753        562,615
   49                                                                       816,583         249,472        567,111        550,361
   50       633,282          148,677         484,605         477,699        595,023         185,435        409,588        402,682
   51       946,590          449,469         497,121         463,121        928,828         409,737        519,091        485,091
   52       863,424          420,446         442,978         408,978        863,467         416,554        446,913        412,913
   53       795,441          313,341         482,100         454,850        795,441         313,341        482,100        454,850
   54       740,211          138,414         601,797         590,894        736,144         220,752        515,391        467,341
  54.1
  54.2
  54.3
   55       855,048          432,975         422,073         393,823        855,105         431,591        423,514        395,264
   56       692,902          307,519         385,384         356,384        712,246         324,661        387,586        358,586
   57       925,098          325,277         599,821         599,821        769,783         304,534        465,249        398,745
   58       969,712          511,615         458,097         427,097        965,505         515,006        450,499        419,499
   59       963,192          332,953         630,239         609,440        950,970         352,104        598,866        553,456
   60       365,004          10,950          354,054         352,756        364,998          10,950        354,048        352,750
   61       872,721          480,883         391,838         391,838        935,884         544,171        391,713        348,213
   62       457,336          257,490         199,846         158,062        506,046         238,459        267,586        256,186
   63                                                                       304,013          3,040         300,973        299,517
   64                                                                       350,000          10,500        339,500        338,135
   65                                                                       347,000          10,410        336,590        335,083
   66       530,026          116,529         413,497         305,297        468,342         112,791        355,552        322,469
   67                                                                       323,400          9,702         313,698        311,651
   68                                                                       310,256          9,308         300,948        300,534
   69                                                                       348,122          10,444        337,678        330,751
   70       621,690          261,681         360,009         336,009        629,102         302,952        326,150        302,150
   71                                                                       334,292          10,029        324,263        322,191
   72                                                                       294,000          8,820         285,180        283,007
   73                                                                       279,300          8,379         270,921        268,737
   74                                                                       353,000          10,590        342,410        340,954
   75                                                                       295,268          26,858        268,410        267,319
   76       280,998           7,841          273,157         273,157        275,378          8,261         267,117        264,933
   77       439,426          317,603         121,823         105,323        465,069         234,193        230,876        214,376
   78                                                                       362,132          10,864        351,268        349,887
   79                                                                       274,196          74,565        199,631        183,338
   80                                                                       336,215          72,584        263,632        248,396
   81       279,300          76,322          202,978         196,978        264,600          87,562        177,038        171,038
   82                                                                       265,449          7,963         257,486        256,104
   83       294,377          124,732         169,645         161,394        284,442          98,606        185,837        167,851
   84                                                                       249,652          87,753        161,899        153,507
   85       147,542          20,426          127,116         127,116        155,928          22,122        133,805        133,805
   86       258,759          146,404         112,355         104,243        258,759         146,404        112,355        104,243
   87       192,390          63,568          128,822         128,822        185,480          65,487        119,993        119,993

MORTGAGE                                                                                    LARGEST    LARGEST
  LOAN        LARGEST TENANT NAME                                                         TENANT SQ.    TENANT      LARGEST TENANT
 NUMBER                                                                                       FT.      % OF NRA       EXP. DATE
------------------------------------------------------------------------------------------------------------------------------------

   1          MWH Energy & Infrastructure                                                   139,067     9.60%          06/30/15
   2          Dick's Sporting Goods, Inc.                                                   52,000      11.70%         01/31/20
   3          Goldman Sachs                                                                 803,223     73.77%         04/30/14
   4          Various                                                                       Various    Various         Various
  4.1         Torre Lazur, Inc.                                                             54,379      24.05%         06/30/10
  4.2         Connell Foley & Geiser                                                        68,999      55.40%         12/31/15
  4.3         Lowenstein                                                                    82,107      63.75%         08/31/17
  4.4         American Management                                                           37,019      39.21%         10/31/05
   5
   6          United States Government                                                      180,481    100.00%         11/30/18
   7
  7.1
  7.2
  7.3
  7.4
  7.5
  7.6
  7.7
  7.8
  7.9
  7.10
  7.11
  7.12
  7.13
  7.14
  7.15
  7.16
  7.17
  7.18
  7.19
  7.20
  7.21
  7.22
   8          Bed Bath and Beyond                                                           27,000      22.83%         01/31/14
   9          G.C.I.U.                                                                      24,764      23.94%         01/31/08
   10         AT&T Global Venture Holdings LLC                                              120,528    100.00%         02/28/11
   11         Sun Chemical                                                                  58,214      33.78%         12/31/19
   12         Edutrek International, Inc                                                    88,215     100.00%         07/31/15
   13         Voicestream                                                                   105,135    100.00%         05/31/14
   14         A&P Supermarket                                                               61,356      41.38%         01/31/09
   15         State of Washington Department of Health                                      99,621     100.00%         06/30/15
   16         Long & Foster                                                                 14,516      14.66%         05/31/13
   17         A&P Supermarket                                                               58,732      51.11%         07/31/22
   18         Gordman's                                                                     49,955      34.80%         07/31/14
   19         Welfare & Pension                                                             29,168      24.66%         10/09/07
   20         Jones New York                                                                 9,822      8.96%      Multiple Spaces
   21         Ross Dress for Less                                                           30,187      27.20%         12/31/13
   22         Stop & Shop                                                                   67,318      52.27%         12/31/15
   23
   24
   25
   26         Giant of Maryland                                                             56,291      58.58%         08/31/24
   27
   28         State of Maryland - Director of WCC                                           55,371      32.88%         11/30/10
   29
   30
   31         North Sound Capital / SDS                                                     14,369      33.99%         05/01/10
   32
   33
   34         BusinesSuites (Texas) Ltd.                                                    18,198      16.82%         06/30/10
   35         Cafe Iguana                                                                   21,793      17.34%         07/01/11
   36         Continental Hospitality                                                       10,628      13.20%         04/30/09
   37
   38
   39         Old Navy Outlet                                                               12,000      22.14%         04/30/07
   40         State of New Jersey                                                           63,677      89.55%         10/31/13
   41         ABB Inc.                                                                      131,925    100.00%         03/31/13
   42
   43         Famous Footwear                                                                5,150      16.02%         11/30/07
   44         World Strides                                                                 50,238      67.93%         10/31/11
   45         Hy-Vee                                                                        65,000      52.83%         07/31/13
   46
   47         Medical Associates                                                            19,875      34.59%         05/14/08
   48         Athletico Sports Medicine & Physical Therapy at Garfield Ridge, LLC           14,000      45.55%         08/25/14
   49
   50
   51
   52
   53
   54         Various                                                                       Various    Various         Various
  54.1        Advanced Surf Design                                                           3,400      15.20%           MTM
  54.2        John Plane Construction                                                        3,300      13.87%           MTM
  54.3        Intraline, Inc.                                                                6,596      40.22%         07/31/06
   55
   56
   57         The United States Postal Service                                              15,682      38.04%         10/31/11
   58
   59         Albertsons                                                                    47,806      59.76%         02/28/15
   60         Walgreens                                                                     12,980     100.00%         04/30/78
   61
   62
   63         Walgreens                                                                     14,560     100.00%         08/31/78
   64         Walgreens                                                                     13,650     100.00%         10/31/78
   65         Walgreens                                                                     15,070     100.00%         05/31/77
   66         Scrapbook World, Inc.                                                          2,714      8.34%          10/31/05
   67         Walgreens                                                                     13,650     100.00%         07/31/79
   68         Eckerd                                                                        13,813     100.00%         06/03/24
   69         CVS                                                                           13,813     100.00%         04/20/24
   70
   71         CVS                                                                           13,813     100.00%         10/12/24
   72         Walgreens                                                                     14,490     100.00%         06/30/79
   73         Walgreens                                                                     14,560     100.00%         05/31/79
   74         Walgreens                                                                     14,560     100.00%         03/31/79
   75         Eckerd                                                                        10,908     100.00%         12/10/23
   76         Walgreens                                                                     14,560     100.00%         10/31/78
   77
   78         Eckerd (CVS)                                                                  13,813     100.00%         05/07/23
   79         Color Floors                                                                   4,000      44.34%         11/01/06
   80         Vivo                                                                           7,500      50.00%         11/30/14
   81
   82         Eckerd (CVS)                                                                  13,813     100.00%         01/13/24
   83         Tiles and Stones                                                               5,400      22.59%         12/31/05
   84         Crystal Bay Investment Group, LLC                                              2,440      27.17%         10/20/13
   85         Liberty Bank (Pad Lease)                                                       3,000     100.00%         04/15/25
   86
   87         Applebee's Restaurant (Pad Lease)                                              6,000     100.00%         11/15/19

                                                                    2ND               2ND
     MORTGAGE                                                     LARGEST           LARGEST          2ND LARGEST
       LOAN                                                     TENANT SQ.          TENANT %            TENANT
      NUMBER       2ND LARGEST TENANT NAME                          FT.              OF NRA           EXP. DATE
----------------------------------------------------------------------------------------------------------------------

        1          Aon Service Corporation                        135,029            9.32%             04/30/12
        2          Cinemark                                       51,788             11.65%            03/31/19
        3          Stroock & Stroock                              231,932            21.30%        Multiple Spaces
        4          Various                                        Various           Various            Various
       4.1         One Call Medical                               41,735             18.46%            07/31/13
       4.2         Rothstein, Kass & Co.                          31,757             25.50%            12/31/05
       4.3         John Hancock                                   16,581             12.87%            06/30/10
       4.4         Grotta Glassman                                32,557             34.49%            04/30/06
        5
        6
        7
       7.1
       7.2
       7.3
       7.4
       7.5
       7.6
       7.7
       7.8
       7.9
       7.10
       7.11
       7.12
       7.13
       7.14
       7.15
       7.16
       7.17
       7.18
       7.19
       7.20
       7.21
       7.22
        8          Barnes & Noble                                 23,000             19.45%            01/31/14
        9          GetActive Software                              6,250             6.04%             07/31/09
        10
        11         Macro 4, Inc.                                  25,290             14.68%            01/31/08
        12
        13
        14         Rite-Aid                                        9,875             6.66%             06/26/06
        15
        16         Sucampo Pharmaceuticals                        11,166             11.28%            11/18/09
        17         CVS                                            10,880             9.47%             12/31/24
        18         24 Hour Fitness                                46,087             32.10%            03/31/15
        19         Princess Cruises                               26,089             22.05%            04/30/07
        20         GH Bass                                         8,509             7.77%             05/31/05
        21         Best Buy                                       19,840             17.88%            01/31/15
        22         JC Penney                                      28,300             21.98%            08/31/06
        23
        24
        25
        26         Sunsational Tanning                             6,000             6.24%             08/31/09
        27
        28         Alabanza, Inc.                                 31,888             18.94%        Multiple Spaces
        29
        30
        31         Forest Investment Management                   12,008             28.40%            12/31/11
        32
        33
        34         The Chasewood Bank                             11,839             10.94%            10/31/12
        35         Beverly's Pet Center                           18,530             14.74%            09/01/06
        36         Bailey & Dawes, L.C.                            7,614             9.46%             08/31/12
        37
        38
        39         Rack Room Shoes                                 6,650             12.27%            05/31/07
        40         Elliots                                         2,632             3.70%             09/30/05
        41
        42
        43         Payless Shoes                                   3,329             10.36%            08/01/08
        44         Foundation Advisors                            12,277             16.60%            04/30/07
        45         TVI Inc.                                       22,405             18.21%            04/30/08
        46
        47         Valley Sports & Arthritis                      16,551             28.81%            05/31/10
        48         Home Run Inn                                   10,207             33.21%        Multiple Spaces
        49
        50
        51
        52
        53
        54         Various                                        Various           Various            Various
       54.1        Advanced Software Talent                        2,735             12.22%        Multiple Spaces
       54.2        JYA Consulting Engineers                        2,520             10.59%            08/30/08
       54.3        Aliant Air Cargo                                3,180             19.39%            12/31/04
        55
        56
        57         Horizon Bay Management, LLC.                    9,116             22.11%            02/29/08
        58
        59         Ace Hardware                                   11,616             14.52%            02/28/14
        60
        61
        62
        63
        64
        65
        66         St. Louis Rehabilitation Program, Inc.          2,244             6.90%             01/31/09
        67
        68
        69
        70
        71
        72
        73
        74
        75
        76
        77
        78
        79         Verizon Wireless                                2,537             28.12%            01/31/07
        80         Mattress USA                                    3,600             24.00%            11/30/09
        81
        82
        83         S. Barad Fine Art, Inc                          3,600             15.06%            03/31/06
        84         Caribou Coffee                                  1,616             18.00%            03/21/13
        85
        86
        87

                                                                    3RD             3RD
MORTGAGE                                                          LARGEST         LARGEST       3RD LARGEST
  LOAN                                                           TENANT SQ.      TENANT %         TENANT
 NUMBER       3RD LARGEST TENANT NAME                                FT           OF NRA         EXP. DATE        LOCKBOX
-----------------------------------------------------------------------------------------------------------------------------

   1          Intell Management & Investment Co.                  129,473          8.93%         07/31/14          Day 1
   2          Bed Bath and Beyond                                  25,121          5.65%         01/31/15          Day 1
   3          Weitz & Luxenberg                                    28,000          2.57%         04/30/09          Day 1
   4          Various                                             Various         Various         Various          Day 1
  4.1         RCM Technologies                                     27,865         12.32%         06/30/12
  4.2         Gruntal & Co., LLC                                   12,286          9.86%         12/31/12
  4.3         Greenbaum, Rowe, Smith                               8,095           6.29%         06/30/07
  4.4         Stern & Kilcullen                                    13,841         14.66%         09/30/11
   5                                                                                                               Day 1
   6                                                                                                               Day 1
   7
  7.1
  7.2
  7.3
  7.4
  7.5
  7.6
  7.7
  7.8
  7.9
  7.10
  7.11
  7.12
  7.13
  7.14
  7.15
  7.16
  7.17
  7.18
  7.19
  7.20
  7.21
  7.22
   8          Cost Plus                                            17,750         15.01%         01/31/14
   9          Smarthinking, Inc.                                   4,421           4.27%         07/31/06
   10                                                                                                              Day 1
   11         Pace, Inc.                                           24,899         14.45%         09/30/08          Day 1
   12                                                                                                              Day 1
   13                                                                                                              Day 1
   14         Big 'M'                                              9,285           6.26%         09/30/09        Springing
   15                                                                                                              Day 1
   16         Counter Technology                                   8,762           8.85%         03/31/10        Springing
   17         Blockbuster                                          5,133           4.47%         03/31/08
   18         Office Depot                                         14,756         10.28%         12/31/19
   19         Satori Software                                      9,850           8.33%         04/30/08
   20         Brooks Brothers                                      8,143           7.43%         12/31/15
   21         Bed Bath and Beyond                                  18,049         16.26%         12/31/13
   22         Dress Barn                                           7,620           5.92%         06/30/10        Springing
   23
   24
   25
   26         Dove Run Liquors                                     6,000           6.24%         08/31/09
   27
   28         American Trading & Production Corporation            19,575         11.62%         12/31/08
   29
   30
   31         Ellington Capital                                    9,111          21.55%         06/30/08
   32
   33
   34         LSI Logic Corporation                                11,741         10.85%         04/30/09
   35         Anna's Linen Company                                 14,000         11.14%         06/30/09          Day 1
   36         Housing Trust                                        7,120           8.84%         11/30/09
   37
   38
   39         Disney Outlet                                        6,500          11.99%         06/30/14
   40         LA Fashions                                          2,412           3.39%         08/31/05          Day 1
   41                                                                                                            Springing
   42
   43         Styles for Less                                      3,285          10.22%         08/01/08        Springing
   44         Yellowbook                                           3,353           4.53%         06/30/09
   45         Family Dollar                                        8,004           6.51%         07/31/10        Springing
   46
   47         Diakon                                               16,160         28.13%         12/31/13          Day 1
   48         Washington Mutual Bank, F.A.                         3,516          11.44%         07/20/14
   49
   50
   51                                                                                                            Springing
   52                                                                                                            Springing
   53
   54         Various                                             Various         Various         Various
  54.1        Global Integrated Logistics                          1,430           6.39%         05/31/06
  54.2        Sensbey Inc.                                         2,520          10.59%         12/31/04
  54.3        Jackson Roofing Company                              2,304          14.05%         07/31/06
   55
   56
   57         The McGraw-Hill Companies, Inc.                      8,265          20.05%         12/31/08
   58
   59         Jeri's Hallmark                                      5,275           6.59%         02/28/05
   60
   61
   62
   63                                                                                                            Springing
   64
   65
   66         Interamericana, LLC.                                 2,244           6.90%         12/31/06
   67                                                                                                            Springing
   68
   69
   70                                                                                                            Springing
   71
   72                                                                                                            Springing
   73                                                                                                            Springing
   74                                                                                                              Day 1
   75
   76                                                                                                            Springing
   77
   78                                                                                                            Springing
   79         Tasty Goody                                          2,484          27.54%         10/01/07        Springing
   80         Tropical Smoothie                                    2,400          16.00%         07/31/09
   81
   82                                                                                                            Springing
   83         Select Plus Imag.                                    2,400          10.04%         09/30/05
   84         Potpourri Floral Co                                  1,485          16.54%         04/18/09
   85
   86
   87

     MORTGAGE
       LOAN                             LARGEST AFFILIATED SPONSOR FLAG
      NUMBER                                  (> THAN 4% OF POOL)
----------------------------------------------------------------------------------------------

        1                                         Gary Barnett
        2                              CBL Properties & Burroghs & Chapin
        3                                       Moinian, Joseph
        4                          Gale Properties, Stanley Gale, Mark Yeager
       4.1
       4.2
       4.3
       4.4
        5                    Marc Paul, Robert Robotti, SCI Real Estate Investments
        6                 NGP Capital Partners III LLC Palmer, Alex S. Holmer, Dale A.
        7
       7.1
       7.2
       7.3
       7.4
       7.5
       7.6
       7.7
       7.8
       7.9
       7.10
       7.11
       7.12
       7.13
       7.14
       7.15
       7.16
       7.17
       7.18
       7.19
       7.20
       7.21
       7.22
        8
        9
        10                         Gale Companies, Stanley Gale, Mark Yeager
        11                         Gale Companies, Stanley Gale, Mark Yeager
        12
        13                         Gale Companies, Stanley Gale, Mark Yeager
        14
        15
        16
        17
        18
        19
        20
        21
        22
        23
        24
        25
        26
        27
        28
        29
        30
        31
        32
        33
        34
        35                   Marc Paul, Robert Robotti, SCI Real Estate Investments
        36
        37
        38
        39
        40
        41
        42
        43
        44
        45
        46
        47
        48
        49
        50
        51
        52
        53
        54
       54.1
       54.2
       54.3
        55
        56
        57
        58
        59
        60
        61
        62
        63
        64
        65
        66
        67
        68
        69
        70
        71
        72
        73
        74
        75
        76
        77
        78
        79
        80
        81
        82
        83
        84
        85
        86
        87

(1)  This Mortgage Loan is part of a split loan structure and the related pari passu companion loan is not included in the trust fund with respect to this
     Mortgage Loan. Unless otherwise specified, the calculation of Balance per
     SF, LTV ratios and DSC ratio were based upon the aggregate indebtedness of this Mortgage Loan and the related pari passu companion loan not including the non-pooled subordinate component.

(2)  For purposes of determining the DSC Ratio of this Mortgage Loan the debt service payments were reduced by taking into account amounts available under a letter of credit or cash reserves.

See "DESCRIPTION OF THE MORTGAGED POOL - Additional Mortgage Loan Information"
in the prospectus supplement.

WACHOVIA BANK COMMERCIAL MORTGAGE TRUST SERIES 2004-C15
ANNEX A-1A
CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES IN LOAN
GROUP 1

     MORTGAGE              LOAN
       LOAN                GROUP
      NUMBER              NUMBER                                 PROPERTY NAME
--------------------------------------------------------------------------------------------------------

        1                    1           175 West Jackson (1)
        2                    1           Coastal Grand Mall
        3                    1           180 Maiden Lane (1)
        4                    1           Gale Office Pool
       4.1                               20 Waterview Boulevard
       4.2                               85 Livingston Avenue
       4.3                               6 Becker Farm Road
       4.4                               75 Livingston Avenue
        6                    1           IRS Building - Fresno, CA
        7                    1           ADG MHP Pool One
       7.1                               Spacious Acres
       7.2                               Skyview Terrace
       7.3                               Meadowview Place
       7.4                               Harbor Lights
       7.5                               Shorecrest Pointe
       7.6                               Lakeland
       7.7                               Cardinal Crest
       7.8                               Park Ridge
       7.9                               River View Manor
       7.10                              Balsam Lake
       7.11                              Monroe Estates
       7.12                              Camelot Terrace
       7.13                              Oak Manor
       7.14                              Falls View
       7.15                              Forest Junction
       7.16                              Reeseville
       7.17                              Indianhead Manor
       7.18                              Foxx Glen
       7.19                              Willow Grove
       7.20                              Lake Bluff
       7.21                              Markesan
       7.22                              Forest Glen
        8                    1           Slatten Ranch (Western Phase)
        9                    1           1900 L Street
        10                   1           10 Independence Boulevard
        11                   1           35 Waterview Boulevard
        12                   1           Marina Corporate Center
        13                   1           4 Sylvan Way
        14                   1           Mahopac Village Center
        15                   1           Town Center East Building 1
        16                   1           Plaza West
        17                   1           Ridge Plaza
        18                   1           Broadmoor Towne Center - North
        19                   1           Bay Vista Office Building (2)
        20                   1           Penn's Purchase II
        21                   1           Shops at Lufkin
        22                   1           Torrington Commons
        24                   1           Omni Hotel - Newport News, VA
        26                   1           Dove Run Shopping Center
        28                   1           10 East Baltimore Street
        31                   1           Forest Park
        32                   1           Hampton Inn & Suites - Islamorada, FL
        33                   1           The Village at Union Mills
        34                   1           One Chasewood
        35                   1           University Marketplace
        36                   1           Continental Plaza Office Building
        37                   1           Arlington Square Apartments
        38                   1           Hyde Park Apartments
        39                   1           Lake Buena Vista Factory Stores-Phase II
        40                   1           Arcade Building
        41                   1           ABB Power Technologies
        43                   1           Terra Vista Town Center - Parcels 10,11,12
        44                   1           Peter Jefferson Place V
        45                   1           University Place Shopping Center
        46                   1           ADG - Lannon Estates
        47                   1           Luther Crest Medical Arts Building
        48                   1           Garfield Ridge Commons
        50                   1           Green Hills Mobile Home Park
        51                   1           Lake Forest Apartments
        53                   1           ADG - Cedar Crossing Apartments
        54                   1           Burlingame Industrial Pool
       54.1                              302-332 Lang Road
       54.2                              833 Mahler Road
       54.3                              371-381 Beach Road
        57                   1           Laurel Place
        59                   1           Cary Square Shopping Center
        60                   1           Walgreens - Fort Lauderdale, FL
        63                   1           Walgreens - Missouri City, TX
        64                   1           Walgreens - Duluth, GA
        65                   1           Walgreens - Atlanta, GA
        66                   1           Lake View Commercial Park
        67                   1           Walgreens - Lancaster, OH
        68                   1           Eckerd - Augusta, GA
        69                   1           CVS - Cedar Park, TX (2)
        71                   1           CVS - Houston, TX
        72                   1           Walgreens - Anderson, IN
        73                   1           Walgreens - Cincinnati, OH
        74                   1           Walgreens - Windsor, CO
        75                   1           Eckerd - Simpsonville, SC
        76                   1           Walgreens - Milford, OH
        78                   1           Eckerd  - Winter Park, FL
        79                   1           Terra Vista Town Center - Parcel 8
        80                   1           Strawbridge Marketplace Phase III
        82                   1           Eckerd - Beverly Hills, FL
        83                   1           Power Park Commercial Center
        84                   1           Elm Creek Crossing
        85                   1           Edison Pad Sites - Liberty Bank
        86                   1           ADG - Forest Down Apartments
        87                   1           Edison Pad Sites - Applebee's

MORTGAGE
  LOAN
 NUMBER                                                 ADDRESS                            CITY                 STATE      ZIP CODE
------------------------------------------------------------------------------------------------------------------------------------

   1          175 West Jackson Boulevard                                             Chicago                     IL         60604
   2          2000 Coastal Grande Circle                                             Myrtle Beach                SC         29577
   3          180 Maiden Lane                                                        New York                    NY         10038
   4          Various                                                                Various                     NJ        Various
  4.1         20 Waterview Boulevard                                                 Parsippany                  NJ         07054
  4.2         85 Livingston Avenue                                                   Roseland                    NJ         07068
  4.3         6 Becker Farm Road                                                     Roseland                    NJ         07068
  4.4         75 Livingston Avenue                                                   Roseland                    NJ         07068
   6          1325 Broadway Plaza                                                    Fresno                      CA         93721
   7          Various                                                                Various                   Various     Various
  7.1         1211 Lakeview Drive                                                    Sullivan                    WI         53178
  7.2         2742 Main Street                                                       East Troy                   WI         53120
  7.3         2400 Johnson Street                                                    Janesville                  WI         53545
  7.4         952 Paradise Lane                                                      Menasha                     WI         54952
  7.5         8743 Sheridan Road                                                     Kenosha                     WI         53140
  7.6         855 East Lake Street                                                   Lake Mills                  WI         53551
  7.7         906 19th Street                                                        Brodhead                    WI         53520
  7.8         1300 Michigain Avenue                                                  Iron Mountain               MI         49801
  7.9         640 Meadow Street                                                      Amery                       WI         54001
  7.10        13 Tilltag Drive                                                       Balsam Lake                 WI         54810
  7.11        560 West 21st Street                                                   Monroe                      WI         53566
  7.12        1140 Arthur Boulevard                                                  Pulaski                     WI         54162
  7.13        600 Oak Street                                                         Waupaca                     WI         54981
  7.14        601 North Main Street                                                  Fall River                  WI         53932
  7.15        West 2377 & West 2389 Highway 10                                       Forest Junction             WI         54110
  7.16        404 Lincoln Avenue                                                     Reeseville                  WI         53551
  7.17        815 Park Avenue                                                        Chippewa Falls              WI         54729
  7.18        3920 Hall Avenue                                                       Marinette                   WI         54143
  7.19        211 East Willow Grove                                                  Spencer                     WI         54479
  7.20        927 Miller Street                                                      Kewaunee                    WI         54216
  7.21        531 West John Street                                                   Markesan                    WI         53946
  7.22        1450 Myrtle Street                                                     Marinette                   WI         54143
   8          5709-5739 Lone Tree Way                                                Antioch                     CA         94509
   9          1900 L Street                                                          Washington                  DC         20036
   10         10 Independence Boulevard                                              Warren                      NJ         07059
   11         35 Waterview Boulevard                                                 Parsippany                  NJ         07054
   12         12655 West Jefferson Boulevard                                         Los Angeles                 CA         90066
   13         4 Sylvan Way                                                           Parsippany                  NJ         07054
   14         Route 6 at Miller Road                                                 Mahopac                     NY         10541
   15         101 Israel Road Southeast                                              Tumwater                    WA         98501
   16         4733 Bethesda Avenue                                                   Bethesda                    MD         20814
   17         5734 Berkshire Valley Road                                             Oak Ridge                   NJ         07438
   18         1802-1972 Southgate Road                                               Colorado Springs            CO         80906
   19         2801, 2815, 2819 & 2827 2nd Avenue                                     Seattle                     WA         98121
   20         5861 York Road                                                         Buckingham Township         PA         18931
   21         4505 South Medford Drive                                               Lufkin                      TX         75901
   22         211 High Street                                                        Torrington                  CT         06790
   24         1000 Omni Boulevard                                                    Newport News                VA         23606
   26         Route 299 and Brick Mill Road                                          Middletown                  DE         19709
   28         10 East Baltimore Street                                               Baltimore                   MD         21202
   31         53 Forest Avenue                                                       Greenwich                   CT         06830
   32         80001 Overseas Highway                                                 Islamorada                  FL         33036
   33         1546 Marvin Road Southeast                                             Lacey                       WA         98503
   34         20333 State Highway 249                                                Houston                     TX         77070
   35         8300 Pines Boulevard                                                   Pembroke Pines              FL         33024
   36         3250 Mary Street                                                       Coconut Grove               FL         33133
   37         29-41 Mulberry Lane & 2600-2731 Mulberry Lane                          Greenville                  NC         27858
   38         1996-2215 Hyde Drive                                                   Greenville                  NC         27858
   39         15591 South Apopka Vineland Road                                       Orlando                     FL         32821
   40         1325 Boardwalk & 173-175 Ocean Avenue                                  Atlantic City               NJ         08401
   41         100 Distribution Circle                                                Mount Pleasant              PA         15666
   43         10700, 10710 & 10730 Foothill Boulevard                                Rancho Cucamonga            CA         91730
   44         590 Peter Jefferson Parkway                                            Charlottesville             VA         22911
   45         2343-2401 North 48th Street and 4680-4690 Leighton Avenue              Lincoln                     NE         68504
   46         20179 West Good Hope Road                                              Lannon                      WI         53046
   47         798 Hausman Road                                                       Allentown                   PA         18104
   48         6221-6255 South Archer Avenue                                          Chicago                     IL         60638
   50         210 Green Hill Drive                                                   Green Lane                  PA         18054
   51         410 Lake Forest Drive                                                  Brandon                     MS         39042
   53         5802 Rose Bay Court                                                    Frederick                   MD         21703
   54         Various                                                                Burlingame                  CA         94010
  54.1        302-332 Lang Road                                                      Burlingame                  CA         94010
  54.2        833 Mahler Road                                                        Burlingame                  CA         94010
  54.3        371-381 Beach Road                                                     Burlingame                  CA         94010
   57         5102 West Laurel Street                                                Tampa                       FL         33607
   59         642-696 West Northwest Highway                                         Cary                        IL         60013
   60         1680 Southeast 17th Street                                             Fort Lauderdale             FL         33316
   63         2203 Texas Parkway                                                     Missouri City               TX         77489
   64         6410 West Johns Crossing                                               Duluth                      GA         30097
   65         7530 Roswell Road                                                      Atlanta                     GA         30350
   66         4005 Northwest 114th Avenue                                            Miami                       FL         33178
   67         911 North Memorial Drive                                               Lancaster                   OH         43130
   68         3137 Peach Orchard Road                                                Augusta                     GA         30906
   69         3100 East Whitestone Boulevard                                         Cedar Park                  TX         78613
   71         1325 FM 1960 West                                                      Houston                     TX         77090
   72         320 South Scatterfield Road                                            Anderson                    IN         46015
   73         2203 Beechmont Avenue                                                  Cincinnati                  OH         45230
   74         1480 Main Street                                                       Windsor                     CO         80550
   75         202 Scuffletown Road                                                   Simpsonville                SC         29681
   76         1243 State Route 28                                                    Milford                     OH         45150
   78         7496 University Boulevard                                              Winter Park                 FL         32792
   79         10740 Foothill Boulevard                                               Rancho Cucamonga            CA         91730
   80         2165 General Booth Boulevard                                           Virginia Beach              VA         23454
   82         3545 North Lecanto Highway                                             Beverly Hills               FL         34465
   83         2101 NW 22nd Street                                                    Pompano Beach               FL         33069
   84         11452 Jefferson Court                                                  Champlin                    MN         55316
   85         1031 Route 1                                                           Edison                      NJ         08837
   86         10224 West Forest Home Avenue                                          Hales Corners               WI         53130
   87         1045 Route 1                                                           Edison                      NJ         08837

MORTGAGE
  LOAN              CROSS COLLATERALIZED AND                                         GENERAL PROPERTY           SPECIFIC PROPERTY
 NUMBER            CROSS DEFAULTED LOAN FLAG              LOAN ORIGINATOR                  TYPE                       TYPE
-----------------------------------------------------------------------------------------------------------------------------------

    1                                                         Wachovia                    Office                       CBD
    2                                                         Wachovia                    Retail                    Anchored
    3                                                         Wachovia                    Office                       CBD
    4                                                         Wachovia                    Office                    Suburban
   4.1                                                                                    Office                    Suburban
   4.2                                                                                    Office                    Suburban
   4.3                                                                                    Office                    Suburban
   4.4                                                                                    Office                    Suburban
    6                                                         Artesia                     Office                       CBD
    7                    ADG Portfolio                        Wachovia               Mobile Home Park           Mobile Home Park
   7.1                                                                               Mobile Home Park           Mobile Home Park
   7.2                                                                               Mobile Home Park           Mobile Home Park
   7.3                                                                               Mobile Home Park           Mobile Home Park
   7.4                                                                               Mobile Home Park           Mobile Home Park
   7.5                                                                               Mobile Home Park           Mobile Home Park
   7.6                                                                               Mobile Home Park           Mobile Home Park
   7.7                                                                               Mobile Home Park           Mobile Home Park
   7.8                                                                               Mobile Home Park           Mobile Home Park
   7.9                                                                               Mobile Home Park           Mobile Home Park
  7.10                                                                               Mobile Home Park           Mobile Home Park
  7.11                                                                               Mobile Home Park           Mobile Home Park
  7.12                                                                               Mobile Home Park           Mobile Home Park
  7.13                                                                               Mobile Home Park           Mobile Home Park
  7.14                                                                               Mobile Home Park           Mobile Home Park
  7.15                                                                               Mobile Home Park           Mobile Home Park
  7.16                                                                               Mobile Home Park           Mobile Home Park
  7.17                                                                               Mobile Home Park           Mobile Home Park
  7.18                                                                               Mobile Home Park           Mobile Home Park
  7.19                                                                               Mobile Home Park           Mobile Home Park
  7.20                                                                               Mobile Home Park           Mobile Home Park
  7.21                                                                               Mobile Home Park           Mobile Home Park
  7.22                                                                               Mobile Home Park           Mobile Home Park
    8                                                         Wachovia                    Retail                    Anchored
    9                                                         Wachovia                    Office                       CBD
   10                                                         Wachovia                    Office                    Suburban
   11                                                         Wachovia                    Office                    Suburban
   12                                                         Artesia                     Office                    Suburban
   13                                                         Wachovia                    Office                    Suburban
   14                                                         Wachovia                    Retail                    Anchored
   15                                                         Artesia                     Office                    Suburban
   16                                                         Wachovia                    Office                       CBD
   17                                                         Wachovia                    Retail                    Anchored
   18                                                         Wachovia                    Retail                    Anchored
   19                                                         Artesia                     Office                       CBD
   20                                                         Wachovia                    Retail                    Anchored
   21                 Cronacher Portfolio                     Wachovia                    Retail                    Anchored
   22                                                         Wachovia                    Retail                    Anchored
   24                                                         Wachovia                  Hospitality               Full Service
   26                                                         Wachovia                    Retail                    Anchored
   28                                                         Wachovia                    Office                       CBD
   31                                                         Wachovia                    Office                    Suburban
   32                                                         Wachovia                  Hospitality              Limited Service
   33                                                         Wachovia                  Multifamily               Conventional
   34                                                         Artesia                     Office                    Suburban
   35                                                         Wachovia                    Retail                 Shadow Anchored
   36                                                         Wachovia                    Office                    Suburban
   37                                                         Wachovia                  Multifamily               Conventional
   38                                                         Wachovia                  Multifamily               Conventional
   39                                                         Artesia                     Retail                    Anchored
   40                                                         Artesia                     Office                       CBD
   41                                                         Artesia                   Industrial                  Warehouse
   43          Terra Vista Town Center Portfolio              Wachovia                    Retail                 Shadow Anchored
   44                                                         Wachovia                    Office                    Suburban
   45                                                         Wachovia                    Retail                    Anchored
   46                    ADG Portfolio                        Wachovia               Mobile Home Park           Mobile Home Park
   47                                                         Artesia                     Office                     Medical
   48                                                         Artesia                     Retail                   Unanchored
   50                                                         Wachovia               Mobile Home Park           Mobile Home Park
   51                                                         Wachovia                  Multifamily               Conventional
   53                    ADG Portfolio                        Wachovia                  Multifamily               Conventional
   54                                                         Wachovia                  Industrial              Light Industrial
  54.1                                                                                  Industrial              Light Industrial
  54.2                                                                                  Industrial              Light Industrial
  54.3                                                                                  Industrial              Light Industrial
   57                                                         Artesia                     Office                    Suburban
   59                                                         Wachovia                    Retail                    Anchored
   60                                                         Wachovia                    Retail                    Anchored
   63                                                         Wachovia                    Retail                    Anchored
   64                                                         Wachovia                    Retail                    Anchored
   65                                                         Wachovia                    Retail                    Anchored
   66                                                         Artesia                   Industrial             Warehouse - Office
   67                                                         Artesia                     Retail                    Anchored
   68                 Cronacher Portfolio                     Wachovia                    Retail                   Unanchored
   69                                                         Artesia                     Retail                    Anchored
   71                                                         Artesia                     Retail                    Anchored
   72                                                         Artesia                     Retail                    Anchored
   73                                                         Artesia                     Retail                    Anchored
   74                                                         Wachovia                    Retail                    Anchored
   75                                                         Wachovia                    Retail                   Unanchored
   76                                                         Artesia                     Retail                    Anchored
   78                                                         Wachovia                    Retail                    Anchored
   79          Terra Vista Town Center Portfolio              Wachovia                    Retail                 Shadow Anchored
   80                                                         Artesia                     Retail                 Shadow Anchored
   82                                                         Wachovia                    Retail                    Anchored
   83                                                         Artesia                   Industrial             Warehouse - Office
   84                                                         Artesia                     Retail                   Unanchored
   85              Edison Pad Sites Portfolio                 Artesia                      Land                      Retail
   86                    ADG Portfolio                        Wachovia                  Multifamily               Conventional
   87              Edison Pad Sites Portfolio                 Artesia                      Land                      Retail

MORTGAGE                                   CUT-OFF DATE         % OF AGGREGATE        % OF LOAN
  LOAN                                     LOAN BALANCE          CUT-OFF DATE          GROUP 1        ORIGINATION      FIRST PAY
 NUMBER      ORIGINAL LOAN BALANCE ($)         ($)                 BALANCE             BALANCE           DATE             DATE
------------------------------------------------------------------------------------------------------------------------------------

    1             112,500,000.00          112,500,000.00            9.74%              11.32%          08/26/04         10/11/04
    2             100,000,000.00          99,834,321.03             8.64%              10.04%          09/20/04         11/11/04
    3              93,000,000.00          93,000,000.00             8.05%               9.35%          08/19/04         10/11/04
    4              72,955,000.00          72,955,000.00             6.32%               7.34%          07/30/04         09/11/04
   4.1
   4.2
   4.3
   4.4
    6              46,000,000.00          46,000,000.00             3.98%               4.63%          10/06/04         12/11/04
    7              30,480,000.00          30,480,000.00             2.64%               3.07%          10/01/04         11/11/04
   7.1
   7.2
   7.3
   7.4
   7.5
   7.6
   7.7
   7.8
   7.9
  7.10
  7.11
  7.12
  7.13
  7.14
  7.15
  7.16
  7.17
  7.18
  7.19
  7.20
  7.21
  7.22
    8              26,000,000.00          26,000,000.00             2.25%               2.62%          08/24/04         10/11/04
    9              22,750,000.00          22,750,000.00             1.97%               2.29%          08/31/04         10/11/04
   10              20,900,000.00          20,900,000.00             1.81%               2.10%          07/30/04         09/11/04
   11              20,400,000.00          20,400,000.00             1.77%               2.05%          07/30/04         09/11/04
   12              18,500,000.00          18,500,000.00             1.60%               1.86%          08/02/04         09/11/04
   13              18,000,000.00          18,000,000.00             1.56%               1.81%          07/30/04         09/11/04
   14              18,000,000.00          18,000,000.00             1.56%               1.81%          08/26/04         10/11/04
   15              17,910,000.00          17,910,000.00             1.55%               1.80%          10/08/04         12/11/04
   16              17,650,000.00          17,650,000.00             1.53%               1.78%          08/16/04         10/11/04
   17              17,000,000.00          16,982,565.82             1.47%               1.71%          09/13/04         11/11/04
   18              16,800,000.00          16,770,484.30             1.45%               1.69%          09/02/04         10/11/04
   19              16,400,000.00          16,385,864.69             1.42%               1.65%          09/29/04         11/11/04
   20              14,625,000.00          14,611,158.03             1.27%               1.47%          10/01/04         11/11/04
   21              14,056,000.00          14,056,000.00             1.22%               1.41%          10/15/04         12/11/04
   22              13,650,000.00          13,650,000.00             1.18%               1.37%          08/13/04         10/11/04
   24              13,440,000.00          13,424,919.84             1.16%               1.35%          09/14/04         11/11/04
   26              12,750,000.00          12,721,065.35             1.10%               1.28%          08/27/04         10/11/04
   28              12,500,000.00          12,500,000.00             1.08%               1.26%          09/23/04         11/11/04
   31              12,000,000.00          12,000,000.00             1.04%               1.21%          09/13/04         11/11/04
   32              11,830,000.00          11,816,808.71             1.02%               1.19%          09/14/04         11/11/04
   33              11,000,000.00          11,000,000.00             0.95%               1.11%          10/21/04         12/11/04
   34              10,750,000.00          10,750,000.00             0.93%               1.08%          10/06/04         12/11/04
   35              10,000,000.00          10,000,000.00             0.87%               1.01%          08/11/04         09/11/04
   36              9,250,000.00            9,250,000.00             0.80%               0.93%          09/17/04         11/11/04
   37              8,800,000.00            8,791,295.41             0.76%               0.88%          09/15/04         11/11/04
   38              8,100,000.00            8,091,987.82             0.70%               0.81%          09/15/04         11/11/04
   39              7,500,000.00            7,484,289.50             0.65%               0.75%          08/12/04         10/11/04
   40              7,480,000.00            7,473,635.95             0.65%               0.75%          08/19/04         11/11/04
   41              7,400,000.00            7,393,082.61             0.64%               0.74%          10/01/04         11/11/04
   43              6,965,000.00            6,951,054.63             0.60%               0.70%          09/07/04         10/11/04
   44              6,750,000.00            6,725,120.73             0.58%               0.68%          08/11/04         09/11/04
   45              6,000,000.00            5,984,373.30             0.52%               0.60%          08/10/04         09/11/04
   46              5,832,000.00            5,832,000.00             0.50%               0.59%          10/01/04         11/11/04
   47              5,600,000.00            5,600,000.00             0.48%               0.56%          08/09/04         10/11/04
   48              5,600,000.00            5,595,160.83             0.48%               0.56%          09/15/04         11/11/04
   50              5,168,000.00            5,162,598.18             0.45%               0.52%          10/01/04         11/11/04
   51              5,160,000.00            5,160,000.00             0.45%               0.52%          08/18/04         10/11/04
   53              4,640,000.00            4,640,000.00             0.40%               0.47%          10/01/04         11/11/04
   54              4,600,000.00            4,600,000.00             0.40%               0.46%          08/19/04         10/11/04
  54.1
  54.2
  54.3
   57              4,275,000.00            4,275,000.00             0.37%               0.43%          12/10/03         01/11/04
   59              4,000,000.00            4,000,000.00             0.35%               0.40%          08/19/04         10/11/04
   60              4,000,000.00            3,992,282.67             0.35%               0.40%          08/16/04         10/11/04
   63              3,377,777.00            3,377,777.00             0.29%               0.34%          10/07/04         11/11/04
   64              3,337,000.00            3,330,519.33             0.29%               0.33%          09/07/04         10/11/04
   65              3,307,000.00            3,300,577.59             0.29%               0.33%          09/01/04         10/11/04
   66              3,300,000.00            3,297,155.70             0.29%               0.33%          10/04/04         11/11/04
   67              3,275,000.00            3,268,805.39             0.28%               0.33%          08/12/04         10/11/04
   68              3,200,006.00            3,197,374.61             0.28%               0.32%          10/04/04         11/11/04
   69              3,200,000.00            3,186,932.13             0.28%               0.32%          07/28/04         10/11/04
   71              3,100,000.00            3,097,531.01             0.27%               0.31%          09/22/04         11/11/04
   72              3,080,000.00            3,074,174.25             0.27%               0.31%          08/12/04         10/11/04
   73              2,945,000.00            2,939,429.60             0.25%               0.30%          08/12/04         10/11/04
   74              2,871,000.00            2,871,000.00             0.25%               0.29%          08/11/04         09/11/04
   75              2,728,320.00            2,723,361.95             0.24%               0.27%          08/30/04         10/11/04
   76              2,700,000.00            2,694,893.00             0.23%               0.27%          08/12/04         10/11/04
   78              2,300,000.00            2,290,256.07             0.20%               0.23%          08/05/04         09/11/04
   79              2,215,000.00            2,210,613.01             0.19%               0.22%          09/07/04         10/11/04
   80              2,030,000.00            2,028,064.37             0.18%               0.20%          09/22/04         11/11/04
   82              1,900,000.00            1,891,950.66             0.16%               0.19%          08/05/04         09/11/04
   83              1,700,000.00            1,698,553.62             0.15%               0.17%          10/04/04         11/11/04
   84              1,575,000.00            1,573,673.87             0.14%               0.16%          09/10/04         11/11/04
   85              1,250,000.00            1,248,908.65             0.11%               0.13%          09/17/04         11/11/04
   86              1,232,000.00            1,232,000.00             0.11%               0.12%          10/01/04         11/11/04
   87              1,150,000.00            1,148,995.95             0.10%               0.12%          09/17/04         11/11/04

                                                                                        INTEREST         ORIGINAL      REMAINING
   MORTGAGE                                              LOAN             INTEREST      ACCRUAL          TERM TO        TERM TO
     LOAN      MATURITY DATE        MORTGAGE        ADMINISTRATIVE        ACCRUAL        METHOD        MATURITY OR    MATURITY OR
    NUMBER        OR ARD              RATE             COST RATE           METHOD      DURING IO        ARD (MOS.)    ARD (MOS.)
------------------------------------------------------------------------------------------------------------------------------------

       1         09/11/14           5.8600%            0.04210%          Actual/360    Actual/360          120            118
       2         10/11/14           5.0900%            0.04210%            30/360                          120            119
       3         11/11/09           5.4100%            0.04210%          Actual/360    Actual/360           62            60
       4         08/11/14           6.2600%            0.04210%          Actual/360    Actual/360          120            117
      4.1
      4.2
      4.3
      4.4
       6         11/11/09           5.5700%            0.04210%          Actual/360    Actual/360           60            60
       7         10/11/14           5.6100%            0.04210%          Actual/360    Actual/360          120            119
      7.1
      7.2
      7.3
      7.4
      7.5
      7.6
      7.7
      7.8
      7.9
     7.10
     7.11
     7.12
     7.13
     7.14
     7.15
     7.16
     7.17
     7.18
     7.19
     7.20
     7.21
     7.22
       8         09/11/14           5.5500%            0.04210%          Actual/360    Actual/360          120            118
       9         09/11/11           5.4500%            0.04210%          Actual/360    Actual/360           84            82
      10         08/11/14           6.2600%            0.04210%          Actual/360    Actual/360          120            117
      11         08/11/14           6.2600%            0.04210%          Actual/360    Actual/360          120            117
      12         08/11/11           5.8300%            0.04210%          Actual/360    Actual/360           84            81
      13         08/11/14           6.2600%            0.04210%          Actual/360    Actual/360          120            117
      14         09/11/14           5.6200%            0.04210%          Actual/360    Actual/360          120            118
      15         11/11/11           5.1800%            0.04210%          Actual/360                         84            84
      16         09/11/14           6.1900%            0.04210%          Actual/360    Actual/360          120            118
      17         10/11/09           5.1500%            0.04210%          Actual/360                         60            59
      18         09/11/14           6.1800%            0.04210%          Actual/360                        120            118
      19         10/11/14           5.8500%            0.04210%          Actual/360                        120            119
      20         10/11/14           5.4800%            0.04210%          Actual/360                        120            119
      21         11/11/14           5.9000%            0.04210%          Actual/360                        120            120
      22         09/11/14           5.5200%            0.04210%          Actual/360    Actual/360          120            118
      24         10/11/14           6.6400%            0.04210%          Actual/360                        120            119
      26         09/11/14           5.0000%            0.04210%          Actual/360                        120            118
      28         10/11/14           5.5500%            0.04210%          Actual/360    actual/360          120            119
      31         10/11/14           5.3700%            0.04210%          Actual/360    Actual/360          120            119
      32         10/11/14           6.6700%            0.04210%          Actual/360                        120            119
      33         11/11/14           5.3000%            0.04210%          Actual/360    Actual/360          120            120
      34         11/11/14           5.4000%            0.04210%          Actual/360                        120            120
      35         08/11/09           5.4300%            0.04210%          Actual/360    Actual/360           60            57
      36         10/11/10           5.3700%            0.04210%          Actual/360    Actual/360           72            71
      37         10/11/14           5.3000%            0.04210%          Actual/360                        120            119
      38         10/11/14           5.3000%            0.04210%          Actual/360                        120            119
      39         03/11/11           5.3800%            0.04210%          Actual/360                         78            76
      40         10/11/14           5.9000%            0.04210%          Actual/360                        120            119
      41         10/11/14           5.5300%            0.04210%          Actual/360                        120            119
      43         09/11/14           5.5900%            0.04210%          Actual/360                        120            118
      44         08/11/19           6.4700%            0.04210%          Actual/360                        180            177
      45         08/11/14           6.1000%            0.04210%          Actual/360                        120            117
      46         10/11/14           5.6100%            0.04210%          Actual/360    Actual/360          120            119
      47         09/11/11           6.1300%            0.04210%          Actual/360    Actual/360           84            82
      48         10/11/14           5.8400%            0.04210%          Actual/360                        120            119
      50         10/11/09           5.0700%            0.04210%          Actual/360                         60            59
      51         09/11/14           5.2200%            0.04210%          Actual/360    Actual/360          120            118
      53         10/11/14           5.6100%            0.04210%          Actual/360    Actual/360          120            119
      54         09/11/14           5.6400%            0.04210%          Actual/360    Actual/360          120            118
     54.1
     54.2
     54.3
      57         12/11/13           5.9200%            0.04210%          Actual/360    Actual/360          120            109
      59         09/11/14           6.0800%            0.04210%          Actual/360    Actual/360          120            118
      60         09/11/14           5.7600%            0.04210%          Actual/360                        120            118
      63         10/11/14           5.6900%            0.04210%          Actual/360    Actual/360          120            119
      64         09/11/14           5.7300%            0.04210%          Actual/360                        120            118
      65         09/11/14           5.7300%            0.04210%          Actual/360                        120            118
      66         10/11/14           5.8500%            0.04210%          Actual/360                        120            119
      67         09/11/14           5.8500%            0.04210%          Actual/360                        120            118
      68         10/11/14           6.0300%            0.04210%          Actual/360                        120            119
      69         09/11/24           6.3700%            0.04210%          Actual/360                        240            238
      71         10/11/14           6.1500%            0.04210%          Actual/360                        120            119
      72         09/11/14           5.8500%            0.04210%          Actual/360                        120            118
      73         09/11/14           5.8500%            0.04210%          Actual/360                        120            118
      74         08/11/11           5.5500%            0.04210%          Actual/360    Actual/360           84            81
      75         09/11/14           6.0300%            0.04210%          Actual/360                        120            118
      76         09/11/14           5.8500%            0.04210%          Actual/360                        120            118
      78         08/11/14           5.7000%            0.04210%          Actual/360                        120            117
      79         09/11/14           5.6400%            0.04210%          Actual/360                        120            118
      80         02/11/13           5.4500%            0.11210%          Actual/360                        100            99
      82         08/11/14           5.7000%            0.04210%          Actual/360                        120            117
      83         10/11/14           5.9000%            0.04210%          Actual/360                        120            119
      84         10/11/14           5.9400%            0.04210%          Actual/360                        120            119
      85         10/11/14           5.8000%            0.04210%          Actual/360                        120            119
      86         10/11/14           5.6100%            0.04210%          Actual/360    Actual/360          120            119
      87         10/11/14           5.8000%            0.04210%          Actual/360                        120            119

MORTGAGE                      ORIGINAL     REMAINING     MONTHLY P&I       MATURITY DATE OR
  LOAN       REMAINING IO    AMORT TERM   AMORT TERM      PAYMENTS           ARD BALLOON                    PREPAYMENT
 NUMBER     PERIOD (MOS.)      (MOS.)       (MOS.)           ($)             BALANCE ($)       ARD LOAN     PROVISIONS
------------------------------------------------------------------------------------------------------------------------------------

    1             34            360           360        664,401.87         101,388,543.24         N        L(26),D(90),L(1),O(3)
    2                           300           299        589,845.64         74,148,734.04          N        L(25),D(91),O(4)
    3             60             IO           IO             IO             93,000,000.00          N        L(27),D(32),O(3)
    4             21            360           360        449,671.08         65,035,042.90          N        L(27),D(89),O(4)
   4.1
   4.2
   4.3
   4.4
    6             60             IO           IO             IO             46,000,000.00          Y        L(36),D(21),O(3)
    7             23            360           360        175,171.52         26,770,729.19          N        L(25),D(92),O(3)
   7.1
   7.2
   7.3
   7.4
   7.5
   7.6
   7.7
   7.8
   7.9
  7.10
  7.11
  7.12
  7.13
  7.14
  7.15
  7.16
  7.17
  7.18
  7.19
  7.20
  7.21
  7.22
    8             34            360           360        148,441.81         23,286,365.37          N        L(48),D(69),O(3)
    9             34            360           360        128,459.22         21,483,745.23          N        L(26),D(55),O(3)
   10             9             300           300        138,000.12         16,923,607.45          N        L(27),D(89),O(4)
   11             21            360           360        125,739.02         18,185,386.25          N        L(27),D(89),O(4)
   12             24            360           360        108,903.00         17,334,313.23          Y        L(36),D(45),O(3)
   13             9             300           300        118,851.78         14,575,355.41          N        L(27),D(89),O(4)
   14             22            360           360        103,561.34         15,812,369.94          N        L(26),D(90),O(4)
   15                           360           360         98,124.60         15,913,354.18          Y        L(36),D(45),O(3)
   16             10            360           360        107,986.27         15,388,568.68          Y        L(48),D(68),O(4)
   17                           360           359         92,824.46         15,713,091.75          N        L(25),D(32),O(3)
   18                           360           358        102,676.86         14,319,309.11          N        L(26),D(91),O(3)
   19                           360           359         96,750.31         13,844,750.45          N        L(36),D(81),O(3)
   20                           360           359         82,855.72         12,207,890.28          N        L(25),D(92),O(3)
   21                           360           360         83,371.27         11,882,391.81          N        L(24),D(93),O(3)
   22             22            360           360         77,674.57         11,962,597.45          N        L(26),D(90),O(4)
   24                           300           299         91,927.09         10,627,383.69          N        L(48),D(68),O(4)
   26                           360           358         68,444.76         10,480,668.63          N        L(36),D(81),O(3)
   28             17            360           360         71,366.25         10,843,367.09          N        L(36),D(81),O(3)
   31             59            360           360         67,159.15         11,127,500.54          N        L(25),D(92),O(3)
   32                           300           299         81,138.21          9,363,296.98          N        L(48),D(68),O(4)
   33             36            360           360         61,083.51          9,800,753.63          N        L(24),D(93),O(3)
   34                           360           360         60,364.56          8,950,138.39          N        L(36),D(81),O(3)
   35             57             IO           IO             IO             10,000,000.00          Y        L(36),D(21),O(3)
   36             1             360           360         51,768.51          8,445,861.75          N        L(35),YM1%(33),O(4)
   37                           360           359         48,866.81          7,304,259.84          N        L(25),D(92),O(3)
   38                           360           359         44,979.68          6,723,238.76          N        L(25),D(92),O(3)
   39                           360           358         42,021.22          6,759,173.09          N        L(26),D(49),O(3)
   40                           360           359         44,366.61          6,323,974.89          Y        L(36),D(81),O(3)
   41                           360           359         42,155.78          6,186,560.44          N        L(60),YM1%(57),O(3)
   43                           360           358         39,940.69          5,833,234.49          Y        L(48),D(69),O(3)
   44                           300           297         45,450.03          4,146,549.49          N        L(27),D(149),O(4)
   45                           360           357         36,359.69          5,102,780.99          Y        L(48),D(69),O(3)
   46             23            360           360         33,517.07          5,122,273.42          N        L(25),D(92),O(3)
   47             11            360           360         34,044.30          5,170,301.89          N        L(36),D(45),O(3)
   48                           360           359         33,000.95          4,726,062.80          N        L(60),YM1%(57),O(3)
   50                           360           359         27,964.45          4,771,085.42          N        L(25),D(32),O(3)
   51             22            360           360         28,397.91          4,489,282.02          Y        L(48),D(66),O(6)
   53             23            360           360         26,666.53          4,075,334.18          N        L(25),D(92),O(3)
   54             22            360           360         26,523.77          4,042,846.88          N        L(26),D(90),O(4)
  54.1
  54.2
  54.3
   57             1             360           360         25,411.32          3,701,450.20          N        L(36),D(81),O(3)
   59             58            360           360         24,188.14          3,745,595.05          N        L(48),D(69),O(3)
   60                           360           358         23,368.33          3,367,393.55          N        L(48),D(68),O(4)
   63             23            360           360         19,583.23          2,972,313.99          Y        L(25),D(92),O(3)
   64                           360           358         19,431.45          2,806,704.44          N        L(48),D(69),O(3)
   65                           360           358         19,256.76          2,781,471.71          N        L(48),D(69),O(3)
   66                           360           359         19,468.05          2,785,834.00          N        L(25),D(92),O(3)
   67                           360           358         19,320.57          2,764,507.51          Y        L(26),D(91),O(3)
   68                           360           359         19,247.42          2,715,853.38          N        L(25),D(92),O(3)
   69                           240           238         23,785.07              0.00              N        L(60),YM1%(177),O(3)
   71                           360           359         18,886.07          2,640,195.90          N        L(36),D(81),O(3)
   72                           360           358         18,170.18          2,599,904.14          Y        L(26),D(91),O(3)
   73                           360           358         17,373.76          2,485,947.20          Y        L(26),D(91),O(3)
   74             81             IO           IO             IO              2,871,000.00          Y        L(47),D(33),O(4)
   75                           360           358         16,410.32          2,315,337.04          N        L(26),D(91),O(3)
   76                           360           358         15,928.41          2,279,135.80          Y        L(26),D(91),O(3)
   78                           300           297         14,400.03          1,762,746.76          Y        L(48),D(69),O(3)
   79                           360           358         12,771.77          1,857,919.08          Y        L(48),D(69),O(3)
   80                           360           359         11,462.47          1,763,187.90          N        L(36),D(61),O(3)
   82                           300           297         11,895.68          1,456,181.62          Y        L(48),D(69),O(3)
   83                           360           359         10,083.32          1,437,267.16          N        L(25),D(92),O(3)
   84                           360           359         9,382.25           1,333,166.92          N        L(36),D(81),O(3)
   85                           360           359         7,334.41           1,053,660.72          N        L(36),D(81),O(3)
   86             23            360           360         7,080.42           1,082,071.91          N        L(25),D(92),O(3)
   87                           360           359         6,747.66            969,367.47           N        L(36),D(81),O(3)

MORTGAGE                                                                                      LTV RATIO AT
  LOAN                                    APPRAISAL                       CUT-OFF DATE         MATURITY OR       YEAR         YEAR
 NUMBER           APPRAISED VALUE ($)        DATE         DSCR (X)          LTV RATIO              ARD          BUILT      RENOVATED
------------------------------------------------------------------------------------------------------------------------------------

    1                 423,000,000          06/14/04         1.72             53.19%              47.94%          1912         2002
    2                 166,000,000          09/01/05         1.77             60.14%              44.67%          2004
    3                 360,000,000          07/21/04         2.61             51.67%              51.67%          1984         2000
    4                 89,600,000           06/02/04         1.27             81.42%              72.58%        Various
   4.1                34,000,000           06/02/04                                                              1988
   4.2                21,000,000           06/02/04                                                              1985
   4.3                19,600,000           06/02/04                                                              1983
   4.4                15,000,000           06/02/04                                                              1984
    6                 62,000,000           07/13/04         1.71             74.19%              74.19%          2003
    7                 38,100,000           Various          1.35             80.00%              70.26%        Various
   7.1                 5,710,000           07/22/04                                                              1970
   7.2                 4,380,000           07/31/04                                                              1965
   7.3                 2,600,000           07/31/04                                                              1957
   7.4                 2,510,000           07/24/04                                                              1966
   7.5                 2,400,000           07/28/04                                                              1960
   7.6                 2,340,000           07/21/04                                                              1970
   7.7                 1,820,000           07/31/04                                                              1970
   7.8                 1,730,000           07/17/04                                                              1970
   7.9                 1,710,000           07/24/04                                                              1970
  7.10                 1,700,000           07/24/04                                                              1970
  7.11                 1,670,000           07/31/04                                                              1972
  7.12                 1,500,000           07/25/04                                                              1970
  7.13                 1,220,000           07/25/04                                                              1972
  7.14                 1,190,000           07/21/04                                                              1960
  7.15                 1,150,000           07/24/04                                                              1955
  7.16                 1,070,000           07/21/04                                                              1975
  7.17                  950,000            07/24/04                                                              1960
  7.18                  940,000            07/17/04                                                              1970
  7.19                  500,000            07/25/04                                                              1970
  7.20                  450,000            07/17/04                                                              1950
  7.21                  390,000            07/21/04                                                              1970
  7.22                  170,000            07/17/04                                                              1970
    8                 37,720,000           06/25/04         1.33             68.93%              61.73%          2003
    9                 29,900,000           07/27/04         1.23             76.09%              71.85%          1965         2002
   10                 29,000,000           06/15/04         1.26             72.07%              58.36%          1988
   11                 25,500,000           06/02/04         1.29             80.00%              71.32%          1989
   12                 25,900,000           05/25/04         1.49             71.43%              66.93%          1985         1999
   13                 22,500,000           06/02/04         1.24             80.00%              64.78%          1984
   14                 22,600,000           06/15/04         1.25             79.65%              69.97%          1970         1985
   15                 24,000,000           09/07/04         1.45             74.63%              66.31%          2004
   16                 23,700,000           06/07/04         1.33             74.47%              64.93%          1965         2003
   17                 21,300,000           07/22/04         1.33             79.73%              73.77%          2002
   18                 21,500,000           07/03/04         1.36             78.00%              66.60%          2000
   19                 23,900,000           06/01/04         1.39             68.56%              57.93%          1982
   20                 19,500,000           08/12/04         1.57             74.93%              62.60%          1995
   21                 17,825,000           02/19/05         1.22             78.86%              66.66%          2004
   22                 17,100,000           07/07/04         1.37             79.82%              69.96%          1990
   24                 19,200,000           06/08/04         1.49             69.92%              55.35%          1989         2004
   26                 17,200,000           08/01/04         1.64             73.96%              60.93%          2004
   28                 16,700,000           08/10/04         1.27             74.85%              64.93%          1973         2003
   31                 17,300,000           08/23/04         1.54             69.36%              64.32%          1989
   32                 16,900,000           06/15/04         1.45             69.92%              55.40%          1972         1997
   33                 14,250,000           08/03/04         1.23             77.19%              68.78%          2002
   34                 15,100,000           09/13/04         1.39             71.19%              59.27%          1983         2004
   35                 14,400,000           06/14/04         1.67             69.44%              69.44%          1987         2003
   36                 12,300,000           08/12/04         1.35             75.20%              68.67%          1982
   37                 11,000,000           07/30/04         1.29             79.92%              66.40%          1983
   38                 10,300,000           07/30/04         1.30             78.56%              65.27%          1990
   39                 10,800,000           07/07/04         1.39             69.30%              62.58%          2002
   40                  9,500,000           07/05/04         1.33             78.67%              66.57%          1927         2004
   41                 11,900,000           08/24/04         1.71             62.13%              51.99%          2003
   43                  9,950,000           07/10/04         1.21             69.86%              58.63%          1990
   44                  9,400,000           06/28/04         1.28             71.54%              44.11%          2001
   45                  8,000,000           06/25/04         1.45             74.80%              63.78%          1960
   46                  7,290,000           07/22/04         1.28             80.00%              70.26%          1970
   47                  7,750,000           06/17/04         1.49             72.26%              66.71%          2000
   48                  7,550,000           07/24/04         1.42             74.11%              62.60%          1984         2004
   50                  6,500,000           08/04/04         1.20             79.42%              73.40%          1965
   51                  6,450,000           04/28/04         1.42             80.00%              69.60%          1982
   53                  5,800,000           08/02/04         1.42             80.00%              70.26%          1986
   54                  8,640,000           04/13/04         1.47             53.24%              46.79%        Various      Various
  54.1                 3,380,000           04/13/04                                                              1978         1991
  54.2                 3,250,000           04/13/04                                                              1962
  54.3                 2,010,000           04/13/04                                                              1968         1991
   57                  5,800,000           01/01/04         1.31             73.71%              63.82%          2001
   59                  7,600,000           06/20/04         1.91             52.63%              49.28%          1985
   60                  5,350,000           07/15/04         1.26             74.62%              62.94%          2004
   63                  4,510,000           08/23/04         1.27             74.90%              65.90%          2003
   64                  5,400,000           07/02/04         1.45             61.68%              51.98%          2003
   65                  5,150,000           07/02/04         1.45             64.09%              54.01%          2002
   66                  4,440,000           05/03/04         1.38             74.26%              62.74%          2003
   67                  4,900,000           07/05/04         1.34             66.71%              56.42%          2004
   68                  4,200,000           08/20/04         1.30             76.13%              64.66%          2004
   69                  4,450,000           07/04/04         1.28             71.62%               0.00%          2004
   71                  4,560,000           08/12/04         1.42             67.93%              57.90%          2004
   72                  4,450,000           07/13/04         1.30             69.08%              58.42%          2004
   73                  4,220,000           07/11/04         1.29             69.65%              58.91%          2004
   74                  5,220,000           04/18/04         2.14             55.00%              55.00%          2003
   75                  3,600,000           07/24/04         1.36             75.65%              64.31%          2004
   76                  4,160,000           07/11/04         1.39             64.78%              54.79%          2003
   78                  5,175,000           06/09/04         2.02             44.26%              34.06%          2003
   79                  3,625,000           07/10/04         1.20             60.98%              51.25%          1990
   80                  3,100,000           09/07/04         1.81             65.42%              56.88%          2004
   82                  3,790,000           06/15/04         1.79             49.92%              38.42%          2003
   83                  2,260,000           05/03/04         1.39             75.16%              63.60%          2002
   84                  2,150,000           09/01/04         1.36             73.19%              62.01%          2002
   85                  1,900,000           07/23/04         1.52             65.73%              55.46%          Land
   86                  1,540,000           07/29/04         1.23             80.00%              70.26%          1988
   87                  1,850,000           07/23/04         1.48             62.11%              52.40%          Land

MORTGAGE                                                                                                                    MOST
  LOAN      NUMBER OF     UNIT OF      CUT-OFF DATE LOAN     OCCUPANCY     OCCUPANCY                                       RECENT
 NUMBER       UNITS       MEASURE    AMOUNT PER (UNIT) ($)     RATE       "AS OF" DATE        MOST RECENT PERIOD        REVENUES ($)
------------------------------------------------------------------------------------------------------------------------------------

    1       1,449,067     Sq. Ft.             155             90.00%        08/01/04             TTM 05/31/04            38,211,847
    2        444,372      Sq. Ft.             225             90.23%        09/08/04             In-Place UW             17,155,596
    3       1,088,763     Sq. Ft.             171             100.00%       09/01/04                 2003                43,639,914
    4        573,877      Sq. Ft.             127             95.76%        Various                  2003                12,390,208
   4.1       226,142      Sq. Ft.                             96.66%        07/28/04                 2003                 4,036,337
   4.2       124,547      Sq. Ft.                             100.00%       07/28/04                 2003                 3,259,935
   4.3       128,786      Sq. Ft.                             92.88%        08/01/04                 2003                 2,700,609
   4.4       94,402       Sq. Ft.                             91.95%        07/28/04                 2003                 2,393,327
    6        180,481      Sq. Ft.             255             100.00%       09/02/04      T-6 01/04-06/04 Annualized      6,446,044
    7         1,754        Pads             17,377            90.82%        07/31/04             TTM 07/31/04             4,695,235
   7.1         182         Pads                               97.80%        07/31/04             TTM 07/31/04              638,510
   7.2         109         Pads                               99.08%        07/31/04             TTM 07/31/04              438,689
   7.3         116         Pads                               85.34%        07/31/04             TTM 07/31/04              282,703
   7.4         95          Pads                               95.79%        07/31/04             TTM 07/31/04              315,194
   7.5         81          Pads                               96.30%        07/31/04             TTM 07/31/04              282,764
   7.6         84          Pads                               98.81%        07/31/04             TTM 07/31/04              271,238
   7.7         109         Pads                               88.07%        07/31/04             TTM 07/31/04              273,173
   7.8         94          Pads                               90.43%        07/31/04             TTM 07/31/04              226,075
   7.9         78          Pads                               100.00%       07/31/04             TTM 07/31/04              227,427
  7.10         80          Pads                               93.75%        07/31/04             TTM 07/31/04              209,651
  7.11         102         Pads                               89.22%        07/31/04             TTM 07/31/04              272,908
  7.12         90          Pads                               85.56%        07/31/04             TTM 07/31/04              185,507
  7.13         90          Pads                               91.11%        07/31/04             TTM 07/31/04              174,411
  7.14         59          Pads                               72.88%        07/31/04             TTM 07/31/04              139,608
  7.15         82          Pads                               71.95%        07/31/04             TTM 07/31/04              142,288
  7.16         53          Pads                               86.79%        07/31/04             TTM 07/31/04              147,184
  7.17         62          Pads                               85.48%        07/31/04             TTM 07/31/04              126,437
  7.18         76          Pads                               94.74%        07/31/04             TTM 07/31/04              121,635
  7.19         49          Pads                               79.59%        07/31/04             TTM 07/31/04              87,899
  7.20         25          Pads                               92.00%        07/31/04             TTM 07/31/04              55,870
  7.21         22          Pads                               95.45%        07/31/04             TTM 07/31/04              47,893
  7.22         16          Pads                               100.00%       07/31/04             TTM 07/31/04              28,170
    8        118,250      Sq. Ft.             220             100.00%       07/31/04      T-7 01/04-07/04 Annualized      3,077,973
    9        103,449      Sq. Ft.             220             94.52%        08/30/04             2005 Budget              3,274,254
   10        120,528      Sq. Ft.             173             100.00%       07/30/04                 2003                 3,414,960
   11        172,313      Sq. Ft.             118             88.28%        08/01/04                 2003                 3,407,059
   12        88,215       Sq. Ft.             210             100.00%       07/01/04                 2003                 3,283,898
   13        105,135      Sq. Ft.             171             100.00%       07/27/04                 2003                 2,120,125
   14        148,287      Sq. Ft.             121             96.63%        10/01/04                 2003                 2,481,497
   15        99,621       Sq. Ft.             180             100.00%       09/09/04
   16        98,988       Sq. Ft.             178             95.25%        09/23/04             TTM 05/31/04             3,135,500
   17        114,903      Sq. Ft.             148             90.94%        08/12/04      T-7 01/04-07/04 Annualized      2,093,940
   18        143,553      Sq. Ft.             117             100.00%       09/23/04
   19        118,302      Sq. Ft.             139             81.21%        10/01/04      T-7 01/04-07/04 Annualized      2,425,865
   20        109,567      Sq. Ft.             133             90.36%        01/01/05                 2003                 2,781,895
   21        110,981      Sq. Ft.             127             100.00%       06/30/04         2004 8-mo annualized         1,043,213
   22        128,781      Sq. Ft.             106             93.40%        09/21/04                 2003                 1,791,350
   24          182         Rooms            73,763            68.07%        04/30/04             TTM 04/30/04             8,019,995
   26        96,091       Sq. Ft.             132             96.88%        09/29/04             2004 Budget              1,850,456
   28        168,400      Sq. Ft.             74              96.60%        09/23/04             TTM 05/31/04             2,873,534
   31        42,275       Sq. Ft.             284             100.00%       08/17/04                 2003                 1,583,085
   32          79          Rooms            149,580           69.38%        12/31/03             TTM 05/31/04             4,072,908
   33          182         Units            60,440            92.86%        08/20/04             TTM 07/31/04             1,663,942
   34        108,196      Sq. Ft.             99              97.79%        09/08/04             TTM 08/31/04             1,737,730
   35        125,704      Sq. Ft.             80              89.98%        08/11/04                 2003                 1,546,912
   36        80,509       Sq. Ft.             115             97.02%        09/15/04      T-5 01/04-05/04 Annualized      1,762,618
   37          222         Units            39,600            83.33%        10/01/04                 TTM                  1,282,387
   38          168         Units            48,167            85.71%        10/01/04                 TTM                  1,114,032
   39        54,209       Sq. Ft.             138             89.02%        08/05/04      T-6 01/04-06/04 Annualized       888,340
   40        71,104       Sq. Ft.             105             100.00%       07/15/04                 2003                 1,424,533
   41        131,925      Sq. Ft.             56              100.00%       09/01/04
   43        32,147       Sq. Ft.             216             94.69%        07/13/04
   44        73,954       Sq. Ft.             91              91.20%        09/16/04                 2003                 1,160,663
   45        123,036      Sq. Ft.             49              97.64%        06/09/04      T-5 01/04-05/04 Annualized      1,062,386
   46          166         Pads             35,133            89.76%        07/31/04             TTM 07/31/04              732,716
   47        57,452       Sq. Ft.             97              100.00%       07/15/04      T-7 01/04-07/04 Annualized      1,190,048
   48        30,734       Sq. Ft.             182             90.20%        08/05/04
   50          146         Pads             35,360            100.00%       10/01/04             TTM 08/31/04              633,282
   51          136         Units            37,941            90.44%        05/31/04      T-8 01/04-08/04 Annualized       946,590
   53          109         Units            42,569            94.50%        07/31/04             TTM 07/31/04              795,441
   54        62,575       Sq. Ft.             74              94.03%        Various                  2003                  740,211
  54.1       22,375       Sq. Ft.                             100.00%       08/16/04
  54.2       23,800       Sq. Ft.                             84.31%        08/01/04
  54.3       16,400       Sq. Ft.                             100.00%       08/16/04
   57        41,228       Sq. Ft.             104             100.00%       09/01/04      T-6 01/04-06/04 Annualized       925,098
   59        79,997       Sq. Ft.             50              98.00%        09/14/04                 2003                  963,192
   60        12,980       Sq. Ft.             308             100.00%       08/13/04                Budget                 365,004
   63        14,560       Sq. Ft.             232             100.00%       09/15/04
   64        13,650       Sq. Ft.             244             100.00%       08/18/04
   65        15,070       Sq. Ft.             219             100.00%       07/20/04
   66        32,534       Sq. Ft.             101             100.00%       08/01/04      T-7 01/04-07/04 Annualized       530,026
   67        13,650       Sq. Ft.             239             100.00%       07/21/04
   68        13,813       Sq. Ft.             231             100.00%       09/22/04
   69        13,813       Sq. Ft.             231             100.00%       08/24/04
   71        13,813       Sq. Ft.             224             100.00%       09/02/04
   72        14,490       Sq. Ft.             212             100.00%       07/21/04
   73        14,560       Sq. Ft.             202             100.00%       06/30/04
   74        14,560       Sq. Ft.             197             100.00%       05/03/04
   75        10,908       Sq. Ft.             250             100.00%       08/18/04
   76        14,560       Sq. Ft.             185             100.00%       07/21/04      T-6 01/04-06/04 Annualized       280,998
   78        13,813       Sq. Ft.             166             100.00%       07/21/04
   79         9,021       Sq. Ft.             245             100.00%       07/13/04
   80        15,000       Sq. Ft.             135             100.00%       08/16/04
   82        13,813       Sq. Ft.             137             100.00%       07/21/04
   83        23,900       Sq. Ft.             71              100.00%       09/10/04      T-7 01/04-07/04 Annualized       294,377
   84         8,980       Sq. Ft.             175             100.00%       08/25/04
   85         3,000       Sq. Ft.             416             100.00%       08/12/04      T-6 01/04-06/04 Annualized       147,542
   86          35          Units            35,200            88.57%        07/31/04             TTM 07/31/04              258,759
   87         6,000       Sq. Ft.             191             100.00%       08/12/04      T-6 01/04-06/04 Annualized       192,390

MORTGAGE                                              MOST                                               UW NET
  LOAN         MOST RECENT        MOST RECENT        RECENT             UW               UW             OPERATING       UW NET CASH
 NUMBER       EXPENSES ($)          NOI ($)         NCF ($)        REVENUES ($)     EXPENSES ($)       INCOME ($)         FLOW ($)
------------------------------------------------------------------------------------------------------------------------------------

    1          15,695,308          22,516,539      22,226,726       45,840,045       17,236,093        28,603,952        27,398,334
    2           5,284,204          11,871,392      11,602,940       18,100,121        5,320,193        12,779,928        12,505,460
    3          19,700,776          23,939,138      23,775,701       44,723,263       18,228,003        26,495,260        26,222,621
    4           5,381,960          7,008,248       6,864,779        12,932,715        5,482,963         7,449,751        6,835,715
   4.1          1,939,013          2,097,324       2,040,789        4,898,634         1,977,903         2,920,731        2,568,495
   4.2          1,249,364          2,010,571       1,979,434        2,873,036         1,266,074         1,606,962        1,536,384
   4.3          1,256,195          1,444,414       1,412,218        2,910,387         1,287,200         1,623,188        1,552,442
   4.4           937,388           1,455,939       1,432,339        2,250,657          951,787          1,298,871        1,178,395
    6           1,062,962          5,383,082       5,383,082        6,381,892         1,885,630         4,496,263        4,374,997
    7           1,811,246          2,883,989       2,831,369        4,695,235         1,811,246         2,883,989        2,831,369
   7.1           228,447            410,063         404,603          638,510           228,447           410,063          404,603
   7.2           124,372            314,318         311,048          438,689           124,372           314,318          311,048
   7.3           98,730             183,973         180,493          282,703           98,730            183,973          180,493
   7.4           113,390            201,804         198,954          315,194           113,390           201,804          198,954
   7.5           84,144             198,620         196,190          282,764           84,144            198,620          196,190
   7.6           93,088             178,149         175,629          271,238           93,088            178,149          175,629
   7.7           144,050            129,123         125,853          273,173           144,050           129,123          125,853
   7.8           89,651             136,424         133,604          226,075           89,651            136,424          133,604
   7.9           98,867             128,560         126,220          227,427           98,867            128,560          126,220
  7.10           71,592             138,059         135,659          209,651           71,592            138,059          135,659
  7.11           137,248            135,661         132,601          272,908           137,248           135,661          132,601
  7.12           72,739             112,768         110,068          185,507           72,739            112,768          110,068
  7.13           68,477             105,934         103,234          174,411           68,477            105,934          103,234
  7.14           65,773              73,835          72,065          139,608           65,773            73,835            72,065
  7.15           59,470              82,818          80,358          142,288           59,470            82,818            80,358
  7.16           59,770              87,414          85,824          147,184           59,770            87,414            85,824
  7.17           54,897              71,540          69,680          126,437           54,897            71,540            69,680
  7.18           46,432              75,203          72,923          121,635           46,432            75,203            72,923
  7.19           48,420              39,479          38,009           87,899           48,420            39,479            38,009
  7.20           19,511              36,359          35,609           55,870           19,511            36,359            35,609
  7.21           19,607              28,286          27,626           47,893           19,607            28,286            27,626
  7.22           12,572              15,598          15,118           28,170           12,572            15,598            15,118
    8            481,974           2,595,999       2,584,174        3,458,750          970,136          2,488,614        2,377,093
    9           1,055,137          2,219,117       2,199,462        3,237,446         1,066,267         2,171,178        1,890,445
   10            989,707           2,425,253       2,395,121        3,289,020          999,135          2,289,885        2,079,142
   11           1,526,664          1,880,395       1,839,040        3,721,695         1,570,416         2,151,279        1,940,449
   12            966,981           2,316,917       2,316,917        3,071,948         1,104,622         1,967,326        1,949,683
   13            983,327           1,136,798       1,110,515        2,964,043         1,012,240         1,951,803        1,774,887
   14            803,594           1,677,903       1,651,206        2,481,326          803,588          1,677,737        1,552,045
   15                                                               2,140,305          340,672          1,799,634        1,708,730
   16           1,010,445          2,125,055       2,109,217        2,960,094         1,051,576         1,908,518        1,724,005
   17            821,691           1,272,249       1,260,759        2,319,036          802,825          1,516,210        1,480,829
   18                                                               2,515,032          755,195          1,759,837        1,669,771
   19            828,192           1,597,673       1,346,607        2,506,513          784,314          1,722,199        1,586,823
   20           1,086,170          1,695,725       1,684,769        2,809,341         1,106,970         1,702,372        1,562,901
   21            329,378            713,834         702,736         1,638,811          338,340          1,300,471        1,220,039
   22            577,830           1,213,520       1,200,642        1,855,044          542,410          1,312,635        1,276,866
   24           6,049,339          1,970,656       1,649,856        7,913,046         5,955,069         1,957,977        1,641,455
   26            332,018           1,518,438       1,508,829        1,757,239          288,831          1,468,408        1,350,629
   28           1,431,812          1,441,722       1,416,462        2,789,100         1,474,511         1,314,589        1,086,004
   31            504,124           1,078,961       1,071,352        1,843,903          517,011          1,326,892        1,243,875
   32           2,468,331          1,604,577       1,441,661        3,977,356         2,403,666         1,573,690        1,414,596
   33            695,094            968,848         923,348         1,657,555          710,833           946,721          901,221
   34            876,799            860,931         300,711         2,150,214          952,528          1,197,685        1,009,625
   35            636,980            909,932         882,896         1,767,087          713,179          1,053,908         908,783
   36            868,713            893,905         877,803         1,873,511          886,491           987,020          838,420
   37            419,197            863,190         807,690         1,226,287          416,157           810,130          754,630
   38            355,745            758,287         716,287         1,125,541          383,007           742,534          700,534
   39            452,456            435,884         417,208         1,265,720          506,133           759,588          700,706
   40            586,540            837,993         837,993         1,421,305          639,533           781,772          707,784
   41                                                                911,574           27,347            884,227          864,438
   43                                                                859,268           225,797           633,471          579,307
   44            401,121            759,542         752,147         1,222,600          429,301           793,299          695,401
   45            267,225            795,161         773,015         1,002,131          268,299           733,832          634,497
   46            214,747            517,968         513,818          732,716           214,747           517,968          513,818
   47            334,180            855,868         851,934         1,034,220          345,784           688,436          610,088
   48                                                                789,776           205,023           584,753          562,615
   50            148,677            484,605         477,699          595,023           185,435           409,588          402,682
   51            449,469            497,121         463,121          928,828           409,737           519,091          485,091
   53            313,341            482,100         454,850          795,441           313,341           482,100          454,850
   54            138,414            601,797         590,894          736,144           220,752           515,391          467,341
  54.1
  54.2
  54.3
   57            325,277            599,821         599,821          769,783           304,534           465,249          398,745
   59            332,953            630,239         609,440          950,970           352,104           598,866          553,456
   60            10,950             354,054         352,756          364,998           10,950            354,048          352,750
   63                                                                304,013            3,040            300,973          299,517
   64                                                                350,000           10,500            339,500          338,135
   65                                                                347,000           10,410            336,590          335,083
   66            116,529            413,497         305,297          468,342           112,791           355,552          322,469
   67                                                                323,400            9,702            313,698          311,651
   68                                                                310,256            9,308            300,948          300,534
   69                                                                348,122           10,444            337,678          330,751
   71                                                                334,292           10,029            324,263          322,191
   72                                                                294,000            8,820            285,180          283,007
   73                                                                279,300            8,379            270,921          268,737
   74                                                                353,000           10,590            342,410          340,954
   75                                                                295,268           26,858            268,410          267,319
   76             7,841             273,157         273,157          275,378            8,261            267,117          264,933
   78                                                                362,132           10,864            351,268          349,887
   79                                                                274,196           74,565            199,631          183,338
   80                                                                336,215           72,584            263,632          248,396
   82                                                                265,449            7,963            257,486          256,104
   83            124,732            169,645         161,394          284,442           98,606            185,837          167,851
   84                                                                249,652           87,753            161,899          153,507
   85            20,426             127,116         127,116          155,928           22,122            133,805          133,805
   86            146,404            112,355         104,243          258,759           146,404           112,355          104,243
   87            63,568             128,822         128,822          185,480           65,487            119,993          119,993

MORTGAGE                                                                              LARGEST       LARGEST
  LOAN                                                                               TENANT SQ.      TENANT       LARGEST TENANT
 NUMBER      LARGEST TENANT NAME                                                        FT.         % OF NRA         EXP. DATE
------------------------------------------------------------------------------------------------------------------------------------

    1        MWH Energy & Infrastructure                                              139,067        9.60%           06/30/15
    2        Dick's Sporting Goods, Inc.                                               52,000        11.70%          01/31/20
    3        Goldman Sachs                                                            803,223        73.77%          04/30/14
    4        Various                                                                  Various       Various           Various
   4.1       Torre Lazur, Inc.                                                         54,379        24.05%          06/30/10
   4.2       Connell Foley & Geiser                                                    68,999        55.40%          12/31/15
   4.3       Lowenstein                                                                82,107        63.75%          08/31/17
   4.4       American Mgmt                                                             37,019        39.21%          10/31/05
    6        United States Government                                                 180,481       100.00%          11/30/18
    7
   7.1
   7.2
   7.3
   7.4
   7.5
   7.6
   7.7
   7.8
   7.9
  7.10
  7.11
  7.12
  7.13
  7.14
  7.15
  7.16
  7.17
  7.18
  7.19
  7.20
  7.21
  7.22
    8        Bed Bath and Beyond                                                       27,000        22.83%          01/31/14
    9        G.C.I.U.                                                                  24,764        23.94%          01/31/08
   10        ATT Global Venture Holdings LLC                                          120,528       100.00%          02/28/11
   11        Sun Chemical                                                              58,214        33.78%          12/31/19
   12        Edutrek International, Inc                                                88,215       100.00%          07/31/15
   13        Voicestream                                                              105,135       100.00%          05/31/14
   14        A&P Supermarket                                                           61,356        41.38%          01/31/09
   15        State of Washington Department of Health                                  99,621       100.00%          06/30/15
   16        Long & Foster                                                             14,516        14.66%          05/31/13
   17        A&P Supermarket                                                           58,732        51.11%          07/31/22
   18        Gordman's                                                                 49,955        34.80%          07/31/14
   19        Welfare & Pension                                                         29,168        24.66%          10/09/07
   20        Jones New York                                                            9,822         8.96%        Multiple Spaces
   21        Ross Dress for Less                                                       30,187        27.20%          12/31/13
   22        Stop & Shop                                                               67,318        52.27%          12/31/15
   24
   26        Giant of Maryland                                                         56,291        58.58%          08/31/24
   28        State of Maryland - Director of WCC                                       55,371        32.88%          11/30/10
   31        North Sound Capital / SDS                                                 14,369        33.99%          05/01/10
   32
   33
   34        BusinesSuites (Texas) Ltd.                                                18,198        16.82%          06/30/10
   35        Cafe Iguana                                                               21,793        17.34%          07/01/11
   36        Continental Hospitality                                                   10,628        13.20%          04/30/09
   37
   38
   39        Old Navy Outlet                                                           12,000        22.14%          04/30/07
   40        State of New Jersey                                                       63,677        89.55%          10/31/13
   41        ABB Inc.                                                                 131,925       100.00%          03/31/13
   43        Famous Footwear                                                           5,150         16.02%          11/30/07
   44        World Strides                                                             50,238        67.93%          10/31/11
   45        Hy-Vee                                                                    65,000        52.83%          07/31/13
   46
   47        Medical Associates                                                        19,875        34.59%          05/14/08
   48        Athletico Sports Medicine & Physical Therapy at Garfield Ridge, LLC       14,000        45.55%          08/25/14
   50
   51
   53
   54        Various                                                                  Various       Various           Various
  54.1       Advanced Surf Design                                                      3,400         15.20%             MTM
  54.2       John Plane Construction                                                   3,300         13.87%             MTM
  54.3       Intraline, Inc.                                                           6,596         40.22%          07/31/06
   57        The United States Postal Service                                          15,682        38.04%          10/31/11
   59        Albertsons                                                                47,806        59.76%          02/28/15
   60        Walgreens                                                                 12,980       100.00%          04/30/78
   63        Walgreens                                                                 14,560       100.00%          08/31/78
   64        Walgreens                                                                 13,650       100.00%          10/31/78
   65        Walgreens                                                                 15,070       100.00%          05/31/77
   66        Scrapbook World, Inc.                                                     2,714         8.34%           10/31/05
   67        Walgreens                                                                 13,650       100.00%          07/31/79
   68        Eckerd                                                                    13,813       100.00%          06/03/24
   69        CVS                                                                       13,813       100.00%          04/20/24
   71        CVS                                                                       13,813       100.00%          10/12/24
   72        Walgreens                                                                 14,490       100.00%          06/30/79
   73        Walgreens                                                                 14,560       100.00%          05/31/79
   74        Walgreens                                                                 14,560       100.00%          03/31/79
   75        Eckerd                                                                    10,908       100.00%          12/10/23
   76        Walgreens                                                                 14,560       100.00%          10/31/78
   78        Eckerd (CVS)                                                              13,813       100.00%          05/07/23
   79        Color Floors                                                              4,000         44.34%          11/01/06
   80        Vivo                                                                      7,500         50.00%          11/30/14
   82        Eckerd (CVS)                                                              13,813       100.00%          01/13/24
   83        Tiles and Stones                                                          5,400         22.59%          12/31/05
   84        Crystal Bay Investment Group, LLC                                         2,440         27.17%          10/20/13
   85        Liberty Bank (Pad Lease)                                                  3,000        100.00%          04/15/25
   86
   87        Applebee's Restaurant (Pad Lease)                                         6,000        100.00%          11/15/19

                                                                 2ND                 2ND
   MORTGAGE                                                    LARGEST             LARGEST         2ND LARGEST
     LOAN                                                     TENANT SQ.           TENANT %        TENANT EXP.
    NUMBER      2ND LARGEST TENANT NAME                          FT.                OF NRA             DATE
-------------------------------------------------------------------------------------------------------------------

       1        Aon Service Corporation                        135,029              9.32%            04/30/12
       2        Cinemark                                        51,788              11.65%           03/31/19
       3        Stroock & Stroock                              231,932              21.30%       Multiple Spaces
       4        Various                                        Various             Various           Various
      4.1       One Call Medical                                41,735              18.46%           07/31/13
      4.2       Rothstein, Kass & Co.                           31,757              25.50%           12/31/05
      4.3       John Hancock                                    16,581              12.87%           06/30/10
      4.4       Grotta Glassman                                 32,557              34.49%           04/30/06
       6
       7
      7.1
      7.2
      7.3
      7.4
      7.5
      7.6
      7.7
      7.8
      7.9
     7.10
     7.11
     7.12
     7.13
     7.14
     7.15
     7.16
     7.17
     7.18
     7.19
     7.20
     7.21
     7.22
       8        Barnes & Noble                                  23,000              19.45%           01/31/14
       9        GetActive Software                              6,250               6.04%            07/31/09
      10
      11        Macro 4, Inc.                                   25,290              14.68%           01/31/08
      12
      13
      14        Rite-Aid                                        9,875               6.66%            06/26/06
      15
      16        Sucampo Pharmaceuticals                         11,166              11.28%           11/18/09
      17        CVS                                             10,880              9.47%            12/31/24
      18        24 Hour Fitness                                 46,087              32.10%           03/31/15
      19        Princess Cruises                                26,089              22.05%           04/30/07
      20        GH Bass                                         8,509               7.77%            05/31/05
      21        Best Buy                                        19,840              17.88%           01/31/15
      22        JC Penney                                       28,300              21.98%           08/31/06
      24
      26        Sunsational Tanning                             6,000               6.24%            08/31/09
      28        Alabanza, Inc.                                  31,888              18.94%       Multiple Spaces
      31        Forest Investment Management                    12,008              28.40%           12/31/11
      32
      33
      34        The Chasewood Bank                              11,839              10.94%           10/31/12
      35        Beverly's Pet Center                            18,530              14.74%           09/01/06
      36        Bailey & Dawes, L.C.                            7,614               9.46%            08/31/12
      37
      38
      39        Rack Room Shoes                                 6,650               12.27%           05/31/07
      40        Elliots                                         2,632               3.70%            09/30/05
      41
      43        Payless Shoes                                   3,329               10.36%           08/01/08
      44        Foundation Advisors                             12,277              16.60%           04/30/07
      45        TVI Inc.                                        22,405              18.21%           04/30/08
      46
      47        Valley Sports & Arthritis                       16,551              28.81%           05/31/10
      48        Home Run Inn                                    10,207              33.21%       Multiple Spaces
      50
      51
      53
      54        Various                                        Various             Various           Various
     54.1       Advanced Software Talent                        2,735               12.22%       Multiple Spaces
     54.2       JYA Consulting Engineers                        2,520               10.59%           08/30/08
     54.3       Aliant Air Cargo                                3,180               19.39%           12/31/04
      57        Horizon Bay Management, LLC.                    9,116               22.11%           02/29/08
      59        Ace Hardware                                    11,616              14.52%           02/28/14
      60
      63
      64
      65
      66        St. Louis Rehabilitation Program, Inc.          2,244               6.90%            01/31/09
      67
      68
      69
      71
      72
      73
      74
      75
      76
      78
      79        Verizon Wireless                                2,537               28.12%           01/31/07
      80        Mattress USA                                    3,600               24.00%           11/30/09
      82
      83        S. Barad Fine Art, Inc                          3,600               15.06%           03/31/06
      84        Caribou Coffee                                  1,616               18.00%           03/21/13
      85
      86
      87

                                                                        3RD                  3RD
   MORTGAGE                                                           LARGEST              LARGEST
     LOAN                                                            TENANT SQ.            TENANT %               3RD LARGEST
    NUMBER      3RD LARGEST TENANT NAME                                  FT                 OF NRA             TENANT EXP. DATE
------------------------------------------------------------------------------------------------------------------------------------

       1        Intell Management & Investment Co.                    129,473               8.93%                  07/31/14
       2        Bed Bath and Beyond                                    25,121               5.65%                  01/31/15
       3        Weitz & Luxenberg                                      28,000               2.57%                  04/30/09
       4        Various                                               Various              Various                  Various
      4.1       RCM Technologies                                       27,865               12.32%                 06/30/12
      4.2       Gruntal & Co., LLC                                     12,286               9.86%                  12/31/12
      4.3       Greenbaum, Rowe, Smith                                 8,095                6.29%                  06/30/07
      4.4       Stern & Kilcullen                                      13,841               14.66%                 09/30/11
       6
       7
      7.1
      7.2
      7.3
      7.4
      7.5
      7.6
      7.7
      7.8
      7.9
     7.10
     7.11
     7.12
     7.13
     7.14
     7.15
     7.16
     7.17
     7.18
     7.19
     7.20
     7.21
     7.22
       8        Cost Plus                                              17,750               15.01%                 01/31/14
       9        Smarthinking, Inc.                                     4,421                4.27%                  07/31/06
      10
      11        Pace, Inc.                                             24,899               14.45%                 09/30/08
      12
      13
      14        Big 'M'                                                9,285                6.26%                  09/30/09
      15
      16        Counter Technology                                     8,762                8.85%                  03/31/10
      17        Blockbuster                                            5,133                4.47%                  03/31/08
      18        Office Depot                                           14,756               10.28%                 12/31/19
      19        Satori Software                                        9,850                8.33%                  04/30/08
      20        Brooks Brothers                                        8,143                7.43%                  12/31/15
      21        Bed Bath and Beyond                                    18,049               16.26%                 12/31/13
      22        Dress Barn                                             7,620                5.92%                  06/30/10
      24
      26        Dove Run Liquors                                       6,000                6.24%                  08/31/09
      28        American Trading & Production Corporation              19,575               11.62%                 12/31/08
      31        Ellington Capital                                      9,111                21.55%                 06/30/08
      32
      33
      34        LSI Logic Corporation                                  11,741               10.85%                 04/30/09
      35        Anna's Linen Company                                   14,000               11.14%                 06/30/09
      36        Housing Trust                                          7,120                8.84%                  11/30/09
      37
      38
      39        Disney Outlet                                          6,500                11.99%                 06/30/14
      40        LA Fashions                                            2,412                3.39%                  08/31/05
      41
      43        Styles for Less                                        3,285                10.22%                 08/01/08
      44        Yellowbook                                             3,353                4.53%                  06/30/09
      45        Family Dollar                                          8,004                6.51%                  07/31/10
      46
      47        Diakon                                                 16,160               28.13%                 12/31/13
      48        Washington Mutual Bank, F.A.                           3,516                11.44%                 07/20/14
      50
      51
      53
      54        Various                                               Various              Various                  Various
     54.1       Global Integrated Logistics                            1,430                6.39%                  05/31/06
     54.2       Sensbey Inc.                                           2,520                10.59%                 12/31/04
     54.3       Jackson Roofing Company                                2,304                14.05%                 07/31/06
      57        The McGraw-Hill Companies, Inc.                        8,265                20.05%                 12/31/08
      59        Jeri's Hallmark                                        5,275                6.59%                  02/28/05
      60
      63
      64
      65
      66        Interamericana, LLC.                                   2,244                6.90%                  12/31/06
      67
      68
      69
      71
      72
      73
      74
      75
      76
      78
      79        Tasty Goody                                            2,484                27.54%                 10/01/07
      80        Tropical Smoothie                                      2,400                16.00%                 07/31/09
      82
      83        Select Plus Imag.                                      2,400                10.04%                 09/30/05
      84        Potpourri Floral Co                                    1,485                16.54%                 04/18/09
      85
      86
      87

   MORTGAGE
     LOAN                                               LARGEST AFFILIATED SPONSOR FLAG
    NUMBER           LOCKBOX                                  (> THAN 4% OF POOL)
-------------------------------------------------------------------------------------------------------------

       1              Day 1                                      Gary Barnett
       2              Day 1                           CBL Properties & Burroghs & Chapin
       3              Day 1                                     Moinian, Joseph
       4              Day 1                       Gale Properties, Stanley Gale, Mark Yeager
      4.1
      4.2
      4.3
      4.4
       6              Day 1              NGP Capital Partners III LLC Palmer, Alex S. Holmer, Dale A.
       7
      7.1
      7.2
      7.3
      7.4
      7.5
      7.6
      7.7
      7.8
      7.9
     7.10
     7.11
     7.12
     7.13
     7.14
     7.15
     7.16
     7.17
     7.18
     7.19
     7.20
     7.21
     7.22
       8
       9
      10              Day 1                        Gale Companies, Stanley Gale, Mark Yeager
      11              Day 1                        Gale Companies, Stanley Gale, Mark Yeager
      12              Day 1
      13              Day 1
      14            Springing
      15              Day 1
      16            Springing
      17
      18
      19
      20
      21
      22            Springing
      24
      26
      28
      31
      32
      33
      34
      35              Day 1                 Marc Paul, Robert Robotti, SCI Real Estate Investments
      36
      37
      38
      39
      40              Day 1
      41            Springing
      43            Springing
      44
      45            Springing
      46
      47              Day 1
      48
      50
      51            Springing
      53
      54
     54.1
     54.2
     54.3
      57
      59
      60
      63            Springing
      64
      65
      66
      67            Springing
      68
      69
      71
      72            Springing
      73            Springing
      74              Day 1
      75
      76            Springing
      78            Springing
      79            Springing
      80
      82            Springing
      83
      84
      85
      86
      87

(1)  This Mortgage Loan is part of a split loan structure and the related pari passu companion loan is not included in the trust fund with respect to this
     Mortgage Loan. Unless otherwise specified, the calculation of Balance per
     SF, LTV ratios and DSC ratio were based upon the aggregate indebtedness of this Mortgage Loan and the related pari passu companion loan not including the non-pooled subordinate component.

(2)  For purposes of determining the DSC Ratio of this Mortgage Loan the debt service payments were reduced by taking into account amounts available in certain cash reserves.

See "DESCRIPTION OF THE MORTGAGED POOL - Additional Mortgage Loan Information"
in the prospectus supplement.

WACHOVIA BANK COMMERCIAL MORTGAGE TRUST SERIES 2004-C15
ANNEX A-1B

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES IN LOAN
GROUP 2

   MORTGAGE
     LOAN       LOAN GROUP
    NUMBER        NUMBER                                       PROPERTY NAME
-----------------------------------------------------------------------------------------------------------------

       5             2      Deer Valley Village Apartments
      23             2      The Meridian Apartments
      25             2      Monticello of 42nd Street Apartments
      27             2      Dupont Place Apartments
      29             2      Glen Eagles Apartments
      30             2      Waterstone Landing Apartments
      42             2      Suntree Apartments
      49             2      Pine Court II
      52             2      Windsor Village Apartments
      55             2      Sprague Court Apartments
      56             2      Chapel Park Apartments
      58             2      Park Chase Apartments
      61             2      Campus Walk Apartments
      62             2      Behren's Lofts*
      70             2      Landmark Apartments
      77             2      5051 New Hampshire Avenue, NW & 5021, 5051, 5055, and 5061 1st Street, NW
      81             2      The 17th Street Loft Apartments

MORTGAGE
  LOAN
 NUMBER                                        ADDRESS                                            CITY        STATE   ZIP CODE
--------------------------------------------------------------------------------------------------------------------------------

    5     3010 West Yorkshire Drive                                                      Phoenix                AZ      85027
   23     1720 South Depot Street                                                        Santa Maria            CA      93458
   25     14010 42nd Street                                                              Tampa                  FL      33613
   27     2334 Fuller Way                                                                Tucker                 GA      30084
   29     9416 East 65th Street                                                          Tulsa                  OK      74133
   30     5995 Waterstone Oak Way                                                        Memphis                TN      38115
   42     8650 West Peoria Avenue                                                        Peoria                 AZ      85345
   49     611-617 West Cary Street                                                       Richmond               VA      23220
   52     346 Woodstone Road                                                             Clinton                MS      39056
   55     6600 Blakemore Street                                                          Philadelphia           PA      19119
   56     3409 Primm Lane                                                                Hoover                 AL      35216
   58     8110-8118 Verree Road                                                          Philadelphia           PA      19111
   61     810 Wadsworth Street                                                           Tallahassee            FL      32304
   62     219 South 4th Street                                                           Waco                   TX      76701
   70     160 Broadway Drive                                                             Clinton                MS      39056
   77     5051 New Hampshire Avenue, NW & 5021, 5051, 5055, and 5061 1st Street, NW      Washington             DC      20011
   81     333 Oliver Hill Way                                                            Richmond               VA      23219

MORTGAGE                                                                                                             CUT-OFF DATE
  LOAN      CROSS COLLATERALIZED AND                       GENERAL PROPERTY   SPECIFIC PROPERTY     ORIGINAL LOAN        LOAN
 NUMBER     CROSS DEFAULTED LOAN FLAG    LOAN ORIGINATOR         TYPE                TYPE            BALANCE ($)      BALANCE ($)
-----------------------------------------------------------------------------------------------------------------------------------

    5                                       Wachovia          Multifamily        Conventional       51,150,000.00    51,150,000.00
   23                                       Wachovia          Multifamily         Section 42        13,500,000.00    13,500,000.00
   25                                       Wachovia          Multifamily      Student Housing      13,000,000.00    12,989,646.17
   27                                       Wachovia          Multifamily        Conventional       12,700,000.00    12,700,000.00
   29                                       Wachovia          Multifamily        Conventional       12,500,000.00    12,500,000.00
   30                                       Wachovia          Multifamily        Conventional       12,240,000.00    12,240,000.00
   42                                       Wachovia          Multifamily        Conventional       7,200,000.00     7,200,000.00
   49                                       Wachovia          Multifamily        Conventional       5,550,000.00     5,536,879.90
   52                                       Wachovia          Multifamily        Conventional       4,800,000.00     4,800,000.00
   55                                       Wachovia          Multifamily        Conventional       4,400,000.00     4,400,000.00
   56                                       Wachovia          Multifamily        Conventional       4,280,000.00     4,275,888.73
   58                                       Wachovia          Multifamily        Conventional       4,200,000.00     4,188,237.48
   61                                        Artesia          Multifamily        Conventional       3,900,000.00     3,889,278.34
   62                                        Artesia          Multifamily        Conventional       3,890,000.00     3,885,946.30
   70                                       Wachovia          Multifamily        Conventional       3,120,000.00     3,120,000.00
   77                                       Wachovia          Multifamily        Conventional       2,376,000.00     2,371,405.84
   81                                       Wachovia          Multifamily        Conventional       2,000,000.00     2,000,000.00

   MORTGAGE     % OF AGGREGATE  % OF LOAN                                                                 LOAN          INTEREST
     LOAN        CUT-OFF DATE    GROUP 2    ORIGINATION   FIRST PAY   MATURITY DATE     MORTGAGE     ADMINISTRATIVE      ACCRUAL
    NUMBER          BALANCE      BALANCE       DATE         DATE          OR ARD          RATE          COST RATE        METHOD
------------------------------------------------------------------------------------------------------------------------------------

       5             4.43%        31.82%     09/16/04     11/11/04       10/11/09        5.0300%        0.04210%       Actual/360
      23             1.17%        8.40%      09/17/04     11/11/04       10/11/14        5.1700%        0.04210%       Actual/360
      25             1.12%        8.08%      09/14/04     11/11/04       10/11/14        6.1500%        0.04210%       Actual/360
      27             1.10%        7.90%      08/23/04     10/11/04       09/11/14        5.8600%        0.04210%       Actual/360
      29             1.08%        7.78%      08/30/04     10/11/04       09/11/14        5.5900%        0.04210%       Actual/360
      30             1.06%        7.61%      06/17/04     08/11/04       07/11/09        5.2700%        0.04210%       Actual/360
      42             0.62%        4.48%      09/30/04     11/11/04       10/11/09        5.1500%        0.04210%       Actual/360
      49             0.48%        3.44%      08/05/04     09/11/04       08/11/19        6.5000%        0.04210%       Actual/360
      52             0.42%        2.99%      08/18/04     10/11/04       09/11/14        5.1500%        0.04210%       Actual/360
      55             0.38%        2.74%      10/18/04     12/11/04       11/11/14        5.5700%        0.04210%       Actual/360
      56             0.37%        2.66%      09/15/04     11/11/04       10/11/11        5.4200%        0.04210%       Actual/360
      58             0.36%        2.61%      08/02/04     09/11/04       08/11/14        5.7900%        0.04210%       Actual/360
      61             0.34%        2.42%      08/06/04     09/11/04       08/11/14        5.8700%        0.04210%       Actual/360
      62             0.34%        2.42%      09/13/04     11/11/04       10/11/14        5.7600%        0.04210%         30/360
      70             0.27%        1.94%      08/18/04     10/11/04       09/11/14        5.1500%        0.04210%       Actual/360
      77             0.21%        1.48%      09/09/04     10/11/04       09/11/14        5.7500%        0.04210%       Actual/360
      81             0.17%        1.24%      09/14/04     11/11/04       10/11/14        5.6500%        0.04210%       Actual/360

                   INTEREST       ORIGINAL       REMAINING
   MORTGAGE        ACCRUAL         TERM TO        TERM TO                              ORIGINAL     REMAINING      MONTHLY
     LOAN           METHOD       MATURITY OR    MATURITY OR         REMAINING         AMORT TERM    AMORT TERM       P&I
    NUMBER        DURING IO      ARD (MOS.)      ARD (MOS.)     IO PERIOD (MOS.)        (MOS.)        (MOS.)    PAYMENTS ($)
------------------------------------------------------------------------------------------------------------------------------

       5          Actual/360         60              59                59                 IO            IO           IO
      23          Actual/360         120            119                11                360           360        73,879.98
      25                             120            119                                  360           359        79,199.66
      27          Actual/360         120            118                34                360           360        75,003.59
      29          actual/360         120            118                22                360           360        71,681.07
      30          Actual/360         60              56                14                360           360        67,741.44
      42          Actual/360         60              59                35                360           360        39,313.89
      49                             180            177                                  360           357        35,079.78
      52          Actual/360         120            118                22                360           360        26,209.26
      55                             120            120                                  360           360        25,176.30
      56                             84              83                                  360           359        24,086.98
      58                             120            117                                  360           357        24,616.89
      61                             120            117                                  360           357        23,057.51
      62                             120            119                                  360           359        22,725.70
      70          Actual/360         120            118                22                360           360        17,036.02
      77                             120            118                                  360           358        13,865.69
      81          Actual/360         120            119                11                360           360        11,544.72

   MORTGAGE      MATURITY DATE OR
     LOAN          ARD BALLOON        ARD                                                           APPRAISAL
    NUMBER         BALANCE ($)       LOAN    PREPAYMENT PROVISIONS          APPRAISED VALUE ($)        DATE         DSCR (X)
--------------------------------------------------------------------------------------------------------------------------------

       5          51,150,000.00        Y     L(25),D(32),O(3)                   71,300,000           07/26/04         1.59
      23          11,452,630.66        N     L(25),D(92),O(3)                   18,500,000           05/22/04         1.46
      25          11,071,786.96        N     L(48),D(69),O(3)                   20,100,000           07/14/04         1.70
      27          11,445,639.82        N     L(26),D(91),O(3)                   15,900,000           06/02/04         1.21
      29          10,973,021.25        N     L(26),D(91),O(3)                   15,800,000           08/01/06         1.22
      30          11,628,913.85        N     L(36),D(21),O(3)                   15,300,000           04/21/04         1.28
      42           6,999,571.47        N     L(36),1%(20),O(4)                   9,000,000           08/11/04         1.31
      49           4,147,662.09        N     L(27),D(148),O(5)                   7,800,000           08/01/04         1.31
      52           4,168,831.54        Y     L(48),D(69),O(3)                    6,000,000           04/28/04         1.31
      55           3,682,680.73        N     L(24),D(93),O(3)                    5,500,000           07/20/04         1.31
      56           3,822,315.48        N     L(48),D(11),O(25)                   5,550,000           08/03/04         1.24
      58           3,539,321.98        N     L(36),D(81),O(3)                    5,590,000           05/24/04         1.42
      61           3,294,399.39        N     L(27),D(90),O(3)                    4,900,000           07/07/04         1.26
      62           3,234,264.32        N     L(36),D(81),O(3)                    4,880,000           05/01/05         1.38
      70           2,709,740.38        Y     L(48),D(69),O(3)                    3,900,000           04/28/04         1.48
      77           1,999,628.65        N     L(26),D(91),O(3)                    3,000,000           07/28/04         1.29
      81           1,719,385.75        N     L(25),D(92),O(3)                    2,500,000           07/15/04         1.23

   MORTGAGE                  LTV RATIO AT                                                              CUT-OFF DATE LOAN
     LOAN     CUT-OFF DATE   MATURITY OR       YEAR                           NUMBER OF     UNIT OF    AMOUNT PER (UNIT)   OCCUPANCY
    NUMBER     LTV RATIO         ARD          BUILT        YEAR RENOVATED       UNITS       MEASURE           ($)             RATE
------------------------------------------------------------------------------------------------------------------------------------

       5         71.74%         71.74%         1996                              832         Units           61,478          94.71%
      23         72.97%         61.91%         1991                              236         Units           57,203          91.53%
      25         64.63%         55.08%         2004                              132         Units           98,406          91.10%
      27         79.87%         71.99%         2001                              217         Units           58,525          95.85%
      29         79.11%         69.45%         1985                              424         Units           29,481          93.87%
      30         80.00%         76.01%         1972                              378         Units           32,381          89.15%
      42         80.00%         77.77%         1984             2004             216         Units           33,333          88.43%
      49         70.99%         53.18%         2004                               67         Units           82,640         100.00%
      52         80.00%         69.48%         1974                              136         Units           35,294          97.79%
      55         80.00%         66.96%         1940             2002             113         Units           38,938          95.58%
      56         77.04%         68.87%         1973                              116         Units           36,861          94.83%
      58         74.92%         63.32%         1962                              124         Units           33,776          96.77%
      61         79.37%         67.23%         1974             2002             174         Units           22,352          91.38%
      62         79.63%         66.28%         1913             2000              57         Units           68,174          78.95%
      70         80.00%         69.48%         1973             1990              96         Units           32,500          92.71%
      77         79.05%         66.65%         1937                               66         Units           35,930          89.39%
      81         80.00%         68.78%         1910             2004              24         Units           83,333         100.00%

MORTGAGE                                                   MOST                                             MOST
  LOAN      OCCUPANCY                                     RECENT        MOST RECENT       MOST RECENT      RECENT          UW
 NUMBER    "AS OF" DATE       MOST RECENT PERIOD       REVENUES ($)    EXPENSES ($)         NOI ($)        NCF ($)    REVENUES ($)
------------------------------------------------------------------------------------------------------------------------------------

    5        06/14/04            TTM 06/30/04           6,751,500        2,487,365         4,264,135      4,066,152     6,798,203
   23        09/23/04            TTM 05/31/04           2,177,960         810,982          1,366,978      1,298,538     2,197,380
   25        09/01/04                                                                                                   2,869,200
   27        09/13/04     T-3 01/04-03/04 Annualized    1,914,125         782,220          1,131,905      1,088,505     1,913,679
   29        08/20/04            TTM 07/31/04           2,177,606        1,025,494         1,152,112      1,046,112     2,177,606
   30        09/23/04     T-6 12/03-05/04 Annualized    2,483,194        1,342,390         1,140,804      1,046,304     2,480,118
   42        08/30/04                2003               1,409,138         729,599           679,539        625,539      1,365,359
   49        08/31/04                                                                                                    816,583
   52        05/31/04     T-4 01/04-04/04 Annualized     863,424          420,446           442,978        408,978       863,467
   55        06/23/04            TTM 07/31/04            855,048          432,975           422,073        393,823       855,105
   56        08/31/04            TTM 07/31/04            692,902          307,519           385,384        356,384       712,246
   58        07/23/04            TTM 06/30/04            969,712          511,615           458,097        427,097       965,505
   61        06/22/04                 TTM                872,721          480,883           391,838        391,838       935,884
   62        08/26/04     T-7 01/04-07/04 Annualized     457,336          257,490           199,846        158,062       506,046
   70        05/31/04     T-4 01/04-04/04 Annualized     621,690          261,681           360,009        336,009       629,102
   77        07/28/04     T-6 01/03-06/03 Annualized     439,426          317,603           121,823        105,323       465,069
   81        09/23/04               Budget               279,300          76,322            202,978        196,978       264,600

MORTGAGE                      UW NET                                                            LARGEST      LARGEST       LARGEST
  LOAN            UW         OPERATING    UW NET CASH                                         TENANT SQ.     TENANT      TENANT EXP.
 NUMBER      EXPENSES ($)   INCOME ($)     FLOW ($)    LARGEST TENANT NAME                        FT.       % OF NRA         DATE
------------------------------------------------------------------------------------------------------------------------------------

    5          2,502,848     4,295,354     4,097,372
   23           830,629      1,366,751     1,298,311
   25          1,197,968     1,671,232     1,613,152
   27           784,096      1,129,583     1,086,183
   29          1,025,007     1,152,599     1,046,599
   30          1,343,847     1,136,271     1,041,771
   42           695,177       670,182       616,182
   49           249,472       567,111       550,361
   52           416,554       446,913       412,913
   55           431,591       423,514       395,264
   56           324,661       387,586       358,586
   58           515,006       450,499       419,499
   61           544,171       391,713       348,213
   62           238,459       267,586       256,186
   70           302,952       326,150       302,150
   77           234,193       230,876       214,376
   81           87,562        177,038       171,038

                                                            2ND           2ND
   MORTGAGE                                               LARGEST       LARGEST      2ND LARGEST
     LOAN                                               TENANT SQ.     TENANT %      TENANT EXP.
    NUMBER      2ND LARGEST TENANT NAME                     FT.         OF NRA          DATE
---------------------------------------------------------------------------------------------------

       5
      23
      25
      27
      29
      30
      42
      49
      52
      55
      56
      58
      61
      62
      70
      77
      81

                                                           3RD             3RD
   MORTGAGE                                              LARGEST         LARGEST       3RD LARGEST
     LOAN                                              TENANT SQ.       TENANT %          TENANT
    NUMBER      3RD LARGEST TENANT NAME                    FT            OF NRA         EXP. DATE
----------------------------------------------------------------------------------------------------

       5
      23
      25
      27
      29
      30
      42
      49
      52
      55
      56
      58
      61
      62
      70
      77
      81

   MORTGAGE
     LOAN                                     LARGEST AFFILIATED SPONSOR FLAG
    NUMBER         LOCKBOX                          (> THAN 4% OF POOL)
----------------------------------------------------------------------------------------------

       5            Day 1          Marc Paul, Robert Robotti, SCI Real Estate Investments
      23
      25
      27
      29
      30
      42
      49
      52          Springing
      55
      56
      58
      61
      62
      70          Springing
      77
      81

* For purposes of determining the DSC Ratio of this Mortgage Loan the debt service payments were reduced by taking into account amounts available under a letter of credit.

See "DESCRIPTION OF THE MORTGAGED POOL - Additional Mortgage Loan Information"
in the prospectus supplement.

WACHOVIA BANK COMMERCIAL MORTGAGE TRUST SERIES 2004-C15
ANNEX A-2

CERTAIN INFORMATION REGARDING MULTIFAMILY MORTGAGED PROPERTIES

   MORTGAGE        LOAN
     LOAN         GROUP
    NUMBER        NUMBER    PROPERTY NAME
--------------------------------------------------------------------------------------------------------

      5             2       Deer Valley Village Apartments
      23            2       The Meridian Apartments
      25            2       Monticello of 42nd Street Apartments
      27            2       Dupont Place Apartments
      29            2       Glen Eagles Apartments
      30            2       Waterstone Landing Apartments
      33            1       The Village at Union Mills
      37            1       Arlington Square Apartments
      38            1       Hyde Park Apartments
      42            2       Suntree Apartments
      49            2       Pine Court II
      51            1       Lake Forest Apartments
      52            2       Windsor Village Apartments
      53            1       ADG - Cedar Crossing Apartments
      55            2       Sprague Court Apartments
      56            2       Chapel Park Apartments
      58            2       Park Chase Apartments
      61            2       Campus Walk Apartments
      62            2       Behren's Lofts
      70            2       Landmark Apartments
      77            2       5051 New Hampshire Avenue, NW & 5021, 5051, 5055, and 5061 1st Street, NW
      81            2       The 17th Street Loft Apartments
      86            1       ADG - Forest Down Apartments

MORTGAGE
  LOAN                                                                                                        PROPERTY    PROPERTY
 NUMBER     PROPERTY ADDRESS                                                               PROPERTY CITY       STATE      ZIP CODE
------------------------------------------------------------------------------------------------------------------------------------

   5        3010 West Yorkshire Drive                                                      Phoenix               AZ        85027
   23       1720 South Depot Street                                                        Santa Maria           CA        93458
   25       14010 42nd Street                                                              Tampa                 FL        33613
   27       2334 Fuller Way                                                                Tucker                GA        30084
   29       9416 East 65th Street                                                          Tulsa                 OK        74133
   30       5995 Waterstone Oak Way                                                        Memphis               TN        38115
   33       1546 Marvin Road Southeast                                                     Lacey                 WA        98503
   37       29-41 Mulberry Lane & 2600-2731 Mulberry Lane                                  Greenville            NC        27858
   38       1996-2215 Hyde Drive                                                           Greenville            NC        27858
   42       8650 West Peoria Avenue                                                        Peoria                AZ        85345
   49       611-617 West Cary Street                                                       Richmond              VA        23220
   51       410 Lake Forest Drive                                                          Brandon               MS        39042
   52       346 Woodstone Road                                                             Clinton               MS        39056
   53       5802 Rose Bay Court                                                            Frederick             MD        21703
   55       6600 Blakemore Street                                                          Philadelphia          PA        19119
   56       3409 Primm Lane                                                                Hoover                AL        35216
   58       8110-8118 Verree Road                                                          Philadelphia          PA        19111
   61       810 Wadsworth Street                                                           Tallahassee           FL        32304
   62       219 South 4th Street                                                           Waco                  TX        76701
   70       160 Broadway Drive                                                             Clinton               MS        39056
   77       5051 New Hampshire Avenue, NW & 5021, 5051, 5055, and 5061 1st Street, NW      Washington            DC        20011
   81       333 Oliver Hill Way                                                            Richmond              VA        23219
   86       10224 West Forest Home Avenue                                                  Hales Corners         WI        53130

MORTGAGE                        GENERAL       SPECIFIC                                NUMBER     NUMBER    NUMBER   NUMBER   NUMBER
  LOAN                          PROPERTY      PROPERTY     ELEVATOR     UTILITIES    OF STUDIO  OF 1 BR   OF 2 BR   OF 3 BR OF 4+ BR
 NUMBER          COUNTY           TYPE          TYPE       BUILDINGS   TENANT PAYS     UNITS     UNITS     UNITS     UNITS   UNITS
------------------------------------------------------------------------------------------------------------------------------------

   5            Maricopa       Multifamily  Conventional       N         E,W,S,T                  360       356      116
   23     Santa Barbara County Multifamily   Section 42        N           E,G                     24       112       80       20
   25         Hillsborough     Multifamily Student Housing     N                                                              132
   27            Dekalb        Multifamily  Conventional       N            E                     117       100
   29            Tulsa         Multifamily  Conventional       N            E                     240       184
   30            Shelby        Multifamily  Conventional       N           E,C                     96       263       19
   33           Thurston       Multifamily  Conventional       N      W,E,G,S,T,P,C                96        62       24
   37             Pitt         Multifamily  Conventional       N          E,P,C                    60       144       18
   38             Pitt         Multifamily  Conventional       N         E,G,P,C                   28       140
   42           Maricopa       Multifamily  Conventional       N            E                     144        72
   49        Richmond City     Multifamily  Conventional       Y                        12         21        30       4
   51            Rankin        Multifamily  Conventional       N           E,W                     32        66       38
   52            Hinds         Multifamily  Conventional       N            E                      32        84       20
   53          Frederick       Multifamily  Conventional       N            E           32         69        8
   55         Philadelphia     Multifamily  Conventional       N            E                      69        44
   56          Jefferson       Multifamily  Conventional       N                                   24        76       16
   58         Philadelphia     Multifamily  Conventional       N            E            5         43        76
   61             Leon         Multifamily  Conventional       N            E                     165                 9
   62           McLennan       Multifamily  Conventional       Y            E                      28        17       12
   70            Hinds         Multifamily  Conventional       N            E                      32        56       8
   77     District of Columbia Multifamily  Conventional       N         Various         6         40        20
   81        Richmond City     Multifamily  Conventional       N                                   19        5
   86          Milwaukee       Multifamily  Conventional       N            E                      34        1

                   AVERAGE           AVERAGE           AVERAGE             AVERAGE              AVERAGE
   MORTGAGE       RENT; RENT       RENT; RENT         RENT; RENT          RENT; RENT          RENT; RENT
     LOAN          RANGES -        RANGES - 1         RANGES - 2          RANGES - 3          RANGES - 4+
    NUMBER       STUDIO UNITS       BR UNITS           BR UNITS            BR UNITS            BR UNITS
--------------------------------------------------------------------------------------------------------------

      5                            691;665-780       847;780-925        1030;1000-1145
      23                           684;684-684       821;821-821         945;945-945        1051;1051-1051
      25                                                                                    1960;1940-1980
      27                           724;680-780       858;850-878
      29                           449;435-465       595;580-630
      30                           500;500-500       622;600-659         891;891-891
      33                           654;550-700       792;720-895         858;825-910
      37                           476;465-485       578;530-625         736;735-750
      38                           568;555-590       604;580-610
      42                           589;579-599       759;759-759
      49         687;660-695       727;675-780      1200;1200-1200      1683;1650-1780
      51                           517;509-529       609;609-609         685;669-729
      52                           525;525-525       585;575-595         695;695-695
      53         540;540-540       650;650-650       776;765-795
      55                           640;640-640       760;760-760
      56                           443;443-443       534;534-534         632;632-632
      58         499;490-505       601;500-620       699;655-725
      61                           431;395-509                           750;699-799
      62                          792;695-1000      1007;750-1395       1121;950-1350
      70                           525;525-525       587;570-600         675;675-675
      77         445;425-470       603;492-742       657;529-731
      81                          937;886-1100      1340;1200-1375
      86                           626;610-650       725;725-725

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

WACHOVIA BANK COMMERCIAL MORTGAGE TRUST SERIES 2004-C15
ANNEX A-3
                           RESERVE ACCOUNT INFORMATION

   MORTGAGE        LOAN                                                                                     GENERAL
     LOAN         GROUP                                                                                    PROPERTY
    NUMBER        NUMBER    PROPERTY NAME                                                                    TYPE
-------------------------------------------------------------------------------------------------------------------------

      1             1       175 West Jackson                                                                Office
      2             1       Coastal Grand Mall                                                              Retail
      3             1       180 Maiden Lane                                                                 Office
      4             1       Gale Office Pool                                                                Office
     4.1                    20 Waterview Boulevard                                                          Office
     4.2                    85 Livingston Avenue                                                            Office
     4.3                    6 Becker Farm Road                                                              Office
     4.4                    75 Livingston Avenue                                                            Office
      5             2       Deer Valley Village Apartments                                                Multifamily
      6             1       IRS Building - Fresno, CA                                                       Office
      7             1       ADG MHP Pool One                                                           Mobile Home Park
     7.1                    Spacious Acres                                                             Mobile Home Park
     7.2                    Skyview Terrace                                                            Mobile Home Park
     7.3                    Meadowview Place                                                           Mobile Home Park
     7.4                    Harbor Lights                                                              Mobile Home Park
     7.5                    Shorecrest Pointe                                                          Mobile Home Park
     7.6                    Lakeland                                                                   Mobile Home Park
     7.7                    Cardinal Crest                                                             Mobile Home Park
     7.8                    Park Ridge                                                                 Mobile Home Park
     7.9                    River View Manor                                                           Mobile Home Park
     7.10                   Balsam Lake                                                                Mobile Home Park
     7.11                   Monroe Estates                                                             Mobile Home Park
     7.12                   Camelot Terrace                                                            Mobile Home Park
     7.13                   Oak Manor                                                                  Mobile Home Park
     7.14                   Falls View                                                                 Mobile Home Park
     7.15                   Forest Junction                                                            Mobile Home Park
     7.16                   Reeseville                                                                 Mobile Home Park
     7.17                   Indianhead Manor                                                           Mobile Home Park
     7.18                   Foxx Glen                                                                  Mobile Home Park
     7.19                   Willow Grove                                                               Mobile Home Park
     7.20                   Lake Bluff                                                                 Mobile Home Park
     7.21                   Markesan                                                                   Mobile Home Park
     7.22                   Forest Glen                                                                Mobile Home Park
      8             1       Slatten Ranch (Western Phase)                                                   Retail
      9             1       1900 L Street                                                                   Office
      10            1       10 Independence Boulevard                                                       Office
      11            1       35 Waterview Boulevard                                                          Office
      12            1       Marina Corporate Center                                                         Office
      13            1       4 Sylvan Way                                                                    Office
      14            1       Mahopac Village Center                                                          Retail
      15            1       Town Center East Building 1                                                     Office
      16            1       Plaza West                                                                      Office
      17            1       Ridge Plaza                                                                     Retail
      18            1       Broadmoor Towne Center - North                                                  Retail
      19            1       Bay Vista Office Building                                                       Office
      20            1       Penn's Purchase II                                                              Retail
      21            1       Shops at Lufkin                                                                 Retail
      22            1       Torrington Commons                                                              Retail
      23            2       The Meridian Apartments                                                       Multifamily
      24            1       Omni Hotel - Newport News, VA                                                 Hospitality
      25            2       Monticello of 42nd Street Apartments                                          Multifamily
      26            1       Dove Run Shopping Center                                                        Retail
      27            2       Dupont Place Apartments                                                       Multifamily
      28            1       10 East Baltimore Street                                                        Office
      29            2       Glen Eagles Apartments                                                        Multifamily
      30            2       Waterstone Landing Apartments                                                 Multifamily
      31            1       Forest Park                                                                     Office
      32            1       Hampton Inn & Suites - Islamorada, FL                                         Hospitality
      33            1       The Village at Union Mills                                                    Multifamily
      34            1       One Chasewood                                                                   Office
      35            1       University Marketplace                                                          Retail
      36            1       Continental Plaza Office Building                                               Office
      37            1       Arlington Square Apartments                                                   Multifamily
      38            1       Hyde Park Apartments                                                          Multifamily
      39            1       Lake Buena Vista Factory Stores-Phase II                                        Retail
      40            1       Arcade Building                                                                 Office
      41            1       ABB Power Technologies                                                        Industrial
      42            2       Suntree Apartments                                                            Multifamily
      43            1       Terra Vista Town Center - Parcels 10,11,12                                      Retail
      44            1       Peter Jefferson Place V                                                         Office
      45            1       University Place Shopping Center                                                Retail
      46            1       ADG - Lannon Estates                                                       Mobile Home Park
      47            1       Luther Crest Medical Arts Building                                              Office
      48            1       Garfield Ridge Commons                                                          Retail
      49            2       Pine Court II                                                                 Multifamily
      50            1       Green Hills Mobile Home Park                                               Mobile Home Park
      51            1       Lake Forest Apartments                                                        Multifamily
      52            2       Windsor Village Apartments                                                    Multifamily
      53            1       ADG - Cedar Crossing Apartments                                               Multifamily
      54            1       Burlingame Industrial Pool                                                    Industrial
     54.1                   302-332 Lang Road                                                             Industrial
     54.2                   833 Mahler Road                                                               Industrial
     54.3                   371-381 Beach Road                                                            Industrial
      55            2       Sprague Court Apartments                                                      Multifamily
      56            2       Chapel Park Apartments                                                        Multifamily
      57            1       Laurel Place                                                                    Office
      58            2       Park Chase Apartments                                                         Multifamily
      59            1       Cary Square Shopping Center                                                     Retail
      60            1       Walgreens - Fort Lauderdale, FL                                                 Retail
      61            2       Campus Walk Apartments                                                        Multifamily
      62            2       Behren's Lofts                                                                Multifamily
      63            1       Walgreens - Missouri City, TX                                                   Retail
      64            1       Walgreens - Duluth, GA                                                          Retail
      65            1       Walgreens - Atlanta, GA                                                         Retail
      66            1       Lake View Commercial Park                                                     Industrial
      67            1       Walgreens - Lancaster, OH                                                       Retail
      68            1       Eckerd - Augusta, GA                                                            Retail
      69            1       CVS - Cedar Park, TX                                                            Retail
      70            2       Landmark Apartments                                                           Multifamily
      71            1       CVS - Houston, TX                                                               Retail
      72            1       Walgreens - Anderson, IN                                                        Retail
      73            1       Walgreens - Cincinnati, OH                                                      Retail
      74            1       Walgreens - Windsor, CO                                                         Retail
      75            1       Eckerd - Simpsonville, SC                                                       Retail
      76            1       Walgreens - Milford, OH                                                         Retail
      77            2       5051 New Hampshire Avenue, NW & 5021, 5051, 5055, and 5061 1st Street, NW     Multifamily
      78            1       Eckerd - Winter Park, FL                                                        Retail
      79            1       Terra Vista Town Center - Parcel 8                                              Retail
      80            1       Strawbridge Marketplace Phase III                                               Retail
      81            2       The 17th Street Loft Apartments                                               Multifamily
      82            1       Eckerd - Beverly Hills, FL                                                      Retail
      83            1       Power Park Commercial Center                                                  Industrial
      84            1       Elm Creek Crossing                                                              Retail
      85            1       Edison Pad Sites - Liberty Bank                                                  Land
      86            1       ADG - Forest Down Apartments                                                  Multifamily
      87            1       Edison Pad Sites - Applebee's                                                    Land

                                                                     ANNUAL        INITIAL DEPOSIT
   MORTGAGE          SPECIFIC          MONTHLY       MONTHLY       DEPOSIT TO        TO CAPITAL       INITIAL      ONGOING
     LOAN            PROPERTY            TAX        INSURANCE      REPLACEMENT      IMPROVEMENTS       TI//LC       TI/LC
    NUMBER             TYPE             ESCROW       ESCROW         RESERVES           RESERVE         ESCROW      FOOTNOTE
------------------------------------------------------------------------------------------------------------------------------

      1                 CBD            549,931       45,996          145,200                                         (1)
      2              Anchored
      3                 CBD            616,386       53,595          163,314                          984,714
      4              Suburban          149,812       10,074          143,733           20,563        1,350,000       (1)
     4.1             Suburban                                                                         250,000
     4.2             Suburban                                                                         500,000
     4.3             Suburban                                                                         200,000
     4.4             Suburban                                                                         400,000
      5            Conventional         38,444       13,226          197,832            7,563
      6                 CBD             29,083       11,555          36,096
      7          Mobile Home Park       30,281        4,645          52,620            159,438
     7.1         Mobile Home Park
     7.2         Mobile Home Park
     7.3         Mobile Home Park
     7.4         Mobile Home Park
     7.5         Mobile Home Park
     7.6         Mobile Home Park
     7.7         Mobile Home Park
     7.8         Mobile Home Park
     7.9         Mobile Home Park
     7.10        Mobile Home Park
     7.11        Mobile Home Park
     7.12        Mobile Home Park
     7.13        Mobile Home Park
     7.14        Mobile Home Park
     7.15        Mobile Home Park
     7.16        Mobile Home Park
     7.17        Mobile Home Park
     7.18        Mobile Home Park
     7.19        Mobile Home Park
     7.20        Mobile Home Park
     7.21        Mobile Home Park
     7.22        Mobile Home Park
      8              Anchored           34,609        3,266          11,825                                          (1)
      9                 CBD             26,248        2,155          19,655            131,784        250,000        (1)
      10             Suburban           25,996        2,333          30,132                                          (1)
      11             Suburban           38,023        3,141          43,078             6,750         300,000        (1)
      12             Suburban           17,774        3,678          17,643                           617,505
      13             Suburban           24,739        1,780          26,284                                          (1)
      14             Anchored           28,025        2,586          26,696            180,938
      15             Suburban           12,042        3,912          19,924
      16                CBD             14,996        1,972          15,800                                          (1)
      17             Anchored           34,521        2,568          11,490
      18             Anchored           2,936                        14,360                                          (1)
      19                CBD             14,568        4,292          26,026                           500,000        (1)
      20             Anchored           24,912        5,566          10,957             4,375         500,000        (1)
      21             Anchored                                                                         260,000        (1)
      22             Anchored           17,618        2,214          22,908
      23            Section 42           284          2,665          68,440
      24           Full Service         13,638        8,140          316,522            1,563
      25          Student Housing       34,167        6,353          55,968
      26             Anchored           7,337         1,542          10,804                                          (1)
      27           Conventional         15,298        5,123          43,400
      28                CBD             19,921        2,892          25,260                                          (1)
      29           Conventional         12,695        9,583          53,000            848,000
      30           Conventional         26,697        7,752          94,500            15,625
      31             Suburban           5,923                         7,610
      32          Limited Service       9,591         6,269          159,094           15,625
      33           Conventional         9,826                        45,500
      34             Suburban           13,978        2,508          21,594            209,454                       (1)
      35          Shadow Anchored       17,510        4,255          27,036
      36             Suburban           22,725                       16,102                           100,000        (1)
      37           Conventional         8,369         3,301          55,500
      38           Conventional         7,673         3,576          42,000
      39             Anchored           7,417          533            8,131                                          (1)
      40                CBD             16,534        8,734          14,221            43,750                        (1)
      41             Warehouse                                       19,789                           500,000        (1)
      42           Conventional         7,532         3,253          53,964            46,675
      43          Shadow Anchored       9,641          829           12,792                                          (1)
      44             Suburban           5,021          880            7,395                                          (1)
      45             Anchored           11,386        1,748          22,146            84,656                        (1)
      46         Mobile Home Park       4,538          678            4,150            15,000
      47              Medical           13,168        1,750          11,490                                          (1)
      48            Unanchored          9,672         2,445           4,610                           100,000        (1)
      49           Conventional          989          3,155          16,750
      50         Mobile Home Park       3,634         1,169           6,840             3,125
      51           Conventional         5,525         3,565          34,000            67,750
      52           Conventional         4,865         3,678          34,000            14,950
      53           Conventional         4,302         1,322          27,250             6,094
      54         Light Industrial       2,302                                          53,700
     54.1        Light Industrial
     54.2        Light Industrial
     54.3        Light Industrial
      55           Conventional         3,513         3,107          28,250
      56           Conventional         3,954         3,194          29,000
      57             Suburban           7,793          608            8,246                           150,000        (1)
      58           Conventional         5,816         2,274          31,000
      59             Anchored           16,413        1,714           8,000
      60             Anchored
      61           Conventional         8,273         1,593          43,500
      62           Conventional         5,563         3,147          11,400            21,250
      63             Anchored
      64             Anchored
      65             Anchored
      66        Warehouse - Office      4,057         1,511           6,507                                          (1)
      67             Anchored
      68            Unanchored
      69             Anchored
      70           Conventional         3,410         2,780          24,000             8,750
      71             Anchored
      72             Anchored
      73             Anchored
      74             Anchored
      75            Unanchored
      76             Anchored
      77           Conventional         1,060         2,063          16,500            17,469
      78             Anchored
      79          Shadow Anchored       3,504          277            2,652                                          (1)
      80          Shadow Anchored       3,190          373
      81           Conventional          502           736            6,000
      82             Anchored
      83        Warehouse - Office      3,300         1,423           3,585                                          (1)
      84            Unanchored          3,178          343            1,347                                          (1)
      85              Retail
      86           Conventional         3,684          686            8,750
      87              Retail

(1) In addition to any such escrows funded at loan closing for potential TI/LC, these Mortgage Loans require funds to be escrowed during some or all of the loan term for TI/LC expenses, which may be incurred during the loan term. In certain instances, escrowed funds may be released to the borrower upon satisfaction of certain leasing conditions.

WACHOVIA BANK COMMERCIAL MORTGAGE TRUST SERIES 2004-C15
ANNEX A-4

                           COMMERCIAL TENANT SCHEDULE

 MORTGAGE     LOAN                                                           GENERAL         SPECIFIC
   LOAN      GROUP                                                           PROPERTY        PROPERTY          CUT-OFF DATE
  NUMBER     NUMBER                      PROPERTY NAME                         TYPE            TYPE          LOAN BALANCE ($)
--------------------------------------------------------------------------------------------------------------------------------

     1         1     175 West Jackson                                         Office            CBD           112,500,000.00
     2         1     Coastal Grand Mall                                       Retail         Anchored          99,834,321.03
     3         1     180 Maiden Lane                                          Office            CBD            93,000,000.00
     4         1     Gale Office Pool                                         Office         Suburban          72,955,000.00
    4.1              20 Waterview Boulevard                                   Office         Suburban
    4.2              85 Livingston Avenue                                     Office         Suburban
    4.3              6 Becker Farm Road                                       Office         Suburban
    4.4              75 Livingston Avenue                                     Office         Suburban
     6         1     IRS Building - Fresno, CA                                Office            CBD            46,000,000.00
     8         1     Slatten Ranch (Western Phase)                            Retail         Anchored          26,000,000.00
     9         1     1900 L Street                                            Office            CBD            22,750,000.00
    10         1     10 Independence Boulevard                                Office         Suburban          20,900,000.00
    11         1     35 Waterview Boulevard                                   Office         Suburban          20,400,000.00
    12         1     Marina Corporate Center                                  Office         Suburban          18,500,000.00
    13         1     4 Sylvan Way                                             Office         Suburban          18,000,000.00
    14         1     Mahopac Village Center                                   Retail         Anchored          18,000,000.00
    15         1     Town Center East Building 1                              Office         Suburban          17,910,000.00
    16         1     Plaza West                                               Office            CBD            17,650,000.00
    17         1     Ridge Plaza                                              Retail         Anchored          16,982,565.82
    18         1     Broadmoor Towne Center - North                           Retail         Anchored          16,770,484.30
    19         1     Bay Vista Office Building                                Office            CBD            16,385,864.69
    20         1     Penn's Purchase II                                       Retail         Anchored          14,611,158.03
    21         1     Shops at Lufkin                                          Retail         Anchored          14,056,000.00
    22         1     Torrington Commons                                       Retail         Anchored          13,650,000.00
    26         1     Dove Run Shopping Center                                 Retail         Anchored          12,721,065.35
    28         1     10 East Baltimore Street                                 Office            CBD            12,500,000.00
    31         1     Forest Park                                              Office         Suburban          12,000,000.00
    34         1     One Chasewood                                            Office         Suburban          10,750,000.00
    35         1     University Marketplace                                   Retail      Shadow Anchored      10,000,000.00
    36         1     Continental Plaza Office Building                        Office         Suburban          9,250,000.00
    39         1     Lake Buena Vista Factory Stores-Phase II                 Retail         Anchored          7,484,289.50
    40         1     Arcade Building                                          Office            CBD            7,473,635.95
    41         1     ABB Power Technologies                                 Industrial       Warehouse         7,393,082.61
    43         1     Terra Vista Town Center - Parcels 10,11,12               Retail      Shadow Anchored      6,951,054.63
    44         1     Peter Jefferson Place V                                  Office         Suburban          6,725,120.73
    45         1     University Place Shopping Center                         Retail         Anchored          5,984,373.30
    47         1     Luther Crest Medical Arts Building                       Office          Medical          5,600,000.00
    48         1     Garfield Ridge Commons                                   Retail        Unanchored         5,595,160.83
    54         1     Burlingame Industrial Pool                             Industrial   Light Industrial      4,600,000.00
   54.1              302-332 Lang Road                                      Industrial   Light Industrial
   54.2              833 Mahler Road                                        Industrial   Light Industrial
   54.3              371-381 Beach Road                                     Industrial   Light Industrial
    57         1     Laurel Place                                             Office         Suburban          4,275,000.00
    59         1     Cary Square Shopping Center                              Retail         Anchored          4,000,000.00
    60         1     Walgreens - Fort Lauderdale, FL                          Retail         Anchored          3,992,282.67
    63         1     Walgreens - Missouri City, TX                            Retail         Anchored          3,377,777.00
    64         1     Walgreens - Duluth, GA                                   Retail         Anchored          3,330,519.33
    65         1     Walgreens - Atlanta, GA                                  Retail         Anchored          3,300,577.59
    66         1     Lake View Commercial Park                              Industrial  Warehouse - Office     3,297,155.70
    67         1     Walgreens - Lancaster, OH                                Retail         Anchored          3,268,805.39
    68         1     Eckerd - Augusta, GA                                     Retail        Unanchored         3,197,374.61
    69         1     CVS - Cedar Park, TX                                     Retail         Anchored          3,186,932.13
    71         1     CVS - Houston, TX                                        Retail         Anchored          3,097,531.01
    72         1     Walgreens - Anderson, IN                                 Retail         Anchored          3,074,174.25
    73         1     Walgreens - Cincinnati, OH                               Retail         Anchored          2,939,429.60
    74         1     Walgreens - Windsor, CO                                  Retail         Anchored          2,871,000.00
    75         1     Eckerd - Simpsonville, SC                                Retail        Unanchored         2,723,361.95
    76         1     Walgreens - Milford, OH                                  Retail         Anchored          2,694,893.00
    78         1     Eckerd - Winter Park, FL                                 Retail         Anchored          2,290,256.07
    79         1     Terra Vista Town Center - Parcel 8                       Retail      Shadow Anchored      2,210,613.01
    80         1     Strawbridge Marketplace Phase III                        Retail      Shadow Anchored      2,028,064.37
    82         1     Eckerd - Beverly Hills, FL                               Retail         Anchored          1,891,950.66
    83         1     Power Park Commercial Center                           Industrial  Warehouse - Office     1,698,553.62
    84         1     Elm Creek Crossing                                       Retail        Unanchored         1,573,673.87
    85         1     Edison Pad Sites - Liberty Bank                           Land           Retail           1,248,908.65
    87         1     Edison Pad Sites - Applebee's                             Land           Retail           1,148,995.95

 MORTGAGE     NUMBER                                                                                       LARGEST     LARGEST
   LOAN      OF UNITS    UNIT OF                                                                           TENANT       TENANT
  NUMBER     (UNITS)     MEASURE   LARGEST TENANT                                                         % OF NRA    EXP. DATE
-----------------------------------------------------------------------------------------------------------------------------------

     1       1,449,067   Sq. Ft.   MWH Energy & Infrastructure                                              9.60%      06/30/15
     2        444,372    Sq. Ft.   Dick's Sporting Goods, Inc.                                             11.70%      01/31/20
     3       1,088,763   Sq. Ft.   Goldman Sachs                                                           73.77%      04/30/14
     4        573,877    Sq. Ft.   Various                                                                 Various     Various
    4.1       226,142    Sq. Ft.   Torre Lazur, Inc.                                                       24.05%      06/30/10
    4.2       124,547    Sq. Ft.   Connell Foley & Geiser                                                  55.40%      12/31/15
    4.3       128,786    Sq. Ft.   Lowenstein                                                              63.75%      08/31/17
    4.4       94,402     Sq. Ft.   American Mgmt                                                           39.21%      10/31/05
     6        180,481    Sq. Ft.   United States Government                                                100.00%     11/30/18
     8        118,250    Sq. Ft.   Bed Bath and Beyond                                                     22.83%      01/31/14
     9        103,449    Sq. Ft.   G.C.I.U.                                                                23.94%      01/31/08
    10        120,528    Sq. Ft.   ATT Global Venture Holdings LLC                                         100.00%     02/28/11
    11        172,313    Sq. Ft.   Sun Chemical                                                            33.78%      12/31/19
    12        88,215     Sq. Ft.   Edutrek International, Inc                                              100.00%     07/31/15
    13        105,135    Sq. Ft.   Voicestream                                                             100.00%     05/31/14
    14        148,287    Sq. Ft.   A&P Supermarket                                                         41.38%      01/31/09
    15        99,621     Sq. Ft.   State of Washington Department of Health                                100.00%     06/30/15
    16        98,988     Sq. Ft.   Long & Foster                                                           14.66%      05/31/13
    17        114,903    Sq. Ft.   A&P Supermarket                                                         51.11%      07/31/22
    18        143,553    Sq. Ft.   Gordman's                                                               34.80%      07/31/14
    19        118,302    Sq. Ft.   Welfare & Pension                                                       24.66%      10/09/07
    20        109,567    Sq. Ft.   Jones New York                                                           8.96%   Multiple Spaces
    21        110,981    Sq. Ft.   Ross Dress for Less                                                     27.20%      12/31/13
    22        128,781    Sq. Ft.   Stop & Shop                                                             52.27%      12/31/15
    26        96,091     Sq. Ft.   Giant of Maryland                                                       58.58%      08/31/24
    28        168,400    Sq. Ft.   State of Maryland - Director of WCC                                     32.88%      11/30/10
    31        42,275     Sq. Ft.   North Sound Capital / SDS                                               33.99%      05/01/10
    34        108,196    Sq. Ft.   BusinesSuites (Texas) Ltd.                                              16.82%      06/30/10
    35        125,704    Sq. Ft.   Cafe Iguana                                                             17.34%      07/01/11
    36        80,509     Sq. Ft.   Continental Hospitality                                                 13.20%      04/30/09
    39        54,209     Sq. Ft.   Old Navy Outlet                                                         22.14%      04/30/07
    40        71,104     Sq. Ft.   State of New Jersey                                                     89.55%      10/31/13
    41        131,925    Sq. Ft.   ABB Inc.                                                                100.00%     03/31/13
    43        32,147     Sq. Ft.   Famous Footwear                                                         16.02%      11/30/07
    44        73,954     Sq. Ft.   World Strides                                                           67.93%      10/31/11
    45        123,036    Sq. Ft.   Hy-Vee                                                                  52.83%      07/31/13
    47        57,452     Sq. Ft.   Medical Associates                                                      34.59%      05/14/08
    48        30,734     Sq. Ft.   Athletico Sports Medicine & Physical Therapy at Garfield Ridge, LLC     45.55%      08/25/14
    54        62,575     Sq. Ft.   Various                                                                 Various     Various
   54.1       22,375     Sq. Ft.   Advanced Surf Design                                                    15.20%        MTM
   54.2       23,800     Sq. Ft.   John Plane Construction                                                 13.87%        MTM
   54.3       16,400     Sq. Ft.   Intraline, Inc.                                                         40.22%      07/31/06
    57        41,228     Sq. Ft.   The United States Postal Service                                        38.04%      10/31/11
    59        79,997     Sq. Ft.   Albertsons                                                              59.76%      02/28/15
    60        12,980     Sq. Ft.   Walgreens                                                               100.00%     04/30/78
    63        14,560     Sq. Ft.   Walgreens                                                               100.00%     08/31/78
    64        13,650     Sq. Ft.   Walgreens                                                               100.00%     10/31/78
    65        15,070     Sq. Ft.   Walgreens                                                               100.00%     05/31/77
    66        32,534     Sq. Ft.   Scrapbook World, Inc.                                                    8.34%      10/31/05
    67        13,650     Sq. Ft.   Walgreens                                                               100.00%     07/31/79
    68        13,813     Sq. Ft.   Eckerd                                                                  100.00%     06/03/24
    69        13,813     Sq. Ft.   CVS                                                                     100.00%     04/20/24
    71        13,813     Sq. Ft.   CVS                                                                     100.00%     10/12/24
    72        14,490     Sq. Ft.   Walgreens                                                               100.00%     06/30/79
    73        14,560     Sq. Ft.   Walgreens                                                               100.00%     05/31/79
    74        14,560     Sq. Ft.   Walgreens                                                               100.00%     03/31/79
    75        10,908     Sq. Ft.   Eckerd                                                                  100.00%     12/10/23
    76        14,560     Sq. Ft.   Walgreens                                                               100.00%     10/31/78
    78        13,813     Sq. Ft.   Eckerd (CVS)                                                            100.00%     05/07/23
    79         9,021     Sq. Ft.   Color Floors                                                            44.34%      11/01/06
    80        15,000     Sq. Ft.   Vivo                                                                    50.00%      11/30/14
    82        13,813     Sq. Ft.   Eckerd (CVS)                                                            100.00%     01/13/24
    83        23,900     Sq. Ft.   Tiles and Stones                                                        22.59%      12/31/05
    84         8,980     Sq. Ft.   Crystal Bay Investment Group, LLC                                       27.17%      10/20/13
    85         3,000     Sq. Ft.   Liberty Bank (Pad Lease)                                                100.00%     04/15/25
    87         6,000     Sq. Ft.   Applebee's Restaurant (Pad Lease)                                       100.00%     11/15/19

 MORTGAGE                                                       2ND LARGEST            2ND LARGEST
   LOAN                                                            TENANT                TENANT
  NUMBER    2ND LARGEST TENANT NAME                              % OF NRA               EXP. DATE
---------------------------------------------------------------------------------------------------------

     1      Aon Service Corporation                                9.32%                04/30/12
     2      Cinemark                                               11.65%               03/31/19
     3      Stroock & Stroock                                      21.30%            Multiple Spaces
     4      Various                                               Various                Various
    4.1     One Call Medical                                       18.46%               07/31/13
    4.2     Rothstein, Kass & Co.                                  25.50%               12/31/05
    4.3     John Hancock                                           12.87%               06/30/10
    4.4     Grotta Glassman                                        34.49%               04/30/06
     6
     8      Barnes & Noble                                         19.45%               01/31/14
     9      GetActive Software                                     6.04%                07/31/09
    10
    11      Macro 4, Inc.                                          14.68%               01/31/08
    12
    13
    14      Rite-Aid                                               6.66%                06/26/06
    15
    16      Sucampo Pharmaceuticals                                11.28%               11/18/09
    17      CVS                                                    9.47%                12/31/24
    18      24 Hour Fitness                                        32.10%               03/31/15
    19      Princess Cruises                                       22.05%               04/30/07
    20      GH Bass                                                7.77%                05/31/05
    21      Best Buy                                               17.88%               01/31/15
    22      JC Penney                                              21.98%               08/31/06
    26      Sunsational Tanning                                    6.24%                08/31/09
    28      Alabanza, Inc.                                         18.94%            Multiple Spaces
    31      Forest Investment Management                           28.40%               12/31/11
    34      The Chasewood Bank                                     10.94%               10/31/12
    35      Beverly's Pet Center                                   14.74%               09/01/06
    36      Bailey & Dawes, L.C.                                   9.46%                08/31/12
    39      Rack Room Shoes                                        12.27%               05/31/07
    40      Elliots                                                3.70%                09/30/05
    41
    43      Payless Shoes                                          10.36%               08/01/08
    44      Foundation Advisors                                    16.60%               04/30/07
    45      TVI Inc.                                               18.21%               04/30/08
    47      Valley Sports & Arthritis                              28.81%               05/31/10
    48      Home Run Inn                                           33.21%            Multiple Spaces
    54      Various                                               Various                Various
   54.1     Advanced Software Talent                               12.22%            Multiple Spaces
   54.2     JYA Consulting Engineers                               10.59%               08/30/08
   54.3     Aliant Air Cargo                                       19.39%               12/31/04
    57      Horizon Bay Management, LLC.                           22.11%               02/29/08
    59      Ace Hardware                                           14.52%               02/28/14
    60
    63
    64
    65
    66      St. Louis Rehabilitation Program, Inc.                 6.90%                01/31/09
    67
    68
    69
    71
    72
    73
    74
    75
    76
    78
    79      Verizon Wireless                                       28.12%               01/31/07
    80      Mattress USA                                           24.00%               11/30/09
    82
    83      S. Barad Fine Art, Inc                                 15.06%               03/31/06
    84      Caribou Coffee                                         18.00%               03/21/13
    85
    87

       MORTGAGE                                                                        3RD LARGEST           3RD LARGEST
         LOAN                                                                            TENANT                TENANT
        NUMBER          3RD LARGEST TENANT NAME                                         % OF NRA             EXP. DATE
-------------------------------------------------------------------------------------------------------------------------------

           1            Intell Management & Investment Co.                                8.93%               07/31/14
           2            Bed Bath and Beyond                                               5.65%               01/31/15
           3            Weitz & Luxenberg                                                 2.57%               04/30/09
           4            Various                                                          Various               Various
          4.1           RCM Technologies                                                 12.32%               06/30/12
          4.2           Gruntal & Co., LLC                                                9.86%               12/31/12
          4.3           Greenbaum, Rowe, Smith                                            6.29%               06/30/07
          4.4           Stern & Kilcullen                                                14.66%               09/30/11
           6
           8            Cost Plus                                                        15.01%               01/31/14
           9            Smarthinking, Inc.                                                4.27%               07/31/06
          10
          11            Pace, Inc.                                                       14.45%               09/30/08
          12
          13
          14            Big 'M'                                                           6.26%               09/30/09
          15
          16            Counter Technology                                                8.85%               03/31/10
          17            Blockbuster                                                       4.47%               03/31/08
          18            Office Depot                                                     10.28%               12/31/19
          19            Satori Software                                                   8.33%               04/30/08
          20            Brooks Brothers                                                   7.43%               12/31/15
          21            Bed Bath and Beyond                                              16.26%               12/31/13
          22            Dress Barn                                                        5.92%               06/30/10
          26            Dove Run Liquors                                                  6.24%               08/31/09
          28            American Trading & Production Corporation                        11.62%               12/31/08
          31            Ellington Capital                                                21.55%               06/30/08
          34            LSI Logic Corporation                                            10.85%               04/30/09
          35            Anna's Linen Company                                             11.14%               06/30/09
          36            Housing Trust                                                     8.84%               11/30/09
          39            Disney Outlet                                                    11.99%               06/30/14
          40            LA Fashions                                                       3.39%               08/31/05
          41
          43            Styles for Less                                                  10.22%               08/01/08
          44            Yellowbook                                                        4.53%               06/30/09
          45            Family Dollar                                                     6.51%               07/31/10
          47            Diakon                                                           28.13%               12/31/13
          48            Washington Mutual Bank, F.A.                                     11.44%               07/20/14
          54            Various                                                          Various               Various
         54.1           Global Integrated Logistics                                       6.39%               05/31/06
         54.2           Sensbey Inc.                                                     10.59%               12/31/04
         54.3           Jackson Roofing Company                                          14.05%               07/31/06
          57            The McGraw-Hill Companies, Inc.                                  20.05%               12/31/08
          59            Jeri's Hallmark                                                   6.59%               02/28/05
          60
          63
          64
          65
          66            Interamericana, LLC.                                              6.90%               12/31/06
          67
          68
          69
          71
          72
          73
          74
          75
          76
          78
          79            Tasty Goody                                                      27.54%               10/01/07
          80            Tropical Smoothie                                                16.00%               07/31/09
          82
          83            Select Plus Imag.                                                10.04%               09/30/05
          84            Potpourri Floral Co                                              16.54%               04/18/09
          85
          87

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

WACHOVIA BANK COMMERCIAL MORTGAGE TRUST SERIES 2004-C15
ANNEX A-5
CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES (CROSSED
AND PORTFOLIOS)

  MORTGAGE        LOAN
    LOAN         GROUP
   NUMBER        NUMBER                    PROPERTY NAME                         CITY                 STATE
----------------------------------------------------------------------------------------------------------------

     4             1        Gale Office Pool                                    Various                NJ
----------------------------------------------------------------------------------------------------------------
    4.1                     20 Waterview Boulevard                            Parsippany               NJ
    4.2                     85 Livingston Avenue                               Roseland                NJ
    4.3                     6 Becker Farm Road                                 Roseland                NJ
    4.4                     75 Livingston Avenue                               Roseland                NJ

  Various          1        ADG Portfolio                                       Various              Various
----------------------------------------------------------------------------------------------------------------
     7             1        ADG MHP Pool One                                    Various              Various
    7.1                     Spacious Acres                                     Sullivan                WI
    7.2                     Skyview Terrace                                    East Troy               WI
    7.3                     Meadowview Place                                  Janesville               WI
    7.4                     Harbor Lights                                       Menasha                WI
    7.5                     Shorecrest Pointe                                   Kenosha                WI
    7.6                     Lakeland                                          Lake Mills               WI
    7.7                     Cardinal Crest                                     Brodhead                WI
    7.8                     Park Ridge                                       Iron Mountain             MI
    7.9                     River View Manor                                     Amery                 WI
    7.10                    Balsam Lake                                       Balsam Lake              WI
    7.11                    Monroe Estates                                      Monroe                 WI
    7.12                    Camelot Terrace                                     Pulaski                WI
    7.13                    Oak Manor                                           Waupaca                WI
    7.14                    Falls View                                        Fall River               WI
    7.15                    Forest Junction                                 Forest Junction            WI
    7.16                    Reeseville                                        Reeseville               WI
    7.17                    Indianhead Manor                                Chippewa Falls             WI
    7.18                    Foxx Glen                                          Marinette               WI
    7.19                    Willow Grove                                        Spencer                WI
    7.20                    Lake Bluff                                         Kewaunee                WI
    7.21                    Markesan                                           Markesan                WI
    7.22                    Forest Glen                                        Marinette               WI
     46            1        ADG - Lannon Estates                                Lannon                 WI
     53            1        ADG - Cedar Crossing Apartments                    Frederick               MD
     86            1        ADG - Forest Down Apartments                     Hales Corners             WI

  Various          1        Cronacher Portfolio                                 Various              Various
----------------------------------------------------------------------------------------------------------------
     21            1        Shops at Lufkin                                     Lufkin                 TX
     68            1        Eckerd - Augusta, GA                                Augusta                GA

  Various          1        Terra Vista Town Center Portfolio              Rancho Cucamonga            CA
----------------------------------------------------------------------------------------------------------------
     43            1        Terra Vista Town Center - Parcels 10,11,12     Rancho Cucamonga            CA
     79            1        Terra Vista Town Center - Parcel 8             Rancho Cucamonga            CA

     54            1        Burlingame Industrial Pool                        Burlingame               CA
----------------------------------------------------------------------------------------------------------------
    54.1                    302-332 Lang Road                                 Burlingame               CA
    54.2                    833 Mahler Road                                   Burlingame               CA
    54.3                    371-381 Beach Road                                Burlingame               CA

  Various          1        Edison Pad Sites Portfolio                          Edison                 NJ
----------------------------------------------------------------------------------------------------------------
     85            1        Edison Pad Sites - Liberty Bank                     Edison                 NJ
     87            1        Edison Pad Sites - Applebee's                       Edison                 NJ

  MORTGAGE                                                                CUT-OFF DATE       % OF AGGREGATE     ORIGINAL TERM TO
    LOAN         CROSS COLLATERALIZED AND           ORIGINAL LOAN              LOAN           CUT-OFF DATE       MATURITY OR ARD
   NUMBER       CROSS DEFAULTED LOAN FLAG            BALANCE ($)           BALANCE ($)           BALANCE             (MOS.)
------------------------------------------------------------------------------------------------------------------------------------

    4                                              72,955,000.00         72,955,000.00          6.32%                 120
------------------------------------------------------------------------------------------------------------------------------------
    4.1
    4.2
    4.3
    4.4

  Various             ADG Portfolio                 42,184,000.00         42,184,000.00          3.65%                 120
------------------------------------------------------------------------------------------------------------------------------------
     7                ADG Portfolio                 30,480,000.00         30,480,000.00          2.64%                 120
    7.1
    7.2
    7.3
    7.4
    7.5
    7.6
    7.7
    7.8
    7.9
    7.10
    7.11
    7.12
    7.13
    7.14
    7.15
    7.16
    7.17
    7.18
    7.19
    7.20
    7.21
    7.22
     46               ADG Portfolio                 5,832,000.00          5,832,000.00           0.50%                 120
     53               ADG Portfolio                 4,640,000.00          4,640,000.00           0.40%                 120
     86               ADG Portfolio                 1,232,000.00          1,232,000.00           0.11%                 120

  Various          Cronacher Portfolio              17,256,006.00         17,253,374.61          1.49%                 120
------------------------------------------------------------------------------------------------------------------------------------
     21            Cronacher Portfolio              14,056,000.00         14,056,000.00          1.22%                 120
     68            Cronacher Portfolio              3,200,006.00          3,197,374.61           0.28%                 120

  Various    Terra Vista Town Center Portfolio      9,180,000.00          9,161,667.64           0.79%                 120
------------------------------------------------------------------------------------------------------------------------------------
     43      Terra Vista Town Center Portfolio      6,965,000.00          6,951,054.63           0.60%                 120
     79      Terra Vista Town Center Portfolio      2,215,000.00          2,210,613.01           0.19%                 120

     54                                             4,600,000.00          4,600,000.00           0.40%                 120
------------------------------------------------------------------------------------------------------------------------------------
    54.1
    54.2
    54.3

  Various       Edison Pad Sites Portfolio          2,400,000.00          2,397,904.60           0.21%                 120
------------------------------------------------------------------------------------------------------------------------------------
     85         Edison Pad Sites Portfolio          1,250,000.00          1,248,908.65           0.11%                 120
     87         Edison Pad Sites Portfolio          1,150,000.00          1,148,995.95           0.10%                 120

  MORTGAGE     REMAINING TERM     REMAINING       ORIGINAL        REMAINING                       MATURITY DATE OR
    LOAN       TO MATURITY OR     IO PERIOD      AMORT TERM      AMORT TERM       MONTHLY P&I        ARD BALLOON       APPRAISED
   NUMBER        ARD (MOS.)         (MOS.)         (MOS.)          (MOS.)         PAYMENTS ($)       BALANCE ($)       VALUE ($)
------------------------------------------------------------------------------------------------------------------------------------

     4              117               21            360              360           449,671.08       65,035,042.90    89,600,000.00
------------------------------------------------------------------------------------------------------------------------------------
    4.1                                                                                                              34,000,000.00
    4.2                                                                                                              21,000,000.00
    4.3                                                                                                              19,600,000.00
    4.4                                                                                                              15,000,000.00

  Various           119               23            360              360           242,435.54       37,050,408.70    52,730,000.00
------------------------------------------------------------------------------------------------------------------------------------
     7              119               23            360              360           175,171.52       26,770,729.19    38,100,000.00
    7.1                                                                                                               5,710,000.00
    7.2                                                                                                               4,380,000.00
    7.3                                                                                                               2,600,000.00
    7.4                                                                                                               2,510,000.00
    7.5                                                                                                               2,400,000.00
    7.6                                                                                                               2,340,000.00
    7.7                                                                                                               1,820,000.00
    7.8                                                                                                               1,730,000.00
    7.9                                                                                                               1,710,000.00
    7.10                                                                                                              1,700,000.00
    7.11                                                                                                              1,670,000.00
    7.12                                                                                                              1,500,000.00
    7.13                                                                                                              1,220,000.00
    7.14                                                                                                              1,190,000.00
    7.15                                                                                                              1,150,000.00
    7.16                                                                                                              1,070,000.00
    7.17                                                                                                               950,000.00
    7.18                                                                                                               940,000.00
    7.19                                                                                                               500,000.00
    7.20                                                                                                               450,000.00
    7.21                                                                                                               390,000.00
    7.22                                                                                                               170,000.00
     46             119               23            360              360           33,517.07        5,122,273.42      7,290,000.00
     53             119               23            360              360           26,666.53        4,075,334.18      5,800,000.00
     86             119               23            360              360            7,080.42        1,082,071.91      1,540,000.00

  Various         Various                           360            Various         102,618.69       14,598,245.19    22,025,000.00
------------------------------------------------------------------------------------------------------------------------------------
     21             120                             360              360           83,371.27        11,882,391.81    17,825,000.00
     68             119                             360              359           19,247.42        2,715,853.38      4,200,000.00

  Various           118                             360              358           52,712.46        7,691,153.57     13,575,000.00
------------------------------------------------------------------------------------------------------------------------------------
     43             118                             360              358           39,940.69        5,833,234.49      9,950,000.00
     79             118                             360              358           12,771.77        1,857,919.08      3,625,000.00

     54             118               22            360              360           26,523.77        4,042,846.88      8,640,000.00
------------------------------------------------------------------------------------------------------------------------------------
    54.1                                                                                                              3,380,000.00
    54.2                                                                                                              3,250,000.00
    54.3                                                                                                              2,010,000.00

  Various           119                             360              359           14,082.07        2,023,028.19      3,750,000.00
------------------------------------------------------------------------------------------------------------------------------------
     85             119                             360              359            7,334.41        1,053,660.72      1,900,000.00
     87             119                             360              359            6,747.66         969,367.47       1,850,000.00

  MORTGAGE                                 LTV RATIO AT                                           CUT-OFF DATE
    LOAN                   CUT-OFF DATE     MATURITY OR        NUMBER OF          UNIT OF          LOAN AMOUNT          UW NET
   NUMBER     DSCR (X)       LTV RATIO          ARD          UNITS (UNITS)        MEASURE        PER (UNIT) ($)      CASH FLOW ($)
------------------------------------------------------------------------------------------------------------------------------------

     4          1.27          81.42%          72.58%            573,877           Sq. Ft.            127.13          6,835,715.46
------------------------------------------------------------------------------------------------------------------------------------
    4.1                                                         226,142           Sq. Ft.                            2,568,494.52
    4.2                                                         124,547           Sq. Ft.                            1,536,384.21
    4.3                                                         128,786           Sq. Ft.                            1,552,441.51
    4.4                                                          94,402           Sq. Ft.                            1,178,395.22

  Various       1.34          80.00%          70.26%             2,064            Various           20,437.98        3,904,279.84
------------------------------------------------------------------------------------------------------------------------------------
     7          1.35          80.00%          70.26%             1,754              Pads            17,377.42        2,831,368.68
    7.1                                                           182               Pads                              404,603.00
    7.2                                                           109               Pads                              311,048.00
    7.3                                                           116               Pads                              180,493.00
    7.4                                                            95               Pads                              198,954.00
    7.5                                                            81               Pads                              196,190.00
    7.6                                                            84               Pads                              175,629.00
    7.7                                                           109               Pads                              125,853.00
    7.8                                                            94               Pads                              133,604.00
    7.9                                                            78               Pads                              126,220.00
    7.10                                                           80               Pads                              135,659.00
    7.11                                                          102               Pads                              132,601.00
    7.12                                                           90               Pads                              110,068.00
    7.13                                                           90               Pads                              103,234.00
    7.14                                                           59               Pads                               72,065.00
    7.15                                                           82               Pads                               80,358.00
    7.16                                                           53               Pads                               85,824.00
    7.17                                                           62               Pads                               69,680.00
    7.18                                                           76               Pads                               72,923.00
    7.19                                                           49               Pads                               38,009.00
    7.20                                                           25               Pads                               35,609.00
    7.21                                                           22               Pads                               27,626.00
    7.22                                                           16               Pads                               15,118.00
     46         1.28          80.00%          70.26%              166               Pads            35,132.53         513,818.44
     53         1.42          80.00%          70.26%              109              Units            42,568.81         454,850.17
     86         1.23          80.00%          70.26%               35              Units            35,200.00         104,242.55

  Various       1.23          78.34%          66.28%            124,794           Sq. Ft.            138.25          1,520,573.11
------------------------------------------------------------------------------------------------------------------------------------
     21         1.22          78.86%          66.66%            110,981           Sq. Ft.            126.65          1,220,039.42
     68         1.30          76.13%          64.66%             13,813           Sq. Ft.            231.48           300,533.69

  Various       1.21          67.49%          56.66%             41,168           Sq. Ft.            222.54           762,644.49
------------------------------------------------------------------------------------------------------------------------------------
     43         1.21          69.86%          58.63%             32,147           Sq. Ft.            216.23           579,306.94
     79         1.20          60.98%          51.25%             9,021            Sq. Ft.            245.05           183,337.55

     54         1.47          53.24%          46.79%             62,575           Sq. Ft.             73.51           467,340.71
------------------------------------------------------------------------------------------------------------------------------------
    54.1                                                         22,375           Sq. Ft.
    54.2                                                         23,800           Sq. Ft.
    54.3                                                         16,400           Sq. Ft.

  Various       1.50          63.94%          53.95%             9,000            Sq. Ft.            266.43           253,798.67
------------------------------------------------------------------------------------------------------------------------------------
     85         1.52          65.73%          55.46%             3,000            Sq. Ft.            416.30           133,805.40
     87         1.48          62.11%          52.40%             6,000            Sq. Ft.            191.50           119,993.27

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                                                         ANNEX B

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                        SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------
                                                     DISTRIBUTION DATE STATEMENT

                                 ===================================================================
                                 STATEMENT SECTIONS                                          PAGE(s)
                                 ------------------                                          -------

                                 Certificate Distribution Detail                               2
                                 Certificate Factor Detail                                     3
                                 Reconciliation Detail                                         4
                                 Other Required Information                                    5
                                 Cash Reconciliation                                           6
                                 Ratings Detail                                                7
                                 Current Mortgage Loan and Property Stratification Tables     8-10
                                 Mortgage Loan Detail                                          11
                                 Principal Prepayment Detail                                   12
                                 Historical Detail                                             13
                                 Delinquency Loan Detail                                       14
                                 Specially Serviced Loan Detail                               15-16
                                 Modified Loan Detail                                          17
                                 Liquidated Loan Detail                                        18
                                 ===================================================================

                 DEPOSITOR                                        MASTER SERVICER                         SPECIAL SERVICER
================================================  =========================================  =======================================
Wachovia Commercial Mortgage Securities, Inc.     Wachovia Bank, National Association        Clarion Partners, LLC
301 South College Street                          8739 Research Drive                        335 Madison Avenue, 7th Floor
Charlotte, NC, 28288-1016                         URP 4, NC1075                              New York, NY 10017
                                                  Charlotte, NC 28262

Contact:      Tim Steward                         Contact:      Timothy S. Ryan              Contact:      Bruce G. Morrison
Phone Number: (704) 593-7822                      Phone Number: (704) 593-7878               Phone Number: (212) 883-2500
================================================  =========================================  =======================================

This report has been compiled from information provided to Wells Fargo Bank, N.A. by various third parties, which may include the
Master Servicer, Special Servicer and others. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of information received from these third parties and assumes no duty to do so. Wells Fargo Bank, N.A. expressly disclaims any responsibility for the accuracy or completeness of information furnished by third parties.

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                       Page 1 of 21

                                      B-1

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                                         CERTIFICATE DISTRIBUTION DETAIL

==============================================================================================================

                      Pass-Through     Original    Beginning      Principal        Interest      Prepayment
Class       CUSIP         Rate          Balance     Balance      Distribution    Distribution     Premium
==============================================================================================================
A-1                    0.000000%          0.00         0.00          0.00            0.00            0.00
A-2                    0.000000%          0.00         0.00          0.00            0.00            0.00
A-3                    0.000000%          0.00         0.00          0.00            0.00            0.00
A-4                    0.000000%          0.00         0.00          0.00            0.00            0.00
A-1A                   0.000000%          0.00         0.00          0.00            0.00            0.00
B                      0.000000%          0.00         0.00          0.00            0.00            0.00
C                      0.000000%          0.00         0.00          0.00            0.00            0.00
D                      0.000000%          0.00         0.00          0.00            0.00            0.00
E                      0.000000%          0.00         0.00          0.00            0.00            0.00
F                      0.000000%          0.00         0.00          0.00            0.00            0.00
G                      0.000000%          0.00         0.00          0.00            0.00            0.00
H                      0.000000%          0.00         0.00          0.00            0.00            0.00
J                      0.000000%          0.00         0.00          0.00            0.00            0.00
K                      0.000000%          0.00         0.00          0.00            0.00            0.00
L                      0.000000%          0.00         0.00          0.00            0.00            0.00
M                      0.000000%          0.00         0.00          0.00            0.00            0.00
N                      0.000000%          0.00         0.00          0.00            0.00            0.00
O                      0.000000%          0.00         0.00          0.00            0.00            0.00
==============================================================================================================
Totals
==============================================================================================================

=================================================================
       Realized Loss/                                   Current
      Additional Trust       Total        Ending    Subordination
Class  Fund Expenses      Distribution    Balance        Level(1)
=================================================================
A-1         0.00             0.00          0.00          0.00%
A-2         0.00             0.00          0.00          0.00%
A-3         0.00             0.00          0.00          0.00%
A-4         0.00             0.00          0.00          0.00%
A-1A        0.00             0.00          0.00          0.00%
B           0.00             0.00          0.00          0.00%
C           0.00             0.00          0.00          0.00%
D           0.00             0.00          0.00          0.00%
E           0.00             0.00          0.00          0.00%
F           0.00             0.00          0.00          0.00%
G           0.00             0.00          0.00          0.00%
H           0.00             0.00          0.00          0.00%
J           0.00             0.00          0.00          0.00%
K           0.00             0.00          0.00          0.00%
L           0.00             0.00          0.00          0.00%
M           0.00             0.00          0.00          0.00%
N           0.00             0.00          0.00          0.00%
O           0.00             0.00          0.00          0.00%
=================================================================
Totals
=================================================================

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                       Page 2 of 21

                                      B-2

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                                          CLASS DISTRIBUTION DETAIL

==============================================================================================================

                      Pass-Through     Original    Beginning      Principal        Interest      Prepayment
Class       CUSIP         Rate          Balance     Balance      Distribution    Distribution     Premium
==============================================================================================================
P                      0.000000%          0.00         0.00          0.00            0.00            0.00
175WJ-A                0.000000%          0.00         0.00          0.00            0.00            0.00
175WJ-B                0.000000%          0.00         0.00          0.00            0.00            0.00
175WJ-C                0.000000%          0.00         0.00          0.00            0.00            0.00
175WJ-D                0.000000%          0.00         0.00          0.00            0.00            0.00
175WJ-E                0.000000%          0.00         0.00          0.00            0.00            0.00
180ML-A                0.000000%          0.00         0.00          0.00            0.00            0.00
180ML-B                0.000000%          0.00         0.00          0.00            0.00            0.00
180ML-C                0.000000%          0.00         0.00          0.00            0.00            0.00
180ML-D                0.000000%          0.00         0.00          0.00            0.00            0.00
180ML-E                0.000000%          0.00         0.00          0.00            0.00            0.00
180ML-F                0.000000%          0.00         0.00          0.00            0.00            0.00
180ML-G                0.000000%          0.00         0.00          0.00            0.00            0.00
Z                      0.000000%          0.00         0.00          0.00            0.00            0.00
R-I                    0.000000%          0.00         0.00          0.00            0.00            0.00
R-II                   0.000000%          0.00         0.00          0.00            0.00            0.00
==============================================================================================================
Totals
==============================================================================================================

=================================================================
       Realized Loss/                                   Current
      Additional Trust       Total        Ending    Subordination
Class  Fund Expenses      Distribution    Balance        Level(1)
=================================================================
P           0.00             0.00          0.00          0.00%
175WJ-A     0.00             0.00          0.00          0.00%
175WJ-B     0.00             0.00          0.00          0.00%
175WJ-C     0.00             0.00          0.00          0.00%
175WJ-D     0.00             0.00          0.00          0.00%
175WJ-E     0.00             0.00          0.00          0.00%
180ML-A     0.00             0.00          0.00          0.00%
180ML-B     0.00             0.00          0.00          0.00%
180ML-C     0.00             0.00          0.00          0.00%
180ML-D     0.00             0.00          0.00          0.00%
180ML-E     0.00             0.00          0.00          0.00%
180ML-F     0.00             0.00          0.00          0.00%
180ML-G     0.00             0.00          0.00          0.00%
Z           0.00             0.00          0.00          0.00%
R-I         0.00             0.00          0.00          0.00%
R-II        0.00             0.00          0.00          0.00%
=================================================================
Totals
=================================================================

==========================================================================================================================
                                        Original    Beginning                                                     Ending
                       Pass-Through     Notional    Notional        Interest      Prepayment        Total         Notional
Class       CUSIP          Rate          Amount      Amount       Distribution     Premium       Distribution      Amount
==========================================================================================================================
X-P                    0.000000%          0.00         0.00          0.00            0.00            0.00           0.00
X-C                    0.000000%          0.00         0.00          0.00            0.00            0.00           0.00
==========================================================================================================================

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                       Page 3 of 21

                                      B-3

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                                            CERTIFICATE FACTOR DETAIL

=================================================================================================================
                                                                                    Realized Loss/
                  Beginning       Principal        Interest         Prepayment     Additional Trust     Ending
Class  CUSIP      Balance         Distribution     Distribution     Premium         Fund Expenses       Balance
=================================================================================================================
A-1               0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
A-2               0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
A-3               0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
A-4               0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
A-1A              0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
B                 0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
C                 0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
D                 0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
E                 0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
F                 0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
G                 0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
H                 0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
J                 0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
K                 0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
L                 0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
M                 0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
N                 0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
O                 0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
=================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                       Page 4 of 21

                                      B-4

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                                            NOTE FACTOR DETAIL

=================================================================================================================
                                                                                    Realized Loss/
                  Beginning       Principal        Interest         Prepayment     Additional Trust     Ending
Class  CUSIP      Balance         Distribution     Distribution     Premium         Fund Expenses       Balance
=================================================================================================================
P                 0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
175WJ-A           0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
175WJ-B           0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
175WJ-C           0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
175WJ-D           0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
175WJ-E           0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
180ML-A           0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
180ML-B           0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
180ML-C           0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
180ML-D           0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
180ML-E           0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
180ML-F           0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
180ML-G           0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
Z                 0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
R-I               0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
R-II              0.00000000      0.00000000       0.00000000       0.00000000       0.00000000        0.00000000
=================================================================================================================

==============================================================================
                  Beginning                                         Ending
                  Notional        Interest         Prepayment       Notional
Class  CUSIP      Amount          Distribution     Premium          Amount
==============================================================================
X-P               0.00000000      0.00000000       0.00000000       0.00000000
X-C               0.00000000      0.00000000       0.00000000       0.00000000
==============================================================================

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                       Page 5 of 21

                                      B-5

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                                               RECONCILIATION DETAIL

                  ADVANCE SUMMARY                                                 SERVICING FEE SUMMARY

P & I Advances Outstanding                     0.00            Current Period Accrued Servicing Fees                          0.00
Servicing Advances Outstanding                 0.00            Less Delinquent Servicing Fees                                 0.00

Reimbursement for Interest on Advances         0.00            Less Reductions to Servicing Fees                              0.00
paid from general collections
                                                               Plus Servicing Fees for Delinquent Payments Received           0.00
Reimbursement for Interest on Servicing        0.00
Advances paid from general collections                         Plus Adjustments for Prior Servicing Calculation               0.00

Aggregate Amount of Nonrecoverable Advances    0.00            Total Servicing Fees Collected                                 0.00

CERTIFICATE INTEREST RECONCILIATION
====================================================================================================================================

          Accrued      Net Aggregate     Distributable     Distributable      Additional                     Remaining Unpaid
        Certificate      Prepayment      Certificate   Certificate Interest   Trust Fund      Interest         Distributable
Class     Interest   Interest Shortfall    Interest         Adjustment         Expenses      Distribution  Certificate Interest
====================================================================================================================================
A-1
A-2
A-3
A-4
A-1A
X-P
X-C
B
C
D
E
F
G
H
J
K
L
M
N
O
P
====================================================================================================================================
Total
====================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                       Page 6 of 21

                                      B-6

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                                           OTHER REQUIRED INFORMATION

------------------------------------------------------------------------------------------------------------------------------------

                                                                                Appraisal Reduction Amount
Available Distribution Amount                                        0.00       ====================================================
                                                                                          Appraisal     Cumulative     Most Recent
                                                                                 Loan     Reduction        ASER         App. Red.
                                                                                Number     Amount         Amount           Date
                                                                                ====================================================
Aggregate Number of Outstanding Loans                                   0

Aggregate Stated Principal Balance of Loans before Distributions     0.00

Aggregate Stated Principal Balance of Loans after Distributions      0.00

Aggregate Unpaid Principal Balance of Loans                          0.00

Net Swap Payment received from Counterparty                          0.00

Net Swap Payment made to Counterparty                                0.00

Aggregate Amount of Servicing Fee                                    0.00

Aggregate Amount of Special Servicing Fee                            0.00

Aggregate Amount of Trustee Fee                                      0.00

Aggregate Trust Fund Expenses                                        0.00

Interest Reserve Deposit                                             0.00

Interest Reserve Withdrawal                                          0.00

Specially Serviced Loans not Delinquent

    Number of Outstanding Loans                                         0       ====================================================
                                                                                  Total
    Aggregate Unpaid Principal Balance                               0.00       ====================================================

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                       Page 7 of 21

                                      B-7

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                                           CASH RECONCILIATION DETAIL

------------------------------------------------------------------------------------------------------------------------------------

TOTAL FUNDS COLLECTED                                               TOTAL FUNDS DISTRIBUTED
  INTEREST:                                                           FEES:
    Interest paid or advanced                         0.00              Master Servicing Fee                             0.00
    Interest reductions due to Non-Recoverability                       Trustee Fee                                      0.00
       Determinations                                 0.00              Certificate Administration Fee                   0.00
    Interest Adjustments                              0.00              Insurer Fee                                      0.00
    Deferred Interest                                 0.00              Miscellaneous Fee                                0.00
    Net Prepayment Interest Shortfall                 0.00                                                                    ------
    Net Prepayment Interest Excess                    0.00                TOTAL FEES                                            0.00
    Extension Interest                                0.00
    Interest Reserve Withdrawal                       0.00            ADDITIONAL TRUST FUND EXPENSES:
                                                           ------
      TOTAL INTEREST COLLECTED                               0.00       Reimbursement for Interest on Advances           0.00
                                                                        ASER Amount                                      0.00
                                                                        Special Servicing Fee                            0.00
  PRINCIPAL:                                                            Rating Agency Expenses                           0.00
    Scheduled Principal                               0.00              Attorney Fees & Expenses                         0.00
    Unscheduled Principal                             0.00              Bankruptcy Expense                               0.00
      Principal Prepayments                           0.00              Taxes Imposed on Trust Fund                      0.00
      Collection of Principal after Maturity Date     0.00              Non-Recoverable Advances                         0.00
      Recoveries from Liquidation and Insurance                         Other Expenses                                   0.00
         Proceeds                                     0.00                                                                    ------
      Excess of Prior Principal Amounts paid          0.00                TOTAL ADDITIONAL TRUST FUND EXPENSES                  0.00
      Curtailments                                    0.00
    Negative Amortization                             0.00            INTEREST RESERVE DEPOSIT                                  0.00
    Principal Adjustments                             0.00
                                                           ------
      TOTAL PRINCIPAL COLLECTED                              0.00
                                                                      PAYMENTS TO CERTIFICATEHOLDERS & OTHERS:
  OTHER:                                                                Interest Distribution                            0.00
    Prepayment Penalties/Yield Maintenance            0.00              Principal Distribution                           0.00
    Repayment Fees                                    0.00              Prepayment Penalties/Yield Maintenance           0.00
    Borrower Option Extension Fees                    0.00              Borrower Option Extension Fees                   0.00
    Equity Payments Received                          0.00              Equity Payments Paid                             0.00
    Net Swap Counterparty Payments Received           0.00              Net Swap Counterparty Payments Paid              0.00
                                                           ------                                                             ------
      TOTAL OTHER COLLECTED                                  0.00         TOTAL PAYMENTS TO CERTIFICATEHOLDERS & OTHERS         0.00
                                                           ------                                                             ------
TOTAL FUNDS COLLECTED                                        0.00   TOTAL FUNDS DISTRIBUTED                                     0.00
                                                           ======                                                             ======

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                       Page 8 of 21

                                      B-8

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------
                                                           RATINGS DETAIL
                           ===============================================================================
                                                        Original Ratings            Current Ratings (1)
                                                   -------------------------     -------------------------
                           Class       CUSIP       Fitch     Moody's     S&P     Fitch     Moody's     S&P
                           ===============================================================================
                           A-1
                           A-2
                           A-3
                           A-4
                           A-1A
                           X-P
                           X-C
                           B
                           C
                           D
                           E
                           F
                           G
                           H
                           J
                           K
                           L
                           M
                           N
                           O
                           ===============================================================================

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                       Page 9 of 21

                                      B-9

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------
                                                           RATINGS DETAIL
                           ===============================================================================
                                                        Original Ratings            Current Ratings (1)
                                                   -------------------------     -------------------------
                           Class       CUSIP       Fitch     Moody's     S&P     Fitch     Moody's     S&P
                           ===============================================================================
                           P
                           175WJ-A
                           175WJ-B
                           175WJ-C
                           175WJ-D
                           175WJ-E
                           180ML-A
                           180ML-B
                           180ML-C
                           180ML-D
                           180ML-E
                           180ML-F
                           180ML-G
                           ===============================================================================

                           NR    - Designates that the class was not rated by the above agency at the time of original issuance.

                           X     - Designates that the above rating agency did not rate any classes in this transaction at the time of original issuance.

                           N/A   - Data not available this period.

1) For any class not rated at the time of original issuance by any particular rating agency, no request has been made subsequent to issuance to obtain rating information, if any, from such rating agency. The current ratings were obtained directly from the applicable rating agency within 30 days of the payment date listed above. The ratings may have changed since they were obtained.
Because the ratings may have changed, you may want to obtain current ratings directly from the rating agencies.

Fitch, Inc.                                           Moody's Investors Service                    Standard & Poor's Rating Services
One State Street Plaza                                99 Church Street                             55 Water Street
New York, New York 10004                              New York, New York 10007                     New York, New York 10041
(212) 908-0500                                        (212) 553-0300                               (212) 438-2430

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                      Page 10 of 21

                                      B-10

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                             CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES

                       SCHEDULED BALANCE                                                     STATE (3)
===============================================================   ===============================================================
                                % of                                                              % of
Scheduled    # of   Scheduled   Agg.   WAM          Weighted                   # of   Scheduled   Agg.   WAM          Weighted
 Balance     Loans   Balance    Bal.   (2)   WAC    Avg DSCR (1)  State        Props   Balance    Bal.   (2)   WAC   Avg DSCR (1)
===============================================================   ===============================================================

===============================================================   ===============================================================
Totals                                                            Totals
===============================================================   ===============================================================

See footnotes on last page of this section.

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                      Page 11 of 21

                                      B-11

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                            CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES

                 DEBT SERVICE COVERAGE RATIO (1)                                           PROPERTY TYPE (3)
================================================================   ================================================================
                                    % of                                                               % of
 Debt Service   # of    Scheduled   Agg.  WAM        Weighted      Property        # of    Scheduled   Agg.  WAM        Weighted
Coverage Ratio  Loans    Balance    Bal.  (2)  WAC  Avg DSCR (1)     Type          Props   Balance     Bal.  (2)  WAC  Avg DSCR (1)
================================================================   ================================================================

================================================================   ================================================================
Totals                                                             Totals
================================================================   ================================================================

                            NOTE RATE                                                          SEASONING
================================================================   ================================================================
                                    % of                                                               % of
Note            # of    Scheduled   Agg.  WAM        Weighted                      # of    Scheduled   Agg.  WAM        Weighted
Rate            Loans   Balance     Bal.  (2)  WAC  Avg DSCR (1)   Seasoning       Loans   Balance     Bal.  (2)  WAC  Avg DSCR (1)
================================================================   ================================================================

================================================================   ================================================================
Totals                                                             Totals
================================================================   ================================================================

See footnotes on last page of this section.

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                      Page 12 of 21

                                      B-12

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                            CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES

           ANTICIPATED REMAINING TERM (ARD AND BALLOON LOANS)                  REMAINING STATED TERM (FULLY AMORTIZING LOANS)
======================================================================  ============================================================
                                          % of                          Remaining                      % of
Anticipated Remaining   # of   Scheduled  Agg.  WAM        Weighted       Stated      # of   Scheduled  Agg.  WAM        Weighted
        Term (2)        Loans   Balance   Bal.  (2)  WAC  Avg DSCR (1)     Term       Loans  Balance    Bal.  (2)  WAC  Avg DSCR (1)
======================================================================  ============================================================

======================================================================  ============================================================
Totals                                                                  Totals
======================================================================  ============================================================

           REMAINING AMORTIZATION TERM (ARD AND BALLOON LOANS)                           AGE OF MOST RECENT NOI
======================================================================  ============================================================
                                          % of                                                         % of
Remaining Amortization  # of   Scheduled  Agg.  WAM        Weighted     Age of Most  # of   Scheduled  Agg.  WAM        Weighted
         Term           Loans  Balance    Bal.  (2)  WAC  Avg DSCR (1)  Recent NOI   Loans  Balance    Bal.  (2)  WAC  Avg DSCR (1)
======================================================================  ============================================================

======================================================================  ============================================================
Totals                                                                  Totals
======================================================================  ============================================================

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the
Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off
Date balance of each property as disclosed in the offering document.

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                      Page 13 of 21

                                      B-13

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                                              MORTGAGE LOAN DETAIL

==========================================================================================================
                                                                          Anticipated              Neg.
Loan            Property                  Interest   Principal   Gross     Repayment    Maturity   Amort
Number   ODCR   Type (1)   City   State   Payment    Payment     Coupon       Date        Date     (Y/N)
==========================================================================================================

==========================================================================================================
Totals
==========================================================================================================

=============================================================================
         Beginning    Ending     Paid   Appraisal   Appraisal   Res.     Mod.
Loan     Scheduled   Scheduled   Thru   Reduction   Reduction   Strat.   Code
Number    Balance     Balance    Date      Date       Amount     (2)     (3)
=============================================================================

=============================================================================
Totals
=============================================================================

------------------------------------------------------------------------------------------------------------------------------------
         (1) Property Type Code                           (2) Resolution Strategy Code                     (3) Modification Code
         ----------------------                           ----------------------------                     ---------------------

MF - Multi-Family       OF -  Office               1 - Modification       9 - Pending Return to         1 - Maturity Date Extension
RT - Retail             MU -  Mixed Use            2 - Foreclosure             Master Servicer          2 - Amortization Change
HC - Health Care        LO -  Lodging              3 - Bankruptcy        10 - Deed in Lieu Of           3 - Principal Write-Off
IN - Industrial         SS -  Self Storage         4 - Extension               Foreclosure              4 - Combination
WH - Warehouse          OT -  Other                5 - Note Sale         11 - Full Payoff
MH - Mobile Home Park                              6 - DPO               12 - Reps and Warranties
                                                   7 - REO               13 - Other or TBD
                                                   8 - Resolved
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                      Page 14 of 21

                                      B-14

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                                           PRINCIPAL PREPAYMENT DETAIL

   ==============================================================================================================================
                                              Principal Prepayment Amount                         Prepayment Penalties
                   Offering Document     ------------------------------------     -----------------------------------------------
   Loan Number      Cross-Reference      Payoff Amount     Curtailment Amount     Prepayment Premium    Yield Maintenance Premium
   ==============================================================================================================================

   ==============================================================================================================================
   Totals
   ==============================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                      Page 15 of 21

                                      B-15

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                                               HISTORICAL DETAIL
===================================================================================================
                                              Delinquencies
---------------------------------------------------------------------------------------------------
Distribution   30-59 Days   60-89 Days   90 Days or More   Foreclosure      REO       Modifications
Date           #  Balance   #  Balance     #   Balance     #   Balance   #  Balance     #  Balance
===================================================================================================

===================================================================================================

======================================   =========================
                    Prepayments             Rate and Maturities
--------------------------------------   -------------------------
Distribution Curtailments     Payoff     Next Weighted Avg.
Date          #   Amount    #   Amount    Coupon    Remit    WAM
======================================   =========================

======================================   =========================

Note: Foreclosure and REO Totals are excluded from the delinquencies aging categories.

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                      Page 16 of 21

                                      B-16

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                                            DELINQUENCY LOAN DETAIL

=================================================================================================================================
                   Offering        # of                     Current     Outstanding    Status of    Resolution
                   Document       Months    Paid Through      P&I           P&I        Mortgage     Strategy        Servicing
Loan Number    Cross-Reference    Delinq.       Date        Advances     Advances**    Loan (1)      Code(2)      Transfer Date
=================================================================================================================================

=================================================================================================================================
Totals
=================================================================================================================================

===========================================================================
                               Actual      Outstanding
               Foreclosure    Principal     Servicing     Bankruptcy   REO
Loan Number        Date        Balance       Advances        Date      Date
===========================================================================

===========================================================================
Totals
===========================================================================

------------------------------------------------------------------------------------------------------------------------------------
                (1) Status of Mortgage Loan                                         (2) Resolution Strategy Code
                ---------------------------                                         ----------------------------

A - Payment Not Received         0 - Current                                   1 - Modification     9 - Pending Return to
     But Still in Grace Period   1 - One Month Delinquent                      2 - Foreclosure           Master Servicer
B - Late Payment But Less        2 - Two Months Delinquent                     3 - Bankruptcy      10 - Deed In Lieu Of
     Than 1 Month Delinquent     3 - Three or More Months Delinquent           4 - Extension             Foreclosure
                                 4 - Assumed Scheduled Payment                 5 - Note Sale       11 - Full Payoff
                                     (Performing Matured Balloon)              6 - DPO             12 - Reps and Warranties
                                 7 - Foreclosure                               7 - REO             13 - Other or TBD
                                 9 - REO                                       8 - Resolved

** Outstanding P & I Advances include the current period advance.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                      Page 17 of 21

                                      B-17

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                                     SPECIALLY SERVICED LOAN DETAIL - PART 1

================================================================================================================
              Offering       Servicing    Resolution
Loan          Document       Transfer      Strategy     Scheduled    Property             Interest    Actual
Number    Cross-Reference      Date        Code(1)       Balance     Type (2)    State      Rate      Balance
================================================================================================================

================================================================================================================

======================================================================
            Net                                            Remaining
Loan     Operating    DSCR            Note    Maturity    Amortization
Number    Income      Date    DSCR    Date      Date          Term
======================================================================

======================================================================

                   (1) Resolution Strategy Code                                             (2) Property Type Code
                   ----------------------------                                             ----------------------

1 - Modification   6  - DPO                     10 -  Deed in Lieu Of              MF  -  Multi-Family       OF  -  Office
2 - Foreclosure    7  - REO                            Foreclosure                 RT  -  Retail             MU  -  Mixed Use
3 - Bankruptcy     8  - Resolved                11 -  Full Payoff                  HC  -  Health Care        LO  -  Lodging
4 - Extension      9  - Pending Return          12 -  Reps and Warranties          IN  -  Industrial         SS  -  Self Storage
5 - Note Sale            to Master Servicer     13 -  Other or TBD                 WH  -  Warehouse          OT  -  Other
                                                                                   MH  -  Mobile Home Park
------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                      Page 18 of 21

                                      B-18

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                                    SPECIALLY SERVICED LOAN DETAIL - PART 2

====================================================================================================================================
             Offering         Resolution        Site
Loan         Document          Strategy      Inspection                    Appraisal    Appraisal       Other REO
Number    Cross-Reference      Code (1)         Date       Phase 1 Date      Date         Value      Property Revenue    Comment
====================================================================================================================================

====================================================================================================================================

                                           (1) Resolution Strategy Code
                                           ----------------------------

                        1 - Modification   6  - DPO                     10 -  Deed in Lieu Of
                        2 - Foreclosure    7  - REO                            Foreclosure
                        3 - Bankruptcy     8  - Resolved                11 -  Full Payoff
                        4 - Extension      9  - Pending Return          12 -  Reps and Warranties
                        5 - Note Sale            to Master Servicer     13 -  Other or TBD

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                      Page 19 of 21

                                      B-19

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                        SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                                             MODIFIED LOAN DETAIL

====================================================================================================================================
               Offering
 Loan          Document         Pre-Modification
Number     Cross-Reference          Balance          Modification Date                    Modification Description
====================================================================================================================================

====================================================================================================================================
Totals
====================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                      Page 20 of 21

                                      B-20

                                                                                          ------------------------------------------
                                                                                          For Additional Information, please contact
[WELLS FARGO LOGO]                 WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.                    CTSLink Customer Service
WELLS FARGO BANK, N.A.             COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                        (301) 815-6600
CORPORATE TRUST SERVICES                         SERIES 2004-C15                            Reports Available on the World Wide Web
9062 OLD ANNAPOLIS ROAD                                                                             @ www.ctslink.com/cmbs
COLUMBIA, MD 21045                                                                        ------------------------------------------
                                                                                          PAYMENT DATE:  12/17/2004
                                                                                          RECORD DATE:   11/30/2004

------------------------------------------------------------------------------------------------------------------------------------

                                            LIQUIDATED LOAN DETAIL

====================================================================================================================================
           Final Recovery        Offering                                                             Gross Proceeds     Aggregate
Loan       Determination         Document        Appraisal     Appraisal     Actual      Gross          as a % of        Liquidation
Number         Date          Cross-Reference        Date          Value      Balance     Proceeds     Actual Balance     Expenses *
====================================================================================================================================

====================================================================================================================================
Current Total
====================================================================================================================================
Cumulative Total
====================================================================================================================================

=================================================================================
                             Net        Net Proceeds                  Repurchased
Loan                    Liquidation       as a % of       Realized     by Seller
Number                    Proceeds      Actual Balance      Loss         (Y/N)
=================================================================================

=================================================================================
Current Total
=================================================================================
Cumulative Total
=================================================================================

* Aggregate liquidation expenses also include outstanding P&I advances and unpaid fees (servicing, trustee, etc.).

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                      Page 21 of 21

                                      B-21

                      [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                                                         ANNEX C

                        CLASS X-P REFERENCE RATE SCHEDULE

    INTEREST                                 CLASS X-P          INTEREST                                CLASS X-P
 ACCRUAL PERIOD     DISTRIBUTION DATE     REFERENCE RATE     ACCRUAL PERIOD     DISTRIBUTION DATE     REFERENCE RATE
----------------   -------------------   ----------------   ----------------   -------------------   ---------------

         1              12/15/2004            5.60623%              43               6/15/2008            5.78041%
         2               1/15/2005            5.60627%              44               7/15/2008            5.60668%
         3               2/15/2005            5.60633%              45               8/15/2008            5.78040%
         4               3/15/2005            5.60654%              46               9/15/2008            5.78040%
         5               4/15/2005            5.77947%              47              10/15/2008            5.60662%
         6               5/15/2005            5.60648%              48              11/15/2008            5.78039%
         7               6/15/2005            5.77962%              49              12/15/2008            5.60658%
         8               7/15/2005            5.60658%              50               1/15/2009            5.60655%
         9               8/15/2005            5.77976%              51               2/15/2009            5.60653%
        10               9/15/2005            5.77984%              52               3/15/2009            5.60701%
        11              10/15/2005            5.60672%              53               4/15/2009            5.78032%
        12              11/15/2005            5.77993%              54               5/15/2009            5.60643%
        13              12/15/2005            5.60676%              55               6/15/2009            5.78030%
        14               1/15/2006            5.60678%              56               7/15/2009            5.60638%
        15               2/15/2006            5.60681%              57               8/15/2009            5.78429%
        16               3/15/2006            5.60705%              58               9/15/2009            5.78628%
        17               4/15/2006            5.78013%              59              10/15/2009            5.61239%
        18               5/15/2006            5.60688%              60              11/15/2009            5.83279%
        19               6/15/2006            5.78023%              61              12/15/2009            5.69689%
        20               7/15/2006            5.60693%              62               1/15/2010            5.69695%
        21               8/15/2006            5.78033%              63               2/15/2010            5.69702%
        22               9/15/2006            5.78038%              64               3/15/2010            5.69774%
        23              10/15/2006            5.60699%              65               4/15/2010            5.87026%
        24              11/15/2006            5.78040%              66               5/15/2010            5.69720%
        25              12/15/2006            5.60698%              67               6/15/2010            5.87043%
        26               1/15/2007            5.60696%              68               7/15/2010            5.69733%
        27               2/15/2007            5.60696%              69               8/15/2010            5.87060%
        28               3/15/2007            5.60730%              70               9/15/2010            5.87070%
        29               4/15/2007            5.78041%              71              10/15/2010            5.69754%
        30               5/15/2007            5.60691%              72              11/15/2010            5.87454%
        31               6/15/2007            5.78043%              73              12/15/2010            5.70140%
        32               7/15/2007            5.60690%              74               1/15/2011            5.70146%
        33               8/15/2007            5.78045%              75               2/15/2011            5.70154%
        34               9/15/2007            5.78046%              76               3/15/2011            5.70232%
        35              10/15/2007            5.60688%              77               4/15/2011            5.87790%
        36              11/15/2007            5.78046%              78               5/15/2011            5.70470%
        37              12/15/2007            5.60683%              79               6/15/2011            5.87808%
        38               1/15/2008            5.78045%              80               7/15/2011            5.70484%
        39               2/15/2008            5.60679%              81               8/15/2011            5.87827%
        40               3/15/2008            5.60693%              82               9/15/2011            5.87678%
        41               4/15/2008            5.78042%              83              10/15/2011            5.70965%
        42               5/15/2008            5.60672%              84              11/15/2011            5.88382%

                                      C-1

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

PROSPECTUS

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                              (ISSUABLE IN SERIES)

                  WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.

                                    DEPOSITOR

     Wachovia Commercial Mortgage Securities, Inc. will periodically offer certificates in one or more series. Each series of certificates will represent the entire beneficial ownership interest in a trust fund. Distributions on the certificates of any series will be made only from the assets of the related trust fund.

     Neither the certificates nor any assets in the related trust fund will be obligations of, or be guaranteed by, the depositor, any servicer or any of their respective affiliates. Neither the certificates nor any assets in the related trust fund will be guaranteed or insured by any governmental agency or instrumentality or by any person, unless otherwise provided in the prospectus supplement.

     The primary assets of the trust fund may include:

     o    multifamily and commercial mortgage loans, including participations therein;

     o    mortgage-backed securities evidencing interests in or secured by multifamily and commercial mortgage loans, including participations therein, and other mortgage-backed securities;

     o    direct obligations of the United States or other government agencies;
          or

     o    a combination of the assets described above.

     INVESTING IN THE OFFERED CERTIFICATES INVOLVES RISKS. YOU SHOULD REVIEW
THE INFORMATION APPEARING UNDER THE CAPTION "RISK FACTORS" ON PAGE 14 AND IN
THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY OFFERED CERTIFICATE.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR
DETERMINED THAT THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS
ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October 29, 2004

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

 Distributions on the Certificates in Respect of Prepayment Premiums

                                       2

                                       3

                                       4

        IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS
                  AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

     We provide information to you about the offered certificates in two separate documents that provide progressively more detail:

     o    this prospectus, which provides general information, some of which may not apply to your series of certificates; and

     o    the accompanying prospectus supplement, which describes the specific terms of your series of certificates.

     If the description of your certificates in the accompanying prospectus supplement differs from the related description in this prospectus, you should rely on the information in that prospectus supplement.

     This prospectus may not be used to consummate sales of the offered certificates of any series unless accompanied by the prospectus supplement for that series. This prospectus and the prospectus supplements also may be used by us, Wachovia Capital Markets, LLC, our affiliate, and any other of our affiliates when required under the federal securities laws in connection with offers and sales of offered certificates in furtherance of market-making activities in the offered certificates. Wachovia Capital Markets, LLC or any such other affiliate may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     Some capitalized terms used in this prospectus are defined under the caption "Index of Principal Definitions" beginning on page 116 in this prospectus.

     In this prospectus, the terms "depositor", "we", "us" and "our" refer to
Wachovia Commercial Mortgage Securities, Inc.

                              ---------------------

     Until 90 days after the date of each prospectus supplement, all dealers effecting transactions in the offered certificates covered by that prospectus supplement, whether or not participating in the distribution thereof, may be required to deliver such prospectus supplement and this prospectus. This is in addition to the obligation of dealers to deliver a prospectus and prospectus supplement when acting as underwriters and with respect to their unsold allotments or subscriptions.

     You should rely only on any information or representations contained or incorporated by reference in this prospectus and the related prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any state or other jurisdiction in which such offer would be unlawful.

                                        5

                            ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement (of which this prospectus forms a part) under the Securities Act of
1933, as amended, with respect to the offered certificates. This prospectus and the prospectus supplement do not contain all of the information set forth in the registration statement. For further information, you should refer to the registration statement and the exhibits attached thereto. Copies of the
Registration Statement may be obtained from the Public Reference Section of the
Securities and Exchange Commission, Washington, D.C. 20549, upon payment of the prescribed charges, or may be examined free of charge at the Securities and
Exchange Commission's offices, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Securities and Exchange Commission located at
The Woolworth Building, 233 Broadway, New York, New York 10279 and 175 W.
Jackson Boulevard, Suite 900, Chicago, Illinois 60604. The Securities and
Exchange Commission also maintains a site on the World Wide Web at
"http://www.sec.gov" at which you can view and download copies of reports, proxy and information statements and other information filed electronically through the Electronic Data Gathering, Analysis and Retrieval system.

     We will file or cause to be filed with the Securities and Exchange
Commission such periodic reports with respect to each trust fund as are required under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We are incorporating in this prospectus by reference all documents and reports filed by us with respect to a trust fund pursuant to Section 13(a),
13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. You may obtain, without charge, a copy of any or all documents or reports incorporated in this prospectus by reference, to the extent such documents or reports relate to an offered certificate. Exhibits to those documents will be provided to you only if such exhibits were specifically incorporated by reference in those documents. Requests to the depositor should be directed in writing to Wachovia
Commercial Mortgage Securities, Inc., 301 South College Street, Charlotte,
North Carolina 28288-0166, Attention: Secretary, or by telephone at
704-374-6161.

                                        6

                             SUMMARY OF PROSPECTUS

     The following summary is a brief description of the main terms of the offered certificates. For this reason, the summary does not contain all the information that may be important to you. You will find a detailed description of the terms of the offered certificates following this summary and in the accompanying prospectus supplement.

The Trust Assets..............   Each series of certificates will represent
                                 the entire beneficial ownership interest in a
                                 trust fund consisting primarily of any of the
                                 following:

                                 o  mortgage assets;

                                 o  certificate accounts;

                                 o  forms of credit support;

                                 o  cash flow agreements; and

                                 o  amounts on deposit in a pre-funding account.

The Mortgage Assets...........   The mortgage assets with respect to each
                                 series of certificates may consist of any of
                                 the following:

                                 o  multifamily and commercial mortgage loans,
                                    including participations therein;

                                 o  commercial mortgage-backed securities,
                                    including participations therein;

                                 o  direct obligations of the United States or
                                    other government agencies; and

                                 o  a combination of the assets described above.

                                 The mortgage loans will not be guaranteed or
                                 insured by us or any of our affiliates or,
                                 unless otherwise provided in the prospectus
                                 supplement, by any governmental agency or
                                 instrumentality or other person. The mortgage
                                 loans will be primarily secured by first or
                                 junior liens on, or security interests in fee
                                 simple, leasehold or a similar interest in,
                                 any of the following types of properties:

                                 o  residential properties consisting of five or
                                    more rental or cooperatively owned dwelling
                                    units;

                                 o  shopping centers;

                                 o  retail buildings or centers;

                                 o  hotels and motels;

                                 o  office buildings;

                                 o  nursing homes;

                                 o  hospitals or other health-care related
                                    facilities;

                                 o  industrial properties;

                                 o  warehouse, mini-warehouse or self-storage
                                    facilities;

                                 o  mobile home parks;

                                       7

                                 o  mixed use properties; and

                                 o  other types of commercial properties.

                                 Some or all of the mortgage loans may also be
                                 secured by an assignment of one or more leases
                                 of all or a portion of the related mortgaged
                                 properties. A significant or the sole source
                                 of payments on certain mortgage loans will be
                                 the rental payments due under the related
                                 leases.

                                 A mortgage loan may have an interest rate that
                                 has any of the following features:

                                 o  is fixed over its term;

                                 o  adjusts from time to time;

                                 o  is partially fixed and partially floating;

                                 o  is floating based on one or more formulae or
                                    indices;

                                 o  may be converted from a floating to a fixed
                                    interest rate;

                                 o  may be converted from a fixed to a floating
                                    interest rate; or

                                 o  interest is not paid currently but is
                                    accrued and added to the principal balance.

                                 A mortgage loan may provide for any of the
                                 following:

                                 o  scheduled payments to maturity;

                                 o  payments that adjust from time to time;

                                 o  negative amortization or accelerated
                                    amortization;

                                 o  full amortization or require a balloon
                                    payment due on its stated maturity date;

                                 o  prohibitions on prepayment;

                                 o  releases or substitutions of collateral,
                                    including defeasance thereof with direct
                                    obligations of the United States; and

                                 o  payment of a premium or a yield maintenance
                                    penalty in connection with a principal
                                    prepayment.

                                 Unless otherwise described in the prospectus
                                 supplement for a series of certificates:

                                 o  the mortgaged properties may be located in
                                    any one of the 50 states, the District of
                                    Columbia or the Commonwealth of Puerto Rico;

                                 o  all mortgage loans will have original terms
                                    to maturity of not more than 40 years;

                                 o  all mortgage loans will have individual
                                    principal balances at origination of not
                                    less than $100,000;

                                       8

                                 o  all mortgage loans will have been originated
                                    by persons other than the depositor; and

                                 o  all mortgage assets will have been
                                    purchased, either directly or indirectly, by
                                    the depositor on or before the date of
                                    initial issuance of the related series of
                                    certificates.

                                 Any commercial mortgage-backed securities
                                 included in a trust fund will evidence
                                 ownership interests in or be secured by
                                 mortgage loans similar to those described
                                 above and other mortgage-backed securities.
                                 Some commercial mortgage-backed securities
                                 included in a trust fund may be guaranteed or
                                 insured by an affiliate of the depositor,
                                 Freddie Mac, Fannie Mae, Ginnie Mae, Farmer
                                 Mac or any other person specified in the
                                 prospectus supplement.

Certificate Accounts..........   Each trust fund will include one or more
                                 accounts established and maintained on behalf
                                 of the certificateholders. All payments and
                                 collections received or advanced with respect
                                 to the mortgage assets and other assets in the
                                 trust fund will be deposited into those
                                 accounts. A certificate account may be
                                 maintained as an interest bearing or a
                                 non-interest bearing account, and funds may be
                                 held as cash or reinvested.

Credit Support................   The following types of credit support may be
                                 used to enhance the likelihood of distributions
                                 on certain classes of certificates:

                                 o  subordination of junior certificates;

                                 o  over collateralization;

                                 o  letters of credit;

                                 o  issurance policies;

                                 o  guarantees;

                                 o  reserve funds; and/or

                                 o  other types of credit support described in
                                    the prospectus supplement and a combination
                                    of any of the above.

Cash Flow Agreements..........   Cash flow agreements are used to reduce the
                                 effects of interest rate or currency exchange
                                 rate fluctuations on the underlying mortgage
                                 assets or on one or more classes of
                                 certificates and increase the likelihood of
                                 timely distributions on the certificates or
                                 such classes of certificates, as the case may
                                 be. The trust fund may include any of the
                                 following types of cash flow agreements:

                                 o  guaranteed investment contracts;

                                 o  interest rate swap or exchange contracts;

                                 o  interest rate cap or floor agreements;

                                 o  currency exchange agreements;

                                 o  yield supplement agreements; or

                                       9

                                 o  other types of similar agreements described
                                    in the prospectus supplement.

Pre-Funding Account;
 Capitalized Interest
 Account.......................  A trust fund may use monies deposited into a pre-funding account to acquire additional
                                 mortgage assets following a closing date for
                                 the related series of certificates. The amount
                                 on deposit in a pre-funding account will not
                                 exceed 25% of the pool balance of the trust
                                 fund as of the cut-off date on which the
                                 ownership of the mortgage loans and rights to
                                 payment thereon are deemed transferred to the
                                 trust fund, as specified in the related
                                 prospectus supplement. The depositor will
                                 select any additional mortgage assets using
                                 criteria that is substantially similar to the
                                 criteria used to select the mortgage assets
                                 included in the trust fund on the closing date.

                                 If provided in the prospectus supplement, a
                                 trust fund also may include amounts on deposit
                                 in a separate capitalized interest account.
                                 The depositor may use amounts on deposit in a
                                 capitalized interest account to supplement
                                 investment earnings, if any, of amounts on
                                 deposit in the pre-funding account, supplement
                                 interest collections of the trust fund, or
                                 such other purpose as specified in the
                                 prospectus supplement.

                                 Amounts on deposit in any pre-funding account
                                 or any capitalized interest account will be
                                 held in cash or invested in short-term
                                 investment grade obligations. Amounts
                                 remaining on deposit in any pre-funding
                                 account and any capitalized interest account
                                 after the end of the related pre-funding
                                 period will be distributed to
                                 certificateholders as described in the
                                 prospectus supplement.

Description of Certificates...   Each series of certificates will include one
                                 or more classes. Each series of certificates
                                 will represent in the aggregate the entire
                                 beneficial ownership interest in the related
                                 trust fund. The offered certificates are the
                                 classes of certificates being offered to you
                                 pursuant to the prospectus supplement. The
                                 non-offered certificates are the classes of
                                 certificates not being offered to you pursuant
                                 to the prospectus supplement. Information on
                                 the non-offered certificates is being provided
                                 solely to assist you in your understanding of
                                 the offered certificates.
Distributions on
 Certificates..................  The certificates may provide for different methods of distributions to specific classes.
                                 Any class of certificates may:

                                 o  provide for the accrual of interest thereon
                                    based on fixed, variable or floating rates;

                                 o  be senior or subordinate to one or more
                                    other classes of certificates with respect
                                    to interest or principal distribution and
                                    the allocation of losses on the assets of
                                    the trust fund;

                                       10

                                 o  be entitled to principal distributions, with
                                    disproportionately low, nominal or no
                                    interest distributions;

                                 o  be entitled to interest distributions, with
                                    disproportionately low, nominal or no
                                    principal distributions;

                                 o  provide for distributions of principal or
                                    accrued interest only after the occurrence
                                    of certain events, such as the retirement of
                                    one or more other classes of certificates;

                                 o  provide for distributions of principal to be
                                    made at a rate that is faster or slower than
                                    the rate at which payments are received on
                                    the mortgage assets in the related trust
                                    fund;

                                 o  provide for distributions of principal
                                    sequentially, based on specified payment
                                    schedules or other methodologies; and

                                 o  provide for distributions based on a
                                    combination of any of the above features.

                                 Interest on each class of offered certificates
                                 of each series will accrue at the applicable
                                 pass-through rate on the outstanding
                                 certificate balance or notional amount.
                                 Distributions of interest with respect to one
                                 or more classes of certificates may be reduced
                                 to the extent of certain delinquencies, losses
                                 and other contingencies described in this
                                 prospectus and the prospectus supplement.

                                 The certificate balance of a certificate
                                 outstanding from time to time represents the
                                 maximum amount that the holder thereof is then
                                 entitled to receive in respect of principal
                                 from future cash flow on the assets in the
                                 related trust fund. Unless otherwise specified
                                 in the prospectus supplement, distributions of
                                 principal will be made on each distribution
                                 date to the class or classes of certificates
                                 entitled thereto until the certificate balance
                                 of such certificates is reduced to zero.
                                 Distributions of principal to any class of
                                 certificates will be made on a pro rata basis
                                 among all of the certificates of such class.

Advances......................   A servicer may be obligated as part of its
                                 servicing responsibilities to make certain
                                 advances with respect to delinquent scheduled
                                 payments and property related expenses which it
                                 deems recoverable. The trust fund may be
                                 charged interest for any advance. We will not
                                 have any responsibility to make such advances.
                                 One of our affiliates may have the
                                 responsibility to make such advances, but only
                                 if that affiliate is acting as a servicer or
                                 master servicer for the related series of
                                 certificates.

Termination...................   A series of certificates may be subject to
                                 optional early termination through the
                                 repurchase of the mortgage assets in the
                                 related trust fund.

                                       11

Registration of Certificates...  One or more classes of the offered certificates may be initially represented by
                                 one or more certificates registered in the name
                                 of Cede & Co. as the nominee of The Depository
                                 Trust Company. If your offered certificates are
                                 so registered, you will not be entitled to
                                 receive a definitive certificate representing
                                 your interest except in the event that physical
                                 certificates are issued under the limited
                                 circumstances described in this prospectus and
                                 the prospectus supplement.

Tax Status of
 the Certificates..............  The certificates of each series will constitute either:

                                 o  "regular interests" or "residual interests"
                                    in a trust fund treated as a "real estate
                                    mortgage investment conduit" under the
                                    Internal Revenue Code of 1986, as amended;

                                 o  interests in a trust fund treated as a
                                    grantor trust under applicable provisions of
                                    the Internal Revenue Code of 1986, as
                                    amended; or

                                 o  any combination of any of the above
                                    features.

ERISA Considerations..........   If you are a fiduciary of an employee benefit
                                 plan or other retirement plan or arrangement
                                 that is subject to the Employee Retirement
                                 Income Security Act of 1974, as amended, or
                                 Section 4975 of the Internal Revenue Code of
                                 1986, as amended, or any materially similar
                                 federal, state or local law, or any person who
                                 proposes to use "plan assets" of any of these
                                 plans to acquire any offered certificates, you
                                 should carefully review with your legal counsel
                                 whether the purchase or holding of any offered
                                 certificates could give rise to transactions
                                 not permitted under these laws. The prospectus
                                 supplement will specify if investment in some
                                 certificates may require a representation that
                                 the investor is not (or is not investing on
                                 behalf of) a plan or similar arrangement or if
                                 other restrictions apply.

Legal Investment..............   The prospectus supplement will specify
                                 whether the offered certificates will
                                 constitute "mortgage related securities" for
                                 purposes of the Secondary Mortgage Market
                                 Enhancement Act of 1984, as amended. If your
                                 investment activities are subject to legal
                                 investment laws and regulations, regulatory
                                 capital requirements or review by regulatory
                                 authorities, then you may be subject to
                                 restrictions on investment in the offered
                                 certificates. You should consult your own legal
                                 advisors for assistance in determining the
                                 suitability of and consequences to you of the
                                 purchase, ownership and sale of the offered
                                 certificates. See "Legal Investment" herein.

                                       12

Rating........................   At the date of issuance, as to each series,
                                 each class of offered certificates will not be
                                 rated lower than investment grade by one or
                                 more nationally recognized statistical rating
                                 agencies. A security rating is not a
                                 recommendation to buy, sell or hold securities
                                 and may be subject to qualification, revision
                                 or withdrawal at any time by the assigning
                                 rating organization.

                                       13

                                 RISK FACTORS

     You should consider the following risk factors, in addition to the risk factors in the prospectus supplement, in deciding whether to purchase any of the offered certificates. The risks and uncertainties described below, together with those described in the prospectus supplement under "Risk Factors", summarize the material risks relating to your certificates.

Your Ability to Resell
 Certificates May Be Limited
 Because of Their
 Characteristics..............   You may not be able to resell your
                                 certificates and the value of your certificates
                                 may be less than you anticipated for a variety
                                 of reasons including:

                                 o  a secondary market for your certificates may
                                    not develop;

                                 o  interest rate fluctuations;

                                 o  the absence of redemption rights; and

                                 o  the limited sources of information about the
                                    certificates other than that provided in
                                    this prospectus, the prospectus supplement
                                    and the monthly report to
                                    certificateholders.

The Assets of the Trust Fund
 May Not Be Sufficient to Pay
 Your Certificates............   Unless otherwise specified in the prospectus
                                 supplement, neither the offered certificates of
                                 any series nor the mortgage assets in the
                                 related trust fund will be guaranteed or
                                 insured by us or any of our affiliates, by any
                                 governmental agency or instrumentality or by
                                 any other person. No offered certificate of any
                                 series will represent a claim against or
                                 security interest in the trust fund for any
                                 other series. Accordingly, if the related trust
                                 fund has insufficient assets to make payments
                                 on the certificates, there will be no other
                                 assets available for payment of the deficiency.

                                 Additionally, the trustee, master servicer,
                                 special servicer or other specified person may
                                 under certain circumstances withdraw some
                                 amounts on deposit in certain funds or
                                 accounts constituting part of a trust fund,
                                 including the certificate account and any
                                 accounts maintained as credit support, as
                                 described in the prospectus supplement. The
                                 trustee, master servicer, special servicer or
                                 other specified person may have the authority
                                 to make these withdrawals for purposes other
                                 than the payment of principal of or interest
                                 on the related series of certificates.

                                 The prospectus supplement for a series of
                                 certificates may provide for one or more
                                 classes of certificates that are subordinate
                                 to one or more other classes of certificates
                                 in entitlement to certain distributions on the
                                 certificates. On any distribution date in
                                 which the related trust fund has incurred
                                 losses or shortfalls in collections on the
                                 mortgage assets, the subordinate certificates
                                 initially will bear the amount of such losses
                                 or shortfalls and, thereafter, the remaining
                                 classes of certificates will bear the
                                 remaining amount of such losses or shortfalls.
                                 The priority, manner and limitations on the
                                 allocation of losses and shortfalls will be
                                 specified in the prospectus supplement.

                                       14

Prepayments and Repurchases of
 the  Mortgage Assets Will
 Affect the  Timing of Your
 Cash Flow and May Affect
 Your Yield...................   Prepayments (including those caused by
                                 defaults on the mortgage loans and repurchases
                                 for breach of representation or warranty) on
                                 the mortgage loans in a trust fund generally
                                 will result in a faster rate of principal
                                 payments on one or more classes of the related
                                 certificates than if payments on such mortgage
                                 assets were made as scheduled. Thus, the
                                 prepayment experience on the mortgage assets
                                 may affect the average life of each class of
                                 related certificates. The rate of principal
                                 payments on mortgage loans varies between pools
                                 and from time to time is influenced by a
                                 variety of economic, demographic, geographic,
                                 social, tax, legal and other factors.

                                 We cannot provide any assurance as to the rate
                                 of prepayments on the mortgage loans in any
                                 trust fund or that such rate will conform to
                                 any model described in this prospectus or in
                                 any prospectus supplement. As a result,
                                 depending on the anticipated rate of
                                 prepayment for the mortgage loans in any trust
                                 fund, the retirement of any class of
                                 certificates could occur significantly earlier
                                 or later than you expected.

                                 The rate of voluntary prepayments will also be
                                 affected by:

                                 o  the voluntary prepayment terms of the
                                    mortgage loan, including prepayment lock-out
                                    periods and prepayment premiums;

                                 o  then-current interest rates being charged on
                                    similar mortgage loans; and

                                 o  the availability of mortgage credit.

                                 A series of certificates may include one or
                                 more classes of certificates with entitlements
                                 to payments prior to other classes of
                                 certificates. As a result, yields on classes
                                 of certificates with a lower priority of
                                 payment, including classes of offered
                                 certificates, of such series may be more
                                 sensitive to prepayments on mortgage assets. A
                                 series of certificates may include one or more
                                 classes offered at a significant premium or
                                 discount. Yields on such classes of
                                 certificates will be sensitive, and in some
                                 cases extremely sensitive, to prepayments on
                                 mortgage assets and, where the amount of
                                 interest payable with respect to a class is
                                 disproportionately high, as compared to the
                                 amount of principal, a holder might, in some
                                 prepayment scenarios, fail to recoup its
                                 original investment.

                                 If a mortgage loan is in default, it may not
                                 be possible to collect a prepayment premium.
                                 No person will be required to pay any premium
                                 if a mortgage loan is repurchased for a breach
                                 of representation or warranty.

                                       15

                                 The yield on your certificates may be less
                                 than anticipated because:

                                 o  the prepayment premium or yield maintenance
                                    required under certain prepayment scenarios
                                    may not be enforceable in some states or
                                    under federal bankruptcy laws; and

                                 o  some courts may consider the prepayment
                                    premium to be usurious.

Optional Early Termination of
  the Trust  Fund May Result
 in an Adverse Impact on Your
 Yield or May Result in a
 Loss.........................   A series of certificates may be subject to
                                 optional early termination by means of the
                                 repurchase of the mortgage assets in the
                                 related trust fund. We cannot assure you that
                                 the proceeds from a sale of the mortgage assets
                                 will be sufficient to distribute the
                                 outstanding certificate balance plus accrued
                                 interest and any undistributed shortfalls in
                                 interest accrued on the certificates that are
                                 subject to the termination. Accordingly, the
                                 holders of such certificates may suffer an
                                 adverse impact on the overall yield on their
                                 certificates, may experience repayment of their
                                 investment at an unpredictable and inopportune
                                 time or may even incur a loss on their
                                 investment.

Ratings Do Not Guarantee
 Payment and Do Not Address
 Prepayment Risks.............   Any rating assigned by a rating agency to a
                                 class of offered certificates will reflect only
                                 its assessment of the likelihood that holders
                                 of certificates of such class will receive
                                 payments to which such certificateholders are
                                 entitled under the related pooling and
                                 servicing agreement. Ratings do not address:

                                 o  the likelihood that principal prepayments
                                    (including those caused by defaults) on the
                                    related mortgage loans will be made;

                                 o  the degree to which the rate of prepayments
                                    on the related mortgage loans might differ
                                    from that originally anticipated;

                                 o  the likelihood of early optional termination
                                    of the related trust fund;

                                 o  the possibility that prepayments on the
                                    related mortgage loans at a higher or lower
                                    rate than anticipated by an investor may
                                    cause such investor to experience a lower
                                    than anticipated yield; or

                                 o  the possibility that an investor that
                                    purchases an offered certificate at a
                                    significant premium might fail to recoup its
                                    initial investment under certain prepayment
                                    scenarios.

                                 The amount, type and nature of credit support,
                                 if any, provided with respect to a series of
                                 certificates will be determined on the basis
                                 of criteria established by each rating

                                       16

                                 agency rating classes of certificates of such
                                 series. Those criteria are sometimes based
                                 upon an actuarial analysis of the behavior of
                                 mortgage loans in a larger group. However, we
                                 cannot provide assurance that the historical
                                 data supporting any such actuarial analysis
                                 will accurately reflect future experience, or
                                 that the data derived from a large pool of
                                 mortgage loans will accurately predict the
                                 delinquency, foreclosure or loss experience of
                                 any particular pool of mortgage loans. In
                                 other cases, a rating agency may base their
                                 criteria upon determinations of the values of
                                 the mortgaged properties that provide security
                                 for the mortgage loans. However, we cannot
                                 provide assurance that those values will not
                                 decline in the future.

Unused Amounts in Pre-Funding
 Accounts May Be Returned to
 You as a Prepayment..........   The prospectus supplement will disclose when
                                 we are using a pre-funding account to purchase
                                 additional mortgage assets in connection with
                                 the issuance of certificates. Amounts on
                                 deposit in a pre-funding account that are not
                                 used to acquire additional mortgage assets by
                                 the end of the pre-funding period for a series
                                 of certificates may be distributed to holders
                                 of those certificates as a prepayment of
                                 principal, which may materially and adversely
                                 affect the yield on those certificates.

Additional Mortgage Assets
 Acquired in Connection with
 the Use of a Pre-Funding
 Account May Change the
 Aggregate Characteristics of
 a Trust Fund.................   Any additional mortgage assets acquired by a
                                 trust fund with funds in a pre-funding account
                                 may possess substantially different
                                 characteristics than the mortgage assets in the
                                 trust fund on the closing date for a series of
                                 certificates. Therefore, the aggregate
                                 characteristics of a trust fund following the
                                 pre-funding period may be substantially
                                 different than the characteristics of a trust
                                 fund on the closing date for that series of
                                 certificates.

Net Operating Income Produced
 by a Mortgaged Property May
 Be Inadequate to Repay the
 Mortgage Loans...............   The value of a mortgage loan secured by a
                                 multifamily or commercial property is directly
                                 related to the net operating income derived
                                 from that property because the ability of a
                                 borrower to repay a loan secured by an
                                 income-producing property typically depends
                                 primarily upon the successful operation of that
                                 property rather than upon the existence of
                                 independent income or assets of the borrower.
                                 The reduction in the net operating income of
                                 the property may impair the borrower's ability
                                 to repay the loan.

                                 Many of the mortgage loans included in a trust
                                 fund may be secured by liens on owner-occupied
                                 mortgaged properties or

                                       17

                                 on mortgaged properties leased to a single
                                 tenant. Accordingly, a decline in the
                                 financial condition of the borrower or single
                                 tenant may have a disproportionately greater
                                 affect on the net operating income from such
                                 mortgaged properties than would be the case
                                 with respect to mortgaged properties with
                                 multiple tenants.

Future Value of a Mortgaged
 Property and its Net
 Operating Income and Cash
 Flow Is Not Predictable......   Commercial and multifamily property values and
                                 cash flows and net operating income from such
                                 mortgaged properties are volatile and may be
                                 insufficient to cover debt service on the
                                 related mortgage loan at any given time.
                                 Property value, cash flow and net operating
                                 income depend upon a number of factors,
                                 including:

                                 o  changes in general or local economic
                                    conditions and/or specific industry
                                    segments;

                                 o  declines in real estate values;

                                 o  an oversupply of commercial or multifamily
                                    properties in the relevant market;

                                 o  declines in rental or occupancy rates;

                                 o  increases in interest rates, real estate tax
                                    rates and other operating expenses;

                                 o  changes in governmental rules, regulations
                                    and fiscal policies, including environmental
                                    legislation;

                                 o  perceptions by prospective tenants and, if
                                    applicable, their customers, of the safety,
                                    convenience, services and attractiveness of
                                    the property;

                                 o  the age, construction quality and design of
                                    a particular property;

                                 o  whether the mortgaged properties are readily
                                    convertible to alternative uses;

                                 o  acts of God; and

                                 o  other factors beyond our control or the
                                    control of a servicer.

Nonrecourse Loans Limit the
 Remedies Available Following
 a Mortgagor Default..........   The mortgage loans will not be an obligation
                                 of, or be insured or guaranteed by, any
                                 governmental entity, by any private mortgage
                                 insurer, or by the depositor, the originators,
                                 the master servicer, the special servicer, the
                                 trustee or any of their respective affiliates.

                                 Each mortgage loan included in a trust fund
                                 generally will be a nonrecourse loan. If there
                                 is a default (other than a default resulting
                                 from voluntary bankruptcy, fraud or willful
                                 misconduct) there will generally only be
                                 recourse against the specific mortgaged
                                 properties and other assets that have been
                                 pledged

                                       18

                                 to secure such mortgage loan. Even if a
                                 mortgage loan provides for recourse to a
                                 mortgagor or its affiliates, it is unlikely
                                 the trust fund ultimately could recover any
                                 amounts not covered by the mortgaged property.

Special Risks of Mortgage
 Loans Secured by Multifamily
 Properties...................   Mortgage loans secured by multifamily
                                 properties may constitute a material
                                 concentration of the mortgage loans in a trust
                                 fund. Adverse economic conditions, either
                                 local, regional or national, may limit the
                                 amount of rent that a borrower may charge for
                                 rental units, and may result in a reduction in
                                 timely rent payments or a reduction in
                                 occupancy levels. Occupancy and rent levels may
                                 also be affected by:

                                 o  construction of additional housing units;

                                 o  local military base closings;

                                 o  developments at local colleges and
                                    universities;

                                 o  national, regional and local politics,
                                    including, in the case of multifamily rental
                                    properties, current or future rent
                                    stabilization and rent control laws and
                                    agreements;

                                 o  the level of mortgage interest rates, which
                                    may encourage tenants in multifamily rental
                                    properties to purchase housing;

                                 o  tax credit and city, state and federal
                                    housing subsidy or similar programs which
                                    may impose rent limitations and may
                                    adversely affect the ability of the
                                    applicable borrowers to increase rents to
                                    maintain the mortgaged properties in proper
                                    condition during periods of rapid inflation
                                    or declining market value of the mortgaged
                                    properties;

                                 o  tax credit and city, state and federal
                                    housing subsidy or similar programs which
                                    may impose income restrictions on tenants
                                    and which may reduce the number of eligible
                                    tenants in such mortgaged properties and
                                    result in a reduction in occupancy rates
                                    applicable thereto; and

                                 o  the possibility that some eligible tenants
                                    may not find any differences in rents
                                    between subsidized or supported properties
                                    and other multifamily rental properties in
                                    the same area to be a sufficient economic
                                    incentive to reside at a subsidized or
                                    supported property, which may have fewer
                                    amenities or otherwise be less attractive as
                                    a residence.

                                 All of these conditions and events may
                                 increase the possibility that a borrower may
                                 be unable to meet its obligations under its
                                 mortgage loan.

                                 The multifamily projects market is
                                 characterized generally by low barriers to
                                 entry. Thus, a particular apartment market
                                 with historically low vacancies could
                                 experience substantial new construction, and a
                                 resultant oversupply of units, in a

                                       19

                                 relatively short period of time. Because
                                 multifamily apartment units are typically
                                 leased on a short-term basis, the tenants who
                                 reside in a particular project within such a
                                 market may easily move to alternative projects
                                 with more desirable amenities or locations.

Special Risks of Mortgage
 Loans Secured by Retail
 Properties...................   Mortgage loans secured by retail properties may
                                 constitute a material concentration of the
                                 mortgage loans in a trust fund. Significant
                                 factors determining the value of retail
                                 properties are:

                                 o  the quality of the tenants; and

                                 o  the fundamental aspects of real estate such
                                    as location and market demographics.

                                 The correlation between the success of tenant
                                 businesses and property value is more direct
                                 with respect to retail properties than other
                                 types of commercial property because a
                                 significant component of the total rent paid
                                 by retail tenants is often tied to a
                                 percentage of gross sales. Significant tenants
                                 at a retail property play an important part in
                                 generating customer traffic and making a
                                 retail property a desirable location for other
                                 tenants at that property. Accordingly, retail
                                 properties may be adversely affected if a
                                 significant tenant ceases operations at those
                                 locations, which may occur on account of a
                                 voluntary decision not to renew a lease,
                                 bankruptcy or insolvency of the tenant, the
                                 tenant's general cessation of business
                                 activities or for other reasons. In addition,
                                 some tenants at retail properties may be
                                 entitled to terminate their leases or pay
                                 reduced rent if an anchor tenant ceases
                                 operations at the property. In those cases, we
                                 cannot provide assurance that any anchor
                                 tenants will continue to occupy space in the
                                 related shopping centers.

                                 Shopping centers, in general, are affected by
                                 the health of the retail industry. In
                                 addition, a shopping center may be adversely
                                 affected by the bankruptcy or decline in
                                 drawing power of an anchor tenant, the risk
                                 that an anchor tenant may vacate
                                 notwithstanding that tenant's continuing
                                 obligation to pay rent, a shift in consumer
                                 demand due to demographic changes (for
                                 example, population decreases or changes in
                                 average age or income) and/or changes in
                                 consumer preference (for example, to discount
                                 retailers).

                                 Unlike other income producing properties,
                                 retail properties also face competition from
                                 sources outside a given real estate market,
                                 such as:

                                 o  catalogue retailers;

                                 o  home shopping networks;

                                 o  the internet;

                                 o  telemarketing; and

                                 o  outlet centers.

                                       20

                                 Continued growth of these alternative retail
                                 outlets (which are often characterized by
                                 lower operating costs) could adversely affect
                                 the rents collectible at the retail properties
                                 which secure mortgage loans in a trust fund.

Special Risks of Mortgage
 Loans Secured by Hospitality
 Properties...................   Mortgage loans secured by hospitality
                                 properties (e.g., a hotel or motel) may
                                 constitute a material concentration of the
                                 mortgage loans in a trust fund. Various factors
                                 affect the economic viability of a hospitality
                                 property, including:

                                 o  location, quality and franchise affiliation
                                    (or lack thereof);

                                 o  adverse economic conditions, either local,
                                    regional or national, which may limit the
                                    amount that a consumer is willing to pay for
                                    a room and may result in a reduction in
                                    occupancy levels;

                                 o  the construction of competing hospitality
                                    properties, which may result in a reduction
                                    in occupancy levels;

                                 o  the increased sensitivity of hospitality
                                    properties (relative to other commercial
                                    properties) to adverse economic conditions
                                    and competition, as hotel rooms generally
                                    are rented for short periods of time;

                                 o  the financial strength and capabilities of
                                    the owner and operator of a hospitality
                                    property, which may have a substantial
                                    impact on the property's quality of service
                                    and economic performance; and

                                 o  the generally seasonal nature of the
                                    hospitality industry, which can be expected
                                    to cause periodic fluctuations in room and
                                    other revenues, occupancy levels, room rates
                                    and operating expenses.

                                 In addition, the successful operation of a
                                 hospitality property with a franchise
                                 affiliation may depend in part upon the
                                 strength of the franchisor, the public
                                 perception of the franchise service mark and
                                 the continued existence of any franchise
                                 license agreement. The transferability of a
                                 franchise license agreement may be restricted,
                                 and a lender or other person that acquires
                                 title to a hospitality property as a result of
                                 foreclosure may be unable to succeed to the
                                 borrower's rights under the franchise license
                                 agreement. Moreover, the transferability of a
                                 hospitality property's operating, liquor and
                                 other licenses upon a transfer of the
                                 hospitality property, whether through purchase
                                 or foreclosure, is subject to local law
                                 requirements and may not be transferable.

Special Risks of Mortgage
 Loans Secured by Office
 Buildings....................   Mortgage loans secured by office buildings
                                 may constitute a material concentration of the
                                 mortgage loans in a trust fund. Significant
                                 factors determining the value of office
                                 buildings include:

                                 o  the quality of the tenants in the building;

                                       21

                                 o  the physical attributes of the building in
                                    relation to competing buildings; and

                                 o  the strength and stability of the market
                                    area as a desirable business location.

                                 An economic decline in the business operated
                                 by the tenants may adversely affect an office
                                 building. That risk is increased if revenue is
                                 dependent on a single tenant or if there is a
                                 significant concentration of tenants in a
                                 particular business or industry.

                                 Office buildings are also subject to
                                 competition with other office properties in
                                 the same market. Competition is affected by a
                                 property's:

                                 o  age;

                                 o  condition;

                                 o  design (e.g., floor sizes and layout);

                                 o  access to transportation; and

                                 o  ability or inability to offer certain
                                    amenities to its tenants, including
                                    sophisticated building systems (such as
                                    fiber optic cables, satellite communications
                                    or other base building technological
                                    features).

                                 The success of an office building also depends
                                 on the local economy. A company's decision to
                                 locate office headquarters in a given area,
                                 for example, may be affected by such factors
                                 as labor cost and quality, tax environment and
                                 quality of life issues such as schools and
                                 cultural amenities. A central business
                                 district may have an economy which is markedly
                                 different from that of a suburb. The local
                                 economy and the financial condition of the
                                 owner will impact on an office building's
                                 ability to attract stable tenants on a
                                 consistent basis. In addition, the cost of
                                 refitting office space for a new tenant is
                                 often more costly than for other property
                                 types.

Special Risks of Mortgage
 Loans Secured by Warehouse
 and Self Storage Facilities..   Mortgage loans secured by warehouse and
                                 storage facilities may constitute a material
                                 concentration of the mortgage loans in a trust
                                 fund. The storage facilities market contains
                                 low barriers to entry.

                                 Increased competition among self storage
                                 facilities may reduce income available to
                                 repay mortgage loans secured by a self storage
                                 facility. Furthermore, the inability of a
                                 borrower to police what is stored in a self
                                 storage facility due to privacy considerations
                                 may increase environmental risks.

                                       22

Special Risks of Mortgage
 Loans Secured by Healthcare-
 Related Properties...........   The mortgaged properties may include health
                                 care-related facilities, including senior
                                 housing, assisted living facilities, skilled
                                 nursing facilities and acute care facilities.

                                 o  Senior housing generally consists of
                                    facilities with respect to which the
                                    residents are ambulatory, handle their own
                                    affairs and typically are couples whose
                                    children have left the home and at which the
                                    accommodations are usually apartment style;

                                 o  Assisted living facilities are typically
                                    single or double room occupancy,
                                    dormitory-style housing facilities which
                                    provide food service, cleaning and some
                                    personal care and with respect to which the
                                    tenants are able to medicate themselves but
                                    may require assistance with certain daily
                                    routines;

                                 o  Skilled nursing facilities provide services
                                    to post trauma and frail residents with
                                    limited mobility who require extensive
                                    medical treatment; and

                                 o  Acute care facilities generally consist of
                                    hospital and other facilities providing
                                    short-term, acute medical care services.

                                 Certain types of health care-related
                                 properties, particularly acute care
                                 facilities, skilled nursing facilities and
                                 some assisted living facilities, typically
                                 receive a substantial portion of their
                                 revenues from government reimbursement
                                 programs, primarily Medicaid and Medicare.
                                 Medicaid and Medicare are subject to statutory
                                 and regulatory changes, retroactive rate
                                 adjustments, administrative rulings, policy
                                 interpretations, delays by fiscal
                                 intermediaries and government funding
                                 restrictions. Moreover, governmental payors
                                 have employed cost-containment measures that
                                 limit payments to health care providers, and
                                 there exist various proposals for national
                                 health care reform that could further limit
                                 those payments. Accordingly, we cannot provide
                                 assurance that payments under government
                                 reimbursement programs will, in the future, be
                                 sufficient to fully reimburse the cost of
                                 caring for program beneficiaries. If those
                                 payments are insufficient, net operating
                                 income of health care-related facilities that
                                 receive revenues from those sources may
                                 decline, which consequently could have an
                                 adverse affect on the ability of the related
                                 borrowers to meet their obligations under any
                                 mortgage loans secured by health care-related
                                 facilities.

                                 Moreover, health care-related facilities are
                                 generally subject to federal and state laws
                                 that relate to the adequacy of medical care,
                                 distribution of pharmaceuticals, rate setting,
                                 equipment, personnel, operating policies and
                                 additions to facilities and services. In
                                 addition, facilities where such care or other
                                 medical services are provided are subject to
                                 periodic

                                       23

                                 inspection by governmental authorities to
                                 determine compliance with various standards
                                 necessary to continued licensing under state
                                 law and continued participation in the
                                 Medicaid and Medicare reimbursement programs.
                                 Furthermore, under applicable federal and
                                 state laws and regulations, Medicare and
                                 Medicaid reimbursements are generally not
                                 permitted to be made to any person other than
                                 the provider who actually furnished the
                                 related medical goods and services.
                                 Accordingly, in the event of foreclosure, the
                                 trustee, the master servicer, the special
                                 servicer or a subsequent lessee or operator of
                                 any health care-related facility securing a
                                 defaulted mortgage loan generally would not be
                                 entitled to obtain from federal or state
                                 governments any outstanding reimbursement
                                 payments relating to services furnished at
                                 such property prior to foreclosure. Any of the
                                 aforementioned events may adversely affect the
                                 ability of the related borrowers to meet their
                                 mortgage loan obligations.

                                 Providers of assisted living services are also
                                 subject to state licensing requirements in
                                 certain states. The failure of an operator to
                                 maintain or renew any required license or
                                 regulatory approval could prevent it from
                                 continuing operations at a health care-related
                                 facility or, if applicable, bar it from
                                 participation in government reimbursement
                                 programs. In the event of foreclosure, we
                                 cannot provide assurance that the trustee or
                                 any other purchaser at a foreclosure sale
                                 would be entitled to the rights under the
                                 licenses, and the trustee or other purchaser
                                 may have to apply in its own right for the
                                 applicable license. We cannot provide
                                 assurance that the trustee or other purchaser
                                 could obtain the applicable license or that
                                 the related mortgaged property would be
                                 adaptable to other uses.

                                 Government regulation applying specifically to
                                 acute care facilities, skilled nursing
                                 facilities and certain types of assisted
                                 living facilities includes health planning
                                 legislation, enacted by most states, intended,
                                 at least in part, to regulate the supply of
                                 nursing beds. The most common method of
                                 control is the requirement that a state
                                 authority first make a determination of need,
                                 evidenced by its issuance of a certificate of
                                 need, before a long-term care provider can
                                 establish a new facility, add beds to an
                                 existing facility or, in some states, take
                                 certain other actions (for example, acquire
                                 major medical equipment, make major capital
                                 expenditures, add services, refinance
                                 long-term debt, or transfer ownership of a
                                 facility). States also regulate nursing bed
                                 supply in other ways. For example, some states
                                 have imposed moratoria on the licensing of new
                                 beds, or on the certification of new Medicaid
                                 beds, or have discouraged the construction of
                                 new nursing facilities by limiting Medicaid
                                 reimbursements allocable to the cost of new
                                 construction and equipment. In general, a
                                 certificate of need is site specific and
                                 operator specific; it cannot be transferred
                                 from one site to another, or to another
                                 operator, without the approval of the
                                 appropriate state agency. Accordingly, in the
                                 case of foreclosure upon a mortgage loan

                                       24

                                 secured by a lien on a health care-related
                                 mortgaged property, the purchaser at
                                 foreclosure might be required to obtain a new
                                 certificate of need or an appropriate
                                 exemption. In addition, compliance by a
                                 purchaser with applicable regulations may in
                                 any case require the engagement of a new
                                 operator and the issuance of a new operating
                                 license. Upon a foreclosure, a state
                                 regulatory agency may be willing to expedite
                                 any necessary review and approval process to
                                 avoid interruption of care to a facility's
                                 residents, but we cannot provide assurance
                                 that any state regulatory agency will do so or
                                 that the state regulatory agency will issue
                                 any necessary licenses or approvals.

                                 Federal and state government "fraud and abuse"
                                 laws also apply to health care-related
                                 facilities. "Fraud and abuse" laws generally
                                 prohibit payment or fee-splitting arrangements
                                 between health care providers that are
                                 designed to induce or encourage the referral
                                 of patients to, or the recommendation of, a
                                 particular provider for medical products or
                                 services. Violation of these restrictions can
                                 result in license revocation, civil and
                                 criminal penalties, and exclusion from
                                 participation in Medicare or Medicaid
                                 programs. The state law restrictions in this
                                 area vary considerably from state to state.
                                 Moreover, the federal anti-kickback law
                                 includes broad language that potentially could
                                 be applied to a wide range of referral
                                 arrangements, and regulations designed to
                                 create "safe harbors" under the law provide
                                 only limited guidance. Accordingly, we cannot
                                 provide assurance that such laws will be
                                 interpreted in a manner consistent with the
                                 practices of the owners or operators of the
                                 health care-related mortgaged properties that
                                 are subject to those laws.

                                 The operators of health care-related
                                 facilities are likely to compete on a local
                                 and regional basis with others that operate
                                 similar facilities, some of which competitors
                                 may be better capitalized, may offer services
                                 not offered by such operators, or may be owned
                                 by non-profit organizations or government
                                 agencies supported by endowments, charitable
                                 contributions, tax revenues and other sources
                                 not available to such operators. The
                                 successful operation of a health care-related
                                 facility will generally depend upon:

                                 o  the number of competing facilities in the
                                    local market;

                                 o  the facility's age and appearance;

                                 o  the reputation and management of the
                                    facility;

                                 o  the types of services the facility provides;
                                    and

                                 o  where applicable, the quality of care and
                                    the cost of that care.

                                 The inability of a health care-related
                                 mortgaged property to flourish in a
                                 competitive market may increase the likelihood
                                 of foreclosure on the related mortgage loan,
                                 possibly affecting the yield on one or more
                                 classes of the related series of offered
                                 certificates.

                                       25

Special Risks of Mortgage
 Loans Secured by Industrial
 and Mixed-Use Facilities.....   Mortgage loans secured by industrial and
                                 mixed-use facilities may constitute a material
                                 concentration of the mortgage loans in a trust
                                 fund. Significant factors determining the value
                                 of industrial properties include:

                                 o  the quality of tenants;

                                 o  building design and adaptability; and

                                 o  the location of the property.

                                 Concerns about the quality of tenants,
                                 particularly major tenants, are similar in
                                 both office properties and industrial
                                 properties, although industrial properties are
                                 more frequently dependent on a single tenant.
                                 In addition, properties used for many
                                 industrial purposes are more prone to
                                 environmental concerns than other property
                                 types.

                                 Aspects of building site design and
                                 adaptability affect the value of an industrial
                                 property. Site characteristics which are
                                 valuable to an industrial property include
                                 clear heights, column spacing, zoning
                                 restrictions, number of bays and bay depths,
                                 divisibility, truck turning radius and overall
                                 functionality and accessibility. Location is
                                 also important because an industrial property
                                 requires the availability of labor sources,
                                 proximity to supply sources and customers and
                                 accessibility to rail lines, major roadways
                                 and other distribution channels.

                                 Industrial properties may be adversely
                                 affected by reduced demand for industrial
                                 space occasioned by a decline in a particular
                                 industry segment (e.g. a decline in defense
                                 spending), and a particular industrial
                                 property that suited the needs of its original
                                 tenant may be difficult to relet to another
                                 tenant or may become functionally obsolete
                                 relative to newer properties.

Poor Property Management Will
 Adversely Affect the
 Performance of the Related
 Mortgaged Property............  Each mortgaged property securing a mortgage loan which has been sold into a trust fund is
                                 managed by a property manager (which generally
                                 is an affiliate of the borrower) or by the
                                 borrower itself. The successful operation of a
                                 real estate project is largely dependent on the
                                 performance and viability of the management of
                                 such project. The property manager is
                                 responsible for:

                                 o  operating the property;

                                 o  providing building services;

                                 o  responding to changes in the local market;
                                    and

                                 o  planning and implementing the rental
                                    structure, including establishing levels of
                                    rent payments and advising the borrowers so
                                    that maintenance and capital improvements
                                    can be carried out in a timely fashion.

                                       26

                                 We cannot provide assurance regarding the
                                 performance of any operators, leasing agents
                                 and/or property managers or persons who may
                                 become operators and/or property managers upon
                                 the expiration or termination of management
                                 agreements or following any default or
                                 foreclosure under a mortgage loan. In
                                 addition, the property managers are usually
                                 operating companies and unlike limited purpose
                                 entities, may not be restricted from incurring
                                 debt and other liabilities in the ordinary
                                 course of business or otherwise. There can be
                                 no assurance that the property managers will
                                 at all times be in a financial condition to
                                 continue to fulfill their management
                                 responsibilities under the related management
                                 agreements throughout the terms of those
                                 agreements.

Balloon Payments on Mortgage
 Loans Result in Heightened
 Risk of Borrower Default.....   Some of the mortgage loans included in a
                                 trust fund may not be fully amortizing (or may
                                 not amortize at all) over their terms to
                                 maturity and, thus, will require substantial
                                 principal payments (that is, balloon payments)
                                 at their stated maturity. Mortgage loans of
                                 this type involve a greater degree of risk than
                                 self-amortizing loans because the ability of a
                                 borrower to make a balloon payment typically
                                 will depend upon either:

                                 o  its ability to fully refinance the loan; or

                                 o  its ability to sell the related mortgaged
                                    property at a price sufficient to permit the
                                    borrower to make the balloon payment.

                                 The ability of a borrower to accomplish either
                                 of these goals will be affected by a number of
                                 factors, including:

                                 o  the value of the related mortgaged property;

                                 o  the level of available mortgage interest
                                    rates at the time of sale or refinancing;

                                 o  the borrower's equity in the related
                                    mortgaged property;

                                 o  the financial condition and operating
                                    history of the borrower and the related
                                    mortgaged property;

                                 o  tax laws;

                                 o  rent control laws (with respect to certain
                                    residential properties);

                                 o  Medicaid and Medicare reimbursement rates
                                    (with respect to hospitals and nursing
                                    homes);

                                 o  prevailing general economic conditions; and

                                 o  the availability of credit for loans secured
                                    by commercial or multifamily, as the case
                                    may be, real properties generally.

                                       27

The Servicer Will Have
 Discretion to Handle or
 Avoid Obligor Defaults in a
 Manner Which May Be Adverse
 to Your Interests............   If and to the extent specified in the
                                 prospectus supplement defaulted mortgage loans
                                 exist or are imminent, in order to maximize
                                 recoveries on defaulted mortgage loans, the
                                 related pooling and servicing agreement will
                                 permit (within prescribed limits) the master
                                 servicer or a special servicer to extend and
                                 modify mortgage loans that are in default or as
                                 to which a payment default is imminent. While
                                 the related pooling and servicing agreement
                                 generally will require a master servicer to
                                 determine that any such extension or
                                 modification is reasonably likely to produce a
                                 greater recovery on a present value basis than
                                 liquidation, we cannot provide assurance that
                                 any such extension or modification will in fact
                                 increase the present value of receipts from or
                                 proceeds of the affected mortgage loans.

                                 In addition, a master servicer or a special
                                 servicer may receive a workout fee based on
                                 receipts from or proceeds of such mortgage
                                 loans that would otherwise be payable to the
                                 certificateholders.

Proceeds Received upon
 Foreclosure of  Mortgage
 Loans Secured Primarily by
 Junior Mortgages May Result
 in Losses....................   To the extent specified in the prospectus
                                 supplement, some of the mortgage loans included
                                 in a trust fund may be secured primarily by
                                 junior mortgages. When liquidated, mortgage
                                 loans secured by junior mortgages are entitled
                                 to satisfaction from proceeds that remain from
                                 the sale of the related mortgaged property
                                 after the mortgage loans senior to such
                                 mortgage loans have been satisfied. If there
                                 are insufficient funds to satisfy both the
                                 junior mortgage loans and senior mortgage
                                 loans, the junior mortgage loans would suffer a
                                 loss and, accordingly, one or more classes of
                                 certificates would bear such loss. Therefore,
                                 any risks of deficiencies associated with first
                                 mortgage loans will be greater with respect to
                                 junior mortgage loans.

Credit Support May Not Cover
 Losses or Risks Which Could
 Adversely Affect Payment on
 Your Certificates............   The prospectus supplement for the offered
                                 certificates of each series will describe any
                                 credit support provided with respect to those
                                 certificates. Use of credit support will be
                                 subject to the conditions and limitations
                                 described in this prospectus and in the related
                                 prospectus supplement. Moreover, credit support
                                 may not cover all potential losses or risks;
                                 for example, credit support may or may not
                                 cover fraud or negligence by a mortgage loan
                                 originator or other parties.

                                 A series of certificates may include one or
                                 more classes of subordinate certificates
                                 (which may include offered certificates), if
                                 so provided in the prospectus supplement.
                                 Although subordination is intended to reduce
                                 the risk to holders of

                                       28

                                 senior certificates of delinquent
                                 distributions or ultimate losses, the amount
                                 of subordination will be limited and may
                                 decline under certain circumstances. In
                                 addition, if principal payments on one or more
                                 classes of certificates of a series are made
                                 in a specified order of priority, any limits
                                 with respect to the aggregate amount of claims
                                 under any related credit support may be
                                 exhausted before the principal of the lower
                                 priority classes of certificates of such
                                 series has been fully repaid. As a result, the
                                 impact of losses and shortfalls experienced
                                 with respect to the mortgage assets may fall
                                 primarily upon those classes of certificates
                                 having a lower priority of payment. Moreover,
                                 if a form of credit support covers more than
                                 one series of certificates, holders of
                                 certificates of one series will be subject to
                                 the risk that such credit support will be
                                 exhausted by the claims of the holders of
                                 certificates of one or more other series.

                                 Regardless of the form of credit enhancement
                                 provided, the amount of coverage will be
                                 limited in amount and in most cases will be
                                 subject to periodic reduction in accordance
                                 with a schedule or formula. The master
                                 servicer will generally be permitted to
                                 reduce, terminate or substitute all or a
                                 portion of the credit enhancement for any
                                 series of certificates if the applicable
                                 rating agency indicates that the then-current
                                 rating of those certificates will not be
                                 adversely affected. The rating of any series
                                 of certificates by any applicable rating
                                 agency may be lowered following the initial
                                 issuance of those certificates as a result of
                                 the downgrading of the obligations of any
                                 applicable credit support provider, or as a
                                 result of losses on the related mortgage
                                 assets substantially in excess of the levels
                                 contemplated by that rating agency at the time
                                 of its initial rating analysis. None of the
                                 depositor, the master servicer or any of our
                                 or the master servicer's affiliates will have
                                 any obligation to replace or supplement any
                                 credit enhancement, or to take any other
                                 action to maintain any rating of any series of
                                 certificates.

Mortgagors of Commercial
 Mortgage Loans Are
 Sophisticated and May Take
 Actions Adverse to Your
 Interests....................   Mortgage loans made to partnerships,
                                 corporations or other entities may entail risks
                                 of loss from delinquency and foreclosure that
                                 are greater than those of mortgage loans made
                                 to individuals. The mortgagor's sophistication
                                 and form of organization may increase the
                                 likelihood of protracted litigation or
                                 bankruptcy in default situations.

Some Actions Allowed by the
 Mortgage May Be Limited
 by Law.......................   Mortgages securing mortgage loans included in
                                 a trust fund may contain a due-on-sale clause,
                                 which permits the lender to accelerate the
                                 maturity of the mortgage loan if the borrower
                                 sells, transfers or conveys the related
                                 mortgaged property or its interest in the
                                 mortgaged property. Mortgages securing mortgage
                                 loans included in a trust fund may also include
                                 a

                                       29

                                 debt-acceleration clause, which permits the
                                 lender to accelerate the debt upon a monetary
                                 or non-monetary default of the borrower. Such
                                 clauses are not always enforceable. The courts
                                 of all states will enforce clauses providing
                                 for acceleration in the event of a material
                                 payment default. The equity courts of any
                                 state, however, may refuse the foreclosure of
                                 a mortgage or deed of trust when an
                                 acceleration of the indebtedness would be
                                 inequitable or unjust or the circumstances
                                 would render the acceleration unconscionable.

Assignment of Leases and Rents
 to Provide Further Security
 for Mortgage Loans Poses
 Special Risks.................  The mortgage loans included in any trust fund typically will be secured by an assignment of
                                 leases and rents pursuant to which the borrower
                                 assigns to the lender its right, title and
                                 interest as landlord under the leases of the
                                 related mortgaged property, and the income
                                 derived therefrom, as further security for the
                                 related mortgage loan, while retaining a
                                 license to collect rents for so long as there
                                 is no default. If the borrower defaults, the
                                 license terminates and the lender is entitled
                                 to collect rents. Some state laws may require
                                 that the lender take possession of the
                                 mortgaged property and obtain a judicial
                                 appointment of a receiver before becoming
                                 entitled to collect the rents. In addition,
                                 bankruptcy or the commencement of similar
                                 proceedings by or in respect of the borrower
                                 may adversely affect the lender's ability to
                                 collect the rents.

Inclusion in a Trust Fund of
 Delinquent Mortgage Loans May
 Adversely Affect the Rate of
 Defaults and Prepayments on
 the Mortgage Loans...........   If so provided in the prospectus supplement,
                                 the trust fund for a series of certificates may
                                 include mortgage loans that are delinquent as
                                 of the date they are deposited in the trust
                                 fund. A mortgage loan will be considered
                                 "delinquent" if it is 30 days or more past its
                                 most recently contractual scheduled payment
                                 date in payment of all amounts due according to
                                 its terms. In any event, at the time of its
                                 creation, the trust fund will not include
                                 delinquent loans which by principal amount are
                                 more than 20% of the aggregate principal amount
                                 of all mortgage loans in the trust fund. If so
                                 specified in the prospectus supplement, the
                                 servicing of such mortgage loans will be
                                 performed by a special servicer.

                                 Credit support provided with respect to a
                                 series of certificates may not cover all
                                 losses related to delinquent mortgage loans,
                                 and investors should consider the risk that
                                 the inclusion of such mortgage loans in the
                                 trust fund may adversely affect the rate of
                                 defaults and prepayments on the mortgage loans
                                 in the trust fund and the yield on the offered
                                 certificates of such series.

                                       30

Environmental Liability May
 Affect the Lien on a
 Mortgaged Property and
 Expose the Lender to Costs...   Under certain laws, contamination of real
                                 property may give rise to a lien on the
                                 property to assure the costs of cleanup. In
                                 several states, that lien has priority over an
                                 existing mortgage lien on a property. In
                                 addition, under the laws of some states and
                                 under the federal Comprehensive Environmental
                                 Response, Compensation, and Liability Act of
                                 1980, a lender may be liable, as an "owner" or
                                 "operator," for costs of addressing releases or
                                 threatened releases of hazardous substances at
                                 a property, if agents or employees of the
                                 lender have become sufficiently involved in the
                                 operations of the borrower, regardless of
                                 whether or not the environmental damage or
                                 threat was caused by the borrower. A lender
                                 also risks such liability on foreclosure of the
                                 mortgage. In addition, liabilities imposed upon
                                 a borrower by CERCLA or other environmental
                                 laws may adversely affect a borrower's ability
                                 to repay a loan. If a trust fund includes
                                 mortgage loans and the prospectus supplement
                                 does not otherwise specify, the related pooling
                                 and servicing agreement will contain provisions
                                 generally to the effect that the master
                                 servicer, acting on behalf of the trust fund,
                                 may not acquire title to a mortgaged property
                                 or assume control of its operation unless the
                                 master servicer, based upon a report prepared
                                 by a person who regularly conducts
                                 environmental site assessments, has made the
                                 determination that it is appropriate to do so.
                                 These provisions are designed to reduce
                                 substantially the risk of liability for costs
                                 associated with remediation of hazardous
                                 substances, but we cannot provide assurance in
                                 a given case that those risks can be eliminated
                                 entirely. In addition, it is likely that any
                                 recourse against the person preparing the
                                 environmental report, and such person's ability
                                 to satisfy a judgment, will be limited.

One Action Jurisdiction May
 Limit the  Ability of the
 Special Servicer to Foreclose
 on a Mortgaged Property......  Several states (including California) have laws that prohibit more than one "judicial action"
                                 to enforce a mortgage obligation, and some
                                 courts have construed the term "judicial
                                 action" broadly. The special servicer may need
                                 to obtain advice of counsel prior to enforcing
                                 any of the trust fund's rights under any of the
                                 mortgage loans that include mortgaged
                                 properties where the rule could be applicable.

                                 In the case of a mortgage loan secured by
                                 mortgaged properties located in multiple
                                 states, the special servicer may be required
                                 to foreclose first on properties located in
                                 states where "one action" rules apply (and
                                 where non-judicial foreclosure is permitted)
                                 before foreclosing on properties located in
                                 states where judicial foreclosure is the only
                                 permitted method of foreclosure.

                                       31

Rights Against Tenants May Be
 Limited if Leases Are Not
 Subordinate to the Mortgage
 or Do Not Contain Attornment
 Provisions...................   Some of the tenant leases contain provisions
                                 that require the tenant to attorn to (that is,
                                 recognize as landlord under the lease) a
                                 successor owner of the property following
                                 foreclosure. Some of the leases may be either
                                 subordinate to the liens created by the
                                 mortgage loans or else contain a provision that
                                 requires the tenant to subordinate the lease if
                                 the mortgagee agrees to enter into a
                                 non-disturbance agreement.

                                 In some states, if tenant leases are
                                 subordinate to the liens created by the
                                 mortgage loans and such leases do not contain
                                 attornment provisions, such leases may
                                 terminate upon the transfer of the property to
                                 a foreclosing lender or purchaser at
                                 foreclosure. Accordingly, in the case of the
                                 foreclosure of a mortgaged property located in
                                 such a state and leased to one or more
                                 desirable tenants under leases that do not
                                 contain attornment provisions, such mortgaged
                                 property could experience a further decline in
                                 value if such tenants' leases were terminated
                                 (e.g., if such tenants were paying
                                 above-market rents).

                                 If a lease is senior to a mortgage, the lender
                                 will not (unless it has otherwise agreed with
                                 the tenant) possess the right to dispossess
                                 the tenant upon foreclosure of the property,
                                 and if the lease contains provisions
                                 inconsistent with the mortgage (e.g.,
                                 provisions relating to application of
                                 insurance proceeds or condemnation awards),
                                 the provisions of the lease will take
                                 precedence over the provisions of the
                                 mortgage.

If Mortgaged Properties Are
 Not in  Compliance With
 Current Zoning Laws, You
 May Not Be Able to Restore
 Compliance Following a
 Casualty Loss................   Due to changes in applicable building and
                                 zoning ordinances and codes which have come
                                 into effect after the construction of
                                 improvements on certain of the mortgaged
                                 properties, some improvements may not comply
                                 fully with current zoning laws (including
                                 density, use, parking and set-back
                                 requirements) but may qualify as permitted
                                 non-confirming uses. Such changes may limit the
                                 ability of the related mortgagor to rebuild the
                                 premises "as is" in the event of a substantial
                                 casualty loss. Such limitations may adversely
                                 affect the ability of the mortgagor to meet its
                                 mortgage loan obligations from cash flow.
                                 Insurance proceeds may not be sufficient to pay
                                 off such mortgage loan in full. In addition, if
                                 the mortgaged property were to be repaired or
                                 restored in conformity with then current law,
                                 its value could be less than the remaining
                                 balance on the mortgage loan and it may produce
                                 less revenue than before such repair or
                                 restoration.

                                       32

Inspections of the Mortgaged
 Properties Were Limited......   The mortgaged properties were inspected by
                                 licensed engineers in connection with the
                                 origination of the mortgage loans to assess the
                                 structure, exterior walls, roofing interior
                                 construction, mechanical and electrical systems
                                 and general condition of the site, buildings
                                 and other improvements located on the mortgaged
                                 properties. We cannot provide assurance that
                                 all conditions requiring repair or replacement
                                 have been identified in such inspections.

Litigation Concerns...........   There may be legal proceedings pending and,
                                 from time to time, threatened against the
                                 mortgagors or their affiliates relating to the
                                 business, or arising out of the ordinary course
                                 of business, of the mortgagors and their
                                 affiliates. We cannot provide assurance that
                                 such litigation will not have a material
                                 adverse effect on the distributions to you on
                                 your certificates.

                                       33

                        DESCRIPTION OF THE TRUST FUNDS

GENERAL

     The primary assets of each trust fund will consist of mortgage assets which include (i) one or more multifamily and/or commercial mortgage loans and participations therein, (ii) CMBS, (iii) direct obligations of the United
States or other government agencies, or (iv) a combination of the assets described in clauses (i), (ii) and (iii). Each trust fund will be established by the depositor. Each mortgage asset will be selected by the depositor for inclusion in a trust fund from among those purchased, either directly or indirectly, from a prior holder thereof, which may or may not be the originator of such mortgage loan or the issuer of such CMBS and may be an affiliate of the depositor. The mortgage assets will not be guaranteed or insured by the depositor or any of its affiliates or, unless otherwise provided in the prospectus supplement, by any governmental agency or instrumentality or by any other person. The discussion below under the heading "--Mortgage
Loans--Leases," unless otherwise noted, applies equally to mortgage loans underlying any CMBS included in a particular trust fund.

MORTGAGE LOANS--LEASES

     General. The mortgage loans will be evidenced by mortgage notes secured by mortgages or deeds of trust or similar security instruments that create first or junior liens on, or installment contracts for the sale of, mortgaged properties consisting of (i) multifamily properties, which are residential properties consisting of five or more rental or cooperatively owned dwelling units in high-rise, mid-rise or garden apartment buildings or other residential structures, or (ii) commercial properties, which include office buildings, retail stores, hotels or motels, nursing homes, hospitals or other health care-related facilities, mobile home parks, warehouse facilities, mini-warehouse facilities, self-storage facilities, industrial plants, mixed use or other types of income-producing properties or unimproved land. The multifamily properties may include mixed commercial and residential structures and may include apartment buildings owned by private cooperative housing corporations. If so specified in the prospectus supplement, each mortgage will create a first priority mortgage lien on a mortgaged property. A mortgage may create a lien on a borrower's leasehold estate in a property; however, the term of any such leasehold will exceed the term of the mortgage note by at least ten years. Each mortgage loan will have been originated by a person other than the depositor.

     If so specified in the prospectus supplement, mortgage assets for a series of certificates may include mortgage loans made on the security of real estate projects under construction. In that case, the prospectus supplement will describe the procedures and timing for making disbursements from construction reserve funds as portions of the related real estate project are completed. In addition, mortgage assets may include mortgage loans that are delinquent as of the date of issuance of a series of certificates. In that case, the prospectus supplement will set forth, as to each such mortgage loan, available information as to the period of such delinquency, any forbearance arrangement then in effect, the condition of the related mortgaged property and the ability of the mortgaged property to generate income to service the mortgage debt.

     Leases. To the extent specified in the prospectus supplement, the commercial properties may be leased to lessees that occupy all or a portion of such properties. Pursuant to a lease assignment, the borrower may assign its right, title and interest as lessor under each lease and the income derived therefrom to the mortgagee, while retaining a license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the mortgagee or its agent is entitled to collect the rents from the lessee for application to the monetary obligations of the borrower. State law may limit or restrict the enforcement of the lease assignments by a mortgagee until it takes possession of the mortgaged property and/or a receiver is appointed. See "Certain Legal Aspects of the Mortgage Loans and
Leases--Leases and Rents." Alternatively, to the extent specified in the prospectus supplement, the borrower and the mortgagee may agree that payments under leases are to be made directly to a servicer.

     To the extent described in the prospectus supplement, the leases, which may include "bond-type" or "credit-type" leases, may require the lessees to pay rent that is sufficient in the aggregate to cover all scheduled payments of principal and interest on the mortgage loans and, in certain cases, their pro rata

                                       34

share of the operating expenses, insurance premiums and real estate taxes associated with the mortgaged properties. A "bond-type" lease is a lease between a lessor and a lessee for a specified period of time with specified rent payments that are at least sufficient to repay the related note(s). A bond-type lease requires the lessee to perform and pay for all obligations related to the leased premises and provides that, no matter what occurs with regard to the leased premises, the lessee is obligated to continue to pay its rent. A "credit-type" lease is a lease between a lessor and a lessee for a specified period of time with specified rent payments at least sufficient to repay the related note(s). A credit-type lease requires the lessee to perform and pay for most of the obligations related to the leased premises, excluding only a few landlord duties which remain the responsibility of the borrower/lessor. Leases (other than bond-type leases) may require the borrower to bear costs associated with structural repairs and/or the maintenance of the exterior or other portions of the mortgaged property or provide for certain limits on the aggregate amount of operating expenses, insurance premiums, taxes and other expenses that the lessees are required to pay.

     If so specified in the prospectus supplement, under certain circumstances the lessees may be permitted to set off their rental obligations against the obligations of the borrowers under the leases. In those cases where payments under the leases (net of any operating expenses payable by the borrowers) are insufficient to pay all of the scheduled principal and interest on the mortgage loans, the borrowers must rely on other income or sources generated by the mortgaged property to make payments on the mortgage loan. To the extent specified in the prospectus supplement, some commercial properties may be leased entirely to one lessee. This is generally the case in bond-type leases and credit-type leases. In such cases, absent the availability of other funds, the borrower must rely entirely on rent paid by such lessee in order for the borrower to pay all of the scheduled principal and interest on the related commercial loan. To the extent specified in the prospectus supplement, some leases (not including bond-type leases) may expire prior to the stated maturity of the mortgage loan. In such cases, upon expiration of the leases the borrowers will have to look to alternative sources of income, including rent payment by any new lessees or proceeds from the sale or refinancing of the mortgaged property, to cover the payments of principal and interest due on the mortgage loans unless the lease is renewed. As specified in the prospectus supplement, some leases may provide that upon the occurrence of a casualty affecting a mortgaged property, the lessee will have the right to terminate its lease, unless the borrower, as lessor, is able to cause the mortgaged property to be restored within a specified period of time. Some leases may provide that it is the lessor's responsibility to restore the mortgaged property to its original condition after a casualty. Some leases may provide that it is the lessee's responsibility to restore the mortgaged property to its original condition after a casualty. Some leases may provide a right of termination to the lessee if a taking of a material or specified percentage of the leased space in the mortgage property occurs, or if the ingress or egress to the leased space has been materially impaired.

     Default and Loss Considerations with Respect to the Mortgage
Loans. Mortgage loans secured by liens on income-producing properties are substantially different from loans which are secured by owner-occupied single-family homes. The repayment of a loan secured by a lien on an income producing property is typically dependent upon the successful operation of such property (that is, its ability to generate income). Moreover, some or all of the mortgage loans included in a trust fund may be non-recourse loans, which means that, absent special facts, recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that the borrower pledged to secure repayment of the mortgage loan.

     Lenders typically look to the Debt Service Coverage Ratio of a loan secured by income-producing property as an important measure of the risk of default on such a loan. As more fully set forth in the prospectus supplement, the Debt Service Coverage Ratio of a mortgage loan at any given time is the ratio of (i) the Net Operating Income of the mortgaged property for a twelve-month period to (ii) the annualized scheduled payments on the mortgage loan and on any other loan that is secured by a lien on the mortgaged property prior to the lien of the mortgage. As more fully set forth in the prospectus supplement, Net Operating Income means, for any given period, the total operating revenues derived from a mortgaged property, minus the total operating expenses incurred in respect of the mortgaged property other than (i) non-cash items such as depreciation and amortization, (ii) capital expenditures and
(iii) debt service on loans (including the mortgage loan) secured by liens on the mortgaged property. The Net Operating Income of a mortgaged property will fluctuate over time and may not be sufficient to cover

                                       35

debt service on the mortgage loan at any given time. An insufficiency of Net
Operating Income can be compounded or solely caused by an adjustable rate mortgage loan. As the primary source of the operating revenues of a non-owner occupied income-producing property, the condition of the applicable real estate market and/or area economy may effect rental income (and maintenance payments from tenant-stockholders of a private cooperative housing corporation). In addition, properties typically leased, occupied or used on a short-term basis, such as certain health-care-related facilities, hotels and motels, and mini warehouse and self-storage facilities, tend to be affected more rapidly by changes in market or business conditions than do properties typically leased, occupied or used for longer periods, such as warehouses, retail stores, office buildings and industrial plants. Commercial loans may be secured by owner-occupied mortgaged properties or mortgaged properties leased to a single tenant. Accordingly, a decline in the financial condition of the mortgagor or single tenant, as applicable, may have a disproportionately greater effect on the Net Operating Income from such mortgaged properties than the case of mortgaged properties with multiple tenants.

     The Debt Service Coverage Ratio should not be relied upon as the sole measure of the risk of default of any loan, however, since other factors may outweigh a high Debt Service Coverage Ratio. With respect to a balloon mortgage loan, for example, the risk of default as a result of the unavailability of a source of funds to finance the related balloon payment at maturity on terms comparable to or better than those of the balloon mortgage loans could be significant even though the related Debt Service Coverage Ratio is high.

     Increases in operating expenses due to the general economic climate or economic conditions in a locality or industry segment, such as increases in interest rates, real estate tax rates, energy costs, labor costs and other operating expenses, and/or changes in governmental rules, regulations and fiscal policies may also affect the risk of default on a mortgage loan. As may be further described in the prospectus supplement, in some cases leases of mortgaged properties may provide that the lessee, rather than the borrower/landlord, is responsible for payment of operating expenses. However, the existence of such "net of expense" provisions will result in stable Net
Operating Income to the borrower/landlord only to the extent that the lessee is able to absorb operating expense increases while continuing to make rent payments. See "--Leases" above.

     While the duration of leases and the existence of any "net of expense"
provisions are often viewed as the primary considerations in evaluating the credit risk of mortgage loans secured by certain income-producing properties, such risk may be affected equally or to a greater extent by changes in government regulation of the operator of the property. Examples of the latter include mortgage loans secured by health care-related facilities, the income from which and the operating expenses of which are subject to state and/or federal regulations, such as Medicare and Medicaid, and multifamily properties and mobile home parks, which may be subject to state or local rent control regulation and, in certain cases, restrictions on changes in use of the property. Low- and moderate-income housing in particular may be subject to legal limitations and regulations but, because of such regulations, may also be less sensitive to fluctuations in market rents generally.

     Lenders also look to the Loan-to-Value Ratio of a mortgage loan as a measure of risk of loss if a property must be liquidated following a default.
The lower the Loan-to-Value Ratio, the greater the percentage of the borrower's equity in a mortgaged property, and thus the greater the cushion provided to the lender against loss on liquidation following a default.

     Loan-to-Value Ratios will not necessarily constitute an accurate measure of the risk of liquidation loss in a pool of mortgage loans. For example, the value of a mortgaged property as of the date of initial issuance of the related series of certificates may be less than the fair market value of the mortgaged property determined in an appraisal determined at loan origination, and will likely continue to fluctuate from time to time based upon changes in economic conditions and the real estate market. Moreover, even when current, an appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on the market comparison method
(recent resale value of comparable properties at the date of the appraisal), the cost replacement method (the cost of replacing the property at such date), the income capitalization method (a projection of value based upon the property's projected net cash flow), or upon a selection from or interpolation of the values derived from

                                       36

such methods. Each of these appraisal methods can present analytical difficulties. It is often difficult to find truly comparable properties that have recently been sold; the replacement cost of a property may have little to do with its current market value; and income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate. Where more than one of these appraisal methods are used and provide significantly different results, an accurate determination of value and, correspondingly, a reliable analysis of default and loss risks, is even more difficult.

     While the depositor believes that the foregoing considerations are important factors that generally distinguish loans secured by liens on income-producing real estate from single-family mortgage loans, there is no assurance that all of such factors will in fact have been prudently considered by the originators of the mortgage loans, or that, for a particular mortgage loan, they are complete or relevant. See "Risk Factors--Net Operating Income
Produced by a Mortgaged Property May Be Inadequate to Repay the Mortgage Loans"
and "--Balloon Payments on Mortgage Loans Result in Heightened Risk of Borrower
Default."

     Payment Provisions of the Mortgage Loans. Unless otherwise specified in the prospectus supplement, all of the mortgage loans will have original terms to maturity of not more than 40 years and will provide for scheduled payments of principal, interest or both, to be made on specified dates that occur monthly or quarterly or at such other interval as is specified in the prospectus supplement. A mortgage loan (i) may provide for no accrual of interest or for accrual of interest thereon at an interest rate that is fixed over its term or that adjusts from time to time, or that may be converted at the borrower's election from an adjustable to a fixed interest rate, or from a fixed to an adjustable interest rate, (ii) may provide for the formula, index or other method by which the interest rate will be calculated, (iii) may provide for level payments to maturity or for payments that adjust from time to time to accommodate changes in the interest rate or to reflect the occurrence of certain events, and may permit negative amortization or accelerated amortization, (iv) may be fully amortizing over its term to maturity, or may provide for little or no amortization over its term and thus require a balloon payment on its stated maturity date, and (v) may contain a prohibition on prepayment for a specified lockout period or require payment of a prepayment premium or a yield maintenance penalty in connection with a prepayment, in each case as described in the prospectus supplement. A mortgage loan may also contain an equity participation provision that entitles the lender to a share of profits realized from the operation or disposition of the mortgaged property, as described in the prospectus supplement. If holders of any series or class of offered certificates will be entitled to all or a portion of a prepayment premium or an equity participation, the prospectus supplement will describe the prepayment premium and/or equity participation and the method or methods by which any such amounts will be allocated to holders.

     Mortgage Loan Information in Prospectus Supplements. Each prospectus supplement will contain certain information pertaining to the mortgage loans in the related trust fund which will generally include the following: (i) the aggregate outstanding principal balance and the largest, smallest and average outstanding principal balance of the mortgage loans as of the applicable
Cut-Off Date, (ii) the type or types of property that provide security for repayment of the mortgage loans, (iii) the original and remaining terms to maturity of the mortgage loans and the seasoning of the mortgage loans, (iv)
the earliest and latest origination date and maturity date and weighted average original and remaining terms to maturity (or for ARD loans, the anticipated repayment date) of the mortgage loans, (v) the original Loan-to-Value Ratios of the mortgage loans, (vi) the mortgage interest rates or range of mortgage interest rates and the weighted average mortgage interest rate carried by the mortgage loans, (vii) the geographic distribution of the mortgaged properties on a state-by-state basis, (viii) information with respect to the prepayment provisions, if any, of the mortgage loans, (ix) with respect to adjustable rate mortgage loans, the index or indices upon which such adjustments are based, the adjustment dates, the range of gross margins and the weighted average gross margin, and any limits on mortgage interest rate adjustments at the time of any adjustment and over the life of the adjustable rate mortgage loans, (x) Debt
Service Coverage Ratios either at origination or as of a more recent date (or both) and (xi) information regarding the payment characteristics of the mortgage loans, including without limitation balloon payment and other amortization provisions. In appropriate cases, the prospectus supplement will also contain certain information available to the depositor that pertains to the provisions of leases and the nature of tenants

                                       37

of the mortgaged properties. If specific information regarding the mortgage loans is not known to the depositor at the time the certificates are initially offered, the depositor will provide more general information of the nature described above in the prospectus supplement, and the depositor will set forth specific information of the nature described above in a report which will be available to purchasers of the related certificates at or before the initial issuance thereof and will be filed as part of a Current Report on Form 8-K with the Securities and Exchange Commission within 15 days following such issuance.

CMBS

     CMBS may include (i) private (that is, not guaranteed or insured by the
United States or any agency or instrumentality thereof) mortgage participations, mortgage pass-through certificates or other mortgage-backed securities such as mortgage-backed securities that are similar to a series of certificates or (ii) certificates insured or guaranteed by Freddie Mac, Fannie
Mae, Ginnie Mae or Farmer Mac, provided that each CMBS will evidence an interest in, or will be secured by a pledge of, mortgage loans that conform to the descriptions of the mortgage loans contained in this prospectus.

     The CMBS may have been issued in one or more classes with characteristics similar to the classes of certificates described in this prospectus.
Distributions in respect of the CMBS will be made by the CMBS servicer or the
CMBS trustee on the dates specified in the prospectus supplement. The CMBS issuer or the CMBS servicer or another person specified in the prospectus supplement may have the right or obligation to repurchase or substitute assets underlying the CMBS after a certain date or under other circumstances specified in the prospectus supplement.

     Reserve funds, subordination or other credit support similar to that described for the certificates under "Description of Credit Support" may have been provided with respect to the CMBS. The type, characteristics and amount of such credit support, if any, will be a function of the characteristics of the underlying mortgage loans and other factors and generally will have been established on the basis of the requirements of any rating agency that may have assigned a rating to the CMBS, or by the initial purchasers of the CMBS.

     The prospectus supplement for certificates that evidence interests in CMBS will specify, to the extent available and deemed material, (i) the aggregate approximate initial and outstanding principal amount and type of the CMBS to be included in the trust fund, (ii) the original and remaining term to stated
maturity of the CMBS, if applicable, (iii) the pass-through or bond rate of the
CMBS or the formula for determining such rates, (iv) the payment characteristics of the CMBS, (v) the CMBS issuer, CMBS servicer and CMBS trustee, (vi) a description of the credit support, if any, (vii) the circumstances under which the related underlying mortgage loans, or the CMBS themselves, may be purchased prior to their maturity, (viii) the terms on which mortgage loans may be substituted for those originally underlying the CMBS,
(ix) the servicing fees payable under the CMBS agreement, (x) the type of information in respect of the underlying mortgage loans described under
"--Mortgage Loans--Leases--Mortgage Loan Information in Prospectus Supplements"
and (xi) the characteristics of any cash flow agreements that relate to the
CMBS.

     To the extent required under the securities laws, CMBS included among the assets of a trust fund will (i) either have been registered under the
Securities Act of 1933, as amended, or be eligible for resale under Rule 144(k)
under the Securities Act of 1933, as amended, and (ii) have been acquired in a bona fide secondary market transaction and not from the issuer or an affiliate.

CERTIFICATE ACCOUNTS

     Each trust fund will include one or more certificate accounts established and maintained on behalf of the certificateholders into which the person or persons designated in the prospectus supplement will, to the extent described in this prospectus and in the prospectus supplement, deposit all payments and collections received or advanced with respect to the mortgage assets and other assets in the trust fund. A certificate account may be maintained as an interest bearing or a non-interest bearing account, and funds held therein may be held as cash or invested in certain short-term, investment grade obligations, in each case as described in the prospectus supplement.

                                       38

CREDIT SUPPORT

     If so provided in the prospectus supplement, partial or full protection against certain defaults and losses on the mortgage assets in the trust fund may be provided to one or more classes of certificates in the form of subordination of one or more other classes of certificates or by one or more other types of credit support, such as over collateralization, a letter of credit, insurance policy, guarantee or reserve fund, or by a combination thereof. The amount and types of credit support, the identity of the entity providing it (if applicable) and related information with respect to each type of credit support, if any, will be set forth in the prospectus supplement for the certificates of each series. The prospectus supplement for any series of certificates evidencing an interest in a trust fund that includes CMBS will describe in the same fashion any similar forms of credit support that are provided by or with respect to, or are included as part of the trust fund evidenced by or providing security for, such CMBS to the extent information is available and deemed material. The type, characteristic and amount of credit support will be determined based on the characteristics of the mortgage assets and other factors and will be established, in part, on the basis of requirements of each rating agency rating a series of certificates. If so specified in the prospectus supplement, any credit support may apply only in the event of certain types of losses or delinquencies and the protection against losses or delinquencies provided by such credit support will be limited. See "Risk Factors--Credit Support May Not Cover Losses or Risks Which
Could Adversely Affect Payment on Your Certificates" and "Description of Credit
Support."

CASH FLOW AGREEMENTS

     If so provided in the prospectus supplement, the trust fund may include guaranteed investment contracts pursuant to which moneys held in the funds and accounts established for the related series will be invested at a specified rate. The trust fund may also include interest rate exchange agreements, interest rate cap or floor agreements, currency exchange agreements or similar agreements designed to reduce the effects of interest rate or currency exchange rate fluctuations on the mortgage assets or on one or more classes of certificates. The principal terms of any guaranteed investment contract or other agreement, and the identity of the obligor under any guaranteed investment contract or other agreement, will be described in the prospectus supplement.

PRE-FUNDING

     If so provided in the prospectus supplement, a trust fund may include amounts on deposit in a separate pre-funding account that may be used by the trust fund to acquire additional mortgage assets. Amounts in a pre-funding account will not exceed 25% of the pool balance of the trust fund as of the
Cut-Off Date. Additional mortgage assets will be selected using criteria that are substantially similar to the criteria used to select the mortgage assets included in the trust fund on the closing date. The trust fund may acquire such additional mortgage assets for a period of time of not more than 120 days after the closing date for the related series of certificates. Amounts on deposit in the pre-funding account after the end of the pre-funding period will be distributed to certificateholders or such other person as set forth in the prospectus supplement.

     In addition, a trust fund may include a separate capitalized interest account. Amounts on deposit in the capitalized interest account may be used to supplement investment earnings, if any, of amounts on deposit in the pre-funding account, supplement interest collections of the trust fund, or such other purpose as specified in the prospectus supplement. Amounts on deposit in the capitalized interest account and pre-funding account generally will be held in cash or invested in short-term investment grade obligations. Any amounts on deposit in the capitalized interest account will be released after the end of the pre-funding period as specified in the prospectus supplement. See "Risk
Factors--Unused Amounts in Pre-Funding Accounts May Be Returned to You as a
Prepayment."

                                       39

                             YIELD CONSIDERATIONS

GENERAL

     The yield on any offered certificate will depend on the price paid by the certificateholder, the pass-through rate of the certificate and the amount and timing of distributions on the certificate. See "Risk Factors--Prepayments and
Repurchases of the Mortgage Assets Will Affect the Timing of Your Cash Flow and
May Affect Your Yield." The following discussion contemplates a trust fund that consists solely of mortgage loans. While you generally can expect the characteristics and behavior of mortgage loans underlying CMBS to have the same effect on the yield to maturity and/or weighted average life of a class of certificates as will the characteristics and behavior of comparable mortgage loans, the effect may differ due to the payment characteristics of the CMBS. If a trust fund includes CMBS, the prospectus supplement will discuss the effect that the CMBS payment characteristics may have on the yield to maturity and weighted average lives of the offered certificates.

PASS-THROUGH RATE

     The certificates of any class within a series may have a fixed, variable or adjustable pass-through rate, which may or may not be based upon the interest rates borne by the mortgage loans in the related trust fund. The prospectus supplement will specify the pass-through rate for each class of certificates or, in the case of a class of offered certificates with a variable or adjustable pass-through rate, the method of determining the pass-through rate; the effect, if any, of the prepayment of any mortgage loan on the pass-through rate of one or more classes of offered certificates; and whether the distributions of interest on the offered certificates of any class will be dependent, in whole or in part, on the performance of any obligor under a cash flow agreement.

PAYMENT DELAYS

     A period of time will elapse between the date upon which payments on the mortgage loans in the related trust fund are due and the distribution date on which such payments are passed through to certificateholders. That delay will effectively reduce the yield that would otherwise be produced if payments on such mortgage loans were distributed to certificateholders on or near the date they were due.

SHORTFALLS IN COLLECTIONS OF INTEREST RESULTING FROM PREPAYMENTS

     When a borrower makes a principal prepayment on a mortgage loan in full or in part, the borrower is generally charged interest only for the period from the date on which the preceding scheduled payment was due up to the date of such prepayment, instead of for the full accrual period, that is, the period from the due date of the preceding scheduled payment up to the due date for the next scheduled payment. However, interest accrued on any series of certificates and distributable thereon on any distribution date will generally correspond to interest accrued on the principal balance of mortgage loans for their respective full accrual periods. Consequently, if a prepayment on any mortgage loan is distributable to certificateholders on a particular distribution date, but such prepayment is not accompanied by interest thereon for the full accrual period, the interest charged to the borrower (net of servicing and administrative fees) may be less than the corresponding amount of interest accrued and otherwise payable on the certificates of the related series. If and to the extent that any prepayment interest shortfall is allocated to a class of offered certificates, the yield on the offered certificates will be adversely affected. The prospectus supplement will describe the manner in which any prepayment interest shortfalls will be allocated among the classes of certificates. If so specified in the prospectus supplement, the master servicer will be required to apply some or all of its servicing compensation for the corresponding period to offset the amount of any prepayment interest shortfalls. The prospectus supplement will also describe any other amounts available to offset prepayment interest shortfalls. See "Description of the
Pooling and Servicing Agreements--Servicing Compensation and Payment of
Expenses."

PREPAYMENT CONSIDERATIONS

     A certificate's yield to maturity will be affected by the rate of principal payments on the mortgage loans in the related trust fund and the allocation of those principal payments to reduce the principal

                                       40

balance (or notional amount, if applicable) of the certificate. The rate of principal payments on the mortgage loans will in turn be affected by the amortization schedules of the mortgage loans (which, in the case of adjustable rate mortgage loans, will change periodically to accommodate adjustments to their mortgage interest rates), the dates on which any balloon payments are due, and the rate of principal prepayments thereon (including for this purpose, prepayments resulting from liquidations of mortgage loans due to defaults, casualties or condemnations affecting the mortgaged properties, or purchases of mortgage loans out of the trust fund). Because the rate of principal prepayments on the mortgage loans in any trust fund will depend on future events and a variety of factors (as discussed more fully below), it is impossible to predict with assurance a certificate's yield to maturity.

     The extent to which the yield to maturity of a class of offered certificates of any series may vary from the anticipated yield will depend upon the degree to which they are purchased at a discount or premium and when, and to what degree, payments of principal on the mortgage loans in the related trust fund are in turn distributed on such certificates (or, in the case of a class of Stripped Interest Certificates, result in the reduction of the notional amount of the Stripped Interest Certificate). Further, an investor should consider, in the case of any offered certificate purchased at a discount, the risk that a slower than anticipated rate of principal payments on the mortgage loans in the trust fund could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any offered certificate purchased at a premium, the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a prepayment of principal on the mortgage loans is distributed on an offered certificate purchased at a discount or premium (or, if applicable, is allocated in reduction of the notional amount thereof), the greater will be the effect on the investor's yield to maturity. As a result, the effect on an investor's yield of principal payments (to the extent distributable in reduction of the principal balance or notional amount of the investor's offered certificates)
occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

     A class of certificates, including a class of offered certificates, may provide that on any distribution date the holders of certificates are entitled to a pro rata share of the prepayments (including prepayments occasioned by defaults) on the mortgage loans in the related trust fund that are distributable on that date, to a disproportionately large share (which, in some cases, may be all) of such prepayments, or to a disproportionately small share
(which, in some cases, may be none) of the prepayments. As and to the extent described in the prospectus supplement, the entitlements of the various classes of certificateholders of any series to receive payments (and, in particular, prepayments) of principal of the mortgage loans in the related trust fund may vary based on the occurrence of certain events (e.g., the retirement of one or more classes of a series of certificates) or subject to certain contingencies
(e.g., prepayment and default rates with respect to the mortgage loans).

     In general, the notional amount of a class of Stripped Interest
Certificates will either (i) be based on the principal balances of some or all of the mortgage assets in the related trust fund or (ii) equal the certificate balances of one or more of the other classes of certificates of the same series. Accordingly, the yield on such Stripped Interest Certificates will be directly related to the amortization of the mortgage assets or classes of certificates, as the case may be. Thus, if a class of certificates of any series consists of Stripped Interest Certificates or Stripped Principal
Certificates, a lower than anticipated rate of principal prepayments on the mortgage loans in the related trust fund will negatively affect the yield to investors in Stripped Principal Certificates, and a higher than anticipated rate of principal prepayments on the mortgage loans will negatively affect the yield to investors in Stripped Interest Certificates.

     The depositor is not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experience of a large group of multifamily or commercial mortgage loans. However, the extent of prepayments of principal of the mortgage loans in any trust fund may be affected by a number of factors, including, without limitation, the availability of mortgage credit, the relative economic vitality of the area in which the mortgaged properties are located, the quality of management of the mortgaged properties, the servicing of the mortgage loans, possible changes in tax laws and other opportunities for investment. In addition, the rate of principal payments on the mortgage loans in any

                                       41

trust fund may be affected by the existence of lockout periods and requirements that principal prepayments be accompanied by prepayment premiums, and by the extent to which such provisions may be practicably enforced.

     The rate of prepayment on a pool of mortgage loans is also affected by prevailing market interest rates for mortgage loans of a comparable type, term and risk level. When the prevailing market interest rate is below a mortgage coupon, a borrower may have an increased incentive to refinance its mortgage loan. In addition, as prevailing market interest rates decline, even borrowers with adjustable rate mortgage loans that have experienced a corresponding interest rate decline may have an increased incentive to refinance for purposes of either (i) converting to a fixed rate loan and thereby "locking in" such rate or (ii) taking advantage of the initial "teaser rate" (a mortgage interest rate below what it would otherwise be if the applicable index and gross margin were applied) on another adjustable rate mortgage loan.

     Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell mortgaged properties in order to realize their equity therein, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell mortgaged properties prior to the exhaustion of tax depreciation benefits. The depositor will make no representation as to the particular factors that will affect the prepayment of the mortgage loans in any trust fund, as to the relative importance of such factors, as to the percentage of the principal balance of the mortgage loans that will be paid as of any date or as to the overall rate of prepayment on the mortgage loans.

WEIGHTED AVERAGE LIFE AND MATURITY

     The rate at which principal payments are received on the mortgage loans in a trust fund will affect the ultimate maturity and the weighted average life of one or more classes of a series of certificates. Weighted average life refers to the average amount of time that will elapse from the date of issuance of an instrument until each dollar of the principal amount of such instrument is repaid to the investor.

     The weighted average life and maturity of a class of certificates of a series will be influenced by the rate at which principal on the mortgage loans, whether in the form of scheduled amortization or prepayments (for this purpose, the term "prepayment" includes voluntary prepayments, liquidations due to default and purchases of mortgage loans out of the trust fund), is paid to that class of certificateholders. Prepayment rates on loans are commonly measured relative to a prepayment standard or model, such as the CPR prepayment model or the SPA prepayment model. CPR represents an assumed constant rate of prepayment each month (expressed as an annual percentage) relative to the then outstanding principal balance of a pool of loans for the life of those loans. SPA represents an assumed variable rate of prepayment each month (expressed as an annual percentage) relative to the then outstanding principal balance of a pool of loans, with different prepayment assumptions often expressed as percentages of SPA. For example, a prepayment assumption of 100% of SPA assumes prepayment rates of 0.2% per annum of the then outstanding principal balance of loans in the first month of the life of the loans and an additional 0.2% per annum in each following month until the 30th month. Beginning in the 30th month, and in each following month during the life of the loans, 100% of SPA assumes a constant prepayment rate of 6% per annum each month.

     Neither CPR nor SPA nor any other prepayment model or assumption purports to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any particular pool of loans. Moreover, the
CPR and SPA models were developed based upon historical prepayment experience for single-family loans. Thus, it is unlikely that the prepayment experience of the mortgage loans included in any trust fund will conform to any particular level of CPR or SPA.

     The prospectus supplement for each series of certificates will contain tables, if applicable, setting forth the projected weighted average life of each class of offered certificates and the percentage of the initial certificate balance of each class that would be outstanding on specified distribution dates based on the assumptions stated in the prospectus supplement, including assumptions that borrowers make prepayments on the mortgage loans at rates corresponding to various percentages of CPR or SPA, or at such other rates specified in the prospectus supplement. The tables and assumptions will illustrate the

                                       42

sensitivity of the weighted average lives of the certificates to various assumed prepayment rates and will not be intended to predict, or to provide information that will enable investors to predict, the actual weighted average lives of the certificates.

CONTROLLED AMORTIZATION CLASSES AND COMPANION CLASSES

     A series of certificates may include one or more controlled amortization classes that are designed to provide increased protection against prepayment risk by transferring that risk to one or more companion classes. Unless otherwise specified in the prospectus supplement, each controlled amortization class will either be a planned amortization class or a targeted amortization class. In general, distributions of principal on a planned amortization class of certificates are made in accordance with a specified amortization schedule so long as prepayments on the underlying mortgage loans occur within a specified range of constant prepayment rates and, as described below, so long as one or more companion classes remain to absorb excess cash flows and make up for shortfalls. For example, if the rate of prepayments is significantly higher than expected, the excess prepayments will be applied to retire the companion classes prior to reducing the principal balance of a planned amortization class. If the rate of prepayments is significantly lower than expected, a disproportionately large portion of prepayments may be applied to a planned amortization class. Once the companion classes for a planned amortization class are retired, the planned amortization class of certificates will have no further prepayment protection. A targeted amortization class of certificates is similar to a planned amortization class of certificates, but a targeted amortization class structure generally does not draw on companion classes to make up cash flow shortfalls, and will generally not provide protection to the targeted amortization class against the risk that prepayments occur more slowly than expected.

     In general, the reduction of prepayment risk afforded to a controlled amortization class comes at the expense of one or more companion classes of the same series (any of which may also be a class of offered certificates) which absorb a disproportionate share of the overall prepayment risk of a given structure. As more particularly described in the prospectus supplement, the holders of a companion class will receive a disproportionately large share of prepayments when the rate of prepayment exceeds the rate assumed in structuring the controlled amortization class, and (in the case of a companion class that supports a planned amortization class of certificates) a disproportionately small share of prepayments (or no prepayments) when the rate of prepayment falls below that assumed rate. Thus, as and to the extent described in the prospectus supplement, a companion class will absorb a disproportionate share of the risk that a relatively fast rate of prepayments will result in the early retirement of the investment, that is, "call risk," and, if applicable, the risk that a relatively slow rate of prepayments will extend the average life of the investment, that is, "extension risk", that would otherwise be allocated to the related controlled amortization class. Accordingly, companion classes can exhibit significant average life variability.

OTHER FACTORS AFFECTING YIELD, WEIGHTED AVERAGE LIFE AND MATURITY

     Balloon Payments; Extensions of Maturity. Some or all of the mortgage loans included in a trust fund may require that balloon payments be made at maturity. Because the ability of a borrower to make a balloon payment typically will depend upon its ability either to refinance the loan or to sell the mortgaged property, there is a risk that mortgage loans that require balloon payments may default at maturity, or that the maturity of such a mortgage loan may be extended in connection with a workout. In the case of defaults, recovery of proceeds may be delayed by, among other things, bankruptcy of the borrower or adverse conditions in the market where the property is located. In order to minimize losses on defaulted mortgage loans, the master servicer or a special servicer, to the extent and under the circumstances set forth in this prospectus and in the prospectus supplement, may be authorized to modify mortgage loans that are in default or as to which a payment default is imminent. Any defaulted balloon payment or modification that extends the maturity of a mortgage loan may delay distributions of principal on a class of offered certificates and thereby extend the weighted average life of the certificates and, if the certificates were purchased at a discount, reduce the yield thereon.

     Negative Amortization. Mortgage loans that permit negative amortization can affect the weighted average life of a class of certificates. In general, mortgage loans that permit negative amortization by their

                                       43

terms limit the amount by which scheduled payments may adjust in response to changes in mortgage interest rates and/or provide that scheduled payment amounts will adjust less frequently than the mortgage interest rates.
Accordingly, during a period of rising interest rates, the scheduled payment on a mortgage loan that permits negative amortization may be less than the amount necessary to amortize the loan fully over its remaining amortization schedule and pay interest at the then applicable mortgage interest rate. In that case, the mortgage loan balance would amortize more slowly than necessary to repay it over its schedule and, if the amount of scheduled payment were less than the amount necessary to pay current interest at the applicable mortgage interest rate, the loan balance would negatively amortize to the extent of the amount of the interest shortfall. Conversely, during a period of declining interest rates, the scheduled payment on a mortgage loan that permits negative amortization may exceed the amount necessary to amortize the loan fully over its remaining amortization schedule and pay interest at the then applicable mortgage interest rate. In that case, the excess would be applied to principal, thereby resulting in amortization at a rate faster than necessary to repay the mortgage loan balance over its schedule.

     A slower or negative rate of mortgage loan amortization would correspondingly be reflected in a slower or negative rate of amortization for one or more classes of certificates of the related series. Accordingly, the weighted average lives of mortgage loans that permit negative amortization (and that of the classes of certificates to which any such negative amortization would be allocated or which would bear the effects of a slower rate of amortization on the mortgage loans) may increase as a result of such feature. A faster rate of mortgage loan amortization will shorten the weighted average life of the mortgage loans and, correspondingly, the weighted average lives of those classes of certificates then entitled to a portion of the principal payments on those mortgage loans. The prospectus supplement will describe, if applicable, the manner in which negative amortization in respect of the mortgage loans in any trust fund is allocated among the respective classes of certificates of the related series.

     Foreclosures and Payment Plans. The number of foreclosures and the principal amount of the mortgage loans that are foreclosed in relation to the number and principal amount of mortgage loans that are repaid in accordance with their terms will affect the weighted average lives of those mortgage loans and, accordingly, the weighted average lives of and yields on the certificates of the related series. Servicing decisions made with respect to the mortgage loans, including the use of payment plans prior to a demand for acceleration and the restructuring of mortgage loans in bankruptcy proceedings, may also have an effect upon the payment patterns of particular mortgage loans and thus the weighted average lives of and yields on the certificates of the related series.

     Losses and Shortfalls on the Mortgage Assets. The yield to holders of the offered certificates of any series will directly depend on the extent to which such holders are required to bear the effects of any losses or shortfalls in collections arising out of defaults on the mortgage assets in the related trust fund and the timing of such losses and shortfalls. In general, the earlier that any such loss or shortfall occurs, the greater will be the negative effect on yield for any class of certificates that is required to bear the effects of the loss or shortfall.

     The amount of any losses or shortfalls in collections on the mortgage assets in any trust fund (to the extent not covered or offset by draws on any reserve fund or under any instrument of credit support) will be allocated among the classes of certificates of the related series in the priority and manner, and subject to the limitations, specified in the prospectus supplement. As described in the prospectus supplement, such allocations may result in reductions in the entitlements to interest and/or certificate balances of one or more classes of certificates, or may be effected simply by a prioritization of payments among the classes of certificates. The yield to maturity on a class of subordinate certificates may be extremely sensitive to losses and shortfalls in collections on the mortgage assets in the related trust fund.

     Additional Certificate Amortization. In addition to entitling certificateholders to a specified portion (which may range from none to all) of the principal payments received on the mortgage assets in the related trust fund, one or more classes of certificates of any series, including one or more classes of offered certificates of a series, may provide for distributions of principal from (i) amounts attributable to interest accrued but not currently distributable on one or more classes of Accrual Certificates, (ii) excess funds or (iii) any other amounts described in the prospectus supplement. As specifically set forth in the prospectus supplement, "excess funds" generally will represent that portion of the amounts distributable in respect

                                       44

of the certificates of any series on any distribution date that represent (i)
interest received or advanced on the mortgage assets in the related trust fund that is in excess of the interest currently distributable on that series of certificates, as well as any interest accrued but not currently distributable on any Accrual Certificates of that series or (ii) prepayment premiums, payments from equity participations entitling the lender to a share of profits realized from the operation or disposition of the mortgaged property, or any other amounts received on the mortgage assets in the trust fund that do not constitute interest thereon or principal thereof.

     The amortization of any class of certificates out of the sources described in the preceding paragraph would shorten the weighted average life of certificates and, if those certificates were purchased at a premium, reduce the yield on those certificates. The prospectus supplement will discuss the relevant factors that you should consider in determining whether distributions of principal of any class of certificates out of such sources would have any material effect on the rate at which your certificates are amortized.

                                 THE DEPOSITOR

     Wachovia Commercial Mortgage Securities, Inc., the depositor, is a North
Carolina corporation organized on August 17, 1988 as a wholly-owned subsidiary of Wachovia Bank, National Association (formerly known as First Union National
Bank), a national banking association with its main office located in
Charlotte, North Carolina. Wachovia Bank, National Association is a subsidiary of Wachovia Corporation, a North Carolina corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.
Wachovia Corporation is a financial holding company under the
Gramm-Leach-Bliley Act. The depositor's principal business is to acquire, hold and/or sell or otherwise dispose of cash flow assets, usually in connection with the securitization of that asset. The depositor maintains its principal office at 301 South College Street, Charlotte, North Carolina 28288-0166. Its
telephone number is 704-374-6161. There can be no assurance that the depositor will have any significant assets.

                                USE OF PROCEEDS

     The net proceeds to be received from the sale of certificates will be applied by the depositor to the purchase of trust assets or will be used by the depositor for general corporate purposes. The depositor expects to sell the certificates from time to time, but the timing and amount of offerings of certificates will depend on a number of factors, including the volume of mortgage assets acquired by the depositor, prevailing interest rates, availability of funds and general market conditions.

                                       45

                        DESCRIPTION OF THE CERTIFICATES

GENERAL

     In the aggregate, the certificates of each series of certificates will represent the entire beneficial ownership interest in the trust fund created pursuant to the related pooling and servicing agreement. Each series of certificates may consist of one or more classes of certificates (including classes of offered certificates), and such class or classes may (i) provide for the accrual of interest thereon at a fixed, variable or adjustable rate; (ii)
be senior or subordinate to one or more other classes of certificates in entitlement to certain distributions on the certificates; (iii) be entitled, as
Stripped Principal Certificates, to distributions of principal with disproportionately small, nominal or no distributions of interest; (iv) be entitled, as Stripped Interest Certificates, to distributions of interest with disproportionately small, nominal or no distributions of principal; (v) provide for distributions of principal and/or interest thereon that commence only after the occurrence of certain events such as the retirement of one or more other classes of certificates of such series; (vi) provide for distributions of principal to be made, from time to time or for designated periods, at a rate that is faster (and, in some cases, substantially faster) or slower (and, in some cases, substantially slower) than the rate at which payments or other collections of principal are received on the mortgage assets in the related trust fund; (vii) provide for distributions of principal to be made, subject to available funds, based on a specified principal payment schedule or other methodology; and/or (viii) provide for distributions based on a combination of two or more components thereof with one or more of the characteristics described in this paragraph, including a Stripped Principal Certificate component and a Stripped Interest Certificate component, to the extent of available funds, in each case as described in the prospectus supplement. Any such classes may include classes of offered certificates. With respect to certificates with two or more components, references in this prospectus to certificate balance, notional amount and pass-through rate refer to the principal balance, if any, notional amount, if any, and the pass-through rate, if any, for that component.

     Each class of offered certificates of a series will be issued in minimum denominations corresponding to the certificate balances or, in the case of
Stripped Interest Certificates or REMIC residual certificates, notional amounts or percentage interests specified in the prospectus supplement. As provided in the prospectus supplement, one or more classes of offered certificates of any series may be issued in fully registered, definitive form or may be offered in book-entry format through the facilities of DTC. The offered certificates of each series (if issued as definitive certificates) may be transferred or exchanged, subject to any restrictions on transfer described in the prospectus supplement, at the location specified in the prospectus supplement, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith. Interests in a class of book-entry certificates will be transferred on the book-entry records of DTC and its participating organizations. See "Risk Factors--Your Ability to Resell
Certificates May Be Limited Because of Their Characteristics," and "--The
Assets of the Trust Fund May Not Be Sufficient to Pay Your Certificates."

DISTRIBUTIONS

     Distributions on the certificates of each series will be made by or on behalf of the trustee or master servicer on each distribution date as specified in the prospectus supplement from the Available Distribution Amount for such series and such distribution date.

     Except as otherwise specified in the prospectus supplement, distributions on the certificates of each series (other than the final distribution in retirement of any certificate) will be made to the persons in whose names those certificates are registered on the record date, which is the close of business on the last business day of the month preceding the month in which the applicable distribution date occurs, and the amount of each distribution will be determined as of the close of business on the determination date that is specified in the prospectus supplement. All distributions with respect to each class of certificates on each distribution date will be allocated pro rata among the outstanding certificates in that class. The trustee will make payments either by wire transfer in immediately available funds to the account of a certificateholder at a bank or other entity having appropriate facilities therefor, if such certificateholder has provided the trustee or other person required to make such payments with wiring instructions (which may be provided

                                       46

in the form of a standing order applicable to all subsequent distributions) no later than the date specified in the prospectus supplement (and, if so provided in the prospectus supplement, such certificateholder holds certificates in the requisite amount or denomination specified in the prospectus supplement), or by check mailed to the address of the certificateholder as it appears on the certificate register; provided, however, that the trustee will make the final distribution in retirement of any class of certificates (whether definitive certificates or book-entry certificates) only upon presentation and surrender of the certificates at the location specified in the notice to certificateholders of such final distribution.

DISTRIBUTIONS OF INTEREST ON THE CERTIFICATES

     Each class of certificates of each series (other than certain classes of
Stripped Principal Certificates and certain REMIC residual certificates that have no pass-through rate) may have a different pass-through rate which may be fixed, variable or adjustable. The prospectus supplement will specify the pass-through rate or, in the case of a variable or adjustable pass-through rate, the method for determining the pass-through rate, for each class. Unless otherwise specified in the prospectus supplement, interest on the certificates of each series will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     Distributions of interest in respect of the certificates of any class
(other than any class of Accrual Certificates that will be entitled to distributions of accrued interest commencing only on the distribution date, or under the circumstances, specified in the prospectus supplement, and other than any class of Stripped Principal Certificates or REMIC residual certificates that is not entitled to any distributions of interest) will be made on each distribution date based on the Accrued Certificate Interest for such class and such distribution date, subject to the sufficiency of the portion of the
Available Distribution Amount allocable to such class on such distribution date. Prior to the time interest is distributable on any class of Accrual
Certificates, the amount of Accrued Certificate Interest otherwise distributable on that class will be added to the certificate balance of that class on each distribution date. With respect to each class of certificates
(other than some classes of Stripped Interest Certificates and REMIC residual certificates), Accrued Certificate Interest for each distribution date will be equal to interest at the applicable pass-through rate accrued for a specified period (generally the period between distribution dates) on the outstanding certificate balance thereof immediately prior to such distribution date. Unless otherwise provided in the prospectus supplement, Accrued Certificate Interest for each distribution date on Stripped Interest Certificates will be similarly calculated except that it will accrue on a notional amount that is either (i)
based on the principal balances of some or all of the mortgage assets in the related trust fund or (ii) equal to the certificate balances of one or more other classes of certificates of the same series. Reference to a notional amount with respect to a class of Stripped Interest Certificates is solely for convenience in making certain calculations and does not represent the right to receive any distributions of principal.

     If so specified in the prospectus supplement, the amount of Accrued
Certificate Interest that is otherwise distributable on (or, in the case of
Accrual Certificates, that may otherwise be added to the certificate balance
of) one or more classes of the certificates of a series will be reduced to the extent that any prepayment interest shortfalls, as described under "Yield
Considerations--Shortfalls in Collections of Interest Resulting from
Prepayments" exceed the amount of any sums (including, if and to the extent specified in the prospectus supplement, the master servicer's servicing compensation) that are applied to offset such shortfalls. The particular manner in which prepayment interest shortfalls will be allocated among some or all of the classes of certificates of that series will be specified in the prospectus supplement. The prospectus supplement will also describe the extent to which the amount of Accrued Certificate Interest that is otherwise distributable on
(or, in the case of Accrual Certificates, that may otherwise be added to the certificate balance of) a class of offered certificates may be reduced as a result of any other contingencies, including delinquencies, losses and deferred interest on or in respect of the mortgage assets in the related trust fund.
Unless otherwise provided in the prospectus supplement, any reduction in the amount of Accrued Certificate Interest otherwise distributable on a class of certificates by reason of the allocation to such class of a portion of any deferred interest on or in respect of the mortgage assets in the related trust fund will result in a corresponding increase in the certificate balance of that class. See "Risk Factors--Prepayment and Repurchases of the Mortgage Assets
Will Affect the Timing of Your Cash Flow and May Affect Your Yield" and "Yield
Considerations."

                                       47

DISTRIBUTIONS OF PRINCIPAL OF THE CERTIFICATES

     Each class of certificates of each series (other than certain classes of
Stripped Interest Certificates or REMIC residual certificates) will have a certificate balance which, at any time, will equal the then maximum amount that the holders of certificates of that class will be entitled to receive in respect of principal out of the future cash flow on the mortgage assets and other assets included in the related trust fund. The outstanding certificate balance of a class of certificates will be reduced by distributions of principal made on those certificates from time to time and, if so provided in the prospectus supplement, further by any losses incurred in respect of the related mortgage assets allocated to those certificates from time to time. In turn, the outstanding certificate balance of a class of certificates may be increased as a result of any deferred interest on or in respect of the related mortgage assets that is allocated to those certificates from time to time, and will be increased, in the case of a class of Accrual Certificates prior to the distribution date on which distributions of interest on those Accrual
Certificates are required to commence, by the amount of any Accrued Certificate
Interest in respect thereof (reduced as described above). Unless otherwise provided in the prospectus supplement, the initial aggregate certificate balance of all classes of a series of certificates will not be greater than the aggregate outstanding principal balance of the related mortgage assets as of the applicable Cut-Off Date, after application of scheduled payments due on or before such date, whether or not received.

     As and to the extent described in the prospectus supplement, distributions of principal with respect to a series of certificates will be made on each distribution date to the holders of the class or classes of certificates of such series entitled to distributions until the certificate balances of those certificates have been reduced to zero. Distributions of principal with respect to one or more classes of certificates may be made at a rate that is faster
(and, in some cases, substantially faster) than the rate at which payments or other collections of principal are received on the mortgage assets in the related trust fund, may not commence until the occurrence of certain events, such as the retirement of one or more other classes of certificates of the same series, or may be made at a rate that is slower (and, in some cases, substantially slower) than the rate at which payments or other collections of principal are received on such mortgage assets. In addition, distributions of principal with respect to one or more classes of controlled amortization certificates may be made, subject to available funds, based on a specified principal payment schedule and, with respect to one or more classes of companion classes of certificates, may be contingent on the specified principal payment schedule for a controlled amortization class of certificates of the same series and the rate at which payments and other collections of principal on the mortgage assets in the related trust fund are received. Unless otherwise specified in the prospectus supplement, distributions of principal of any class of certificates will be made on a pro rata basis among all of the certificates belonging to that class.

COMPONENTS

     To the extent specified in the prospectus supplement, distribution on a class of certificates may be based on a combination of two or more different components as described under "--General" above. To that extent, the descriptions set forth under "--Distributions of Interest on the Certificates"
and "--Distributions of Principal of the Certificates" above also relate to components of such a class of certificates. In such case, reference in those sections to certificate balance and pass-through rate refer to the principal balance, if any, of any of the components and the pass-through rate, if any, on any component, respectively.

DISTRIBUTIONS ON THE CERTIFICATES IN RESPECT OF PREPAYMENT PREMIUMS OR IN
RESPECT OF EQUITY PARTICIPATIONS

     If so provided in the prospectus supplement, prepayment premiums or payments in respect of equity participations entitling the lender to a share of profits realized from the operation or disposition of the mortgaged property received on or in connection with the mortgage assets in any trust fund will be distributed on each distribution date to the holders of the class of certificates of the related series entitled thereto in accordance with the provisions described in such prospectus supplement.

ALLOCATION OF LOSSES AND SHORTFALLS

     If so provided in the prospectus supplement for a series of certificates consisting of one or more classes of subordinate certificates, on any distribution date in respect of which losses or shortfalls in

                                       48

collections on the mortgage assets have been incurred, the amount of such losses or shortfalls will be borne first by a class of subordinate certificates in the priority and manner and subject to the limitations specified in the prospectus supplement. See "Description of Credit Support" for a description of the types of protection that may be included in shortfalls on mortgage assets comprising the trust fund.

ADVANCES IN RESPECT OF DELINQUENCIES

     With respect to any series of certificates evidencing an interest in a trust fund, unless otherwise provided in the prospectus supplement, a servicer or another entity described therein will be required as part of its servicing responsibilities to advance on or before each distribution date its own funds or funds held in the related certificate account that are not included in the
Available Distribution Amount for such distribution date, in an amount equal to the aggregate of payments of principal (other than any balloon payments) and interest (net of related servicing fees) that were due on the mortgage loans in the trust fund and were delinquent on the related determination date, subject to the servicer's (or another entity's) good faith determination that such advances will be reimbursable from the loan proceeds. In the case of a series of certificates that includes one or more classes of subordinate certificates and if so provided in the prospectus supplement, each servicer's (or another entity's) advance obligation may be limited only to the portion of such delinquencies necessary to make the required distributions on one or more classes of senior certificates and/or may be subject to the servicer's (or another entity's) good faith determination that such advances will be reimbursable not only from the loan proceeds but also from collections on other trust assets otherwise distributable on one or more classes of subordinate certificates. See "Description of Credit Support".

     Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, rather than to guarantee or insure against losses. Unless otherwise provided in the prospectus supplement, advances of a servicer's (or another entity's) funds will be reimbursable only out of recoveries on the mortgage loans (including amounts received under any form of credit support) respecting which advances were made and, if so provided in the prospectus supplement, out of any amounts otherwise distributable on one or more classes of subordinate certificates of such series; provided, however, that any advance will be reimbursable from any amounts in the related certificate account prior to any distributions being made on the certificates to the extent that a servicer (or such other entity) shall determine in good faith that such advance is not ultimately recoverable from related proceeds on the mortgage loans or, if applicable, from collections on other trust assets otherwise distributable on the subordinate certificates.

     If advances have been made from excess funds in a certificate account, the master servicer or other person that advanced such funds will be required to replace such funds in the certificate account on any future distribution date to the extent that funds then in the certificate account are insufficient to permit full distributions to certificateholders on that date. If so specified in the prospectus supplement, the obligation of a master servicer or other specified person to make advances may be secured by a cash advance reserve fund or a surety bond. If applicable, we will provide in the prospectus supplement information regarding the characteristics of, and the identity of any obligor on, any such surety bond.

     If and to the extent so provided in the prospectus supplement, any entity making advances will be entitled to receive interest on those advances for the period that such advances are outstanding at the rate specified therein and will be entitled to pay itself that interest periodically from general collections on the mortgage assets prior to any payment to certificateholders as described in the prospectus supplement.

     The prospectus supplement for any series of certificates evidencing an interest in a trust fund that includes CMBS will describe any comparable advancing obligation of a party to the related pooling and servicing agreement or of a party to the related CMBS agreement.

REPORTS TO CERTIFICATEHOLDERS

     On each distribution date a master servicer or trustee will forward to the holder of certificates of each class of a series a distribution date statement accompanying the distribution of principal and/or interest to those holders. As further provided in the prospectus supplement, the distribution date statement for each class will set forth to the extent applicable and available:

                                       49

        (i) the amount of such distribution to holders of certificates of such class applied to reduce the certificate balance thereof;

        (ii) the amount of such distribution to holders of certificates of such class allocable to Accrued Certificate Interest;

        (iii) the amount, if any, of such distribution to holders of certificates of such class allocable to prepayment premiums;

        (iv) the amount of servicing compensation received by each servicer and such other customary information as the master servicer or the trustee deems necessary or desirable, or that a certificateholder reasonably requests, to enable certificateholders to prepare their tax returns;

        (v) the aggregate amount of advances included in such distribution and the aggregate amount of unreimbursed advances at the close of business on, or as of a specified date shortly prior to, such distribution date;

        (vi) the aggregate principal balance of the related mortgage loans on, or as of a specified date shortly prior to, such distribution date;

        (vii) the number and aggregate principal balance of any mortgage loans in respect of which (A) one scheduled payment is delinquent, (B) two scheduled payments are delinquent, (C) three or more scheduled payments are delinquent and (D) foreclosure proceedings have been commenced;

        (viii) with respect to any mortgage loan liquidated during the related prepayment period (as to the current distribution date, generally the period extending from the prior distribution date to and including the current distribution date) in connection with a default on that mortgage loan or because the mortgage loan was purchased out of the trust fund
       (other than a payment in full), (A) the loan number, (B) the aggregate amount of liquidation proceeds received and (C) the amount of any loss to certificateholders;

        (ix) with respect to any REO Property sold during the related collection period, (A) the loan number of the related mortgage loan, (B)
      the aggregate amount of sales proceeds and (C) the amount of any loss to certificateholders in respect of the related mortgage loan;

        (x) the certificate balance or notional amount of each class of certificates (including any class of certificates not offered hereby)
      immediately before and immediately after such distribution date, separately identifying any reduction in the certificate balance due to the allocation of any losses in respect of the related mortgage loans;

        (xi) the aggregate amount of principal prepayments made on the mortgage loans during the related prepayment period;

        (xii) the amount deposited in or withdrawn from any reserve fund on such distribution date, and the amount remaining on deposit in the reserve fund as of the close of business on such distribution date;

        (xiii) the amount of any Accrued Certificate Interest due but not paid on such class of offered certificates at the close of business on such distribution date; and

        (xiv) if such class of offered certificates has a variable pass-through rate or an adjustable pass-through rate, the pass-through rate applicable thereto for such distribution date.

     In the case of information furnished pursuant to subclauses (i)-(iv)
above, the amounts will be expressed as a dollar amount per minimum denomination of the relevant class of offered certificates or per a specified portion of such minimum denomination. The prospectus supplement for each series of offered certificates will describe any additional information to be included in reports to the holders of such certificates.

     Within a reasonable period of time after the end of each calendar year, the related master servicer or trustee, as the case may be, will be required to furnish to each person who at any time during the

                                       50

calendar year was a holder of an offered certificate a statement containing the information set forth in subclauses (i)-(iv) above, aggregated for such calendar year or the applicable portion thereof during which such person was a certificateholder. Such obligation will be deemed to have been satisfied to the extent that substantially comparable information is provided pursuant to any requirements of the Code as are from time to time in force. See, however,
"Description of the Certificates--Book-Entry Registration and Definitive
Certificates."

     If the trust fund for a series of certificates includes CMBS, the ability of the related master servicer or trustee, as the case may be, to include in any distribution date statement information regarding the mortgage loans underlying such CMBS will depend on the reports received with respect to such
CMBS. In such cases, the prospectus supplement will describe the loan-specific information to be included in the distribution date statements that will be forwarded to the holders of the offered certificates of that series in connection with distributions made to them.

VOTING RIGHTS

     The voting rights evidenced by each series of certificates will be allocated among the respective classes of such series in the manner described in the prospectus supplement.

     Certificateholders will generally have a right to vote only with respect to required consents to certain amendments to the related pooling and servicing agreement and as otherwise specified in the prospectus supplement. See
"Description of the Pooling and Servicing Agreements--Amendment." The holders of specified amounts of certificates of a particular series will have the collective right to remove the related trustee and also to cause the removal of the related master servicer in the case of an event of default under the related pooling and servicing agreement on the part of the master servicer. See
"Description of the Pooling and Servicing Agreements--Events of Default,"
"--Rights upon Event of Default" and "--Resignation and Removal of the
Trustee."

TERMINATION

     The obligations created by the pooling and servicing agreement for each series of certificates will terminate upon the payment (or provision for payment) to certificateholders of that series of all amounts held in the related certificate account, or otherwise by the related master servicer or trustee or by a special servicer, and required to be paid to such certificateholders pursuant to such pooling and servicing agreement following the earlier of (i) the final payment or other liquidation of the last mortgage asset subject to the pooling and servicing agreement or the disposition of all property acquired upon foreclosure of any mortgage loan subject to the pooling and servicing agreement and (ii) the purchase of all of the assets of the related trust fund by the party entitled to effect such termination, under the circumstances and in the manner that will be described in the prospectus supplement. Written notice of termination of a pooling and servicing agreement will be given to each certificateholder of the related series, and the final distribution will be made only upon presentation and surrender of the certificates of such series at the location to be specified in the notice of termination.

     If so specified in the prospectus supplement, a series of certificates will be subject to optional early termination through the repurchase of the assets in the related trust fund by a party that will be specified in the prospectus supplement, under the circumstances and in the manner set forth in the prospectus supplement. If so provided in the prospectus supplement, upon the reduction of the certificate balance of a specified class or classes of certificates by a specified percentage or amount, a party identified in the prospectus supplement will be authorized or required to solicit bids for the purchase of all the assets of the related trust fund, or of a sufficient portion of such assets to retire such class or classes, under the circumstances and in the manner set forth in the prospectus supplement. In any event, unless otherwise disclosed in the prospectus supplement, any such repurchase or purchase shall be at a price or prices that are generally based upon the unpaid principal balance of, plus accrued interest on, all mortgage loans (other than mortgage loans secured by REO Properties) then included in a trust fund and the fair market value of all REO Properties then included in the trust fund, which may or may not result in full payment of the aggregate certificate balance plus accrued interest and any undistributed shortfall in interest for the then outstanding certificates. Any sale of trust fund assets will be without recourse to the trust and/or

                                       51

certificateholders, provided, however, that there can be no assurance that in all events a court would accept such a contractual stipulation.

BOOK-ENTRY REGISTRATION AND DEFINITIVE CERTIFICATES

     If so provided in the prospectus supplement, one or more classes of the offered certificates of any series will be offered in book-entry format through the facilities of DTC, and each such class will be represented by one or more global certificates registered in the name of DTC or its nominee.

     DTC is a limited-purpose trust company organized under the New York
Banking Law, a "banking corporation" within the meaning of the New York Banking
Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency"
registered pursuant to the provisions of Section 17A of the Securities Exchange
Act of 1934. DTC holds securities that its participating organizations deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book entry changes in their accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants that maintain accounts with DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock
Exchange, Inc., and the National Association of Securities Dealers, Inc. Access
to the DTC system also is available to indirect participants in the DTC system such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant in the
DTC system, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     Purchases of book-entry certificates under the DTC system must be made by or through direct participants in the DTC system, which will receive a credit for the book-entry certificates on DTC's records. A certificate owner's ownership interest as an actual purchaser of a book-entry certificate will in turn be recorded on the records of direct participants and indirect participants. Certificate owners will not receive written confirmation from DTC of their purchases, but certificate owners are expected to receive written confirmations providing details of such transactions, as well as periodic statements of their holdings, from the direct participant or indirect participant through which each certificate owner entered into the transaction.
Transfers of ownership interest in the book-entry certificates will be accomplished by entries made on the books of participants acting on behalf of certificate owners. Certificate owners will not receive certificates representing their ownership interests in the book-entry certificates, except in the event that use of the book-entry system for the book-entry certificates of any series is discontinued as described below.

     DTC will not know the identity of actual certificate owners of the book-entry certificates; DTC's records reflect only the identity of the direct participants in the DTC system to whose accounts such certificates are credited. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Notices and other communications conveyed by DTC to direct participants in the DTC system, by direct participants to indirect participants, and by direct participants and indirect participants to certificate owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Distributions on the book-entry certificates will be made to DTC. DTC's practice is to credit direct participants' accounts on the related distribution date in accordance with their respective holdings shown on DTC's records unless
DTC has reason to believe that it will not receive payment on such date.
Disbursement of such distributions by participants to certificate owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of each such participant (and not of DTC, the depositor or any trustee or master servicer), subject to any statutory or regulatory requirements as may be in effect from time to time.
Under a book-entry system, certificate owners may receive payments after the related distribution date.

     As may be provided in the prospectus supplement, the only
"certificateholder" (as such term is used in the related pooling and servicing agreement) of a book-entry certificate will be the nominee of DTC,

                                       52

and the certificate owners will not be recognized as certificateholders under the pooling and servicing agreement. Certificate owners will be permitted to exercise the rights of certificateholders under the related pooling and servicing agreement only indirectly through the participants who in turn will exercise their rights through DTC. The depositor is informed that DTC will take action permitted to be taken by a certificateholder under a pooling and servicing agreement only at the direction of one or more participants to whose account with DTC interests in the book-entry certificates are credited.

     Because DTC can act only on behalf of direct participants in the DTC system, who in turn act on behalf of indirect participants and certain certificate owners, the ability of a certificate owner to pledge its interest in book-entry certificates to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interest in book-entry certificates, may be limited due to the lack of a physical certificate evidencing such interest.

     As may be specified in the prospectus supplement, certificates initially issued in book-entry form will be issued as definitive certificates to certificate owners or their nominees, rather than to DTC or its nominee, only if (i) the depositor advises the trustee in writing that DTC is no longer willing or able to properly discharge its responsibilities as depository with respect to such certificates and the depositor is unable to locate a qualified successor or (ii) the depositor notifies DTC of its intent to terminate the book-entry system through DTC with respect to such certificates and, upon receipt of notice of such intent from DTC, the participants holding beneficial interests in the certificates agree to initiate such termination. Upon the occurrence of either of the events described in the preceding sentence, DTC will be required to notify all participants of the availability through DTC of definitive certificates. Upon surrender by DTC of the certificate or certificates representing a class of book-entry certificates, together with instructions for registration, the trustee or other designated party will be required to issue to the certificate owners identified in such instructions the definitive certificates to which they are entitled, and thereafter the holders of such definitive certificates will be recognized as certificateholders under the related pooling and servicing agreement.

              DESCRIPTION OF THE POOLING AND SERVICING AGREEMENTS

GENERAL

     The certificates of each series will be issued pursuant to a pooling and servicing agreement or other agreement specified in the prospectus supplement.
In general, the parties to a pooling and servicing agreement will include the depositor, the trustee, the master servicer and, in some cases, a special servicer appointed as of the date of the pooling and servicing agreement.
However, a pooling and servicing agreement that relates to a trust fund that consists solely of CMBS may not include a master servicer or other servicer as a party. All parties to each pooling and servicing agreement under which certificates of a series are issued will be identified in the prospectus supplement.

     A form of a pooling and servicing agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. However, the provisions of each pooling and servicing agreement will vary depending upon the nature of the certificates to be issued thereunder and the nature of the related trust fund. The following summaries describe certain provisions that may appear in a pooling and servicing agreement under which certificates that evidence interests in mortgage loans will be issued. The prospectus supplement for a series of certificates will describe any provision of the related pooling and servicing agreement that materially differs from the description thereof contained in this prospectus and, if the related trust fund includes CMBS, will summarize all of the material provisions of the related pooling and servicing agreement. The summaries in this prospectus do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the pooling and servicing agreement for each series of certificates and the description of such provisions in the prospectus supplement. As used in this prospectus with respect to any series, the term
"certificate" refers to all of the certificates of that series, whether or not offered hereby and by the prospectus supplement, unless the context otherwise requires.

ASSIGNMENT OF MORTGAGE ASSETS; REPURCHASES

     As set forth in the prospectus supplement, generally at the time of issuance of any series of certificates, the depositor will assign (or cause to be assigned) to the designated trustee the mortgage loans

                                       53

to be included in the related trust fund, together with, unless otherwise specified in the prospectus supplement, all principal and interest to be received on or with respect to such mortgage loans after the Cut-Off Date, other than principal and interest due on or before the Cut-Off Date. The trustee will, concurrently with such assignment, deliver the certificates to or at the direction of the depositor in exchange for the mortgage loans and the other assets to be included in the trust fund for such series. Each mortgage loan will be identified in a schedule appearing as an exhibit to the related pooling and servicing agreement. Such schedule generally will include detailed information that pertains to each mortgage loan included in the related trust fund, which information will typically include the address of the related mortgaged property and type of such property; the mortgage interest rate and, if applicable, the applicable index, gross margin, adjustment date and any rate cap information; the original and remaining term to maturity; the original amortization term; the original and outstanding principal balance; and the
Loan-to-Value Ratio and Debt Service Coverage Ratio as of the date indicated.

     With respect to each mortgage loan to be included in a trust fund, the depositor will deliver (or cause to be delivered) to the related trustee (or to a custodian appointed by the trustee) certain loan documents which will include the original mortgage note (or lost note affidavit) endorsed, without recourse, to the order of the trustee, the original mortgage (or a certified copy thereof) with evidence of recording indicated thereon and an assignment of the mortgage to the trustee in recordable form. The related pooling and servicing agreement will require that the depositor or other party thereto promptly cause each such assignment of mortgage to be recorded in the appropriate public office for real property records.

     The related trustee (or the custodian appointed by the trustee) will be required to review the mortgage loan documents within a specified period of days after receipt thereof, and the trustee (or the custodian) will hold such documents in trust for the benefit of the certificateholders of the related series. Unless otherwise specified in the prospectus supplement, if any document is found to be missing or defective, in either case such that interests of the certificateholders are materially and adversely affected, the trustee (or such custodian) will be required to notify the master servicer and the depositor, and the master servicer will be required to notify the relevant seller of the mortgage asset. In that case, and if the mortgage asset seller cannot deliver the document or cure the defect within a specified number of days after receipt of such notice, then unless otherwise specified in the prospectus supplement, the mortgage asset seller will be obligated to replace the related mortgage loan or repurchase it from the trustee at a price that will be specified in the prospectus supplement.

     If so provided in the prospectus supplement, the depositor will, as to some or all of the mortgage loans, assign or cause to be assigned to the trustee the related lease assignments. In certain cases, the trustee, or master servicer, as applicable, may collect all moneys under the related leases and distribute amounts, if any, required under the leases for the payment of maintenance, insurance and taxes, to the extent specified in the related leases. The trustee, or if so specified in the prospectus supplement, the master servicer, as agent for the trustee, may hold the leases in trust for the benefit of the certificateholders.

     With respect to each CMBS in certificate form, the depositor will deliver or cause to be delivered to the trustee (or the custodian) the original certificate or other definitive evidence of such CMBS together with bond power or other instruments, certifications or documents required to transfer fully such CMBS to the trustee for the benefit of the certificateholders. With respect to each CMBS in uncertificated or book-entry form or held through a
"clearing corporation" within the meaning of the New York Uniform Commercial
Code, the depositor and the trustee will cause such CMBS to be registered directly or on the books of such clearing corporation or of a financial intermediary in the name of the trustee for the benefit of the certificateholders. Unless otherwise provided in the prospectus supplement, the related pooling and servicing agreement will require that either the depositor or the trustee promptly cause any CMBS in certificated form not registered in the name of the trustee to be reregistered, with the applicable persons, in the name of the trustee.

REPRESENTATIONS AND WARRANTIES; REPURCHASES

     The depositor will, with respect to each mortgage loan in the related trust fund, make or assign certain representations and warranties made by the warranting party, covering, by way of example: (i) the

                                       54

accuracy of the information set forth for such mortgage loan on the schedule of mortgage loans appearing as an exhibit to the related pooling and servicing agreement; (ii) the enforceability of the related mortgage note and mortgage and the existence of title insurance insuring the lien priority of the related mortgage; (iii) the warranting party's title to the mortgage loan and the authority of the warranting party to sell the mortgage loan; and (iv) the payment status of the mortgage loan. Each warranting party will be identified in the prospectus supplement.

     Unless otherwise provided in the prospectus supplement, each pooling and servicing agreement will provide that the master servicer and/or trustee will be required to notify promptly any warranting party of any breach of any representation or warranty made by it in respect of a mortgage loan that materially and adversely affects the interests of the related certificateholders. If such warranting party cannot cure such breach within a specified period following the date on which it was notified of such breach, then, unless otherwise provided in the prospectus supplement, it will be obligated to repurchase such mortgage loan from the trustee within a specified period at a price that will be specified in the prospectus supplement. If so provided in the prospectus supplement for a series of certificates, a warranting party, in lieu of repurchasing a mortgage loan as to which a breach has occurred, will have the option, exercisable upon certain conditions and/or within a specified period after initial issuance of such series of certificates, to replace such mortgage loan with one or more other mortgage loans, in accordance with standards that will be described in the prospectus supplement. This repurchase or substitution obligation may constitute the sole remedy available to holders of certificates of any series for a breach of representation and warranty by a warranting party. Moreover, neither the depositor (unless it is the warranting party) nor any entity acting solely in its capacity as the master servicer will be obligated to purchase or replace a mortgage loan if a warranting party defaults on its obligation to do so.

     The dates as of which representations and warranties have been made by a warranting party will be specified in the prospectus supplement. In some cases, such representations and warranties will have been made as of a date prior to the date upon which the related series of certificates is issued, and thus may not address events that may occur following the date as of which they were made. However, the depositor will not include any mortgage loan in the trust fund for any series of certificates if anything has come to the depositor's attention that would cause it to believe that the representations and warranties made in respect of such mortgage loan will not be accurate in all material respects as of such date of issuance.

CERTIFICATE ACCOUNT

     General. The master servicer and/or the trustee will, as to each trust fund, establish and maintain or cause to be established and maintained certificate accounts for the collection of payments on the related mortgage loans, which will be established so as to comply with the standards of each rating agency that has rated any one or more classes of certificates of the related series. As described in the prospectus supplement, a certificate account may be maintained either as an interest-bearing or a non-interest-bearing account, and the funds held therein may be held as cash or invested in permitted investments, such as United States government securities and other investment grade obligations specified in the related pooling and servicing agreement. Any interest or other income earned on funds in the certificate account will be paid to the related master servicer or trustee as additional compensation. If permitted by such rating agency or agencies and so specified in the prospectus supplement, a certificate account may contain funds relating to more than one series of mortgage pass-through certificates and may contain other funds representing payments on mortgage loans owned by the related master servicer or serviced by it on behalf of others.

     Deposits. Unless otherwise provided in the related pooling and servicing agreement and described in the prospectus supplement, the related master servicer, trustee or special servicer will be required to deposit or cause to be deposited in the certificate account for each trust fund within a certain period following receipt (in the case of collections and payments), the following payments and collections received, or advances made, by the master servicer, the trustee or any special servicer subsequent to the Cut-Off Date
(other than payments due on or before the Cut-Off Date):

                                       55

        (i) all payments on account of principal, including principal prepayments, on the mortgage loans;

        (ii) all payments on account of interest on the mortgage loans, including any default interest collected, in each case net of any portion thereof retained by the master servicer, any special servicer or sub-servicer as its servicing compensation or as compensation to the trustee;

        (iii) all insurance proceeds received under any hazard, title or other insurance policy that provides coverage with respect to a mortgaged property or the related mortgage loan (other than proceeds applied to the restoration of the property or released to the related borrower in accordance with the customary servicing practices of the master servicer
      (or, if applicable, a special servicer) and/or the terms and conditions of the related mortgage and all other liquidation proceeds received and retained in connection with the liquidation of defaulted mortgage loans or property acquired in respect thereof, by foreclosure or otherwise, together with the Net Operating Income (less reasonable reserves for future expenses) derived from the operation of any mortgaged properties acquired by the trust fund through foreclosure or otherwise;

        (iv) any amounts paid under any instrument or drawn from any fund that constitutes credit support for the related series of certificates as described under "Description of Credit Support;"

        (v) any advances made as described under "Description of the
      Certificate--Advances in Respect of Delinquencies;"

        (vi) any amounts paid under any cash flow agreement, as described under
      "Description of the Trust Funds--Cash Flow Agreements;"

        (vii) all liquidation proceeds resulting from the purchase of any mortgage loan, or property acquired in respect thereof, by the depositor, any mortgage asset seller or any other specified person as described under "--Assignment of Mortgage Assets; Repurchases" and "--Representations
     and Warranties; Repurchases," all liquidation proceeds resulting from the purchase of any defaulted mortgage loan as described under "--Realization
     Upon Defaulted Mortgage Loans," and all liquidation proceeds resulting from any mortgage asset purchased as described under "Description of the
     Certificates--Termination;"

        (viii) any amounts paid by the master servicer to cover prepayment interest shortfalls arising out of the prepayment of mortgage loans as described under "--Servicing Compensation and Payment of Expenses;"

        (ix) to the extent that any such item does not constitute additional servicing compensation to the master servicer or a special servicer, any payments on account of modification or assumption fees, late payment charges, prepayment premiums or lenders' equity participations on the mortgage loans;

        (x) all payments required to be deposited in the certificate account with respect to any deductible clause in any blanket insurance policy described under "--Hazard Insurance Policies;"

        (xi) any amount required to be deposited by the master servicer or the trustee in connection with losses realized on investments for the benefit of the master servicer or the trustee, as the case may be, of funds held in the certificate account; and

        (xii) any other amounts required to be deposited in the certificate account as provided in the related pooling and servicing agreement and described in the prospectus supplement.

     Withdrawals. Unless otherwise provided in the related pooling and servicing agreement and described in the prospectus supplement, the master servicer, trustee or special servicer may make withdrawals from the certificate account for each trust fund for any of the following purposes:

        (i) to make distributions to the certificateholders on each distribution date;

        (ii) to reimburse the master servicer or any other specified person for unreimbursed amounts advanced by it as described under "Description of the Certificates--Advances in Respect of Delinquencies," such reimbursement to be made out of amounts received which were identified

                                       56

     and applied by the master servicer as late collections of interest (net of related servicing fees) on and principal of the particular mortgage loans with respect to which the advances were made or out of amounts drawn under any form of credit support with respect to such mortgage loans;

        (iii) to reimburse the master servicer or a special servicer for unpaid servicing fees earned by it and certain unreimbursed servicing expenses incurred by it with respect to mortgage loans in the trust fund and properties acquired in respect thereof, such reimbursement to be made out of amounts that represent liquidation proceeds and insurance proceeds collected on the particular mortgage loans and properties, and net income collected on the particular properties, with respect to which such fees were earned or such expenses were incurred or out of amounts drawn under any form of credit support with respect to such mortgage loans and properties;

        (iv) to reimburse the master servicer or any other specified person for any advances described in clause (ii) above made by it, any servicing expenses referred to in clause (iii) above incurred by it and any servicing fees earned by it, which, in the good faith judgment of the master servicer or such other person, will not be recoverable from the amounts described in clauses (ii) and (iii), respectively, such reimbursement to be made from amounts collected on other mortgage loans in the related trust fund or, if and to the extent so provided by the related pooling and servicing agreement and described in the prospectus supplement, only from that portion of amounts collected on such other mortgage loans that is otherwise distributable on one or more classes of subordinate certificates of the related series;

        (v) if and to the extent described in the prospectus supplement, to pay the master servicer, a special servicer or another specified entity
      (including a provider of credit support) interest accrued on the advances described in clause (ii) above made by it and the servicing expenses described in clause (iii) above incurred by it while such remain outstanding and unreimbursed;

        (vi) to pay for costs and expenses incurred by the trust fund for environmental site assessments performed with respect to mortgaged properties that constitute security for defaulted mortgage loans, and for any containment, clean-up or remediation of hazardous wastes and materials present on such mortgaged properties, as described under
      "--Realization Upon Defaulted Mortgage Loans;"

        (vii) to reimburse the master servicer, the depositor, or any of their respective directors, officers, employees and agents, as the case may be, for certain expenses, costs and liabilities incurred thereby, as and to the extent described under "--Certain Matters Regarding the Master
      Servicer and the Depositor;"

        (viii) if and to the extent described in the prospectus supplement, to pay the fees of the trustee;

        (ix) to reimburse the trustee or any of its directors, officers, employees and agents, as the case may be, for certain expenses, costs and liabilities incurred thereby, as and to the extent described under
      "--Certain Matters Regarding the Trustee;"

        (x) to pay the master servicer or the trustee, as additional compensation, interest and investment income earned in respect of amounts held in the certificate account and, to the extent described in the prospectus supplement, prepayment interest excesses collected from borrowers in connection with prepayments of mortgage loans and late charges and default interest collected from borrowers;

        (xi) to pay (generally from related income) for costs incurred in connection with the operation, management and maintenance of any mortgaged property acquired by the trust fund by foreclosure or otherwise;

        (xii) if one or more elections have been made to treat the trust fund or designated portions thereof as a REMIC, to pay any federal, state or local taxes imposed on the trust fund or its assets or transactions, as and to the extent described under "Material Federal Income Tax
     Consequences--Taxation of Owners of REMIC Residual
     Certificates--Prohibited Transactions Tax and Other Taxes;"

                                       57

        (xiii) to pay for the cost of an independent appraiser or other expert in real estate matters retained to determine a fair sale price for a defaulted mortgage loan or a property acquired in respect thereof in connection with the liquidation of such mortgage loan or property;

        (xiv) to pay for the cost of various opinions of counsel obtained pursuant to the related pooling and servicing agreement for the benefit of certificateholders;

        (xv) to pay for the cost of recording the pooling and servicing agreement if recorded in accordance with the pooling and servicing agreement;

        (xvi) to make any other withdrawals permitted by the related pooling and servicing agreement and described in the prospectus supplement; and

        (xvii) to clear and terminate the certificate account upon the termination of the trust fund.

COLLECTION AND OTHER SERVICING PROCEDURES

     Master Servicer. The master servicer for any mortgage pool, directly or through sub-servicers, will be required to make reasonable efforts to collect all scheduled mortgage loan payments and will be required to follow such collection procedures as it would follow with respect to mortgage loans that are comparable to such mortgage loans and held for its own account, provided such procedures are consistent with (i) the terms of the related pooling and servicing agreement and any related instrument of credit support included in the related trust fund, (ii) applicable law and (iii) the servicing standard specified in the pooling and servicing agreement.

     The master servicer will also be required to perform other customary functions of a servicer of comparable loans, including maintaining escrow or impound accounts for payment of taxes, insurance premiums and similar items, or otherwise monitoring the timely payment of those items; attempting to collect delinquent payments; supervising foreclosures; conducting property inspections on a periodic or other basis; managing REO Properties; and maintaining servicing records relating to the mortgage loans. Generally, the master servicer will be responsible for filing and settling claims in respect of particular mortgage loans under any applicable instrument of credit support.
See "Description of Credit Support."

     A master servicer may agree to modify, waive or amend any term of any mortgage loan serviced by it in a manner consistent with the servicing standard specified in the pooling and servicing agreement; provided that the modification, waiver or amendment will not (i) affect the amount or timing of any scheduled payments of principal or interest on the mortgage loan or (ii) in the judgment of the master servicer, materially impair the security for the mortgage loan or reduce the likelihood of timely payment of amounts due thereon. A master servicer also may agree to any other modification, waiver or amendment if, in its judgment (x) a material default on the mortgage loan has occurred or a payment default is imminent and (y) such modification, waiver or amendment is reasonably likely to produce a greater recovery with respect to the mortgage loan on a present value basis than would liquidation.

     Sub-Servicers. A master servicer may delegate its servicing obligations in respect of the mortgage loans serviced by it to one or more third-party sub-servicers, but the master servicer will remain liable for such obligations under the related pooling and servicing agreement unless otherwise provided in the prospectus supplement. Unless otherwise provided in the prospectus supplement, each sub-servicing agreement between a master servicer and a sub-servicer must provide that, if for any reason the master servicer is no longer acting in such capacity, the trustee or any successor master servicer may assume the master servicer's rights and obligations under such sub-servicing agreement.

     Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer, irrespective of whether the master servicer's compensation pursuant to the related pooling and servicing agreement is sufficient to pay such fees. Each sub-servicer will be reimbursed by the master servicer for certain expenditures which it makes, generally to the same extent the master servicer would be reimbursed under a pooling and servicing agreement. See "--Certificate Account" and "--Servicing Compensation and
Payment of Expenses."

     Special Servicers. If and to the extent specified in the prospectus supplement, a special servicer may be a party to the related pooling and servicing agreement or may be appointed by the master servicer or

                                       58

another specified party to perform certain specified duties (for example, the servicing of defaulted mortgage loans) in respect of the servicing of the related mortgage loans. The special servicer under a pooling and servicing agreement may be an affiliate of the depositor and may have other normal business relationships with the depositor or the depositor's affiliates. The master servicer will be liable for the performance of a special servicer only if, and to the extent, set forth in the prospectus supplement.

     Each pooling and servicing agreement may provide that neither the special servicer nor any director, officer, employee or agent of the special servicer will be under any liability to the related trust fund or certificateholders for any action taken, or not taken, in good faith pursuant to the pooling and servicing agreement or for errors in judgment; provided, however, that neither the special servicer nor any such person will be protected against any breach of a representation, warranty or covenant made in such pooling and servicing agreement, or against any expense or liability that such person is specifically required to bear pursuant to the terms of such pooling and servicing agreement, or against any liability that would otherwise be imposed by reason of misfeasance, bad faith or negligence in the performance of obligations or duties thereunder.

REALIZATION UPON DEFAULTED MORTGAGE LOANS

     A borrower's failure to make required mortgage loan payments may mean that operating income is insufficient to service the mortgage debt, or may reflect the diversion of that income from the servicing of the mortgage debt. In addition, a borrower that is unable to make mortgage loan payments may also be unable to make timely payment of taxes and to otherwise maintain and insure the related mortgaged property. In general, the related master servicer will be required to monitor any mortgage loan that is in default, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the related mortgaged property, initiate corrective action in cooperation with the borrower if cure is likely, inspect the related mortgaged property and take such other actions as are consistent with the servicing standard specified in the pooling and servicing agreement. A significant period of time may elapse before the master servicer is able to assess the success of any such corrective action or the need for additional initiatives.

     The time within which the master servicer can make the initial determination of appropriate action, evaluate the success of corrective action, develop additional initiatives, institute foreclosure proceedings and actually foreclose (or accept a deed to a mortgaged property in lieu of foreclosure) on behalf of the certificateholders may vary considerably depending on the particular mortgage loan, the mortgaged property, the borrower, the presence of an acceptable party to assume the mortgage loan and the laws of the jurisdiction in which the mortgaged property is located. If a borrower files a bankruptcy petition, the master servicer may not be permitted to accelerate the maturity of the related mortgage loan or to foreclose on the mortgaged property for a considerable period of time. See "Certain Legal Aspects of Mortgage Loans and Leases."

     A pooling and servicing agreement may grant to the master servicer, a special servicer, a provider of credit support and/or the holder or holders of certain classes of certificates of the related series a right of first refusal to purchase from the trust fund, at a predetermined purchase price (which, if insufficient to fully fund the entitlements of certificateholders to principal and interest thereon, will be specified in the prospectus supplement), any mortgage loan as to which a specified number of scheduled payments are delinquent. In addition, the prospectus supplement may specify other methods for the sale or disposal of defaulted mortgage loans pursuant to the terms of the related pooling and servicing agreement.

     If a default on a mortgage loan has occurred, the master servicer, on behalf of the trustee, may at any time institute foreclosure proceedings, exercise any power of sale contained in the related mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related mortgaged property, by operation of law or otherwise, if such action is consistent with the servicing standard specified in the pooling and servicing agreement. Unless otherwise specified in the prospectus supplement, the master servicer may not, however, acquire title to any mortgaged property or take any other action that would cause the trustee, for the benefit of certificateholders of the related series, or any other specified person to be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or an "operator" of, such mortgaged property within the meaning of certain federal environmental laws, unless

                                       59

the master servicer has previously determined, based on a report prepared by a person who regularly conducts environmental audits (which report will be an expense of the trust fund), that:

        (i) either the mortgaged property is in compliance with applicable environmental laws and regulations or, if not, that taking such actions as are necessary to bring the mortgaged property into compliance therewith is reasonably likely to produce a greater recovery on a present value basis than not taking such actions; and

        (ii) either there are no circumstances or conditions present at the mortgaged property relating to the use, management or disposal of hazardous materials for which investigation, testing, monitoring, containment, cleanup or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could reasonably be expected to be required, taking such actions with respect to the mortgaged property is reasonably likely to produce a greater recovery on a present value basis than not taking such actions. See "Certain Legal
      Aspects of Mortgage Loans and Leases--Environmental Considerations."

     If title to any mortgaged property is acquired by a trust fund as to which a REMIC election has been made, the master servicer, on behalf of the trust fund, will be required to sell the mortgaged property by the end of the third calendar year following the year of acquisition or unless (i) the Internal
Revenue Service grants an extension of time to sell such property or (ii) the trustee receives an opinion of independent counsel to the effect that the holding of the property by the trust fund for more than three years after the end of the calendar year in which it was acquired will not result in the imposition of a tax on the trust fund or cause the trust fund to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing, the master servicer will generally be required to solicit bids for any mortgaged property so acquired in such a manner as will be reasonably likely to realize a fair price for such property.
If the trust fund acquires title to any mortgaged property, the master servicer, on behalf of the trust fund, may retain an independent contractor to manage and operate such property. The retention of an independent contractor, however, will not relieve the master servicer of its obligation to manage such mortgaged property in a manner consistent with the servicing standard specified in the pooling and servicing agreement.

     If liquidation proceeds collected with respect to a defaulted mortgage loan are less than the outstanding principal balance of the defaulted mortgage loan plus interest accrued thereon plus the aggregate amount of reimbursable expenses incurred by the master servicer with respect to such mortgage loan, the trust fund will realize a loss in the amount of such difference. The master servicer will be entitled to reimburse itself from the liquidation proceeds recovered on any defaulted mortgage loan (prior to the distribution of such liquidation proceeds to certificateholders), amounts that represent unpaid servicing compensation in respect of the mortgage loan, unreimbursed servicing expenses incurred with respect to the mortgage loan and any unreimbursed advances of delinquent payments made with respect to the mortgage loan.

HAZARD INSURANCE POLICIES

     Each pooling and servicing agreement may require the related master servicer to cause each mortgage loan borrower to maintain a hazard insurance policy that provides for such coverage as is required under the related mortgage or, if the mortgage permits the holder thereof to dictate to the borrower the insurance coverage to be maintained on the related mortgaged property, such coverage as is consistent with the requirements of the servicing standard specified in the pooling and servicing agreement. Such coverage generally will be in an amount equal to the lesser of the principal balance owing on such mortgage loan and the replacement cost of the mortgaged property, but in either case not less than the amount necessary to avoid the application of any co-insurance clause contained in the hazard insurance policy. The ability of the master servicer to assure that hazard insurance proceeds are appropriately applied may be dependent upon its being named as an additional insured under any hazard insurance policy and under any other insurance policy referred to below, or upon the extent to which information concerning covered losses is furnished by borrowers. All amounts collected by the master servicer under any such policy (except for amounts to be applied to the restoration or repair of the

                                       60

mortgaged property or released to the borrower in accordance with the master servicer's normal servicing procedures and/or to the terms and conditions of the related mortgage and mortgage note) will be deposited in the related certificate account. The pooling and servicing agreement may provide that the master servicer may satisfy its obligation to cause each borrower to maintain such a hazard insurance policy by maintaining a blanket policy insuring against hazard losses on all of the mortgage loans in the related trust fund. If such blanket policy contains a deductible clause, the master servicer will be required, in the event of a casualty covered by such blanket policy, to deposit in the related certificate account all sums that would have been deposited therein but for such deductible clause.

     In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of the property by fire, lightning, explosion, smoke, windstorm and hail, riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy.
Although the policies covering the mortgaged properties will be underwritten by different insurers under different state laws in accordance with different applicable state forms, and therefore will not contain identical terms and conditions, most such policies typically do not cover any physical damage resulting from war, revolution, governmental actions, terrorism, floods and other water-related causes, earth movement (including earthquakes, landslides and mudflows), wet or dry rot, vermin, domestic animals and certain other kinds of risks.

     The hazard insurance policies covering the mortgaged properties will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage (generally 80% to 90%) of the full replacement value of the improvements on the property in order to recover the full amount of any partial loss. If the insured's coverage falls below this specified percentage, such clauses generally provide that the insurer's liability in the event of partial loss does not exceed the lesser of
(i) the replacement cost of the improvements less physical depreciation and
(ii) such proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of such improvements.

DUE-ON-SALE AND DUE-ON-ENCUMBRANCE PROVISIONS

     Certain of the mortgage loans may contain a due-on-sale clause that entitles the lender to accelerate payment of the mortgage loan upon any sale or other transfer of the related mortgaged property made without the lender's consent. Certain of the mortgage loans may also contain a due-on-encumbrance clause that entitles the lender to accelerate the maturity of the mortgage loan upon the creation of any other lien or encumbrance upon the mortgaged property.
The master servicer will determine whether to exercise any right the trustee may have under any such provision in a manner consistent with the servicing standard specified in the pooling and servicing agreement. Unless otherwise specified in the prospectus supplement, the master servicer will be entitled to retain as additional servicing compensation any fee collected in connection with the permitted transfer of a mortgaged property. See "Certain Legal Aspects of Mortgage Loans and Leases--Due-on-Sale and Due-on-Encumbrance."

SERVICING COMPENSATION AND PAYMENT OF EXPENSES

     Generally, a master servicer's primary servicing compensation with respect to a series of certificates will come from the periodic payment to it of a portion of the interest payments on each mortgage loan in the related trust fund. Since that compensation is generally based on a percentage of the principal balance of each such mortgage loan outstanding from time to time, it will decrease in accordance with the amortization of the mortgage loans. The prospectus supplement with respect to a series of certificates may provide that, as additional compensation, the master servicer may retain all or a portion of late payment charges, prepayment premiums, modification fees and other fees collected from borrowers and any interest or other income that may be earned on funds held in the certificate account. Any sub-servicer will receive a portion of the master servicer's compensation as its sub-servicing compensation.

     In addition to amounts payable to any sub-servicer, a master servicer may be required, to the extent provided in the prospectus supplement, to pay from amounts that represent its servicing compensation certain expenses incurred in connection with the administration of the related trust fund, including, without limitation, payment of the fees and disbursements of independent accountants and payment of

                                       61

expenses incurred in connection with distributions and reports to certificateholders. Certain other expenses, including certain expenses related to mortgage loan defaults and liquidations and, to the extent so provided in the prospectus supplement, interest on such expenses at the rate specified therein, and the fees of the trustee and any special servicer, may be required to be borne by the trust fund.

     If and to the extent provided in the prospectus supplement, the master servicer may be required to apply a portion of the servicing compensation otherwise payable to it in respect of any period to prepayment interest shortfalls.

     See "Yield Considerations--Shortfalls in Collections of Interest Resulting
from Prepayments."

EVIDENCE AS TO COMPLIANCE

     Each pooling and servicing agreement may require that, on or before a specified date in each year, the master servicer cause a firm of independent public accountants to furnish a statement to the trustee to the effect that, based on an examination by such firm conducted substantially in compliance with the Uniform Single Audit Program for Mortgage Bankers, the servicing by or on behalf of the master servicer of mortgage loans under pooling and servicing agreements substantially similar to each other (which may include the related pooling and servicing agreement) was conducted through the preceding calendar year or other specified twelve-month period in compliance with the terms of such agreements except for any significant exceptions or errors in records that, in the opinion of such firm, paragraph 4 of the Uniform Single Audit
Program for Mortgage Bankers requires it to report. Each pooling and servicing agreement will also provide for delivery to the trustee, on or before a specified date in each year, of a statement signed by one or more officers of the master servicer to the effect that the master servicer has fulfilled its material obligations under the pooling and servicing agreement throughout the preceding calendar year or other specified twelve-month period.

     Copies of the annual accountants' statement and the statement of officers of a master servicer will be made available to certificateholders upon written request to the master servicer.

CERTAIN MATTERS REGARDING THE MASTER SERVICER AND THE DEPOSITOR

     The master servicer under a pooling and servicing agreement may be an affiliate of the depositor and may have other normal business relationships with the depositor or the depositor's affiliates. The related pooling and servicing agreement may permit the master servicer to resign from its obligations thereunder upon a determination that such obligations are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it at the date of the pooling and servicing agreement. Unless applicable law requires the master servicer's resignation to be effective immediately, no such resignation will become effective until the trustee or a successor servicer has assumed the master servicer's obligations and duties under the pooling and servicing agreement. The related pooling and servicing agreement may also provide that the master servicer may resign at any other time provided that (i) a willing successor master servicer has been found, (ii) each of the rating agencies that has rated any one or more classes of certificates of the related series confirms in writing that the successor's appointment will not result in a withdrawal, qualification or downgrade of any rating or ratings assigned to any such class of certificates, (iii) the resigning party pays all costs and expenses in connection with such transfer, and (iv) the successor accepts appointment prior to the effectiveness of such resignation. Unless otherwise specified in the prospectus supplement, the master servicer will also be required to maintain a fidelity bond and errors and omissions policy that provides coverage against losses that may be sustained as a result of an officer's or employee's misappropriation of funds, errors and omissions or negligence, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions.

     Each pooling and servicing agreement may further provide that none of the master servicer, the depositor and any director, officer, employee or agent of either of them will be under any liability to the related trust fund or certificateholders for any action taken, or not taken, in good faith pursuant to the pooling and servicing agreement or for errors in judgment; provided, however, that none of the master servicer, the depositor and any such person will be protected against any breach of a representation,

                                       62

warranty or covenant made in such pooling and servicing agreement, or against any expense or liability that such person is specifically required to bear pursuant to the terms of such pooling and servicing agreement, or against any liability that would otherwise be imposed by reason of misfeasance, bad faith or negligence in the performance of obligations or duties thereunder. Unless otherwise specified in the prospectus supplement, each pooling and servicing agreement will further provide that the master servicer, the depositor and any director, officer, employee or agent of either of them will be entitled to indemnification by the related trust fund against any loss, liability or expense incurred in connection with the pooling and servicing agreement or the related series of certificates; provided, however, that such indemnification will not extend to any loss, liability or expense (i) that such person is specifically required to bear pursuant to the terms of such agreement, and is not reimbursable pursuant to the pooling and servicing agreement; (ii) incurred in connection with any breach of a representation, warranty or covenant made in the pooling and servicing agreement; (iii) incurred by reason of misfeasance, bad faith or negligence in the performance of obligations or duties under the pooling and servicing agreement. In addition, each pooling and servicing agreement will provide that neither the master servicer nor the depositor will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under the pooling and servicing agreement and, unless it has received sufficient assurance as to the reimbursement of the costs and liabilities of such legal action or, in its opinion such legal action does not involve it in any expense or liability.
However, each of the master servicer and the depositor will be permitted, in the exercise of its discretion, to undertake any such action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the pooling and servicing agreement and the interests of the certificateholders thereunder. In such event, the legal expenses and costs of such action, and any liability resulting therefrom, will be expenses, costs and liabilities of the certificateholders, and the master servicer or the depositor, as the case may be, will be entitled to charge the related certificate account therefor.

     Subject, in certain circumstances, to the satisfaction of certain conditions that may be required in the related pooling and servicing agreement, any person into which the master servicer or the depositor may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer or the depositor is a party, or any person succeeding to the business of the master servicer or the depositor, will be the successor of the master servicer or the depositor, as the case may be, under the related pooling and servicing agreement.

EVENTS OF DEFAULT

     The events of default for a series of certificates under the related pooling and servicing agreement generally will include (i) any failure by the master servicer to distribute or cause to be distributed to certificateholders, or to remit to the trustee for distribution to certificateholders in a timely manner, any amount required to be so distributed or remitted, provided that such failure is permitted so long as the failure is corrected by 10:00 a.m. on the related distribution date, (ii) any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the pooling and servicing agreement which continues unremedied for 30 days after written notice of such failure has been given to the master servicer or the special servicer, as applicable, by any party to the pooling and servicing agreement, or to the master servicer or the special servicer, as applicable, by certificateholders entitled to not less than 25% (or such other percentage specified in the prospectus supplement) of the voting rights for such series (subject to certain extensions provided in the related pooling and servicing agreement); and (iii) certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations. Material variations to the foregoing events of default (other than to add thereto or shorten cure periods or eliminate notice requirements) will be specified in the prospectus supplement.

RIGHTS UPON EVENT OF DEFAULT

     So long as an event of default under a pooling and servicing agreement remains unremedied, the depositor or the trustee will be authorized, and at the direction of certificateholders entitled to not less

                                       63

than 25% (or such other percentage specified in the prospectus supplement) of the voting rights for such series, the trustee will be required, to terminate all of the rights and obligations of the master servicer as master servicer under the pooling and servicing agreement, whereupon the trustee will succeed to all of the responsibilities, duties and liabilities of the master servicer under the pooling and servicing agreement (except that if the master servicer is required to make advances in respect of mortgage loan delinquencies, but the trustee is prohibited by law from obligating itself to do so, or if the prospectus supplement so specifies, the trustee will not be obligated to make such advances) and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable so to act, it may (or, at the written request of certificateholders entitled to at least 51% (or such other percentage specified in the prospectus supplement) of the voting rights for such series, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution that (unless otherwise provided in the prospectus supplement) is acceptable to each rating agency that assigned ratings to the offered certificates of such series to act as successor to the master servicer under the pooling and servicing agreement. Pending such appointment, the trustee will be obligated to act in such capacity.

     No certificateholder will have the right under any pooling and servicing agreement to institute any proceeding with respect thereto unless such holder previously has given to the trustee written notice of default and unless certificateholders entitled to at least 25% (or such other percentage specified in the prospectus supplement) of the voting rights for the related series shall have made written request upon the trustee to institute such proceeding in its own name as trustee thereunder and shall have offered to the trustee reasonable indemnity, and the trustee for 60 days (or such other period specified in the prospectus supplement) shall have neglected or refused to institute any such proceeding. The trustee, however, will be under no obligation to exercise any of the trusts or powers vested in it by any pooling and servicing agreement or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation thereunder or in relation thereto at the request, order or direction of any of the holders of certificates of the related series, unless such certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby.

AMENDMENT

     Each pooling and servicing agreement may be amended by the parties thereto, without the consent of any of the holders of the related certificates,
(i) to cure any ambiguity, (ii) to correct, modify or supplement any provision in the pooling and servicing agreement that may be inconsistent with any other provision therein, (iii) to add any other provisions with respect to matters or questions arising under the pooling and servicing agreement that are not inconsistent with the provisions thereof, (iv) to comply with any requirements imposed by the Code or (v) for any other purpose; provided that such amendment
(other than an amendment for the purpose specified in clause (iv) above) may not (as evidenced by an opinion of counsel to such effect satisfactory to the trustee) adversely affect in any material respect the interests of any such holder. Each pooling and servicing agreement may also be amended for any purpose by the parties, with the consent of certificateholders entitled to at least 51% (or such other percentage specified in the prospectus supplement) of the voting rights for the related series allocated to the affected classes;
provided, however, that no such amendment may (x) reduce in any manner the amount of, or delay the timing of, payments received or advanced on mortgage loans that are required to be distributed in respect of any certificate without the consent of the holder of such certificate, (y) adversely affect in any material respect the interests of the holders of any class of certificates, in a manner other than as described in clause (x), without the consent of the holders of all certificates of such class or (z) modify the provisions of the pooling and servicing agreement described in this paragraph without the consent of the holders of all certificates of the related series. However, unless otherwise specified in the related pooling and servicing agreement, the trustee will be prohibited from consenting to any amendment of a pooling and servicing agreement pursuant to which a REMIC election is to be or has been made unless the trustee shall first have received an opinion of counsel to the effect that such amendment will not result in the imposition of a tax on the related trust fund or cause the related trust fund to fail to qualify as a REMIC at any time that the related certificates are outstanding.

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LIST OF CERTIFICATEHOLDERS

     Upon written request of any certificateholder of record made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the related pooling and servicing agreement, the trustee or other specified person will afford such certificateholder access, during normal business hours, to the most recent list of certificateholders of that series then maintained by such person.

THE TRUSTEE

     The trustee under each pooling and servicing agreement will be named in the related prospectus supplement. The commercial bank, national banking association, banking corporation or trust company that serves as trustee may have typical banking relationships with the depositor and its affiliates and with any master servicer and its affiliates.

DUTIES OF THE TRUSTEE

     The trustee for a series of certificates will make no representation as to the validity or sufficiency of the related pooling and servicing agreement, the certificates or any mortgage loan or related document and will not be accountable for the use or application by or on behalf of any master servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the mortgage loans, or any funds deposited into or withdrawn from the certificate account or any other account by or on behalf of the master servicer or any special servicer. If no event of default under a related pooling and servicing agreement has occurred and is continuing, the trustee will be required to perform only those duties specifically required under the related pooling and servicing agreement. However, upon receipt of any of the various certificates, reports or other instruments required to be furnished to it pursuant to the pooling and servicing agreement, the trustee will be required to examine such documents and to determine whether they conform to the requirements of the pooling and servicing agreement.

CERTAIN MATTERS REGARDING THE TRUSTEE

     The trustee for a series of certificates may be entitled to indemnification, from amounts held in the related certificate account, for any loss, liability or expense incurred by the trustee in connection with the trustee's acceptance or administration of its trusts under the related pooling and servicing agreement; provided, however, that such indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee pursuant to the pooling and servicing agreement, or to any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence on the part of the trustee in the performance of its obligations and duties thereunder, or by reason of its reckless disregard of such obligations or duties, or as may arise from a breach of any representation, warranty or covenant of the trustee made in the pooling and servicing agreement. As and to the extent described in the prospectus supplement, the fees and normal disbursements of any trustee may be the expense of the related master servicer or other specified person or may be required to be borne by the related trust fund.

RESIGNATION AND REMOVAL OF THE TRUSTEE

     The trustee for a series of certificates will be permitted at any time to resign from its obligations and duties under the related pooling and servicing agreement by giving written notice thereof to the depositor. Upon receiving such notice of resignation, the master servicer (or such other person as may be specified in the prospectus supplement) will be required to use reasonable efforts to promptly appoint a successor trustee. If no successor trustee shall have accepted an appointment within a specified period after the giving of such notice of resignation, the resigning trustee may petition any court of competent jurisdiction to appoint a successor trustee.

     Unless otherwise provided in the prospectus supplement, if at any time the trustee ceases to be eligible to continue as such under the related pooling and servicing agreement, or if at any time the trustee becomes incapable of acting, or if certain events of (or proceedings in respect of) bankruptcy or insolvency occur with respect to the trustee, the depositor will be authorized to remove the trustee and

                                       65

appoint a successor trustee. In addition, unless otherwise provided in the prospectus supplement, holders of the certificates of any series entitled to at least 51% (or such other percentage specified in the prospectus supplement) of the voting rights for such series may at any time (with or without cause)
remove the trustee and appoint a successor trustee.

     Any resignation or removal of the trustee and appointment of a successor trustee will not become effective until acceptance of appointment by the successor trustee.

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                         DESCRIPTION OF CREDIT SUPPORT

GENERAL

     Credit support may be provided with respect to one or more classes of the certificates of any series, or with respect to the related mortgage assets.
Credit support may be in the form of over-collateralization, a letter of credit, the subordination of one or more classes of certificates, the use of a pool insurance policy or guarantee insurance, the establishment of one or more reserve funds or another method of credit support described in the prospectus supplement, or any combination of the foregoing. If so provided in the prospectus supplement, any form of credit support may provide credit enhancement for more than one series of certificates to the extent described in the prospectus supplement.

     The credit support generally will not provide protection against all risks of loss and will not guarantee payment to certificateholders of all amounts to which they are entitled under the related pooling and servicing agreement. If losses or shortfalls occur that exceed the amount covered by the credit support or that are not covered by the credit support, certificateholders will bear their allocable share of deficiencies. Moreover, if a form of credit support covers more than one series of certificates, holders of certificates of one series will be subject to the risk that such credit support will be exhausted by the claims of the holders of certificates of one or more other series before the former receive their intended share of such coverage.

     If credit support is provided with respect to one or more classes of certificates of a series, or with respect to the related mortgage assets, the prospectus supplement will include a description of (i) the nature and amount of coverage under such credit support, (ii) any conditions to payment thereunder not otherwise described in this prospectus, (iii) the conditions (if any) under which the amount of coverage under such credit support may be reduced and under which such credit support may be terminated or replaced and
(iv) the material provisions relating to such credit support. Additionally, the prospectus supplement will set forth certain information with respect to the obligor under any instrument of credit support, generally including (w) a brief description of its principal business activities, (x) its principal place of business, place of incorporation and the jurisdiction under which it is chartered or licensed to do business, (y) if applicable, the identity of the regulatory agencies that exercise primary jurisdiction over the conduct of its business and (z) its total assets, and its stockholders equity or policyholders' surplus, if applicable, as of a date that will be specified in the prospectus supplement. See "Risk Factors--Credit Support May Not Cover
Losses or Risks Which Could Adversely Affect Payment on Your Certificates."

SUBORDINATE CERTIFICATES

     If so specified in the prospectus supplement, one or more classes of certificates of a series may be subordinate certificates which are subordinated in right of payment to one or more other classes of senior certificates. If so provided in the prospectus supplement, the subordination of a class may apply only in the event of (or may be limited to) certain types of losses or shortfalls. The prospectus supplement will set forth information concerning the amount of subordination provided by a class or classes of subordinate certificates in a series, the circumstances under which such subordination will be available and the manner in which the amount of subordination will be made available.

CROSS-SUPPORT PROVISIONS

     If the mortgage assets in any trust fund are divided into separate groups, each supporting a separate class or classes of certificates of a series, credit support may be provided by cross-support provisions requiring that distributions be made on senior certificates evidencing interests in one group of mortgage assets prior to distributions on subordinate certificates evidencing interests in a different group of mortgage assets within the trust fund. The prospectus supplement for a series that includes a cross-support provision will describe the manner and conditions for applying such provisions.

INSURANCE OR GUARANTEES WITH RESPECT TO MORTGAGE LOANS

     If so provided in the prospectus supplement for a series of certificates, mortgage loans included in the related trust fund will be covered for certain default risks by insurance policies or guarantees. To the extent material, a copy of each such instrument will accompany the Current Report on Form 8-K to be filed with the Securities and Exchange Commission within 15 days of issuance of the certificates of the related series.

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LETTER OF CREDIT

     If so provided in the prospectus supplement for a series of certificates, deficiencies in amounts otherwise payable on such certificates or certain classes thereof will be covered by one or more letters of credit, issued by a bank or financial institution specified in such prospectus supplement. Under a letter of credit, the bank or financial institution providing the letter of credit will be obligated to honor draws thereunder in an aggregate fixed dollar amount, net of unreimbursed payments thereunder, generally equal to a percentage specified in the prospectus supplement of the aggregate principal balance of the mortgage assets on the related Cut-Off Date or of the initial aggregate certificate balance of one or more classes of certificates. If so specified in the prospectus supplement, the letter of credit may permit draws only in the event of certain types of losses and shortfalls. The amount available under the letter of credit will, in all cases, be reduced to the extent of the unreimbursed payments thereunder and may otherwise be reduced as described in the prospectus supplement. The obligations of the bank or financial institution providing the letter of credit for each series of certificates will expire at the earlier of the date specified in the prospectus supplement or the termination of the trust fund. A copy of any such letter of credit will accompany the Current Report on Form 8-K to be filed with the
Securities and Exchange Commission within 15 days of issuance of the certificates of the related series.

CERTIFICATE INSURANCE AND SURETY BONDS

     If so provided in the prospectus supplement for a series of certificates, deficiencies in amounts otherwise payable on such certificates or certain classes thereof will be covered by insurance policies and/or surety bonds provided by one or more insurance companies or sureties. Such instruments may cover, with respect to one or more classes of certificates of the related series, timely distributions of interest and/or full distributions of principal on the basis of a schedule of principal distributions set forth in or determined in the manner specified in the prospectus supplement. A copy of any such instrument will accompany the Current Report on Form 8-K to be filed with the Securities and Exchange Commission within 15 days of issuance of the certificates of the related series.

RESERVE FUNDS

     If so provided in the prospectus supplement for a series of certificates, deficiencies in amounts otherwise payable on such certificates or certain classes thereof will be covered (to the extent of available funds) by one or more reserve funds in which cash, a letter of credit, permitted investments, a demand note or a combination thereof will be deposited, in the amounts specified in such prospectus supplement. If so specified in the prospectus supplement, the reserve fund for a series may also be funded over time by a specified amount of the collections received on the related mortgage assets.

     Amounts on deposit in any reserve fund for a series, together with the reinvestment income thereon, if any, will be applied for the purposes, in the manner, and to the extent specified in the prospectus supplement. If so specified in the prospectus supplement, reserve funds may be established to provide protection only against certain types of losses and shortfalls.
Following each distribution date, amounts in a reserve fund in excess of any amount required to be maintained in the reserve fund may be released from the reserve fund under the conditions and to the extent specified in the prospectus supplement.

     If so specified in the prospectus supplement, amounts deposited in any reserve fund will be invested in permitted investments, such as United States government securities and other investment grade obligations specified in the related pooling and servicing agreement. Unless otherwise specified in the prospectus supplement, any reinvestment income or other gain from such investments will be credited to the related reserve fund for such series, and any loss resulting from such investments will be charged to such reserve fund.
However, such income may be payable to any related master servicer or another service provider as additional compensation for its services. The reserve fund, if any, for a series will not be a part of the trust fund unless otherwise specified in the prospectus supplement.

CREDIT SUPPORT WITH RESPECT TO CMBS

     If so provided in the prospectus supplement for a series of certificates, any CMBS included in the related trust fund and/or the related underlying mortgage loans may be covered by one or more of the

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types of credit support described in this prospectus. The prospectus supplement for any series of certificates evidencing an interest in a trust fund that includes CMBS will describe to the extent information is available and deemed material, any similar forms of credit support that are provided by or with respect to, or are included as part of the trust fund evidenced by or providing security for, such CMBS. The type, characteristic and amount of credit support will be determined based on the characteristics of the mortgage assets and other factors and will be established, in part, on the basis of requirements of each rating agency rating the certificates of such series. If so specified in the prospectus supplement, any such credit support may apply only in the event of certain types of losses or delinquencies and the protection against losses or delinquencies provided by such credit support will be limited.

              CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS AND LEASES

     The following discussion contains general summaries of certain legal aspects of loans secured by commercial and multifamily residential properties.
Because such legal aspects are governed by applicable state law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all states in which the security for the mortgage loans (or mortgage loans underlying any
CMBS) is situated. Accordingly, the summaries are qualified in their entirety by reference to the applicable laws of those states. See "Description of the
Trust Funds--Mortgage Loans--Leases." For purposes of the following discussion,
"mortgage loan" includes a mortgage loan underlying a CMBS.

GENERAL

     Each mortgage loan will be evidenced by a note or bond and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are collectively referred to as "mortgages" in this prospectus and, unless otherwise specified, in any prospectus supplement. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note.
The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers. Additionally, in some states, mechanic's and materialman's liens have priority over mortgage liens.

     The mortgagee's authority under a mortgage, the beneficiary's authority under a deed of trust and the grantee's authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws
(including, without limitation, the Servicemembers Civil Relief Act) and, in some deed of trust transactions, the trustee's authority is further limited by the directions of the beneficiary.

TYPES OF MORTGAGE INSTRUMENTS

     There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the subject property) and a mortgagee (the lender). In a mortgage, the mortgagor grants a lien on the subject property in favor of the mortgagee.
A deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary
(the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property to the trustee, in trust, irrevocably until the debt is paid, and generally with a power of sale. A deed to secure debt typically has two parties. The borrower, or grantor, conveys title to the real property to the grantee, or lender, generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party to a mortgage instrument because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At

                                       69

origination of a mortgage loan involving a land trust, the borrower generally executes a separate undertaking to make payments on the mortgage note. The mortgagee's authority under a mortgage, the trustee's authority under a deed of trust and the grantee's authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

LEASES AND RENTS

     Mortgages that encumber income-producing property often contain an assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower's right, title and interest as landlord under each lease and the income derived therefrom, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. Such risks include liability for environmental clean-up costs and other risks inherent in property ownership.
See "--Environmental Considerations." In most states, hotel and motel room receipts/revenues are considered accounts receivable under the Uniform
Commercial Code; in cases where hotels or motels constitute loan security, the receipts/revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the receipts/revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. Even if the lender's security interest in room receipts/revenues is perfected under the Uniform Commercial Code, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to collect the room receipts/revenues following a default. See "--Bankruptcy Laws."

PERSONALTY

     In the case of certain types of mortgaged properties, such as hotels, motels and nursing homes, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property's value as security. The creation and enforcement of liens on personal property are governed by the Uniform Commercial Code. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file Uniform Commercial Code financing statements in order to perfect its security interest therein, and must file continuation statements, generally every five years, to maintain that perfection.

COOPERATIVE LOANS

     If specified in the prospectus supplement, the mortgage loans may consist of loans secured by "blanket mortgages" on the property owned by cooperative housing corporations. If specified in the prospectus supplement, the mortgage loans may consist of cooperative loans secured by security interests in shares issued by private cooperative housing corporations and in the related proprietary leases or occupancy agreements granting exclusive rights to occupy specific dwelling units in the cooperatives' buildings. The security agreement will create a lien upon, or grant a title interest in, the property which it covers, the priority of which will depend on the terms of the particular security agreement as well as the order of recordation of the agreement in the appropriate recording office. Such a lien or title interest is not prior to the lien for real estate taxes and assessments and other charges imposed under governmental police powers.

     A cooperative generally owns in fee or has a leasehold interest in land and owns in fee or leases the building or buildings thereon and all separate dwelling units in the buildings. The cooperative is owned by tenant-stockholders who, through ownership of stock or shares in the corporation, receive proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, a tenant-stockholder of a cooperative must make a monthly payment to the cooperative representing such

                                       70

tenant-stockholder's pro rata share of the cooperative's payments for its blanket mortgage, real property taxes, maintenance expenses and other capital or ordinary expenses. The cooperative is directly responsible for property management and, in most cases, payment of real estate taxes, other governmental impositions and hazard and liability insurance. If there is a blanket mortgage or mortgages on the cooperative apartment building or underlying land, as is generally the case, or an underlying lease of the land, as is the case in some instances, the cooperative, as property mortgagor, or lessee, as the case may be, is also responsible for meeting these mortgage or rental obligations. A blanket mortgage is ordinarily incurred by the cooperative in connection with either the construction or purchase of the cooperative's apartment building or obtaining of capital by the cooperative. The interest of the occupant under proprietary leases or occupancy agreements as to which that cooperative is the landlord are generally subordinate to the interest of the holder of a blanket mortgage and to the interest of the holder of a land lease. If the cooperative is unable to meet the payment obligations (i) arising under a blanket mortgage, the mortgagee holding a blanket mortgage could foreclose on that mortgage and terminate all subordinate proprietary leases and occupancy agreements, or (ii)
arising under its land lease, the holder of the landlord's interest under the land lease could terminate it and all subordinate proprietary leases and occupancy agreements. Also, a blanket mortgage on a cooperative may provide financing in the form of a mortgage that does not fully amortize, with a significant portion of principal being due in one final payment at maturity.
The inability of the cooperative to refinance a mortgage and its consequent inability to make such final payment could lead to foreclosure by the mortgagee and termination of all proprietary leases and occupancy agreements. Similarly, a land lease has an expiration date and the inability of the cooperative to extend its term, or, in the alternative, to purchase the land, could lead to termination of the cooperatives' interest in the property and termination of all proprietary leases and occupancy agreements. Upon foreclosure of a blanket mortgage on a cooperative, the lender would normally be required to take the mortgaged property subject to state and local regulations that afford tenants who are not shareholders various rent control and other protections. A foreclosure by the holder of a blanket mortgage or the termination of the underlying lease could eliminate or significantly diminish the value of any collateral held by a party who financed the purchase of cooperative shares by an individual tenant stockholder.

     An ownership interest in a cooperative and accompanying occupancy rights are financed through a cooperative share loan evidenced by a promissory note and secured by an assignment of and a security interest in the occupancy agreement or proprietary lease and a security interest in the related cooperative shares. The lender generally takes possession of the share certificate and a counterpart of the proprietary lease or occupancy agreement and financing statements covering the proprietary lease or occupancy agreement and the cooperative shares are filed in the appropriate state and local offices to perfect the lender's interest in its collateral. Subject to the limitations discussed below, upon default of the tenant-stockholder, the lender may sue for judgment on the promissory note, dispose of the collateral at a public or private sale or otherwise proceed against the collateral or tenant-stockholder as an individual as provided in the security agreement covering the assignment of the proprietary lease or occupancy agreement and the pledge of cooperative shares. See "--Foreclosure--Cooperative Loans" below.

JUNIOR MORTGAGES; RIGHTS OF SENIOR LENDERS

     Some of the mortgage loans included in a trust fund may be secured by mortgage instruments that are subordinate to mortgage instruments held by other lenders. The rights of the trust fund (and therefore the certificateholders), as holder of a junior mortgage instrument, are subordinate to those of the senior lender, including the prior rights of the senior lender to receive rents, hazard insurance and condemnation proceeds and to cause the mortgaged property to be sold upon borrower's default and thereby extinguish the trust fund's junior lien unless the master servicer or special servicer satisfies the defaulted senior loan, or, if permitted, asserts its subordinate interest in a property in foreclosure litigation. As discussed more fully below, in many states a junior lender may satisfy a defaulted senior loan in full, adding the amounts expended to the balance due on the junior loan. Absent a provision in the senior mortgage instrument, no notice of default is required to be given to the junior lender.

     The form of the mortgage instrument used by many institutional lenders confers on the lender the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and (subject to any limits imposed by applicable state

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law) to apply such proceeds and awards to any indebtedness secured by the mortgage instrument in such order as the lender may determine. Thus, if improvements on a property are damaged or destroyed by fire or other casualty, or if the property is taken by condemnation, the holder of the senior mortgage instrument will have the prior right to collect any insurance proceeds payable under a hazard insurance policy and any award of damages in connection with the condemnation and to apply the same to the senior indebtedness. Accordingly, only the proceeds in excess of the amount of senior indebtedness will be available to be applied to the indebtedness secured by a junior mortgage instrument.

     The form of mortgage instrument used by many institutional lenders typically contains a "future advance" clause, which provides, in general, that additional amounts advanced to or on behalf of the mortgagor or trustor by the mortgagee or beneficiary are to be secured by the mortgage instrument. While such a clause is valid under the laws of most states, the priority of any advance made under the clause depends, in some states, on whether the advance was an "obligatory" or an "optional" advance. If the lender is obligated to advance the additional amounts, the advance may be entitled to receive the same priority as the amounts advanced at origination, notwithstanding that intervening junior liens may have been recorded between the date of recording of the senior mortgage instrument and the date of the future advance, and notwithstanding that the senior lender had actual knowledge of such intervening junior liens at the time of the advance. Where the senior lender is not obligated to advance the additional amounts and has actual knowledge of the intervening junior liens, the advance may be subordinate to such intervening junior liens. Priority of advances under a "future advance" clause rests, in many other states, on state law giving priority to all advances made under the loan agreement up to a "credit limit" amount stated in the recorded mortgage.

     Another provision typically found in the form of mortgage instrument used by many institutional lenders permits the lender to itself perform certain obligations of the borrower (for example, the obligations to pay when due all taxes and assessments on the property and, when due, all encumbrances, charges and liens on the property that are senior to the lien of the mortgage instrument, to maintain hazard insurance on the property, and to maintain and repair the property) upon a failure of the borrower to do so, with all sums so expended by the lender becoming part of the indebtedness secured by the mortgage instrument.

     The form of mortgage instrument used by many institutional lenders typically requires the borrower to obtain the consent of the lender in respect of actions affecting the mortgaged property, including the execution of new leases and the termination or modification of existing leases, the performance of alterations to buildings forming a part of the mortgaged property and the execution of management and leasing agreements for the mortgaged property.
Tenants will often refuse to execute leases unless the lender executes a written agreement with the tenant not to disturb the tenant's possession of its premises in the event of a foreclosure. A senior lender may refuse to consent to matters approved by a junior lender, with the result that the value of the security for the junior mortgage instrument is diminished.

FORECLOSURE

     General. Foreclosure is a legal procedure that allows the lender to seek to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage in respect of the mortgaged property. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

     Foreclosure Procedures Vary From State to State. Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and non-judicial foreclosure pursuant to a power of sale usually granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

     A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires years to complete. Moreover, the filing by or against the borrower-mortgagor of a bankruptcy petition would impose an automatic stay on such proceedings and could further delay a foreclosure sale.

     Judicial Foreclosure. A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all

                                       72

parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating proper defendants. As stated above, if the lender's right to foreclose is contested by any defendant, the legal proceedings may be time-consuming. In addition, judicial foreclosure is a proceeding in equity and, therefore, equitable defenses may be raised against the foreclosure. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment.
Such sales are made in accordance with procedures that vary from state to state.

     Non-Judicial Foreclosure/Power of Sale. Foreclosure of a deed of trust is generally accomplished by a non-judicial trustee's sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust or mortgage allows a non-judicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party which has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or a junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears
(without regard to the acceleration of the indebtedness), plus the lender's expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. In addition to such cure rights, in most jurisdictions, the borrower-mortgagor or a subordinate lienholder can seek to enjoin the non-judicial foreclosure by commencing a court proceeding. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

     Both judicial and non-judicial foreclosures may result in the termination of leases at the mortgaged property, which in turn could result in the reduction in the income for such property. Some of the factors that will determine whether or not a lease will be terminated by a foreclosure are: the provisions of applicable state law, the priority of the mortgage vis-a-vis the lease in question, the terms of the lease and the terms of any subordination, non-disturbance and attornment agreement between the tenant under the lease and the mortgagee.

     Equitable Limitations on Enforceability of Certain Provisions. United
States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower's default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender's and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a non-monetary default, such as a failure to adequately maintain the mortgaged property or placing a subordinate mortgage or other encumbrance upon the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

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     Public Sale. A third party may be unwilling to purchase a mortgaged property at a public sale for a number of reasons, including the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings. For these reasons, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower's debt will be extinguished. Thereafter, subject to the borrower's right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. The costs involved in a foreclosure process can often be quite expensive; such costs may include, depending on the jurisdiction involved, legal fees, court administration fees, referee fees and transfer taxes or fees. The costs of operating and maintaining a commercial or multifamily residential property may be significant and may be greater than the income derived from that property.
The lender also will commonly obtain the services of a real estate broker and pay the broker's commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal the lender's investment in the property.
Moreover, because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

     The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a "due-on-sale" clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness, including penalty fees and court costs, or face foreclosure.

     Rights of Redemption. The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their "equity of redemption." The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

     The equity of redemption is a common-law (non-statutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due.
The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure.
Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee's sale under a deed of trust.

     Anti-Deficiency Legislation. Some or all of the mortgage loans may be nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower's other assets, a lender's ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following a non-judicial foreclosure. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real

                                       74

property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting such security; however, in some of those states, the lender, following judgment on such personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security.
Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the judicially determined fair market value of the property at the time of the sale.

     Leasehold Risks. Mortgage loans may be secured by a mortgage on the borrower's leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower's leasehold were to be terminated upon a lease default or the bankruptcy of the lessee or the lessor, the leasehold mortgagee would lose its security. This risk may be substantially lessened if the ground lease contains provisions protective of the leasehold mortgagee, such as a provision that requires the ground lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, a provision that permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, a provision that gives the leasehold mortgagee the right to enter into a new ground lease with the ground lessor on the same terms and conditions as the old ground lease or a provision that prohibits the ground lessee/borrower from treating the ground lease as terminated in the event of the ground lessor's bankruptcy and rejection of the ground lease by the trustee for the debtor/ground lessor. Certain mortgage loans, however, may be secured by liens on ground leases that do not contain all or some of these provisions.

     Regulated Healthcare Facilities. A mortgage loan may be secured by a mortgage on a nursing home or other regulated healthcare facility. In most jurisdictions, a license (which is nontransferable and may not be assigned or pledged) granted by the appropriate state regulatory authority is required to operate a regulated healthcare facility. Accordingly, the ability of a person acquiring this type of property upon a foreclosure sale to take possession of and operate the same as a regulated healthcare facility may be prohibited by applicable law. Notwithstanding the foregoing, however, in certain jurisdictions the person acquiring this type of property at a foreclosure sale may have the right to terminate the use of the same as a regulated health care facility and convert it to another lawful purpose.

     Cross-Collateralization. Certain of the mortgage loans may be secured by more than one mortgage covering mortgaged properties located in more than one state. Because of various state laws governing foreclosure or the exercise of a power of sale and because, in general, foreclosure actions are brought in state court and the courts of one state cannot exercise jurisdiction over property in another state, it may be necessary upon a default under a cross-collateralized mortgage loan to foreclose on the related mortgaged properties in a particular order rather than simultaneously in order to ensure that the lien of the mortgages is not impaired or released.

     Cooperative Loans. The cooperative shares owned by the tenant-stockholder and pledged to the lender are, in almost all cases, subject to restrictions on transfer as set forth in the cooperative's certificate of incorporation and by-laws, as well as the proprietary lease or occupancy agreement, and may be cancelled by the cooperative for failure by the tenant-stockholder to pay rent or other obligations or charges owed by such tenant-stockholder, including mechanics' liens against the cooperative apartment building incurred by such tenant-stockholder. The proprietary lease or occupancy agreement generally permit the cooperative to terminate such lease or agreement in the event an obligor fails to make payments or defaults in the performance of covenants required thereunder. Typically, the lender and the cooperative enter into a recognition agreement which establishes the rights and obligations of both parties in the event of a default by the tenant-stockholder. A default under the proprietary lease or occupancy agreement will usually constitute a default under the security agreement between the lender and the tenant-stockholder.

     The recognition agreement generally provides that, in the event that the tenant-stockholder has defaulted under the proprietary lease or the occupancy agreement is terminated, the cooperative will

                                       75

recognize the lender's lien against proceeds from the sale of the cooperative apartment, subject, however, to the cooperative's right to sums due under such proprietary lease or occupancy agreement. The total amount owed to the cooperative by the tenant-stockholder, which the lender generally cannot restrict and does not monitor, could reduce the value of the collateral below the outstanding principal balance of the cooperative loan and accrued and unpaid interest thereon.

     Recognition agreements also provide that in the event of a foreclosure on a cooperative loan, the lender must obtain the approval or consent of the cooperative as required by the proprietary lease before transferring the cooperative shares or assigning the proprietary lease. Generally, the lender is not limited in any rights it may have to dispossess the tenant-stockholders.

     In some states, foreclosure on the cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the Uniform Commercial
Code and the security agreement relating to those shares. Article 9 of the
Uniform Commercial Code requires that a sale be conducted in a "commercially reasonable" manner. Whether a foreclosure sale has been conducted in a
"commercially reasonable" manner will depend on the facts in each case. In determining commercial reasonableness, a court will look to the notice given the debtor and the method, manner, time, place and terms of the foreclosure.
Generally, a sale conducted according to the usual practice of banks selling similar collateral will be considered reasonably conducted.

     Article 9 of the Uniform Commercial Code provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender's security interest. The recognition agreement, however, generally provides that the lender's right to reimbursement is subject to the right of the cooperatives to receive sums due under the proprietary lease or occupancy agreement. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus.
Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

BANKRUPTCY LAWS

     Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) to collect a debt are automatically stayed upon the filing of the bankruptcy petition and, often, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences thereof caused by the automatic stay can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienholder would stay the senior lender from proceeding with any foreclosure action.

     Under the Bankruptcy Code, provided certain substantive and procedural safeguards protective of the lender's secured claim are met, the amount and terms of a mortgage loan secured by a lien on property of the debtor may be modified under certain circumstances. For example, if the loan is undersecured, the outstanding amount of the loan which would remain secured may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender's security interest) pursuant to a confirmed plan, thus leaving the lender a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Other modifications may include the reduction in the amount of each scheduled payment by means of a reduction in the rate of interest and/or an alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or by an extension (or shortening) of the term to maturity. Some bankruptcy courts have approved plans, based on the particular facts of the reorganization case, that effected the cure of a mortgage loan default by paying arrearages over a number of years. Also under federal bankruptcy law, a bankruptcy court may permit a debtor through its rehabilitative plan to de-accelerate a secured loan and to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor's petition.
This may be done even if the full amount due under the original loan is never repaid.

     Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the

                                       76

Bankruptcy Code solely on the basis of a provision in the lease to such effect or because of certain other similar events. This prohibition could limit the ability of the trustee for a series of certificates to exercise certain contractual remedies with respect to the leases. In addition, Section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor's estate. This may delay a trustee's exercise of such remedies for a related series of certificates in the event that a related lessee or a related mortgagor becomes the subject of a proceeding under the Bankruptcy Code. For example, a mortgagee would be stayed from enforcing a lease assignment by a mortgagor related to a mortgaged property if the related mortgagor was in a bankruptcy proceeding. The legal proceedings necessary to resolve the issues could be time-consuming and might result in significant delays in the receipt of the assigned rents. Similarly, the filing of a petition in a bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the lease that occurred prior to the filing of the lessee's petition.
Rents and other proceeds of a mortgage loan may also escape an assignment thereof if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding. See "--Leases and Rents."

     In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with "adequate assurance" of future performance. Such remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant if the lease was assigned, and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the executory contract or unexpired lease immediately before the date of filing the petition. As a consequence, the other party or parties to such lease, such as the mortgagor, as lessor under a lease, would have only an unsecured claim against the debtor for damages resulting from such breach which could adversely affect the security for the related mortgage loan. In addition, pursuant to Section 502(b)(6) of the Bankruptcy Code, a lessor's damages for lease rejection in respect of future rent installments are limited to the rent reserved by the lease, without acceleration, for the greater of one year or 15%
of the remaining term of the lease, but not more than three years.

     If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat such lease as terminated by such rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of such term, and for any renewal or extension of such term that is enforceable by the lessee under applicable nonbankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after such a rejection of a lease, the lessee may offset any damages occurring after such date caused by the nonperformance of any obligation of the lessor under the lease after such date against rents reserved under the lease. To the extent provided in the related prospectus supplement, the lessee will agree under certain leases to pay all amounts owing thereunder to the master servicer without offset. To the extent that such a contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

     In a bankruptcy or similar proceeding of a mortgagor, action may be taken seeking the recovery, as a preferential transfer or on other grounds, of any payments made by the mortgagor, or made directly by the related lessee, under the related mortgage loan to the trust fund. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business.
Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

     A trustee in bankruptcy, in some cases, may be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide a mortgagor with means to halt a foreclosure proceeding or sale and to force a restructuring of a mortgage loan on terms a lender would not otherwise

                                       77

accept. Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagee have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors.

     Certain of the mortgagors may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an "ipso facto" clause and, in the event of the general partner's bankruptcy, may not be enforceable. Certain limited partnership agreements of the mortgagors may provide that the commencement of a case under the Bankruptcy
Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership agreement permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partner to agree within a specified time frame (often 60 days) after such withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of such partnerships triggers the dissolution of such partnership, the winding up of its affairs and the distribution of its assets.
Such state laws, however, may not be enforceable or effective in a bankruptcy case. The dissolution of a mortgagor, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under a related mortgage loan, which may reduce the yield on the related series of certificates in the same manner as a principal prepayment.

     In addition, the bankruptcy of the general partner of a mortgagor that is a partnership may provide the opportunity for a trustee in bankruptcy for such general partner, such general partner as a debtor-in-possession, or a creditor of such general partner to obtain an order from a court consolidating the assets and liabilities of the general partner with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the mortgaged property could become property of the estate of such bankrupt general partner. Not only would the mortgaged property be available to satisfy the claims of creditors of such general partner, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to such mortgaged property. However, such an occurrence should not affect the trustee's status as a secured creditor with respect to the mortgagor or its security in the mortgaged property.

ENVIRONMENTAL CONSIDERATIONS

     General. A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military, disposal or certain commercial activities. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions and natural resource damages that could exceed the value of the property or the amount of the lender's loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for such costs.

     Superlien Laws. Under certain federal and state laws, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a "superlien."

     CERCLA. The federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), imposes strict liability on present and past "owners" and "operators"

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of contaminated real property for the costs of clean-up. Excluded from CERCLA's definition of "owner" or "operator," however, is a lender that, "without participating in the management" of a facility holds indicia of ownership primarily to protect his security interest in the facility. This secured creditor exemption is intended to provide a lender certain protections from liability under CERCLA as an owner or operator of contaminated property.
However, a secured lender may be liable as an "owner" or "operator" of a contaminated mortgaged property if agents or employees of the lender are deemed to have actually participated in the management of such mortgaged property or the operations of the borrower. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability, if incurred, would not be limited to, and could substantially exceed, the original or unamortized principal balance of a loan or to the value of the property securing a loan.

     In addition, lenders may face potential liability for remediation of releases of petroleum or hazardous wastes from underground storage tanks under the federal Resource Conservation and Recovery Act ("RCRA"), if they are deemed to be the "owners" or "operators" of facilities in which they have a security interest or upon which they have foreclosed.

     The federal Asset Conservation, Lender Liability and Deposit Insurance
Protection Act of 1996 (the "Lender Liability Act") seeks to clarify the actions a lender may take without incurring liability as an "owner" or
"operator" of contaminated property or underground petroleum storage tanks. The
Lender Liability Act amends CERCLA and RCRA to provide guidance on actions that do or do not constitute "participation in management." However, the protections afforded by these amendments are subject to terms and conditions that have not been clarified by the courts. Moreover, the Lender Liability Act does not, among other things: (1) eliminate potential liability to lenders under CERCLA or RCRA, (2) necessarily reduce credit risks associated with lending to borrowers having significant environmental liabilities or potential liabilities, (3) eliminate environmental risks associated with taking possession of contaminated property or underground storage tanks or assuming control of the operations thereof, or (4) necessarily affect liabilities or potential liabilities under state environmental laws which may impose liability on "owners or operators" but do not incorporate the secured creditor exemption.

     Certain Other State Laws. Many states have statutes similar to CERCLA and
RCRA, and not all of those statutes provide for a secured creditor exemption.

     In a few states, transfers of some types of properties are conditioned upon cleanup of contamination. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to enter into an agreement with the state providing for the cleanup of the contamination before selling or otherwise transferring the property.

     Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury, or damage to property) related to hazardous environmental conditions on a property. While a party seeking to hold a lender liable in such cases may face litigation difficulties, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower's ability to meet its loan obligations.

     Additional Considerations. The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against other potentially liable parties, but such parties may be bankrupt or otherwise judgment proof. Accordingly, it is possible that such costs could become a liability of the trust fund and occasion a loss to the certificateholders.

     To reduce the likelihood of such a loss, unless otherwise specified in the prospectus supplement, the pooling and servicing agreement will provide that the master servicer, acting on behalf of the trustee, may not take possession of a mortgaged property or take over its operation unless the master servicer, based solely on a report (as to environmental matters) prepared by a person who regularly conducts environmental site assessments, has made the determination that it is appropriate to do so, as described under "Description of the Pooling and Servicing Agreements--Realization upon Defaulted Mortgage Loans."

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     If a lender forecloses on a mortgage secured by a property, the operations of which are subject to environmental laws and regulations, the lender may be required to operate the property in accordance with those laws and regulations.
Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

     In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers
(including prospective buyers at a foreclosure sale or following foreclosure).
Such disclosure may result in the imposition of certain investigation or remediation requirements and/or decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recoup its investment in a loan upon foreclosure.

DUE-ON-SALE AND DUE-ON-ENCUMBRANCE

     Certain of the mortgage loans may contain "due-on-sale" and
"due-on-encumbrance" clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce such clauses in many states. By virtue, however, of the Garn-St. Germain Depository
Institutions Act of 1982 (the "Garn Act"), effective October 15, 1982 (which purports to preempt state laws that prohibit the enforcement of due-on-sale clauses by providing, among other matters, that "due-on-sale" clauses in certain loans made after the effective date of the Garn Act are enforceable, within certain limitations as set forth in the Garn Act and the regulations promulgated thereunder), a master servicer may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a "due-on-sale"
provision upon transfer of an interest in the property, regardless of the master servicer's ability to demonstrate that a sale threatens its legitimate security interest.

SUBORDINATE FINANCING

     Certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans.
Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender's security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

DEFAULT INTEREST AND LIMITATIONS ON PREPAYMENTS

     Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower's payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

CERTAIN LAWS AND REGULATIONS; TYPES OF MORTGAGED PROPERTIES

     The mortgaged properties will be subject to compliance with various federal, state and local statutes and regulations. Failure to comply (together with an inability to remedy any such failure) could result in

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material diminution in the value of a mortgaged property which could, together with the possibility of limited alternative uses for a particular mortgaged property (e.g., a nursing or convalescent home or hospital), result in a failure to realize the full principal amount of the related mortgage loan.
Mortgages on properties which are owned by the mortgagor under a condominium form of ownership are subject to the declaration, by-laws and other rules and regulations of the condominium association. Mortgaged properties which are hotels or motels may present additional risk in that hotels and motels are typically operated pursuant to franchise, management and operating agreements which may be limited by the operator. In addition, the transferability of the hotel's liquor and other licenses to an entity acquiring the hotel either through purchases or foreclosure is subject to the vagaries of local law requirements. In addition, mortgaged properties which are multifamily residential properties may be subject to rent control laws, which could impact the future cash flows of such properties.

APPLICABILITY OF USURY LAWS

     Title V of the Depository Institutions Deregulation and Monetary Control
Act of 1980 ("Title V") provides that state usury limitations shall not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law.

     In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

     No mortgage loan originated in any state in which application of Title V has been expressly rejected or a provision limiting discount points or other charges has been adopted will (if originated after that rejection or adoption)
be eligible for inclusion in a trust fund unless (i) such mortgage loan provides for such interest rate, discount points and charges as are permitted in such state or (ii) such mortgage loan provides that the terms thereof are to be construed in accordance with the laws of another state under which such interest rate, discount points and charges would not be usurious and the borrower's counsel has rendered an opinion that such choice of law provision would be given effect.

SERVICEMEMBERS CIVIL RELIEF ACT

     Under the terms of the Servicemembers Civil Relief Act (the "Relief Act"),
a borrower who enters military service after the origination of such borrower's mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, may not be charged interest (including fees and charges) above an annual rate of 6% during the period of such borrower's active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6%, unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast
Guard and officers of the U.S. Public Health Service or the National Oceanic
and Atmospheric Administration assigned to duty with the military. Because the
Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of any servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of the related series of certificates, and would not be covered by advances or, unless otherwise specified in the prospectus supplement, any form of credit support provided in connection with such certificates. In addition, the Relief Act imposes limitations that would impair the ability of the servicer to foreclose on an affected mortgage loan during the borrower's period of active duty status and, under certain circumstances, during an additional three-month period thereafter.

AMERICANS WITH DISABILITIES ACT

     Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder (collectively, the "ADA"), in order to protect individuals with disabilities, public accommodations (such

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as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers that are structural in nature from existing places of public accommodation to the extent "readily achievable." In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The "readily achievable" standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. The requirements of the ADA may also be imposed on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Since the "readily achievable" standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

FORFEITURE IN DRUG, RICO AND MONEY LAUNDERING VIOLATIONS

     Federal law provides that property purchased or improved with assets derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, can be seized and ordered forfeited to the United States of America. The offenses which can trigger such a seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt
Organizations Act, the Bank Secrecy Act, the anti-money laundering laws and regulations, including the USA Patriot Act of 2001 and the regulations issued pursuant to that Act, as well as the narcotic drug laws. In many instances, the
United States may seize the property even before a conviction occurs.

     In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (1) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (2) the lender, at the time of the execution of the mortgage, "did not know or was reasonably without cause to believe that the property was subject to forfeiture." However, there is no assurance that such a defense will be successful.

FEDERAL DEPOSIT INSURANCE ACT; COMMERCIAL MORTGAGE LOAN SERVICING

     Under the Federal Deposit Insurance Act, federal bank regulatory authorities, including the Office of the Comptroller of the Currency (OCC),
have the power to determine if any activity or contractual obligation of a bank constitutes an unsafe or unsound practice or violates a law, rule or regulation applicable to such bank. If Wachovia Bank, National Association (Wachovia) or another bank is a servicer and/or a mortgage loan seller for a series and the
OCC, which has primary regulatory authority over Wachovia and other banks, were to find that any obligation of Wachovia or such other bank under the related pooling and servicing agreement or other agreement or any activity of Wachovia or such other bank constituted an unsafe or unsound practice or violated any law, rule or regulation applicable to it, the OCC could order Wachovia or such other bank, among other things, to rescind such contractual obligation or terminate such activity.

     In March 2003, the OCC issued a temporary cease and desist order against a national bank (which was converted to a consent order in April 2003) asserting that, contrary to safe and sound banking practices, the bank was receiving inadequate servicing compensation in connection with several credit card securitizations sponsored by its affiliates because of the size and subordination of the contractual servicing fee, and ordered the bank, among other things, to immediately resign as servicer, to cease all servicing activity within 120 days and to immediately withhold funds from collections in an amount sufficient to compensate it for its actual costs and expenses of servicing (notwithstanding the priority of payments in the related securitization agreements). Although, at the time the 2003 temporary cease and desist order was issued, no conservator or receiver had been appointed with respect to the national bank, the national bank was already under a consent cease and desist order issued in May 2002 covering numerous matters, including a directive that the bank develop and submit a plan of disposition providing for the sale or liquidation of the bank, imposing general prohibitions on the acceptance of new credit card accounts and deposits in general, and placing significant restrictions on the bank's transactions with its affiliates.

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     While the depositor does not believe that the OCC would consider, with respect to any series, (i) provisions relating to Wachovia or another bank acting as a servicer under the related pooling and servicing agreement, (ii)
the payment or amount of the servicing compensation payable to Wachovia or another bank or (iii) any other obligation of Wachovia or another bank under the related pooling and servicing agreement or other contractual agreement under which the depositor may purchase mortgage loans from Wachovia or another bank, to be unsafe or unsound or violative of any law, rule or regulation applicable to it, there can be no assurance that the OCC in the future would not conclude otherwise. If the OCC did reach such a conclusion, and ordered
Wachovia or another bank to rescind or amend any such agreement, payments on certificates could be delayed or reduced.

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                   MATERIAL FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of offered certificates. This discussion is directed solely to certificateholders that hold the certificates as capital assets within the meaning of section 1221 of the Code and it does not purport to discuss all federal income tax consequences that may be applicable to particular categories of investors, some of which
(e.g., banks, insurance companies and foreign investors) may be subject to special rules. Further, the authorities on which this discussion, and the opinion referred to below, are based are subject to change or differing interpretations, which could apply retroactively. Taxpayers and preparers of tax returns (including those filed by any REMIC or other issuer) should be aware that under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is given with respect to the consequences of contemplated actions and is directly relevant to the determination of an entry on a tax return.
Accordingly, taxpayers should consult their own tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed herein. In addition to the federal income tax consequences described herein, potential investors should consider the state and local tax consequences, if any, of the purchase, ownership and disposition of offered certificates. See "State and Other Tax Consequences."
Certificateholders are advised to consult their own tax advisors concerning the federal, state, local or other tax consequences to them of the purchase, ownership and disposition of offered certificates.

     The following discussion addresses securities of two general types: (i)
REMIC Certificates representing interests in a trust, or a portion thereof, that the master servicer or the trustee will elect to have treated as a real estate mortgage investment conduit ("REMIC") under sections 860A through 860G
(the "REMIC Provisions") of the Code and (ii) grantor trust certificates representing interests in a grantor trust fund as to which no such election will be made. The prospectus supplement for each series of certificates will indicate whether a REMIC election (or elections) will be made for the related trust or applicable portion thereof and, if such an election is to be made, will identify all "regular interests" and "residual interests" in each REMIC.
For purposes of this tax discussion, references to a "certificateholder" or a
"holder" are to the beneficial owner of a certificate.

     The following discussion is limited in applicability to offered certificates. Moreover, this discussion applies only to the extent that mortgage assets held by a trust fund consist solely of mortgage loans. To the extent that other mortgage assets, including REMIC Certificates and mortgage pass-through certificates, are to be held by a trust, the tax consequences associated with the inclusion of such assets will be disclosed in the related prospectus supplement. In addition, if cash flow agreements, other than guaranteed investment contracts, are included in a trust, the tax consequences associated with any cash flow agreements also will be disclosed in the related prospectus supplement. See "Description of the Trust Funds--Cash Flow
Agreements."

     Furthermore, the following discussion is based in part upon the rules governing original issue discount that are set forth in sections 1271-1273 and
1275 of the Code and in the Treasury regulations issued thereunder (the "OID
Regulations"), and in part upon the REMIC provisions and the Treasury regulations issued thereunder (the "REMIC Regulations"). The OID regulations do not adequately address certain issues relevant to, and in some instances provide that they are not applicable to, securities such as the certificates.

REMICS

     Classification of REMICs. It is the opinion of Cadwalader, Wickersham &
Taft LLP, counsel to the depositor, that upon the issuance of each series of
REMIC Certificates, assuming compliance with all provisions of the related pooling and servicing agreement and based upon the law on the date thereof, for federal income tax purposes the related trust will qualify as one or more
REMICs and the REMIC Certificates offered will be considered to evidence ownership of "regular interests" ("REMIC Regular Certificates") or "residual interests" ("REMIC Residual Certificates") under the REMIC provisions.

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     If an entity electing to be treated as a REMIC fails to comply with one or more of the ongoing requirements of the Code for such status during any taxable year, the Code provides that the entity will not be treated as a REMIC for such year and thereafter. In that event, such entity may be taxable as a corporation under Treasury regulations, and the related REMIC Certificates may not be accorded the status or given the tax treatment described below. Although the
Code authorizes the Treasury Department to issue regulations providing relief in the event of an inadvertent termination of REMIC status, no such regulations have been issued. Any such relief, moreover, may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the trust fund's income for the period during which the requirements for such status are not satisfied. The pooling and servicing agreement with respect to each REMIC will include provisions designed to maintain the trust status as a REMIC under the REMIC provisions. It is not anticipated that the status of any trust as a
REMIC will be terminated.

     Characterization of Investments in REMIC Certificates. In general, with respect to each series of certificates for which a REMIC election is made, certificates held by a real estate investment trust will constitute "real estate assets" within the meaning of section 856(c)(5)(B) of the Code, and each such series of certificates will constitute assets described in section
7701(a)(19)(C) of the Code in the same proportion that the assets of the REMIC underlying such certificates would be so treated. However, to the extent that the REMIC assets constitute mortgages on property not used for residential or certain other prescribed purposes, the REMIC Certificates will not be treated as assets qualifying under section 7701(a)(19)(C)(v) of the Code. Moreover, if
95% or more of the assets of the REMIC qualify for any of the foregoing treatments at all times during a calendar year, the REMIC Certificates will qualify for the corresponding status in their entirety for that calendar year.
Interest on the REMIC Regular Certificates and income allocated to the class of
REMIC Residual Certificates will be interest described in section 856(c)(3)(B)
of the Code to the extent that such certificates are treated as "real estate assets" within the meaning of section 856(c)(5)(B) of the Code. In addition, generally the REMIC Regular Certificates will be "qualified mortgages" within the meaning of section 860G(a)(3) of the Code. The determination as to the percentage of the REMIC's assets that constitute assets described in the foregoing sections of the Code will be made with respect to each calendar quarter based on the average adjusted basis of each category of the assets held by the REMIC during such calendar quarter. The servicer or the trustee will report those determinations to certificateholders in the manner and at the times required by the applicable Treasury regulations.

     The assets of the REMIC will include, in addition to mortgage loans, payments on mortgage loans held pending distribution on the REMIC Certificates and property acquired by foreclosure held pending sale, and may include amounts in reserve accounts. It is unclear whether property acquired by foreclosure held pending sale and amounts in reserve accounts would be considered to be part of the mortgage loans, or whether such assets otherwise would receive the same treatment as the mortgage loans for purposes of all of the foregoing sections. The related prospectus supplement will describe whether any mortgage loans included in the trust fund will not be treated as assets described in the foregoing sections. The REMIC regulations do provide that payments on mortgage loans held pending distribution are considered part of the mortgage.

     Tiered REMIC Structures. For certain series of REMIC Certificates, two or more separate elections may be made to treat designated portions of the related trust fund as separate or tiered REMICs for federal income tax purposes. Upon the issuance of any such series of REMIC Certificates, counsel to the depositor will deliver its opinion generally to the effect that, assuming compliance with all provisions of the related pooling and servicing agreement, the tiered
REMICs will ach qualify as a REMIC and the REMIC Certificates issued by the tiered REMICs, respectively, will be considered to evidence ownership of REMIC
Regular Certificates or REMIC Residual Certificates in the related REMIC within the meaning of the REMIC provisions.

     For purposes of determining whether the REMIC Certificates are "real estate assets" within the meaning of section 856(c)(5)(B) of the Code, "loans secured by an interest in real property" under section 7701(a)(19)(C) of the
Code, and whether the income generated by these certificates is interest described in section 856(c)(3)(B) of the Code, the tiered REMICs will be treated as one REMIC.

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TAXATION OF OWNERS OF REMIC REGULAR CERTIFICATES

     General. Except as otherwise stated in this discussion, REMIC Regular
Certificates will be treated for federal income tax purposes as debt instruments issued by the REMIC and not as ownership interests in the REMIC or its assets. Moreover, holders of REMIC Regular Certificates that otherwise report income under a cash method of accounting will be required to report income with respect to REMIC Regular Certificates under an accrual method.

     Original Issue Discount. Certain REMIC Regular Certificates may be issued with "original issue discount" within the meaning of section 1273(a) of the
Code. Any holders of REMIC Regular Certificates issued with original issue discount generally will be required to include original issue discount in income as it accrues, in accordance with the method described below, in advance of the receipt of the cash attributable to such income. In addition, section
1272(a)(6) of the Code provides special rules applicable to REMIC Regular
Certificates and certain other debt instruments issued with original issue discount. Regulations have not been issued under that section.

     The Code requires that a prepayment assumption be used with respect to mortgage loans held by a REMIC in computing the accrual of original issue discount on REMIC Regular Certificates issued by that REMIC, and that adjustments be made in the amount and rate of accrual of such discount to reflect differences between the actual prepayment rate and the prepayment assumption. The prepayment assumption is to be determined in a manner prescribed in Treasury regulations; as noted above, those regulations have not been issued. The conference committee report accompanying the Tax Reform Act of
1986 indicates that the regulations will provide that the prepayment assumption used with respect to a REMIC Regular Certificate must be the same as that used in pricing the initial offering. The prepayment assumption used in reporting original issue discount for each series of REMIC Regular Certificates will be consistent with this standard and will be disclosed in the related prospectus supplement. However, neither the depositor nor any other person will make any representation that the mortgage loans will in fact prepay at a rate conforming to the prepayment assumption or at any other rate.

     The original issue discount, if any, on a REMIC Regular Certificate will be the excess of its stated redemption price at maturity over its issue price.
The issue price of a particular class of REMIC Regular Certificates will be the first cash price at which a substantial amount of REMIC Regular Certificates of that class is sold (excluding sales to bond houses, brokers and underwriters).
If less than a substantial amount of a particular class of REMIC Regular
Certificates is sold for cash on or prior to the date of their initial issuance, the issue price will be the fair market value on the issuance date.
Under the OID regulations, the stated redemption price of a REMIC Regular
Certificate is equal to the total of all payments to be made on such certificate other than "qualified stated interest." "Qualified stated interest"
includes interest payable unconditionally at least annually at a single fixed rate, at a "qualified floating rate," or at an "objective rate," or a combination of a single fixed rate and one or more "qualified floating rates,"
or one "qualified inverse floating rates," or a combination of "qualified floating rates" that does not operate in a manner that accelerates or defers interest payments on such REMIC Regular Certificates.

     It is not entirely clear under the Code that interest paid to the REMIC
Regular Certificates that are subject to early termination through prepayments and that have limited enforcement rights should be considered "qualified stated
interest". However, unless disclosed otherwise in the prospectus supplement, the trust fund intends to treat stated interest as "qualified stated interest"
for determining if, and to what extent, the REMIC Regular Certificates have been issued with original issue discount. Nevertheless, holders of the REMIC
Regular Certificates should consult their own tax advisors with respect to whether interest in the REMIC Regular Certificates qualifies as "qualified stated interest" under the Code.

     In the case of REMIC Regular Certificates bearing adjustable interest rates, the determination of the total amount of original issue discount and the timing of the inclusion thereof will vary according to the characteristics of such REMIC Regular Certificates. If the original issue discount rules apply to such certificates, the related prospectus supplement will describe the manner in which these rules will be applied in preparing information returns to the certificateholders and the Internal Revenue Service (the "IRS").

     In addition, if the accrued interest to be paid on the first distribution date is computed with respect to a period that begins prior to the issuance of the certificates, a portion of the purchase price paid for a

                                       86

REMIC Regular Certificate will reflect accrued interest. The OID regulations state that all or some portion of such accrued interest may be treated as a separate asset the cost of which is recovered entirely out of interest paid on the first distribution date. It is unclear how an election to do so would be made under the OID regulations and whether such an election could be made unilaterally by a certificateholder.

     Notwithstanding the general definition of original issue discount, original issue discount on a REMIC Regular Certificate will be considered to be de minimis if it is less than 0.25% of the stated redemption price of the REMIC
Regular Certificate multiplied by its weighted average life. For this purpose, the weighted average life of the REMIC Regular Certificate is computed as the sum of the amounts determined, as to each payment included in the stated
redemption price of such REMIC Regular Certificate, by multiplying the number of complete years, rounding down for partial years, from the issue date until any payment is expected to be made (taking into account the prepayment assumption) by a fraction, the numerator of which is the amount of the payment, and the denominator of which is the stated redemption price at maturity. Under the OID Regulations, original issue discount of only a de minimis amount will be included in income as each payment of stated principal is made, based on the product of the total amount of such de minimis original issue discount and a fraction, the numerator of which is the amount of such principal payment and the denominator of which is the outstanding stated principal amount of the
REMIC Regular Certificate. The OID regulations also would permit a certificateholder to elect to accrue de minimis original issue discount into income currently based on a constant yield method. See "--Taxation of Owners of
REMIC Regular Certificates--Market Discount" for a description of such election under the OID Regulations.

     If original issue discount on a REMIC Regular Certificate is in excess of a de minimis amount, the holder of such certificate must include in ordinary gross income the sum of the "daily portions" of original issue discount for each day during its taxable year on which it held such REMIC Regular
Certificate, including the purchase date but excluding the disposition date. In the case of an original holder of a REMIC Regular Certificate, the daily portions of original issue discount will be determined as follows.

     As to each "accrual period," that is, each period that ends on a date that corresponds to a distribution date and begins on the first day following the immediately preceding accrual period, a calculation will be made of the portion of the original issue discount that accrued during such accrual period. The portion of original issue discount that accrues in any accrual period will equal the excess, if any, of (i) the sum of (a) the present value, as of the end of the accrual period, of all of the distributions remaining to be made on the REMIC Regular Certificate, if any, in future periods and (b) the distributions made on such REMIC Regular Certificate during the accrual period of amounts included in the stated redemption price, over (ii) the adjusted issue price of the REMIC Regular Certificate at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence will be calculated assuming that distributions on the REMIC
Regular Certificate will be received in future periods based on the mortgage loans being prepaid at a rate equal to the prepayment assumption and using a discount rate equal to the original yield to maturity of the certificate. For these purposes, the original yield to maturity of the certificate will be calculated based on its issue price and assuming that distributions on the certificate will be made in all accrual periods based on the mortgage loans being prepaid at a rate equal to the prepayment assumption. The adjusted issue price of a REMIC Regular Certificate at the beginning of any accrual period will equal the issue price of such certificate, increased by the aggregate amount of original issue discount that accrued with respect to such certificate in prior accrual periods, and reduced by the amount of any distributions made on such REMIC Regular Certificate in prior accrual periods of amounts included in the stated redemption price. The original issue discount accruing during any accrual period, computed as described above, will be allocated ratably to each day during the accrual period to determine the daily portion of original issue discount for such day.

     A subsequent purchaser of a REMIC Regular Certificate that purchases such certificate at a cost (excluding any portion of such cost attributable to accrued qualified stated interest) less than its remaining stated redemption price will also be required to include in gross income the daily portions of any original issue discount with respect to such certificate. However, each such daily portion will be reduced, if such cost is in excess of its "adjusted issue price," in proportion to the ratio such excess bears to the aggregate original issue discount remaining to be accrued on such REMIC Regular
Certificate. The adjusted issue price of a REMIC Regular Certificate on any given day equals the sum of (i) the adjusted issue price (or,

                                       87

in the case of the first accrual period, the issue price) of the certificate at the beginning of the accrual period, including the first day and (ii) the daily portions of original issue discount for all days during the related accrual period up to the day of determination.

     Market Discount. A Certificateholder that purchases a REMIC Regular
Certificate at a market discount, that is, in the case of a REMIC Regular
Certificate issued without original issue discount, at a purchase price less than its remaining stated principal amount, or in the case of a REMIC Regular
Certificate issued with original issue discount, at a purchase price less than its adjusted issue price, will recognize gain upon receipt of each distribution representing stated redemption price. In particular, under section 1276 of the
Code such a certificateholder generally will be required to allocate the portion of each such distribution representing stated redemption price first to accrued market discount not previously included in income, and to recognize ordinary income to that extent. A certificateholder may elect to include market discount in income currently as it accrues rather than including it on a deferred basis in accordance with the foregoing. If the election is made, it will apply to all market discount bonds acquired by such certificateholder on or after the first day of the taxable year to which the election applies. In addition, the OID regulations permit a certificateholder to elect to accrue all interest, discount and premium in income as interest, based on a constant yield method. If such an election were made with respect to a REMIC Regular
Certificate with market discount, the certificateholder would be deemed to have made an election to currently include market discount in income with respect to all other debt instruments having market discount that such certificateholder acquires during the taxable year of the election or thereafter, and possibly previously acquired instruments. Similarly, a certificateholder that made this election for a certificate that is acquired at a premium would be deemed to have made an election to amortize bond premium with respect to all debt instruments having amortizable bond premium that such certificateholder owns or acquires. See "--Taxation of Owners of REMIC Regular Certificates--Premium."
Each of these elections to accrue interest, discount and premium with respect to a certificate on a constant yield method or as interest would be irrevocable.

     Market discount with respect to a REMIC Regular Certificate will be considered to be de minimis for purposes of section 1276 of the Code if such market discount is less than 0.25% of the remaining stated redemption price of such REMIC Regular Certificate multiplied by the number of full years to maturity remaining after the date of its purchase. In interpreting a similar rule with respect to original issue discount on obligations payable in installments, the OID Regulations refer to the weighted average maturity of obligations, and it is likely that the same rule will be applied with respect to market discount, presumably taking into account the prepayment assumption.
If market discount is treated as de minimis under this rule, it appears that the actual discount would be treated in a manner similar to original issue discount of a de minimis amount. See "--Taxation of Owners of REMIC Regular
Certificates--Original Issue Discount." Such treatment would result in discount being included in income at a slower rate than discount would be required to be included in income using the method described above.

     Section 1276(b)(3) of the Code specifically authorizes the Treasury
Department to issue regulations providing for the method for accruing market discount on debt instruments, the principal of which is payable in more than one installment. Until regulations are issued, the rules described in the committee report accompanying the Tax Reform Act of 1986 apply. That committee report indicates that REMIC Regular Certificates should accrue market discount either:

    o  on the basis of a constant yield method;

    o  in the case of a REMIC Regular Certificate issued without original issue discount, in an amount that bears the same ratio to the total remaining market discount as the stated interest paid during the accrual period bears to the total amount of stated interest remaining to be paid as of the beginning of the accrual period; or

    o  in the case of a REMIC Regular Certificate issued with original issue discount, in an amount that bears the same ratio to the total remaining market discount as the original issue discount accrued in the accrual period bears to the total original issue discount remaining on the REMIC
       Regular Certificate at the beginning of the accrual period.

     Furthermore, the prepayment assumption used in calculating the accrual of original issue discount is also used in calculating the accrual of market discount. Because the regulations referred to in this

                                       88

paragraph have not been issued, it is not possible to predict what effect such regulations might have on the tax treatment of a REMIC Regular Certificate purchased at a discount in the secondary market.

     To the extent that REMIC Regular Certificates provide for monthly or other periodic distributions throughout their term, the effect of these rules may be to require market discount to be includible in income at a rate that is not significantly slower than the rate at which such discount would accrue if it were original issue discount. Moreover, in any event a holder of a REMIC
Regular Certificate generally will be required to treat a portion of any gain on the sale or exchange of such certificate as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income.

     Further, under section 1277 of the Code a holder of a REMIC Regular
Certificate may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry a REMIC Regular Certificate purchased with market discount.
For these purposes, the de minimis rule referred to above applies. Any such deferred interest expense would not exceed the market discount that accrues during such taxable year and is, in general, allowed as a deduction not later than the year in which such market discount is includible in income. If such holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by such holder in that taxable year or thereafter, the interest deferral rule described above will not apply.

     Premium. A REMIC Regular Certificate purchased at a cost (excluding accrued qualified stated interest) greater than its remaining stated redemption price will be considered to be purchased at a premium. The holder of such a
REMIC Regular Certificate may elect under section 171 of the Code to amortize such premium against qualified stated interest under the constant yield method over the life of the certificate. If made, such an election will apply to all debt instruments having amortizable bond premium that the holder owns or subsequently acquires. Amortizable premium will be treated as an offset to interest income on the related debt instrument, rather than as a separate interest deduction. The OID regulations also permit certificateholders to elect to include all interest, discount and premium in income based on a constant yield method, further treating the certificateholder as having made the election to amortize premium generally. See "--Taxation of Owners of REMIC
Regular Certificates--Market Discount." The committee report accompanying the
Tax Reform Act of 1986 states that the same rules that apply to accrual of market discount will also apply in amortizing bond premium under section 171 of the Code.

     Realized Losses. Under section 166 of the Code, both noncorporate holders of the REMIC Regular Certificates that acquire such certificates in connection with a trade or business and corporate holders of the REMIC Regular
Certificates should be allowed to deduct, as ordinary losses, any losses sustained during a taxable year in which their certificates become wholly or partially worthless as the result of one or more realized losses on the residential loans. However, it appears that a noncorporate holder that does not acquire a REMIC Regular Certificate in connection with a trade or business will not be entitled to deduct a loss under section 166 of the Code until such holder's certificate becomes wholly worthless and that the loss will be characterized as a short-term capital loss. Losses sustained on the mortgage loans may be "events which have occurred before the close of the accrued period" that can be taken into account under Code section 1272(a)(6) for purposes of determining the amount of OID that accrues on a certificate.

     The holder of a REMIC Regular Certificate eventually will recognize a loss or reduction in income attributable to previously accrued and included income that as the result of a realized loss ultimately will not be realized, but the law is unclear with respect to the timing and character of such loss or reduction in income.

TAXATION OF OWNERS OF REMIC RESIDUAL CERTIFICATES

     General. As residual interests, the REMIC Residual Certificates will be subject to tax rules that differ significantly from those that would apply if the REMIC Residual Certificates were treated for federal income tax purposes as direct ownership interests in the mortgage loans included in a trust fund or as debt instruments issued by the REMIC.

                                       89

     An original holder of a REMIC Residual Certificate generally will be required to report its daily portion of the taxable income or, subject to the limitations noted in this discussion, the net loss of the REMIC for each day during a calendar quarter that such holder owned such REMIC Residual
Certificate. For this purpose, the taxable income or net loss of the REMIC will be allocated to each day in the calendar quarter ratably using a "30 days per month/90 days per quarter/360 days per year" convention unless the related prospectus supplement states otherwise. The daily amounts so allocated will then be allocated among the REMIC Residual Certificateholders in proportion to their respective ownership interests on such day. Any amount included in the gross income or allowed as a loss of any REMIC Residual Certificateholder by virtue of this paragraph will be treated as ordinary income or loss. The taxable income of the REMIC will be determined under the rules described below in "--Taxable Income of the REMIC" and will be taxable to the REMIC Residual
Certificateholders without regard to the timing or amount of cash distributions by the REMIC. Ordinary income derived from REMIC Residual Certificates will be
"portfolio income" for purposes of the taxation of taxpayers subject to limitations under section 469 of the Code on the deductibility of "passive losses."

     A holder of a REMIC Residual Certificate that purchased such certificate from a prior holder of such certificate also will be required to report on its federal income tax return amounts representing its daily share of the taxable income or loss of the REMIC for each day that it holds such REMIC Residual
Certificate. Those daily amounts generally will equal the amounts of taxable income or net loss determined as described above. The Committee Report indicates that certain modifications of the general rules may be made, by regulations, legislation or otherwise, to reduce or increase the income of a
REMIC Residual Certificateholder that purchased such REMIC Residual Certificate from a prior holder of such certificate at a price greater than (or less than)
the adjusted basis, such REMIC Residual Certificate would have had in the hands of an original holder of such certificate. The REMIC Regulations, however, do not provide for any such modifications.

     The amount of income REMIC Residual Certificateholders will be required to report (or the tax liability associated with such income) may exceed the amount of cash distributions received from the REMIC for the corresponding period.
Consequently, REMIC Residual Certificateholders should have other sources of funds sufficient to pay any federal income taxes due as a result of their ownership of REMIC Residual Certificates or unrelated deductions against which income may be offset, subject to the rules relating to "excess inclusions,"
residual interests without "significant value" and "noneconomic" residual interests discussed below. The fact that the tax liability associated with the income allocated to REMIC Residual Certificateholders may exceed the cash distributions received by such REMIC Residual Certificateholders for the corresponding period may significantly adversely affect such REMIC Residual
Certificateholders' after-tax rate of return.

     On May 11, 2004 the Internal Revenue Service published final Treasury regulations (the "Inducement Fee Regulations") under Sections 446(b), 860C, and
863(a) of the Code relating to the proper method of accounting for, and source of income from, fees ("inducement fees") received by taxpayers to induce the acquisition of "noneconomic" REMIC residual interests. These regulations apply to taxpayers who receive inducement fees in connection with becoming the holder of a noneconomic REMIC residual interest for taxable years ending on or after
May 11, 2004.

     Proposed Treasury Regulation section 1.863-1(e) provides that an inducement fee is treated as U.S. source income. Proposed Treasury Regulation section 1.446-6(c) sets forth a general rule (the "General Rule") which provides that a taxpayer must recognize in income an inducement fee received for acquiring a noneconomic REMIC residual interest "over the remaining expected life of the applicable REMIC in a manner that reasonably reflects the after-tax costs and benefits of holding that noneconomic residual interest."

     Under the Inducement Fee Regulations, a taxpayer is generally permitted to adopt an accounting method for the recognition of inducement fees that meets the General Rule described above. The Proposed Treasury Regulations state, however, that the treatment of inducement fees received on noneconomic REMIC residual interests constitutes a method of accounting for purposes of Internal
Revenue Code sections 446 and 481. Thus, under the Inducement Fee Regulations, once an accounting method is adopted it must be consistently applied to all inducement fees received by the taxpayer in

                                       90

respect of noneconomic REMIC residual interests, and may not be changed without the consent of the Commissioner, pursuant to section 446(e) of the Code and the
Treasury Regulations and other procedures thereunder.

     The Inducement Fee Regulations set forth two alternative safe harbor methods of accounting for meeting the General Rule described above. The
Commissioner is authorized to provide additional safe harbor methods by revenue ruling or revenue procedure.

     Under one safe harbor method of accounting set forth in the Inducement Fee
Regulations (the "Book Method"), a taxpayer includes an inducement fee in income in accordance with the same accounting method and time period used by the taxpayer for financial reporting purposes, provided that the period over which such inducement fee is included in income is not less than the period the related REMIC is expected to generate taxable income.

     Under the second safe harbor accounting method (the "Modified REMIC
Regulatory Method"), a taxpayer recognizes inducement fee income ratably over the remaining anticipated weighted average life of the REMIC. For this purpose, the REMIC's remaining anticipated weighted average life is determined as of the date of acquisition of the noneconomic REMIC residual interest using the methodology provided in current Treasury Regulation section 1.860E-1(a)(3)(iv).

     The Inducement Fee Regulations also provide that upon a sale or other disposition of a noneconomic REMIC residual interest (other than in a transaction to which section 381(c)(4) of the Code applies) the holder must include currently in income the balance of any previously unrecognized inducement fee amounts attributable to such residual interest.

     Holders of REMIC Residual Certificates should consult their tax advisors concerning the treatment of such inducement fee payments for income tax purposes.

     Taxable Income of the REMIC. The taxable income of the REMIC will equal the income from the mortgage loans and other assets of the REMIC plus any cancellation of indebtedness income due to the allocation of realized losses to
REMIC Regular Certificates, less the deductions allowed to the REMIC for interest on the REMIC Regular Certificates, amortization of any premium on the mortgage loans, bad debt losses with respect to the mortgage loans and, except as described below, for servicing, administrative and other expenses.

     For purposes of determining its taxable income, the REMIC will have an initial aggregate basis in its assets equal to the sum of the issue prices of all REMIC Certificates (or, if a class of REMIC Certificates is not sold initially, fair market value). Such aggregate basis will be allocated among the mortgage loans and the other assets of the REMIC in proportion to their respective fair market values. The issue price of any REMIC Certificates offered by this prospectus and the related prospectus supplement will be determined in the manner described above under "--Taxation of Owners of REMIC
Regular Certificates--Original Issue Discount." If one or more classes of REMIC
Certificates are retained initially rather than sold, the master servicer or the trustee may be required to estimate the fair market value of the REMIC's interests in its mortgage loans and other property in order to determine the basis to the REMIC of the mortgage loans and other property held by such REMIC.

     Subject to possible application of the de minimis rules, the method of accrual by the REMIC of original issue discount income and market discount income with respect to mortgage loans that it holds will be equivalent to the method for accruing original issue discount income for holders of REMIC Regular
Certificates. However, a REMIC that acquires loans at a market discount must include such market discount in income currently, as it accrues, on a constant interest basis. See "--Taxation of Owners of REMIC Regular Certificates" above, which describes a method for accruing such discount income that is analogous to that required to be used by a REMIC as to mortgage loans with market discount that it holds.

     A mortgage loan will be deemed to have been acquired with discount (or premium) if the REMIC's basis in that mortgage loan is less than (or greater than) its stated redemption price. Any such discount will be includible in the income of the REMIC as it accrues, under a method similar to the method described above for accruing original issue discount on the REMIC Regular
Certificates. It is anticipated

                                       91

that each REMIC will elect under section 171 of the Code to amortize any premium on the mortgage loans. Premium on any mortgage loan to which such election applies may be amortized under a constant yield method, presumably taking into account a prepayment assumption. However, this election would not apply to any mortgage loan originated on or before September 27, 1985. Instead, premium on such a mortgage loan should be allocated among the principal payments thereon and be deductible by the REMIC as those payments become due or upon the prepayment of such mortgage loan.

     A REMIC will be allowed deductions for interest on the REMIC Regular
Certificates equal to the deductions that would be allowed if the REMIC Regular
Certificates were indebtedness of the REMIC. Original issue discount will be considered to accrue for this purpose as described above under "--Taxation of
Owners of REMIC Regular Certificate--Original Issue Discount," except that the de minimis rule and the adjustments for subsequent holders of REMIC Regular
Certificates described therein will not apply.

     If a class of REMIC Regular Certificates is issued at a price in excess of the stated redemption price of such class, the net amount of interest deductions that are allowed the REMIC in each taxable year with respect to the
REMIC Regular Certificates of such class will be reduced by an amount equal to the portion of the premium that is considered to be amortized or repaid in that year. Although the matter is not entirely certain, it is likely that Issue
Premium would be amortized under a constant yield method in a manner analogous to the method of accruing original issue discount described above under
"--Taxation of Owners of REMIC Regular Certificates--Original Issue Discount."

     As a general rule, the taxable income of a REMIC will be determined in the same manner as if the REMIC were an individual having the calendar year as its taxable year and using the accrual method of accounting. However, no item of income, gain, loss or deduction allocable to a prohibited transaction will be taken into account. See "--Prohibited Transactions Tax and Other Taxes" below.
The limitation on miscellaneous itemized deductions imposed on individuals by section 67 of the Code will not be applied at the REMIC level so that the REMIC will be allowed deductions for servicing, administrative and other non-interest expenses in determining its taxable income. All such expenses will be allocated as a separate item to the holders of REMIC Certificates, subject to the limitation of section 67 of the Code. See "--Possible Pass-Through of
Miscellaneous Itemized Deductions." If the deductions allowed to the REMIC exceed its gross income for a calendar quarter, such excess will be the net loss for the REMIC for that calendar quarter.

     Basis Rules, Net Losses and Distributions. The adjusted basis of a REMIC
Residual Certificate will be equal to the amount paid for such REMIC Residual
Certificate, increased by amounts included in the income of the REMIC Residual
Certificateholder and decreased (but not below zero) by distributions made, and by net losses allocated, to such REMIC Residual Certificateholder.

     A REMIC Residual Certificateholder is not allowed to take into account any net loss for any calendar quarter to the extent such net loss exceeds such
REMIC Residual Certificateholder's adjusted basis in its REMIC Residual
Certificate as of the close of such calendar quarter. Any loss that is not currently deductible by reason of this limitation may be carried forward indefinitely to future calendar quarters and, subject to the same limitation, may be used only to offset income from the REMIC Residual Certificate. The ability of REMIC Residual Certificateholders to deduct net losses may be subject to additional limitations under the Code, as to which REMIC Residual
Certificateholders should consult their tax advisors.

     Any distribution on a REMIC Residual Certificate will be treated as a nontaxable return of capital to the extent it does not exceed the holder's adjusted basis in such REMIC Residual Certificate. To the extent a distribution on a REMIC Residual Certificate exceeds such adjusted basis, it will be treated as gain from the sale of such REMIC Residual Certificate. Holders of certain
REMIC Residual Certificates may be entitled to distributions early in the term of the related REMIC under circumstances in which their bases in such REMIC
Residual Certificates will not be sufficiently large that such distributions will be treated as nontaxable returns of capital. Their bases in such REMIC
Residual Certificates will initially equal the amount paid for such REMIC
Residual Certificates and will be increased by their allocable shares of taxable income of the trust fund. However, such bases increases may not occur until the end of the calendar quarter, or perhaps the end of the calendar year, with respect to which such REMIC taxable

                                       92

income is allocated to the REMIC Residual Certificateholders. To the extent such REMIC Residual Certificateholders' initial bases are less than the distributions to such REMIC Residual Certificateholders, and increases in such initial bases either occur after such distributions or are less than the amount of such distributions, gain will be recognized to such REMIC Residual
Certificateholders on such distributions and will be treated as gain from the sale of their REMIC Residual Certificates.

     The effect of these rules is that a REMIC Residual Certificateholder may not amortize its basis in a REMIC Residual Certificate, but may only recover its basis through distributions, through the deduction of any net losses of the
REMIC or upon the sale of its REMIC Residual Certificate. See "--Sales of REMIC
Certificates." For a discussion of possible modifications of these rules that may require adjustments to income of a holder of a REMIC Residual Certificate other than an original holder in order to reflect any difference between the cost of such REMIC Residual Certificate to such REMIC Residual
Certificateholder and the adjusted basis such REMIC Residual Certificate would have in the hands of an original holder, see "--Taxation of Owners of REMIC
Residual Certificates--General."

     Excess Inclusions. Any "excess inclusions" with respect to a REMIC
Residual Certificate will be subject to federal income tax in all events.

     In general, the "excess inclusions" with respect to a REMIC Residual
Certificate for any calendar quarter will be the excess, if any, of:

     o    the sum of the daily portions of REMIC taxable income allocable to such REMIC Residual Certificate; over

     o    the sum of the "daily accruals" for each day during such quarter that such REMIC Residual Certificate was held by such REMIC Residual
          Certificateholder.

     The daily accruals of a REMIC Residual Certificateholder will be determined by allocating to each day during a calendar quarter its ratable portion of the product of the "adjusted issue price" of the REMIC Residual
Certificate at the beginning of the calendar quarter and 120% of the "long-term
Federal rate" in effect on the date the certificates were issued. For this purpose, the adjusted issue price of a REMIC Residual Certificate as of the beginning of any calendar quarter will be equal to the issue price of the REMIC
Residual Certificate, increased by the sum of the daily accruals for all prior quarters and decreased (but not below zero) by any distributions made with respect to such REMIC Residual Certificate before the beginning of such quarter. The issue price of a REMIC Residual Certificate is the initial offering price to the public (excluding bond houses and brokers) at which a substantial amount of the REMIC Residual Certificates were sold. The "long-term
Federal rate" is an average of current yields on Treasury securities with a remaining term of greater than nine years, computed and published monthly by the IRS.

     For REMIC Residual Certificateholders, an excess inclusion:

     o    will not be permitted to be offset by deductions, losses or loss carryovers from other activities;

     o    will be treated as "unrelated business taxable income" to an otherwise tax-exempt organization; and

     o    will not be eligible for any rate reduction or exemption under any tax treaty with respect to the 30% United States withholding tax imposed on distributions to foreign investors. See, however, "--Foreign
          Investors in REMIC Certificates" below.

     In the case of any REMIC Residual Certificates held by a real estate investment trust, the aggregate excess inclusions with respect to such REMIC
Residual Certificates, reduced (but not below zero) by the real estate investment trust taxable income, excluding any net capital gain, will be allocated among the shareholders of such trust in proportion to the dividends received by such shareholders from such trust, and any amount so allocated will be treated as an excess inclusion with respect to a REMIC Residual Certificate as if held directly by such shareholder. The Treasury could issue regulations which apply a similar rule to regulated investment companies, common trust funds and certain cooperatives. The REMIC Regulations currently do not address this subject.

     In addition, there are three rules for determining the effect of excess inclusions on the alternative minimum taxable income of a REMIC Residual
Certificateholder. First, alternative minimum taxable

                                       93

income for a REMIC Residual Certificateholder is determined without regard to the special rule discussed above, that taxable income cannot be less than excess inclusions. Second, a REMIC Residual Certificateholder's alternative minimum taxable income for a taxable year cannot be less than the excess inclusions for the year. Third, the amount of any alternative minimum tax net operating loss deduction must be computed without regard to any excess inclusions.

     Noneconomic REMIC Residual Certificates. Under the REMIC regulations, transfers of "noneconomic" REMIC Residual Certificates will be disregarded for all federal income tax purposes if "a significant purpose of the transfer was to enable the transferor to impede the assessment or collection of tax". If such transfer is disregarded, the purported transferor will continue to remain liable for any taxes due with respect to the income on such "noneconomic" REMIC
Residual Certificate. The REMIC regulations provide that a REMIC Residual
Certificate is noneconomic unless, based on the prepayment assumptions and on any required or permitted cleanup calls, or required liquidation provisions, the present value of the expected future distributions discounted at the
"applicable Federal rate" on the REMIC Residual Certificate equals at least the present value of the expected tax on the anticipated excess inclusions and the transferor reasonably expects that the transferee will receive distributions with respect to the REMIC Residual Certificate at or after the time the taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes. The REMIC regulations explain that a significant purpose to impede the assessment or collection of tax exists if the transferor, at the time of the transfer, either knew or should have known that the transferee would be unwilling or unable to pay taxes due on its share of the taxable income of the REMIC. Under the REMIC regulations, a safe harbor is provided if
(1) the transferor conducted, at the time of the transfer, a reasonable investigation of the financial condition of the transferee and found that the transferee historically had paid its debts as they came due in the future, (2)
the transferee represents to the transferor that it understands that, as the holder of the noneconomic residual interest, the transferee may incur tax liabilities in excess of cash flows generated by the interest and that the transferee intends to pay taxes associated with holding the residual interest as they become due and (3) the transferee represents to the transferor that it will not cause income from the REMIC Residual Certificate to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of the transferee or any other United States person. Accordingly, all transfers of REMIC Residual Certificates that may constitute noneconomic residual interests will be subject to certain restrictions under the terms of the related pooling and servicing agreement that are intended to reduce the possibility of any such transfer being disregarded. Such restrictions will require each party to a transfer to provide an affidavit to certify to the matters in the preceding sentence.

     In addition to the three conditions set forth above, a fourth condition must be satisfied in one of two alternative ways for the transferor to have a
"safe harbor" against ignoring the transfer. Either:

       (a) the present value of the anticipated tax liabilities associated with holding the noneconomic residual interest not exceed the sum of:

           (i) the present value of any consideration given the transferee to acquire the interest;

           (ii)  the present value of the expected future distributions on the interest; and

           (iii) the present value of the anticipated tax savings associated with holding the interest as the REMIC generates losses.

     For purposes of the computations under this alternative, the transferee is assumed to pay tax at the highest rate of tax specified in Section 11(b)(1) of the Code (currently 35%) or, in certain circumstances, the alternative minimum tax rate. Further, present values are generally computed using a discount rate equal to the short-term Federal rate set forth in Section 1274(d) of the Code for the month of the transfer and the compounding period used by the transferee; or

       (b) the following requirements are satisfied:

           (i) the transferee is a domestic "C" corporation (other than a corporation exempt from taxation of a regulated investment company or real estate investment trust) that meets certain gross and net asset tests (generally, $100 million of gross assets and $10 million of net assets for the current year and the two preceding fiscal years);

                                       94

           (ii)  the transferee agrees in writing that it will transfer the residual interest only to a subsequent transferee that is an eligible corporation and meets the requirements for a safe harbor transfer; and

           (iii) the facts and circumstances known to the transferor on or before the date of the transfer do not reasonably indicate that the taxes associated with ownership of the residual interest will not be paid by the transferee.

     Prior to purchasing a REMIC Residual Certificate, prospective purchasers should consider the possibility that a purported transfer of such REMIC
Residual Certificate by such a purchaser to another purchaser at some future date may be disregarded in accordance with the above-described rules which would result in the retention of tax liability by such purchaser. The related prospectus supplement will disclose whether offered REMIC Residual Certificates may be considered "noneconomic" residual interests under the REMIC Regulations;
provided, however, that any disclosure that a REMIC Residual Certificate will not be considered "noneconomic" will be based upon certain assumptions, and the depositor will make no representation that a REMIC Residual Certificate will not be considered "noneconomic" for purposes of the above-described rules. See
"--Taxation of Owners of REMIC Residual Certificates--Foreign Investors in
REMIC Certificates" below for additional restrictions applicable to transfers of certain REMIC Residual Certificates to foreign persons.

     Mark-to-Market Rules. Section 475 provides a requirement that a securities dealer mark-to-market securities held for sale to customers. Treasury regulations provide that for purposes of this mark-to-market requirement, a
REMIC Residual Certificate is not treated as a security and thus cannot be marked to market.

     Possible Pass-Through of Miscellaneous Itemized Deductions. Fees and
expenses of a REMIC generally will be allocated to the holders of the related
REMIC Residual Certificates. The applicable Treasury regulations indicate, however, that in the case of a REMIC that is similar to a single class grantor trust, all or a portion of such fees and expenses should be allocated to the holders of the related REMIC Regular Certificates. Unless otherwise stated in the related prospectus supplement, such fees and expenses will be allocated to holders of the related REMIC Residual Certificates in their entirety and not to the holders of the related REMIC Regular Certificates.

     With respect to REMIC Residual Certificates or REMIC Regular Certificates
which receive an allocation of fees and expenses in accordance with the preceding discussion, if any holder thereof is an individual, estate or trust, or a certain "pass-through entity," an amount equal to these fees and expenses will be added to the certificateholder's gross income and the certificateholder will treat such fees and expenses as a miscellaneous itemized deduction subject to the limitation of section 67 of the Code to the extent they exceed in the aggregate two percent of a taxpayer's adjusted gross income. In addition, section 68 of the Code provides that the amount of itemized deductions otherwise allowable for an individual whose adjusted gross income exceeds a specified amount will be reduced by the lesser of:

     o    3% of the excess of the individual's adjusted gross income over such amount; and

     o    80% of the amount of itemized deductions otherwise allowable for the taxable year.

     However the section 68 reduction of allowable itemized deductions will be phased out beginning in 2006 and eliminated after 2009.

     In determining the alternative minimum taxable income of such a holder of a REMIC Certificate that is an individual, estate or trust, or a "pass-through entity," beneficially owned by one or more individuals, estates or trusts, no deduction will be allowed for such holder's allocable portion of servicing fees and other miscellaneous itemized deductions of the REMIC, even though an amount equal to the amount of such fees and other deductions will be included in such holder's gross income. Accordingly, such REMIC Certificates may not be appropriate investments for individuals, estates or trusts, or pass-through entities beneficially owned by one or more individuals, estates or trusts. Such prospective investors should carefully consult with their own tax advisors prior to making an investment in such certificates.

     Sales of REMIC Certificates. If a REMIC Certificate is sold, the selling certificateholder will recognize gain or loss equal to the difference between the amount realized on the sale and its adjusted

                                       95

basis in the REMIC Certificate. The adjusted basis of a REMIC Regular
Certificate generally will equal the cost of such REMIC Regular Certificate to such certificateholder, increased by income reported by such certificateholder with respect to such REMIC Regular Certificate, including original issue discount and market discount income, and reduced (but not below zero) by distributions on such REMIC Regular Certificate received by such certificateholder and by any amortized premium. The adjusted basis of a REMIC
Residual Certificate will be determined as described under "--Basis Rules, Net
Losses and Distributions". Except as provided in the following two paragraphs, any such gain or loss will be capital gain or loss, provided such REMIC
Certificate is held as a capital asset within the meaning of section 1221 of the Code. Investors that recognize a loss on a sale or exchange of the REMIC
Regular Certificates for federal income tax purposes in excess of certain threshold amounts should consult their tax advisors as to the need to file IRS
Form 8886 (disclosing certain potential tax shelters) on their federal income tax returns.

     Gain from the sale of a REMIC Regular Certificate that might otherwise be capital gain will be treated as ordinary income to the extent such gain does not exceed the excess, if any, of:

     o    the amount that would have been includible in the seller's income with respect to such REMIC Regular Certificate assuming that income had accrued thereon at a rate equal to 110% of the "applicable Federal rate" determined as of the date of purchase of such REMIC Regular
          Certificate, over

     o    the amount of ordinary income actually includible in the seller's income prior to such sale.

     In addition, gain recognized on the sale of a REMIC Regular Certificate by a seller who purchased such REMIC Regular Certificate at a market discount will be taxable as ordinary income in an amount not exceeding the portion of such discount that accrued during the period such REMIC Certificate was held by such holder, reduced by any market discount included in income under the rules described above under "--Taxation of Owners of REMIC Regular
Certificates--Market Discount" and "--Premium."

     REMIC Certificates will be "evidences of indebtedness" within the meaning of section 582(c)(1) of the Code, so that gain or loss recognized from the sale of a REMIC Certificate by a bank or thrift institution to which such section applies will be ordinary income or loss.

     A portion of any gain from the sale of a REMIC Regular Certificate that might otherwise be capital gain may be treated as ordinary income to the extent that such certificate is held as part of a "conversion transaction" within the meaning of section 1258 of the Code. A conversion transaction generally is one in which the taxpayer has taken two or more positions in the same or similar property that reduce or eliminate market risk and substantially all of the taxpayer's return is attributable to the time value of money. The amount of gain so realized in a conversion transaction that is recharacterized as ordinary income generally will not exceed the amount of interest that would have accrued on the taxpayer's net investment at 120% of the appropriate
"applicable Federal rate" at the time the taxpayer enters into the conversion transaction, subject to appropriate reduction for prior inclusion of interest and other ordinary income items from the transaction.

     Finally, a taxpayer may elect to have net capital gain taxed at ordinary income rates rather than capital gains rates in order to include such net capital gain in total net investment income for the taxable year, for purposes of the rule that limits the deduction of interest on indebtedness incurred to purchase or carry property held for investment to a taxpayer's net investment income.

     Except as may be provided in Treasury regulations yet to be issued, if the seller of a REMIC Residual Certificate reacquires a REMIC Residual Certificate, or acquires any other residual interest in a REMIC or any similar interest in a
"taxable mortgage pool" during the period beginning six months before, and ending six months after, the date of such sale, such sale will be subject to the "wash sale" rules of section 1091 of the Code. In that event, any loss realized by the REMIC Residual Certificateholder on the sale will not be deductible, but instead will be added to such REMIC Residual
Certificateholder's adjusted basis in the newly acquired asset.

     Prohibited Transactions Tax and Other Taxes. The Code imposes a tax on
REMICs equal to 100% of the net income derived from "prohibited transactions".
In general, subject to certain specified exceptions, a prohibited transaction means:

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     o    the disposition of a mortgage loan;

     o    the receipt of income from a source other than a mortgage loan or certain other permitted investments;

     o    the receipt of compensation for services; or

     o    gain from the disposition of an asset purchased with the payments on the mortgage loans for temporary investment pending distribution on the REMIC Certificates.

     It is not anticipated that the REMIC will engage in any prohibited transactions in which it would recognize a material amount of net income.

     In addition, certain contributions to a REMIC made after the day on which the REMIC issues all of its interests could result in the imposition of a tax on the REMIC equal to 100% of the value of the contributed property. The pooling and servicing agreement will include provisions designed to prevent the acceptance of any contributions that would be subject to such tax.

     REMICs also are subject to federal income tax at the highest corporate rate on "net income from foreclosure property," determined by reference to the rules applicable to real estate investment trusts. "Net income from foreclosure property" generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust. A REMIC may recognize "net income from foreclosure property" subject to federal income tax if the Trustee or applicable servicer determines that the recovery to certificateholders is likely to be greater on an after tax basis than earning qualifying income that is not subject to tax.

     Unless otherwise disclosed in the related prospectus supplement, it is not anticipated that any material state or local income or franchise tax will be imposed on any REMIC.

     Unless otherwise stated in the related prospectus supplement, and to the extent permitted by then applicable laws, any tax on prohibited transactions, contributions, "net income from foreclosure property" or state or local tax imposed on the REMIC will be borne by the related servicer or trustee in any case out of its own funds, if such tax arose out of a breach of such person's obligations under the related pooling and servicing agreement and in respect of compliance with applicable laws and regulations. Any such tax not borne by a servicer or trustee will be charged against the related trust fund resulting in a reduction in amounts payable to holders of the related REMIC Certificates.

     Tax and Restrictions on Transfers of REMIC Residual Certificates to
Certain Organizations. If a REMIC Residual Certificate is transferred to a
"disqualified organization," a tax would be imposed in an amount equal to the product of:

     o    the present value discounted using the "applicable Federal rate" of the total anticipated excess inclusions with respect to such REMIC
          Residual Certificate for periods after the transfer; and

     o    the highest marginal federal income tax rate applicable to corporations.

     The anticipated excess inclusions must be determined as of the date that the REMIC Residual Certificate is transferred and must be based on events that have occurred up to the time of such transfer, the prepayment assumption, required or permitted cleanup calls, or required liquidation provisions. Such a tax generally would be imposed on the transferor of the REMIC Residual
Certificate, except that where such transfer is through an agent for a disqualified organization, the tax would instead be imposed on such agent.
However, a transferor of a REMIC Residual Certificate would in no event be liable for such tax with respect to a transfer if the transferee furnishes to the transferor an affidavit that the transferee is not a disqualified organization and, as of the time of the transfer, the transferor does not have actual knowledge that such affidavit is false. Moreover, an entity will not qualify as a REMIC unless there are reasonable arrangements designed to ensure that residual interests are not held by disqualified organizations and information necessary for the application of the tax are made available.
Restrictions on the transfer of REMIC Residual Certificates and certain other provisions that are intended to meet this requirement will be included in each pooling and servicing agreement, and will be discussed more fully in any prospectus supplement relating to the offering of any REMIC Residual
Certificate.

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     In addition, if a "pass-through entity" includes in income excess inclusions with respect to a REMIC Residual Certificate, and disqualified organization is the record holder of an interest in such entity, then a tax will be imposed on such entity equal to the product of the amount of excess inclusions allocable to the interest in the pass-through entity held by such disqualified organization and the highest marginal federal income tax rate imposed on corporations. A pass-through entity will not be subject to this tax for any period, however, if each record holder of an interest in such pass-through entity furnishes to such pass-through entity such holder's social security number and a statement under penalty of perjury that such social security number is that of the recordholder or a statement under penalty of perjury that such record holder is not a disqualified organization.

     For these purposes, a "disqualified organization" generally means:

     o    the United States, any State or political subdivision thereof, any foreign government, any international organization, or any agency or instrumentality of the foregoing (but would exclude as
          instrumentalities entities not treated as instrumentalities under section 168(h)(2)(D) of the Code or the Freddie Mac), or any organization (other than a cooperative described in section 521 of the
          Code);

     o    any organization that is exempt from federal income tax, unless it is subject to the tax imposed by section 511 of the Code; or

     o    any organization described in section 1381(a)(2)(C) of the Code.

     For these purposes, a "pass-through entity" means any regulated investment company, real estate investment trust, trust, partnership or certain other entities described in section 860E(e)(6) of the Code. In addition, a person holding an interest in a pass-through entity as a nominee for another person will, with respect to such interest, be treated as a pass-through entity.

     Termination. A REMIC will terminate immediately after the distribution date following receipt by the REMIC of the final payment in respect of the mortgage loans or upon a sale of the REMIC's assets following the adoption by the REMIC of a plan of complete liquidation. The last distribution on a REMIC
Regular Certificate will be treated as a payment in retirement of a debt instrument. In the case of a REMIC Residual Certificate, if the last distribution on such REMIC Residual Certificate is less than the REMIC Residual
Certificateholder's adjusted basis in such REMIC Residual Certificate, such
REMIC Residual Certificateholder should be treated as realizing a loss equal to the amount of such difference. Such loss may be treated as a capital loss and may be subject to the "wash sale" rules of section 1091 of the Code.

     Reporting and Other Administrative Matters. Solely for purposes of the administrative provisions of the Code, the REMIC will be treated as a partnership and REMIC Residual Certificateholders will be treated as partners.
Unless otherwise stated in the related prospectus supplement, either the trustee or the servicer generally will hold at least a nominal amount of REMIC
Residual Certificates, will file REMIC federal income tax returns on behalf of the related REMIC, and will be designated as and will act as the "tax matters person" with respect to the REMIC in all respects.

     As the tax matters person, the trustee or the servicer, as the case may be, will, subject to certain notice requirements and various restrictions and limitations, generally have the authority to act on behalf of the REMIC and the
REMIC Residual Certificateholders in connection with the administrative and judicial review of items of income, deduction, gain or loss of the REMIC, as well as the REMIC's classification. REMIC Residual Certificateholders will generally be required to report such REMIC items consistently with their treatment on the related REMIC's tax return and may in some circumstances be bound by a settlement agreement between the trustee or the servicer, as the case may be, as tax matters person, and the IRS concerning any such REMIC item.
Adjustments made to the REMIC tax return may require a REMIC Residual
Certificateholder to make corresponding adjustments on its return, and an audit of the REMIC's tax return, or the adjustments resulting from such an audit, could result in an audit of a REMIC Residual Certificateholder's return. No
REMIC will be registered as a tax shelter pursuant to section 6111 of the Code because it is not anticipated that any REMIC will have a net loss for any of the first five taxable years of its existence. Any person that holds a REMIC
Residual Certificate as a nominee for another person may be required to furnish to the related REMIC, in a manner to be provided in Treasury regulations, the name and address of such person and other information.

                                       98

     Reporting of interest income, including any original issue discount, with respect to REMIC Regular Certificates is required annually, and may be required more frequently under Treasury regulations. These information reports generally are required to be sent to individual holders of REMIC Regular Interests and the IRS; holders of REMIC Regular Certificates that are corporations, trusts, securities dealers and certain other non-individuals will be provided interest and original issue discount income information and the information set forth in the following paragraph upon request in accordance with the requirements of the applicable regulations. The information must be provided by the later of 30 days after the end of the quarter for which the information was requested, or two weeks after the receipt of the request. The REMIC must also comply with rules requiring that information relating to be reported to the IRS. Reporting with respect to the REMIC Residual Certificates, including income, excess, inclusions, investment expenses and relevant information regarding qualification of the REMIC's assets will be made as required under the Treasury regulations, generally on a quarterly basis.

     As applicable, the REMIC Regular Certificate information reports will include a statement of the adjusted issue price of the REMIC Regular
Certificate at the beginning of each accrual period. In addition, the reports will include information required by regulations with respect to computing the accrual of any market discount. Because exact computation of the accrual of market discount on a constant yield method would require information relating to the holder's purchase price that the REMIC may not have, such regulations only require that information pertaining to the appropriate proportionate method of accruing market discount be provided. See "--Taxation of Owners of
REMIC Regular Certificates--Market Discount."

     The responsibility for complying with the foregoing reporting rules will be borne by either the trustee or the servicer, unless otherwise stated in the related prospectus supplement.

     Backup Withholding with Respect to REMIC Certificates. Payments of interest and principal, and proceeds from the sale of REMIC Certificates, may be subject to the "backup withholding tax" at a rate of 28% (increasing to 30%
after 2010) if recipients of such payments fail to furnish to the payor certain information, including their taxpayer identification numbers, or otherwise fail to establish an exemption from such tax. Any amounts deducted and withheld from a distribution to a recipient would be allowed as a credit against such recipient's federal income tax. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner.

     Foreign Investors in REMIC Certificates. A REMIC Regular Certificateholder
that is not a "United States Person" and is not subject to federal income tax as a result of any direct or indirect connection to the United States in addition to its ownership of a REMIC Regular Certificate will not, unless otherwise stated in the related prospectus supplement, be subject to United
States federal income or withholding tax in respect of a distribution on a
REMIC Regular Certificate, provided that the holder complies to the extent necessary with certain identification requirements (including delivery of a statement, signed under penalties of perjury, certifying that such certificateholder is not a United States Person and providing the name and address of such certificateholder. For these purposes, "United States Person"
means:

     o    a citizen or resident of the United States;

     o    a corporation or partnership (or other entity treated as a corporation or a partnership for United States Federal income tax purposes created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are enacted that provide otherwise);

     o    an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; and

     o    a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust.

     It is possible that the IRS may assert that the foregoing tax exemption should not apply with respect to interest distributed on a REMIC Regular
Certificate that is held by:

                                       99

     o    a REMIC Residual Certificateholder that owns directly or indirectly a
          10% or greater interest in the REMIC Residual Certificates; or

     o    to the extent of the amount of interest paid by the related mortgagor on a particular mortgage loan, a REMIC Regular Certificateholder that owns a 10% or greater ownership interest in such mortgage or a controlled foreign corporation of which such mortgagor is a "United
          States shareholder" within the meaning of section 951(b) of the Code.

     If the holder does not qualify for exemption, distributions of interest, including distributions in respect of accrued original issue discount, to such holder may be subject to a tax rate of 30%, subject to reduction under any applicable tax treaty. In addition, the foregoing rules will not apply to exempt a United States shareholder of a controlled foreign corporation from taxation on such United States shareholder's allocable portion of the interest income received by such controlled foreign corporation. Further, it appears that a REMIC Regular Certificate would not be included in the estate of a nonresident alien individual and would not be subject to United States estate taxes. However, certificateholders who are non-resident alien individuals should consult their tax advisors concerning this question. Transfers of REMIC
Residual Certificates to investors that are not United States persons will be prohibited under the related pooling and servicing agreement.

     The Treasury Department issued final regulations which make certain modifications to the withholding, backup withholding and information reporting rules described above. Prospective investors are urged to consult their own tax advisors regarding these regulations.

GRANTOR TRUST FUNDS

     Classification of Grantor Trust Funds. With respect to each series of grantor trust certificates, counsel to the depositor will deliver its opinion to the effect that, assuming compliance with the pooling and servicing agreement, the grantor trust fund will be classified as a grantor trust under subpart E, part I of subchapter J of the Code and not as a partnership or an association taxable as a corporation. Accordingly, each holder of a grantor trust certificate generally will be treated as the owner of an interest in the mortgage loans included in the grantor trust fund.

     For purposes of the following discussion, a grantor trust certificate represents an undivided equitable ownership interest in the principal of the mortgage loans constituting the related grantor trust fund, together with interest thereon at a pass-through rate, will be referred to as a "grantor trust fractional interest certificate." A grantor trust certificate representing ownership of all or a portion of the difference between interest paid on the mortgage loans constituting the related grantor trust fund less normal administration fees and any spread and interest paid to the holders of grantor trust fractional interest certificates issued with respect to a grantor trust fund will be referred to as a "grantor trust strip certificate." A grantor trust strip certificate may also evidence a nominal ownership interest in the principal of the mortgage loans constituting the related grantor trust fund.

CHARACTERIZATION OF INVESTMENTS IN GRANTOR TRUST CERTIFICATES

     Grantor Trust Fractional Interest Certificates. Except as discussed in the related prospectus supplement, in the case of grantor trust fractional interest certificates, counsel to the depositor will deliver an opinion that, in general, grantor trust fractional interest certificates will represent interests in:

     o    assets described in section 7701(a)(19)(C) of the Code;

     o    "obligation[s] which...[are] principally secured by an interest in real property" within the meaning of section 860G(a)(3)(A) of the
          Code; and

     o    "real estate assets" within the meaning of section 856(c)(5)(B) of the
          Code.

     In addition, counsel to the depositor will deliver an opinion that interest on grantor trust fractional interest certificates will to the same extent be considered "interest on obligations secured by mortgages on real property or on interests in real property" within the meaning of section
856(c)(3)(B) of the Code.

     Grantor Trust Strip Certificates. Even if grantor trust strip certificates evidence an interest in a grantor trust fund consisting of mortgage loans that are assets described in section 7701(a)(19)(C) of the

                                      100

Code, "real estate assets" within the meaning of section 856(c)(5)(B) of the
Code, and the interest on which is "interest on obligations secured by mortgages on real property" within the meaning of section 856(c)(3)(B) of the
Code, it is unclear whether the grantor trust strip certificates, and the income they produce, will be so characterized. Although the policies underlying such sections may suggest that such characterization is appropriate, counsel to the depositor will not deliver any opinion on the characterization of these certificates. Prospective purchasers of grantor trust strip certificates should consult their tax advisors regarding whether the grantor trust strip certificates, and the income they produce, will be so characterized.

     The grantor trust strip certificates will be "obligation[s] (including any participation or certificate of beneficial ownership therein) which[are]
principally secured by an interest in real property" within the meaning of section 860G(a)(3)(A) of the Code.

TAXATION OF OWNERS OF GRANTOR TRUST FRACTIONAL INTEREST CERTIFICATES

     General. Holders of a particular series of grantor trust fractional interest certificates generally will be required to report on their federal income tax returns their shares of the entire income from the mortgage loans
(including reasonable servicing fees and other expenses) and will be entitled to deduct their shares of any such reasonable servicing fees and other expenses. In some situations, the taxpayer's deduction may be subject to itemized deduction limitations and be limited if the taxpayer is subject to the corporate alternative minimum tax. For a more detailed discussion of these limitations, see "--Taxation of Owners of REMIC Residual Certificates--Possible
Pass-Through of Miscellaneous Itemized Deductions".

     Although it is not entirely clear, it appears that in transactions in which multiple classes of grantor trust certificates are issued, such fees and expenses should be allocated among the classes of grantor trust certificates using a method that recognizes that each such class benefits from the related services. In the absence of further guidance, it is intended to base information returns or reports on a method that allocates such expenses among classes of grantor trust certificates with respect to each period based on the distributions made to each such class during that period.

     The federal income tax treatment of grantor trust fractional interest certificates of any series will depend on whether they are subject to the
"stripped bond" rules of section 1286 of the Code. Grantor trust fractional interest certificates may be subject to those rules if a class of grantor trust strip certificates is issued as part of the same series of Certificates or the depositor or any of its affiliates retains a right to receive a specified portion of the interest payable on a mortgage asset. Further, the IRS has ruled that an unreasonably high servicing fee retained by a seller or servicer will be treated as a retained ownership interest in mortgages that constitutes a stripped coupon. For purposes of determining what constitutes reasonable servicing fees for various types of mortgages the IRS has established certain
"safe harbors." The servicing fees paid with respect to the mortgage loans for certain series of grantor trust certificates may be higher than the "safe harbors" and, accordingly, may not constitute reasonable servicing compensation. The related prospectus supplement will include information regarding servicing fees paid to a servicer or their respective affiliates necessary to determine whether the preceding "safe harbor" rules apply.

     If Stripped Bond Rules Apply. If the stripped bond rules apply, each grantor trust fractional interest certificate will be treated as having been issued with "original issue discount" within the meaning of section 1273(a) of the Code, subject, however, to the discussion below regarding the treatment of certain stripped bonds as market discount bonds and de minimis market discount discussion below. See "--Taxation of Owners of Grantor Trust Fractional
Interest Certificates--Market Discount." Under the stripped bond rules, the holder of a grantor trust fractional interest certificate will be required to report "qualified stated interest" from its grantor trust fractional interest certificate for each month, as such amounts are received or accrued (based on the holder's method of accounting) and will be required to report an amount equal to the original issue discount income that accrues on such certificate in that month calculated under a constant yield method, in accordance with the rules of the Code relating to original issue discount.

     The original issue discount on a grantor trust fractional interest certificate will be the excess of such certificate's stated redemption price over its issue price. The issue price of a grantor trust fractional

                                      101

interest certificate as to any purchaser will be equal to the price paid by such purchaser for the grantor trust fractional interest certificate. The stated redemption price of a grantor trust fractional interest certificate will be the sum of all payments to be made on such certificate, other than
"qualified stated interest," and the certificate's share of reasonable servicing and other expenses. See "--Taxation of Owners of Grantor Trust
Fractional Interest Certificates--If Stripped Bond Rules Do Not Apply" for a
definition of "qualified stated interest." In general, the amount of such income that accrues in any month would equal the product of such holder's adjusted basis in such grantor trust fractional interest certificate at the beginning of such month (see "--Sales of Grantor Trust Certificates") and the yield of such grantor trust fractional interest certificate to such holder.
Such yield would be computed at the rate that, if used to discount the holder's share of future payments on the mortgage loans, would cause the present value of those future payments to equal the price at which the holder purchased such certificate. In computing yield under the stripped bond rules, a certificateholder's share of future payments on the mortgage loans will not include any payments made in respect of any spread or any other ownership interest in the mortgage loans retained by the depositor, a servicer, or their respective affiliates, but will include such certificateholder's share of any reasonable servicing fees and other expenses.

     With respect to certain categories of debt instruments, section 1272(a)(6)
of the Code requires the use of a reasonable prepayment assumption and conforms to the prepayment assumption used in pricing the instrument. Regulations could be adopted applying those provisions to the grantor trust fractional interest certificates. It is unclear whether those provisions would be applicable to the grantor trust fractional interest certificates or whether use of a reasonable prepayment assumption may be required or permitted without reliance on these rules. It is also uncertain, if a prepayment assumption is used, whether the assumed prepayment rate would be determined based on conditions at the time of the first sale of the grantor trust fractional interest certificate or, with respect to any holder, at the time of purchase of the grantor trust fractional interest certificate by that holder. Certificateholders are advised to consult their own tax advisors concerning reporting original issue discount in general and, in particular, whether a prepayment assumption should be used in reporting original issue discount with respect to grantor trust fractional interest certificates.

     In the case of a grantor trust fractional interest certificate acquired at a price equal to the principal amount of the mortgage loans allocable to such certificate, the use of a prepayment assumption generally would not have any significant effect on the yield used in calculating accruals of interest income. In the case, however, of a grantor trust fractional interest certificate acquired at a discount or premium, the use of a reasonable prepayment assumption would increase or decrease such yield, and thus accelerate or decelerate, respectively, the reporting of income.

     If a prepayment assumption is not used, then when a mortgage loan prepays in full, the holder of a grantor trust fractional interest certificate acquired at a discount or a premium generally will recognize income or loss, which under amendments to the Code adopted in 1997 would be capital except to the extent of any accrued market discount equal to the difference between the portion of the prepaid principal amount of the mortgage loan that is allocable to such certificate and the portion of the adjusted basis of such certificate that is allocable to such certificateholder's interest in the mortgage loan. If a prepayment assumption is used, although there is no guidance, logically that no separate item of income or loss should be recognized upon a prepayment.
Instead, a prepayment should be treated as a partial payment of the stated
redemption price of the grantor trust fractional interest certificate and accounted for under a method similar to that described for taking account of original issue discount on REMIC Regular Certificates. See "--Taxation of
Owners of REMIC Regular Certificates--Original Issue Discount." It is unclear whether any other adjustments would be required to reflect differences between an assumed prepayment rate and the actual rate of prepayments.

     In the absence of statutory or administrative clarification, it is currently intended to base information reports or returns to the IRS and certificateholders in transactions subject to the stripped bond rules on a prepayment assumption that will be disclosed in the related prospectus supplement and on a constant yield computed using a representative initial offering price for each class of certificates. However, neither the depositor nor any other person will make any representation that the mortgage loans will in fact prepay at a rate conforming to such stripped bond prepayment assumption or any other rate and certificateholders should bear in mind that the use of a representative initial offering price will mean that

                                      102

such information returns or reports, even if otherwise accepted as accurate by the IRS, will in any event be accurate only as to the initial certificateholders of each series who bought at that price.

     Under Treasury regulation section 1.1286-1(b), certain stripped bonds are to be treated as market discount bonds and, accordingly, any purchaser of such a bond is to account for any discount on the bond as market discount rather than original issue discount. This treatment only applies, however, if immediately after the most recent disposition of the bond by a person stripping one or more coupons from the bond and disposing of the bond or coupon, there is less than a de minimis amount of original issue discount or the annual stated
rate of interest payable on the original bond is no more than one percentage point lower than the gross interest rate payable on the original mortgage loan before subtracting any servicing fee or any stripped coupon. Original issue discount or market discount on a grantor trust fractional interest certificate are de minimis if less than 0.25% of the stated redemption price multiplied by the weighted average maturity of the mortgage loans. Original issue discount or market discount of only a de minimis amount will be included in income in the same manner as de minimis original issue discount and market discount described in "--If Stripped Bond Rules Do Not Apply" and "--Market Discount."

     If Stripped Bond Rules Do Not Apply. Subject to the discussion below on original issue discount, if the stripped bond rules do not apply to a grantor trust fractional interest certificate, the certificateholder will be required to report its share of the interest income on the mortgage loans in accordance with such certificateholder's normal method of accounting. The original issue discount rules will apply to a grantor trust fractional interest certificate to the extent it evidences an interest in mortgage loans issued with original issue discount.

     The original issue discount, if any, on the mortgage loans will equal the difference between the stated redemption price of such mortgage loans and their issue price. Under the OID regulations, the stated redemption price is equal to the total of all payments to be made on such mortgage loan other than
"qualified stated interest." "Qualified stated interest" generally includes interest that is unconditionally payable at least annually at a single fixed rate, at a "qualified floating rate" or at an "objective rate." In general, the issue price of a mortgage loan will be the amount received by the borrower from the lender under the terms of the mortgage loan, less any "points" paid by the borrower, and the stated redemption price of a mortgage loan will equal its principal amount, unless the mortgage loan provides for an initial below-market rate of interest or the acceleration or the deferral of interest payments.

     In the case of mortgage loans bearing adjustable or variable interest rates, the related prospectus supplement will describe the manner in which such rules will be applied with respect to those mortgage loans in preparing information returns to the certificateholders and the IRS.

     Notwithstanding the general definition of original issue discount, original issue discount will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price multiplied by the weighted average maturity of the mortgage loan. For this purpose, the weighted average maturity of the mortgage loan will be computed by multiplying the number of full years from the issue date until such payment is expected to be made by a fraction, the numerator of which is the amount of the payment and the denominator of which is the stated redemption price of the mortgage loan.
Under the OID regulations, original issue discount of only a de minimis amount will generally be included in income as each payment of stated principal price is made, based on the product of the total amount of such de minimis original issue discount and a fraction, the numerator of which is the amount of each such payment and the denominator of which is the outstanding stated principal amount of the mortgage loan. The OID Regulations also permit a certificateholder to elect to accrue de minimis original issue discount into income currently based on a constant yield method. See "--Market Discount"
below.

     If original issue discount is in excess of a de minimis amount, all original issue discount with respect to a mortgage loan will be required to be accrued and reported in income each month, based on a constant yield. The OID regulations suggest that no prepayment assumption is appropriate in computing the yield on prepayable obligations issued with original issue discount. In the absence of statutory or administrative clarification, it currently is not intended to base information reports or returns to the IRS and certificateholders on the use of a prepayment assumption in transactions not subject to the stripped bond rules. However, section 1272(a)(6) of the Code may require that a prepayment assumption be made in

                                      103

computing yield with respect to all mortgage-backed securities.
Certificateholders are advised to consult their own tax advisors concerning whether a prepayment assumption should be used in reporting original issue discount with respect to grantor trust fractional interest certificates.
Certificateholders should refer to the related prospectus supplement with respect to each series to determine whether and in what manner the original issue discount rules will apply to mortgage loans in such series.

     A purchaser of a grantor trust fractional interest certificate that purchases such grantor trust fractional interest certificate at a cost less than such certificate's allocable portion of the aggregate remaining stated
redemption price of the mortgage loans held in the related trust fund will also be required to include in gross income such certificate's daily portions of any original issue discount with respect to such mortgage loans. However, each such daily portion will be reduced, if the cost of such grantor trust fractional interest certificate to such purchaser is in excess of such certificate's allocable portion of the aggregate "adjusted issue prices" of the mortgage loans held in the related trust fund, approximately in proportion to the ratio such excess bears to such certificate's allocable portion of the aggregate original issue discount remaining to be accrued on such mortgage loans. The adjusted issue price of a mortgage loan on any given day equals the sum of the adjusted issue price of such mortgage loan at the beginning of the accrual period that includes such day plus the daily portions of original issue discount for all days during such accrual period prior to such day. The adjusted issue price of a mortgage loan at the beginning of any accrual period will equal the issue price of such mortgage loan, increased by the aggregate amount of original issue discount with respect to such mortgage loan that accrued in prior accrual periods, and reduced by the amount of any payments made on such mortgage loan in prior accrual periods of amounts included in its stated redemption price.

     The trustee or servicer, as applicable, will provide to any holder of a grantor trust fractional interest certificate such information as such holder may reasonably request from time to time with respect to original issue discount accruing on grantor trust fractional interest certificates. See
"--Grantor Trust Reporting" below.

     Market Discount. If the stripped bond rules do not apply to the grantor trust fractional interest certificate, a certificateholder may be subject to the market discount rules of sections 1276 through 1278 of the Code to the extent an interest in a mortgage loan is considered to have been purchased at a
"market discount." If market discount is in excess of a de minimis amount, the holder generally will be required to include in income in each month the amount of such discount that has accrued through such month that has not previously been included in income, but limited, in the case of the portion of such discount that is allocable to any mortgage loan, to the payment of stated
redemption price on such mortgage loan that is received by or due to the trust fund in that month. A certificateholder may elect to include market discount in income currently as it accrues under a constant yield method rather than including it on a deferred basis in accordance with the foregoing. If made, such election will apply to all market discount bonds acquired by such certificateholder during or after the first taxable year to which such election applies. In addition, the OID regulations would permit a certificateholder to elect to accrue all interest, discount and premium in income as interest, based on a constant yield method. If such an election were made with respect to a mortgage loan with market discount, the certificateholder would be deemed to have made an election to currently include market discount in income with respect to all other debt instruments having market discount that such certificateholder acquires during the taxable year of the election and thereafter and, possibly, previously acquired instruments. Similarly, a certificateholder that made this election for a certificate acquired at a premium would be deemed to have made an election to amortize bond premium with respect to all debt instruments having amortizable bond premium that such certificateholder owns or acquires. See "--Taxation of Owners of REMIC Regular
Certificates-- Premium." Each of these elections to accrue interest, discount and premium with respect to a certificate on a constant yield method or as interest is irrevocable.

     Section 1276(b)(3) of the Code authorized the Treasury Department to issue regulations providing for the method for accruing market discount on debt instruments where principal is payable in more than one installment. Until such time as regulations are issued by the Treasury Department, certain rules described in the Committee Report apply. For a more detailed discussion of the treatment of market discount, see "Taxation of Owners of REMIC Regular
Certificates--Market Discount".

                                      104

     Because the mortgage loans will provide for periodic payments of stated
redemption price, such discount may be required to be included in income at a rate that is not significantly lower than the rate at which such discount would be included in income if it were original issue discount. Market discount with respect to mortgage loans generally will be considered to be de minimis if it is less than 0.25% of the stated redemption price of the mortgage loans multiplied by the number of full years to maturity remaining after the date of its purchase. In interpreting a similar rule with respect to original issue discount on obligations payable in installments, the OID regulations refer to the weighted average maturity of obligations, and it is likely that the same rule will be applied with respect to market discount, presumably taking into account the prepayment assumption used, if any. The effect of using a prepayment assumption could be to accelerate the reporting of such discount income. If market discount is treated as de minimis under the foregoing rule, it appears that actual discount would be treated in a manner similar to original issue discount of a de minimis amount. See "--If Stripped Bond Rules
Do Not Apply." Further, under the rules described in "--Taxation of Owners of
REMIC Regular Certificates--Market Discount," any discount that is not original issue discount and exceeds a de minimis amount may require the deferral of interest expense deductions attributable to accrued market discount not yet includible in income, unless an election has been made to report market discount currently as it accrues. This rule applies without regard to the origination dates of the mortgage loans.

     Premium. If a certificateholder is treated as acquiring the underlying mortgage loans at a premium, that is, at a price in excess of their remaining stated redemption price, such certificateholder may elect under section 171 of the Code to amortize using a constant yield method. Amortizable premium is treated as an offset to interest income on the related debt instrument, rather than as a separate interest deduction.

     It is unclear whether a prepayment assumption should be used in computing amortization of premium allowable under section 171 of the Code. If premium is not subject to amortization using a prepayment assumption and a mortgage loan prepays in full, the holder of a grantor trust fractional interest certificate acquired at a premium should recognize a loss, equal to the difference between the portion of the prepaid principal amount of the mortgage loan that is allocable to the certificate and the portion of the adjusted basis of the certificate that is allocable to the mortgage loan. If a prepayment assumption is used to amortize such premium, it appears that such a loss would be unavailable. Instead, if a prepayment assumption is used, a prepayment should be treated as a partial payment of the stated redemption price of the grantor trust fractional interest certificate and accounted for under a method similar to that described for taking account of original issue discount on REMIC
Regular Certificates. See "--Taxation of Owners of REMIC Regular
Certificates--Original Issue Discount." It is unclear whether any other adjustments would be required to reflect differences between the prepayment assumption used, if any, and the actual rate of prepayments.

     Taxation of Owners of Grantor Trust Strip Certificates. The "stripped coupon" rules of section 1286 of the Code will apply to the grantor trust strip certificates. Except as described above in "--If Stripped Bond Rules Apply," no regulations or published rulings under section 1286 of the Code have been issued and some uncertainty exists as to how it will be applied to securities such as the grantor trust strip certificates. Accordingly, holders of grantor trust strip certificates should consult their own tax advisors concerning the method to be used in reporting income or loss with respect to such certificates.

     The OID regulations insofar as they describe the application of the constant yield method, do not apply to instruments to which section 1272(a)(6)
applies, which may include grantor trust strip certificates as well as grantor trust fractional interest certificates, although they provide general guidance as to how the original issue discount sections of the Code will be applied. In addition, the discussion below is subject to the discussion under "--Possible
Application of Contingent Payment Rules" below and assumes that the holder of a grantor trust strip certificate will not own any grantor trust fractional interest certificates.

     Under the stripped coupon rules, it appears that original issue discount will be required to be accrued in each month on the grantor trust strip certificates based on a constant yield method. In effect, each holder of grantor trust strip certificates would include as interest income in each month an amount equal to the product of such holder's adjusted basis in such grantor trust strip certificate at the beginning of such month and the yield of such grantor trust strip certificate to such holder. Such yield would be calculated based on the price paid for that grantor trust strip certificate by its holder and the payments remaining to

                                      105

be made thereon at the time of the purchase, plus an allocable portion of the servicing fees and expenses to be paid with respect to the mortgage loans. See
"--If Stripped Bond Rules Apply" above.

     As noted above, section 1272(a)(6) of the Code requires that a prepayment assumption be used in computing the accrual of original issue discount with respect to certain categories of debt instruments, and that adjustments be made in the amount and rate of accrual of such discount when prepayments do not conform to such prepayment assumption. Regulations could be adopted applying those provisions to the grantor trust strip certificates. It is unclear whether those provisions would be applicable to the grantor trust strip certificates or whether use of a prepayment assumption may be required or permitted in the absence of such regulations. It is also uncertain, if a prepayment assumption is used, whether the assumed prepayment rate would be determined based on conditions at the time of the first sale of the grantor trust strip certificate or, with respect to any subsequent holder, at the time of purchase of the grantor trust strip certificate by that holder.

     The accrual of income on the grantor trust strip certificates will be significantly slower if a prepayment assumption is permitted to be made than if yield is computed assuming no prepayments. In the absence of statutory or administrative guidance, it is intended to base information returns or reports to the IRS and certificateholders on the stripped bond prepayment assumption disclosed in the related prospectus supplement and on a constant yield computed using a representative initial offering price for each class of certificates.
However, neither the depositor nor any other person will make any representation that the mortgage loans will in fact prepay at a rate conforming to the stripped bond prepayment assumption. Prospective purchasers of the grantor trust strip certificates should consult their own tax advisors regarding the use of the stripped bond prepayment assumption.

     It is unclear under what circumstances, if any, the prepayment of a mortgage loan will give rise to a loss to the holder of a grantor trust strip certificate. If a grantor trust strip certificate is treated as a single instrument and the effect of prepayments is taken into account in computing yield with respect to such grantor trust strip certificate, it appears that no loss may be available as a result of any particular prepayment unless prepayments occur at a rate faster than the stripped bond prepayment assumption. However, if a grantor trust strip certificate is treated as an interest in discrete mortgage loans, or if the stripped bond prepayment assumption is not used, then when a mortgage loan is prepaid, the holder of a grantor trust strip certificate should be able to recognize a loss equal to the portion of the adjusted issue price of the grantor trust strip certificate that is allocable to such mortgage loan. In addition, any loss may be treated as a capital loss.

     Possible Application of Contingent Payment Rules. The coupon stripping rules' general treatment of stripped coupons is to regard them as newly issued debt instruments in the hands of each purchaser. To the extent that payments on the grantor trust strip certificates would cease if the mortgage loans were prepaid in full, the grantor trust strip certificates could be considered to be debt instruments providing for contingent payments. Under the OID regulations, debt instruments providing for contingent payments are not subject to the same rules as debt instruments providing for non-contingent payments. Final regulations have been promulgated with respect to contingent payment debt instruments. However, these regulations do not specifically address the grantor trust strip certificates or other securities subject to the stripped bond rules of section 1286 of the Code. Certificateholders should consult their tax advisors concerning the possible application of the contingent payment rules to the grantor trust strip certificates.

     Sales of Grantor Trust Certificates. Any gain or loss, equal to the difference between the amount realized on the sale or exchange of a grantor trust certificate and its adjusted basis, recognized on such sale or exchange of a grantor trust certificate by an investor who holds such grantor trust certificate as a capital asset, will be capital gain or loss, except to the extent of accrued and unrecognized market discount, which will be treated as ordinary income. The adjusted basis of a grantor trust certificate generally will equal its cost, increased by any income reported by the seller and reduced
(but not below zero) by any previously reported losses, any amortized premium and by any distributions with respect to such grantor.

     Gain or loss from the sale of a grantor trust certificate may be partially or wholly ordinary and not capital in certain circumstances. Gain attributable to accrued and unrecognized market discount will be treated as ordinary income, as will gain or loss recognized by banks and other financial institutions subject to section 582(c) of the Code. Furthermore, a portion of any gain that might otherwise be capital gain may

                                      106

be treated as ordinary income to the extent that the grantor trust certificate is held as part of a "conversion transaction" within the meaning of section
1258 of the Code. A conversion transaction generally is one in which the taxpayer has taken two or more positions in the same or similar property that reduce or eliminate market risk and the taxpayer's return is substantially attributable to the time value of money. The amount of gain realized in a conversion transaction that is recharacterized as ordinary income generally will not exceed the amount of interest that would have accrued on the taxpayer's net investment at 120% of the appropriate "applicable Federal rate"
at the time the taxpayer enters into the conversion transaction, subject to appropriate reduction for prior inclusion of interest and other ordinary income items from the transaction. Finally, a taxpayer may elect to have net capital gain taxed at ordinary income rates rather than capital gains rates in order to include such net capital gain in total net investment income for that taxable year, for purposes of the rule that limits the deduction of interest on indebtedness incurred to purchase or carry property held for investment to a taxpayer's net investment income. Investors that recognize a loss on a sale or exchange of the grantor trust certificates for federal income tax purposes in excess of certain threshold amounts should consult their tax advisors as to the need to file IRS Form 8886 (disclosing certain potential tax shelters) on their federal income tax returns.

     Grantor Trust Reporting. As may be provided in the related prospectus supplement, the trustee or servicer, as applicable, will furnish to each holder of a grantor trust certificate, with each distribution, a statement setting forth the amount of such distribution allocable to principal on the underlying mortgage loans and to interest thereon at the related pass-through interest rate. In addition, within a reasonable time after the end of each calendar year, the trustee or servicer will furnish to each certificateholder during such year such customary factual information as the depositor or the reporting party deems necessary or desirable to enable holders of grantor trust certificates to prepare their tax returns and will furnish comparable information to the IRS as and when required by law to do so. Because the rules for accruing discount and amortizing premium with respect to the grantor trust certificates are uncertain in various respects, there is no assurance the IRS will agree with the trustee's or servicer's information reports. Moreover, such information reports, even if otherwise accepted as accurate by the IRS, will in any event be accurate only as to the initial certificateholders that bought their certificates at the representative initial offering price used in preparing such reports.

     Backup Withholding. In general, the rules described in "--Taxation of
Owners of REMIC Residual Certificates--Backup Withholding with Respect to REMIC
Certificates" will also apply to grantor trust certificates.

     Foreign Investor. In general, the discussion with respect to REMIC Regular
Certificates in "--Taxation of Owners of REMIC Residual Certificates--Foreign
Investors in REMIC Certificates" applies to grantor trust certificates except that grantor trust certificates will, unless otherwise disclosed in the related prospectus supplement, be eligible for exemption from United States withholding tax, subject to the conditions described in such discussion, only to the extent the related mortgage loans were originated after July 18, 1984. However, to the extent the grantor trust certificate represents an interest in real property
(e.g., because of foreclosures), it would be treated as representing a United
States real property interest for United States federal income tax purposes.
This could result in withholding consequences to non-U.S. certificateholders and potential U.S. taxation.

     To the extent that interest on a grantor trust certificate would be exempt under sections 871(h)(1) and 881(c) of the Code from United States withholding tax, and the grantor trust certificate is not held in connection with a certificateholder's trade or business in the United States, such grantor trust certificate will not be subject to United States estate taxes in the estate of a non-resident alien individual.

     On June 20, 2002, the IRS published regulations which will, when effective, and if finalized in their proposed form, establish a reporting framework for interests in "widely held fixed investment trusts" that will place the responsibility of reporting on the person in the ownership chain who holds an interest for a beneficial owner. A widely-held fixed investment trust is defined as an entity classified as a "trust" under Treasury Regulation
Section 301.7701-4(c), in which any interest is held by a middleman, which includes, but is not limited to (i) a custodian of a person's account, (ii) a nominee and (iii) a broker holding an interest for a customer in street name.
These regulations were proposed to be effective beginning January 1, 2004, but such date has passed and the regulations have not been finalized. It is unclear when, or if, these regulations will become final.

                                      107

                       STATE AND OTHER TAX CONSEQUENCES

     In addition to the federal income tax consequences described in "Material
Federal Income Tax Consequences," potential investors should consider the state and local tax consequences of the acquisition, ownership and disposition of the offered certificates. State tax law may differ substantially from the corresponding federal tax law, and the discussion above does not purport to describe any aspect of the tax laws of any state or other jurisdiction.
Therefore, prospective investors should consult their own tax advisors with respect to the various tax consequences of investments in the offered certificates.

                                      108

                             ERISA CONSIDERATIONS

GENERAL

     ERISA and the Code impose certain requirements on retirement plans and other employee benefit plans or arrangements, including individual retirement accounts, individual retirement annuities, medical savings accounts, Keogh plans, collective investment funds and separate and general accounts in which such plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA and Section 4975 of the Code (all of which are referred to in this prospectus as "Plans"), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Section 410(d)
of the Code, church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, such plans may be subject to the provisions of other applicable federal, state or local law (which may contain restrictions substantially similar to those in ERISA and the Code).

     ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan's investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons
("Parties-in-Interest") who have certain specified relationships to the Plan, unless a statutory or administrative exemption is available. Certain
Parties-in-Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Section 4975 of the Code, unless a statutory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Section 4975 of the Code.

     Plan Asset Regulations. A Plan's investment in offered certificates may cause the trust assets to be deemed "plan assets" of a Plan. Section 2510.3-101 of the regulations of the United States Department of Labor (the "DOL")
provides that when a Plan acquires an equity interest in an entity, the Plan's assets include both such equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by
"benefit plan investors" (defined to include Plans and certain employee benefit plans not subject to ERISA, including foreign and governmental plans) is not
"significant." For this purpose, in general, equity participation in a trust fund will be "significant" on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors (excluding for this calculation any person, other than a benefit plan investor, who has discretionary authority or control, or provides investment advice (direct or indirect) for a fee with respect to the assets of the trust fund).

     Any person who has discretionary authority or control respecting the management or disposition of plan assets of a Plan, and any person who provides investment advice with respect to such assets for a fee, will generally be a fiduciary of the investing plan. If the trust assets constitute plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan "fiduciary" with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and the Code. In addition, if the trust assets constitute plan assets, the purchase of certificates by a Plan, as well as the operation of the trust fund, may constitute or involve a prohibited transaction under
ERISA and the Code.

PROHIBITED TRANSACTION EXEMPTIONS

     Wachovia Corporation ("Wachovia") has received from the DOL an individual prohibited transaction exemption (the "Exemption"), which generally exempts from the application of the prohibited transaction provisions of sections
406(a) and (b) and 407(a) of ERISA, and the excise taxes imposed on such prohibited transactions pursuant to Section 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of mortgage pools and the purchase, sale and holding of mortgage pass-through certificates underwritten by an underwriter, provided that certain conditions set forth in the Exemption application are satisfied. For purposes of this
Section, "ERISA Considerations,"

                                      109

the term "underwriter" includes (i) Wachovia, (ii) any person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Wachovia, and (iii) any member of the underwriting syndicate or selling group of which Wachovia or a person described in (ii) is a manager or co-manager with respect to a class of certificates. See "Method of
Distribution."

     The Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of offered certificates by a Plan to be eligible for exemptive relief under the
Exemption:

     First, the acquisition of offered certificates by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm's-length transaction with an unrelated party.

     Second, the offered certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by Standard
& Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.
("Standard & Poor's"), Moody's Investors Service, Inc. ("Moody's"), or Fitch,
Inc. ("Fitch").

     Third, the trustee cannot be an affiliate of any other member of the
Restricted Group other than an underwriter. The "Restricted Group" consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, the provider of any credit support and any obligor with respect to mortgage assets (including mortgage loans underlying a CMBS not issued by Fannie Mae, Freddie Mac, Farmer Mac or Ginnie Mae) constituting more than 5% of the aggregate unamortized principal balance of the mortgage assets in the related trust fund as of the date of initial issuance of the certificates.

     Fourth, the sum of all payments made to and retained by the underwriter(s)
in connection with the distribution or placement of certificates must represent not more than reasonable compensation for underwriting or placing the certificates; the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage assets to the related trust fund must represent not more than the fair market value of such obligations; and the sum of all payments made to and retained by the master servicer and any sub-servicer must represent not more than reasonable compensation for such person's services under the related pooling and servicing agreement and reimbursement of such person's reasonable expenses in connection therewith.

     Fifth, the investing Plan must be an accredited investor as defined in
Rule 501(a)(1) of Regulation D of the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     In the event the obligations used to fund the trust fund have not all been transferred to the trust fund on the closing date, additional obligations meeting certain requirements as specified in the Exemption may be transferred to the trust fund in exchange for the amounts credited to the Pre-Funding
Account during a period required by the Exemption, commencing on the closing date and ending no later than the earliest to occur of: (i) the date the amount on deposit in the Pre-Funding Account (as defined in the Exemption) is less than the minimum dollar amount specified in the pooling and servicing agreement; (ii) the date on which an event of default occurs under the pooling and servicing agreement; or (iii) the date which is the later of three months or 90 days after the closing date. In addition, the amount in the Pre-Funding
Account may not exceed 25% of the aggregate principal amount of the offered certificates. Certain other conditions of the Exemption relating to pre-funding accounts must also be met, in order for the exemption to apply. The prospectus supplement will discuss whether pre-funding accounts will be used.

     The Exemption also requires that the trust fund meet the following requirements: (i) the trust fund must consist solely of assets of the type that have been included in other investment pools; (ii) certificates in such other investment pools must have been rated in one of the four highest categories of
Standard & Poor's, Moody's, or Fitch for at least one year prior to the Plan's acquisition of certificates; and (iii) certificates in such other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan's acquisition of certificates.

     The Exemption generally applies to mortgage loans such as the mortgage loans to be included in any trust fund. It is not clear whether the Exemption applies to participant directed plans as described in

                                      110

Section 404(c) of ERISA or plans that are subject to Section 4975 of the Code but that are not subject to Title I of ERISA, such as certain Keogh plans and certain individual retirement accounts. If mortgage loans are secured by leasehold interests, each lease term must be at least 10 years longer than the term of the relevant mortgage loan.

     If the general conditions set forth in the Exemption are satisfied, the
Exemption may provide an exemption from the restrictions imposed by Sections
406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Sections
4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code) in connection with (i) the direct or indirect sale, exchange or transfer of offered certificates acquired by a Plan upon issuance from the depositor or underwriter when the depositor, underwriter, master servicer, special servicer, sub-servicer, trustee, provider of credit support, or obligor with respect to mortgage assets is a "Party in Interest" under ERISA with respect to the investing Plan, (ii) the direct or indirect acquisition or disposition in the secondary market of offered certificates by a Plan and (iii)
the holding of offered certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of
ERISA for the acquisition or holding of a certificate on behalf of an "Excluded
Plan" by any person who has discretionary authority or renders investment advice with respect to the assets of such Excluded Plan. For this purpose, an
Excluded Plan is a Plan sponsored by any member of the Restricted Group.

     If certain specific conditions set forth in the Exemption are also satisfied, the Exemption may provide relief from the restrictions imposed by
Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Sections
4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code to an obligor acting as a fiduciary with respect to the investment of a Plan's assets in the certificates (or such obligor's affiliate) only if, among other requirements (i) such obligor (or its affiliate) is an obligor with respect to
5% percent or less of the fair market value of the assets contained in the trust fund and is otherwise not a member of the Restricted Group, (ii) a Plan's investment in certificates does not exceed 25% of all of the certificates outstanding at the time of the acquisition, (iii) immediately after the acquisition, no more than 25% of the assets of the Plan are invested in certificates representing an interest in trusts (including the trust fund)
containing assets sold or serviced by the depositor or a servicer and (iv) in the case of the acquisition of the certificates in connection with their initial issuance, at least 50% of the certificates are acquired by persons independent of the Restricted Group and at least 50% of the aggregate interest in the trust fund is acquired by persons independent of the Restricted Group.

     The Exemption also applies to transactions in connection with the servicing, management and operation of the trust fund, provided that, in addition to the general requirements described above, (a) such transactions are carried out in accordance with the terms of a binding pooling and servicing agreement, (b) the pooling and servicing agreement is provided to, or described in all material respects in the prospectus or private placement memorandum provided to, investing Plans before their purchase of certificates issued by the trust fund and (c) the terms and conditions for the defeasance of a mortgage obligation and substitution of a new mortgage obligation, as so directed, have been approved by an NRSRO and do not result in any certificates receiving a lower credit rating from the NRSRO than the current rating. The pooling and servicing agreements will each be a "Pooling and Servicing
Agreement" as defined in the Exemption. Each pooling and servicing agreement will provide that all transactions relating to the servicing, management and operations of the trust fund must be carried out in accordance with the pooling and servicing agreement.

     The DOL has issued a Prohibited Transaction Class Exemption 95-60 (the
"Class Exemption"), which provides relief from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of
ERISA and Section 4975 of the Code for transactions in connection with the servicing, management and operation of a trust in which an insurance company general account has an interest as a result of its acquisition of certificates issued by such trust, provided that certain conditions are satisfied. Insurance company general accounts meeting the specified conditions may generally purchase, in reliance on the Class Exemption, classes of certificates that do not meet the requirements of the Exemption solely because they have not received a rating at the time of the acquisition in one of the four highest rating categories from Standard & Poor's, Moody's, or Fitch. In addition to the foregoing Class Exemption, relief may be available to certain insurance company general accounts, which support

                                      111

policies issued by any insurer on or before December 31, 1998 to or for the benefit of employee benefit plans, under regulations published by the DOL under
Section 401(c) of ERISA, that became applicable on July 5, 2001.

     Any Plan fiduciary considering the purchase of certificates should consult with its counsel with respect to the applicability of the Exemption and other issues and determine on its own whether all conditions have been satisfied and whether the certificates are an appropriate investment for a Plan under ERISA and the Code (or, in the case of governmental plans or church plans, under applicable federal, state or local law). The prospectus supplement will specify the representations required by purchasers of certificates, but generally, each purchaser using the assets of one or more Plans to purchase a certificate shall be deemed to represent that each such Plan qualifies as an "accredited investor" as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, and no Plan will be permitted to purchase or hold such certificates unless such certificates are rated in one of the top four rating categories by at least one rating agency at the time of such purchase, unless such Plan is an insurance company general account that represents and warrants that it is eligible for, and meets all of the requirements of, Sections I and III of
Prohibited Transaction Class Exemption 95-60. Each purchaser of classes of certificates that are not rated at the time of purchase in one of the top four rating categories by at least one rating agency shall be deemed to represent that it is eligible for, and meets all of the requirements of, Sections I and
III of Prohibited Transaction Class Exemption 95-60. The prospectus supplement with respect to a series of certificates may contain additional information regarding the application of the Exemption or any other exemption, with respect to the certificates offered thereby.

                               LEGAL INVESTMENT

     If so specified in the related prospectus supplement, certain classes of the offered certificates will constitute "mortgage related securities" for purposes of SMMEA. Generally, the only classes of offered certificates which will qualify as "mortgage related securities" will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization and (2) are part of a series evidencing interests in a trust fund consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate. The appropriate characterization of those offered certificates not qualifying as "mortgage related securities" for purposes of SMMEA ("Non-SMMEA
Certificates") under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase such offered certificates, may be subject to significant interpretive uncertainties.
Accordingly, investors whose investment activities are subject to investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the Non-SMMEA Certificates constitute legal investments for them.

     Those classes of offered certificates qualifying as "mortgage related securities" will constitute legal investments for persons, trusts, corporations, partnerships, associations, business trusts and business entities
(including depository institutions, insurance companies, trustees and pension funds) created pursuant to or existing under the laws of the United States or of any state, including the District of Columbia and Puerto Rico, whose authorized investments are subject to state regulation, to the same extent that, under applicable law, obligations issued by or guaranteed as to principal and interest by the United States or any of its agencies or instrumentalities constitute legal investments for such entities.

     Under SMMEA, a number of states enacted legislation, on or before the
October 3, 1991 cutoff for such enactments, limiting to various extents the ability of certain entities (in particular, insurance companies) to invest in
"mortgage related securities" secured by liens on residential, or mixed residential and commercial properties, in most cases by requiring the affected investors to rely solely upon existing state law, and not SMMEA. Pursuant to
Section 347 of the Riegle Community Development and Regulatory Improvement Act
of 1994, which amended the definition of "mortgage related security" to include, in relevant part, offered certificates satisfying the rating and qualified originator requirements for "mortgage related securities," but evidencing interests in a trust fund consisting, in whole or in part, of first liens on one or more parcels of real estate upon which are located one or more commercial structures, states were authorized to enact legislation, on or before September 23, 2001, specifically referring to Section 347 and prohibiting or restricting the purchase, holding or investment by state-regulated entities

                                      112

in such types of offered certificates. Accordingly, the investors affected by any state legislation overriding the preemptive effect of SMMEA will be authorized to invest in offered certificates qualifying as "mortgage related securities" only to the extent provided in that legislation.

     SMMEA also amended the legal investment authority of federally-chartered depository institutions as follows: federal savings and loan associations and federal savings banks may invest in, sell or otherwise deal in "mortgage related securities" without limitation as to the percentage of their assets represented thereby, federal credit unions may invest in those securities, and national banks may purchase those securities for their own account without regard to the limitations generally applicable to investment securities set forth in 12 U.S.C.  Section  24 (Seventh), subject in each case to those regulations as the applicable federal regulatory authority may prescribe. In this connection, the Office of the Comptroller of the Currency (the "OCC") has
amended 12 C.F.R. Part 1 to authorize national banks to purchase and sell for their own account, without limitation as to a percentage of the bank's capital and surplus (but subject to compliance with certain general standards in 12
C.F.R.  Section  1.5 concerning "safety and soundness" and retention of credit information), certain "Type IV securities," defined in 12 C.F.R.  Section
1.2(m) to include certain "commercial mortgage-related securities" and
"residential mortgage-related securities." As so defined, "commercial mortgage-related security" and "residential mortgage-related security" mean, in relevant part, "mortgage related security" within the meaning of SMMEA, provided that, in the case of a "commercial mortgage-related security," it
"represents ownership of a promissory note or certificate of interest or participation that is directly secured by a first lien on one or more parcels of real estate upon which one or more commercial structures are located and that is fully secured by interests in a pool of loans to numerous obligors." In the absence of any rule or administrative interpretation by the OCC defining the term "numerous obligors," no representation is made as to whether any of the offered certificates will qualify as "commercial mortgage-related securities," and thus as "Type IV securities," for investment by national banks. The National Credit Union Administration (the "NCUA") has adopted rules, codified at 12 C.F.R. Part 703, which permit federal credit unions to invest in
"mortgage related securities," other than stripped mortgage related securities
(unless the credit union complies with the requirements of 12 C.F.R.  Section
703.16 (e) for investing in those securities), residual interests in mortgage related securities, and commercial mortgage related securities, subject to compliance with general rules governing investment policies and practices;
however, credit unions approved for the NCUA's "investment pilot program" under
12 C.F.R.  Section  703.19 may be able to invest in those prohibited forms of securities, while "RegFlex credit unions" may invest in commercial mortgage related securities under certain conditions pursuant to 12 C.F.R.  Section
742.4(b)(2). The Office of Thrift Supervision (the "OTS") has issued Thrift
Bulletin 13a (December 1, 1998), "Management of Interest Rate Risk, Investment
Securities, and Derivatives Activities" and Thrift Bulletin 73a (December 18,
2001) "Investing in Complex Securities," which thrift institutions subject to the jurisdiction of the OTS should consider before investing in any of the offered certificates.

     All depository institutions considering an investment in the offered certificates should review the "Supervisory Policy Statement on Investment
Securities and End-User Derivatives Activities" (the "1998 Policy Statement")
of the Federal Financial Institutions Examination Council, which has been adopted by the Board of Governors of the Federal Reserve System, the Federal
Deposit Insurance Corporation, the OCC and the OTS, effective May 26, 1998, and by the NCUA effective October 1, 1998. The 1998 Policy Statement sets forth general guidelines which depository institutions must follow in managing risks
(including market, credit, liquidity, operational (transaction), and legal risks) applicable to all securities (including mortgage pass-through securities and mortgage-derivative products) used for investment purposes.

     Investors whose investment activities are subject to regulation by federal and state authorities should review rules, policies and guidelines adopted from time to time by those authorities before purchasing any offered certificates, as certain classes may be deemed unsuitable investments, or may otherwise be restricted, under those rules, policies or guidelines (in certain instances irrespective of SMMEA).

     The foregoing does not take into consideration the applicability of statutes, rules, regulations, orders, guidelines or agreements generally governing investments made by a particular investor, including, but not limited to, "prudent investor" provisions, percentage-of-assets limits, provisions which may restrict or prohibit investment in securities which are not
"interest-bearing" or "income-paying," and, with regard

                                      113

to any offered certificates issued in book-entry form, provisions which may restrict or prohibit investments in securities which are issued in book-entry form.

     Except as to the status of certain classes of offered certificates as
"mortgage related securities," no representations are made as to the proper characterization of the offered certificates for legal investment purposes, financial institution regulatory purposes, or other purposes, or as to the ability of particular investors to purchase offered certificates under applicable legal investment restrictions. The uncertainties described above
(and any unfavorable future determinations concerning legal investment or financial institution regulatory characteristics of the offered certificates)
may adversely affect the liquidity of the offered certificates.

     Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the offered certificates constitute legal investments or are subject to investment, capital or other restrictions and, if applicable, whether SMMEA has been overridden in any jurisdiction relevant to such investor.

                            METHOD OF DISTRIBUTION

     The offered certificates offered by the prospectus and the related prospectus supplements will be offered in series. The distribution of the offered certificates may be effected from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale or at the time of commitment therefor. The prospectus supplement for the offered certificates of each series will, as to each class of such certificates, set forth the method of the offering, either the initial public offering price or the method by which the price at which the certificates of such class will be sold to the public can be determined, any class or classes of offered certificates, or portions thereof, that will be sold to affiliates of the depositor, the amount of any underwriting discounts, concessions and commissions to underwriters, any discounts or commissions to be allowed to dealers and the proceeds of the offering to the depositor. If so specified in the prospectus supplement, the offered certificates of a series will be distributed in a firm commitment underwriting, subject to the terms and conditions of the underwriting agreement, by Wachovia Capital Markets, LLC, acting as underwriter with other underwriters, if any, named in the prospectus supplement. Alternatively, the prospectus supplement may specify that offered certificates will be distributed by Wachovia Capital Markets, LLC acting as agent. If Wachovia Capital Markets,
LLC acts as agent in the sale of offered certificates, Wachovia Capital
Markets, LLC will receive a selling commission with respect to such offered certificates, depending on market conditions, expressed as a percentage of the aggregate certificate balance or notional amount of such offered certificates as of the date of issuance. The exact percentage for each series of certificates will be disclosed in the prospectus supplement. To the extent that
Wachovia Capital Markets, LLC elects to purchase offered certificates as principal, Wachovia Capital Markets, LLC may realize losses or profits based upon the difference between its purchase price and the sales price. The prospectus supplement with respect to any series offered other than through underwriters will contain information regarding the nature of such offering and any agreements to be entered into between the depositor or any affiliate of the depositor and purchasers of offered certificates of such series.

     This prospectus and prospectus supplements also may be used by the depositor, Wachovia Capital Markets, LLC, an affiliate of the depositor, and any other affiliate of the depositor when required under the federal securities laws in connection with offers and sales of offered certificates in furtherance of market-making activities in offered certificates. Wachovia Capital Markets,
LLC or any such other affiliate may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     If so specified in a prospectus supplement, all or a portion of one or more classes of the offered certificates identified in the prospectus supplement may be retained or sold by the depositor either directly or indirectly through an underwriter, including Wachovia Capital Markets, LLC to one or more affiliates of the depositor. This prospectus and prospectus supplements may be used by any such affiliate to resell offered certificates publicly or privately to affiliated or unaffiliated parties either directly or indirectly through an underwriter, including Wachovia Capital Markets, LLC.

                                      114

     The depositor will agree to indemnify Wachovia Capital Markets, LLC and any underwriters and their respective controlling persons against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or will contribute to payments that any such person may be required to make in respect thereof.

     In the ordinary course of business, Wachovia Capital Markets, LLC and the depositor may engage in various securities and financing transactions, including repurchase agreements to provide interim financing of the depositor's mortgage loans pending the sale of such mortgage loans or interests therein, including the certificates.

     The depositor anticipates that the offered certificates will be sold primarily to institutional investors which may include affiliates of the depositor. Purchasers of offered certificates, including dealers, may, depending on the facts and circumstances of such purchases, be deemed to be
"underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with reoffers and sales by them of offered certificates.
Certificateholders should consult with their legal advisors in this regard prior to any such reoffer or sale.

     As to each series of certificates, only those classes rated in an investment grade rating category by any rating agency will be offered hereby.
Any class of certificates not offered by this prospectus may be initially retained by the depositor, and may be sold by the depositor at any time to one or more institutional investors.

     Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for the depositor, its affiliates, and the trustee in the ordinary course of business.

                                 LEGAL MATTERS

     Unless otherwise specified in the prospectus supplement, certain legal matters in connection with the certificates of each series, including certain federal income tax consequences, will be passed upon for the depositor by
Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina.

                             FINANCIAL INFORMATION

     A new trust fund will be formed with respect to each series of certificates, and no trust fund will engage in any business activities or have any assets or obligations prior to the issuance of the related series of certificates. Accordingly, no financial statements with respect to any trust fund will be included in this prospectus or in the prospectus supplement.

                                    RATINGS

     It is a condition to the issuance of any class of offered certificates that they shall have been rated not lower than investment grade, that is, in one of the four highest rating categories, by at least one rating agency.

     Ratings on commercial mortgage pass-through certificates address the likelihood of receipt by the holders thereof of all collections on the underlying mortgage assets to which such holders are entitled. These ratings address the structural, legal and issuer-related aspects associated with such certificates, the nature of the underlying mortgage assets and the credit quality of the guarantor, if any. Ratings on commercial mortgage pass-through certificates do not represent any assessment of the likelihood of principal prepayments by borrowers or of the degree by which such prepayments might differ from those originally anticipated. As a result, certificateholders might suffer a lower than anticipated yield, and, in addition, holders of Stripped
Interest Certificates in extreme cases might fail to recoup their initial investments.

     There can be no assurance that any rating agency not requested to rate the offered certificates will not nonetheless issue a rating to any or all classes thereof and, if so, what such rating or ratings would be. A rating assigned to any class of offered certificates by a rating agency that has not been requested by the depositor to do so may be lower than the rating assigned to a class of offered certificates by one or more of the rating agencies that has been requested by the depositor to rate the offered certificates.

                                      115

     A security rating is not a recommendation to buy, sell or hold securities and may be subject to qualification, revision or withdrawal at any time by the assigning rating organization. Each security rating should be evaluated independently of another security rating.

                        INDEX OF PRINCIPAL DEFINITIONS

     "Accrual Certificates" means certificates which provide for distributions of accrued interest thereon commencing only following the occurrence of certain events, such as the retirement of one or more other classes of certificates of such series.

     "Accrued Certificate Interest" means, with respect to each class of certificates and each distribution date, other than certain classes of Stripped
Interest Certificates and REMIC Residual certificates, the amount equal to the interest accrued for a specified period (generally the period between distribution dates) on the outstanding certificate balance of those certificates immediately prior to such distribution date, at the applicable pass-through rate, as described under "Distributions of Interest on the
Certificates" in this prospectus.

     "Available Distribution Amount" means, for any series of certificates and any distribution date, the total of all payments or other collections (or advances in lieu thereof) on, under or in respect of the mortgage assets and any other assets included in the related trust fund that are available for distribution to the certificateholders of that series on that date. The particular components of the Available Distribution Amount for any series on each distribution date will be more specifically described in the prospectus supplement.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Constant Prepayment Rate" or "CPR" means a rate that represents an assumed constant rate of prepayment each month (which is expressed on a per annum basis) relative to the outstanding principal balance of a pool of mortgage loans for the life of such mortgage loans.

     "Cut-Off Date" means the date on which the ownership of the mortgage loans of a related series of certificates and rights to payment thereon are deemed transferred to the trust fund, as specified in the related prospectus supplement.

     "Debt Service Coverage Ratio" means, with respect to a mortgage loan at any given time and as more fully set forth in the prospectus supplement, the ratio of (i) the Net Operating Income of the mortgaged property for a twelve-month period to (ii) the annualized scheduled payments on the mortgage loan and on any other loan that is secured by a lien on the mortgaged property prior to the lien of the mortgage.

     "DTC" means The Depository Trust Company.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

     "Farmer Mac" or "FAMC" means the Federal Agricultural Mortgage
Corporation.

     "Loan-to-Value Ratio" means, as more fully set forth in the prospectus supplement, the ratio (expressed as a percentage) of (i) the then outstanding principal balance of the mortgage loan and the outstanding principal balance of any loan secured by a lien on the mortgaged property prior to the lien of the mortgage, to (ii) the value of the mortgaged property, which is generally its fair market value determined in an appraisal obtained by the originator at the origination of such loan.

     "Net Operating Income" means, as more fully set forth in the prospectus supplement and for any given period, the total operating revenues derived from a mortgaged property, minus the total operating expenses incurred in respect of the mortgaged property other than (i) non-cash items such as depreciation and amortization, (ii) capital expenditures and (iii) debt service on loans
(including the mortgage loan) secured by liens on the mortgaged property.

     "REMIC" means a "real estate mortgage investment conduit" under the Code.

     "REMIC Certificate" means a certificate issued by a trust fund relating to a series of certificate where an election is made to treat the trust fund as a
REMIC.

     "REO Property" means any mortgaged property acquired on behalf of the trust fund in respect of a defaulted mortgage loan through foreclosure, deed in lieu of foreclosure or otherwise.

                                      116

     "SMMEA" means the Secondary Mortgage Market Enhancement Act of 1984, as
amended.

     "Standard Prepayment Assumption" or "SPA" means a rate that represents an assumed variable rate of prepayment each month (which is expressed on a per annum basis) relative to the then outstanding principal balance of a pool of loans, with different prepayment assumptions often expressed as percentages of
SPA.

     "Stripped Interest Certificates" means certificates which are entitled to interest distributions with disproportionately small, nominal or no principal distributions.

     "Stripped Principal Certificates" means certificates which are entitled to principal distributions with disproportionately small, nominal or no interest distributions.

                                      117

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     The file "WBCMT 2004-C15 Prospectus Annexes A1-5.xls", which is a Microsoft
Excel*, Version 5.0 spreadsheet, that provides in electronic format certain information shown in Annexes A-1, A-1A, A-1B, A-2, A-3, A-4 and A-5. In addition, the spreadsheet provides certain Mortgage Loan and Mortgaged Property information contained in Annex A-1 and information detailing the changes in the amount of monthly payments with regard to certain Mortgage Loans. As described under "DESCRIPTION OF THE CERTIFICATES--Reports to Certificateholders; Available
Information" in this prospectus supplement, each month the Trustee will make available through its internet website an electronic file in CMSA format updating and supplementing the information contained in the "WBCMT 2004-C15
Prospectus Annexes A1-5.xls" file.

     To open the file, insert the diskette into your floppy drive. Copy the file
"WBCMT 2004-C15 Prospectus Annexes A1-5.xls" to your hard drive or network drive. Copy the file "WBCMT 2004-C15 Prospectus Annexes A1-5.xls" as you would normally open any spreadsheet in Microsoft Excel. After the file is opened, a securities law legend will be displayed. READ THE LEGEND CAREFULLY. To view the data, see the worksheets labeled "Disclaimer" and "A-1 Loan and Property
Schedule" or "A-1A Loan and Property Schedule" or "A-1B Loan and Property
Schedule" or "A-2 Multifamily Data" or "A-3 Reserve Accounts" or "A-4 Commercial
Tenant Schedule" or "A-5 Cross-Collateralized Pool", respectively.

     * Microsoft Excel is a registered trademark of Microsoft Corporation.

================================================================================

     UNTIL FEBRUARY 8, 2005, ALL DEALERS THAT EFFECT TRANSACTIONS IN THE OFFERED
CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO
DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS. THIS IS IN ADDITION TO THE
DEALERS' OBLIGATION TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN
ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.

                 --------------------------------------------

                                                                            PAGE
                                                                           -----
                              PROSPECTUS SUPPLEMENT

ANNEX A-1A ............................................................     A-1A
ANNEX A-1B ............................................................     A-1B

                                   PROSPECTUS

================================================================================

================================================================================

                                  $898,947,000
                                  (APPROXIMATE)

                               WACHOVIA COMMERCIAL
                            MORTGAGE SECURITIES, INC.
                                   (DEPOSITOR)

                            WACHOVIA BANK COMMERCIAL
                                 MORTGAGE TRUST

                               COMMERCIAL MORTGAGE
                                  PASS-THROUGH
                          CERTIFICATES SERIES 2004-C15

                             -----------------------

                              PROSPECTUS SUPPLEMENT

                             -----------------------

                               WACHOVIA SECURITIES

                              GOLDMAN, SACHS & CO.

                              RBS GREENWICH CAPITAL

                                OCTOBER 29, 2004

================================================================================